Form 10-K405, Exhibit 13
period 1997-12-31
CNB CORP /MI/
filed 1998-03-31
CIK 779125

                                                                     EXHIBIT 13
                     CNB CORPORATION  1997 ANNUAL REPORT
--------------------------------------------------------------------------------



                              Table of Contents



A Note of Appreciation...........................................   1

President's Message..............................................   2

1997 Community Support...........................................   3

Financial Highlights.............................................   4

Progress Report..................................................   5

Consolidated Balance Sheets......................................   7

Consolidated Statements of Income................................   8

Consolidated Statements of Shareholders' Equity..................   9

Consolidated Statements of Cash Flows............................  10

Notes to Consolidated Financial Statements.......................  11

Independent Auditor's Report.....................................  23

Management's Discussion And Analysis.............................  24

Mission Statement................................................  32

CNB Corporation Directors........................................  34

CNB Officers and Community Advisors..............................  35

CNB Staff........................................................  36

                      CNB CORPORATION 1997 ANNUAL REPORT


                              PRESIDENT'S  MESSAGE



I am pleased to report that 1997 was a successful year for CNB Corporation.

Net income for CNB Corporation for the year ended December 31, 1997, was $2,880,000 or $2.81 per share, compared to $2,601,000, or $2.53 per share, earned during the same period last year. Cash dividends declared during 1997 totaled $1.79 per share, including a special dividend of $.48 per share, compared with $1.70 in dividends during 1996.

Earnings for the year increased 10.70%, due to an increase in interest income earned on loans and investments as well as other non-interest income. The corporation's return on average assets (ROA) for 1997 was 1.58% versus 1.51% the prior year. The return on average equity (ROE) was 16.10% versus 15.33% for 1996.

Deposits as of December 31, 1997, were $170.3 million, compared with $153.9 million the same time last year, an increase of 10.7%. Loans as of December 31, 1997, were $103.4 million, compared with $96.9 million for the same time last year, an increase of 6.7%. Assets of the Corporation at year end, were $190.8 million versus $173.1 million last year, an increase of 10.2%.

During the year, CNB introduced "TeleBanc". With the new service, customers are able to check account balances, transfer funds, and make loan payments from anywhere there is a phone, 24 hours a day.

In December, we were saddened by the death of Francis E. Lindsay, former Chairman of the Board of CNB Corporation and Citizens National Bank. Francis served on our board for more than 30 years and provided legal advice to the Bank as general counsel for more than 40 years.

In February of this year, we were saddened by the death of Richard D. Burrus, assistant vice president and branch manager of our Indian River Office. Dick was scheduled to retire from the Bank at the end of March. Dick joined CNB in 1982 and was assigned to our Indian River Office since that time.

John P. Ward, senior vice president and secretary-treasurer of the Corporation, has announced that he will retire at the end of June. John joined Citizens National Bank in 1973 and became a director of Citizens National Bank in 1994 and was elected a director of CNB Corporation in 1995. Since 1973, John has made many contributions to our organization for which we are most appreciative. We wish him a happy and healthy retirement. We are pleased that John will continue to serve on the board of the Corporation and the Bank after his retirement.

Irene M. English has been promoted to vice president of the Bank. Irene has been controller of CNB since 1997. She has been employed with Citizens National Bank since 1985.

You are undoubtedly aware of the "millennium bug" or the year 2000 computer problems which pose a threat to businesses everywhere. The problems, which will evidence themselves in the year 2000, derive from a two digit limitation in source programming for calendar years. CNB has assembled an internal technology committee to thoroughly identify and correct any potential problems in this area well ahead of the year 2000.

The remodeling of the Onaway office has begun. The renovation will include a new teller line and upgraded drive-in service. The new facility will allow us to provide more convenient and efficient service to our customers.

We anticipate another good tourist season this year. The national economy remains strong and the economy in the State of Michigan is generally good.

The progress made by your bank during the past year would not have been possible if it were not for our dedicated staff and committed board of directors and community advisors. The support of our stockholders and many other friends has also been greatly appreciated.

I look forward to seeing you at our annual meeting.

Sincerely,



/s/ Robert E. Churchill
Robert E. Churchill
President

                      CNB CORPORATION 1997 ANNUAL REPORT


                             FINANCIAL HIGHLIGHTS




                                             1997              1996             1995             1994           1993
                                             ----              ----             ----             ----           ----
                                                               (In thousands, except per share data)
OPERATING STATISTICS
    Interest income                      $  13,728         $   12,958        $  12,069        $  10,274    $   9,809
    Interest expense                         6,087              5,699            5,108            3,958        3,648
    Net interest income                      7,641              7,259            6,961            6,316        6,161
    Income before income taxes               4,151              3,723            3,424            2,635        2,443
    Net income                               2,880              2,601            2,365            1,827        1,737
    Basic earnings per share                  2.81               2.53             2.31             1.78         1.69
    Diluted earnings per share                2.80               2.53             2.31             1.78         1.69
    Return on average assets
     (ROA)                                    1.58%              1.51%            1.48%            1.20%        1.20%
    Return on average
     shareholders' equity (ROE)              16.10%             15.33%           14.75%           12.04%       11.92%

BALANCE SHEET STATISTICS
    Securities                              61,645             61,070           58,831           55,549       51,356
    Loans                                  103,367             96,901           88,346           83,946       85,922
    Deposits                               170,326            153,868          148,149          136,000      133,366
    Total assets                           190,822            173,085          166,560          152,962      149,655

CAPITAL STATISTICS
    Shareholders' equity                    18,145             17,053           16,251           15,302       14,754
    Book value per share (1)                 17.69              16.63            15.84            14.91        13.70
    Cash dividend per share (1)               1.79               1.70             1.54             1.13          .93
    Dividend payout ratio                    63.92%             67.09%           66.89%           63.65%       53.97%
    Average equity to average
     total assets                             9.82%              9.88%           10.04%            9.98%       10.13%

CREDIT STATISTICS
    Net charge-offs to gross loans             .02%               .05%             .05%             .06%        (.04)%
    Nonperforming assets
     to gross loans                            .10%               .14%             .09%             .35%         .58%
    Allowance for loan losses
     to gross loans                           1.40%              1.41%            1.48%            1.49%        1.47%
    Allowance for loan losses
     to nonperforming assets                 14.57X             10.39X           16.33X            4.29X        2.52X


(1) Restated for stock dividends, including the five percent stock dividend to be paid February 20, 1998.

PRICE RANGE FOR COMMON STOCK

The following table shows the high and low selling prices of known transactions in common stock of the Company for each quarter of 1997 and 1996. The Company had 640 shareholders as of December 31, 1997. The prices and dividends per share have been restated to reflect the 1996 stock split, 1997 5% stock dividend and the subsequent 5% stock dividend declared in 1998.


                         1 9 9 7                     1 9 9 6
                         -------                     -------
                                    Cash                        Cash
                  Market Price    Dividends   Market Price    Dividends
        Quarter   High     Low    Declared    High     Low    Declared
        -------  ------  -------  ---------  ------  -------  ---------

        1st      $32.65   $29.02    $0.32   $25.85   $24.04     $0.29
        2nd       35.24    35.24     0.33    27.21    25.85      0.32
        3rd       35.24    34.76     0.33    29.02    29.02      0.32
        4th       40.95    35.24     0.81    29.02    29.02      0.77

                      CNB CORPORATION 1997 ANNUAL REPORT


                         CONSOLIDATED BALANCE SHEETS
                          December 31, 1997 and 1996




                                                          1997        1996
                                                          ----        ----
                                                          (In thousands)
     ASSETS
     Cash and due from banks                              $6,004    $6,054
     Federal funds sold                                   13,300     4,050
                                                        --------  --------
        Total cash and cash equivalents                   19,304    10,104
     Interest-earning deposits                             1,000         -
     Securities available for sale                        19,162     7,985
     Securities held to maturity (market value of
      $42,718 in 1997 and $53,416 in 1996)                42,483    53,085
     Other securities                                        716       180
     Loans, net                                          101,797    95,380
     Premises and equipment, net                           2,686     2,679
     Other assets                                          3,674     3,672
                                                        --------  --------

        Total assets                                    $190,822  $173,085
                                                        ========  ========

     LIABILITIES
     Deposits
        Non-interest bearing                             $23,769   $22,419
        Interest-bearing                                 146,557   131,449
                                                        --------  --------
            Total deposits                               170,326   153,868
     Other liabilities                                     2,351     2,164
                                                        --------  --------
        Total liabilities                                172,677   156,032
                                                        --------  --------

     SHAREHOLDERS' EQUITY
     Common stock - $2.50 par value; 2,000,000 shares
      authorized; 977,289 and 930,772 shares issued
      and outstanding in 1997 and 1996                     2,443     2,327
     Additional paid-in capital                            6,583     4,979
     Retained earnings                                     9,066     9,749
     Unrealized gains (losses) on securities available
      for sale, net of tax                                    53        (2)
                                                        --------  --------
        Total shareholders' equity                        18,145    17,053
                                                        --------  --------

            Total liabilities and shareholders' equity  $190,822  $173,085
                                                        ========  ========

See accompanying notes to consolidated financial statements.

                      CNB CORPORATION 1997 ANNUAL REPORT


                      CONSOLIDATED STATEMENTS OF INCOME
                 Years ended December 31, 1997, 1996 and 1995



                                           1997           1996           1995
                                           ----           ----           ----
                                           (In thousands, except per share data)
INTEREST INCOME
  Loans, including fees                    $ 9,608        $ 8,934        $ 8,456
  Securities
     Taxable                                 3,194          3,349          2,864
     Tax-exempt                                391            402            264
  Federal funds sold                           535            273            485
                                           -------        -------        -------
     Total interest income                  13,728         12,958         12,069

INTEREST EXPENSE ON DEPOSITS                 6,087          5,699          5,108
                                           -------        -------        -------

NET INTEREST INCOME                          7,641          7,259          6,961

Provision for loan losses                      100            100            100
                                           -------        -------         ------

NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES                              7,541          7,159          6,861
                                           -------        -------         ------

NON-INTEREST INCOME
  Service charges and fees                     816            711            703
  Loan sales and servicing fees                217            140            182
  Other income                                 268            187            151
                                           -------        -------        -------
     Total non-interest income               1,301          1,038          1,036
                                           -------        -------        -------

NON-INTEREST EXPENSES
  Salaries and employee benefits             2,715          2,573          2,517
  Occupancy                                    620            589            552
  FDIC insurance premiums                       19              2            157
  Supplies                                     186            161            154
  Other expenses                             1,151          1,149          1,093
                                           -------        -------        -------
     Total non-interest expenses             4,691          4,474          4,473
                                           -------        -------        -------

INCOME BEFORE INCOME TAXES                   4,151          3,723          3,424

Income tax expense                           1,271          1,122          1,059
                                           -------        -------        -------

NET INCOME                                 $ 2,880        $ 2,601        $ 2,365
                                           =======        =======        =======

Basic earnings per share                   $  2.81        $  2.53        $  2.31
Diluted earnings per share                 $  2.80        $  2.53        $  2.31

                      CNB CORPORATION 1997 ANNUAL REPORT




          CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                 Years ended December 31, 1997, 1996 and 1995





                                                                                                    UNREALIZED
                                                                                                  GAINS (LOSSES)
                                                                                                   ON SECURITIES
                                                                                                    AVAILABLE
                                                                  ADDITIONAL                        FOR SALE,
                                                        COMMON      PAID-IN        RETAINED            NET            TOTAL
                                                        STOCK       CAPITAL        EARNINGS           OF TAX         EQUITY
                                                        ------   -------------   -------------    --------------     -------
(In thousands, except per share data)

BALANCE - JANUARY 1, 1995                               $2,327         $4,979         $8,111         $  (115)    $15,302

Net income                                                                             2,365                       2,365
Cash dividends - $1.54 per share                                                      (1,583)                     (1,583)
Net change in unrealized gains (losses)
    on securities available for sale                                                                     167         167
                                                       -------        -------        -------         -------    --------

BALANCE - DECEMBER 31, 1995                              2,327          4,979          8,893              52      16,251

Net income                                                                             2,601                       2,601
Cash dividends - $1.70 per share                                                      (1,745)                     (1,745)
Net change in unrealized gains (losses)
    on securities available for sale                                                                     (54)        (54)
                                                       -------        -------        -------         -------    --------

BALANCE - DECEMBER 31, 1996                              2,327          4,979          9,749              (2)     17,053

Net income                                                                             2,880                       2,880
Cash dividends - $1.79 per share                                                      (1,841)                     (1,841)
5% stock dividend                                          116          1,599         (1,722)                         (7)
Shares issued under stock option plan                                       5                                          5
Net change in unrealized gains (losses)
    on securities available for sale                                                                      55          55
                                                       -------        -------        -------         -------    --------

BALANCE - DECEMBER 31, 1997                            $ 2,443        $ 6,583        $ 9,066         $    53    $ 18,145
                                                       =======        =======        =======         =======    ========

                    CNB CORPORATION     1997 ANNUAL REPORT



                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                 Years ended December 31, 1997, 1996 and 1995


                                                            1997            1996          1995
                                                            ----            ----          ----
                                                                       (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                            $  2,880       $  2,601       $  2,365
    Adjustments to reconcile net income to net cash
     from operating activities
        Depreciation                                           275            267            230
        Accretion and amortization of investment
         securities, net                                       121            312            722
        Provision for loan losses                              100            100            100
        Loans originated for sale                           (7,741)        (3,710)        (5,361)
        Proceeds from sales of loans originated for sale     7,745          3,727          5,396
        Gain on sales of loans                                  (4)           (17)           (35)
        (Increase) decrease in other assets                    (30)            15           (121)
        Increase (decrease) in other liabilities               146            (26)           200
                                                          --------       --------       --------
            Total adjustments                                  612            668          1,131
                                                          --------       --------       --------
                Net cash from operating activities           3,492          3,269          3,496
                                                          --------       --------       --------

CASH FLOWS FROM INVESTING ACTIVITIES
    Net increase in interest-earning deposits               (1,000)             -              -
    Proceeds from maturities of securities
     available for sale                                      3,000          5,780              -
    Purchase of securities available for sale              (14,105)        (2,029)        (1,978)
    Proceeds from maturities of securities held
     to maturity                                            25,144         31,853         27,054
    Purchase of securities held to maturity                (14,651)       (38,417)       (28,829)
    Purchase of other securities                              (536)             -              -
    Net increase in portfolio loans                         (6,517)        (8,638)        (4,483)
    Premises and equipment expenditures                       (282)        (1,001)          (135)
                                                          --------       --------       --------
        Net cash from investing activities                  (8,947)       (12,452)        (8,371)

CASH FLOWS FROM FINANCING ACTIVITIES
    Net increase in deposits                                16,458          5,719         12,149
    Dividends paid                                          (1,808)        (1,722)        (1,282)
    Proceeds from exercise of stock options                      5              -              -
                                                          --------       --------       --------
        Net cash from financing activities                  14,655          3,997         10,867

Net change in cash and cash equivalents                      9,200         (5,186)         5,992

Cash and cash equivalents at beginning of year              10,104         15,290          9,298
                                                          --------       --------       --------

Cash and cash equivalents at end of year                  $ 19,304       $ 10,104       $ 15,290
                                                          ========       ========       ========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
    Cash paid during the period for
        Interest                                          $  6,046       $  5,693       $  5,028
        Income taxes                                         1,123          1,056          1,050

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING ACTIVITIES
    Transfer from securities held to maturity
     to securities available for sale                     $      -       $      -       $  4,941

                      CNB CORPORATION 1997 ANNUAL REPORT




                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include CNB Corporation (the Company) and its wholly-owned subsidiary, Citizens National Bank (the Bank). All significant intercompany accounts and transactions are eliminated in consolidation.

NATURE OF OPERATIONS AND CONCENTRATIONS OF CREDIT RISK: The Company is a one-bank holding company which conducts no direct business activities. All business activities are performed by the Bank.

The Bank provides a full range of banking services to individuals, agricultural businesses, commercial businesses and light industries located in its service area. It maintains a diversified loan portfolio, including loans to individuals for home mortgages, automobiles and personal expenditures, and loans to business enterprises for current operations and expansion. The Bank offers a variety of deposit accounts, including checking, savings, money market, individual retirement accounts and certificates of deposit.

The principal markets for the Bank's financial services are the Michigan communities in which the Bank is located and the area immediately surrounding these communities. The Bank serves these markets through eight offices located in Cheboygan, Presque Isle, and Emmet Counties in Northern Lower Michigan.

USE OF ESTIMATES: To prepare financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses, fair values of financial instruments, and status of contingencies are particularly subject to change in the near term.

CASH FLOW REPORTING: Cash and cash equivalents include cash and due from banks and federal funds sold. Net cash flows are reported for customer loan and deposit transactions and interest-earning time deposits with other financial institutions.

SECURITIES: Securities classified as held to maturity are carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in shareholders' equity, net of tax. Trading securities are carried at fair value, with changes in unrealized holding gains and losses included in income. Realized gains and losses are based on specific identification of amortized cost. Securities are written down to fair value when a decline in fair value is not temporary. Interest income includes amortization of purchase premium or discount.

Other securities, which include Federal Reserve Bank and Federal Home Loan Bank stocks, are carried at cost.

LOANS: Loans are reported at the principal balance outstanding, net of deferred loan fees and costs. Loans held for sale are reported at the lower of cost or market, on an aggregate basis.

LOAN INCOME: Interest income on loans is accrued over the term of the loans based upon the principal outstanding and includes amortization of net deferred loan fees and costs over the loan term. Interest income is not reported when full loan repayment is in doubt, typically when payments are past due over 90 days, unless the loan is both well secured and in the process of collection. Payments received on such loans are reported as principal reductions.

ALLOWANCE FOR LOAN LOSSES: The allowance for loan losses is a valuation allowance for probable credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required based on past loan loss experience, known and inherent risks in the portfolio, information about specific borrower situations and estimated collateral values, economic conditions and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off.

Loan impairment is reported when full payment under the loan terms is not expected. Impairment is evaluated

                      CNB CORPORATION 1997 ANNUAL REPORT

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

in total for smaller-balance loans of similar nature such as residential mortgage, consumer and credit card loans, and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Loans are evaluated for impairment when payments are delayed, typically 90 days or more, or when it is probable that all principal and interest amounts will not be collected according to the original terms of the loan.

PREMISES AND EQUIPMENT: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the assets useful lives. These assets are reviewed for impairment when events indicate the carrying amount may not be recoverable. Maintenance and repairs are charged to expense and improvements are capitalized.

OTHER REAL ESTATE OWNED: Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at fair value at acquisition. Any reduction to fair value from the carrying value of the related loan is accounted for as a loan loss. After acquisition, a valuation allowance reduces the reported amount to the lower of the initial amount or fair value less costs to sell. Expenses, gains and losses on disposition, and changes in the valuation allowance are reported in other expenses.

SERVICING RIGHTS: Servicing rights represent the allocated value of servicing rights retained on loans sold. Servicing rights are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the rights, using groupings of the underlying loans as to interest rates and then, secondarily, as to geographic and prepayment characteristics. Any impairment of a grouping is reported as a valuation allowance.

EMPLOYEE BENEFITS: A defined benefit pension plan covers substantially all employees, with benefits based on years of service and compensation prior to retirement. Contributions to the plan are based on the maximum amount deductible for income tax purposes. A 401(k) savings and retirement plan has also been established and covers substantially all employees. Contributions to the 401(k) plan are made and expensed annually.

STOCK OPTIONS: No expense for stock options is recorded, as the grant price equals the market price of the stock at grant date. Pro forma disclosures show the effect on income and earnings per share had the options' fair value been recorded using an option pricing model. The pro forma effect is expected to increase in the future. Options granted vest over one year and have a maximum term of ten years. There are 41,343 shares authorized for future grant.

INCOME TAXES: Income tax expense is the sum of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

EARNINGS AND DIVIDENDS PER SHARE: Basic earnings per share is based on weighted-average shares outstanding. Diluted earnings per share further assumes issuance of any dilutive potential shares. The accounting standard for computing earnings per share was revised for 1997, and all earnings per share previously reported are restated to follow the new standard. On January 18, 1998 the board of directors declared a five percent stock dividend to be paid on February 20, 1998 to shareholders. Earnings per share and dividends per share have been restated for all subsequent stock splits and stock dividends, including the five percent stock dividend declared January 18, 1998.

In 1996 and 1997, shareholders of the Company approved an increase in the number of authorized shares from 500,000 to 1,000,000 and from 1,000,000 to 2,000,000, respectively.

STOCK SPLITS AND STOCK DIVIDENDS: Cash dividends per share are based on the number of shares outstanding at the date of declaration, retroactively adjusted for stock dividends. Dividends issued in stock are reported by transferring the market value of the stock issued from retained earnings to

                      CNB CORPORATION 1997 ANNUAL REPORT

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

common stock and additional paid-in capital. Stock splits are recorded by adjusting par value. Fractional shares are paid in cash for all stock splits and dividends. A five percent stock dividend was declared in 1997 and 1998 and a two-for-one stock split was declared in 1996.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK: The Company, in the normal course of business, makes commitments to extend credit which are not reflected in the consolidated financial statements.

FAIR VALUES OF FINANCIAL INSTRUMENTS: Fair values of financial instruments are estimated using relevant market information and other assumptions. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates. The fair value estimates of existing on- and off-balance-sheet financial instruments do not include the value of anticipated future business or the values of assets and liabilities not considered financial instruments.

RECLASSIFICATION: Some items in prior financial statements have been reclassified to conform with the current presentation.


NOTE 2 - SECURITIES

The amortized cost and fair values of securities at year end, were as follows:


                                                     Gross           Gross
                                      Amortized    Unrealized      Unrealized     Fair
                                        Cost         Gains           Losses       Value
Available for sale                    ---------    ----------      ----------    -------
   1997                                                  (In thousands)
         U.S. Government and agency  $  16,085     $       39     $       (8)    $16,116
         State and municipal             2,997             49              -       3,046
                                     ---------     ----------     ----------     -------

                                     $  19,082     $       88     $       (8)    $19,162
                                     =========     ==========     ==========     =======
 1996
         U.S. Government and agency  $   7,988     $        7     $      (10)    $ 7,985
                                     ---------     ----------     ----------     -------

                                     $   7,988     $        7     $      (10)    $ 7,985
                                     =========     ==========     ==========     =======

Held to maturity
 1997
         U.S. Government and agency  $  28,529     $      137     $      (26)    $28,640
         State and municipal            13,954            135            (11)     14,078
                                     ---------     ----------     ----------     -------

                                     $  42,483     $      272     $      (37)    $42,718
                                     =========     ==========     ==========     =======

 1996
         U.S. Government and agency  $  42,013     $      271     $      (75)    $42,209
         State and municipal            11,072            142             (7)     11,207
                                     ---------     ----------     ----------     -------

                                     $  53,085     $      413     $      (82)    $53,416
                                     =========     ==========     ==========     =======


There were no sales of securities during 1997, 1996 or 1995.

Contractual maturities of debt securities at year end 1997 were as follows. Expected maturities may differ from contractual maturity because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                      CNB CORPORATION 1997 ANNUAL REPORT

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  NOTE 2 - SECURITIES (Continued)
                                     Available For Sale           Held to Maturity
                                    Amortized      Fair         Amortized      Fair
                                      Cost         Value          Cost        Value
                                    ---------    ---------      ---------    --------
                                                 (In thousands)
        Due in one year or less     $   5,201    $   5,205     $  18,721    $ 18,730
        Due from one to five years     12,922       12,967        22,315      22,456
        Due from five to ten years        959          990           954         987
        Due after ten years                 -            -           493         545
                                    ---------    ---------     ---------    --------

                                    $  19,082    $  19,162     $  42,483    $ 42,718
                                    =========    =========     =========    ========


Securities with a carrying value of $997,000 were pledged at December 31, 1997, to secure public deposits and for other purposes.

Except as indicated below, total securities of any state (including its political subdivisions) were less than 10% of shareholders' equity. At year end 1997 and 1996, the amortized cost of securities issued by the state of Michigan and all of its political subdivisions totaled $9,778,000 and $5,279,000 with an estimated fair value of $9,906,000 and $5,329,000, respectively. At year end 1997 and 1996, the amortized cost of securities issued by the state of Illinois and all of its political subdivisions totaled $2,639,000 and $3,153,000 with an estimated fair value of $2,663,000 and $3,209,000, respectively.


NOTE 3 - LOANS


Year end loans were as follows:
                                                                                      1997            1996
                                                                                      ----            ----
                                                                                        (In thousands)
      Residential real estate                                                        $ 60,754      $56,699
      Consumer                                                                         10,009        9,239
      Commercial real estate                                                           20,899       21,331
      Commercial                                                                       11,705        9,632
                                                                                     --------      -------
                                                                                      103,367       96,901
      Deferred loan origination fees, net                                                (128)        (160)
      Allowance for loan losses                                                        (1,442)      (1,361)
                                                                                     --------      -------

                                                                                     $101,797      $95,380
                                                                                     ========      =======


Activity in the allowance for loan losses is summarized as follows:

                                                     1997           1996         1995
                                                     ----           ----         ----
                                                             (In thousands)
      Beginning balance                              $1,361        $1,305       $1,246
      Provision for loan losses                         100           100          100
      Charge-offs                                       (38)          (63)         (69)
      Recoveries                                         19            19           28
                                                     ------        ------      -------

      Ending balance                                 $1,442        $1,361       $1,305
                                                     ======        ======      =======


The Company had no impaired loans for 1997 and 1996. There were no loans held for sale at year end 1997 and 1996.

                    CNB CORPORATION     1997 ANNUAL REPORT

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE 4 - LOAN SERVICING

Mortgage loans serviced for others are not reported as assets. These loans totaled $27,414,000 and $23,184,000 at year end 1997 and 1996, respectively. Related escrow deposit balances were $29,000 and $35,000, respectively.


NOTE 5 - PREMISES AND EQUIPMENT


Year end premises and equipment were as follows:
                                            1997     1996
                                           -------  -------
                                           (In thousands)

Real estate and buildings                   $3,355   $3,215
Furniture and fixtures                       2,866    2,724
                                           -------  -------
                                             6,221    5,939
Less accumulated depreciation               (3,535)  (3,260)
                                           -------  -------

                                            $2,686   $2,679
                                           =======  =======


Depreciation expense amounted to $275,000, $267,000 and $230,000 in 1997, 1996 and 1995, respectively.

NOTE 6 - DEPOSITS

Time deposit accounts individually exceeding $100,000 total $17,721,000 and $9,732,000 at year end 1997 and 1996, respectively.

At year end 1997, the scheduled maturities of time deposits are as follows for the years ending December 31:

                                  (In thousands)
             1998                      $46,087
             1999                       14,857
             2000                        3,613
             2001                        1,886
             2002                        1,516
                                       -------

                                       $67,959
                                       =======



NOTE 7 - EMPLOYEE BENEFITS

DEFINED BENEFIT RETIREMENT PLAN: The Company has a defined benefit, noncontributory pension plan which provides retirement benefits for essentially all employees. The following sets forth the plan's funded status and amounts recognized in the financial statements:


                                                                   1997             1996
                                                                   ----             ----
                                                                      (In thousands)
Present values using actuarial assumptions
   Accumulated benefit obligation
      Vested                                                      $ 1,796           $ 1,626
      Non vested                                                        1                 1
                                                                 --------           -------
         Total                                                    $ 1,797           $ 1,627
                                                                 ========           =======
Projected benefit obligation                                      $(2,658)          $(2,453)
Plan assets at fair value                                           2,940             2,489
                                                                 --------           -------
      Funded status                                                   282                36
Unrecognized transition obligation                                   (125)             (136)
Unrecognized prior service cost                                       (43)              (46)
Unrecognized net loss                                                  96               288
                                                                 --------           -------
      Net pension asset                                           $   210           $   142
                                                                 ========           =======


NOTE 7 - EMPLOYEE BENEFITS (Continued)

Net pension expense and related year end assumptions consist of the following:

                                                                  1997            1996              1995
                                                                  ----            ----              ----
                                                                              (In thousands)
   Service cost                                                  $ 109           $   106          $   100
   Interest cost on benefit obligation                             197               184              173
   Actual return on plan assets                                   (203)             (191)            (158)
   Net amortization and deferral                                    (3)               (4)               -
                                                                 -----           -------          -------

      Pension expense                                            $ 100           $    95          $   115
                                                                 =====           =======          =======

   Weighted average discount rate                                 8.00%             8.00%            8.00%
   Rate of increase in future compensation                        5.00%             5.00%            5.00%
   Expected long term return on plan assets                       8.00%             8.00%            8.00%


Plan assets are administered by Empire National Bank as trustee of the plan. Plan assets are invested in diversified mutual funds operated and administered by the Frank Russell Investment Company.

                      CNB CORPORATION 1997 ANNUAL REPORT

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 7 - EMPLOYEE BENEFITS (CONTINUED)

DEFERRED COMPENSATION PLAN: The Company has adopted a deferred compensation plan to provide retirement benefits to the directors, at their option, in lieu of annual directors' fees. The present value of future benefits are accrued annually over the period of active service of each participant. The expense for the plan was $152,000, $145,000 and $151,000 in 1997, 1996, and 1995,
respectively.

The Company has also purchased insurance on the lives of participating directors with the Company as the owner and beneficiary of the policies.

401(K) PLAN: The Company has a 401(k) savings and retirement plan covering substantially all employees. Under the plan, employees may defer up to the lesser of 20% of their eligible compensation or the limitations set by the IRS. During 1997, 1996 and 1995, the Board of Directors elected to contribute a matching contribution equal to 100% of the first 2% and 50% of the next 2% of the employee's deferred compensation. Employee contributions and the Company's matching percentages are vested immediately. The Company's matching percentages are determined annually by the Board of Directors and resulted in total contributions of $54,000, $56,000 and $54,000 in 1997, 1996 and 1995,
respectively.

NOTE 8 - STOCK OPTIONS

STOCK OPTION PLAN: The shareholders approved an incentive stock option plan in May 1996 under which options may be issued at market prices to employees. The right to exercise the options vests over a one year period. No options were exercisable at December 31, 1996. The options outstanding and exercisable at year end December 31, 1997 are as follows:


                                                          Number
                                                        of Options
                                           Price      Exercisable and
          Issue Date  Expiration Date  Per Share (1)  Outstanding (1)
          ----------  ---------------  -------------  ---------------

           May 1996    May 2006          $  29.03       12,679


Pro forma disclosures are required for companies that do not adopt the fair value accounting method for stock-based employee compensation. Proforma compensation is not material for 1997 or 1996. The proforma effect is expected to increase in future years as additional options are granted. The exercise price of options granted is equivalent to the market value of underlying stock at the grant date. Accordingly, no compensation cost was actually recognized for stock options in 1997 or 1996. There was no compensation cost in 1995, as the plan was not approved until 1996.

The following is a summary of the option transactions for the period January 1, 1996 through December 31, 1997:


                                                                   Weighted-
                                                                    Average
                                           Available    Options    Exercise
                                           For Grant  Outstanding    Price
                                           ---------  -----------  ---------

    Balance at January 1, 1996                     -            -  $       -
       Options authorized                     50,000            -          -
       Options issued                        (12,500)      12,500      32.00
                                           ---------  -----------  ---------
    Balance at December 31, 1996              37,500       12,500      32.00
       Effect of 5% stock
        dividend                               1,875          625          -
       Options exercised                           -       (1,050)     30.48
                                           ---------  -----------  ---------
    Balance at December 31, 1997              39,375       12,075      30.48
       Effect of subsequent 5%
        stock dividend                         1,968          599          -
                                           ---------  -----------  ---------
    Restated balance at December 31, 1997     41,343       12,674  $   29.03
                                           =========  ===========  =========


(1) Restated for stock dividends, including the five percent stock dividend to be paid February 20, 1998.

                    CNB CORPORATION 1997 ANNUAL REPORT

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 9 - INCOME TAXES


Income tax expense consists of:
                                                           1997        1996      1995
                                                           ----        ----      ----
                                                                  (In thousands)
        Current                                           $1,204     $1,166    $1,017
        Deferred                                              67       (44)        42
                                                          ------     ------   -------
                                                          $1,271     $1,122    $1,059
                                                          ======     =======   ======

Year end deferred tax assets and liabilities consist of:

                                                               1997     1996
                                                               ----     ----
                                                              (In thousands)
        Deferred tax assets
            Allowance for loan losses                          $343     $315
            Unrealized losses on securities
             available for sale                                   -        1
            Deferred compensation                               368      344
            Other                                                40       96
                                                               ----     ----

                Total deferred tax assets                       751      756
                                                               ----     ----

        Deferred tax liabilities
            Pension                                              45       22
            Unrealized gains on securities
             available for sale                                  27        -
            Fixed assets                                         43       35
            Mortgage servicing rights                            16        -
            Accretion                                            69       53
                                                               ----     ----
                Total deferred tax liabilities                  200      110
                                                               ----     ----

                    Net deferred tax asset                     $551     $646
                                                               ====     ====


Income tax expense calculated at the statutory rate of 34% differs from actual income tax expense as follows:

                                                     1997        1996     1995
                                                     ----        ----     ----
                                                            (In thousands)
 Statutory rate applied to income before taxes      $1,411     $1,266    $1,164
 Deduct
    Tax-exempt interest income                        (133)      (139)     (102)
    Other                                               (7)        (5)       (3)
                                                    ------     ------    ------

                                                    $1,271     $1,122    $1,059
                                                    ======     ======    ======



NOTE 10 - EARNINGS PER SHARE

A reconciliation of the numerators and denominators of the basic earnings per share and diluted earnings per share computations is presented below:


                                                      1997       1996       1995
                                                    ---------  ---------  ---------
Basic earnings per share
     Net income available to common
        shareholders (in thousands)                 $   2,880  $   2,601  $   2,365
                                                    =========  =========  =========
     Weighted average shares outstanding,
        adjusted for subsequent five percent stock
        dividend to be paid February 20, 1998       1,026,124  1,026,174  1,026,174
                                                    =========  =========  =========

        Basic earnings per share                    $    2.81  $    2.53  $    2.31
                                                    =========  =========  =========
Diluted earnings per share
     Net income available to common
        shareholders (in thousands)                 $   2,880  $   2,601  $   2,365
                                                    =========  =========  =========
     Weighted average shares outstanding,
        adjusted for subsequent five percent stock
        dividend to be paid February 20, 1998.      1,026,124  1,026,174  1,026,174

     Add dilutive effects of assumed exercises
        of stock options                                2,267          -          -
                                                    ---------  ---------  ---------
         Weighted average dilutive
        potential shares outstanding                1,028,391  1,026,174  1,026,174
                                                    =========  =========  =========

        Diluted earnings per share                  $    2.80  $    2.53  $    2.31
                                                    =========  =========  =========

                    CNB CORPORATION 1997 ANNUAL REPORT



                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE 11 - RELATED PARTY TRANSACTIONS

Certain directors and executive officers of the Corporation and the Bank (including family members, affiliates and companies in which they are principal owners) had loans outstanding with the Bank in the ordinary course of business. A summary of the aggregate loans outstanding which exceeded $60,000 to these individuals follows:


                                                  1997     1996
                                                 -------  -------
                                                 (In thousands)

               Balance outstanding, January 1     $1,377     $980
               New loans and rewrites              7,664    8,163
               Payments and payoffs               (7,158)  (7,676)
               Other                                   -      (90)
                                                 -------  -------

               Balance outstanding, December 31   $1,883   $1,377
                                                 =======  =======


Related party deposits totaled $1,352,000 and $933,000 at year end 1997 and 1996, respectively.


NOTE 12 - COMMITMENTS, OFF-BALANCE-SHEET RISK, AND CONTINGENCIES

There are various contingent liabilities that are not reflected in the financial statements, including claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material effect on financial condition or result of operations.

At year end 1997 and 1996, reserves of $1,065,000 and $1,060,000 were required as deposits with the Federal Reserve or as cash on hand. These reserves do not earn interest.

Some financial instruments are used in the normal course of business to meet the financing needs of customers and to reduce exposure to interest rate changes. These financial instruments include commitments to extend credit and standby letters of credit. These involve, to a varying degree, credit and interest-rate risk in excess of the amount reported in the financial statements.

Exposure to credit loss if the other party does not perform is represented by the contractual amount for commitments to extend credit and standby letters of credit. The same credit policies are used for commitments and conditional obligations as are used for loans.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the commitment. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being used, the total commitments do not necessarily represent future cash requirements. Standby letters of credit are conditional commitments to guarantee a customer's performance to a third party.

A summary of the notional or contractual amounts of financial instruments with off-balance-sheet risk at year end follows:

                                                  1997       1996
                                                  ----       ----
                                                   (In thousands)
                 Commitments to extend credit    $14,045    $14,736
                 Standby letters of credit            30         29



Substantially all of these commitments are at variable or uncommitted rates.


NOTE 13 - FAIR VALUES OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate fair values for financial instruments. The carrying amount is considered to estimate fair value for cash and variable rate loans or deposits that reprice frequently and fully. Securities fair values are based on quoted market prices or, if no quotes are available, on the rate and term of the security and on information about the issuer. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, the fair value is estimated by discounted cash flow analysis or underlying collateral values, where applicable. The fair value of off-balance-sheet items approximates cost and is not considered significant to this presentation.

                      CNB CORPORATION 1997 ANNUAL REPORT


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



The estimated year end values of financial instruments were:


                                            1 9 9 7            1 9 9 6
                                       -----------------  -----------------
                                       Carrying   Fair    Carrying   Fair
                                        Amount    Value    Amount    Value
                                       --------  -------  --------  -------
                                                 (In thousands)
    Assets
        Cash and cash equivalents      $ 19,304 $ 19,304  $ 10,104 $ 10,104
        Interest-earning deposits         1,000    1,000         -        -
        Securities available for sale    19,162   19,162     7,985    7,985
        Securities held to maturity      42,483   42,718    53,085   53,416
        Other securities                    716      716       180      180
        Loans, net                      101,797  101,883    95,380   95,541

    Liabilities
        Deposits
            Non-interest bearing       $ 23,769 $ 23,769  $ 22,419 $ 22,419
            Interest-bearing            146,557  146,540   131,449  131,631

NOTE 14 - REGULATORY CAPITAL

The Company and Bank are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings and other factors, and the regulators can lower classifications in certain cases.
Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements.

The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required. The minimum requirements are:


                                   Capital to Risk-
                                   Weighted Assets            Tier 1 Capital
                                        Total        Tier 1  To Average Assets
                                   ----------------  ------  -----------------

      Well capitalized                  10%           6%           5%
      Adequately capitalized             8%           4%           4%
      Undercapitalized                   6%           3%           3%

                      CNB CORPORATION 1997 ANNUAL REPORT




                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 14 - REGULATORY CAPITAL (CONTINUED)


The Company and Bank were categorized as well capitalized at year end. Actual capital levels (in millions) and minimum required levels were:

                                                                                            Minimum Required
                                                                                               To Be Well
                                                                  Minimum Required         Capitalized Under
                                                                    For Capital            Prompt Corrective
                                               Actual            Adequacy Purposes         Action Regulations
                                               ------           --------------------     ---------------------
                                           Amount    Ratio         Amount     Ratio         Amount      Ratio
                                          -------   -------     ---------  ---------     ----------  ---------
1997
Total capital (to risk weighted assets)
  Consolidated                             $19.4   19.2%         $8.1       8.0%          $10.1      10.0%
  Bank                                      19.3   19.2%          8.1       8.0%           10.1      10.0%
Tier 1 capital (to risk weighted assets)
  Consolidated                              18.1   17.9%          4.0       4.0%            6.1       6.0%
  Bank                                      18.1   17.9%          4.0       4.0%            6.1       6.0%
Tier 1 capital (to average assets)
  Consolidated                              18.1    9.6%          7.6       4.0%            9.4       5.0%
  Bank                                      18.1    9.6%          7.6       4.0%            9.4       5.0%

1996
Total capital (to risk weighted assets)
  Consolidated                             $18.2   19.6%         $7.4       8.0%           $9.3      10.0%
  Bank                                      18.2   19.6%          7.4       8.0%            9.3      10.0%
Tier 1 capital (to risk weighted assets)
  Consolidated                              17.1   18.3%          3.7       4.0%            5.6       6.0%
  Bank                                      17.1   18.3%          3.7       4.0%            5.6       6.0%
Tier 1 capital (to average assets)
  Consolidated                              17.1    9.9%          6.9       4.0%            8.6       5.0%
  Bank                                      17.1    9.9%          6.9       4.0%            8.6       5.0%

                      CNB CORPORATION 1997 ANNUAL REPORT



                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 15 - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

Following are condensed parent company financial statements:

                            CONDENSED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996


                                                     1997     1996
                                                    -------  -------
                                                     (In thousands)
             ASSETS
             Cash                                  $     1  $    11
             Investment in subsidiary               18,138   17,047
             Other assets                              837      798
                                                   -------  -------

                                                   $18,976  $17,856
                                                   =======  =======

             LIABILITIES AND SHAREHOLDERS' EQUITY
             Dividends payable                     $   831  $   791
             Other liabilities                           -       12
             Shareholders' equity                   18,145   17,053
                                                   -------  -------

                                                   $18,976  $17,856
                                                   =======  =======



                         CONDENSED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


                                                    1997     1996     1995
                                                   -------  -------  ------
                                                   (In thousands)

     Dividends from subsidiary                     $ 1,875  $ 1,764  $1,590
     Operating expenses                                 45       35      19
                                                   -------  -------  ------

     Income before income tax and equity
      in undistributed income of subsidiary          1,830    1,729   1,571

     Income tax benefit                                 15       12       7

     Equity in undistributed income of subsidiary    1,035      860     787
                                                   -------  -------  ------

     NET INCOME                                    $ 2,880  $ 2,601  $2,365
                                                   =======  =======  ======

                      CNB CORPORATION 1997 ANNUAL REPORT


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 15 - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS (Continued)

                       CONDENSED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


                                                     1997     1996     1995
                                                    -------  -------  -------
                                                          (In thousands)
  CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                        $ 2,880  $ 2,601  $ 2,365
  Equity in undistributed net income of subsidiary   (1,035)    (860)    (787)
  Change in other assets                                (40)     (30)    (300)
  Change in other liabilities                           (12)      13        2
                                                    -------  -------  -------
     Net cash from operating activities               1,793    1,724    1,280

  CASH FLOWS FROM FINANCING ACTIVITIES
  Dividends                                          (1,808)  (1,722)  (1,282)
  Net shares issued                                      (5)       -        -
                                                    -------  -------  -------
     Net cash from financing activities              (1,803)  (1,722)  (1,282)
                                                    -------  -------  -------

  Net change in cash and cash equivalents               (10)       2       (2)

  Cash at beginning of year                              11        9       11
                                                    -------  -------  -------

  CASH AT END OF YEAR                               $     1  $    11  $     9
                                                    =======  =======  =======



The Company's primary source of funds to pay dividends to shareholders is the dividends it receives from the Bank. The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 1997, $4,557,000 of retained earnings were available for dividend declaration without prior regulatory approval.

                      CNB CORPORATION 1997 ANNUAL REPORT








                          INDEPENDENT AUDITOR'S REPORT



                             [CROWNE CHIZEK LOGO]


Board of Directors and Shareholders
CNB Corporation
Cheboygan, Michigan


We have audited the accompanying consolidated balance sheets of CNB Corporation as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.
An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CNB Corporation as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.




                                             /s/ CROWNE, CHIZEK AND COMPANY LLP
                                             Crowe, Chizek and Company LLP

Grand Rapids, Michigan
February 4, 1998

                    CNB CORPORATION 1997 ANNUAL REPORT



                     MANAGEMENT'S DISCUSSION AND ANALYSIS

This discussion provides information about the consolidated financial condition and results of operations of CNB Corporation (the Company) and its subsidiary, Citizens National Bank of Cheboygan (the Bank). This discussion should be read in conjunction with the financial statements beginning on Page 7 and the related footnotes.

                              FINANCIAL CONDITION

CASH AND CASH EQUIVALENTS

The balance maintained in cash and cash equivalents varies based on daily fluctuations in loan and deposit balances. Sufficient cash is maintained on a daily basis to meet the anticipated liquidity needs of the Company for customer transactions and to clear checks drawn on other financial institutions. This amount of clearings can vary by as much as $3 million in one day, causing the Company's cash position to vary.

SECURITIES

Investment balances increased $1 million during 1997. Securities available for sale represent 31.1% of the portfolio. Currently, the Company primarily maintains a short-term securities portfolio. Therefore, not many securities are needed in the available for sale classification to meet anticipated liquidity needs. The average life of the investment portfolio is being extended as securities of a longer maturity are added to the portfolio when appropriate. As the amount of securities maturing on a regular monthly basis decreases, liquidity will be maintained by adding to the available for sale portfolio.

The chart below shows the change in each of the categories of the portfolio.


                                                   1997     1996      1995
                                                 --------  -------  --------
                                                       (In thousands)
       U.S. Government and agency securities     $ (5,353) $ 4,168    $ (3,748)
       Tax exempt state and municipal               1,108     (219)      3,766
       Taxable state and municipal                  4,820   (1,530)      3,265
                                                 --------  -------    --------

          Total change in securities             $    575  $ 2,419    $  3,283
                                                 ========  =======    ========



Holdings in state and municipal securities increased during the year primarily as a result of increases in funds available through the growth of the deposit portfolio. The chart below shows the percentage composition of the portfolio as of December 31.


                                                    1997     1996
                                                   -------  -------

            U.S. Government and agency securities    72.42%   81.63%
            Tax exempt state and municipal           15.23    13.70
            Taxable state and municipal              12.35     4.67
                                                   -------  -------

                                                    100.00%  100.00%
                                                   =======  =======


Securities available for sale are recorded at fair value, and securities held to maturity are recorded at amortized cost. The net unrealized gain on securities available for sale at December 31, 1997 was $53,000, net of taxes. The unrealized gains and losses are temporary, since they are a result of market changes rather than a reflection of credit quality. Management has no specific intent to sell these securities at the present time.

The Company maintains a conservative investment portfolio with a majority of the investments in U.S. Government and agency securities and issues of governmental units in our service area. The maturities of the U.S. Government and agency securities have typically been very short, two years or less, providing liquidity in addition to quality. During 1997, management felt that there was sufficient liquidity to increase the maturity of the investment portfolio, thereby increasing the potential yield. These plans are expected to continue through 1998.

                      CNB CORPORATION 1997 ANNUAL REPORT



                     MANAGEMENT'S DISCUSSION AND ANALYSIS



LOANS

Total loans increased $6.5 million, or 6.7% during 1997. The largest percent growth for 1997 came in the commercial lending area. As a full service lender, the Company offers a variety of personal and commercial loans. Home mortgages comprise the largest portion of the loan portfolio. The Company generally retains the ownership of adjustable rate loans and short to medium term fixed-rate loans, and originates and sells long term single family residential fixed-rate mortgage loans to the secondary market. The Company originated $7.7 million in loans for sale in 1997 and $3.7 million in 1996. This practice allows the Company to meet the housing credit needs of its service area while maintaining an appropriate interest rate sensitivity and liquidity position.
In addition to mortgage loans, the Company makes loans for personal and business use, secured and unsecured, to customers in its service area.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses represents that amount which management estimates is adequate to provide for losses inherent in the loan portfolio. Management determines the adequacy of the allowance for loan losses by reviewing selected loans (including large loans, non-accrual loans and problem and delinquent loans) and establishes specific loss allowance on these loans. Historical loss information and local economic conditions are considered in establishing allowances on the remaining loan portfolio. The allowance is increased by provisions charged to expense and reduced by loan losses, net of recoveries.

The quality of the Company's loan portfolio compares well with its peer group with non-performing loans at 0.10% of total loans at December 31, 1997 and 0.14% at December 31, 1996. Loans charged off were 0.04% of total loans during 1997 and 0.07% in 1996. The allowance for loan losses increased in 1997 and 1996 to an amount considered adequate by management to cover possible losses that are currently anticipated based on past experience and specific identification.

CREDIT QUALITY

The Company continues to maintain a high level of asset quality as a result of actively managing delinquencies, nonperforming assets and potential problem loans. The Company performs an ongoing review of all large credits to watch for any deterioration in quality. Nonperforming loans are comprised of: (1) loans accounted for on a nonaccrual basis; (2) loans contractually past due 90 days or more as to interest or principal payments (but not included in the nonaccrual loans in (1) above); and (3) other loans whose terms have been renegotiated to provide a reduction or deferral of interest or principal because of a deterioration in the financial position of the borrower (exclusive of loans in (1) or (2) above). The aggregate amount of nonperforming loans is shown in the table below.


                                                  December 31,
                                                 1997     1996
                                                -------  -------
                                                (In thousands)

                Nonaccrual loans                $    21  $    70
                Loans past due 90 days or more       78       61
                Troubled debt restructurings          -        -
                                                -------  -------

                   Total nonperforming loans    $    99  $   131
                                                =======  =======

                Percent of total loans              .10%     .14%
                                                =======  =======

                      CNB CORPORATION 1997 ANNUAL REPORT



                     MANAGEMENT'S DISCUSSION AND ANALYSIS

DEPOSITS

The Company's service area has experienced steady economic growth. The Company offers competitive deposit products and has, therefore, shown steady deposit growth as it increases its market share. Deposits increased $16.5 million or 10.7% during 1997. Time deposits accounted for $10.4 million of this increase. The Company considers a $16.5 million growth in deposits to be noteworthy considering the number of individuals who have moved their funds from financial institutions into the equities markets to seek higher rates of return.

The majority of the Company's deposits are derived from core customers, relating to long term relationships with local personal, business and public customers. Deposit rates are monitored continually to assure that the Company pays a competitive rate. The Company does not support its growth through purchased or brokered deposits.

                         LIQUIDITY AND FUNDS MANAGEMENT

Consistent with 1996, as detailed in the Consolidated Statements of Cash Flows, the Company continued to build its balance sheet in 1997 with cash flows obtained from operations and increases in deposits. Net income combined with net cash from operating activities provided approximately $3.5 million in liquidity. This liquidity combined with increases in deposits of $16.5 million, offset by dividends paid to shareholders, allowed for loan growth of $6.5 million. Excess funds were invested in federal funds which allowed the Company to obtain a higher yield without impairing liquidity. The Company serves a market which is highly tied to the tourist industry. Consequently, the Company experiences seasonal swings in liquidity. Deposits growth occurs during July, August and September, then may decline through the fall and winter months. As a result, the Company is usually very liquid from June to September. Investment security maturities are distributed evenly from October to May to meet the Company's liquidity needs during these months. The Company does not anticipate any significant changes in its seasonal pattern.

                      CNB CORPORATION 1997 ANNUAL REPORT



                     MANAGEMENT'S DISCUSSION AND ANALYSIS



FUNDS MANAGEMENT

The following chart shows the Company's interest rate sensitivity as of December 31, 1997:


                                          Repricing or Maturing Within
                                                 (In Thousands)
                           Up to          4 to 12     1 to 5    Over
                           3 Months       Months      Years     5 Years    Total
                           --------       -------     ------    -------    --------
Federal funds sold          $13,300       $     -     $     -    $     -    $ 13,300
Interest-earning deposits         -         1,000           -          -       1,000
Taxable investment
 securities                   9,422        14,483      28,240          -      52,145
Non-taxable investment
 securities                     203         2,915       4,201      2,181       9,500
Loans                        29,338        30,631      32,848     10,550     103,367
                           --------       -------     -------    -------    --------
   Total rate sensitive
    assets                   52,263        49,029      65,289     12,731    $179,312
                           --------       -------     -------    -------    ========

Interest-bearing demand
 deposits                     1,506         4,065       9,480          -      15,051
Savings                       5,733         5,158      12,036          -      22,927
Money market savings         19,095         6,459      15,066          -      40,620
Time deposits                20,084        26,004      21,871          -      67,959
                           --------       -------     -------    -------    --------
   Total rate sensitive
    liabilities              46,418        41,686      58,453          -    $146,557
                           --------       -------     -------    -------    ========

Gap                           5,845         7,343       6,836     12,731
                           --------       -------     -------    -------

Cumulative gap              $ 5,845       $13,188     $20,024    $32,755
                           ========       =======     =======    =======

Cumulative ratio             112.59%       117.62%
                           ========       =======



Management reviews the rate and term of any callable securities in the portfolio. The probability of call is used as the basis for determining a repricing date. Management believes that the difference between rate sensitive assets and rate sensitive liabilities ("Gap") overstates true interest sensitivity. Interest exposure is not as significant as expressed in the above schedule. Even though the Company has the contractual right to make a change in certain deposit rates, given its competitive position, management believes that liabilities do not need to be repriced as soon as rates begin to move. During 1997, the Company originated and retained $8.3 million in 15 year fixed rate mortgages. This has provided better utilization of its available funds and will contribute to increased interest income in the future.

CAPITAL RESOURCES

The capital ratios of the Company exceed the regulatory guidelines for well capitalized institutions. The Company has maintained an average leverage ratio of 9.7% for the last three years. This strong capital position provides the Company with the flexibility to leverage its capital so as to be able to take advantage of expansion opportunities. The Company's strong capital position also provides the flexibility to continue with a high dividend payout ratio which has averaged 66.0% over the past three years. Earnings are projected to continue at current levels or better which will allow the Company to continue to pay out dividends at this level. Dividends represent a yield of approximately 5.1% in 1997 and 6.2% in 1996. A five percent stock dividend was

                      CNB CORPORATION 1997 ANNUAL REPORT



                     MANAGEMENT'S DISCUSSION AND ANALYSIS




distributed to shareholders in 1997 and a five percent stock dividend was declared on January 18, 1998 and is payable on February 20, 1998. The stock of the Company is generally traded locally. Additional information concerning capital ratios and shareholder return is included in the Financial Highlights schedule. The Company maintains a five year plan and utilizes a formal strategic planning process. Management and the Board continue to monitor long term goals, which include increasing market share and maintaining long term earnings sufficient to pay consistent dividends.

                             RESULTS OF OPERATIONS

NET INTEREST INCOME

In 1997, net interest income increased $382,000 or 5.3%, due to increase in average earning assets of $9.5 million. The yield on interest-earning assets was 8.02% compared to 8.01% for 1996 while the cost of interest-bearing deposits increased to 4.35% from 4.32% in 1996. The net interest margin (net interest income as a percentage of average earning assets) decreased to 4.46% from 4.49% due to an increase in the cost of interest-bearing deposits.

In 1996, net interest spread (the difference between the average yield on earning assets and the average cost of interest-bearing deposits) was down but volumes were up. As a result, the Company experienced an increase of $298,000 in net interest income. The yield on interest-earning assets for 1996 decreased 2 basis points to 8.01% while the cost of interest-bearing deposits increased 14 basis points to 4.32%. The following table shows the daily average Consolidated Balance Sheet, revenue on earning assets (on a pre-tax basis), expense on interest bearing liabilities, and the annualized effective rate or yield for the periods ending:

         Yield Analysis of Consolidated Average Assets and Liabilities
                                 (In thousands)

                               YEAR ENDED                  YEAR ENDED                  YEAR ENDED
                           DECEMBER 31, 1997            DECEMBER 31, 1996           DECEMBER 31, 1995
                      ----------------------------  --------------------------  -------------------------
                        Average             Yield/   Average           Yield/    Average           Yield/
                        Balance      Int     Rate    Balance    Int     Rate     Balance    Int     Rate
                      ------------  ------  ------  ---------  ------  -------  ---------  ------  ------
Interest earning assets:
 Interest-earning
  deposits               $    460  $    27    5.87% $    249  $    16    6.43%  $    592   $   35    5.91%
 Federal funds sold         9,293      535    5.76     5,113      273    5.34      7,756      485    6.25
 Total securities          59,950    3,558    5.93    63,144    3,735    5.92     55,712    3,093    5.55
 Loans                    101,518    9,608    9.46    93,193    8,934    9.59     86,158    8,456    9.81
                         --------  -------  ------  --------  -------  -------  --------   ------  ------
   Total interest
    earning assets        171,221   13,728    8.02%  161,699   12,958    8.01%   150,218   12,069    8.03%
                                   -------  ------            -------  -------             ------  ------
Cash and due from
  banks                     5,819                      5,447                       5,198
Premises and
 equipment, net             2,590                      1,929                       1,984
Other assets                2,426                      2,656                       2,339
                         --------                   --------                    --------
   Total                 $182,056                   $171,731                    $159,739
                         ========                   ========                    ========

                 Yield Analysis of Consolidated Average Assets and Liabilities

                               YEAR ENDED                  YEAR ENDED                  YEAR ENDED
                           DECEMBER 31, 1997            DECEMBER 31, 1996           DECEMBER 31, 1995
                      ----------------------------  --------------------------  -------------------------
                        Average             Yield/   Average           Yield/    Average           Yield/
                        Balance      Int     Rate    Balance    Int     Rate     Balance    Int     Rate
                      ------------  ------  ------  ---------  ------  -------  ---------  ------  ------
Interest-bearing
 liabilities:
 Interest-bearing
  demand deposits     $    13,943      333    2.39% $ 14,051      337    2.40%  $ 13,377      321    2.40%
 Savings deposits          63,189    2,377    3.76    59,473    2,178    3.66     56,153    2,043    3.64
 Time deposits             62,798    3,377    5.38    58,417    3,184    5.45     52,740    2,744    5.20
                      -----------   ------  ------  --------   ------  -------  --------   ------  ------
   Total interest
    bearing deposits      139,930    6,087    4.35%  131,941    5,699    4.32%   122,270    5,108    4.18%
                                    ------  ------             ------  -------             ------  ------
Non-interest bearing
 deposits                  22,484                     21,156                      19,859
Other liabilities           1,757                      1,667                       1,578
Shareholders' equity       17,885                     16,967                      16,032
                      -----------                   --------                    --------
   Total              $   182,056                   $171,731                    $159,739
                      ===========                   ========                    ========
Net interest income                 $7,641                     $7,259                      $6,961
                                    ======                     ======                      ======
Net interest spread                           3.67%                      3.69%                       3.85%
                                            ======                     ======                       =====
Net yield on
 interest earning
 assets                                       4.46%                      4.49%                       4.63%
                                            ======                     ======                       =====
Ratio of interest
 earning assets
 to interest bearing
 liabilities                                  1.22%                      1.23%                       1.23%
                                            ======                     ======                       =====



The table below shows the effect of volume and rate changes on net interest income on a pre-tax basis.


                                            1997 Compared to 1996      1996 Compared to 1995
                                          -------------------------  -------------------------
                                          Volume    Rate      Net    Volume    Rate      Net
                                          -------  -------  -------  -------  -------  -------
                                                            (In thousands)
Interest-earning deposits                 $    12  $    (1) $    11  $   (22) $     3  $   (19)
Federal funds sold                            239       23      262     (148)     (64)    (212)
Total securities                             (190)      13     (177)     431      211      642
Loans, net                                    789     (115)     674      678     (200)     478
                                          -------  -------  -------  -------  -------  -------
 Total interest-earning assets                850      (80)     770      939      (50)     889

Interest-bearing demand deposits               (3)      (1)      (4)      16        -       16
Savings deposits                              139       60      199      122       13      135
Time deposits                                 236      (43)     193      305      135      440
                                          -------  -------  -------  -------  -------  -------
 Total interest-bearing deposits              372       16      388      443      148      591
                                          -------  -------  -------  -------  -------  -------

   Net change in net interest income (a)  $   478  $   (96) $   382  $   496  $  (198) $   298
                                          =======  =======  =======  =======  =======  =======


(a) The net change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

                      CNB CORPORATION 1997 ANNUAL REPORT



                     MANAGEMENT'S DISCUSSION AND ANALYSIS


LOANS

As of December 31, 1997 loans increased 6.7% in 1997 to $103.4 million compared to $96.9 million at year end 1996. Substantial growth occurred in our commercial lending which grew to $11.7 million in 1997 from $9.6 million in 1996, or a 21.9% increase. The largest component of our loan portfolio is residential real estate which grew to $60.8 million up from $56.7 million in 1996 or 7.2%. The Company generally retains the ownership of adjustable rate loans and short to medium term fixed rate loans, and originates and sells long term single family residential fixed rate mortgages to the secondary market. All loans are domestic. An annual review of loan concentrations at December 31, 1997 indicates that the pattern of loans in the portfolio has not changed. There is no individual industry with more than a 10% concentration, however, all tourism related businesses, when combined, total 12.0% of total loans.

The Company did not borrow funds during 1997.

DEPOSITS

Total deposits grew 10.7% to $170.3 million compared to $153.9 million for 1996. The largest increase was in interest-bearing deposits which grew 11.5% to $146.6 million in 1997 compared to $131.5 million in 1996.

As of December 31, 1997 the loan to deposit ratio was 60.7% compared to 63.0% at December 31, 1996. Management continues to emphasize loan growth and would like to see this ratio at a minimum of 65%. This change in the asset mix from securities to higher yielding loans will increase the net interest margin.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents increased to $19.3 million from $10.1 million in 1996. Cash from operating activities and financing activities provided $18.1 million which was offset by a decrease from investing activities of $8.9 million.

EQUITY

Total equity for the Company at year end 1997 was $18.1 million compared to $17.1 million in 1996. The Company had $2.9 million in income and paid out $1.8 million in dividends during 1997. The unrealized gain on securities available for sale increased equity $55,000.

OTHER INCOME

Non-interest income continues to improve, increasing $263,000 or 25.3% in 1997. Service charge and fee income increased $105,000 or 14.8% and other income increased $81,000 or 43.3%.

In 1996, non-interest income increased $2,000 or .2% compared to 1995. Other income increased $36,000 or 23.8% while loan sales and servicing fees decreased $42,000 or 23.1%.

OTHER EXPENSE

Non-interest expense increased $217,000 or 4.9% in 1997. Salary and benefits increased $142,000 or 5.5%, while net occupancy expense of bank premises increased $31,000 or 5.3% compared to 1996.

In 1996, non-interest expense increased $1,000 compared to 1995. A change in the FDIC assessment rates reduced the expense by $155,000 from $157,000 in 1995 to $2,000 in 1996, while salaries and benefits increased $56,000 or 2.2%.

FEDERAL INCOME TAXES

Income tax expense increased 13.3% to $1.3 million in 1997. This was primarily due to an increase in pre-tax income. The Company's effective tax rate increased to 30.6% in 1997 from 30.1% in 1996. There was no significant change in the Company's income tax position from 1996 to 1997.
The effective tax rates for 1997, 1996 and 1995 are shown in the table below:

                      CNB CORPORATION 1997 ANNUAL REPORT



                     MANAGEMENT'S DISCUSSION AND ANALYSIS





                                                              1997     1996     1995
                                                             -------  -------  -------
          Income before tax (In thousands)                   $4,151   $3,723   $3,424
          Income tax expense (In thousands)                   1,271    1,122    1,059
          Effective tax rate                                   30.6%    30.1%    30.9%


NET INCOME

Consolidated net income was $2,880,000 for 1997, compared to $2,601,000 for 1996. Return on consolidated average assets for 1997 was 1.58%, compared to 1.51% in 1996. Return on average shareholders' equity was 16.10% in 1997 compared to 15.33% in 1996. Basic earnings per share for 1997, 1996, and 1995 were $2.81, $2.53 and $2.31. Improved net interest income, combined with improved other income have contributed to this increase.