Form 10-K405, Exhibit 13
period 1998-12-31
CNB CORP /MI/
filed 1999-03-31
CIK 779125

                                                                      EXHIBIT 13



                                 CNB CORPORATION

                                  ANNUAL REPORT

                        December 31, 1998, 1997 and 1996

                                 CNB CORPORATION
                                  ANNUAL REPORT
                         December 31, 1998 1997 and 1996









                                    CONTENTS






FINANCIAL HIGHLIGHTS ....................................................1

CONSOLIDATED BALANCE SHEETS .............................................2

CONSOLIDATED STATEMENTS OF INCOME AND
 COMPREHENSIVE INCOME....................................................3

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY ..............4

CONSOLIDATED STATEMENTS OF CASH FLOWS ...................................5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ..............................6

INDEPENDENT AUDITOR'S REPORT............................................24

MANAGEMENT'S DISCUSSION AND ANALYSIS....................................25

CNB OFFICERS AND ADMINISTRATORS.........................................36

                                CNB CORPORATION
                              FINANCIAL HIGHLIGHTS

--------------------------------------------------------------------------------



                                              1998           1997           1996            1995           1994
                                              ----           ----           ----            ----           ----
                                                             (In thousands, except per share data)
OPERATING STATISTICS
   Interest income                       $     14,321   $      13,728   $     12,958   $     12,069    $    10,274
   Interest expense                             6,359           6,087          5,699          5,108          3,958
   Net interest income                          7,962           7,641          7,259          6,961          6,316
   Income before income taxes                   4,445           4,151          3,723          3,424          2,635
   Net income                                   3,136           2,880          2,601          2,365          1,827
   Basic earnings per share                      2.91            2.67           2.41           2.20           1.70
   Diluted earnings per share                    2.88            2.67           2.41           2.20           1.70
   Return on average assets
    (ROA)                                        1.61%           1.58%          1.51%          1.48%          1.20%
   Return on average
    shareholders' equity (ROE)                  16.38%          16.10%         15.33%         14.75%         12.04%

BALANCE SHEET STATISTICS
   Securities                                  60,524          61,645         61,070         58,831         55,549
   Loans                                      110,586         103,367         96,901         88,336         83,946
   Deposits                                   174,461         170,326        153,868        148,149        136,000
   Total assets                               196,510         190,822        173,085        166,560        152,962

CAPITAL STATISTICS
   Shareholders' equity                        19,494          18,145         17,053         16,251         15,302
   Book value per share (1)                     18.07           16.85          15.84          15.09          14.20
   Cash dividend per share (1)                   1.86            1.71           1.62           1.47           1.08
   Dividend payout ratio                        63.84%          63.92%         67.09%         66.89%         63.65%
   Average equity to average
    total assets                                 9.86%           9.82%          9.88%         10.04%          9.98%

CREDIT STATISTICS
   Net charge-offs to gross loans                 .02%            .02%           .05%           .05%           .06%
   Nonperforming assets
     to gross loans                               .06%            .10%           .14%           .09%           .35%
   Allowance for loan losses
     to gross loans                              1.37%           1.40%          1.41%          1.48%          1.49%
   Allowance for loan losses
     to nonperforming assets                    24.48X          14.57X         10.39X         16.33X          4.29X



(1) Restated for stock dividends, including the five percent stock dividend to be paid March 1, 1999.

PRICE RANGE FOR COMMON STOCK

The following table shows the high and low selling prices of known transactions in common stock of the Company for each quarter of 1998 and 1997. The Company had 701 shareholders as of December 31, 1998. The prices and dividends per share have been restated to reflect the 1997 and 1998 5% stock dividends and the subsequent 5% stock dividend declared in 1999.

                                             1 9 9 8                                       1 9 9 7
                                             -------                                       -------
                                                             Cash                                       Cash
                                  Market Price             Dividends            Market Price          Dividends
      Quarter                 High             Low         Declared         High             Low      Declared
      -------                 ----             ---         --------         ----             ---      --------

        1st              $     45.71      $     32.55     $     .33    $     31.10    $     27.64     $       .30
        2nd                    48.10            44.76           .33          33.56          33.56             .32
        3rd                    59.05            47.62           .33          33.56          33.11             .32
        4th                    61.90            57.14           .87          39.00          33.56             .77

-------------------------------------------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                                                                              1.

                                 CNB CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 1998 and 1997


-------------------------------------------------------------------------------------------------------------------


                                                                                           1998            1997
                                                                                           ----            ----
                                                                                              (In thousands)
ASSETS
Cash and due from banks                                                               $      6,580     $      6,004
Federal funds sold                                                                          12,700           13,300
                                                                                      ------------     ------------
   Total cash and cash equivalents                                                          19,280           19,304
Interest-earning deposits                                                                        -            1,000
Securities available for sale                                                               24,157           19,162
Securities held to maturity (market value of
 $36,849 in 1998 and $42,718 in 1997)                                                       36,367           42,483
Other securities                                                                               752              716
Loans, net                                                                                 108,987          101,797
Premises and equipment, net                                                                  3,196            2,686
Other assets                                                                                 3,771            3,674
                                                                                      ------------     ------------

   Total assets                                                                       $    196,510     $    190,822
                                                                                      ============     ============

LIABILITIES
Deposits
   Non-interest bearing                                                               $     26,044     $     23,769
   Interest-bearing                                                                        148,417          146,557
                                                                                      ------------     ------------
       Total deposits                                                                      174,461          170,326
Other liabilities                                                                            2,555            2,351
                                                                                      ------------     ------------
   Total liabilities                                                                       177,016          172,677
                                                                                      ------------     ------------

SHAREHOLDERS' EQUITY
Common stock - $2.50 par value; 2,000,000 shares
 authorized; 1,027,701 and 977,289 shares issued
 and outstanding in 1998 and 1997                                                            2,569            2,443
Additional paid-in capital                                                                   8,597            6,583
Retained earnings                                                                            8,099            9,066
Unrealized gains on securities available
 for sale, net of tax                                                                          229               53
                                                                                      ------------     ------------
   Total shareholders' equity                                                               19,494           18,145
                                                                                      ------------     ------------

         Total liabilities and shareholders' equity                                   $    196,510     $    190,822
                                                                                      ============     ============

-------------------------------------------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                                                                              2.

                                 CNB CORPORATION
           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
                  Years ended December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------


                                                                          1998             1997            1996
                                                                          ----             ----            ----
                                                                           (In thousands, except per share data)

INTEREST INCOME

   Loans, including fees                                              $      9,959    $      9,608     $      8,934
   Securities
       Taxable                                                               3,281           3,194            3,349
       Tax-exempt                                                              502             391              402
   Federal funds sold                                                          579             535              273
                                                                      ------------    ------------     ------------
       Total interest income                                                14,321          13,728           12,958

INTEREST EXPENSE ON DEPOSITS                                                 6,359           6,087            5,699
                                                                      ------------    ------------     ------------

NET INTEREST INCOME                                                          7,962           7,641            7,259

Provision for loan losses                                                      100             100              100
                                                                      ------------    ------------     ------------

NET INTEREST INCOME AFTER PROVISION
 FOR LOAN LOSSES                                                             7,862           7,541            7,159
                                                                      ------------    ------------     ------------
NON-INTEREST INCOME
   Service charges and fees                                                    875             816              711
   Net realized gains from sale of loans                                       103              69               17
   Loan servicing fees, net of amortization                                    178             148              123
   Other income                                                                282             268              187
                                                                      ------------    ------------     ------------
       Total non-interest income                                             1,438           1,301            1,038
                                                                      ------------    ------------     ------------
NON-INTEREST EXPENSES
   Salaries and employee benefits                                            2,900           2,715            2,573
   Occupancy                                                                   635             620              589
   Supplies                                                                    187             186              161
   Other expenses                                                            1,133           1,170            1,151
                                                                      ------------    ------------     ------------
       Total non-interest expenses                                           4,855           4,691            4,474
                                                                      ------------    ------------     ------------

INCOME BEFORE INCOME TAXES                                                   4,445           4,151            3,723

Income tax expense                                                           1,309           1,271            1,122
                                                                      ------------    ------------     ------------

NET INCOME                                                                   3,136           2,880            2,601

Other comprehensive income (loss)
   Net change in unrealized gains (losses) on
     securities available for sale                                             267              83              (82)
   Tax effects                                                                  91              28              (28)
                                                                      ------------    ------------     ------------
       Total other comprehensive income (loss)                                 176              55              (54)
                                                                      ------------    ------------     ------------

COMPREHENSIVE INCOME                                                  $      3,312    $      2,935     $      2,547
                                                                      ============    ============     ============

Basic earnings per share                                              $       2.91    $       2.67     $       2.41
Diluted earnings per share                                            $       2.88    $       2.67     $       2.41


-------------------------------------------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                                                                              3.

                                 CNB CORPORATION
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                  Years ended December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------


                                                                                                                Additional
                                                                       Outstanding              Common            Paid-In
                                                                         Shares                  Stock            Capital
                                                                         ------                  -----            -------
                                                                          (Dollars in thousands, except per share data)

Balance - January 1, 1996                                                   465,386           $      2,327     $      4,979

Net income
Cash dividends - $1.62 per share
Two for one stock split                                                     465,386
Net change in unrealized gains (losses) on
 securities available for sale
                                                                       ------------           ------------     ------------

Balance - December 31, 1996                                                 930,772                  2,327            4,979



Net income
Cash dividends - $1.71 per share
5% stock dividend                                                            46,332                    116            1,599
Shares issued under stock option plan, net                                      185                                       5
Net change in unrealized gains (losses) on
 securities available for sale
                                                                       ------------           ------------     ------------

Balance - December 31, 1997                                                 977,289                  2,443            6,583



Net income
Cash dividends - $1.86 per share
5% stock dividend                                                            48,595                    121            1,968
Shares issued under stock option plan, net                                    1,902                      5               51
Purchase and retirement of common stock                                         (85)                                     (5)
Net change in unrealized gains (losses) on
 securities available for sale
                                                                       ------------           ------------     ------------



Balance - December 31, 1998                                               1,027,701           $      2,569     $      8,597
                                                                       ============           ============     ============

                                                                                                Unrealized
                                                                                              Gains (Losses)
                                                                                              On Securities
                                                                                                Available
                                                                                                for Sale,
                                                                        Retained                  Net              Total
                                                                        Earnings                 of Tax           Equity
                                                                        --------                 ------           ------
                                                                           (Dollars in thousands, except per share data)

Balance - January 1, 1996                                              $      8,893           $         52     $     16,251

Net income                                                                    2,601                                   2,601
Cash dividends - $1.62 per share                                             (1,745)                                 (1,745)
Two for one stock split
Net change in unrealized gains (losses) on
 securities available for sale                                                                         (54)             (54)
                                                                       ------------           ------------     ------------

Balance - December 31, 1996                                                   9,749                     (2)          17,053



Net income                                                                    2,880                                   2,880
Cash dividends - $1.71 per share                                             (1,841)                                 (1,841)
5% stock dividend                                                            (1,722)                                     (7)
Shares issued under stock option plan, net                                                                                5
Net change in unrealized gains (losses) on
 securities available for sale                                                                          55               55
                                                                       ------------           ------------     ------------

Balance - December 31, 1997                                                   9,066                     53           18,145



Net income                                                                    3,136                                   3,136
Cash dividends - $1.86 per share                                             (2,002)                                 (2,002)
5% stock dividend                                                            (2,101)                                    (12)
Shares issued under stock option plan, net                                                                               56
Purchase and retirement of common stock                                                                                  (5)
Net change in unrealized gains (losses) on
 securities available for sale                                                                         176              176
                                                                       ------------           ------------     ------------



Balance - December 31, 1998                                            $      8,099           $        229     $     19,494
                                                                       ============           ============     ============

---------------------------------------------------------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                                                                              4.

                                 CNB CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------


                                                                          1998             1997            1996
                                                                          ----             ----            ----
                                                                                      (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                         $      3,136    $      2,880     $      2,601
   Adjustments to reconcile net income to net cash
     from operating activities
       Depreciation                                                            277             275              267
       Accretion and amortization of investment
         securities, net                                                        42             121              312
       Provision for loan losses                                               100             100              100
       Loans originated for sale                                           (12,970)         (7,741)          (3,710)
       Proceeds from sales of loans originated for sale                     12,976           7,745            3,727
       Gain on sales of loans                                                 (103)            (69)             (17)
       (Increase) decrease in other assets                                     (91)             35               15
       Increase (decrease) in other liabilities                                110             146              (26)
                                                                      ------------    ------------     ------------
            Total adjustments                                                  341             612              668
                                                                      ------------    ------------     ------------
                Net cash from operating activities                           3,477           3,492            3,269

CASH FLOWS FROM INVESTING ACTIVITIES
   Net change in interest-earning deposits                                   1,000          (1,000)               -
   Proceeds from maturities of securities
     available for sale                                                      5,227           3,000            5,780
   Purchase of securities available for sale                               (10,005)        (14,105)          (2,029)
   Proceeds from maturities of securities held
     to maturity                                                            20,301          25,144           31,853
   Purchase of securities held to maturity                                 (14,177)        (14,651)         (38,417)
   Purchase of other securities                                                (36)           (536)               -
   Net increase in portfolio loans                                          (7,290)         (6,517)          (8,638)
   Premises and equipment expenditures                                        (787)           (282)          (1,001)
                                                                      ------------    ------------     ------------
       Net cash from investing activities                                   (5,767)         (8,947)         (12,452)

CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase in deposits                                                  4,135          16,458            5,719
   Dividends paid                                                           (1,920)         (1,808)          (1,722)
   Proceeds from exercise of stock options                                      56               5                -
   Purchases of common stock                                                    (5)              -                -
                                                                      ------------    ------------     ------------
       Net cash from financing activities                                    2,266          14,655            3,997
                                                                      ------------    ------------     ------------

Net change in cash and cash equivalents                                        (24)          9,200           (5,186)

Cash and cash equivalents at beginning of year                              19,304          10,104           15,290
                                                                      ------------    ------------     ------------

Cash and cash equivalents at end of year                              $     19,280    $     19,304     $     10,104
                                                                      ============    ============     ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
   Cash paid during the period for
       Interest                                                       $      6,426    $      6,046     $      5,693
       Income taxes                                                          1,306           1,123            1,056


-------------------------------------------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                                                                              5.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

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

Segments: The Company, through its subsidiary, the Bank, provides a broad range of financial services to individuals and companies in northern Michigan. These services include demand, time and savings deposits; lending; ATM processing and cash management. Operations of the Company are managed and financial performance is evaluated on a company-wide basis. Accordingly, all of the Company's banking operations are considered by management to be aggregated in one reportable operating segment.

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

Cash Flow Reporting: Cash and cash equivalents include cash and due from banks and federal funds sold. Net cash flows are reported for customer loan and deposit transactions and interest-earning deposits.



--------------------------------------------------------------------------------

                                   (Continued)

                                                                              6.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

Loans: Loans are reported at the principal balance outstanding, net of deferred loan fees and costs and an allowance for loan losses. Loans held for sale are reported at the lower of cost or market, on an aggregate basis.

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

Loan impairment is reported when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage, consumer and credit card loans, and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Loans are evaluated for impairment when payments are delayed, typically 90 days or more, or when it is probable that all principal and interest amounts will not be collected according to the original terms of the loan.


--------------------------------------------------------------------------------

                                   (Continued)

                                                                              7.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

Stock Options: No expense for stock options is recorded, as the grant price equals the market price of the stock at grant date. Pro forma disclosures show the effect on income and earnings per share had the options' fair value been recorded using an option pricing model. The pro forma effect is expected to increase in the future as additional options are granted. Options granted vest over one year and have a maximum term of ten years. There are 26,041 shares authorized for future grant.

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


--------------------------------------------------------------------------------

                                   (Continued)

                                                                              8.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)


Earnings Per Share: Basic earnings per share is based on the net income divided by the weighted average number of shares outstanding during the period. Diluted earnings per share shows the dilutive effect of additional potential shares issuable under stock options.

Stock Splits and Stock Dividends: Dividends issued in stock are reported by transferring the market value of the stock issued from retained earnings to common stock and additional paid-in capital. Stock splits are recorded by adjusting par value. Fractional shares are paid in cash for all stock splits and dividends. A five percent stock dividend was declared in 1998 and 1997, and a two-for-one stock split was declared in 1996. On January 28, 1999 the Board of Directors declared a five percent stock dividend to be paid on March 1, 1999 to shareholders. Basic earnings per share, diluted earnings per share and dividends per share have been restated for all stock splits and stock dividends, including the five percent stock dividend declared January 28, 1999. In 1997 and 1996, shareholders of the Company approved an increase in the number of authorized shares from 1,000,000 to 2,000,000 and from 500,000 to 1,000,000, respectively.

Financial Instruments with Off-Balance-Sheet Risk: The Company, in the normal course of business, makes commitments to extend credit which are not reflected in the consolidated financial statements. A summary of these commitments is disclosed in Note 12.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income (loss). Other comprehensive income (loss) includes the net change in net unrealized appreciation (depreciation) on securities available for sale, net of tax which is also recognized as a separate component of shareholders' equity. The accounting standard that requires reporting comprehensive income first applies for 1998, with prior information restated to be comparable.

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


--------------------------------------------------------------------------------

                                   (Continued)

                                                                              9.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 2 - SECURITIES

The amortized cost and fair values of securities at year end, were as follows:

                                                                          Gross            Gross
                                                        Amortized      Unrealized       Unrealized         Fair
Available for sale                                        Cost            Gains           Losses           Value
                                                          ----            -----           ------           -----
     1998                                                                      (In thousands)
     ----
         U.S. Government and agency                  $     21,046     $        211    $          -     $     21,257
         State and municipal                                2,763              137               -            2,900
                                                     ------------     ------------    ------------     ------------

                                                     $     23,809     $        348    $          -     $     24,157
                                                     ============     ============    ============     ============
     1997
     ----
         U.S. Government and agency                  $     16,085     $         39    $         (8)    $     16,116
         State and municipal                                2,997               49               -            3,046
                                                     ------------     ------------    ------------     ------------

                                                     $     19,082     $         88    $         (8)    $     19,162
                                                     ============     ============    ============     ============

Held to maturity
     1998
     ----
         U.S. Government and agency                  $     14,053     $         95    $          -     $     14,148
         State and municipal                               22,314              388              (1)          22,701
                                                     ------------     ------------    ------------     ------------

                                                     $     36,367     $        483    $         (1)    $     36,849
                                                     ============     ============    ============     ============
     1997
     ----
         U.S. Government and agency                  $     28,529     $        137    $        (26)    $     28,640
         State and municipal                               13,954              135             (11)          14,078
                                                     ------------     ------------    ------------     ------------

                                                     $     42,483     $        272    $        (37)    $     42,718
                                                     ============     ============    ============     ============


There were no sales of securities during 1998, 1997 and 1996.

Contractual maturities of debt securities at year end 1998 were as follows. Expected maturities may differ from contractual maturity because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                          Available For Sale                Held to Maturity
                                                        Amortized         Fair           Amortized         Fair
                                                          Cost            Value            Cost            Value
                                                          ----            -----            ----            -----
                                                                             (In thousands)
         Due in one year or less                     $      6,229     $      6,267    $     25,234     $     25,382
         Due from one to five years                        16,750           16,968           8,031            8,178
         Due from five to ten years                           830              922           1,892            2,022
         Due after ten years                                    -                -           1,210            1,267
                                                     ------------     ------------    ------------     ------------

                                                     $     23,809     $     24,157    $     36,367     $     36,849
                                                     ============     ============    ============     ============

NOTE 2 - SECURITIES (Continued)


--------------------------------------------------------------------------------

                                   (Continued)

                                                                             10.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

Securities with a carrying value of $994,000 and $997,000 were pledged at December 31, 1998 and 1997, to secure public deposits and for other purposes.

Except as indicated below, total securities of any state (including its political subdivisions) were less than 10% of shareholders' equity. At year end 1998 and 1997, the amortized cost of securities issued by the state of Michigan and all of its political subdivisions totaled $10,305,000 and $9,778,000 with an estimated fair value of $10,631,000 and $9,906,000, respectively. At year end 1998 and 1997, the amortized cost of securities issued by the state of Illinois and all of its political subdivisions totaled $3,800,000 and $2,639,000 with an estimated fair value of $3,851,000 and $2,663,000, respectively.


NOTE 3 - LOANS

Year end loans were as follows:

                                                                    1998            1997
                                                                    ----            ----
                                                                      (In thousands)

         Residential real estate                               $     69,319     $     60,754
         Consumer                                                    10,229           10,009
         Commercial real estate                                      20,202           20,899
         Commercial                                                  10,836           11,705
                                                               ------------     ------------
                                                                    110,586          103,367
         Deferred loan origination fees, net                            (81)            (128)
         Allowance for loan losses                                   (1,518)          (1,442)
                                                               ------------     ------------

                                                               $    108,987     $    101,797
                                                               ============     ============


Activity in the allowance for loan losses is summarized as follows:

                                                                          1998             1997            1996
                                                                          ----             ----            ----
                                                                                      (In thousands)

         Beginning balance                                            $      1,442    $      1,361     $      1,305
         Provision for loan losses                                             100             100              100
         Charge-offs                                                           (52)            (38)             (63)
         Recoveries                                                             28              19               19
                                                                      ------------    ------------     ------------

         Ending balance                                               $      1,518    $      1,442     $      1,361
                                                                      ============    ============     ============


The Company had no impaired loans for 1998 and 1997. There were no loans held for sale at year end 1998 and 1997.

--------------------------------------------------------------------------------

                                   (Continued)

                                                                             11.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 4 - LOAN SERVICING

Mortgage loans serviced for others are not reported as assets. These loans totaled $30,895,000 and $27,414,000 at year end 1998 and 1997, respectively. Related escrow deposit balances were $49,000 and $29,000, respectively.


NOTE 5 - PREMISES AND EQUIPMENT

Year end premises and equipment were as follows:

                                                                    1998            1997
                                                                    ----            ----
                                                                      (In thousands)

         Real estate and buildings                             $      3,588     $      3,355
         Furniture and fixtures                                       2,986            2,866
                                                               ------------     ------------
                                                                      6,574            6,221
         Less accumulated depreciation                               (3,378)          (3,535)
                                                               ------------     ------------

                                                               $      3,196     $      2,686
                                                               ============     ============

Depreciation expense amounted to $277,000, $275,000 and $267,000 in 1998, 1997 and 1996, respectively.


NOTE 6 - DEPOSITS

Time deposit accounts individually exceeding $100,000 total $12,444,000 and $17,721,000 at year end 1998 and 1997, respectively.

At year end 1998, the scheduled maturities of time deposits are as follows for the years ending December 31:

                                                           (In thousands)

                           1999                             $     46,416
                           2000                                   12,835
                           2001                                    2,341
                           2002                                    1,798
                           2003                                      907
                                                            ------------

                                                            $     64,297
                                                            ============

--------------------------------------------------------------------------------

                                   (Continued)

                                                                             12.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 7 - EMPLOYEE BENEFITS

Defined Benefit Retirement Plan: The Company has a defined benefit, noncontributory pension plan which provides retirement benefits for essentially all employees. The following sets forth the plan's funded status and amounts recognized in the financial statements:

                                                                                           1998            1997
                                                                                           ----            ----
                                                                                             (In thousands)
Change in benefit obligation:
  Beginning benefit obligation                                                        $     (2,658)    $     (2,453)
  Service cost                                                                                (126)            (109)
  Interest cost                                                                               (211)            (197)
  Actuarial gain                                                                              (195)             (43)
  Benefits paid                                                                                 82              144
                                                                                      ------------     ------------
  Ending benefit obligation                                                                 (3,108)          (2,658)

Change in plan assets, at fair value:
  Beginning plan assets                                                                      2,940            2,489
  Actual return                                                                                337              428
  Employer contribution                                                                          -              167
  Benefits paid                                                                                (82)            (144)
                                                                                      ------------     ------------
  Ending plan assets                                                                         3,195            2,940

Funded status                                                                                   87              282
Unrecognized net actuarial loss                                                                186               96
Unrecognized transition amount                                                                (114)            (125)
Unrecognized prior service amount                                                              (40)             (43)
                                                                                      ------------     ------------
Accrued pension cost                                                                  $        119     $        210
                                                                                      ============     ============


Net pension expense and related year end assumptions consist of the following:

                                                                          1998             1997            1996
                                                                          ----             ----            ----
                                                                                     (In thousands)

     Service cost                                                     $        126    $        109     $        106
     Interest cost on benefit obligation                                       211             197              185
     Expected return on plan assets                                           (232)           (196)            (185)
     Net amortization and deferral                                             (14)            (10)             (11)
                                                                      ------------    ------------     ------------

         Pension expense                                              $         91    $        100     $         95
                                                                      ============    ============     ============



--------------------------------------------------------------------------------

                                   (Continued)

                                                                             13.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 7 - EMPLOYEE BENEFITS (Continued)

                                                                          1998             1997            1996
                                                                          ----             ----            ----


     Weighted average discount rate                                          7.50%           8.00%            8.00%
     Rate of increase in future compensation                                 5.00%           5.00%            5.00%
     Expected long term return on plan assets                                8.00%           8.00%            8.00%


Plan assets are administered by Empire National Bank as trustee of the plan. Plan assets are invested in diversified mutual funds operated and administered by the Frank Russell Investment Company.

Deferred Compensation Plan: The Company has a deferred compensation plan to provide retirement benefits to certain Directors, at their option, in lieu of annual directors' fees. The present value of future benefits are accrued annually over the period of active service of each participant. The expense for the plan was $170,000, $152,000 and $145,000 in 1998, 1997 and 1996,
respectively.

The Company has also purchased insurance on the lives of participating directors with the Company as the owner and beneficiary of the policies.

In 1997, the Company adopted a deferred compensation plan that allows Executive officers of the Bank, at Senior Vice President and above, and certain Directors an opportunity to defer a portion of their compensation. On a monthly basis, the account of each participant accrues interest based on the interest rate determined for that year. The expense of the plan was $4,000 and $1,000 in 1998 and 1997, respectively.

401(k) Plan: The Company has a 401(k) savings and retirement plan covering substantially all employees. Under the plan, employees may defer up to the lesser of 20% of their eligible compensation or the limitations set by the IRS. During 1998, 1997 and 1996, the Board of Directors elected to contribute a matching contribution equal to 100% of the first 2% and 50% of the next 2% of the employee's deferred compensation. Employee contributions and the Company's matching percentages are vested immediately. The Company's matching percentages are determined annually by the Board of Directors and resulted in total contributions of $58,000, $54,000 and $56,000 in 1998, 1997 and 1996,
respectively.



--------------------------------------------------------------------------------

                                   (Continued)

                                                                             14.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------


NOTE 8 - STOCK OPTIONS

Stock Option Plan: The shareholders approved an incentive stock option plan in May 1996 under which options may be issued at market prices to employees. The right to exercise the options vests over a one year period. The exercise price of options granted is equivalent to the market value of underlying stock at the grant date.

SFAS No. 123 requires proforma disclosures for companies that do not adopt its fair value accounting method for stock-based employee compensation. Accordingly, the following proforma information presents net income and earnings per share had the fair value method been used to measure compensation cost for stock option plans. Compensation cost actually recognized for stock options was $-0-for 1998, 1997 and 1996.

The fair value of options granted during 1998 and 1996, is estimated using the following weighted average information: risk-free interest rate of 5% and 6.5%, expected life of 10 years, expected dividends of 4.50% and 5.75% per year and expected stock price volatility of .11. There were no options granted for the year ended December 31, 1997.

                                                                 1998             1997            1996
                                                                 ----             ----            ----
                                                                (In thousands, except for per share data)

Net income as reported                                       $      3,136    $      2,880     $      2,601
Proforma net income                                          $      3,104    $      2,870     $      2,591

Reported earnings per share
  Basic (1)                                                  $       2.91    $       2.67     $       2.41
  Diluted (1)                                                $       2.88    $       2.67     $       2.41

Proforma earnings per share
  Basic (1)                                                  $       2.88    $       2.66     $       2.40
  Diluted (1)                                                $       2.85    $       2.66     $       2.40


--------------------------------------------------------------------------------

                                   (Continued)

                                                                             15.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------


NOTE 8 - STOCK OPTIONS (Continued)

Activity in the option plan for the years ended is summarized as follows:

                                                                                         Weighted        Weighted
                                                      Number of                           Average         Average
                                                     Outstanding        Exercise         Exercise       Fair Value
                                                       Options            Price            Price         of Grants
                                                       -------            -----            -----         ---------

         Balance at December 31, 1995                         -   $               -   $          -

         Granted                                         12,500               32.00          32.00     $       1.63
                                                   ------------   -----------------   ------------
         Balance at December 31, 1996                    12,500               32.00          32.00

         Effect of 5% stock                                 625                   -              -
         Exercised                                       (1,050)              30.48          30.48
                                                   ------------   -----------------   ------------
         Balance at December 31, 1997                    12,075               30.48          30.48

         Effect of 5% stock dividends                       599                   -              -
         Granted                                         16,550         40.85-60.00          44.32     $       2.54
         Exercised                                       (2,853)              29.03          29.03
                                                   ------------   -----------------   ------------
         Balance at December 31, 1998                    26,371         29.03-60.00          38.63

         Effect of subsequent 5%
           stock dividend                                 1,316                   -              -
                                                   ------------   -----------------   ------------

         Restated balance at December 31,
           1998 (1)                                      27,687   $     27.65-57.14   $      36.79
                                                   ============   =================   ============


Options exercisable at December 31 are as follows:

                                                                     Weighted
                                                     Number           Average
                                                       Of            Exercise
                                                   Options(1)        Price (1)
                                                   ----------       ----------
                           1996                             -       $        -
                           1997                        13,313            27.65
                           1998                        10,312            27.65

At December 31, 1998, options outstanding had a weighted-average remaining life of 9.3 years.

(1) Restated for stock dividends, including the 5% stock dividend to be paid March 1, 1999.


--------------------------------------------------------------------------------

                                   (Continued)

                                                                             16.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 9 - INCOME TAXES

Income tax expense consists of:

                                                       1998             1997            1996
                                                       ----             ----            ----
                                                                   (In thousands)

         Current                                   $      1,338    $      1,204     $      1,166
         Deferred                                           (29)             67              (44)
                                                   ------------    ------------     ------------

                                                   $      1,309    $      1,271     $      1,122
                                                   ============    ============     ============


Year end deferred tax assets and liabilities consist of:

                                                                    1998            1997
                                                                    ----            ----
                                                                       (In thousands)
         Deferred tax assets
              Allowance for loan losses                        $        369     $        343
              Deferred compensation                                     403              368
              Other                                                      19               40
                                                               ------------     ------------

                  Total deferred tax assets                             791              751
                                                               ------------     ------------

         Deferred tax liabilities
              Pension                                                    41               45
              Unrealized gains on securities
                available for sale                                      118               27
              Fixed assets                                               53               43
              Mortgage servicing rights                                  54               16
              Accretion                                                  36               69
                                                               ------------     ------------
                  Total deferred tax liabilities                        302              200
                                                               ------------     ------------

                      Net deferred tax asset                   $        489     $        551
                                                               ============     ============


Income tax expense calculated at the statutory rate of 34% differs from actual income tax expense as follows:

                                                                          1998             1997            1996
                                                                          ----             ----            ----
                                                                                      (In thousands)

         Statutory rate applied to income before taxes                $      1,511    $      1,411     $      1,266
         Deduct
              Tax-exempt interest income                                      (161)           (133)            (139)
              Other                                                            (41)             (7)              (5)
                                                                      ------------    -------------    ------------

                                                                      $      1,309    $      1,271     $      1,122
                                                                      ============    ============     ============




--------------------------------------------------------------------------------

                                   (Continued)

                                                                             17.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 10 - EARNINGS PER SHARE

A reconciliation of the numerators and denominators of the basic earnings per share and diluted earnings per share computations is presented below:

                                                                          1998             1997            1996
                                                                          ----             ----            ----
Basic earnings per share
         Net income available to common
              shareholders (in thousands)                             $      3,136    $      2,880     $      2,601
                                                                      ============    ============     ============

         Weighted average shares outstanding,
              adjusted for subsequent five percent stock
              dividend to be paid March 1, 1999                          1,077,852       1,077,489        1,077,557
                                                                      ============    ============     ============

              Basic earnings per share                                $       2.91    $       2.67     $       2.41
                                                                      ============    ============     ============

Diluted earnings per share
         Net income available to common
              shareholders (in thousands)                             $      3,136    $      2,880     $      2,601
                                                                      ============    ============     ============

         Weighted average shares outstanding,
              adjusted for subsequent five percent stock
              dividend to be paid March 1, 1999                          1,077,852       1,077,489        1,077,557

         Add dilutive effects of assumed exercises
              of stock options                                               9,676           2,380                -
                                                                      ------------    ------------     ------------

         Weighted average dilutive
              potential shares outstanding                               1,087,528       1,079,869        1,077,557
                                                                      ============    ============     ============

              Diluted earnings per share                              $       2.88    $       2.67     $       2.41
                                                                      ============    ============     ============


--------------------------------------------------------------------------------

                                   (Continued)

                                                                             18.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 11 - RELATED PARTY TRANSACTIONS

Certain directors and executive officers of the Corporation and the Bank (including family members, affiliates and companies in which they are principal owners) had loans outstanding with the Bank in the ordinary course of business. A summary of the aggregate loans outstanding which exceeded $60,000 to these individuals follows:

                                                                                   1998            1997
                                                                                   ----            ----
                                                                                       (In thousands)

         Balance outstanding, January 1                                      $         2,311  $        1,848
         New loans and rewrites                                                        1,909           7,598
         Payments and payoffs                                                         (1,570)         (7,194)
         Other                                                                          (268)             59
                                                                             ---------------  --------------

         Balance outstanding, December 31                                    $         2,382  $        2,311
                                                                             ===============  ==============


Related party deposits totaled $862,000 and $1,352,000 at year end 1998 and 1997, respectively.


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

At year end 1998 and 1997, reserves of $1,009,000 and $1,065,000 were required as deposits with the Federal Reserve or as cash on hand. These reserves do not earn interest.

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


--------------------------------------------------------------------------------

                                   (Continued)

                                                                             19.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 12 - COMMITMENTS, OFF-BALANCE-SHEET RISK, AND CONTINGENCIES
(Continued)

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

A summary of the notional or contractual amounts of financial instruments with off-balance-sheet risk at year end were as follows:

                                                                 1998            1997
                                                                 ----            ----
                                                                    (In thousands)

         Commitments to extend credit                       $     15,336     $     14,045
         Standby letters of credit                                    49               30


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

The estimated year end values of financial instruments were:

                                                                1 9 9 8                          1 9 9 7
                                                                -------                          -------
                                                        Carrying          Fair           Carrying          Fair
                                                         Amount           Value           Amount           Value
                                                         ------           -----           ------           -----
Assets                                                                       (In thousands)
     Cash and cash equivalents                       $     19,280     $     19,280    $     19,304     $     19,304
     Interest-earning deposits                                  -                -           1,000            1,000
     Securities available for sale                         24,157           24,157          19,162           19,162
     Securities held to maturity                           36,367           36,849          42,483           42,718
     Other securities                                         752              752             716              716
     Loans, net                                           108,987          108,988         101,797          101,883

Liabilities
     Deposits
         Non-interest bearing                        $     26,044     $     26,044    $     23,769     $     23,769
         Interest-bearing                                 148,417          148,406         146,557          146,540


--------------------------------------------------------------------------------

                                   (Continued)

                                                                             20.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

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

The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required. The minimum requirements are:

                                                       Capital to Risk-
                                                       Weighted Assets           Tier 1 Capital
                                                   Total            Tier 1      To Average Assets
                                                   -----            ------      -----------------
         Well capitalized                           10%               6%               5%
         Adequately capitalized                      8%               4%               4%
         Undercapitalized                            6%               3%               3%


The Company and Bank were categorized as well capitalized at year end. Actual capital levels (in millions) and minimum required levels were:

                                                                                               Minimum Required
                                                                                                  To Be Well
                                                                      Minimum Required         Capitalized Under
                                                                         For Capital           Prompt Corrective
                                                   Actual             Adequacy Purposes       Action Regulations
                                                   ------             -----------------       ------------------
                                             Amount       Ratio      Amount       Ratio      Amount         Ratio
                                             ------       -----      ------       -----      ------         -----
1998
----

Total capital (to risk weighted assets)
   Consolidated                            $  20.6        19.3%    $   8.5         8.0%     $  10.6         10.0%
   Bank                                       20.5        19.3%        8.5         8.0%        10.6         10.0%
Tier 1 capital (to risk weighted assets)
   Consolidated                               19.2        18.1%        4.3         4.0%         6.4          6.0%
   Bank                                       19.2        18.1%        4.2         4.0%         6.4          6.0%
Tier 1 capital (to average assets)
   Consolidated                               19.2         9.8%        7.8         4.0%         9.8          5.0%
   Bank                                       19.2         9.8%        7.8         4.0%         9.8          5.0%

1997
----
Total capital (to risk weighted assets)
   Consolidated                            $  19.4        19.2%    $   8.1         8.0%     $  10.1         10.0%
   Bank                                       19.3        19.2%        8.1         8.0%        10.1         10.0%
Tier 1 capital (to risk weighted assets)
   Consolidated                               18.1        17.9%        4.0         4.0%         6.1          6.0%
   Bank                                       18.1        17.9%        4.0         4.0%         6.1          6.0%
Tier 1 capital (to average assets)
   Consolidated                               18.1         9.6%        7.6         4.0%         9.4          5.0%
   Bank                                       18.1         9.6%        7.6         4.0%         9.4          5.0%



--------------------------------------------------------------------------------

                                   (Continued)

                                                                             21.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 15 - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

Following are condensed parent company financial statements:

                            CONDENSED BALANCE SHEETS
                           December 31, 1998 and 1997


                                                        1998            1997
                                                        ----            ----
                                                          (In thousands)
ASSETS
Cash                                               $         31     $          1
Investment in subsidiary                                 19,444           18,138
Other assets                                                944              837
                                                   ------------     ------------

                                                   $     20,419     $     18,976
                                                   ============     ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Dividends payable                                  $        925     $        831
Shareholders' equity                                     19,494           18,145
                                                   ------------     ------------

                                                   $     20,419     $     18,976
                                                   ============     ============



                         CONDENSED STATEMENTS OF INCOME
                  Years ended December 31, 1998, 1997 and 1996

                                                           1998             1997            1996
                                                           ----             ----            ----
                                                                      (In thousands)

Dividends from subsidiary                              $      2,043    $      1,875     $      1,764
Operating expenses                                              (54)            (45)             (35)
                                                       ------------    ------------     ------------

Income before income tax and equity
  in undistributed income of subsidiary                       1,989           1,830            1,729

Income tax benefit                                               18              15               12

Equity in undistributed income of subsidiary                  1,129           1,035              860
                                                       ------------    ------------     ------------

NET INCOME                                             $      3,136    $      2,880     $      2,601
                                                       ============    ============     ============



--------------------------------------------------------------------------------

                                   (Continued)

                                                                             22.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

NOTE 15 - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS (Continued)

                        CONDENSED STATEMENTS OF CASH FLOWS
                    Years ended December 31, 1998, 1997 and 1996

                                                               1998             1997            1996
                                                               ----             ----            ----
                                                                          (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                 $      3,136    $      2,880     $      2,601
Equity in undistributed net income of subsidiary                 (1,129)         (1,035)            (860)
Change in other assets                                             (108)            (40)             (30)
Change in other liabilities                                           -             (12)              13
                                                           ------------    ------------     ------------
     Net cash from operating activities                           1,899           1,793            1,724

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends                                                        (1,920)         (1,808)          (1,722)
Net shares issued                                                    51               5                -
                                                           ------------    ------------     ------------
     Net cash from financing activities                          (1,869)         (1,803)          (1,722)
                                                           ------------    -------------    ------------

Net change in cash and cash equivalents                              30             (10)               2

Cash at beginning of year                                             1              11                9
                                                           ------------    ------------     ------------

CASH AT END OF YEAR                                        $         31    $          1     $         11
                                                           ============    ============     ============


The Company's primary source of funds to pay dividends to shareholders is the dividends it receives from the Bank. The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 1998, $5,067,000 of retained earnings were available for dividend declaration without prior regulatory approval.



--------------------------------------------------------------------------------

                                   (Continued)

                                                                             23.

                          INDEPENDENT AUDITOR'S REPORT



Board of Directors and Shareholders
CNB Corporation
Cheboygan, Michigan


We have audited the accompanying consolidated balance sheets of CNB Corporation as of December 31, 1998 and 1997, and the related consolidated statements of income and comprehensive income, changes in shareholders' equity and cash flows for the years ended December 31, 1998, 1997 and 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CNB Corporation as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years ended December 31, 1998, 1997 and 1996, in conformity with generally accepted accounting principles.





                                                  Crowe, Chizek and Company LLP

South Bend, Indiana
February 4, 1999




--------------------------------------------------------------------------------

                                   (Continued)

                                                                             24.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------


This discussion provides information about the consolidated financial condition and results of operations of CNB Corporation (the Company) and its subsidiary, Citizens National Bank of Cheboygan (the Bank). This discussion should be read in conjunction with the financial statements beginning on Page 2 and the related footnotes.

                               FINANCIAL CONDITION

CASH AND CASH EQUIVALENTS

The Company's balances of cash and cash equivalents remained unchanged from 1998 to 1997. During the year, $2.3 million of cash was provided from financing activities due to increases in deposits, while $3.5 million of cash was provided from operating activities. Investing activities utilized $5.8 million of cash during 1998. The balances maintained in cash and cash equivalents vary based on daily fluctuations in loan and deposit balances. Sufficient cash is maintained on a daily basis to meet the anticipated liquidity needs of the Company for customer transactions and to clear checks drawn on other financial institutions. The amount of clearings can vary by as much as $3 million in one day, causing the Company's cash position to vary.

SECURITIES

The Company maintains securities portfolios that include obligations of the U.S. Treasury and government sponsored agencies as well as securities issued by states and political subdivisions. Security balances decreased $1.1 million during 1998. Securities available for sale represent 39.9% of the portfolio. Currently, the Company primarily maintains a short-term securities portfolio. The average life of the security portfolio is being extended as securities of a longer maturity are added to the portfolio when appropriate. As the amount of securities maturing on a regular basis decreases, liquidity will be maintained by adding to the available for sale portfolio.

The chart below shows the change in each of the categories of the portfolio.

                                                              1998             1997              1996
                                                              ----             ----              ----
                                                                           (In thousands)

         U.S. Government and agency securities           $    (9,335)      $    (5,353)     $     4,168
         Tax exempt state and municipal                        3,509             1,108             (219)
         Taxable state and municipal                           4,705             4,820           (1,530)
                                                         -----------       -----------      -----------

              Total change in securities                 $    (1,121)      $       575      $     2,419
                                                         ===========       ===========      ===========



--------------------------------------------------------------------------------

                                   (Continued)

                                                                             25.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

Holdings in state and municipal securities increased during the year primarily as a result of increases in funds available through the growth of the deposit portfolio. The chart below shows the percentage composition of the portfolio as of December 31.

                                                               1998            1997
                                                               ----            ----

         U.S. Government and agency securities                 58.34%          72.42%
         Tax exempt state and municipal                        23.14           15.23
         Taxable state and municipal                           18.52           12.35
                                                          ----------       ---------

                                                              100.00%         100.00%
                                                          ==========       =========


Securities available for sale are recorded at fair value and securities held to maturity are recorded at amortized cost. The net unrealized gain on securities available for sale at December 31, 1998 was $229,000, net of taxes. The unrealized gains and losses are temporary, since they are a result of market changes rather than a reflection of credit quality. Management has no specific intent to sell these securities at the present time.

The Company maintains a conservative security portfolio with a majority of the investments in U.S. Government and agency securities and issues of governmental units in our service area. The maturities of the U.S. Government and agency securities have typically been very short, two years or less, providing liquidity in addition to quality.

During 1999, management feels that there will be sufficient liquidity to increase maturity of the investment portfolio, thereby potentially increasing the yield.

LOANS

Total loans increased $7.2 million or 7.1% during 1998. Substantial growth occurred in our residential real estate lending which grew to $69.3 million in 1998 from $60.8 million in 1997, or a 14.0% increase. As a full service lender, the Company offers a variety of personal and commercial loans. Home mortgages comprise the largest portion of the loan portfolio. The Company generally retains the ownership of adjustable rate loans and short to medium term fixed-rate loans and originates and sells long term single family residential fixed-rate mortgage loans to the secondary market. The Company originated $13.0 million in loans for sale in 1998 and $7.7 million in 1997. This practice allows the Company to meet the housing credit needs of its service area while maintaining an appropriate interest rate sensitivity and liquidity position. In addition to mortgage loans, the Company makes loans for personal and business use, secured and unsecured, to customers in its services area.

The Company maintains a conservative loan policy and strict credit underwriting standards. All loans are domestic. An annual review of loan concentrations at December 31, 1998 indicated the pattern of loans in the portfolio has not changed. There is no individual industry with more than a 10% concentration, however, all tourism related businesses, when combined, total 9.8% of total loans.




--------------------------------------------------------------------------------

                                   (Continued)

                                                                             26.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses represents that amount which management estimates is adequate to provide for losses inherent in the loan portfolio. Management determines the adequacy of the allowance for loan losses by reviewing selected loans (including large loans, non-accrual loans, problem loans and delinquent loans) and establishes specific loss allowances on these loans. Historical loss information, local economic conditions and other factors are considered in establishing allowances on the remaining loan portfolio. The allowance is increased by provisions charged to expense and reduced by loan losses, net of recoveries.

The quality of the Company's loan portfolio compares well with its peer group with non-performing loans at 0.06% of total loans at December 31, 1998 and 0.10% at December 31, 1997. Loans charged off were 0.05% of total loans during 1998 and 0.04% in 1997. The allowance for loan losses increased in 1998 and 1997 to an amount considered adequate by management to cover losses that are currently anticipated based on past experience and specific identification.

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

                                                                                        December 31,
                                                                                   1998              1997
                                                                                   ----              ----
                                                                                   (Dollars in thousands)

         Nonaccrual loans                                                       $      -         $      21
         Loans past due 90 days or more                                               62                78
         Troubled debt restructurings                                                  -                 -
                                                                                --------         ---------

              Total nonperforming loans                                         $     62         $      99
                                                                                ========         =========

         Percent of total loans                                                      .06%              .10%
                                                                                ========         =========



--------------------------------------------------------------------------------

                                   (Continued)

                                                                             27.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

DEPOSITS

The Company's service area has experienced steady economic growth. The Company offers competitive deposit products and has, therefore, shown steady deposit growth as it increases its market share. Deposits increased $4.1 million or 2.4% during 1998. Insured money market deposits increased $4.2 million, non interest-bearing demand increased $2.3 million and interest-bearing demand increased $1.0 million. Time deposits decreased $3.7 million from 1997. The Company held time deposits for a local school building project that was completed during 1998.

The majority of the Company's deposits are derived from core customers, relating to long term relationships with local personal, business and public customers. Deposit rates are monitored continually to assure that the Company pays a competitive rate.

As of December 31, 1998 the loan to deposit ratio was 63.3% compared to 60.7% for December 31, 1997. Management continues to emphasize loan growth and would like to see this ratio at a minimum of 65%. This change in asset mix from securities to higher yielding loans will increase the net interest margin.

EQUITY

Total equity for the Company at year end 1998 was $19.5 million compared to $18.1 million in 1997. The Company realized $3.1 million in income and paid out $2.0 million in dividends during 1998. The unrealized gain on securities available for sale increased equity an additional $176,000.


                         LIQUIDITY AND FUNDS MANAGEMENT

Effective liquidity management ensures that the cash flow requirements of depositors and borrowers, as well as the operating cash needs of the Company are met. The Company's sources of funds have been dividends from the Bank. The Company manages its liquidity position to provide cash necessary to pay dividends to shareholders and satisfy other operating requirements.

The Bank manages liquidity to insure adequate funds are available to meet the cash flow needs of depositors and borrowers. The Banks' most readily available sources of liquidity are federal funds sold, securities classified as available for sale and securities classified as held to maturity maturing within one year. These sources of liquidity are supplemented by new deposits and by loan payments received from customers. As of December 31, 1998 the Company held $12.7 million in federal funds sold, $24.2 million in securities available for sale and $25.2 million in held to maturity maturing within one year. These short-term assets represents 35.6% of total deposits as of December 31, 1998. Historically, the Company's security portfolio has been short-term in nature, with the average life of the portfolio consistently being less than two years. The company serves a market which is highly tied to the tourist industry. Consequently, the Company experiences seasonal swings in liquidity. Deposit growth occurs during July, August, and September, then may decline through the fall and winter months.
The Company does not anticipate any significant change in its seasonal pattern.



--------------------------------------------------------------------------------

                                   (Continued)

                                                                             28.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

INTEREST RATE SENSITIVITY

The following schedule details the maturities and yields of interest-bearing financial instruments at December 31, 1998, for the next five years and thereafter. The values represent the contractual maturity of each instrument. For loan instruments without contractual maturities management has allocated principal payments based upon historical trends of payment activity. Where there is no set maturity, as in the case of some interest-bearing liabilities, management has allocated the amounts based upon its expectation of cash flows, incorporating internal core deposit studies and current expectations of customer behavior. For loans, securities and liabilities with contractual maturities, the table presents principal cash flows and related weighted-average interest rates by contractual maturities. The data in the table was aggregated by type of financial instrument-fixed and variable rate loans, fixed and variable rate securities and fixed and variable rate deposits. The Company has no interest rate swaps, interest rate caps, or interest rate floors. Therefore, data concerning these instruments is not included in the table.

The primary source of market risk for the financial instruments presented is interest rate risk. That is, the risk that an adverse change in market rates will adversely affect the market value of the instruments. Generally, the longer the maturity, the higher the interest rate risk exposure. While maturity information does not necessarily present all aspects of exposure, it may provide an indication of where risks are prevalent.

All financial institutions assume interest rate risk as an integral part of normal operations. Managing and measuring interest rate risk is a dynamic, multi-faceted process that ranges from reducing the exposure of the Company's net interest margin to swings in interest rates, to assuring sufficient capital and liquidity to support future balance sheet growth. The Company manages interest rate risk through the Asset/Liability Committee. The Asset/Liability Committee is comprised of bank officers from various disciplines. The Committee establishes policies and rates which lead to the prudent investment of resources, the effective management of risks associated with changing interest rates, the maintenance of adequate liquidity, and the earning of an adequate return on shareholders' equity.


--------------------------------------------------------------------------------

                                   (Continued)

                                                                             29.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

       MARKET RISK DISCLOSURE OF SCHEDULED MATURITIES AT DECEMBER 31, 1998
                             (Dollars in thousands)


                                          1999           2000         2001          2002         2003    Thereafter    Total
RATE-SENSITIVE ASSETS                     ----           ----         ----          ----         ----    ----------    -----
   Variable interest rate loans      $    8,510     $    2,998    $    2,994    $    3,682   $    2,123    $22,231    $42,538
     Average interest rate                 9.65%          8.45%         8.20%         8.20%        8.04%      7.77%      8.27%
  Fixed interest rate loans              16,186         10,226         7,058         5,599        3,577     25,402     68,048
     Average interest rate                 9.50%          9.36%         8.93%         8.49%        8.47%      7.42%      8.51%
   Variable interest rate
     securities                           2,955            540             -             -            -          -      3,495
     Average interest rate                 5.61%          5.25%            -%            -%           -%         -%      5.55%
   Fixed interest rate securities        30,673         16,233         4,627         1,867        1,005      2,624     57,029
     Average interest rate                 6.16%          5.92%         6.23%         6.48%        6.89%      7.45%      6.18%
RATE-SENSITIVE LIABILITIES
   Noninterest-bearing deposits          26,044              -             -             -            -          -     26,044
     Average interest rate                    -%             -%            -%            -%           -%         -%         -%
   Fixed interest rate
     savings and
     interest-bearing deposits           43,221         11,686        11,686        11,686        5,841          -     84,120
     Average interest rate                 3.24%          2.77%         2.77%         2.77%        2.77%         -%      3.01%
   Fixed interest rate
     time deposits                       46,415         12,835         2,341         1,798          908          -     64,297
     Average interest rate                 5.20%          5.44%         5.69%         5.75%        5.85%         -%      5.29%

                                     Fair Value
                                       12/31/98
RATE-SENSITIVE ASSETS                  --------
   Variable interest rate loans        $ 42,538
     Average interest rate
  Fixed interest rate loans              68,049
     Average interest rate
   Variable interest rate
     securities                           3,495
     Average interest rate
   Fixed interest rate securities        57,511
     Average interest rate
RATE-SENSITIVE LIABILITIES
   Noninterest-bearing deposits          26,044
     Average interest rate
   Fixed interest rate
     savings and
     interest-bearing deposits           84,115
     Average interest rate
   Fixed interest rate
     time deposits                       64,291

     Average interest rate

CAPITAL RESOURCES

The capital ratios of the Company exceed the regulatory guidelines for well capitalized institutions. The Company has maintained an average leverage ratio of 9.8% for the last three years. This strong capital position provides the Company with the flexibility to leverage its capital so as to be able to take advantage of expansion opportunities. The Company's strong capital position also provides the flexibility to continue with a high dividend payout ratio which has averaged 65.0% over the past three years. Earnings are projected to continue at current levels or better which will allow the Company to continue to pay out dividends at this level.

A five percent stock dividend was distributed to shareholders in 1997 and 1998, and a five percent stock dividend was declared on January 28, 1999 and is payable on March 1, 1999. The stock of the Company is generally traded locally. Additional information concerning capital ratios and shareholder return is included in the Financial Highlights schedule. The Company maintains a five year plan and utilizes a formal strategic planning process. Management and the Board continue to monitor long term goals, which include increasing market share and maintaining long term earnings sufficient to pay consistent dividends.



--------------------------------------------------------------------------------

                                   (Continued)

                                                                             30.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

                              RESULTS OF OPERATIONS


NET INTEREST INCOME

Interest income is the total amount earned on funds invested in loans, securities and federal funds sold. Interest expense is the amount of interest paid on interest-bearing checking, savings and time deposits accounts. Net interest income is the difference between interest income and interest expense. The net margin is the net interest income as a percentage of average interest-earning assets. Interest spread is the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities. In 1998, net interest income increased $321,000 or 4.2%, due to an increase in average interest-earning assets of $11.5 million or 6.7%. The overall yield on average interest-earning assets was 7.85% for 1998 compared to 8.02% for 1997, while the cost on average interest-bearing liabilities was 4.31% for 1998 compared to 4.35% for 1997. The net interest margin decreased to 4.36% in 1998 compared to 4.46% in 1997. This decrease can be attributable to a lower yield on an increasing volume of average interest-earning assets.

In 1997, net interest income increased $382,000 or 5.3%, due to increase in average interest-earning assets of $9.5 million. The yield on average interest-earning assets was 8.02% for 1997 compared to 8.01% for 1996 while the cost of average interest-bearing deposits increased to 4.35% for 1997 from 4.32% in 1996. The net interest margin (net interest income as a percentage of average interest-earning assets) decreased to 4.46% from 4.49% due to an increase in the cost of average interest-bearing liabilities.

The following table shows the daily average Consolidated Balance Sheet, revenue on average interest-earning assets (on a pre-tax basis), expense on average interest-bearing liabilities, and the annualized effective rate or yield for the periods ending:

                                Yield Analysis of Consolidated Average Assets and Liabilities
                                                   (Dollars in thousands)
                                     Year Ended                       Year Ended                     Year Ended
                                  December 31, 1998                December 31, 1997              December 31, 1996
                                  -----------------                -----------------              -----------------
                            Average               Yield/     Average               Yield/   Average               Yield/
                            Balance      Int       Rate      Balance      Int       Rate    Balance      Int       Rate
                            -------      ---      ------     -------      ---      ------   -------      ---      ------
Interest-earning assets:
  Interest-earning
    deposits               $    534  $      32      5.99%  $     460  $      27      5.87% $     249  $      16     6.43%
  Federal funds sold         10,249        579      5.65       9,293        535      5.76      5,113        273     5.34
  Total securities (1)       65,313      3,751      5.76      59,950      3,558      5.93     63,144      3,735     5.92
  Loans                     106,661      9,959      9.34     101,518      9,608      9.46     93,193      8,934     9.59
                           --------  ---------  --------   ---------  ---------  --------  ---------  ---------  -------
    Total
      interest-earning
      assets                182,757     14,321      7.85%    171,221     13,728      8.02%   161,699     12,958     8.01%
                                     ---------  --------              ---------  --------             ---------  -------
Cash and due from
    banks                     6,251                            5,819                           5,447
Premises and
  equipment, net              2,846                            2,590                           1,929
Other assets                  2,400                            2,426                           2,656
                           --------                        ---------                       ---------
    Total                  $194,254                        $ 182,056                       $ 171,731
                           ========                        =========                       =========

--------------------------------------------------------------------------------

                                   (Continued)

                                                                             31.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

   Yield Analysis of Consolidated Average Assets and Liabilities (Continued)
                                 (In thousands)

                                    Year Ended                       Year Ended                     Year Ended
                                 December 31, 1998                December 31, 1997              December 31, 1996
                                 -----------------                -----------------              -----------------
                           Average               Yield/     Average               Yield/   Average               Yield/
                           Balance      Int       Rate      Balance      Int       Rate    Balance      Int       Rate
                          --------  ---------  --------   ---------  ---------  --------  ---------  ---------  -------
Interest-bearing
  liabilities:
  Interest-bearing
    demand deposits       $ 14,792  $     342      2.31%  $  13,943  $     333      2.39% $  14,051  $     337     2.40%
  Savings deposits          67,864      2,522      3.72      63,189      2,377      3.76     59,473      2,178     3.66
  Time deposits             65,005      3,495      5.38      62,798      3,377      5.38     58,417      3,184     5.45
                          --------  ---------  --------   ---------  ---------  --------  ---------  ---------  -------
    Total
      interest-bearing
      liabilities          147,661      6,359      4.31%    139,930      6,087      4.35%   131,941      5,699     4.32%
                                    ---------  --------              ---------  --------             ---------  -------
Non-interest bearing
  deposits                  25,520                           22,484                          21,156
Other liabilities            1,922                            1,757                           1,667
Shareholders' equity        19,151                           17,885                          16,967
                          --------                        ---------                       ---------
    Total                 $194,254                        $ 182,056                       $ 171,731
                          ========                        =========                       =========
Net interest income                 $   7,962                        $   7,641                       $   7,259
                                    =========                        =========                       =========
Net interest spread                                3.54%                            3.67%                          3.69%
                                               ========                         ========                        =======
Net yield on
  interest earning
  assets                                           4.36%                            4.46%                          4.49%
                                               ========                         ========                        =======
Ratio of interest
  earning assets
  to interest bearing
  liabilities                 1.24X                            1.22X                           1.23X
                          ========                        =========                       =========



(1) Yield computed using the average amortized cost for securities available for sale.


--------------------------------------------------------------------------------

                                   (Continued)

                                                                             32.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

The table below shows the effect of volume and rate changes on net interest income on a pre-tax basis.

                                                        1998 Compared to 1997            1997 Compared to 1996
                                                        ---------------------            ---------------------
                                                     Volume      Rate        Net      Volume      Rate        Net
                                                     ------      ----        ---      ------      ----        ---
                                                                            (In thousands)

Interest-earning deposits                          $       4  $       1  $       5  $      12  $      (1) $      11
Federal funds sold                                        54        (10)        44        239         23        262
Total securities                                         301       (108)       193       (190)        13       (177)
Loans, net                                               482       (131)       351        789       (115)       674
                                                   ---------  ---------  ---------  ---------  ---------  ---------
   Total interest-earning assets                         841       (248)       593        850        (80)       770

Interest-bearing demand deposits                          20        (11)         9         (3)        (1)        (4)
Savings deposits                                         174        (29)       145        139         60        199
Time deposits                                            119         (1)       118        236        (43)       193
                                                   ---------  ---------  ---------  ---------  ---------  ---------
   Total interest-bearing deposits                       313        (41)       272        372         16        388
                                                   ---------  ---------  ---------  ---------  ---------  ---------

     Net change in net interest income (a)         $     528  $    (207) $     321  $     478  $     (96) $     382
                                                   =========  =========  =========  =========  =========  =========

(a) The net change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

NON-INTEREST INCOME

Non-interest income is derived primarily from deposit account fees, fees for customer services and gains on the sale of residential real estate mortgages to the secondary market. Non-interest income continues to improve, increasing $137,000 or 10.5% in 1998. Net realized gains from sales of loans and loan servicing fees, net of amortization increased $64,000 or 29.5%. Service charge and fee income increased $59,000 or 7.2% and other income increased $14,000 or 5.2%.

Non-interest income improved in 1997, increasing $263,000 or 25.3%. Service charge and fee income increased $105,000 or 14.8% and other income increased $81,000 or 43.3%.

NON-INTEREST EXPENSE

Total non-interest expenses were $4.9 million in 1998 and $4.7 million in 1997. The Company continued in its efforts to control non-interest expenses during 1998, resulting in total non-interest expenses increasing only 4.3% over 1997 operating expenses. Salaries, wages and employee benefits remain the largest component of non-interest expense. These expenses totaled $2.9 million in 1998 and $2.7 million in 1997 or a 7.4% increase. Occupancy expense totaled $635,000 in 1998 compared to $620,000 in 1997 while other expenses decreased to $1.1 million in 1998 from $1.2 million in 1997.

Non-interest expense increased $217,000 or 4.9% in 1997. Salary and benefits increased $142,000 or 5.5%, while net occupancy expense of bank premises increased $31,000 or 5.3% compared to 1996.


--------------------------------------------------------------------------------

                                   (Continued)

                                                                             33.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

FEDERAL INCOME TAXES

Income tax expense increased 3.0% to $1.3 million in 1998. This was primarily due to an increase in pre-tax income. The Company's effective tax rate decreased to 29.4% in 1998 from 30.6% in 1997. There was no significant change in the Company's income tax position from 1998 to 1997.

The effective tax rates for 1998, 1997 and 1996 are shown in the table below:

                                                     1998             1997            1996
                                                     ----             ----            ----

Income before tax (In thousands)                 $      4,445    $      4,151     $      3,723
Income tax expense (In thousands)                       1,309           1,271            1,122
Effective tax rate                                       29.4%           30.6%            30.1%


NET INCOME

Consolidated net income was $3.1 million for 1998, compared to $2.9 million for 1997. Return on consolidated average assets for 1998 was 1.61%, compared to 1.58% for 1997. Return on average shareholders' equity was 16.38% in 1998 compared to 16.10% in 1997. Basic earnings per share for 1998, 1997 and 1996 were $2.91, $2.67 and $2.41. Improved net interest income, combined with improved other income have contributed to this increase.

YEAR 2000 ISSUE

The year 2000 issue poses a threat to businesses everywhere. The problems, which will evidence themselves in the year 2000, derive from a two-digit limitation in source programming for calendar years. The Company has assembled an internal technology committee to thoroughly identify and correct any potential problems in this area well ahead of the year 2000. Our mission is to continue to offer continuous quality financial services, which meet the needs of the customers and communities we serve, into the next millennium. We are committed to allocating sufficient resources, capital, and personnel to accomplish our mission. We will identify Y2K risks to the bank and holding company, develop plans and programs to lower risk to acceptable levels, develop backup plans for failure and adhere to regulatory requirements.

The Company is currently in Phase 4 of a 5-Phase plan to prepare for the year 2000 issue. In the first phase, the awareness phase, the Company established a committee to develop a strategy to test our in-house system, service bureaus for systems that are outsourced, vendors, auditors, customers and suppliers. The Company also approved a budget for any year 2000 issues. The expense for 1998 was $28,400 and the projected budget for 1999 is $38,775. In addition, the Board of Directors approved the purchase of a new in-house computer mainframe costing $321,707 that was purchased and installed in 1998 as well as various surety agreement options for an additional $111,120. Our regulators have established several deadlines for financial institutions to comply with the year 2000 issue. In addition, the Company has reviewed the year 2000 issue with its Board of Directors, staff and customers.


--------------------------------------------------------------------------------


                                                                             34.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

Phase 2 is an assessment phase and general risk control phase during which the committee assessed the size and complexity of the year 2000 issue. This phase must identify all hardware, software, networks and automated teller machines, other various processing platforms, customer and vendor interdependencies affected by the year 2000 change. The Company's committee identified each item in terms of business risk it poses and assigned one of our risk categories: mission critical, mission necessary, mission desirable and mission unrelated.

Phase 3 is a renovation phase, which is changing the lines of computer code to eliminate the year 2000 problem. This phase includes code enhancements, hardware and software upgrades, system replacements, vendor certification and other associated changes. Also the testing of all internal and external applications was completed by year end 1998.

Phase 4 is the validation phase, which is the phase of testing by institutions relying on service providers for mission critical systems. The Company is tentatively scheduled to complete testing on year 2000 by April 15, 1999. This phase is approximately 95% complete.

Phase 5 is the implementation phase. In this phase, systems should be certified as year 2000 compliant and be accepted by business users.

The Company has developed a Business Resumption Plan which is designed to mitigate operational risks should core business processes fail, regardless of whether mission-critical systems were remediated for the Year 2000. Business resumption contingency planing is critical because, notwithstanding a financial institution's successful efforts to thoroughly renovate, validate and implement Year 2000-ready systems, the potential exists that systems will not operate as expected.


FORWARD-LOOKING STATEMENTS

When used in this filing and in future filings involving the Company with the Securities and Exchange Commission, in the Company's press releases or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phases, "anticipate," "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "project," or similar expressions are intended to identify, "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties, including but not limited to changes in economic conditions in the Company's market area, and competition, all or some of which could cause actual results to differ materiality from historical earnings and those presently anticipated or projected.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and advise readers that various factors, including regional and national economic conditions, substantial changes in levels of market interest rates, credit and other risks of lending and investing activities, and competitive and regulatory factors, could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materiality from those anticipated or projected.

The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.


--------------------------------------------------------------------------------


                                                                             35.

                         CNB OFFICERS AND ADMINISTRATORS

CORPORATION OFFICERS

Robert E. Churchill                         Florence Caswell                            Karen K. Schramm
President and Chief Executive Officer       Assistant Loan Operations Officer           Sandra L. Shawl
                                                                                        Sally A. Spray
James C. Conboy, Jr.                        Indian River                                Amy Spray
Executive Vice President                    ------------                                Helen K. Stumpf
                                            Barbara J. Joppich                          M. Teresa Sullivan
John F. Ekdahl                              Banking Officer and Branch Manager          Kathy S. Swackhamer
Senior Vice President                                                                   Christina Sweet
                                            Steven J. Baker                             Darlene L. Vallance
Susan A. Eno                                Community Advisor                           Charles N. Veneros
Senior Vice President                                                                   Wendelin K. Whippo
                                            Larry Middleton                             Laura L. Whitmore
John P. Ward                                Community Advisor                           Sherry M. Wichlacz
Secretary
                                            John J. Olszewski                           Downtown Drive-in
Irene M. English                            Community Advisor                           -----------------
Treasurer                                                                               Cheboygan
                                                                                        ---------

                                                                                        Susan M. Bohn
                                            Mackinaw City                               Carla S. Roznowski
                                            -------------
OFFICERS AND                                Susan M. Brandt                             East Side Drive-in
COMMUNITY ADVISORS                          Banking Officer and Branch Manager          Cheboygan

                                                                                        Merry Major-Brown
Robert E. Churchill                         Audrey Jaggi                                Carolyn A. Scheele
Chairman and Chief Executive Officer        Community Advisor
                                                                                        South Side Drive-in
James C. Conboy, Jr.                        Pellston                                    -------------------
President and Chief Operating Officer       --------                                    Cheboygan
                                            Barbara A. Anderson                         ---------
                                            Banking Officer and Branch Manager
John F. Ekdahl                                                                          Diane S. Mushlock
Senior Vice President                       Richard Conrad                              Diane S. Poirier
                                            Community Advisor
                                                                                        Mackinaw City
                                                                                        -------------
Susan A. Eno                                                                            Susan M. Brandt
Senior Vice President and Cashier                                                       Deborah L. Closs
                                            Onaway                                      Jennifer M. Lahaje
Douglas W. Damm                             ------
Vice President and Senior Loan Officer      Laura L. Schack                             Pellston
                                            Banking Officer and Branch Manager          --------
Irene M. English                                                                        Barbara A. Anderson
Vice President and Controller                                                           Laura E. Kilpatrick
                                            STAFF OF CNB                                Sheri L. Kindell
Anthony Nowosad
Vice President Data Processing              Kristina Barr                               Onaway
                                            Jamie Brandau                               ------
Kenneth N. Sheldon                          Jennifer Brown                              Laura L. Schack
Vice President Examination                  Joan T. Clarely                             Sara L. Lalonde
                                            Lora Clouser                                Jennifer A. Northrop
Richard L. Wine                             Patricia K. Comps                           Lynn D. Porter
Vice President Mortgage Loans               Trisha M. Dobias                            Kathleen T. Robbins
                                            Mary E. Greenwood                           Dawn R. Welklin
Stephen J. Crusoe                           Victoria J. Hand                            Kathleen S. Wilson
Assistant Vice President                    Jeffrey Hansen
                                            Linda K. Johnson                            Indian River
Marian L. Harrison                          Tammy Kirsch                                ------------
Assistance Vice President                   Sally J. Lacross                            Barbara J. Joppich
                                            Leola Lafrinere                             Barbara J. Bachelder
Paul F. Schwind                             Miranda Lake                                Jody L. Jacobs
Auditor                                     Betty J. Lewis                              Pamela A. Kolasa
                                            Kathleen M. Lindsay                         Betty L. Laprairie
Susan J. Cleary                             Laura Merchant                              Richard E. Parkonnen
Loan Officer                                Helen R. Moulder                            Susan Sova
                                            Penny L. Newman                             Kathryn A. Szarenski
Michelle J. Ostwald                         Kelli M. Reimann
Loan Officer                                Katherine H. Rhome
                                            Ronald D. Rose
Susan L. Caswell                            Leroy Routanen
Assistant Cashier                           Bernard J. Schramm



--------------------------------------------------------------------------------


                                                                             36.