Form 10-K405, Exhibit 13
period 1999-12-31
CNB CORP /MI/
filed 2000-03-27
CIK 779125

                                                                      EXHIBIT 13

                                 CNB CORPORATION

                                  ANNUAL REPORT

                        December 31, 1999, 1998 and 1997

                                 CNB CORPORATION

                                  ANNUAL REPORT
                        December 31, 1999, 1998 and 1997









                                    CONTENTS






FINANCIAL HIGHLIGHTS ...................................................1

CONSOLIDATED BALANCE SHEETS ............................................2

CONSOLIDATED STATEMENTS OF INCOME AND
   COMPREHENSIVE INCOME.................................................3

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY .............4

CONSOLIDATED STATEMENTS OF CASH FLOWS ..................................5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS .............................6

INDEPENDENT AUDITOR'S REPORT...........................................24

MANAGEMENT'S DISCUSSION AND ANALYSIS...................................25

                                 CNB CORPORATION
                              FINANCIAL HIGHLIGHTS


                                              1999            1998            1997           1996          1995
                                              ----            ----            ----           ----          ----
                                                            (In thousands, except per share data)
OPERATING STATISTICS
     Interest income                     $     14,296   $      14,321   $     13,728   $     12,958    $    12,069
     Interest expense                           6,077           6,359          6,087          5,699          5,108
     Net interest income                        8,219           7,962          7,641          7,259          6,961
     Income before income taxes                 4,459           4,445          4,151          3,723          3,424
     Net income                                 3,145           3,136          2,880          2,601          2,365
     Basic earnings per share                    2.78            2.77           2.54           2.30           2.10
     Diluted earnings per share                  2.74            2.74           2.54           2.30           2.10
     Return on average assets
       (ROA)                                     1.54%           1.61%          1.58%          1.51%          1.48%
     Return on average
       shareholders' equity (ROE)               15.63           16.38          16.10          15.33          14.75

BALANCE SHEET STATISTICS
     Securities                          $     59,595   $      57,824   $     59,245   $     60,570    $    58,831
     Total loans                              119,349         110,586        103,367         96,901         88,336
     Deposits                                 182,584         174,461        170,326        153,868        148,149
     Total assets                             205,265         196,510        190,822        173,085        166,560

CAPITAL STATISTICS
     Shareholders' equity                $     19,918   $      19,494   $     18,145   $     17,053    $    16,251
     Book value per share (1)                   17.54           17.21          16.05          15.09          14.37
     Cash dividend per share (1)                 1.86            1.77           1.63           1.54           1.40
     Dividend payout ratio                      67.00%          63.84%         63.92%         67.09%         66.89%
     Average equity to average
       total assets                              9.86            9.86           9.82           9.88          10.04

CREDIT STATISTICS
     Net charge-offs to total loans               .03%            .02%           .02%           .05%           .05%
     Nonperforming assets
       to total loans                             .20             .06            .10            .14            .09
     Allowance for loan losses
       to total loans                            1.33            1.37           1.40           1.41           1.48
     Allowance for loan losses
       to nonperforming assets                   6.60x          24.48x         14.57x         10.39x         16.33x

(1) Restated for stock dividends, including the five percent stock dividend to be paid March 1, 2000.

PRICE RANGE FOR COMMON STOCK

The following table shows the high and low selling prices of known transactions in common stock of the Company for each quarter of 1999 and 1998. The Company had 781 shareholders as of December 31, 1999. The prices and dividends per share have been restated to reflect the 1998 and 1999 5% stock dividends and the subsequent 5% stock dividend declared in 2000.

                                               1999                                       1998
                                               ----                                       ----
                                                               Cash                                          Cash
                                    Market Price             Dividends            Market Price             Dividends
      Quarter                   High             Low         Declared         High             Low         Declared
      -------                   ----             ---         --------         ----             ---         --------
        1st                $     60.71    $     57.14     $       .33    $     43.53    $     31.00     $       .32
        2nd                      62.86          60.71             .33          45.81          42.63             .32
        3rd                      66.67          62.86             .33          56.24          45.35             .32
        4th                      71.43          67.62             .87          58.95          54.42             .81

          See accompanying notes to consolidated financial statements.

                                 CNB CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 1999 and 1998

                                                                      1999            1998
                                                                      ----            ----
                                                                        (In thousands)
ASSETS
Cash and due from banks                                           $      8,573     $      6,580
Federal funds sold                                                       6,300           12,700
                                                                  ------------     ------------
     Total cash and cash equivalents                                    14,873           19,280

Securities available for sale                                           44,479           24,157
Securities held to maturity (market value of
  $15,022 in 1999 and $34,149 in 1998)                                  15,116           33,667
Other securities                                                         5,726            3,452
Loans, net                                                             117,708          108,987
Premises and equipment, net                                              3,016            3,196
Other assets                                                             4,347            3,771
                                                                  ------------     ------------

     Total assets                                                 $    205,265     $    196,510
                                                                  ============     ============

LIABILITIES
Deposits
     Non-interest bearing                                         $     26,158     $     26,044
     Interest-bearing                                                  156,426          148,417
                                                                  ------------     ------------
         Total deposits                                                182,584          174,461
Other liabilities                                                        2,763            2,555
                                                                  ------------     ------------
     Total liabilities                                                 185,347          177,016
                                                                  ------------     ------------

SHAREHOLDERS' EQUITY
Common stock - $2.50 par value; 2,000,000 shares
  authorized; 1,081,639 and
  1,027,701 shares issued
  and outstanding in 1999 and 1998                                       2,704            2,569
Additional paid-in capital                                              11,694            8,597
Retained earnings                                                        5,902            8,099
Accumulated other comprehensive income, net of tax                        (382)             229
                                                                  ------------     ------------
     Total shareholders' equity                                         19,918           19,494
                                                                  ------------     ------------

         Total liabilities and shareholders' equity               $    205,265     $    196,510
                                                                  ============     ============

          See accompanying notes to consolidated financial statements.

                                 CNB CORPORATION
           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
                  Years ended December 31, 1999, 1998 and 1997


                                                      1999       1998       1997
                                                      ----       ----       ----
                                                 (In thousands, except per share data)
INTEREST INCOME
     Loans, including fees                         $ 10,010    $  9,959   $  9,608
     Securities
         Taxable                                      3,351       3,281      3,194
         Tax-exempt                                     509         502        391
     Federal funds sold                                 426         579        535
                                                   --------    --------   --------
         Total interest income                       14,296      14,321     13,728

INTEREST EXPENSE ON DEPOSITS                          6,077       6,359      6,087
                                                   --------    --------   --------

NET INTEREST INCOME                                   8,219       7,962      7,641

Provision for loan losses                               100         100        100
                                                   --------    --------   --------

NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES                                     8,119       7,862      7,541
                                                   --------    --------   --------

NON-INTEREST INCOME
     Service charges and fees                           870         875        816
     Net realized gains from sale of loans               59         103         69
     Loan servicing fees, net of amortization           164         178        148
     Other income                                       204         282        268
                                                   --------    --------   --------
         Total non-interest income                    1,297       1,438      1,301
                                                   --------    --------   --------

NON-INTEREST EXPENSES
     Salaries and employee benefits                   2,934       2,900      2,715
     Occupancy                                          650         635        620
     Supplies                                           207         187        186
     Other expenses                                   1,166       1,133      1,170
                                                   --------    --------   --------
         Total non-interest expenses                  4,957       4,855      4,691
                                                   --------    --------   --------

INCOME BEFORE INCOME TAXES                            4,459       4,445      4,151

Income tax expense                                    1,314       1,309      1,271
                                                   --------    --------   --------

NET INCOME                                            3,145       3,136      2,880

Other comprehensive income (loss)
     Net change in unrealized gains (losses) on
       securities available for sale                   (927)        267         83
     Tax effects                                        316          91         28
                                                   --------    --------   --------
         Total other comprehensive income (loss)       (611)        176         55
                                                   --------    --------   --------

COMPREHENSIVE INCOME                               $  2,533    $  3,312   $  2,935
                                                   ========    ========   ========

Basic earnings per share                           $   2.78    $   2.77   $   2.54
Diluted earnings per share                             2.74        2.74       2.54


          See accompanying notes to consolidated financial statements.

                                 CNB CORPORATION
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                  Years ended December 31, 1999, 1998 and 1997

                                                                                                         Accumulated
                                                                                                            Other
                                                                                                        Comprehensive
                                                                            Additional                      Income,         Total
                                              Outstanding       Common        Paid-In      Retained           Net      Shareholders'
                                                Shares           Stock        Capital      Earnings         of Tax         Equity
                                                ------           -----        -------      --------         ------         ------
                                                                   (Dollars in thousands, except per share data)
Balance - January 1, 1997                          930,772   $      2,327   $      4,979  $      9,749  $          (2) $     17,053

Net income                                                                                       2,880                        2,880
Cash dividends - $1.63 per share                                                                (1,841)                      (1,841)
5% stock dividend                                   46,332            116          1,599        (1,722)                          (7)
Share issued under stock option plan, net              185                             5                                          5
Net change in unrealized gains (losses) on
  securities available for sale                                                                                    55            55
                                              ------------   ------------   ------------  ------------  -------------  ------------

Balance - December 31, 1997                        977,289          2,443          6,583         9,066             53        18,145

Net income                                                                                       3,136                        3,136
Cash dividends - $1.77 per share                                                                (2,002)                      (2,002)
5% stock dividend                                   48,595            121          1,968        (2,101)                         (12)
Shares issued under stock option plan, net           1,902              5             51                                         56
Purchase and retirement of common stock                (85)                           (5)                                        (5)
Net change in unrealized gains (losses) on
  securities available for sale                                                                                   176           176
                                              ------------   ------------   ------------  ------------  -------------  ------------

Balance - December 31, 1998                      1,027,701          2,569          8,597         8,099            229        19,494

Net income                                                                                       3,145                        3,145
Cash dividends - $1.86 per share                                                                (2,107)                      (2,107)
5% stock dividend                                   51,074            128          3,064        (3,211)                         (19)
Shares issued under stock option plan, net           3,933             10            106           (24)                          92
Purchase and retirement of common stock             (1,069)            (3)           (73)                                       (76)
Net change in unrealized gains (losses) on
  securities available for sale                                                                                  (611)         (611)
                                              ------------   ------------   ------------  ------------  -------------  ------------
Balance - December 31, 1999                      1,081,639   $      2,704   $     11,694    $    5,902  $        (382) $     19,918
                                              ============   ============   ============  ============  =============  ============

          See accompanying notes to consolidated financial statements.

                                 CNB CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 1999, 1998 and 1997



                                                                          1999             1998            1997
                                                                          ----             ----            ----
                                                                                      (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                       $      3,145    $      3,136     $      2,880
     Adjustments to reconcile net income to net cash
       from operating activities
         Depreciation                                                          300             277              275
         Accretion and amortization of investment
           securities, net                                                     136              42              121
         Provision for loan losses                                             100             100              100
         Loans originated for sale                                          (7,706)        (12,970)          (7,741)
         Proceeds from sales of loans originated for sale                    7,707          12,976            7,745
         Gain on sales of loans                                                (59)           (103)             (69)
         (Increase) decrease in other assets                                  (202)            (91)              35
         Increase (decrease) in other liabilities                              160             110              146
                                                                      ------------    ------------     ------------
              Total adjustments                                                436             341              612
                                                                      ------------    ------------     ------------
                  Net cash from operating activities                         3,581           3,477            3,492

CASH FLOWS FROM INVESTING ACTIVITIES
     Net change in interest-earning deposits                                     -           1,000           (1,000)
     Proceeds from maturities of securities
       available for sale                                                   10,654           5,227            3,000
     Purchase of securities available for sale                             (32,007)        (10,005)         (14,105)
     Proceeds from maturities of securities held
       to maturity                                                          22,937          19,601           23,144
     Purchase of securities held to maturity                                (4,418)        (13,177)         (10,751)
     Proceeds from other securities                                            200             700            2,000
     Purchase of other securities                                           (2,474)         (1,036)          (4,436)
     Net increase in portfolio loans                                        (8,821)         (7,290)          (6,517)
     Premises and equipment expenditures                                      (120)           (787)            (282)
                                                                      ------------    ------------     ------------
         Net cash from investing activities                                (14,049)         (5,767)          (8,947)

CASH FLOWS FROM FINANCING ACTIVITIES
     Net increase in deposits                                                8,123           4,135           16,458
     Dividends paid                                                         (2,078)         (1,920)          (1,808)
     Proceeds from exercise of stock options                                    92              56                5
     Purchases of common stock                                                 (76)             (5)               -
                                                                      ------------    ------------     ------------
         Net cash from financing activities                                  6,061           2,266           14,655
                                                                      ------------    ------------     ------------

Net change in cash and cash equivalents                                     (4,407)            (24)           9,200

Cash and cash equivalents at beginning of year                              19,280          19,304           10,104
                                                                      ------------    ------------     ------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                              $     14,873    $     19,280     $     19,304
                                                                      ============    ============     ============

Supplemental disclosure of cash flow information
     Cash paid during the period for
         Interest                                                     $      6,022    $      6,426     $      6,046
         Income taxes                                                        1,320           1,306            1,123

          See accompanying notes to consolidated financial statements.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998 and 1997



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The consolidated financial statements include CNB Corporation (the Company) and its wholly-owned subsidiary, Citizens National Bank of Cheboygan (the Bank). All significant intercompany accounts and transactions are eliminated in consolidation.

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

The principal markets for the Bank's financial services are the Michigan communities in which the Bank is located and the area immediately surrounding these communities. The Bank serves these markets through eight offices located in Cheboygan, Presque Isle and Emmet Counties in northern lower Michigan.

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


                                   (Continued)

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998 and 1997


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

Other securities, which include Federal Reserve Bank stock, Federal Home Loan Bank stock and other taxable securities that are not readily marketable, are carried at cost.

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

                                   (Continued)

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998 and 1997


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

Stock Options: No expense for stock options is recorded, as the grant price equals the market price of the stock at grant date. Pro forma disclosures show the effect on income and earnings per share had the options' fair value been recorded using an option pricing model. The pro forma effect is expected to increase in the future as additional options are granted. Options granted vest over one year and have a maximum term of ten years. There are 16,858 shares authorized for future grant.

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

                                   (Continued)

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998 and 1997


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock Splits and Stock Dividends: Dividends issued in stock are reported by transferring the market value of the stock issued from retained earnings to common stock and additional paid-in capital. Stock splits are recorded by adjusting par value. Fractional shares are paid in cash for all stock splits and dividends. A five percent stock dividend was declared in 1999, 1998, and 1997. On January 13, 2000 the Board of Directors declared a five percent stock dividend to be paid on March 1, 2000 to shareholders. Basic earnings per share, diluted earnings per share and dividends per share have been restated for all stock splits and stock dividends, including the five percent stock dividend declared January 13, 2000. In 1997 shareholders of the Company approved an increase in the number of authorized shares from 1,000,000 to 2,000,000.

Financial Instruments with Off-Balance-Sheet Risk: The Company, in the normal course of business, makes commitments to extend credit which are not reflected in the consolidated financial statements. A summary of these commitments is disclosed in Note 12.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income (loss). Other comprehensive income (loss) includes the net change in net unrealized appreciation (depreciation) on securities available for sale, net of tax which is also recognized as a separate component of shareholders' equity. The accounting standard that requires reporting comprehensive income first applied for 1998, with prior information restated to be comparable.

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

New Accounting Pronouncements: New accounting guidance for derivative instruments and hedging activities, will apply for 2001. All derivative instruments will be recorded at their fair values. If the derivatives instruments are designated as hedges of fair values, both the change in the fair value of the hedge and the hedged item will be included in current earnings. Fair value adjustments related to cash flow hedges will be recorded in other comprehensive income and reclassified to earnings when hedged transaction is reflected in earnings. Ineffective portions of hedges are reflected in income currently. This is not expected to have a material effect but the effect will depend on derivative holdings when this standard applies.

Reclassification: Some items in prior financial statements have been reclassified to conform with the current presentation.

                                   (Continued)

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998 and 1997


NOTE 2 - SECURITIES

The amortized cost and fair values of securities at year end, were as follows:

                                                                          Gross            Gross
                                                        Amortized      Unrealized       Unrealized         Fair
Available for sale                                        Cost            Gains           Losses           Value
                                                          ----            -----           ------           -----
     1999                                                                    (In thousands)
     ----
         U.S. Government and agency                  $     38,725     $          1    $       (484)    $     38,242
         State and municipal                                6,333                1             (97)           6,237
                                                     ------------     ------------    ------------     ------------

                                                     $     45,058     $          2    $       (581)    $     44,479
                                                     ============     ============    ============     ============
     1998
     ----
         U.S. Government and agency                  $     21,046     $        211    $          -     $     21,257
         State and municipal                                2,763              137               -            2,900
                                                     ------------     ------------    ------------     ------------

                                                     $     23,809     $        348    $          -     $     24,157
                                                     ============     ============    ============     ============

Held to maturity
     1999
     ----
         U.S. Government and agency                  $          -     $          -    $          -     $          -
         State and municipal                               15,116               20            (114)          15,022
                                                     ------------     ------------    ------------     ------------

                                                     $     15,116     $         20    $       (114)    $     15,022
                                                     ============     ============    ============     ============
     1998
     ----
         U.S. Government and agency                  $     14,053     $         95    $          -     $     14,148
         State and municipal                               19,614              388              (1)          20,001
                                                     ------------     ------------    ------------     ------------

                                                     $     33,667     $        483    $         (1)    $     34,149
                                                     ============     ============    ============     ============

There were no sales of securities during 1999, 1998 and 1997.

Contractual maturities of debt securities at year end 1999 were as follows. Expected maturities may differ from contractual maturity because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                          Available For Sale                Held to Maturity
                                                        Amortized         Fair           Amortized         Fair
                                                          Cost            Value            Cost            Value
                                                          ----            -----            ----            -----
                                                                             (In thousands)
         Due in one year or less                     $     13,505     $     13,463    $      7,096     $      7,072
         Due from one to five years                        30,662           30,147           5,573            5,537
         Due from five to ten years                           891              869           1,227            1,202
         Due after ten years                                    -                -           1,220            1,211
                                                     ------------     ------------    ------------     ------------

                                                     $     45,058     $     44,479    $     15,116     $     15,022
                                                     ============     ============    ============     ============

                                   (Continued)

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998 and 1997


NOTE 2 - SECURITIES (Continued)

Securities with a carrying value of $956,000 and $994,000 were pledged at December 31, 1999 and 1998, to secure public deposits and for other purposes.

Except as indicated below, total securities of any state (including its political subdivisions) were less than 10% of shareholders' equity. At year end 1999 and 1998, the amortized cost of securities issued by the state of Michigan and all of its political subdivisions totaled $13,316,000 and $10,305,000 with an estimated fair value of $13,229,000 and $10,631,000, respectively. At year end 1999 and 1998, the amortized cost of securities issued by the state of Illinois and all of its political subdivisions totaled $3,160,000 and $3,800,000 with an estimated fair value of $3,138,000 and $3,851,000, respectively.


NOTE 3 - LOANS

Year end loans were as follows:

                                                                                           1999            1998
                                                                                           ----            ----
                                                                                             (In thousands)
         Residential real estate                                                      $     71,709     $     69,319
         Consumer                                                                           10,891           10,229
         Commercial real estate                                                             24,810           20,202
         Commercial                                                                         11,939           10,836
                                                                                      ------------     ------------
                                                                                           119,349          110,586
         Deferred loan origination fees, net                                                   (58)             (81)
         Allowance for loan losses                                                          (1,583)          (1,518)
                                                                                      ------------     ------------

                                                                                      $    117,708     $    108,987
                                                                                      ============     ============

Activity in the allowance for loan losses is summarized as follows:

                                                                          1999             1998            1997
                                                                          ----             ----            ----
                                                                                      (In thousands)
         Beginning balance                                            $      1,518    $      1,442     $      1,361
         Provision for loan losses                                             100             100              100
         Charge-offs                                                           (43)            (52)             (38)
         Recoveries                                                              8              28               19
                                                                      ------------    ------------     ------------

         Ending balance                                               $      1,583    $      1,518     $      1,442
                                                                      ============    ============     ============

The Company had no impaired loans for 1999 and 1998. There were no loans held for sale at year end 1999 and 1998.

                                   (Continued)

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998 and 1997



NOTE 4 - LOAN SERVICING

Mortgage loans serviced for others are not reported as assets. These loans totaled $34,401,000 and $30,895,000 at year end 1999 and 1998, respectively. Related escrow deposit balances were $53,000 and $49,000, respectively. Capitalized mortgage servicing rights balances were $198,000 and $158,000 at year end 1999 and 1998. The related additions recognized were $58,000, $97,000 and $65,000 and the amortization was $17,000, $68,000 and $18,000 in 1999, 1998 and 1997.


NOTE 5 - PREMISES AND EQUIPMENT

Year end premises and equipment were as follows:

                                                                                           1999            1998
                                                                                           ----            ----
                                                                                             (In thousands)
         Real estate and buildings                                                    $      3,590     $      3,588
         Furniture and fixtures                                                              3,104            2,986
                                                                                      ------------     ------------
                                                                                             6,694            6,574
         Less accumulated depreciation                                                      (3,678)          (3,378)
                                                                                      ------------     ------------

                                                                                      $      3,016     $      3,196
                                                                                      ============     ============

Depreciation expense amounted to $300,000, $277,000 and $275,000 in 1999, 1998 and 1997, respectively.


NOTE 6 - DEPOSITS

Time deposit accounts individually exceeding $100,000 total $15,333,000 and $12,444,000 at year end 1999 and 1998, respectively.

At year end 1999, the scheduled maturities of time deposits are as follows:

                                                                                     (In thousands)
                           2000                                                       $     51,405
                           2001                                                             10,225
                           2002                                                              2,410
                           2003                                                              1,347
                           2004                                                              1,167
                                                                                      ------------
                                                                                      $     66,554
                                                                                      ============

                                   (Continued)

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998 and 1997




NOTE 7 - EMPLOYEE BENEFITS

Defined Benefit Retirement Plan: The Company has a defined benefit, noncontributory pension plan which provides retirement benefits for essentially all employees. The following sets forth the plan's funded status and amounts recognized in the financial statements:

                                                                                           1999            1998
                                                                                           ----            ----
                                                                                             (In thousands)
Change in benefit obligation:
     Beginning benefit obligation                                                     $     (3,108)    $     (2,658)
     Service cost                                                                             (122)            (126)
     Interest cost                                                                            (199)            (211)
     Actuarial gain                                                                            (97)            (195)
     Benefits paid                                                                             589               82
                                                                                      ------------     ------------
     Ending benefit obligation                                                              (2,937)          (3,108)

Change in plan assets, at fair value:
     Beginning plan assets                                                                   3,195            2,940
     Actual return                                                                             478              337
     Employer contribution                                                                     287                -
     Benefits paid                                                                            (589)             (82)
                                                                                      ------------     ------------
     Ending plan assets                                                                      3,371            3,195

Funded status                                                                                  434               87
Unrecognized net actuarial loss(gain)                                                          (14)             186
Unrecognized transition amount                                                                 (86)            (114)
Unrecognized prior service amount                                                              (37)             (40)
                                                                                      ------------     ------------
Accrued pension cost                                                                  $        297     $        119
                                                                                      ============     ============

Net pension expense and related year end assumptions consist of the following:

                                                                          1999             1998            1997
                                                                          ----             ----            ----
                                                                                      (In thousands)
     Service cost                                                     $        122    $        126     $        109
     Interest cost on benefit obligation                                       199             211              197
     Expected return on plan assets                                           (226)           (232)            (196)
     Net amortization and deferral                                             (13)            (14)             (10)
                                                                      ------------    ------------     ------------

         Pension expense                                              $         82    $         91     $        100
                                                                      ============    ============     ============

                                   (Continued)

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998 and 1997


NOTE 7 - EMPLOYEE BENEFITS (Continued)

                                                                          1999             1998            1997
                                                                          ----             ----            ----
                                                                                     (In thousands)
     Weighted average discount rate                                       7.50%            7.50%           8.00%
     Rate of increase in future compensation                              5.00%            5.00%           5.00%
     Expected long term return on plan assets                             8.00%            8.00%           8.00%

Plan assets are administered by Empire National Bank as trustee of the plan. Plan assets are invested in diversified mutual funds operated and administered by the Frank Russell Investment Company.

Deferred Compensation Plan: The Company has a deferred compensation plan to provide retirement benefits to certain Directors, at their option, in lieu of annual directors' fees. The present value of future benefits are accrued annually over the period of active service of each participant. The expense for the plan was $164,000, $170,000 and $152,000 in 1999, 1998 and 1997,
respectively.

The Company has also purchased insurance on the lives of participating directors with the Company as the owner and beneficiary of the policies.

In 1997, the Company adopted a deferred compensation plan that allows Executive officers of the Bank, at Senior Vice President and above, and certain Directors an opportunity to defer a portion of their compensation. On a monthly basis, the account of each participant accrues interest based on the interest rate determined for that year. The expense of the plan was $7,000, $4,000 and $1,000 in 1999, 1998 and 1997, respectively.

401(k) Plan: The Company has a 401(k) savings and retirement plan covering substantially all employees. Under the plan, employees may defer up to the lesser of 20% of their eligible compensation or the limitations set by the IRS. During 1999, 1998 and 1997, the Board of Directors elected to contribute a matching contribution equal to 100% of the first 2% and 50% of the next 2% of the employee's deferred compensation. Employee contributions and the Company's matching percentages are vested immediately. The Company's matching percentages are determined annually by the Board of Directors and resulted in total contributions of $61,000, $58,000 and $54,000 in 1999, 1998 and 1997,
respectively.


                                   (Continued)

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998 and 1997


NOTE 8 - STOCK OPTIONS

Stock Option Plan: The shareholders approved an incentive stock option plan in May 1996 under which options may be issued at market prices to employees. The right to exercise the options vests over a one year period. The exercise price of options granted is equivalent to the market value of underlying stock at the grant date.

SFAS No. 123 requires proforma disclosures for companies that do not adopt its fair value accounting method for stock-based employee compensation. Accordingly, the following proforma information presents net income and earnings per share had the fair value method been used to measure compensation cost for stock option plans. Compensation cost actually recognized for stock options was $-0-for 1999, 1998 and 1997.

The fair value of options granted during 1999 and 1998 is estimated using the following weighted average information: risk-free interest rate of 5.75% and 5.00% expected life of 10 years, expected dividends of 3.00% and 4.50% per year and expected stock price volatility of .10 and .11. There were no options granted for the year ended December 31, 1997.

                                                                 1999             1998            1997
                                                                 ----             ----            ----
                                                                (In thousands, except for per share data)
Net income as reported                                       $      3,145    $      3,136     $      2,880
Proforma net income                                                 3,075           3,104            2,870

Reported earnings per share
     Basic (1)                                               $       2.78    $       2.77     $       2.54
     Diluted (1)                                                     2.74            2.74             2.54

Proforma earnings per share
     Basic (1)                                               $       2.71    $       2.74     $       2.53
     Diluted (1)                                                     2.68            2.71             2.53

(1) Restated for stock dividends, including 5% stock dividend to be paid on March 1, 2000.


                                   (Continued)

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998 and 1997



NOTE 8 - STOCK OPTIONS (Continued)

Activity in the option plan for the years ended is summarized as follows:

                                                                                         Weighted        Weighted
                                                      Number of                           Average         Average
                                                     Outstanding        Exercise         Exercise       Fair Value
                                                       Options            Price            Price         of Grants
                                                       -------            -----            -----         ---------

         Balance at December 31, 1996                    12,500   $           32.00   $      32.00

         Effect of 5% stock dividend                        625                   -              -
         Exercised                                       (1,050)              30.48          30.48
                                                   ------------   -----------------   ------------
         Balance at December 31, 1997                    12,075               30.48          30.48

         Effect of 5% stock dividend                        599                   -              -
         Granted                                         16,550         40.85-60.00          44.32     $       2.54
         Exercised                                       (2,853)              29.03          29.03
                                                   ------------   -----------------   ------------
         Balance at December 31, 1998                    26,371         29.03-60.00          38.63

         Effect of 5% stock dividend                      1,316                   -              -
         Granted                                         10,000               66.00          66.00     $      11.85
         Exercised                                       (4,894)        27.65-38.90          31.38
                                                   -------------  -----------------   ------------
         Balance at December 31, 1999                    32,793         27.65-66.00          46.51

         Effect of subsequent 5%
           stock dividend                                 1,625                   -              -
                                                   ------------   -----------------   ------------

         Restated balance at December 31,
           1999 (1)                                      34,418   $     26.33-62.86   $      44.30
                                                   ============   =================   ============

Options exercisable at December 31 are as follows:

                                                                      Weighted
                                                         Number        Average
                                                           Of         Exercise
                                                       Options(1)     Price (1)
                                                       ----------     ---------
                           1997                            13,979    $       26.33
                           1998                            10,828            26.33
                           1999                            23,922            36.14

At December 31, 1999, options outstanding had a weighted-average remaining life of 8.7 years.

(1) Restated for stock dividends, including the 5% stock dividend to be paid March 1, 2000.

                                   (Continued)

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998 and 1997



NOTE 9 - INCOME TAXES

Income tax expense consists of:

                                                                          1999             1998            1997
                                                                          ----             ----            ----
                                                                                      (In thousands)
         Current                                                      $      1,282    $      1,338     $      1,204
         Deferred                                                               32             (29)              67
                                                                      ------------    ------------     ------------

                                                                      $      1,314    $      1,309     $      1,271
                                                                      ============    ============     ============

Year end deferred tax assets and liabilities consist of:

                                                                                           1999            1998
                                                                                           ----            ----
                                                                                              (In thousands)
         Deferred tax assets
              Allowance for loan losses                                               $        391     $        369
              Deferred compensation                                                            440              403
              Unrealized loss on securities available for sale                                 198                -
              Other                                                                             10               19
                                                                                      ------------     ------------

                  Total deferred tax assets                                                  1,039              791
                                                                                      ------------     ------------

         Deferred tax liabilities
              Pension                                                                          115               41
              Unrealized gains on securities
                available for sale                                                               -              118
              Fixed assets                                                                      74               53
              Mortgage servicing rights                                                         67               54
              Accretion                                                                         10               36
                                                                                      ------------     ------------
                  Total deferred tax liabilities                                               266              302
                                                                                      ------------     ------------

                      Net deferred tax asset                                          $        773     $        489
                                                                                      ============     ============

Income tax expense calculated at the statutory rate of 34% differs from actual income tax expense as follows:

                                                                          1999             1998            1997
                                                                          ----             ----            ----
                                                                                      (In thousands)
         Statutory rate applied to income before taxes                $      1,516    $      1,511     $      1,411
         Deduct
              Tax-exempt interest income                                      (160)           (161)            (133)
              Other                                                            (42)            (41)              (7)
                                                                      ------------    ------------     ------------

                                                                      $      1,314    $      1,309     $      1,271
                                                                      ============    ============     ============


                                   (Continued)

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998 and 1997



NOTE 10 - EARNINGS PER SHARE

A reconciliation of the numerators and denominators of the basic earnings per share and diluted earnings per share computations is presented below:

                                                                          1999             1998            1997
                                                                          ----             ----            ----
Basic earnings per share
         Net income available to common
              shareholders (in thousands)                             $      3,145    $      3,136     $      2,880
                                                                      ============    ============     ============

         Weighted average shares outstanding,
              adjusted for subsequent five percent stock
              dividend to be paid March 1, 2000                          1,132,822       1,132,322        1,131,631
                                                                      ============    ============     ============

              Basic earnings per share                                $       2.78    $       2.77     $       2.54
                                                                      ============    ============     ============

Diluted earnings per share
         Net income available to common
              shareholders (in thousands)                             $      3,145    $      3,136     $      2,880
                                                                      ============    ============     ============

         Weighted average shares outstanding,
              adjusted for subsequent five percent stock
              dividend to be paid March 1, 2000                          1,132,822       1,132,322        1,131,631

         Add dilutive effects of assumed exercises
              of stock options                                              16,660          10,160            2,499
                                                                      ------------    ------------     ------------

         Weighted average dilutive
              potential shares outstanding                               1,149,482       1,142,482        1,134,130
                                                                      ============    ============     ============

              Diluted earnings per share                              $       2.74    $       2.74     $       2.54
                                                                      ============    ============     ============

                                   (Continued)

                                CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998 and 1997





NOTE 11 - RELATED PARTY TRANSACTIONS

Certain directors and executive officers of the Corporation and the Bank (including family members, affiliates and companies in which they are principal owners) had loans outstanding with the Bank in the ordinary course of business. A summary of the aggregate loans outstanding which exceeded $60,000 to these individuals follows:


                                                                  1999            1998
                                                                  ----            ----
                                                                    (In thousands)

         Balance outstanding, January 1                      $      2,382    $      2,311
         New loans and rewrites                                     3,716           1,909
         Payments and payoffs                                      (3,063)          1,570
         Other                                                         47            (268)
                                                             ------------    ------------
         Balance outstanding, December 31                    $      3,082    $      2,382
                                                             ============    ============


Related party deposits totaled $1,078,000 and $862,000 at year end 1999 and 1998, respectively.


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

At year end 1999 and 1998, reserves of $1,054,000 and $1,009,000 were required as deposits with the Federal Reserve or as cash on hand. These reserves do not earn interest.

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



                                  (Continued)

                              CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998 and 1997



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

A summary of the notional or contractual amounts of financial instruments with off-balance-sheet risk at year end were as follows:

                                                      1999            1998
                                                      ----            ----
                                                         (In thousands)

         Commitments to extend credit            $     17,323     $     15,336
         Standby letters of credit                         52               49


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

The estimated year end values of financial instruments were:


                                                                1 9 9 9                          1 9 9 8
                                                                -------                          -------
                                                        Carrying          Fair           Carrying          Fair
                                                         Amount           Value           Amount           Value
                                                         ------           -----           ------           -----
Assets                                                                       (In thousands)
     Cash and cash equivalents                       $     14,873     $     14,873    $     19,280     $     19,280
     Securities available for sale                         44,479           44,479          24,157           24,157
     Securities held to maturity                           15,116           15,022          33,667           34,149
     Other securities                                       5,726            5,726           3,452            3,452
     Loans, net                                           117,708          116,883         108,987          108,988

Liabilities
     Deposits
         Non-interest bearing                        $    (26,158)    $    (26,158)   $    (26,044)    $    (26,044)
         Interest-bearing                                (156,426)        (156,345)       (148,417)        (148,406)






                                  (Continued)

                              CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998 and 1997



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


The Company and Bank were categorized as well capitalized at year end. Actual capital levels (in millions) and minimum required levels were:

                                                                                               Minimum Required
                                                                                                  To Be Well
                                                                      Minimum Required         Capitalized Under
                                                                         For Capital           Prompt Corrective
                                                  Actual              Adequacy Purposes       Action Regulations
                                                  ------              -----------------       ------------------
                                             Amount       Ratio      Amount        Ratio     Amount         Ratio
                                             ------       -----      ------        -----     ------         -----
1999

Total capital (to risk weighted assets)
   Consolidated                            $  21.8        18.5%    $   9.4         8.0%     $  11.8         10.0%
   Bank                                       21.7        18.4         9.4         8.0         11.8         10.0
Tier 1 capital (to risk weighted assets)
   Consolidated                               20.3        17.2         4.7         4.0          7.1          6.0
   Bank                                       20.3        17.2         4.7         4.0          7.1          6.0
Tier 1 capital (to average assets)
   Consolidated                               20.3         9.8         8.3         4.0         10.4          5.0
   Bank                                       20.3         9.8         8.3         4.0         10.4          5.0

1998

Total capital (to risk weighted assets)
   Consolidated                            $  20.6        19.4%    $   8.5         8.0%     $  10.6         10.0%
   Bank                                       20.5        19.4         8.5         8.0         10.6         10.0
Tier 1 capital (to risk weighted assets)
   Consolidated                               19.2        18.1         4.3         4.0          6.4          6.0
   Bank                                       19.2        18.1         4.2         4.0          6.4          6.0
Tier 1 capital (to average assets)
   Consolidated                               19.2         9.8         7.8         4.0          9.8          5.0
   Bank                                       19.2         9.8         7.8         4.0          9.8          5.0






                                  (Continued)

                              CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1999, 1998 and 1997




NOTE 15 - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

Following are condensed parent company financial statements:

                            CONDENSED BALANCE SHEETS
                           December 31, 1999 and 1998


                                                                                           1999            1998
                                                                                           ----            ----
                                                                                             (In thousands)
ASSETS
Cash                                                                                  $         28     $         31
Investment in subsidiary                                                                    19,891           19,444
Other assets                                                                                   972              944
                                                                                      ------------     ------------

                                                                                      $     20,891     $     20,419
                                                                                      ============     ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Dividends payable                                                                     $        973     $        925
Shareholders' equity                                                                        19,918           19,494
                                                                                      ------------     ------------

                                                                                      $     20,891     $     20,419
                                                                                      ============     ============



                         CONDENSED STATEMENTS OF INCOME
                  Years ended December 31, 1999, 1998 and 1997


                                                                          1999             1998            1997
                                                                          ----             ----            ----
                                                                                     (In thousands)
Dividends from subsidiary                                             $      2,105    $      2,043     $      1,875
Operating expenses                                                             (29)            (54)             (45)
                                                                      ------------    ------------     ------------

Income before income tax and equity
  in undistributed income of subsidiary                                      2,076           1,989            1,830

Income tax benefit                                                              10              18               15

Equity in undistributed income of subsidiary                                 1,059           1,129            1,035
                                                                      ------------    ------------     ------------

NET INCOME                                                            $      3,145    $      3,136     $      2,880
                                                                      ============    ============     ============







                                  (Continued)

                       CONDENSED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 1999, 1998 and 1997


                                                                          1999             1998            1997
                                                                          ----             ----            ----
                                                                                     (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                            $      3,145    $      3,136     $      2,880
Equity in undistributed net income of subsidiary                            (1,059)         (1,129)          (1,035)
Change in other assets                                                         (27)           (108)             (40)
Change in other liabilities                                                      -               -              (12)
                                                                      ------------    ------------     ------------
     Net cash from operating activities                                      2,059           1,899            1,793

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends                                                                   (2,078)         (1,920)          (1,808)
Net shares issued                                                               16              51                5
                                                                      ------------    ------------     ------------
     Net cash from financing activities                                     (2,062)         (1,869)          (1,803)
                                                                      ------------    ------------     ------------

Net change in cash and cash equivalents                                         (3)             30              (10)

Cash at beginning of year                                                       31               1               11
                                                                      ------------    ------------     ------------

CASH AT END OF YEAR                                                   $         28    $         31     $          1
                                                                      ============    ============     ============



The Company's primary source of funds to pay dividends to shareholders is the dividends it receives from the Bank. The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 1999, $5,329,000 of retained earnings were available for dividend declaration without prior regulatory approval.









                                   (Continued)

                          INDEPENDENT AUDITOR'S REPORT



Board of Directors and Shareholders
CNB Corporation
Cheboygan, Michigan


We have audited the accompanying consolidated balance sheets of CNB Corporation as of December 31, 1999 and 1998, and the related consolidated statements of income and comprehensive income, changes in shareholders' equity and cash flows for the years ended December 31, 1999, 1998 and 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CNB Corporation as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the years ended December 31, 1999, 1998 and 1997, in conformity with generally accepted accounting principles.





                                                   Crowe, Chizek and Company LLP

South Bend, Indiana
February 10, 2000







                                  (Continued)

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 1999, 1998 and 1997




This discussion provides information about the consolidated financial condition and results of operations of CNB Corporation (the Company) and its subsidiary, Citizens National Bank of Cheboygan (the Bank). This discussion should be read in conjunction with the financial statements beginning on Page 2 and the related footnotes.

                               FINANCIAL CONDITION

CASH AND CASH EQUIVALENTS

The Company's balances of cash and cash equivalents decreased $4.4 million from 1998 to 1999. During the year, $6.1 million of cash was provided from financing activities due to increases in deposits, while $3.6 million of cash was provided from operating activities. Investing activities utilized $14.0 million of cash during 1999. The balances maintained in cash and cash equivalents vary based on daily fluctuations in loan and deposit balances. Sufficient cash is maintained on a daily basis to meet the anticipated liquidity needs of the Company for customer transactions and to clear checks drawn on other financial institutions. The amount of clearings can vary by as much as $3 million in one day, causing the Company's cash position to vary.

SECURITIES

The Company maintains securities portfolios that include obligations of Government Sponsored Agencies as well as securities issued by states and political subdivisions. Security balances increased $1.8 million during 1999. Securities available for sale represent 74.6% of the portfolio. Currently, the Company primarily maintains a short-term securities portfolio. The average life of the security portfolio is being extended as securities of a longer maturity are added to the portfolio when appropriate. As the amount of securities maturing on a regular basis decreases, liquidity will be maintained by adding to the available for sale portfolio.

The chart below shows the change in each of the categories of the portfolio.



                                                                       1999             1998              1997
                                                                       ----             ----              ----
                                 (In thousands)

         U.S. Government and agency securities                    $     2,932       $    (9,335)     $    (5,353)
         Tax exempt state and municipal                                (3,788)            3,509            1,108
         Taxable state and municipal                                    2,627             4,405            2,920
                                                                  -----------       -----------      -----------

              Total change in securities                          $     1,771       $    (1,421)     $    (1,325)
                                                                  ===========       ===========      ===========











                                  (Continued)

                               CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 1999, 1998 and 1997





Holdings in state and municipal securities increased during the year primarily as a result of increases in funds available through the growth of the deposit portfolio. The chart below shows the percentage composition of the portfolio as of December 31.


                                                         1999            1998
                                                         ----            ----

         U.S. Government and agency securities           64.17%          61.06%
         Tax exempt state and municipal                  17.15           24.22
         Taxable state and municipal                     18.68           14.71
                                                        ------          ------

                                                        100.00%         100.00%



Securities available for sale are recorded at fair value and securities held to maturity are recorded at amortized cost. The net unrealized loss on securities available for sale at December 31, 1999 was $382,000, net of taxes. The unrealized gains and losses are temporary, since they are a result of market changes rather than a reflection of credit quality. Management has no specific intent to sell these securities at the present time.

The Company maintains a conservative security portfolio with a majority of the investments in U.S. Government and agency securities and issues of governmental units in our service area. The maturities of the U.S. Government and agency securities have typically been very short, two years or less, providing liquidity in addition to quality.

During 2000, management feels that there will be sufficient liquidity to increase maturity of the investment portfolio, thereby potentially increasing the yield.

LOANS

Total loans increased $8.7 million or 8.0% during 1999. Substantial growth occurred in our commercial real estate lending which grew to $24.8 million in 1999 from $20.2 million in 1998, or a 22.8% increase. As a full service lender, the Company offers a variety of personal and commercial loans. Home mortgages comprise the largest portion of the loan portfolio. The Company generally retains the ownership of adjustable rate loans and short to medium term fixed-rate loans and originates and sells long term single family residential fixed-rate mortgage loans to the secondary market. The Company originated $7.7 million in loans for sale in 1999 and $13.0 million in 1998. This practice allows the Company to meet the housing credit needs of its service area while maintaining an appropriate interest rate sensitivity and liquidity position. In addition to mortgage loans, the Company makes loans for personal and business use, secured and unsecured, to customers in its services area.

The Company maintains a conservative loan policy and strict credit underwriting standards. All loans are domestic. An annual review of loan concentrations at December 31, 1999 indicated the pattern of loans in the portfolio has not changed. There is no individual industry with more than a 10% concentration, however, all tourism related businesses, when combined, total 10.5% of total loans.






                                   (Continued)

                               CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 1999, 1998 and 1997




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

The quality of the Company's loan portfolio compares well with its peer group with non-performing loans at 0.20% of total loans at December 31, 1999 and 0.06% at December 31, 1998. Net loans charged off were 0.03% of total loans during 1999 and 0.02% in 1998. The allowance for loan losses increased in 1999 and 1998 to an amount considered adequate by management to cover losses that are currently anticipated based on past experience and specific identification.

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



                                                          December 31,
                                                     1999              1998
                                                     ----              ----
                                                     (Dollars in thousands)

         Nonaccrual loans                         $    181         $       -
         Loans past due 90 days or more                 59                62
         Troubled debt restructurings                    -                 -
                                                  --------         ---------

              Total nonperforming loans           $    240         $      62
                                                  ========         =========

         Percent of total loans                        .20%              .06%
                                                  ========         =========





                                  (Continued)

                               CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 1999, 1998 and 1997




DEPOSITS

The Company's service area has experienced steady economic growth. The Company offers competitive deposit products and has, therefore, shown steady deposit growth as it increases its market share. Deposits increased $8.1 million or 4.7% during 1999. Insured money market deposits increased $4.6 million, time deposits increased $1.9 million and interest-bearing demand increased $1.0 million.

The majority of the Company's deposits are derived from core customers, relating to long term relationships with local personal, business and public customers. Deposit rates are monitored continually to assure that the Company pays a competitive rate.

As of December 31, 1999 the loan to deposit ratio was 65.3% compared to 63.3% for December 31, 1998. Management continues to emphasize loan growth and would like to see this ratio at a minimum of 65%. This change in asset mix from securities to higher yielding loans will increase the net interest margin.

EQUITY

Total equity for the Company at year end 1999 was $19.9 million compared to $19.5 million in 1998. The Company realized $3.1 million in income and paid out $2.1 million in dividends during 1999. The unrealized gain on securities available for sale decreased equity $ 611,000.


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

The Bank manages liquidity to insure adequate funds are available to meet the cash flow needs of depositors and borrowers. The Bank's most readily available sources of liquidity are federal funds sold, securities classified as available for sale and securities classified as held to maturity maturing within one year. These sources of liquidity are supplemented by new deposits and by loan payments received from customers. As of December 31, 1999 the Company held $6.3 million in federal funds sold, $44.5 million in securities available for sale and $7.1 million in held to maturity maturing within one year. These short-term assets represents 31.7% of total deposits as of December 31, 1999. Historically, the Company's security portfolio has been short-term in nature, with the average life of the portfolio consistently being less than two years. The Company serves a market which is highly tied to the tourist industry. Consequently, the Company experiences seasonal swings in liquidity. Deposit growth occurs during July, August, and September, then may decline through the fall and winter months.
The Company does not anticipate any significant change in its seasonal pattern.









                                  (Continued)

                               CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 1999, 1998 and 1997




INTEREST RATE SENSITIVITY

The following schedule details the maturities and yields of interest-bearing financial instruments at December 31, 1999 and 1998, for the next five years and thereafter. The values represent the contractual maturity of each instrument. For loan instruments without contractual maturities management has allocated principal payments based upon historical trends of payment activity. Where there is no set maturity, as in the case of some interest-bearing liabilities, management has allocated the amounts based upon its expectation of cash flows, incorporating internal core deposit studies and current expectations of customer behavior. For loans, securities and liabilities with contractual maturities, the table presents principal cash flows and related weighted-average interest rates by contractual maturities. The data in the table was aggregated by type of financial instrument fixed and variable rate loans, fixed and variable rate securities and fixed and variable rate deposits. The Company has no interest rate swaps, interest rate caps or interest rate floors. Therefore, data concerning these instruments is not included in the table.

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

All financial institutions assume interest rate risk as an integral part of normal operations. Managing and measuring interest rate risk is a dynamic, multi-faceted process that ranges from reducing the exposure of the Company's net interest margin to swings in interest rates, to assuring sufficient capital and liquidity to support future balance sheet growth. The Company manages interest rate risk through the Asset/Liability Committee. The Asset/Liability Committee is comprised of bank officers from various disciplines. The Committee establishes policies and rates which lead to the prudent investment of resources, the effective management of risks associated with changing interest rates, the maintenance of adequate liquidity and the earning of an adequate return on shareholders' equity.








                                  (Continued)

                               CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 1999, 1998 and 1997




       MARKET RISK DISCLOSURE OF SCHEDULED MATURITIES AT DECEMBER 31, 1999
                             (Dollars in thousands)

                                                                                                              Fair Value
                                     2000       2001       2002       2003       2004    Thereafter    Total   12/31/99
                                     ----       ----       ----       ----       ----    ----------    -----   --------
RATE-SENSITIVE ASSETS
   Variable interest rate loans   $  7,282   $  2,907   $  3,817   $  2,148   $  2,068   $ 23,033  $  41,255  $  41,255
     Average interest rate            8.95%      8.49%      8.65%      8.34%      8.39%      8.10%      8.36%
   Fixed interest rate loans        17,618      8,675     11,751      5,025      7,895     27,130     78,094     77,269
     Average interest rate            9.11%      8.83%      8.73%      8.19%      8.34%      7.50%      8.33%
   Variable interest rate
     securities                        175        484          -          -          -          -        659        659
     Average interest rate            6.03%      6.03%         -%         -%         -%         -%      6.03%
   Fixed interest rate securities   20,384     16,515     13,949      2,935      1,837      3,316     58,936     58,842
     Average interest rate            5.45%      5.46%      5.67%      5.72%      5.47%      5.26%      5.51%
RATE-SENSITIVE LIABILITIES
   Noninterest-bearing deposits     26,158          -          -          -          -          -     26,158     26,158
     Average interest rate               -%         -%         -%         -%         -%         -%         -%
   Fixed interest rate
     savings and
     interest-bearing deposits     46,337      12,438     12,438     12,438      6,221          -     89,872     89,871
     Average interest rate           3.53%       2.84%      2.84%      2.84%      2.84%         -%      3.20%
   Fixed interest rate
     time deposits                 51,405      10,225      2,410      1,347      1,167          -     66,554     66,474
     Average interest rate           5.04%       5.15%      5.95%      5.60%      5.52%         -%      5.11%


       MARKET RISK DISCLOSURE OF SCHEDULED MATURITIES AT DECEMBER 31, 1998
                             (Dollars in thousands)

                                                                                                              Fair Value
                                        1999       2000       2001       2002       2003    Thereafter    Total   12/31/98
                                        ----       ----       ----       ----       ----    ----------    -----   --------
RATE-SENSITIVE ASSETS
   Variable interest rate loans      $  8,510   $  2,998   $  2,994   $  3,682   $  2,123   $ 22,231  $  42,538  $  42,538
     Average interest rate               9.65%      8.45%      8.20%      8.20%      8.04%      7.77%      8.27%
   Fixed interest rate loans           16,186     10,226      7,058      5,599      3,577     25,402     68,048     68,049
     Average interest rate               9.50%      9.36%      8.93%      8.49%      8.47%      7.42%      8.51%
   Variable interest rate
     securities                         2,955        540          -          -          -          -      3,495      3,495
     Average interest rate               5.61%      5.25%         -%         -%         -%         -%      5.55%
   Fixed interest rate securities      30,673     16,233      4,627      1,867      1,005`     2,624     57,029     57,511
     Average interest rate               6.16%      5.92%      6.23%      6.48%      6.89%      7.45%      6.18%
RATE-SENSITIVE LIABILITIES
   Noninterest-bearing deposits        26,044          -          -          -          -          -     26,044     26,044
     Average interest rate                  -%         -%         -%         -%         -%         -%         -%
   Fixed interest rate
     savings and
     interest-bearing deposits         43,221     11,686     11,686     11,686     5,841          -     84,120     84,115
     Average interest rate               3.24%      2.77%      2.77%      2.77%     2.77%         -%      3.01%
   Fixed interest rate
     time deposits                     46,415     12,835      2,341      1,798       908          -     64,297     64,291
     Average interest rate               5.20%      5.44%      5.69%      5.75%     5.85%         -%      5.29%






                                  (Continued)

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 1999, 1998 and 1997



CAPITAL RESOURCES

The capital ratios of the Company exceed the regulatory guidelines for well capitalized institutions. The Company has maintained an average leverage ratio of 9.8% for the last three years. This strong capital position provides the Company with the flexibility to leverage its capital to be able to take advantage of expansion opportunities. The Company's strong capital position also provides the flexibility to continue with a high dividend payout ratio which has averaged 65.0% over the past three years. Earnings are projected to continue at current levels or better which will allow the Company to continue to pay out dividends at this level.

A five percent stock dividend was distributed to shareholders in 1998 and 1999, and a five percent stock dividend was declared on January 13, 2000 and is payable on March 1, 2000. The stock of the Company is generally traded locally. Additional information concerning capital ratios and shareholder return is included in the Financial Highlights schedule. The Company maintains a five year plan and utilizes a formal strategic planning process. Management and the Board continue to monitor long term goals, which include increasing market share and maintaining long term earnings sufficient to pay consistent dividends.

                              RESULTS OF OPERATIONS

NET INTEREST INCOME

Interest income is the total amount earned on funds invested in federal funds sold, securities and loans. Interest expense is the amount of interest paid on interest-bearing checking, savings and time deposits accounts. Net interest income is the difference between interest income and interest expense. The net margin is the net interest income as a percentage of average interest-earning assets. Interest spread is the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities. In 1999, net interest income increased $257,000 or 3.2%, due to an increase in average interest-earning assets of $8.7 million or 4.8%. The overall yield on average interest-earning assets was 7.47% for 1999 compared to 7.85% for 1998. The net interest margin decreased to 4.29% in 1999 compared to 4.36% in 1998. This decrease can be attributable to a lower yield on an increasing volume of average interest-earning assets.

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

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 1999, 1998 and 1997




The following table shows the daily average Consolidated Balance Sheet, revenue on average interest-earning assets (on a pre-tax basis), expense on average interest-bearing liabilities, and the annualized effective rate or yield for the periods ending:

          Yield Analysis of Consolidated Average Assets and Liabilities
                             (Dollars in thousands)


                                Year Ended                       Year Ended                     Year Ended
                             December 31, 1999                December 31, 1998              December 31, 1997
                             -----------------                -----------------              -----------------
                         Average               Yield/     Average               Yield/   Average               Yield/
                         Balance      Int       Rate      Balance      Int       Rate    Balance      Int       Rate
Interest-earning assets:
  Interest-earning
    deposits          $      -   $      -         -%  $     534   $     32      5.99% $     460  $      27     5.87%
  Federal funds sold     7,818        426      5.45      10,249        579      5.65      9,293        535     5.76
  Total securities (1)  69,608      3,860      5.55      65,313      3,751      5.76     59,950      3,558     5.93

  Loans                114,042     10,010      8.78     106,661      9,959      9.34    101,518      9,608     9.46
                      --------  ---------             ---------  ---------            ---------  ---------
    Total
      interest-earning
      assets           191,468     14,296      7.47%    182,757     14,321      7.85%   171,221     13,728     8.02%
                                ---------                        ---------                       ---------
Cash and due from
    banks                6,945                            6,251                           5,819
Premises and
  equipment, net         3,130                            2,846                           2,590
Other assets             2,527                            2,400                           2,426
                     ---------                        ---------                       ---------
    Total            $ 204,070                        $ 194,254                       $ 182,056
                     =========                        =========                       =========


Interest-bearing
  liabilities:
  Interest-bearing
    demand deposits  $  15,905  $     304      1.91%  $  14,792  $     342      2.31% $  13,943  $     333     2.39%
  Savings deposits      73,293      2,482      3.39      67,684      2,522      3.72     63,189      2,377     3.76
  Time deposits         65,168      3,291      5.05      65,005      3,495      5.38     62,798      3,377     5.38
                     ---------  ---------             ---------  ---------            ---------  ---------
    Total
      interest-bearing
      liabilities      154,366      6,077      3.94%    147,661      6,359      4.31%   139,930      6,087     4.35%
                                ---------                        ---------                       ---------
Non-interest bearing
  deposits              27,491                           25,520                          22,484
Other liabilities        2,093                            1,922                           1,757
Shareholders' equity    20,120                           19,151                          17,885
                     ---------                        ---------                       ---------
    Total            $ 204,070                        $ 194,254                       $ 182,056
                     =========                        =========                       =========
Net interest income             $   8,219                        $   7,962                       $   7,641
                                =========                        =========                       =========
Net interest spread                            3.53%                            3.53%                          3.67%
                                           ========                         ========                        =======
Net yield on
  interest earning
  assets                                       4.29%                            4.36%                          4.46%
                                           ========                         ========                        =======
Ratio of interest
  earning assets
  to interest bearing
  liabilities             1.23x                            1.24x                           1.22x


(1) Yield computed using the average amortized cost for securities available for sale.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 1999, 1998 and 1997





The table below shows the effect of volume and rate changes on net interest income on a pre-tax basis.



                                                        1999 Compared to 1998            1998 Compared to 1997
                                                        ---------------------            ---------------------
                                                     Volume      Rate        Net      Volume      Rate        Net
                                                     ------      ----        ---      ------      ----        ---
                                                                            (In thousands)
Interest-earning deposits                          $     (32) $       -  $     (32) $       4  $       1  $       5
Federal funds sold                                      (133)       (20)      (153)        54        (10)        44
Total securities                                         241       (132)       109        311       (118)       193
Loans, net                                               667       (616)        51        482       (131)       351
                                                   ---------  ---------  ---------  ---------  ---------  ---------
   Total interest-earning assets                         743       (768)       (25)       851       (258)       593

Interest-bearing demand deposits                          24        (62)       (38)        20        (11)         9
Savings deposits                                         193       (233)       (40)       168        (23)       145
Time deposits                                              9       (213)      (204)       119         (1)       118
                                                   ---------  ---------  ---------  ---------  ---------  ---------
   Total interest-bearing deposits                       226       (508)      (282)       307        (35)       272
                                                   ---------  ---------  ---------  ---------  ---------  ---------

     Net change in net interest income (a)         $     517  $    (260) $     257  $     544  $    (223) $     321
                                                   =========  =========  =========  =========  =========  =========


(a) The net change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

NON-INTEREST INCOME

Non-interest income is derived primarily from deposit account fees, fees for customer services and gains on the sale of residential real estate mortgages to the secondary market. Non-interest income decreased $141,000 or 9.8% due to a significant extent to selling less mortgages to the secondary market in 1999 compared to 1998. The decrease can be attributed to an increasing rate environment during 1999.

Non-interest income increased $137,000 or 10.5% in 1998 compared to 1997. Net realized gains from sales of loans and loan servicing fees, net of amortization increased $64,000 or 29.5%. Service charge and fee income increased $59,000 or 7.2% and other income increased $14,000 or 5.2%.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 1999, 1998 and 1997




NON-INTEREST EXPENSE

Total non-interest expenses were $5.0 million in 1999 and $4.9 million in 1998. The Company continued in its efforts to control non-interest expenses during 1999, resulting in total non-interest expenses increasing only 2.1% over 1998 expenses. Salaries, wages and employee benefits remain the largest component of non-interest expense. These expenses total $2.9 million in 1999 and 1998. Occupancy expense totaled $650,000 in 1999 compared to $635,000 in 1998 while other expenses increased to $1.2 million from $1.1 million in 1998.

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

FEDERAL INCOME TAXES

Income tax expense remained unchanged from 1998 to 1999. This was primarily due to insignificant change in pre-tax income.

The effective tax rates for 1999, 1998 and 1997 are shown in the table below:


                                             1999          1998         1997
                                             ----          ----         ----
Income before tax (In thousands)          $  4,459      $  4,445     $   4,151
Income tax expense (In thousands)            1,314         1,309         1,271
Effective tax rate                            29.5%         29.4%         30.6%


NET INCOME

Consolidated net income was $3.1 million for 1999, unchanged from 1998. Return on consolidated average assets for 1999 was 1.54%, compared to 1.61% for 1998. Return on average shareholders' equity was 15.63% in 1999 compared to 16.38% in 1998. Basic earnings per share for 1999, 1998 and 1997 were $2.78, $2.77 and $2.54.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 1999, 1998 and 1997


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