Form 10-K405, Exhibit 13
period 2000-12-31
CNB CORP /MI/
filed 2001-03-29
CIK 779125

                                                                      EXHIBIT 13

                                 CNB CORPORATION

                                  ANNUAL REPORT
                        December 31, 2000, 1999 and 1998

                                 CNB CORPORATION

                                  ANNUAL REPORT
                        December 31, 2000, 1999 and 1998



                                    CONTENTS


FINANCIAL HIGHLIGHTS .....................................................     1

CONSOLIDATED BALANCE SHEETS ..............................................     2

CONSOLIDATED STATEMENTS OF INCOME AND
   COMPREHENSIVE INCOME...................................................     3

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY ...............     4

CONSOLIDATED STATEMENTS OF CASH FLOWS ....................................     5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ...............................     6

INDEPENDENT AUDITOR'S REPORT..............................................    25

MANAGEMENT'S DISCUSSION AND ANALYSIS......................................    26

OFFICERS, COMMUNITY ADVISORS AND STAFF....................................    37

DIRECTORS AND DIRECTORS EMERITI...........................................    38

                                 CNB CORPORATION
                              FINANCIAL HIGHLIGHTS

----------------------------------------------------------------------------------------------------------------------------
                                             2000             1999              1998               1997             1996
                                         -----------       -----------       ----------        -----------       -----------
                                                                  (In thousands, except per share data)
OPERATING STATISTICS
     Interest income                     $    15,685       $    14,296       $    14,321       $    13,728       $    12,958
     Interest expense                          6,820             6,077             6,359             6,087             5,699
     Net interest income                       8,865             8,219             7,962             7,641             7,259
     Income before income taxes                4,882             4,459             4,445             4,151             3,723
     Net income                                3,386             3,145             3,136             2,880             2,601
     Basic earnings per share                   2.98              2.78              2.77              2.54              2.30
     Diluted earnings per share                 2.95              2.74              2.74              2.54              2.30
     Return on average assets
       (ROA)                                    1.60%             1.54%             1.61%             1.58%             1.51%
     Return on average
       shareholders' equity (ROE)              16.25%            15.63%            16.38%            16.10%            15.33%

BALANCE SHEET STATISTICS
     Securities                          $    55,851       $    59,595       $    57,824       $    59,245       $    60,570
     Total loans                             127,742           119,349           110,586           103,367            96,901
     Deposits                                193,091           182,584           174,461           170,326           153,868
     Total assets                            217,725           205,265           196,510           190,822           173,085

CAPITAL STATISTICS
     Shareholders' equity                $    21,615       $    19,918       $    19,494       $    18,145       $    17,053
     Book value per share                      19.04             17.54             17.21             16.05             15.09
     Cash dividend per share                    1.98              1.86              1.77              1.63              1.54
     Dividend payout ratio                     66.39%            67.00%            63.84%            63.92%            67.09%
     Average equity to average
       total assets                             9.84%             9.86              9.86              9.82              9.88

CREDIT STATISTICS
     Net charge-offs to total loans              .03%              .03%              .02%              .02%              .05%
     Nonperforming assets
       to total loans                            .21%              .20%              .06%              .10%              .14%
     Allowance for loan losses
       to total loans                           1.29%             1.33%             1.37%             1.40%             1.41%
     Allowance for loan losses
       to nonperforming assets                  6.31x             6.60x             24.48x            14.57x            10.39x


PRICE RANGE FOR COMMON STOCK

The following table shows the high and low selling prices of known transactions in common stock of the Company for each quarter of 2000 and 1999. The Company had 840 shareholders as of December 31, 2000. The prices and dividends per share have been restated to reflect the 1999 and 2000 5% stock dividends.


                                 2 0 0 0                                      1 9 9 9
                 ---------------------------------------    ---------------------------------------
                         Market Price           Cash              Market Price              Cash
                 ------------------------      Dividends    ------------------------      Dividends
     Quarter       High             Low        Declared        High           Low         Declared
     -------     ---------      ---------      ---------    ---------      ---------      ---------
     1st         $   75.00      $   74.00      $   .35      $   60.71      $   57.14      $   .33
     2nd             75.00          67.50          .35          62.86          60.71          .33
     3rd             73.00          60.00          .35          66.67          62.86          .33
     4th             64.00          55.00          .93          71.43          67.62          .87

--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements.


                                                                              1.

                                 CNB CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 2000 and 1999

--------------------------------------------------------------------------------

                                                                                   2000          1999
                                                                                ---------      ---------
                                                                                      (In thousands)
ASSETS
Cash and due from banks                                                         $   9,202      $   7,573
Interest-bearing deposits with other financial institutions                         5,258          1,000
Federal funds sold                                                                  8,850          6,300
                                                                                ---------      ---------
     Total cash and cash equivalents                                               23,310         14,873

Securities available for sale                                                      47,969         44,479
Securities held to maturity (market value of
  $7,976 in 2000 and $15,022 in 1999)                                               7,882         15,116
Other securities                                                                    4,653          5,726
Loans, net                                                                        126,049        117,708
Premises and equipment, net                                                         3,234          3,016
Other assets                                                                        4,628          4,347
                                                                                ---------      ---------

     Total assets                                                               $ 217,725      $ 205,265
                                                                                =========      =========

LIABILITIES
Deposits
     Non-interest bearing                                                       $  30,574      $  26,158
     Interest-bearing                                                             162,517        156,426
                                                                                ---------      ---------
         Total deposits                                                           193,091        182,584
Other liabilities                                                                   3,019          2,763
                                                                                ---------      ---------
     Total liabilities                                                            196,110        185,347
                                                                                ---------      ---------

SHAREHOLDERS' EQUITY
Common stock - $2.50 par value; 2,000,000 shares authorized; 1,135,461 and
  1,081,639 shares issued
  and outstanding in 2000 and 1999                                                  2,839          2,704
Additional paid-in capital                                                         15,549         11,694
Retained earnings                                                                   2,959          5,902
Accumulated other comprehensive income (loss), net of tax                             268           (382)
                                                                                ---------      ---------
     Total shareholders' equity                                                    21,615         19,918
                                                                                ---------      ---------

         Total liabilities and shareholders' equity                             $ 217,725      $ 205,265
                                                                                =========      =========

--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements.


                                                                              2.

                                 CNB CORPORATION
           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
                  Years ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

                                                        2000           1999           1998
                                                      --------       --------       --------
                                                      (In thousands, except per share data)
INTEREST INCOME
     Loans, including fees                            $ 11,244       $ 10,010       $  9,959
     Securities
         Taxable                                         3,395          3,240          3,281
         Tax-exempt                                        491            509            502
     Other interest income                                 555            537            579
                                                      --------       --------       --------
         Total interest income                          15,685         14,296         14,321

INTEREST EXPENSE ON DEPOSITS                             6,820          6,077          6,359
                                                      --------       --------       --------
NET INTEREST INCOME                                      8,865          8,219          7,962

Provision for loan losses                                  110            100            100
                                                      --------       --------       --------

NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES                                        8,755          8,119          7,862
                                                      --------       --------       --------

NON-INTEREST INCOME
     Service charges and fees                              945            870            875
     Net realized gains from sale of loans                  37             59            103
     Loan servicing fees, net of amortization              135            164            178
     Other income                                          219            204            282
                                                      --------       --------       --------
         Total non-interest income                       1,336          1,297          1,438
                                                      --------       --------       --------
NON-INTEREST EXPENSES
     Salaries and employee benefits                      3,052          2,934          2,900
     Occupancy                                             670            650            635
     Supplies                                              161            207            187
     Other expenses                                      1,326          1,166          1,133
                                                      --------       --------       --------
         Total non-interest expenses                     5,209          4,957          4,855
                                                      --------       --------       --------

INCOME BEFORE INCOME TAXES                               4,882          4,459          4,445

Income tax expense                                       1,496          1,314          1,309
                                                      --------       --------       --------

NET INCOME                                               3,386          3,145          3,136

Other comprehensive income (loss)
     Net change in unrealized gains (losses) on
       securities available for sale                       984           (927)           267
     Tax effects                                          (334)           316            (91)
                                                      --------       --------       --------
         Total other comprehensive income (loss)           650           (611)           176
                                                      --------       --------       --------

COMPREHENSIVE INCOME                                  $  4,036       $  2,534       $  3,312
                                                      ========       ========       ========

Basic earnings per share                              $   2.98       $   2.78       $   2.77
Diluted earnings per share                                2.95           2.74           2.74


--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements.


                                                                              3.

                                 CNB CORPORATION
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                  Years ended December 31, 2000, 1999 and 1998


------------------------------------------------------------------------------------------------------------------------------------
                                                                                                       Accumulated
                                                                                                          Other
                                                                            Additional                Comprehensive       Total
                                              Outstanding       Common       Paid-In      Retained    Income (Loss),   Shareholders'
                                                 Shares         Stock        Capital      Earnings      Net of Tax        Equity
                                              -----------       ------      ----------    --------    --------------   -------------
                                                                  (Dollars in thousands, except per share data)
Balance - January 1, 1998                        977,289        $2,443       $ 6,583      $ 9,066        $   53          $18,145

Net income                                                                                  3,136                          3,136
Cash dividends - $1.77 per share                                                           (2,002)                        (2,002)
5% stock dividend                                 48,595           121         1,968       (2,101)                           (12)
Share issued under stock option plan, net          1,902             5            51                                          56
Purchase and retirement of common stock              (85)                         (5)                                         (5)
Net change in unrealized gains (losses) on
  securities available for sale                                                                             176              176
                                               ---------        ------       -------      -------        ------          -------
Balance - December 31, 1998                    1,027,701         2,569         8,597        8,099           229           19,494

Net income                                                                                  3,145                          3,145
Cash dividends - $1.86 per share                                                           (2,107)                        (2,107)
5% stock dividend                                 51,074           128         3,064       (3,211)                           (19)
Shares issued under stock option plan, net         3,933            10           106          (24)                            92
Purchase and retirement of common stock           (1,069)           (3)          (73)                                        (76)
Net change in unrealized gains (losses) on
  securities available for sale                                                                            (611)            (611)
                                               ---------        ------       -------      -------        ------          -------
Balance - December 31, 1999                    1,081,639         2,704        11,694        5,902          (382)          19,918

Net income                                                                                  3,386                          3,386
Cash dividends - $1.98 per share                                                           (2,248)                        (2,248)
5% stock dividend                                 53,741           135         3,897       (4,057)                           (25)
Shares issued under stock option plan, net         1,277             3            38          (24)                            17
Purchase and retirement of common stock           (1,196)           (3)          (80)                                        (83)
Net change in unrealized gains (losses) on
  securities available for sale                                                                             650              650
                                               ---------        ------       -------      -------        ------          -------
Balance - December 31, 2000                    1,135,461        $2,839       $15,549      $ 2,959        $  268          $21,615
                                               =========        ======       =======      =======        ======          =======

--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements.


                                                                              4.

                                 CNB CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

                                                                 2000           1999          1998
                                                               --------       --------       --------
                                                                           (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                $  3,386       $  3,145       $  3,136
     Adjustments to reconcile net income to net cash
       from operating activities
         Depreciation                                               306            300            277
         Accretion and amortization of securities, net              (17)           136             42
         Provision for loan losses                                  110            100            100
         Loans originated for sale                               (4,568)        (7,706)       (12,970)
         Proceeds from sales of loans originated for sale         4,571          7,707         12,976
         Gain on sales of loans                                     (37)           (59)          (103)
         Increase in other assets                                  (581)          (202)           (91)
         Increase in other liabilities                              175            160            110
                                                               --------       --------       --------
              Total adjustments                                     (41)           436            341
                                                               --------       --------       --------
                  Net cash from operating activities              3,345          3,581          3,477

CASH FLOWS FROM INVESTING ACTIVITIES
     Net change in interest-earning deposits                       --             --            1,000
     Proceeds from maturities of securities
       available for sale                                        14,826         10,654          5,227
     Purchase of securities available for sale                  (17,309)       (32,007)       (10,005)
     Proceeds from maturities of securities held
       to maturity                                                8,591         22,937         19,601
     Purchase of securities held to maturity                     (1,363)        (4,418)       (13,177)
     Proceeds from other securities                               1,600            200            700
     Purchase of other securities                                  (527)        (2,474)        (1,036)
     Net increase in portfolio loans                             (8,451)        (8,821)        (7,290)
     Premises and equipment expenditures                           (524)          (120)          (787)
                                                               --------       --------       --------
         Net cash from investing activities                      (3,157)       (14,049)        (5,767)

CASH FLOWS FROM FINANCING ACTIVITIES
     Net increase in deposits                                    10,507          8,123          4,135
     Dividends paid                                              (2,192)        (2,078)        (1,920)
     Proceeds from exercise of stock options                         17             92             56
     Purchases of common stock                                      (83)           (76)            (5)
                                                               --------       --------       --------
         Net cash from financing activities                       8,249          6,061          2,266
                                                               --------       --------       --------

Net change in cash and cash equivalents                           8,437         (4,407)           (24)

Cash and cash equivalents at beginning of year                   14,873         19,280         19,304
                                                               --------       --------       --------

CASH AND CASH EQUIVALENTS AT END OF YEAR                       $ 23,310       $ 14,873       $ 19,280
                                                               ========       ========       ========

Supplemental disclosure of cash flow information
     Cash paid during the period for
         Interest                                              $  6,786       $  6,022       $  6,426
         Income taxes                                             1,442          1,320          1,306


--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements.


                                                                              5.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

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

The Bank provides a full range of banking services to individuals, agricultural businesses, commercial businesses and light industries located in its service area. It maintains a diversified loan portfolio, including loans to individuals for home mortgages, automobiles, personal expenditures and loans to business enterprises for current operations and expansion. The Bank offers a variety of deposit accounts, including checking, savings, money market, individual retirement accounts and certificates of deposit.

The principal markets for the Bank's financial services are the Michigan communities in which the Bank is located and the area immediately surrounding these communities. The Bank serves these markets through eight offices located in Cheboygan, Presque Isle and Emmet Counties in northern lower Michigan.

Segments: The Company, through its subsidiary, the Bank, provides a broad range of financial services to individuals and companies in northern lower Michigan. These services include demand, time and savings deposits; lending; ATM processing and cash management. Operations of the Company are managed and financial performance is evaluated on a company-wide basis. Accordingly, all of the Company's banking operations are considered by management to be aggregated in one reportable operating segment.

Use of Estimates: To prepare financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses, fair values of financial instruments and status of contingencies are particularly subject to change in the near term.

Cash Flow Reporting: Cash and cash equivalents include cash and due from banks and federal funds sold. Net cash flows are reported for customer loan and deposit transactions and interest-earning deposits.


--------------------------------------------------------------------------------
                                   (Continued)


                                                                              6.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses. Loans held for sale are reported at the lower of cost or market, on an aggregate basis.

Loan Income: Interest income is earned on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Interest income is not reported when full loan repayment is in doubt, typically when the loan is impaired or payments are past due over 90 days (180 days for residential mortgages). Payments received on such loans are reported as principal reductions.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed.

A loan is impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage, consumer, and credit card loans, and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

--------------------------------------------------------------------------------
                                   (Continued)


                                                                              7.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

--------------------------------------------------------------------------------
                                   (Continued)


                                                                              8.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings Per Share: Basic earnings per share is based on the net income divided by the weighted average number of shares outstanding during the period. Diluted earnings per share shows the dilutive effect of additional potential shares issuable under stock options.

Stock Splits and Stock Dividends: Dividends issued in stock are reported by transferring the market value of the stock issued from retained earnings to common stock and additional paid-in capital. Stock splits are recorded by adjusting par value. Fractional shares are paid in cash for all stock splits and dividends. Basic earnings per share, diluted earnings per share and dividends per share have been restated for all stock splits and stock dividends, including the five percent stock dividends declared in 2000 and 1999.

Financial Instruments with Off-Balance-Sheet Risk: The Company, in the normal course of business, makes commitments to extend credit which are not reflected in the consolidated financial statements. A summary of these commitments is disclosed in Note 12.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income (loss). Other comprehensive income (loss) includes the net change in net unrealized appreciation (depreciation) on securities available for sale, net of tax, which is also recognized as a separate component of shareholders' equity.

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

New Accounting Pronouncements: Beginning January 1, 2001, a new accounting standard will require all derivatives to be recorded at fair value. Unless designated as hedges, changes in these fair values will be recorded in the income statements. Fair value changes involving hedges will generally be recorded by offsetting gains or losses on the hedges and on the hedged item, even if the fair value of the hedged item is not otherwise recorded. Adoption of this standard on January 1, 2001 did not have a material effect on the Company's financial condition or results of operations.

Reclassification: Some items in prior financial statements have been reclassified to conform with the current presentation.

--------------------------------------------------------------------------------
                                   (Continued)


                                                                              9.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

NOTE 2 -- SECURITIES

The amortized cost and fair values of securities at year end, were as follows:

                                                          Gross           Gross
                                         Amortized      Unrealized      Unrealized         Fair
Available for sale                          Cost          Gains           Losses           Value
                                          --------       --------       ----------       --------
                                                               (In thousands)
2000
         U.S. Government and agency       $ 36,838       $    335        $    (60)       $ 37,113
         State and municipal                10,726            144             (14)         10,856
                                          --------       --------        --------        --------
                                          $ 47,564       $    479        $    (74)       $ 47,969
                                          ========       ========        ========        ========
1999
         U.S. Government and agency       $ 38,725       $      1        $   (484)       $ 38,242
         State and municipal                 6,333              1             (97)          6,237
                                          --------       --------        --------        --------
                                          $ 45,058       $      2        $   (581)       $ 44,479
                                          ========       ========        ========        ========
Held to maturity
2000
         State and municipal              $  7,882       $    100        $     (6)       $  7,976
                                          ========       ========        ========        ========
1999
         State and municipal              $ 15,116       $     20        $   (114)       $ 15,022
                                          ========       ========        ========        ========

There were no sales of securities during 2000, 1999 and 1998.

Contractual maturities of debt securities at year end 2000 were as follows. Expected maturities may differ from contractual maturity because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                      Available For Sale         Held to Maturity
                                     --------------------      --------------------
                                    Amortized       Fair      Amortized      Fair
                                      Cost         Value         Cost        Value
                                    ---------     -------     ---------     -------
                                                (In thousands)
     Due in one year or less         $19,190      $19,172      $ 2,111      $ 2,114
     Due from one to five years       27,413       27,762        3,448        3,478
     Due from five to ten years          961        1,035        1,088        1,141
     Due after ten years                  --           --        1,235        1,243
                                     -------      -------      -------      -------
                                     $47,564      $47,969      $ 7,882      $ 7,976
                                     =======      =======      =======      =======

--------------------------------------------------------------------------------
                                   (Continued)


                                                                             10.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

NOTE 2 -- SECURITIES (Continued)

Securities with a carrying value of $984,000 and $956,000 were pledged at December 31, 2000 and 1999, to secure public deposits and for other purposes.

Except as indicated below, total securities of any state (including its political subdivisions) were less than 10% of shareholders' equity. At year end 2000 and 1999, the amortized cost of securities issued by the state of Michigan and all of its political subdivisions totaled $10,385,000 and $9,416,000 with an estimated fair value of $10,584,000 and $9,329,000. At year end 2000 and 1999, the amortized cost of securities issued by the state of Illinois and all of its political subdivisions totaled $1,410,000 and $3,160,000 with an estimated fair value of $1,408,000 and $3,138,000.


NOTE 3 -- LOANS

Year end loans were as follows:

                                            2000            1999
                                         ---------       ---------
                                               (In thousands)
Residential real estate                  $  77,823       $  71,709
Consumer                                    12,155          10,891
Commercial real estate                      26,571          24,810
Commercial                                  11,193          11,939
                                         ---------       ---------
                                           127,742         119,349
Deferred loan origination fees, net            (41)            (58)
Allowance for loan losses                   (1,652)         (1,583)
                                         ---------       ---------
                                         $ 126,049       $ 117,708
                                         =========       =========

Activity in the allowance for loan losses is summarized as follows:

                                 2000          1999          1998
                               -------       -------       -------
                                             (In thousands)
Beginning balance              $ 1,583       $ 1,518       $ 1,442
Provision for loan losses          110           100           100
Charge-offs                        (86)          (43)          (52)
Recoveries                          45             8            28
                               -------       -------       -------
Ending balance                 $ 1,652       $ 1,583       $ 1,518
                               =======       =======       =======

The Company had no impaired loans during 2000 and 1999. There were no loans held for sale at year end 2000 and 1999.

--------------------------------------------------------------------------------
                                   (Continued)


                                                                             11.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

NOTE 4 -- LOAN SERVICING

Mortgage loans serviced for others are not reported as assets. These loans totaled $35,228,000 and $34,401,000 at year end 2000 and 1999. Related escrow deposit balances were $52,000 and $53,000. Capitalized mortgage servicing rights balances were $211,000 and $198,000 at year end 2000 and 1999. The related additions recognized were $34,000, $58,000 and $97,000 and the amortization was $22,000, $17,000 and $68,000 in 2000, 1999 and 1998.


NOTE 5 -- PREMISES AND EQUIPMENT

Year end premises and equipment were as follows:

                                         2000        1999
                                        ------      ------
                                          (In thousands)
Real estate and buildings               $3,765      $3,590
Furniture and fixtures                   3,453       3,104
                                        ------      ------
                                         7,218       6,694
Less accumulated depreciation            3,984       3,678
                                        ------      ------
                                        $3,234      $3,016
                                        ======      ======


Depreciation expense amounted to $306,000, $300,000 and $277,000 in 2000, 1999 and 1998.

NOTE 6 -- DEPOSITS

Time deposit accounts individually exceeding $100,000 total $20,384,000 and $15,333,000 at year end 2000 and 1999.

At year end 2000, the scheduled maturities of time deposits are as follows:

                                          (In thousands)

                       2001                   $35,621
                       2002                    39,114
                       2003                     1,839
                       2004                     1,656
                       2005                       624
                                              -------
                                              $78,854
                                              =======

--------------------------------------------------------------------------------
                                   (Continued)


                                                                             12.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

NOTE 7 -- EMPLOYEE BENEFITS

Defined Benefit Retirement Plan: The Company has a defined benefit, noncontributory pension plan which provides retirement benefits for essentially all employees. The following sets forth the plan's funded status and amounts recognized in the financial statements:

                                             2000          1999
                                           -------       -------
                                              (In thousands)
Change in benefit obligation:
     Beginning benefit obligation          $(2,937)      $(3,108)
     Service cost                             (138)         (122)
     Interest cost                            (231)         (199)
     Actuarial gain                           (188)          (97)
     Benefits paid                             249           589
                                           -------       -------
     Ending benefit obligation              (3,245)       (2,937)

Change in plan assets, at fair value:
     Beginning plan assets                   3,371         3,195
     Actual return                            (233)          478
     Employer contribution                      75           287
     Benefits paid                            (249)         (589)
                                           -------       -------
     Ending plan assets                      2,964         3,371


Funded status                                 (281)          434
Unrecognized net actuarial loss(gain)          673           (14)
Unrecognized transition amount                 (77)          (86)
Unrecognized prior service amount              (33)          (37)
                                           -------       -------
Prepaid pension cost                       $   282       $   297
                                           =======       =======

Net pension expense and related year end assumptions consist of the following:

                                          2000        1999        1998
                                         -----       -----       -----
                                                (In thousands)
Service cost                             $ 138       $ 122       $ 126
Interest cost on benefit obligation        231         199         211
Expected return on plan assets            (266)       (226)       (232)
Net amortization and deferral              (13)        (13)        (14)
                                         -----       -----       -----
    Pension expense                      $  90       $  82       $  91
                                         =====       =====       =====

--------------------------------------------------------------------------------
                                   (Continued)


                                                                             13.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

NOTE 7 -- EMPLOYEE BENEFITS (Continued)

                                                        2000       1999       1998
                                                       -----      -----      -----
     Weighted average discount rate                    7.50%      7.50%      7.50%
     Rate of increase in future compensation           5.00%      5.00%      5.00%
     Expected long term return on plan assets          8.00%      8.00%      8.00%

Plan assets are administered by Huntington National Bank as trustee of the plan. Plan assets are invested in diversified mutual funds operated and administered by the Frank Russell Investment Company.

Deferred Compensation Plan: The Company has a deferred compensation plan to provide retirement benefits to certain Directors, at their option, in lieu of annual directors' fees. The present value of future benefits are accrued annually over the period of active service of each participant. The expense for the plan was $177,000, $164,000 and $170,000 in 2000, 1999 and 1998.

The Company has also purchased insurance on the lives of participating directors with the Company as the owner and beneficiary of the policies.

The Company has another deferred compensation plan that allows executive officers of the Bank, at senior vice president and above, and certain Directors an opportunity to defer a portion of their compensation. On a monthly basis, the account of each participant accrues interest based on the interest rate determined for that year. The expense of the plan was $11,000, $7,000 and $4,000 in 2000, 1999 and 1998.

401(k) Plan: The Company has a 401(k) savings and retirement plan covering substantially all employees. Under the plan, employees may defer up to the lesser of 20% of their eligible compensation or the limitations set by the IRS. During 2000, 1999 and 1998, the Board of Directors elected to contribute a matching contribution equal to 100% of the first 2% and 50% of the next 2% of the employee's deferred compensation. Employee contributions and the Company's matching percentages are vested immediately. The Company's matching percentages are determined annually by the Board of Directors and resulted in total contributions of $64,000, $61,000 and $58,000 in 2000, 1999 and 1998.

--------------------------------------------------------------------------------
                                   (Continued)


                                                                             14.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

NOTE 8 -- STOCK OPTIONS

Stock Option Plan: The shareholders approved an incentive stock option plan in May 1996 under which options may be issued at market prices to employees. The right to exercise the options vests over a one year period. The exercise price of options granted is equivalent to the market value of underlying stock at the grant date.

SFAS No. 123 requires proforma disclosures for companies that do not adopt its fair value accounting method for stock-based employee compensation. Accordingly, the following proforma information presents net income and earnings per share had the fair value method been used to measure compensation cost for stock option plans. Compensation cost actually recognized for stock options was $-0-for 2000, 1999 and 1998.

The fair value of options granted during 2000 and 1999 is estimated using the following weighted average information: risk-free interest rate of 5.75% and 5.00% expected life of 10 years, expected dividends of 3.00% and 4.50% per year and expected stock price volatility of 10.00% and 11.00%. There were no options granted for the year ended December 31, 2000.

                                   2000            1999            1998
                                 -------         -------         -------
                                (In thousands, except for per share data)

Net income as reported           $ 3,386         $ 3,145         $ 3,136
Proforma net income                3,327           3,075           3,104

Reported earnings per share
     Basic                       $  2.98         $  2.78         $  2.77
     Diluted                        2.95            2.74            2.74

Proforma earnings per share
     Basic                       $  2.93         $  2.71         $  2.74
     Diluted                        2.90            2.68            2.71


--------------------------------------------------------------------------------
                                   (Continued)


                                                                             15.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

NOTE 8 -- STOCK OPTIONS (Continued)

Activity in the option plan for the years ended is summarized as follows:

                                                               Weighted    Weighted
                                  Number of                    Average     Average
                                 Outstanding    Exercise       Exercise   Fair Value
                                   Options        Price          Price    of Grants
                                 -----------   ------------    --------   ----------
Balance at January 1, 1998         12,075      $      30.48     $30.48

Effect of 5% stock dividend           599                         --           --
Granted                            16,550       40.85-60.00      44.32    $    2.54
Exercised                          (2,853)            29.03      29.03
                                   ------      ------------     ------
Balance at December 31, 1998       26,371       29.03-60.00      38.63

Effect of 5% stock dividend         1,316              --         --
Granted                            10,000             66.00      66.00        11.85
Exercised                          (4,894)      27.65-38.90      31.38
                                   ------      ------------     ------
Balance at December 31, 1999       32,793       27.65-66.00      46.51

Effect of 5% stock dividend         1,625              --         --
Exercised                          (2,300)      26.36-62.86      39.82
                                   ------      ------------     ------
Balance at December 31, 2000       32,118       26.36-66.00      44.63
                                   ======

Options exercisable at December 31 are as follows:

                                                          Weighted
                                         Number           Average
                                           Of             Exercise
                                         Options           Price
                                         -------          --------
                   1998                   10,828           $26.33
                   1999                   23,922            36.14
                   2000                   32,118            44.63

At December 31, 2000, options outstanding had a weighted-average remaining life of 7.7 years.

--------------------------------------------------------------------------------
                                   (Continued)


                                                                             16.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

NOTE 9 -- INCOME TAXES

Income tax expense consists of:

                    2000          1999         1998
                  -------       -------      -------
                             (In thousands)
Current           $ 1,516       $ 1,282      $ 1,338
Deferred              (20)           32          (29)
                  -------       -------      -------
                  $ 1,496       $ 1,314      $ 1,309
                  =======       =======      =======

Year end deferred tax assets and liabilities consist of:

                                                            2000        1999
                                                           ------      ------
                                                              (In thousands)
Deferred tax assets
     Allowance for loan losses                             $  414      $  391
     Deferred compensation                                    421         440
     Unrealized loss on securities available for sale        --           198
     Other                                                     70          10
                                                           ------      ------
         Total deferred tax assets                            905       1,039
                                                           ------      ------

Deferred tax liabilities
     Pension                                                  112         115
     Unrealized gains on securities
       available for sale                                     138        --
     Fixed assets                                              70          74
     Mortgage servicing rights                                 72          67
     Accretion                                                 56          10
                                                           ------      ------
         Total deferred tax liabilities                       448         266
                                                           ------      ------
             Net deferred tax asset                        $  457      $  773
                                                           ======      ======

Income tax expense calculated at the statutory rate of 34% differs from actual income tax expense as follows:

                                                    2000          1999          1998
                                                 -------       -------       -------
                                                             (In thousands)
Statutory rate applied to income before taxes      $ 1,660       $ 1,516       $ 1,511
Deduct
     Tax-exempt interest income                       (148)         (160)         (161)
     Other                                             (16)          (42)          (41)
                                                   -------       -------       -------
                                                   $ 1,496       $ 1,314       $ 1,309
                                                   =======       =======       =======

--------------------------------------------------------------------------------
                                  (Continued)

                                                                           17.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

NOTE 10 -- EARNINGS PER SHARE

A reconciliation of the numerators and denominators of the basic earnings per share and diluted earnings per share computations is presented below:


                                                           2000            1999            1998
                                                        ----------      ----------      ----------
Basic earnings per share
         Net income available to common
              shareholders (in thousands)               $    3,386      $    3,145      $    3,136
                                                        ==========      ==========      ==========

         Weighted average shares outstanding             1,135,655       1,132,822       1,132,322

              Basic earnings per share                  $     2.98      $     2.78      $     2.77
                                                        ==========      ==========      ==========
Diluted earnings per share
         Net income available to common
              shareholders (in thousands)               $    3,386      $    3,145      $    3,136
                                                        ==========      ==========      ==========

         Weighted average shares outstanding             1,135,655       1,132,822       1,132,322

         Add dilutive effects of assumed exercises
              of stock options                              11,183          16,660          10,160
                                                        ----------      ----------      ----------
         Weighted average dilutive
              potential shares outstanding               1,146,838       1,149,482       1,142,482
                                                        ==========      ==========      ==========

              Diluted earnings per share                $     2.95      $     2.74      $     2.74
                                                        ==========      ==========      ==========

--------------------------------------------------------------------------------
                                   (Continued)


                                                                             18.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

NOTE 11 -- RELATED PARTY TRANSACTIONS

Certain directors and executive officers of the Company and the Bank (including family members, affiliates and companies in which they are principal owners) had loans outstanding with the Bank in the ordinary course of business. A summary of the aggregate loans outstanding which exceeded $60,000 to these individuals follows:

                                            2000           1999
                                           -------       -------
                                              (In thousands)
     Balance outstanding, January 1        $ 3,082       $ 2,382
     New loans and rewrites                  3,536         3,716
     Payments and payoffs                   (4,399)       (3,063)
     Other                                      (9)           47
                                           -------       -------
     Balance outstanding, December 31      $ 2,210       $ 3,082
                                           =======       =======

Related party deposits totaled $877,000 and $1,078,000 at year end 2000 and 1999.


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

At year end 2000 and 1999, reserves of $1,055,000 and $1,054,000 were required as deposits with the Federal Reserve or as cash on hand. These reserves do not earn interest.

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

--------------------------------------------------------------------------------
                                   (Continued)


                                                                             19.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

NOTE 12 -- COMMITMENTS, OFF-BALANCE-SHEET RISK, AND CONTINGENCIES
           (Continued)

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

A summary of the notional or contractual amounts of financial instruments with off-balance-sheet risk at year end were as follows:

                                                       2000        1999
                                                     -------     -------
                                                        (In thousands)
     Commitments to extend credit                    $15,768     $17,323
     Standby letters of credit                            67          52

Substantially all of these commitments are at variable or uncommitted rates.


NOTE 13 -- FAIR VALUES OF FINANCIAL INSTRUMENTS

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

The estimated year end values of financial instruments were:

                                                  2 0 0 0                        1 9 9 9
                                        -------------------------       -------------------------
                                         Carrying         Fair           Carrying         Fair
                                          Amount          Value           Amount          Value
                                        ---------       ---------       ---------       ---------
                                                           (In thousands)
Assets
     Cash and cash equivalents          $  23,310       $  23,310       $  14,873       $  14,873
     Securities available for sale         47,969          47,969          44,479          44,479
     Securities held to maturity            7,882           7,976          15,116          15,022
     Other securities                       4,653           4,653           5,726           5,726
     Loans, net                           126,049         124,056         117,708         116,883

Liabilities
     Deposits
         Non-interest bearing           $ (30,574)      $ (30,574)      $ (26,158)      $ (26,158)
         Interest-bearing                (162,517)       (162,351)       (156,426)       (156,345)

--------------------------------------------------------------------------------
                                   (Continued)


                                                                             20.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

NOTE 14 -- REGULATORY CAPITAL

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

                                          Capital to Risk-
                                          Weighted Assets
                                       ---------------------       Tier 1 Capital
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

The Company and Bank were categorized as well capitalized at year end. Actual capital levels (in millions) and minimum required levels were:

                                                                                                         Minimum Required
                                                                                                            To Be Well
                                                                              Minimum Required           Capitalized Under
                                                                                 For Capital             Prompt Corrective
                                                        Actual                Adequacy Purposes          Action Regulations
                                                 --------------------        --------------------      ----------------------
                                                  Amount        Ratio        Amount         Ratio        Amount         Ratio
                                                 -------        -----        -------        -----       -------         -----
2000
Total capital (to risk weighted assets)
   Consolidated                                  $  22.9         18.4%       $  10.0         8.0%       $  12.5         10.0%
   Bank                                             22.9         18.4           10.0         8.0           12.5         10.0
Tier 1 capital (to risk weighted assets)
   Consolidated                                     21.3         17.1            5.0         4.0            7.5          6.0
   Bank                                             21.3         17.1            5.0         4.0            7.5          6.0
Tier 1 capital (to average assets)
   Consolidated                                     21.3          9.9            8.6         4.0           10.8          5.0
   Bank                                             21.3          9.9            8.6         4.0           10.8          5.0

--------------------------------------------------------------------------------
                                   (Continued)


                                                                             21.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

NOTE 14 -- REGULATORY CAPITAL (Continued)

                                                                                               Minimum Required
                                                                                                  To Be Well
                                                                       Minimum Required        Capitalized Under
                                                                          For Capital          Prompt Corrective
                                                      Actual           Adequacy Purposes      Action Regulations
                                               -------------------     -----------------     -------------------
                                               Amount        Ratio     Amount      Ratio      Amount       Ratio
                                               -------       -----     ------      -----     -------       -----
1999
Total capital (to risk weighted assets)
   Consolidated                                $  21.8       18.5%     $  9.4       8.0%     $  11.8       10.0%
   Bank                                           21.7       18.4         9.4       8.0         11.8       10.0
Tier 1 capital (to risk weighted assets)
   Consolidated                                   20.3       17.2         4.7       4.0          7.1        6.0
   Bank                                           20.3       17.2         4.7       4.0          7.1        6.0
Tier 1 capital (to average assets)
   Consolidated                                   20.3        9.8         8.3       4.0         10.4        5.0
   Bank                                           20.3        9.8         8.3       4.0         10.4        5.0


One of the principal sources of cash for the Company is dividends from the Bank. Total dividends which may be declared by the Bank depend on the regulations which govern them. In addition, regulatory agencies can place dividend restrictions on the Bank based on their evaluation of its financial condition. No restrictions are currently imposed by regulatory agencies on the Bank other than the limitations found in the regulations which govern them. At December 31, 2000, the Bank could pay additional dividends of $5,596,000 to the Company without prior regulatory approval.


NOTE 15 - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

Following are condensed parent company financial statements:

                            CONDENSED BALANCE SHEETS
                           December 31, 2000 and 1999

                                                 2000          1999
                                               -------       -------
                                                  (In thousands)
ASSETS
Cash                                           $    12       $    28
Investment in subsidiary                        21,602        19,891
Other assets                                     1,056           972
                                               -------       -------
                                               $22,670       $20,891
                                               =======       =======

LIABILITIES AND SHAREHOLDERS' EQUITY
Dividends payable                              $ 1,055       $   973
Shareholders' equity                            21,615        19,918
                                               -------       -------
                                               $22,670       $20,891
                                               =======       =======

--------------------------------------------------------------------------------
                                   (Continued)


                                                                             22.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

NOTE 15 -- PARENT COMPANY CONDENSED FINANCIAL STATEMENTS (Continued)


                         CONDENSED STATEMENTS OF INCOME
                  Years ended December 31, 2000, 1999 and 1998

                                                         2000           1999          1998
                                                       -------        -------        -------
                                                                  (In thousands)
Dividends from subsidiary                              $ 2,346        $ 2,105        $ 2,043
Operating expenses                                         (32)           (29)           (54)
                                                       -------        -------        -------

Income before income tax and equity
  in undistributed income of subsidiary                  2,314          2,076          1,989

Income tax benefit                                          11             10             18

Equity in undistributed income of subsidiary             1,061          1,059          1,129
                                                       -------        -------        -------

NET INCOME                                             $ 3,386        $ 3,145        $ 3,136
                                                       =======        =======        =======

                       CONDENSED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 2000, 1999 and 1998

                                                         2000           1999           1998
                                                       -------        -------        -------
                                                                  (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                             $ 3,386        $ 3,145        $ 3,136
Equity in undistributed net income of subsidiary        (1,061)        (1,059)        (1,129)
Change in other assets                                     (83)           (27)          (108)
                                                       -------        -------        -------
     Net cash from operating activities                  2,242          2,059          1,899

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends                                               (2,192)        (2,078)        (1,920)
Net shares issued                                          (66)            16             51
                                                       -------        -------        -------
     Net cash from financing activities                 (2,258)        (2,062)        (1,869)
                                                       -------        -------        -------

Net change in cash and cash equivalents                    (16)            (3)            30

Cash at beginning of year                                   28             31              1
                                                       -------        -------        -------
CASH AT END OF YEAR                                    $    12        $    28        $    31
                                                       =======        =======        =======


--------------------------------------------------------------------------------
                                   (Continued)


                                                                             23.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

NOTE 16 -- QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                Net                  Earnings Per Share
                                   Interest   Interest     Net      --------------------
                                    Income     Income    Income      Basic       Diluted
                                   --------   --------   ------      -----       -------
2000
     First quarter                 $ 3,721    $ 2,103    $ 762      $  .67       $  .66
     Second quarter                  3,855      2,211      831         .73          .72
     Third quarter                   4,042      2,300      886         .78          .77
     Fourth quarter                  4,067      2,251      907         .80          .80

1999
     First quarter                 $ 3,450    $ 1,944    $ 805      $  .71       $  .70
     Second quarter                  3,508      2,015      730         .65          .64
     Third quarter                   3,657      2,126      827         .73          .72
     Fourth quarter                  3,681      2,134      783         .69          .68


--------------------------------------------------------------------------------


                                                                             24.

                          INDEPENDENT AUDITOR'S REPORT



Board of Directors and Shareholders
CNB Corporation
Cheboygan, Michigan


We have audited the accompanying consolidated balance sheets of CNB Corporation as of December 31, 2000 and 1999, and the related consolidated statements of income and comprehensive income, changes in shareholders' equity and cash flows for the years ended December 31, 2000, 1999 and 1998. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CNB Corporation as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the years ended December 31, 2000, 1999 and 1998, in conformity with generally accepted accounting principles.





                                                   Crowe, Chizek and Company LLP

South Bend, Indiana
February 22, 2001

--------------------------------------------------------------------------------

                                                                             25.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2000, 1999 and 1998

--------------------------------------------------------------------------------

This discussion provides information about the consolidated financial condition and results of operations of CNB Corporation (the Company) and its subsidiary, Citizens National Bank of Cheboygan (the Bank). This discussion should be read in conjunction with the consolidated financial statements beginning on Page 2 and the related footnotes.

                               FINANCIAL CONDITION

CASH AND CASH EQUIVALENTS

The Company's balances of cash and cash equivalents increased $8.4 million from 1999 to 2000. During the year, $8.2 million of cash was provided from financing activities due to increases in deposits, while $3.3 million of cash was provided from operating activities. Investing activities utilized $3.2 million of cash during 2000. The balances maintained in cash and cash equivalents vary based on daily fluctuations in loan and deposit balances. Sufficient cash is maintained on a daily basis to meet the anticipated liquidity needs of the Company for customer transactions and to clear checks drawn on other financial institutions. The amount of clearings can vary by as much as $3.0 million in one day, causing the Company's cash position to vary.

SECURITIES

The Company maintains securities portfolios that include obligations of Government Sponsored Agencies as well as securities issued by states and political subdivisions. Security balances decreased $3.7 million during 2000. Securities available for sale represent 85.9% of the portfolio. Currently, the Company primarily maintains a short-term securities portfolio. The average life of the security portfolio is being extended as securities of a longer maturity are added to the portfolio when appropriate. As the amount of securities maturing on a regular basis decreases, liquidity will be maintained by adding to the available for sale portfolio.

The chart below shows the change in each of the categories of the portfolio.

                                                                      2000             1999            1998
                                                                  ----------       -----------      -----------
                                                                                (In thousands)

         U.S. Government and agency securities                    $   (1,129)      $     2,932      $    (9,335)
         Tax exempt state and municipal                                1,672            (3,788)           3,509
         Taxable state and municipal                                  (4,287)            2,627            4,405
                                                                  ----------       -----------      -----------
              Total change in securities                          $   (3,744)      $     1,771      $    (1,421)
                                                                  ==========       ===========      ===========


--------------------------------------------------------------------------------

                                                                             26.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2000, 1999 and 1998

--------------------------------------------------------------------------------


Holdings in state and municipal securities decreased during the year primarily as a result of maturities in the security portfolio which were used to fund loan growth. The chart below shows the percentage composition of the portfolio as of December 31.

                                                                                2000             1999
                                                                             ----------       ---------

         U.S. Government and agency securities                                    66.45%          64.17%
         Tax exempt state and municipal                                           21.29           17.15
         Taxable state and municipal                                              12.26           18.68
                                                                             ----------       ---------
                                                                                 100.00%         100.00%
                                                                             ==========       =========


Securities available for sale are recorded at fair value and securities held to maturity are recorded at amortized cost. The net unrealized gain on securities available for sale at December 31, 2000 was $268,000, net of taxes. The unrealized gains and losses are temporary, since they are a result of market changes rather than a reflection of credit quality. Management has no specific intent to sell these securities at the present time.

The Company maintains a conservative security portfolio with a majority of the investments in U.S. Government and agency securities and issues of governmental units in our service area. The maturities of the U.S. Government and agency securities have typically been very short, two years or less, providing liquidity in addition to quality.

During 2001, management feels that there will be sufficient liquidity to increase maturity of the investment portfolio, thereby potentially increasing the yield.

LOANS

Total loans increased $8.4 million or 7.0% during 2000. Substantial growth occurred in our consumer real estate lending which grew to $77.8 million in 2000 from $71.7 million in 1999, or a 8.5% increase. As a full service lender, the Company offers a variety of personal and commercial loans. Home mortgages comprise the largest portion of the loan portfolio. The Company generally retains the ownership of adjustable rate loans and short to medium term fixed-rate loans and originates and sells long term single family residential fixed-rate mortgage loans to the secondary market. The Company originated $4.6 million in loans for sale in 2000 and $7.7 million in 1999. This practice allows the Company to meet the housing credit needs of its service area while maintaining an appropriate interest rate sensitivity and liquidity position. In addition to mortgage loans, the Company makes loans for personal and business use, secured and unsecured, to customers in its services area.

The Company maintains a conservative loan policy and strict credit underwriting standards. All loans are domestic. An annual review of loan concentrations at December 31, 2000 indicated the pattern of loans in the portfolio has not changed. There is no individual industry with more than a 10% concentration, however, all tourism related businesses, when combined, total 9.7% of total loans.

--------------------------------------------------------------------------------

                                                                             27.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2000, 1999 and 1998

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

The quality of the Company's loan portfolio compares well with its peer group with non-performing loans at 0.21% of total loans at December 31, 2000 and 0.20% at December 31, 1999. Net loans charged off were 0.03% of total loans during 2000 and 0.03% in 1999. The allowance for loan losses increased in 2000 and 1999 to an amount considered adequate by management to cover losses that are currently anticipated based on past experience and specific identification.

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


                                                                                        December 31,
                                                                                ----------------------------
                                                                                   2000              1999
                                                                                --------         ---------
                                                                                   (Dollars in thousands)


         Nonaccrual loans                                                       $    181         $     181
         Loans past due 90 days or more                                               81                59
         Troubled debt restructurings                                                  -                 -
                                                                                --------         ---------

              Total nonperforming loans                                         $    262         $     240
                                                                                ========         =========

         Percent of total loans                                                      .21%              .20%
                                                                                =========        ==========


--------------------------------------------------------------------------------

                                                                             28.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2000, 1999 and 1998

--------------------------------------------------------------------------------

DEPOSITS

The Company's service area has experienced steady economic growth. The Company offers competitive deposit products and has, therefore, shown steady deposit growth as it increases its market share. Deposits increased $10.5 million or 5.8% during 2000. Time deposits increased $12.3 million and non interest-bearing demand increased $4.4 million.


The majority of the Company's deposits are derived from core customers, relating to long term relationships with local personal, business and public customers. Deposit rates are monitored continually to assure that the Company pays a competitive rate.

As of December 31, 2000 the loan to deposit ratio was 66.1% compared to 65.3% for December 31, 1999. Management continues to emphasize loan growth and would like to see this ratio at a minimum of 65%. This change in asset mix from securities to higher yielding loans will increase the net interest margin.

EQUITY

Total equity for the Company at year end 2000 was $21.6 million compared to $19.9 million in 1999. The Company realized $3.4 million in income and paid out $2.2 million in dividends during 2000. The unrealized gain on securities available for sale increased equity $650,000.


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

The Bank manages liquidity to insure adequate funds are available to meet the cash flow needs of depositors and borrowers. The Bank's most readily available sources of liquidity are federal funds sold, securities classified as available for sale and securities classified as held to maturity maturing within one year. These sources of liquidity are supplemented by new deposits and by loan payments received from customers. As of December 31, 2000 the Company held $8.9 million in federal funds sold, $48.0 million in securities available for sale and $2.1 million in held to maturity maturing within one year. These short-term assets represents 30.6% of total deposits as of December 31, 2000. Historically, the Company's security portfolio has been short-term in nature, with the average life of the portfolio consistently being less than two years. The Company serves a market which is highly tied to the tourist industry. Consequently, the Company experiences seasonal swings in liquidity. Deposit growth occurs during July, August, and September, then may decline through the fall and winter months. The Company does not anticipate any significant change in its seasonal pattern.

--------------------------------------------------------------------------------

                                                                             29.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2000, 1999 and 1998

--------------------------------------------------------------------------------


INTEREST RATE SENSITIVITY

The following table provides information about the Company's financial instruments that are sensitive to changes in interest rates at December 31, 2000 and 1999. For loans receivable, securities, and liabilities with contractual maturities, the table presents principal cash flows and related weighted-average interest rates by contractual maturities as well as the Company's historical experience of the impact of interest rate fluctuations on the prepayment of loans. For core deposits (demand deposits, interest-bearing checking, savings, and money market deposits) that have no contractual maturity, the table presents principal cash flows and, as applicable related weighted-average interest rates based upon the Company's historical experience, management's judgment and statistical analysis, as applicable, concerning their most likely withdrawal behaviors. The current historical interest rates for core deposits have been assumed to apply for future periods in this table as the actual interest rates that will need to be paid to maintain these deposits are not currently known. Weighted average variable rates are based upon contractual rates existing at the reporting date.

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

--------------------------------------------------------------------------------

                                                                             30.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2000, 1999 and 1998

--------------------------------------------------------------------------------


                   MARKET RISK DISCLOSURE AT DECEMBER 31, 2000
                             (Dollars in thousands)


                                                                                                                    Fair Value
                                      2001        2002       2003       2004       2005    Thereafter    Total       12/31/00
                                   --------     --------   --------   --------   --------  ----------  ---------    ----------

RATE-SENSITIVE ASSETS
   Variable interest rate loans    $  9,439     $  2,770   $  2,469   $  2,032   $  2,082   $  20,732  $  39,524     $ 39,524
     Average interest rate             9.44%        8.74%      8.67%      8.51%      8.52%       8.32%      6.41%
   Fixed interest rate loans         15,575       13,127      9,554      9,642      6,903      33,417     88,218       86,225
     Average interest rate             9.12%        8.95%      8.98%      8.60%      8.92%       7.90%      8.54%
   Variable interest rate
     securities                         111           45         --         --         --          --        156          156
     Average interest rate             5.71%        5.71%        --%        --%        --%         --%      5.71%
   Fixed interest rate securities    21,172       15,352     13,286      2,004        523       3,358     55,695       55,789
     Average interest rate             5.36%        5.84%      6.66%      5.50%      5.04%       5.27%      5.80%
RATE-SENSITIVE LIABILITIES
   Noninterest-bearing deposits      30,574           --         --         --         --          --     30,574       30,574
     Average interest rate               --%          --%        --%        --%        --%         --%        --%
   Fixed interest rate
     savings and
     interest-bearing deposits       43,653       11,431     11,431     11,431      5,717          --     83,663       83,663
     Average interest rate             3.79%        2.81%      2.81%      2.81%      2.81%         --%      3.32%
   Fixed interest rate
     time deposits                   35,621       39,114      1,839      1,656        624          --     78,854       78,688
     Average interest rate             5.41%        6.11%      5.79%      5.78%      6.32%         --%      5.77%



                   MARKET RISK DISCLOSURE AT DECEMBER 31, 1999
                             (Dollars in thousands)

                                                                                                                    Fair Value
                                      2000        2001       2002       2003       2004    Thereafter    Total       12/31/99
                                   --------     --------   --------   --------   --------  ----------  ---------    ----------

RATE-SENSITIVE ASSETS
   Variable interest rate loans    $  7,282     $  2,907   $  3,817   $  2,148   $  2,068   $  23,033  $  41,255     $ 41,255
     Average interest rate             8.95%        8.49%      8.65%      8.34%      8.39%       8.10%      8.36%
   Fixed interest rate loans         17,618        8,675     11,751      5,025      7,895      27,130     78,094       77,269
     Average interest rate             9.11%        8.83%      8.73%      8.19%      8.34%       7.50%      8.33%
   Variable interest rate
     securities                         175          484         --         --         --          --        659          659
     Average interest rate             6.03%        6.03%        --%        --%        --%         --%      6.03%
   Fixed interest rate securities    20,384       16,515     13,949      2,935      1,837       3,316      58,936      58,842
     Average interest rate             5.45%        5.46%      5.67%      5.72%      5.47%       5.26%      5.51%
RATE-SENSITIVE LIABILITIES
   Noninterest-bearing deposits      26,158           --         --         --         --          --     26,158       26,158
     Average interest rate               --%          --%        --%        --%        --%         --%        --%
   Fixed interest rate
     savings and
     interest-bearing deposits       46,337       12,438     12,438     12,438      6,221          --     89,872       89,871
     Average interest rate             3.53%        2.84%      2.84%      2.84%      2.84%         --%      3.20%
   Fixed interest rate
     time deposits                   51,405       10,225      2,410      1,347      1,167          --     66,554       66,474
     Average interest rate             5.04%        5.15%      5.95%      5.60%      5.52%         --%      5.11%


--------------------------------------------------------------------------------

                                                                             31.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2000, 1999 and 1998

--------------------------------------------------------------------------------

CAPITAL RESOURCES

The capital ratios of the Company exceed the regulatory guidelines for well capitalized institutions. The Company has maintained an average leverage ratio of 9.8% for the last three years. This strong capital position provides the Company with the flexibility to leverage its capital to be able to take advantage of expansion opportunities. The Company's strong capital position also provides the flexibility to continue with a high dividend payout ratio which has averaged 65.7% over the past three years. Earnings are projected to continue at current levels or better which will allow the Company to continue to pay out dividends at this level.

A five percent stock dividend was distributed to shareholders in 2000, 1999 and 1998. The stock of the Company is generally traded locally. Additional information concerning capital ratios and shareholder return is included in the Financial Highlights schedule. The Company maintains a five year plan and utilizes a formal strategic planning process. Management and the Board continue to monitor long term goals, which include increasing market share and maintaining long term earnings sufficient to pay consistent dividends.


                              RESULTS OF OPERATIONS

NET INTEREST INCOME

Interest income is the total amount earned on funds invested in federal funds sold, securities and loans. Interest expense is the amount of interest paid on interest-bearing checking, savings and time deposits accounts. Net interest income is the difference between interest income and interest expense. The net margin is the net interest income as a percentage of average interest-earning assets. Interest spread is the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities. In 2000, net interest income increased $646,000 or 7.9%, due primarily to an increase in average interest-earning assets of $7.9 million or 4.1%. The overall yield on average interest-earning assets was 7.87% for 2000 compared to 7.47% for 1999. The net interest margin increased to 4.45% in 2000 compared to 4.29% in 1999. This increase can be attributable to a higher yield on an increasing volume of average interest-earning assets.

In 1999, net interest income increased $257,000 or 3.2%, due to an increase in average interest-earning assets of $8.7 million or 4.8%. The overall yield on average interest-earning assets was 7.47% for 1999 compared to 7.84% for 1998, while the cost on average interest-bearing liabilities was 3.94% for 1999 compared to 4.31% for 1998. The net interest margin decreased to 4.29% in 1999 compared to 4.36% in 1998. This decrease can be attributable to a lower yield on an increasing volume of average interest-earning assets.

--------------------------------------------------------------------------------

                                                                             32.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2000, 1999 and 1998

--------------------------------------------------------------------------------


The following table shows the daily average Consolidated Balance Sheets, revenue on average interest-earning assets (on a pre-tax basis), expense on average interest-bearing liabilities and the annualized effective rate or yield for the periods ending:

          Yield Analysis of Consolidated Average Assets and Liabilities
                             (Dollars in thousands)



                                       Year Ended                     Year Ended                       Year Ended
                                    December 31, 2000               December 31, 1999               December 31, 1998
                             -----------------------------  ----------------------------    -----------------------------
                             Average               Yield/    Average               Yield/    Average               Yield/
                             Balance      Int       Rate     Balance      Int       Rate     Balance      Int       Rate
                             -------  ---------  ---------  ---------  ---------  -------   ---------   -------   -------

Interest-earning assets:
 Interest-earning
  deposits                  $     --  $      --        --%  $      --  $      --       --%  $     534  $      32     5.99%
 Other interest-
  earning assets               8,215        555      6.76      10,026        537     5.36      10,249        579     5.65
 Total securities (1)         66,459      3,886      5.85      67,400      3,749     5.56      65,313      3,751     5.74
 Loans                       124,732     11,244      9.01     114,042     10,010     8.78     106,661      9,959     9.34
                           ---------  ---------             ---------  ---------            ---------  ---------
  Total
   interest-earning
   assets                    199,406     15,685      7.87%    191,468     14,296     7.47%    182,757     14,321     7.84%
                                      ---------                        ---------                       ---------
Cash and due from
 banks                         6,666                            6,998                           6,251
Premises and
 equipment, net                3,066                            3,130                           2,846
Allowance for loan
 losses                       (1,614)                          (1,563)                         (1,478)
Other assets                   4,224                            4,037                           3,878
                           ---------                        ---------                       ---------
  Total                    $ 211,748                        $ 204,070                       $ 194,254
                           =========                        =========                       =========


Interest-bearing
 liabilities:
 Interest-bearing
  demand deposits          $  15,664  $     301      1.92%  $  15,905  $     304     1.91%  $  14,792  $     342     2.31%
 Savings deposits             72,730      2,641      3.63      73,293      2,482     3.39      67,864      2,522     3.72
 Time deposits                70,793      3,878      5.48      65,168      3,291     5.05      65,005      3,495     5.38
                           ---------  ---------             ---------  ---------            ---------  ---------
  Total
   interest-bearing
   liabilities               159,187      6,820      4.28%    154,366      6,077     3.94%    147,661      6,359     4.31%
                                      ---------                        ---------                       ---------
Non-interest bearing
 deposits                     29,439                           27,491                          25,520
Other liabilities              2,279                            2,093                           1,922
Shareholders' equity          20,843                           20,120                          19,151
                           ---------                        ---------                       ---------
  Total                    $ 211,748                        $ 204,070                       $ 194,254
                           =========                        =========                       =========
Net interest income                   $   8,865                        $   8,219                       $   7,962
                                      =========                        =========                       =========
Net interest spread                                  3.59%                           3.53%                           3.53%
                                                 ========                         =======                         =======
Net yield on
 interest earning
 assets                                              4.45%                           4.29%                           4.36%
                                                 ========                        ========                         =======
Ratio of interest
 earning assets
 to interest bearing
 liabilities                    1.25x                            1.24x                           1.24x
                           =========                       ==========                      ==========


(1) Yield computed using the average amortized cost for securities available for sale.

--------------------------------------------------------------------------------

                                                                             33.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2000, 1999 and 1998

--------------------------------------------------------------------------------

The table below shows the effect of volume and rate changes on net interest income on a pre-tax basis.


                                                     2000 Compared to 1999           1999 Compared to 1998
                                                 ----------------------------     ---------------------------
                                                   Volume     Rate      Net        Volume     Rate       Net
                                                 ---------   ------   -------     --------   ------    -------
                                                                        (In thousands)

Interest-earning deposits                          $   --     $  --   $    --     $  (32)   $    --    $  (32)
Other interest-earning assets                        (107)      125        18        (12)       (30)      (42)
Total securities                                      (53)      190       137        118       (120)       (2)
Loans, net                                            958       276     1,234        667       (616)       51
                                                   ------     -----   -------     ------    -------    ------
   Total interest-earning assets                      798       591     1,389        741       (766)      (25)

Interest-bearing demand deposits                       (5)        2        (3)        24        (62)      (38)
Savings deposits                                      (19)      178       159        193       (233)      (40)
Time deposits                                         296       291       587          9       (213)     (204)
                                                   ------     -----   -------     ------    -------    ------
   Total interest-bearing deposits                    272       471       743        226       (508)     (282)
                                                   ------     -----   -------     ------    -------    ------

     Net change in net interest income (a)         $  526     $ 120   $   646     $  515    $  (258)   $  257
                                                   ======     =====   =======     ======    =======    ======


(a) The net change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

NON-INTEREST INCOME

Non-interest income is derived primarily from deposit account fees, fees for customer services and gains on the sale of residential real estate mortgages to the secondary market. Non-interest income increased $39,000 or 3.0% due to an increase in service charges and fees on deposit accounts in 2000 compared to 1999.

Non-interest income decreased $141,000 or 9.8% in 1999 compared to 1998. This was due to a significant extent to selling less mortgages to the secondary market in 1999 compared to 1998. The decrease can be attributed to an increasing rate environment during 1999.

--------------------------------------------------------------------------------

                                                                             34.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2000, 1999 and 1998

--------------------------------------------------------------------------------

NON-INTEREST EXPENSE

Total non-interest expenses were $5.2 million in 2000 and $5.0 million in 1999. The Company continued in its efforts to control non-interest expenses during 2000, resulting in total non-interest expenses increasing only 5.1% over 1999 expenses. Salaries, wages and employee benefits remain the largest component of non-interest expense. These expenses total $3.1 million and $2.9 million in 2000 and 1999. Occupancy expense totaled $670,000 in 2000 compared to $650,000 in 1999 while other expenses increased to $1.3 million from $1.2 million in 1999.

Total non-interest expenses were $5.0 million in 1999 and $4.9 million in 1998. The Company continued in its efforts to control non-interest expenses during 1999, resulting in total non-interest expenses increasing only 2.1% over 1998 expenses. Salaries, wages and employee benefits remain the largest component of non-interest expense. These expenses totaled $2.9 million in 1999 and 1998. Occupancy expense totaled $650,000 in 1999 compared to $635,000 in 1998 while other expenses increased to $1.2 million in 1999 from $1.1 million in 1998.

FEDERAL INCOME TAXES

Income tax expense increased to $1.5 million in 2000 compared to $1.3 million in 1999. This was primarily due to an increase in pre-tax income of $423,000.

The effective tax rates for 2000, 1999 and 1998 are shown in the table below:


                                                             2000         1999          1998
                                                           --------     --------      --------

Income before tax (In thousands)                           $  4,882     $  4,459      $  4,445
Income tax expense (In thousands)                             1,496        1,314         1,309
Effective tax rate                                             30.6%        29.5%         29.4%



NET INCOME

Consolidated net income was $3.4 million for 2000, an increase compared to $3.1 million for 1999. Return on consolidated average assets for 2000 was 1.60%, compared to 1.54% for 1999. Return on average shareholders' equity was 16.25% in 2000 compared to 15.63% in 1999. Basic earnings per share for 2000, 1999 and 1998 were $2.98, $2.78 and $2.77.

--------------------------------------------------------------------------------

                                                                             35.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2000, 1999 and 1998

--------------------------------------------------------------------------------

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

                                                                             36.