Form 10-K405, Exhibit 13
period 2001-12-31
CNB CORP /MI/
filed 2002-03-29
CIK 779125

                                                                      EXHIBIT 13



                                 CNB CORPORATION

                                  ANNUAL REPORT
                        December 31, 2001, 2000 and 1999

                                 CNB CORPORATION
                                  ANNUAL REPORT
                        December 31, 2001, 2000 and 1999



                                    CONTENTS

FINANCIAL HIGHLIGHTS                                                                       1

CONSOLIDATED BALANCE SHEETS                                                                2

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME                                 3

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY                                 4

CONSOLIDATED STATEMENTS OF CASH FLOWS                                                      5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                                 6

INDEPENDENT AUDITOR'S REPORT                                                              25

MANAGEMENT'S DISCUSSION AND ANALYSIS                                                      26

OFFICERS, COMMUNITY ADVISORS AND STAFF                                                    37

DIRECTORS AND DIRECTORS EMERITI                                                           38

                                 CNB CORPORATION
                              FINANCIAL HIGHLIGHTS


                                        2001              2000              1999              1998              1997
                                      --------          --------          --------          --------          --------
                                                            (In thousands, except per share data)
OPERATING STATISTICS
  Interest income                     $ 15,788          $ 15,685          $ 14,296          $ 14,321          $ 13,728
  Interest expense                       6,900             6,820             6,077             6,359             6,087
  Net interest income                    8,888             8,865             8,219             7,962             7,641
  Income before income taxes             4,910             4,882             4,459             4,445             4,151
  Net income                             3,501             3,386             3,145             3,136             2,880
  Basic earnings per share                2.94              2.84              2.64              2.64              2.42
  Diluted earnings per share              2.92              2.81              2.61              2.61              2.42
  Return on average assets
   (ROA)                                  1.56%             1.60%             1.54%             1.61%             1.58%
  Return on average
   shareholders' equity (ROE)            15.24%            16.25%            15.63%            16.38%            16.10%

BALANCE SHEET STATISTICS
  Securities                          $ 68,286          $ 55,851          $ 59,595          $ 57,824          $ 59,245
  Total loans                          134,803           127,742           119,349           110,586           103,367
  Deposits                             204,589           193,091           182,584           174,461           170,326
  Total assets                         231,031           217,725           205,265           196,510           190,822

CAPITAL STATISTICS
  Shareholders' equity                $ 23,377          $ 21,615          $ 19,918          $ 19,494          $ 18,145
  Book value per share                   19.59             19.04             17.54             17.21             16.05
  Cash dividend per share                 1.97              1.88              1.77              1.69              1.55
  Dividend payout ratio                  67.15%            66.39%            67.00%            63.84%            63.92%
  Average equity to average
   total assets                          10.23%             9.84%             9.86%             9.86%             9.82%

CREDIT STATISTICS
  Net charge-offs to total loans           .05%              .03%              .03%              .02%              .02%
  Nonperforming loans
   to total loans                          .48%              .21%              .20%              .06%              .10%
  Allowance for loan losses
   to total loans                         1.24%             1.29%             1.33%             1.37%             1.40%
  Allowance for loan losses
   to nonperforming loans                 2.58x             6.31x             6.60x            24.48x            14.57x


PRICE RANGE FOR COMMON STOCK

The following table shows the high and low selling prices of known transactions in common stock of the Company for each quarter of 2001 and 2000. The Company had 869 shareholders as of December 31, 2001. The prices and dividends per share have been restated to reflect the 2000 and 2001 5% stock dividends.


                              2001                                2000
               ----------------------------------   ---------------------------------
                   Market Price           Cash         Market Price           Cash
               ---------------------    Dividends   -------------------     Dividends
Quarter         High           Low      Declared     High         Low        Declared
-------        ------         ------    ---------   ------       ------     ---------
1st            $60.00         $54.29      $.36      $71.43       $70.48        $.33
2nd             58.10          56.19       .36       71.43        64.29         .33
3rd             57.14          53.33       .36       69.52        57.14         .33
4th             54.29          51.43       .89       60.95        52.38         .89

          See accompanying notes to consolidated financial statements.

                                                                              1.

                                 CNB CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 2001 and 2000


                                                                                        2001               2000
                                                                                      --------           --------
                                                                                             (In thousands)
ASSETS
Cash and due from banks                                                               $  9,229           $  9,202
Interest-bearing deposits with other financial institutions                              2,718              5,258
Federal funds sold                                                                       4,900              8,850
                                                                                      --------           --------
    Total cash and cash equivalents                                                     16,847             23,310

Securities available for sale                                                           61,118             47,969
Securities held to maturity (market value of
 $7,114 in 2001 and $7,976 in 2000)                                                      7,168              7,882
Other securities                                                                         4,810              4,653
Loans, net of allowance for loan losses of $1,667
 in 2001 and $1,652 in 2000                                                            133,106            126,049
Premises and equipment, net                                                              3,592              3,234
Other assets                                                                             4,390              4,628
                                                                                      --------           --------
    Total assets                                                                      $231,031           $217,725
                                                                                      ========           ========

LIABILITIES
Deposits
  Non-interest bearing                                                                $ 32,919           $ 30,574
  Interest-bearing                                                                     171,670            162,517
                                                                                      --------           --------
     Total deposits                                                                    204,589            193,091
Other liabilities                                                                        3,065              3,019
                                                                                      --------           --------
    Total liabilities                                                                  207,654            196,110
                                                                                      --------           --------

SHAREHOLDERS' EQUITY
Common stock - $2.50 par value; 2,000,000 shares authorized; 1,193,415 and
 1,135,461 shares issued and outstanding in 2001 and 2000                                2,984              2,839
Additional paid-in capital                                                              18,509             15,549
Retained earnings                                                                          983              2,959
Accumulated other comprehensive income, net of tax                                         901                268
                                                                                      --------           --------
    Total shareholders' equity                                                          23,377             21,615
                                                                                      --------           --------
        Total liabilities and shareholders' equity                                    $231,031           $217,725
                                                                                      ========           ========

          See accompanying notes to consolidated financial statements.

                                                                              2.

                                 CNB CORPORATION
           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
                  Years ended December 31, 2001, 2000 and 1999



                                                                                   2001                 2000                 1999
                                                                                 --------             --------             --------
                                                                                      (In thousands, except per share data)
INTEREST INCOME
  Loans, including fees                                                          $ 11,446             $ 11,244             $ 10,010
  Securities
    Taxable                                                                         2,895                3,395                3,240
    Tax-exempt                                                                        834                  491                  509
  Other interest income                                                               613                  555                  537
                                                                                 --------             --------             --------
    Total interest income                                                          15,788               15,685               14,296
INTEREST EXPENSE ON DEPOSITS                                                        6,900                6,820                6,077
                                                                                 --------             --------             --------
NET INTEREST INCOME                                                                 8,888                8,865                8,219
Provision for loan losses                                                              83                  110                  100
                                                                                 --------             --------             --------
NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES                                                                   8,805                8,755                8,119
                                                                                 --------             --------             --------
NON-INTEREST INCOME
  Service charges and fees                                                          1,024                  945                  870
  Net realized gains from sale of loans                                               357                   77                  129
  Loan servicing fees, net of amortization                                             45                   95                   94
  Other income                                                                        244                  219                  204
                                                                                 --------             --------             --------
    Total non-interest income                                                       1,670                1,336                1,297
                                                                                 --------             --------             --------
NON-INTEREST EXPENSES
  Salaries and employee benefits                                                    3,333                3,052                2,934
  Occupancy                                                                           673                  670                  650
  Supplies                                                                            156                  161                  207
  Other expenses                                                                    1,403                1,326                1,166
                                                                                 --------             --------             --------
    Total non-interest expenses                                                     5,565                5,209                4,957
                                                                                 --------             --------             --------
INCOME BEFORE INCOME TAXES                                                          4,910                4,882                4,459
Income tax expense                                                                  1,409                1,496                1,314
                                                                                 --------             --------             --------
NET INCOME                                                                          3,501                3,386                3,145
Other comprehensive income (loss)
  Net change in unrealized gains (losses) on
   securities available for sale                                                      960                  984                 (927)
  Tax effects                                                                        (327)                (334)                 316
                                                                                 --------             --------             --------
    Total other comprehensive income (loss)                                           633                  650                 (611)
                                                                                 --------             --------             --------
COMPREHENSIVE INCOME                                                             $  4,134             $  4,036             $  2,534
                                                                                 ========             ========             ========
Basic earnings per share                                                         $   2.94             $   2.84             $   2.64
Diluted earnings per share                                                           2.92                 2.81                 2.61

          See accompanying notes to consolidated financial statements.

                                                                              3.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                  Years ended December 31, 2001, 2000 and 1999

                                                                                                 Accumulated
                                                                                                   Other
                                                                       Additional               Comprehensive        Total
                                               Outstanding    Common     Paid-In    Retained    Income (Loss),    Shareholders'
                                                  Shares       Stock     Capital    Earnings      Net of Tax         Equity
                                               -----------    ------   ----------   --------    --------------    -------------
                                                                 (Dollars in thousands, except per share data)
Balance - January 1, 1999                       1,027,701     $2,569     $ 8,597      8,099           $229          $19,494

Net income                                                                            3,145                           3,145
Cash dividends - $1.77 per share                                                     (2,107)                         (2,107)
5% stock dividend                                  51,074        128       3,064     (3,211)                            (19)
Share issued under stock option plan, net           3,933         10         106        (24)                             92
Purchase and retirement of common stock            (1,069)        (3)        (73)                                       (76)
Net change in unrealized gains (losses) on
 securities available for sale                                                                        (611)            (611)
                                                ---------     ------     -------    -------           ----          -------
Balance - December 31, 1999                     1,081,639      2,704      11,694      5,902           (382)          19,918

Net income                                                                            3,386                           3,386
Cash dividends - $1.88 per share                                                     (2,248)                         (2,248)
5% stock dividend                                  53,741        135       3,897     (4,057)                            (25)
Shares issued under stock option plan, net          1,277          3          38        (24)                             17
Purchase and retirement of common stock            (1,196)        (3)        (80)                                       (83)
Net change in unrealized gains (losses) on
 securities available for sale                                                                         650              650
                                                ---------     ------     -------    -------           ----          -------
Balance - December 31, 2000                     1,135,461      2,839      15,549      2,959            268           21,615

Net income                                                                            3,501                           3,501
Cash dividends - $1.97 per share                                                     (2,351)                         (2,351)
5% stock dividend                                  56,461        141       2,964     (3,126)                            (21)
Shares issued under stock option plan, net          2,799          7          71                                         78
Purchase and retirement of common stock            (1,306)        (3)        (75)                                       (78)
Net change in unrealized gains (losses) on
 securities available for sale                                                                         633              633
                                                ---------     ------     -------    -------           ----          -------
Balance - December 31, 2001                     1,193,415     $2,984     $18,509    $   983           $901          $23,377
                                                =========     ======     =======    =======           ====          =======

          See accompanying notes to consolidated financial statements.

                                                                              4.

                                 CNB CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 2001, 2000 and 1999

                                                                                     2001               2000                 1999
                                                                                   --------            --------            --------
                                                                                                   (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                                       $  3,501            $  3,386            $  3,145
  Adjustments to reconcile net income to net cash
   from operating activities
    Depreciation and amortization                                                       364                 289                 436
    Provision for loan losses                                                            83                 110                 100
    Loans originated for sale                                                       (21,750)             (4,568)             (7,706)
    Proceeds from sales of loans originated for sale                                 21,940               4,571               7,707
    Gain on sales of loans                                                             (357)                (77)               (129)
    Increase in other assets                                                            (89)               (581)               (202)
    Increase in other liabilities                                                        25                 175                 160
                                                                                   --------            --------            --------
      Total adjustments                                                                 216                 (81)                366
                                                                                   --------            --------            --------
        Net cash from operating activities                                            3,717               3,305               3,511

CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from maturities of securities
   available for sale                                                                29,323              14,826              10,654
    Purchase of securities available for sale                                       (41,519)            (17,309)            (32,007)
    Proceeds from maturities of securities held
     to maturity                                                                      4,445               8,591              22,937
    Purchase of securities held to maturity                                          (3,731)             (1,363)             (4,418)
    Proceeds from other securities                                                    1,000               1,600                 200
    Purchase of other securities                                                     (1,157)               (527)             (2,474)
    Net increase in portfolio loans                                                  (6,973)             (8,411)             (8,751)
    Premises and equipment expenditures                                                (715)               (524)               (120)
                                                                                   --------            --------            --------
        Net cash from investing activities                                          (19,327)             (3,117)            (13,979)

CASH FLOWS FROM FINANCING ACTIVITIES
    Net increase in deposits                                                         11,498              10,507               8,123
    Dividends paid                                                                   (2,351)             (2,192)             (2,078)
    Proceeds from exercise of stock options                                              78                  17                  92
    Purchases of common stock                                                           (78)                (83)                (76)
                                                                                   --------            --------            --------
        Net cash from financing activities                                            9,147               8,249               6,061
                                                                                   --------            --------            --------

Net change in cash and cash equivalents                                              (6,463)              8,437              (4,407)

Cash and cash equivalents at beginning of year                                       23,310              14,873              19,280
                                                                                   --------            --------            --------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                           $ 16,847            $ 23,310            $ 14,873
                                                                                   ========            ========            ========

Supplemental disclosure of cash flow information
  Cash paid during the period for
    Interest                                                                       $  6,949            $  6,786            $  6,022
    Income taxes                                                                      1,423               1,442               1,320

          See accompanying notes to consolidated financial statements.

                                                                              5.

                                CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000 and 1999

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The consolidated financial statements include CNB Corporation (the Company) and its wholly-owned subsidiary, Citizens National Bank of Cheboygan (the Bank) and the Bank's wholly-owned subsidiary CNB Mortgage Corporation. All significant intercompany accounts and transactions are eliminated in consolidation.

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

Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses, fair values of financial instruments and status of contingencies are particularly subject to change in the near term.

Cash Flow Reporting: Cash and cash equivalents include cash and due from banks and federal funds sold. Net cash flows are reported for customer loan and deposit transactions.

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

                                   (Continued)

                                                                              6.

                                CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000 and 1999

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.

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

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the assets useful lives. These assets are reviewed for impairment when events indicate the carrying amount may not be recoverable. Maintenance and repairs are charged to expense and improvements are capitalized.

                                   (Continued)

                                                                              7.

                                CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000 and 1999

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

                                   (Continued)

                                                                              8.

                                CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000 and 1999

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock Splits and Stock Dividends: Dividends issued in stock are reported by transferring the market value of the stock issued from retained earnings to common stock and additional paid-in capital. Stock splits are recorded by adjusting par value. Fractional shares are paid in cash for all stock splits and dividends. Basic earnings per share, diluted earnings per share and dividends per share have been restated for all stock splits and stock dividends, including the five percent stock dividends declared in 2001 and 2000.

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

New Accounting Pronouncements: A new accounting standard requires all business combinations to be recorded using the purchase method of accounting for any transaction initiated after June 30, 2001. Under the purchase method, all identifiable tangible and intangible assets and liabilities of the acquired company must be recorded at fair value at date of acquisition, and the excess of cost over fair value of net assets acquired is recorded as goodwill. Identifiable intangible assets must be separated from goodwill. Identifiable intangible assets with finite useful lives will be amortized under the new standard, whereas goodwill, both amounts previously recorded and future amounts purchased, will cease being amortized starting in 2002. Annual impairment testing will be required for goodwill with impairment being recorded if the carrying amount of goodwill exceeds its implied fair value. Adoption of this standard on January 1, 2002 will not have a material effect on the Company's financial statements.

Reclassification: Some items in prior financial statements have been reclassified to conform with the current presentation.

                                   (Continued)

                                                                              9.

                                CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000 and 1999

NOTE 2 - SECURITIES

The amortized cost and fair values of securities at year end, were as follows:

                                                                                      Gross             Gross
                                                                    Carrying        Unrealized        Unrealized           Fair
                                                                     Amount           Gains             Losses             Value
                                                                    --------        ----------        ----------          -------
                                                                                           (In thousands)
 Available for sale
  2001
     U.S. Government and agency                                     $32,071           $   986            $   -            $33,057
     State and municipal                                             27,682               432              (53)            28,061
                                                                    -------           -------            -----            -------
                                                                    $59,753           $ 1,418            $ (53)           $61,118
                                                                    =======           =======            =====            =======
  2000
     U.S. Government and agency                                     $36,838           $   335            $ (60)           $37,113
     State and municipal                                             10,726               144              (14)            10,856
                                                                    -------           -------            -----            -------
                                                                    $47,564           $   479            $ (74)           $47,969
                                                                    =======           =======            =====            =======

Held to maturity
  2001
     State and municipal                                            $ 7,168           $   132            $(186)           $ 7,114
                                                                    =======           =======            =====            =======
  2000
     State and municipal                                            $ 7,882           $   100            $  (6)           $ 7,976
                                                                    =======           =======            =====            =======

There were no sales of securities during 2001, 2000 and 1999.

Contractual maturities of debt securities at year end 2001 were as follows. Expected maturities may differ from contractual maturity because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                       Available For Sale                      Held to Maturity
                                                                   ---------------------------            --------------------------
                                                                   Carrying             Fair              Carrying             Fair
                                                                    Amount              Value              Amount             Value
                                                                   --------            -------            --------            ------
                                                                                            (In thousands)
Due in one year or less                                            $14,481             $14,755             $1,487             $1,498
Due from one to five years                                          38,312              39,314              3,017              3,090
Due from five to ten years                                           5,655               5,771              1,006              1,055
Due after ten years                                                  1,305               1,278              1,658              1,471
                                                                   -------             -------             ------             ------
                                                                   $59,753             $61,118             $7,168             $7,114
                                                                   =======             =======             ======             ======

                                   (Continued)

                                                                             10.

                                CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000 and 1999

NOTE 2 - SECURITIES (Continued)

Securities with a carrying value of $987,000 and $984,000 were pledged at December 31, 2001 and 2000, to secure public deposits and for other purposes.

The Company held securities exceeding 10% of shareholders' equity for the following states (including its political subdivisions) at December 31:

                                                           2001           2000
                                                          -------        -------
                                                              (In thousands)
Michigan                                                  $13,087        $10,385
Indiana                                                     2,566              -
Washington                                                  3,070              -
Wisconsin                                                   2,526              -


NOTE 3 - LOANS

Year end loans were as follows:


                                                            2001            2000
                                                          --------        --------
                                                               (In thousands)
Residential real estate                                   $ 84,588        $ 77,823
Consumer                                                    11,767          12,155
Commercial real estate                                      26,536          26,571
Commercial                                                  11,912          11,193
                                                          --------        --------
                                                           134,803         127,742
Deferred loan origination fees, net                            (30)            (41)
Allowance for loan losses                                   (1,667)         (1,652)
                                                          --------        --------
                                                          $133,106        $126,049
                                                          ========        ========

Activity in the allowance for loan losses is summarized as follows:

                                                             2001        2000          1999
                                                            ------      ------        ------
                                                                     (In thousands)
Beginning balance                                           $1,652      $1,583        $1,518
Provision for loan losses                                       83         110           100
Charge-offs                                                    (87)        (86)          (43)
Recoveries                                                      19          45             8
                                                            ------      ------        ------
Ending balance                                              $1,667      $1,652        $1,583
                                                            ======      ======        ======

The Company had no impaired loans during 2001 and 2000. There were no loans held for sale at year end 2001 and 2000.

                                   (Continued)

                                                                             11.

                                CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000 and 1999

NOTE 4 - LOAN SERVICING

Mortgage loans serviced for others are not reported as assets. These loans totaled $39,951,000 and $35,228,000 at year end 2001 and 2000. Related escrow deposit balances were $59,000 and $52,000. Capitalized mortgage servicing rights balances were $266,000 and $211,000 at year end 2001 and 2000. The related additions recognized were $163,000, $34,000 and $58,000 and the amortization was $107,000, $22,000 and $17,000 in 2001, 2000 and 1999.


NOTE 5 - PREMISES AND EQUIPMENT

Year end premises and equipment were as follows:

                                                                     2001              2000
                                                                    ------            ------
                                                                         (In thousands)
Real estate and buildings                                           $4,160            $3,765
Furniture and fixtures                                               3,714             3,453
                                                                    ------            ------
                                                                     7,874             7,218
Less accumulated depreciation                                        4,282             3,984
                                                                    ------            ------
                                                                    $3,592            $3,234
                                                                    ======            ======

Depreciation expense amounted to $357,000, $306,000 and $300,000 in 2001, 2000 and 1999.


NOTE 6 - DEPOSITS

Time deposit accounts individually exceeding $100,000 total $17,445,000 and $20,384,000 at year end 2001 and 2000.

At year end 2001, the scheduled maturities of time deposits are as follows:

                                 (In thousands)
                                 --------------
2002                                $54,901
2003                                 17,828
2004                                  1,989
2005                                  1,131
2006                                    697
                                    -------
                                    $76,546
                                    =======

                                   (Continued)

                                                                             12.

                                CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000 and 1999

NOTE 7 - EMPLOYEE BENEFITS

Defined Benefit Retirement Plan: The Company has a defined benefit, noncontributory pension plan which provides retirement benefits for essentially all employees. The following sets forth the plan's funded status and amounts recognized in the financial statements:

                                                                                                  2001           2000
                                                                                                 -------       -------
                                                                                                    (In thousands)
Change in benefit obligation:
  Beginning benefit obligation                                                                   $(3,245)      $(2,937)
  Service cost                                                                                      (144)         (138)
  Interest cost                                                                                     (238)         (231)
  Actuarial loss (gain)                                                                               32          (188)
  Benefits paid                                                                                      114           249
                                                                                                 -------       -------
  Ending benefit obligation                                                                       (3,481)       (3,245)

Change in plan assets, at fair value:
  Beginning plan assets                                                                            2,964         3,371
  Actual return                                                                                     (187)         (233)
  Employer contribution                                                                              310            75
  Benefits paid                                                                                     (114)         (249)
                                                                                                 -------       -------
  Ending plan assets                                                                               2,973         2,964

Funded status                                                                                       (508)         (281)
Unrecognized net actuarial loss                                                                    1,051           673
Unrecognized transition amount                                                                       (68)          (77)
Unrecognized prior service amount                                                                    (30)          (33)
                                                                                                 -------       -------
Prepaid pension cost                                                                             $   445       $   282
                                                                                                 =======       =======

Net pension expense and related year end assumptions consist of the following:

                                                                                     2001      2000         1999
                                                                                    -----      -----       -----
                                                                                           (In thousands)
Service cost                                                                        $ 144      $ 138       $ 122
Interest cost on benefit obligation                                                   238        231         199
Expected return on plan assets                                                       (241)      (266)       (226)
Net amortization and deferral                                                         (13)       (13)        (13)
Recognized net actuarial loss                                                          18          -           -
                                                                                    -----      -----       -----

    Pension expense                                                                 $ 146      $  90       $  82
                                                                                    =====      =====       =====

                                   (Continued)

                                                                             13.

                                CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000 and 1999

NOTE 7 - EMPLOYEE BENEFITS (Continued)

                                                          2001          2000         1999
                                                          ----          ----         ----
Weighted average discount rate                            7.50%         7.50%        7.50%
Rate of increase in future compensation                   4.00%         5.00%        5.00%
Expected long term return on plan assets                  8.00%         8.00%        8.00%

Plan assets are administered by Huntington National Bank as trustee of the plan. Plan assets are invested in diversified mutual funds operated and administered by the Frank Russell Investment Company.

Deferred Compensation Plan: The Company has a deferred compensation plan to provide retirement benefits to certain Directors, at their option, in lieu of annual directors' fees. The present value of future benefits is accrued annually over the period of active service of each participant. The expense for the plan was $180,000, $177,000 and $164,000 in 2001, 2000 and 1999.

The Company has also purchased insurance on the lives of participating directors with the Company as the owner and beneficiary of the policies.

The Company has another deferred compensation plan that allows executive officers of the Bank, at senior vice president and above, and certain Directors an opportunity to defer a portion of their compensation. On a monthly basis, the account of each participant accrues interest based on the interest rate determined for that year. The expense of the plan was $17,000, $11,000 and $7,000 in 2001, 2000 and 1999.

401(k) Plan: The Company has a 401(k) savings and retirement plan covering substantially all employees. Under the plan, employees may defer up to the lesser of 20% of their eligible compensation or the limitations set by the IRS. During 2001, 2000 and 1999, the Board of Directors elected to contribute a matching contribution equal to 100% of the first 2% and 50% of the next 2% of the employee's deferred compensation. Employee contributions and the Company's matching percentages are vested immediately. The Company's matching percentages are determined annually by the Board of Directors and resulted in total contributions of $67,000, $64,000 and $61,000 in 2001, 2000 and 1999.


NOTE 8 - STOCK OPTIONS

Stock Option Plan: The shareholders approved an incentive stock option plan in May 1996 under which options may be issued at market prices to employees. The right to exercise the options vests over a one year period. The exercise price of options granted is equivalent to the market value of underlying stock at the grant date.

                                   (Continued)

                                                                             14.

                                CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000 and 1999

NOTE 8 - STOCK OPTIONS (Continued)

SFAS No. 123 requires pro forma disclosures for companies that do not adopt its fair value accounting method for stock-based employee compensation. Accordingly, the following pro forma information presents net income and earnings per share had the fair value method been used to measure compensation cost for stock option plans. Compensation cost actually recognized for stock options was $-0-for 2001, 2000 and 1999.

The fair value of options granted during 1999 was estimated using the following weighted average information: risk-free interest rate of 5.75%, expected life of 10 years, expected dividends of 3.00% per year and expected stock price volatility of 10.00%. There were no options granted for the years ended December 31, 2001 and 2000.

                                            2001            2000            1999
                                           ------          ------          ------
                                         (In thousands, except for per share data)
Net income as reported                     $3,501          $3,386          $3,145
Pro forma net income                        3,501           3,327           3,075

Reported earnings per share
  Basic                                    $ 2.94          $ 2.84          $ 2.64
  Diluted                                    2.92            2.81            2.61

Pro forma earnings per share
  Basic                                    $ 2.94          $ 2.79          $ 2.58
  Diluted                                    2.92            2.76            2.55

Activity in the option plan for the years ended, and as restated for all stock dividends, is summarized as follows:

                                                                                           Weighted        Weighted
                                                Number of                                   Average        Average
                                               Outstanding            Exercise             Exercise       Fair Value
                                                 Options                Price                Price         of Grants
                                               -----------          ------------           --------       ----------
Balance at January 1, 1999                       30,528             $25.08-51.83            $33.37

Granted                                          11,025                    59.86             59.86          $10.75
Exercised                                        (5,415)             25.08-35.30             28.46
                                                 ------             ------------            ------
Balance at December 31, 1999                     36,138              25.08-59.86             42.19
Exercised                                        (2,415)             25.08-59.86             37.92
                                                 ------             ------------            ------
Balance at December 31, 2000                     33,723              25.08-59.86             42.50
Exercised                                        (2,938)             25.08-35.30             26.56
                                                 ------             ------------            ------
Balance at December 31, 2001                     30,785             $25.08-59.86            $44.02
                                                 ======             ============            ======

                                   (Continued)

                                                                             15.

                                CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000 and 1999

NOTE 8 - STOCK OPTIONS (Continued)

Options exercisable at December 31 are as follows:

                                                 Weighted
                                 Number          Average
                                   Of            Exercise
                                 Options          Price
                                 -------         --------
1999                              25,118          $34.42
2000                              33,723           42.50
2001                              30,785           44.02

At December 31, 2001, options outstanding had a weighted-average remaining life of 6.7 years.


NOTE 9 - INCOME TAXES

Income tax expense consists of:

                                              2001        2000         1999
                                             ------      -------      ------
                                                     (In thousands)
Current                                      $1,390      $ 1,516      $1,282
Deferred                                         19          (20)         32
                                             ------      -------      ------
                                              1,409      $ 1,496      $1,314
                                             ======      =======      ======

Year end deferred tax assets and liabilities consist of:

                                            2001           2000
                                            ----           ----
                                               (In thousands)
Deferred tax assets
  Allowance for loan losses                 $442           $414
  Deferred compensation                      444            421
  Other                                      102             70
                                            ----           ----
    Total deferred tax assets                988            905
                                            ----           ----

                                   (Continued)

                                                                             16.

                                CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000 and 1999

NOTE 9 - INCOME TAXES (Continued)

                                                                               2001        2000
                                                                               ----        ----
                                                                                 (In thousands)
Deferred tax liabilities
  Pension                                                                      $159        $112
  Unrealized gains on securities available for sale                             464         138
  Fixed assets                                                                   77          70
  Mortgage servicing rights                                                      90          72
  Accretion                                                                      86          56
                                                                               ----        ----
    Total deferred tax liabilities                                              876         448
                                                                               ----        ----
    Net deferred tax asset                                                     $112        $457
                                                                               ====        ====

Income tax expense calculated at the statutory rate of 34% differs from actual income tax expense as follows:

                                                             2001        2000         1999
                                                            ------      ------       ------
                                                                    (In thousands)
Statutory rate applied to income before taxes               $1,669      $1,660       $1,516
Deduct

  Tax-exempt interest income                                  (243)       (148)        (160)
  Other                                                        (17)        (16)         (42)
                                                            ------      ------       ------
                                                            $1,409      $1,496       $1,314
                                                            ======      ======       ======


NOTE 10 - EARNINGS PER SHARE

A reconciliation of the numerators and denominators of the basic earnings per share and diluted earnings per share computations is presented below:

                                                            2001                   2000                   1999
                                                         ----------             ----------             ----------
Basic earnings per share
  Net income available to common
    shareholders (in thousands)                          $    3,501             $    3,386             $    3,145

                                                         ==========             ==========             ==========

  Weighted average shares outstanding                     1,191,692              1,192,438              1,189,463

    Basic earnings per share                             $     2.94             $     2.84             $     2.64
                                                         ==========             ==========             ==========

                                   (Continued)

                                                                             17.

                                CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000 and 1999

NOTE 10 - EARNINGS PER SHARE (Continued)

                                                                                  2001                 2000                  1999
                                                                              ----------            ----------            ----------
Diluted earnings per share
  Net income available to common
   shareholders (in thousands)                                                $    3,501            $    3,386            $    3,145
                                                                              ==========            ==========            ==========

  Weighted average shares outstanding                                          1,191,692             1,192,438             1,189,463

  Add dilutive effects of assumed exercises
   of stock options                                                                7,569                11,742                17,493
                                                                              ----------            ----------            ----------
  Weighted average dilutive
   potential shares outstanding                                                1,199,261             1,204,180             1,206,956
                                                                              ==========            ==========            ==========

    Diluted earnings per share                                                $     2.92            $     2.81            $     2.61
                                                                              ==========            ==========            ==========


NOTE 11 - RELATED PARTY TRANSACTIONS

Certain directors and executive officers of the Company and the Bank (including family members, affiliates and companies in which they are principal owners) had loans outstanding with the Bank in the ordinary course of business. A summary of the aggregate loans outstanding which exceeded $60,000 to these individuals follows:

                                                                                                 2001          2000
                                                                                                -------       -------
                                                                                                   (In thousands)
Balance outstanding, January 1                                                                  $ 2,648       $ 3,082
New loans and rewrites                                                                            1,396         3,974
Payments and payoffs                                                                             (1,654)       (4,399)
Other                                                                                                 7            (9)
                                                                                                -------       -------
Balance outstanding, December 31                                                                $ 2,397       $ 2,648
                                                                                                =======       =======

Related party deposits totaled $1,080,000 and $877,000 at year end 2001 and 2000.

                                   (Continued)

                                                                             18.

                                CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000 and 1999

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

At year end 2001 and 2000, reserves of $1,415,000 and $1,055,000 were required as deposits with the Federal Reserve or as cash on hand. These reserves do not earn interest.

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

A summary of the notional or contractual amounts of financial instruments with off-balance-sheet risk at year end were as follows:

                                                                                                  2001            2000
                                                                                                 -------         -------
                                                                                                     (In thousands)
Commitments to extend credit                                                                     $20,137         $15,768
Standby letters of credit                                                                            117              67

Substantially all of these commitments are at variable or uncommitted rates.

                                   (Continued)

                                                                             19.

                                CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000 and 1999

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

The estimated year end values of financial instruments were:

                                                                         2 0 0 1                                 2 0 0 0
                                                              -----------------------------           -----------------------------
                                                              Carrying               Fair             Carrying              Fair
                                                               Amount                Value             Amount               Value
                                                              ---------           ---------           ---------           ---------
                                                                                          (In thousands)
Assets
  Cash and cash equivalents                                   $  16,847           $  16,847           $  23,310           $  23,310
  Securities available for sale                                  61,118              61,118              47,969              47,969
  Securities held to maturity                                     7,168               7,114               7,882               7,976
  Other securities                                                4,810               4,810               4,653               4,653
  Loans, net                                                    133,106             133,753             126,049             124,056

Liabilities
  Deposits
    Non-interest bearing                                      $ (32,919)          $ (32,919)          $ (30,574)          $ (30,574)
    Interest-bearing                                           (171,670)           (173,192)           (162,517)           (162,351)


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

                                   (Continued)

                                                                             20.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000 and 1999


NOTE 14 - REGULATORY CAPITAL (Continued)

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


                                    Capital to Risk-
                                     Weighted Assets
                                 -----------------------        Tier 1 Capital
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

The Company and Bank were categorized as well capitalized at year end. Actual capital levels (in millions) and minimum required levels were:


                                                                                           Minimum Required
                                                                                              To Be Well
                                                                   Minimum Required        Capitalized Under
                                                                      For Capital          Prompt Corrective
                                                 Actual            Adequacy Purposes      Action Regulations
                                            ----------------       -----------------      ------------------
                                            Amount     Ratio       Amount      Ratio      Amount       Ratio
                                            ------     -----       ------      -----      ------       -----
2001
Total capital (to risk weighted assets)
  Consolidated                               $24.1      18.3%       $10.6        8.0%      $13.2        10.0%
  Bank                                        24.0      18.2         10.5        8.0        13.2        10.0
Tier 1 capital (to risk weighted assets)
  Consolidated                                22.4      17.0          5.3        4.0         7.9         6.0
  Bank                                        22.4      17.0          5.3        4.0         7.9         6.0
Tier 1 capital (to average assets)
  Consolidated                                22.4       9.8          9.2        4.0        11.4         5.0
  Bank                                        22.4       9.8          9.2        4.0        11.4         5.0

2000
Total capital (to risk weighted assets)
  Consolidated                               $22.9      18.4%       $10.0        8.0%      $12.5        10.0%
  Bank                                        22.9      18.4         10.0        8.0        12.5        10.0
Tier 1 capital (to risk weighted assets)
  Consolidated                                21.3      17.1          5.0        4.0         7.5         6.0
  Bank                                        21.3      17.1          5.0        4.0         7.5         6.0
Tier 1 capital (to average assets)
  Consolidated                                21.3       9.9          8.6        4.0        10.8         5.0
  Bank                                        21.3       9.9          8.6        4.0        10.8         5.0

                                   (Continued)

                                                                             21.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000 and 1999


NOTE 14 - REGULATORY CAPITAL (Continued)

One of the principal sources of cash for the Company is dividends from the Bank. Total dividends which may be declared by the Bank depend on the regulations which govern them. In addition, regulatory agencies can place dividend restrictions on the Bank based on their evaluation of its financial condition. No restrictions are currently imposed by regulatory agencies on the Bank other than the limitations found in the regulations which govern them. During 2002, the Bank could pay dividends of $2,149,000 plus 2002 net income without prior regulatory approval.


NOTE 15 - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

Following are condensed parent company financial statements:


                            CONDENSED BALANCE SHEETS
                           December 31, 2001 and 2000


                                                  2001          2000
                                                 -------       -------
                                                    (In thousands)
ASSETS
Cash                                             $    72       $    12
Investment in subsidiary                          23,323        21,602
Other assets                                       1,060         1,056
                                                 -------       -------
                                                 $24,455       $22,670
                                                 =======       =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Dividends payable                                $ 1,078       $ 1,055
Shareholders' equity                              23,377        21,615
                                                 -------       -------
                                                 $24,455       $22,670
                                                 =======       =======

                                   (Continued)

                                                                             22.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000 and 1999


NOTE 15 - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS (Continued)


                         CONDENSED STATEMENTS OF INCOME
                  Years ended December 31, 2001, 2000 and 1999

                                                      2001      2000       1999
                                                     ------    ------     ------
                                                           (In thousands)
Dividends from subsidiary                            $2,442    $2,346     $2,105
Operating expenses                                      (44)      (32)       (29)
                                                     ------    ------     ------
Income before income tax and equity
 in undistributed income of subsidiary                2,398     2,314      2,076
Income tax benefit                                       15        11         10
Equity in undistributed income of subsidiary          1,088     1,061      1,059
                                                     ------    ------     ------
NET INCOME                                           $3,501    $3,386     $3,145
                                                     ======    ======     ======


                       CONDENSED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 2001, 2000 and 1999

                                                           2001        2000        1999
                                                          -------    -------     -------
                                                                 (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                $ 3,501    $ 3,386     $ 3,145
Equity in undistributed net income of subsidiary           (1,088)    (1,061)     (1,059)
Change in other assets                                         (4)       (83)        (27)
                                                          -------    -------     -------
    Net cash from operating activities                      2,409      2,242       2,059

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends                                                  (2,349)    (2,192)     (2,078)
Net shares issued                                               -        (66)         16
                                                          -------    --------    -------
    Net cash from financing activities                     (2,349)    (2,258)     (2,062)
                                                          -------    -------     -------
Net change in cash and cash equivalents                        60        (16)         (3)
Cash at beginning of year                                      12         28          31
                                                          -------    -------     -------
CASH AT END OF YEAR                                       $    72    $    12     $    28
                                                          =======    =======     =======

                                   (Continued)

                                                                             23.

                                CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2001, 2000 and 1999


NOTE 16 - QUARTERLY FINANCIAL DATA (UNAUDITED)


                                        Net                 Earnings Per Share
                           Interest   Interest    Net       -------------------
                            Income     Income    Income     Basic       Diluted
                           --------   --------   ------     -----       -------
2001
  First quarter              $4,017     $2,168   $  808     $ .68         $ .68
  Second quarter              3,968      2,203      857       .72           .71
  Third quarter               3,935      2,202      832       .69           .69
  Fourth quarter *            3,868      2,315    1,004       .85           .84

2000
  First quarter              $3,721     $2,103   $  762     $ .64         $ .63
  Second quarter              3,855      2,211      831       .70           .69
  Third quarter               4,042      2,300      886       .74           .73
  Fourth quarter              4,067      2,251      907       .76           .76

* The increase in net income during the fourth quarter of 2001 is primarily the result of a significant decrease in interest expense as a result of the general decrease in the interest rate environment. The fourth quarter of 2001 was also positively impacted by an increase in noninterest income and a decrease in provision expense.

                                                                             24.

                          INDEPENDENT AUDITOR'S REPORT


Board of Directors and Shareholders
CNB Corporation
Cheboygan, Michigan


We have audited the accompanying consolidated balance sheets of CNB Corporation as of December 31, 2001 and 2000, and the related consolidated statements of income and comprehensive income, changes in shareholders' equity and cash flows for the years ended December 31, 2001, 2000 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CNB Corporation as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the years ended December 31, 2001, 2000 and 1999, in conformity with accounting principles generally accepted in the United States of America.






                                     Crowe, Chizek and Company LLP


South Bend, Indiana
February 15, 2002

                                                                             25.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2001, 2000 and 1999


This discussion provides information about the consolidated financial condition and results of operations of CNB Corporation (the Company) and its subsidiary, Citizens National Bank of Cheboygan (the Bank). This discussion should be read in conjunction with the consolidated financial statements beginning on page 2 and the related footnotes.


                               FINANCIAL CONDITION


CASH AND CASH EQUIVALENTS

The Company's balances of cash and cash equivalents decreased $6.5 million from 2000 to 2001. During the year, $9.1 million of cash was provided from financing activities due to increases in deposits, while $3.7 million of cash was provided from operating activities. Investing activities utilized $19.3 million of cash during 2001. The balances maintained in cash and cash equivalents vary based on daily fluctuations in loan and deposit balances. Sufficient cash is maintained on a daily basis to meet the anticipated liquidity needs of the Company for customer transactions and to clear checks drawn on other financial institutions. The amount of clearings can vary by as much as $3.0 million in one day, causing the Company's cash position to vary.


SECURITIES

The Company maintains securities portfolios that include obligations of Government Sponsored Agencies as well as securities issued by states and political subdivisions. Security balances increased $12.4 million during 2001. Securities available for sale represent 89.5% of the portfolio. Currently, the Company primarily maintains a short-term securities portfolio. The average life of the security portfolio is being extended as securities of a longer maturity are added to the portfolio when appropriate. As the amount of securities maturing on a regular basis decreases, liquidity will be maintained by adding to the available for sale portfolio.

The chart below shows the change in each of the categories of the portfolio.

                                             2001          2000         1999
                                            -------       -------      -------
                                                       (In thousands)
U.S. Government and agency securities       $(4,056)      $(1,129)     $ 2,932
Tax exempt state and municipal               13,709         1,672       (3,788)
Taxable state and municipal                   2,782        (4,287)       2,627
                                            -------       -------      -------
   Total change in securities               $12,435       $(3,744)     $ 1,771
                                            =======       ========     =======

                                                                             26.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2001, 2000 and 1999


Holdings in state and municipal securities increased during the year primarily as a result of better yielding investments. The chart below shows the percentage composition of the portfolio as of December 31.

                                                    2001        2000
                                                   ------      ------
U.S. Government and agency securities               48.41%      66.45%
Tax exempt state and municipal                      37.49       21.29
Taxable state and municipal                         14.10       12.26
                                                   ------      ------
                                                   100.00%     100.00%
                                                   ======      ======

Securities available for sale are recorded at fair value and securities held to maturity are recorded at amortized cost. The net unrealized gain on securities available for sale at December 31, 2001 was $901,000, net of taxes. The unrealized gains and losses are temporary, since they are a result of market changes rather than a reflection of credit quality. Management has no specific intent to sell these securities at the present time.

The Company maintains a conservative security portfolio with a majority of the investments in U.S. Government and agency securities and issues of governmental units in our service area. The maturities of the U.S. Government and agency securities have typically been very short, two years or less, providing liquidity in addition to quality.

During 2002, management feels there will be sufficient liquidity to increase maturity of the investment portfolio, thereby potentially increasing the yield.


LOANS

Total loans increased $7.1 million or 5.5% during 2001. Substantial growth occurred in our consumer real estate lending which grew to $84.6 million in 2001 from $77.8 million in 2000, or a 8.7% increase. As a full service lender, the Company offers a variety of personal and commercial loans. Home mortgages comprise the largest portion of the loan portfolio. The Company generally retains the ownership of adjustable rate loans and short to medium term fixed-rate loans and originates and sells long term single family residential fixed-rate mortgage loans to the secondary market. The Company originated $21.8 million in loans for sale in 2001 and $4.6 million in 2000. This practice allows the Company to meet the housing credit needs of its service area while maintaining an appropriate interest rate sensitivity and liquidity position. In addition to mortgage loans, the Company makes loans for personal and business use, secured and unsecured, to customers in its service area.

The Company maintains a prudent loan policy and adheres to strong credit underwriting standards. All loans are domestic. An annual review of loan concentrations at December 31, 2001 indicated the pattern of loans in the portfolio has not changed. There is no individual industry with more than a 10% concentration, however, all tourism related businesses, when combined, total 8.7% of total loans.

                                                                             27.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2001, 2000 and 1999


ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses represents the amount which management estimates is adequate to provide for probable losses inherent in the loan portfolio. Management determines the adequacy of the allowance for loan losses by reviewing selected loans (including large loans, non-accrual loans, problem loans and delinquent loans) and establishes specific loss allowances on these loans. Historical loss information, local economic conditions and other factors are considered in establishing allowances on the remaining loan portfolio. The allowance is increased by provisions charged to expense and reduced by charge-offs, net of recoveries.

The quality of the Company's loan portfolio compares well with its peer group with non-performing loans at 0.48% of total loans at December 31, 2001 and 0.21% at December 31, 2000. Net loans charged off were 0.05% of total loans during 2001 and 0.03% in 2000. The allowance for loan losses increased marginally in 2001 and 2000 for losses that are currently anticipated based on past experience and specific identification.


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

                                                         December 31,
                                                     ----------------------
                                                     2001              2000
                                                     ----              ----
                                                     (Dollars in thousands)
Nonaccrual loans                                     $  -              $181
Loans past due 90 days or more                        647                81
Troubled debt restructurings                            -                 -
                                                     ----              ----
     Total nonperforming loans                       $647              $262
                                                     ====              ====
Percent of total loans                                .48%              .21%
                                                     ====              ====

                                                                             28.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2001, 2000 and 1999


DEPOSITS

The Company's service area has experienced steady economic growth. The Company offers competitive deposit products and has, therefore, shown steady deposit growth as it increases its market share. Deposits increased $11.5 million or 6.0% during 2001. Money market deposits increased $7.9 million and interest-bearing demand deposits increased $2.7 million.

The majority of the Company's deposits are derived from core customers, relating to long term relationships with local personal, business and public customers. Deposit rates are monitored continually to assure that the Company pays a competitive rate.

As of December 31, 2001 the loan to deposit ratio was 65.9% compared to 66.1% for December 31, 2000. Management continues to emphasize loan growth and would like to see this ratio at a minimum of 65%. This change in asset mix from securities to higher yielding loans will increase the net interest margin.


EQUITY

Total equity for the Company at year end 2001 was $23.4 million compared to $21.6 million in 2000. The Company realized $3.5 million in income and paid out $2.3 million in dividends during 2001. The unrealized gain on securities available for sale increased equity $633,000.


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

The Bank manages liquidity to insure adequate funds are available to meet the cash flow needs of depositors and borrowers. The Bank's most readily available sources of liquidity are federal funds sold, securities classified as available for sale and securities classified as held to maturity maturing within one year. These sources of liquidity are supplemented by new deposits and by loan payments received from customers. As of December 31, 2001 the Company held $4.9 million in federal funds sold, $61.1 million in securities available for sale and $1.5 million in securities held to maturity maturing within one year. These short-term assets represents 33.0% of total deposits as of December 31, 2001. Historically, the Company's security portfolio has been short term in nature, with the average life of the portfolio consistently being less than two years. The Company serves a market which is highly tied to the tourist industry. Consequently, the Company experiences seasonal swings in liquidity. Deposit growth occurs during July, August, and September, then may decline through the fall and winter months. The Company does not anticipate any significant change in its seasonal pattern.

                                                                             29.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2001, 2000 and 1999


INTEREST RATE SENSITIVITY

The following table provides information about the Company's financial instruments that are sensitive to changes in interest rates at December 31, 2001 and 2000. For loans receivable, securities, and liabilities with contractual maturities, the table presents principal cash flows and related weighted-average interest rates by contractual maturities as well as the Company's historical experience of the impact of interest rate fluctuations on the prepayment of loans. For core deposits (interest-bearing and non interest-bearing demand deposits, savings, and money market deposits) that have no contractual maturity, the table presents principal cash flows and, as applicable related weighted-average interest rates based upon the Company's historical experience, management's judgment and statistical analysis, as applicable, concerning their most likely withdrawal behaviors. The current historical interest rates for core deposits have been assumed to apply for future periods in this table as the actual interest rates that will need to be paid to maintain these deposits are not currently known. Weighted-average variable rates are based upon contractual rates existing at the reporting date.

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

                                                                             30.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2001, 2000 and 1999


                   MARKET RISK DISCLOSURE AT DECEMBER 31, 2001
                             (Dollars in thousands)

                                                                                                                       Fair Value
                                     2002       2003       2004       2005        2006     Thereafter       Total       12/31/01
                                   -------     -------    -------    -------    -------    ----------      --------    ----------
RATE-SENSITIVE ASSETS
  Variable interest rate loans     $ 9,216     $ 2,436    $ 2,210    $ 1,994    $ 1,999       $13,922      $ 31,777     $ 39,524
    Average interest rate             8.68%       7.89%      7.63%      7.49%      7.73%         7.89%         6.41%
  Fixed interest rate loans         20,636      10,529     11,203      8,190      8,291        44,177       103,026      103,673
    Average interest rate             8.66%       8.65%      8.35%      8.25%      7.83%         7.25%         7.98%
  Variable interest rate
   securities                            -           -          -          -          -         1,506         1,506        1,320
    Average interest rate                -%          -%         -%         -%         -%         3.50%         3.50%
  Fixed interest rate securities    24,886      21,441     11,393      4,330      2,756         1,974        66,780       66,912
    Average interest rate             5.78%       6.14%      5.87%      5.81%      4.16%         8.06%         5.91%
RATE-SENSITIVE LIABILITIES
  Noninterest-bearing deposits      32,919           -          -          -          -             -        32,919       32,919
    Average interest rate                -%          -%         -%         -%         -%            -%            -%
  Fixed interest rate
   savings and
   interest-bearing deposits        95,124           -          -          -          -             -        95,124       95,124
    Average interest rate             2.44%          -%         -%         -%         -%            -%         2.44%
  Fixed interest rate
   time deposits                    54,901      17,828      1,989      1,131        697             -        76,546       78,068
    Average interest rate             5.64%       4.13%      5.53%      5.75%      4.95%            -%         5.28%


                   MARKET RISK DISCLOSURE AT DECEMBER 31, 2000
                             (Dollars in thousands)


                                                                                                                       Fair Value
                                     2001       2002       2003       2004       2005      Thereafter       Total       12/31/00
                                   -------     -------    -------    -------    -------    ----------    ----------    ----------
RATE-SENSITIVE ASSETS
  Variable interest rate loans     $ 9,439     $ 2,770    $ 2,469     $2,032     $2,082       $20,732       $39,524     $39,524
    Average interest rate             9.44%       8.74%      8.67%      8.51%      8.52%         8.32%         6.41%
  Fixed interest rate loans         15,575      13,127      9,554      9,642      6,903        33,417        88,218      86,225
    Average interest rate             9.12%       8.95%      8.98%      8.60%      8.92%         7.90%         8.54%
  Variable interest rate
   securities                          111          45          -          -          -             -           156         156
    Average interest rate             5.71%       5.71%         -%         -%         -%            -%         5.71%
  Fixed interest rate securities    21,172      15,352     13,286      2,004        523         3,358        55,695      55,789
    Average interest rate             5.36%       5.84%      6.66%      5.50%      5.04%         5.27%         5.80%
RATE-SENSITIVE LIABILITIES
  Noninterest-bearing deposits      30,574           -          -          -          -             -        30,574      30,574
    Average interest rate                -%          -%         -%         -%         -%            -%            -%
  Fixed interest rate
   savings and
   interest-bearing deposits        83,663           -          -          -          -             -        83,663      83,663
    Average interest rate             3.32%          -%         -%         -%         -%            -%         3.32%
  Fixed interest rate
   time deposits                    35,621      39,114      1,839      1,656        624             -        78,854      78,688
    Average interest rate             5.41%       6.11%      5.79%      5.78%      6.32%            -%         5.77%

                                                                             31.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2001, 2000 and 1999


CAPITAL RESOURCES

The capital ratios of the Company exceed the regulatory guidelines for well capitalized institutions. The Company has maintained an average leverage ratio of 10.0% for the last three years. This strong capital position provides the Company with the flexibility to leverage its capital to be able to take advantage of expansion opportunities. The Company's strong capital position also provides the flexibility to continue with a dividend payout ratio which has averaged 66.8% over the past three years. Earnings are projected to continue at current levels or better which will allow the Company to continue to pay out dividends at this level.

A five percent stock dividend was declared to shareholders in 2001, 2000 and 1999. The stock of the Company is generally traded locally. Additional information concerning capital ratios and shareholder return is included in the Financial Highlights schedule. The Company maintains a five year plan and utilizes a formal strategic planning process. Management and the Board continue to monitor long-term goals, which include increasing market share and maintaining long-term earnings sufficient to pay consistent dividends.


                              RESULTS OF OPERATIONS


NET INTEREST INCOME

Interest income is the total amount earned on funds invested in federal funds sold, securities and loans. Interest expense is the amount of interest paid on interest-bearing demand deposits, savings and time deposits. Net interest income is the difference between interest income and interest expense. The net margin is the net interest income as a percentage of average interest-earning assets. Interest spread is the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities. In 2001, net interest income increased slightly by $23,000. This can be attributed to the general decrease in interest rates which resulted in our yield on interest-earning assets decreasing more rapidly than our cost of funds. The overall yield on average interest-earning assets decreased more significantly than the cost of average interest-bearing liabilities. The Company experienced an increase in the yield on time deposits during 2001; this increase is expected to continue during most of 2002.

During 2000, net interest income increased substantially due primarily to an increase in the Company's loan portfolio and an increase in the overall yield on interest-earning assets compared to the cost of interest-bearing liabilities.

                                                                             32.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2001, 2000 and 1999


The following table shows the daily average consolidated balance sheets, revenue on average interest-earning assets (on a pre-tax basis), expense on average interest-bearing liabilities and the annualized effective rate or yield for the periods ending:


          Yield Analysis of Consolidated Average Assets and Liabilities
                             (Dollars in thousands)

                                      Year Ended                    Year Ended                            Year Ended
                                   December 31, 2001              December 31, 2000                   December 31, 1999
                            ---------------------------    -------------------------------      -----------------------------
                             Average             Yield/     Average                 Yield/       Average               Yield/
                             Balance      Int     Rate      Balance      Int         Rate        Balance      Int       Rate
                            --------    -------  ------    ---------   --------     ------      --------     -------   ------
Interest-earning assets:
  Other interest-
   earning assets           $ 13,294    $   613    4.60%    $  8,215    $   555       6.76%     $ 10,026     $   537     5.36%
  Total securities (1)        68,477      3,729    5.45       66,459      3,886       5.85        67,400       3,749     5.56
  Loans, net                 128,878     11,446    8.88      124,732     11,244       9.01       114,042      10,010     8.78
                            --------    -------             --------    -------                 --------     -------
    Total
     interest-earning
     assets                  210,649     15,788    7.49%     199,406     15,685       7.87%      191,468      14,296     7.47%
                                        -------                         -------                              -------
Cash and due from
 banks                         6,660                           6,666                               6,998
Premises and
 equipment, net                3,161                           3,066                               3,130
Allowance for loan
 losses                       (1,696)                         (1,614)                             (1,563)
Other assets                   5,839                           4,224                               4,037
                            --------                        --------                            --------
    Total                   $224,613                        $211,748                            $204,070
                            ========                        ========                            ========

Interest-bearing
 liabilities:
  Interest-bearing
   demand deposits          $ 15,151    $   267    1.76%    $ 15,664    $   301       1.92%     $ 15,905     $   304     1.91%
  Savings deposits            73,316      2,233    3.05       72,730      2,641       3.63        73,293       2,482     3.39
  Time deposits               78,842      4,400    5.58       70,793      3,878       5.48        65,168       3,291     5.05
                            --------    -------             --------    -------                 --------     -------
    Total
     interest-bearing
     liabilities             167,309      6,900    4.12%     159,187      6,820       4.28%      154,366       6,077     3.94%
                                        -------                         -------                              -------
Non interest-bearing
 demand deposits              31,962                          29,439                              27,491
Other liabilities              2,370                           2,279                               2,093
Shareholders' equity          22,972                          20,843                              20,120
                            --------                        --------                            --------
    Total                   $224,613                        $211,748                            $204,070
                            ========                        ========                            ========
Net interest income                     $ 8,888                         $ 8,865                              $ 8,219
                                        =======                         =======                              =======
Net interest spread                                3.37%                              3.59%                              3.53%
                                                   ====                              =====                               ====
Net yield on
 interest-earning
 assets                                            4.22%                              4.45%                              4.29%
                                                   ====                              =====                               ====
Ratio of interest-
 earning assets
 to interest-bearing
 liabilities                    1.26x                           1.25x                               1.24x
                            ========                        ========                            ========

(1) Yield computed using the average amortized cost for securities available for sale.

                                                                             33.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2001, 2000 and 1999


The table below shows the effect of volume and rate changes on net interest income on a pre-tax basis.

                                                    2001 Compared to 2000         2000 Compared to 1999
                                                 ---------------------------    --------------------------
                                                 Volume     Rate        Net     Volume     Rate       Net
                                                 ------     -----      -----    ------     ----     ------
                                                                       (In thousands)

Other interest-earning assets                      $271     $(213)     $  58     $(107)    $125     $   18
Total securities                                    115      (272)      (157)      (53)     190        137
Loans, net                                          370      (168)       202       958      276      1,234
                                                   ----     -----      -----     -----     ----     ------
  Total interest-earning assets                     756      (653)       103       798      591      1,389

Interest-bearing demand deposits                    (10)      (24)       (34)       (5)       2         (3)
Savings deposits                                     21      (429)      (408)      (19)     178        159
Time deposits                                       448        74        522       296      291        587
                                                   ----     -----      -----     -----     ----     ------
  Total interest-bearing liabilities                459      (379)        80       272      471        743
                                                   ----     -----      -----     -----     ----     ------

    Net change in net interest income(a)           $297     $(274)     $  23     $ 526     $120     $  646
                                                   ====     =====      =====     =====     ====     ======

(a) The net change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.


NON-INTEREST INCOME

Non-interest income is derived primarily from deposit account fees and service charges. Non interest income from gains on the sale of residential real estate mortgages increased during 2001 due to a high volume of sales to the secondary market. This volume is expected to decline during 2002 as interest rates stabilize or increase.

Non-interest income increased during 2000 due to an increase in service charges and fees on deposit accounts.

                                                                             34.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2001, 2000 and 1999


NON-INTEREST EXPENSE

Total non-interest expenses increased during 2001 primarily due to an increase in salaries, wages and employee benefits. The Company continues to fund 100% of the employees health insurance and the Company offers a defined pension benefit and a 401(k) savings plan to their employees. Both of these benefit plans increased expenses during 2001 by $91,000. Expense increases related to these benefit plans are expected to continue in the future.

Total non-interest expenses were $5.2 million in 2000 and $5.0 million in 1999. The Company continued in its efforts to control non-interest expenses during 2000, resulting in total non-interest expenses increasing only 5.1% over 1999 expenses. Salaries, wages and employee benefits remain the largest component of non-interest expense. These expenses totaled $3.1 million and $2.9 million in 2000 and 1999. Occupancy expense totaled $670,000 in 2000 compared to $650,000 in 1999 while other expenses increased to $1.3 million in 2000 from $1.2 million in 1999.

FEDERAL INCOME TAXES

Income tax expense decreased during 2001 to $1.4 million compared to $1.5 million in 2000. Tax-exempt interest income increased during 2001 to $834,000 compared to $491,000 for 2000.

The effective tax rates for 2001, 2000 and 1999 are shown in the table below:

                                              2001      2000       1999
                                             ------    ------     ------
Income before tax (In thousands)             $4,910    $4,882     $4,459
Income tax expense (In thousands)             1,409     1,496      1,314
Effective tax rate                             28.7%     30.6%      29.5%


NET INCOME

Consolidated net income was $3.5 million for 2001, a 3.4% increase over last year. This is primarily attributable to an increase in interest income on tax-exempt investments with a corresponding decrease in income tax expense.

                                                                             35.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2001, 2000 and 1999


FORWARD-LOOKING STATEMENTS

When used in this filing and in future filings involving the Company with the Securities and Exchange Commission, in the Company's press releases or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phases, "anticipate," "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "project," or similar expressions are intended to identify, "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties, including but not limited to changes in economic conditions in the Company's market area and competition, all or some of which could cause actual results to differ materially from historical earnings and those presently anticipated or projected.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and advise readers that various factors, including regional and national economic conditions, substantial changes in levels of market interest rates, credit and other risks of lending and investing activities, and competitive and regulatory factors, could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from those anticipated or projected.

The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

                                                                             36.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2001, 2000 and 1999


                         OFFICERS AND COMMUNITY ADVISORS
             CITIZENS NATIONAL BANK OFFICERS AND COMMUNITY ADVISORS



CNB                      CITIZENS NATIONAL        RICHARD L. WINE             ONAWAY                       PELLSTON
CORPORATION              BANK OFFICERS AND          VICE PRESIDENT            LAURA L. SHACK               BARBARA ANDERSON
OFFICERS                 COMMUNITY ADVISORS       SUSAN L. CASWELL              BANKING OFFICER &            BANKING OFFICER &
                                                    ASSISTANT VICE PRESIDENT    BRANCH MANAGER               BRANCH MANAGER
ROBERT E. CHURCHILL      ROBERT E. CHURCHILL      STEPHEN J. CRUSOE                                        RICHARD CONRAD
  CHAIRMAN & CHIEF         CHAIRMAN & CHIEF         ASSISTANT VICE PRESIDENT                                 COMMUNITY ADVISOR
  EXECUTIVE OFFICER        EXECUTIVE OFFICER      MARIAN L. HARRISON          INDIAN RIVER
JAMES C. CONBOY, JR.     JAMES C. CONBOY, JR        ASSISTANT VICE PRESIDENT  BARBARA J. JOPPICH
  PRESIDENT & CHIEF        PRESIDENT & CHIEF      SALLY J. LACROSS              ASSISTANT VICE PRESIDENT &
  OPERATING OFFICER        OPERATING OFFICER        ASSISTANT VICE PRESIDENT    BRANCH MANAGER
JOHN F. EKDAHL           JOHN F. EKDAHL           PAUL F. SCHWIND             PAUL FISHER
  SENIOR VICE PRESIDENT    SENIOR VICE PRESIDENT    INTERNAL AUDITOR            COMMUNITY ADVISOR
SUSAN A. ENO             SUSAN A. ENO             SUSAN J. CLEARY             LARRY MIDDLETON
  SENIOR VICE PRESIDENT    SENIOR VICE PRESIDENT    LOAN OFFICER                COMMUNITY ADVISOR
JOHN P. WARD             DOUGLAS W. DAMM          VICTORIA J. HAND            JOHN L. OLSZEWSKI
  SECRETARY                VICE PRESIDENT &         LOAN OFFICER                COMMUNITY ADVISOR
IRENE M. ENGLISH           SENIOR LOAN OFFICER    MICHELLE J. OSTWALD         JEFF SWADLING
  TREASURER              IRENE M. ENGLISH           LOAN OFFICER                COMMUNITY ADVISOR
                           VICE PRESIDENT &       FLORENCE CASWELL
                           CONTROLLER               ASSISTANT LOAN            MACKINAW CITY
                         KENNETH N. SHELDON         OPERATIONS OFFICER        SUSAN M. BRANDT
                           VICE PRESIDENT                                       BANKING OFFICER &
                           EXAMINATION                                          BRANCH MANAGER
                                                                              AUDREY JAGGI
                                                                                COMMUNITY ADVISOR


                         STAFF OF CITIZENS NATIONAL BANK

                                                   DOWNTOWN
MAIN OFFICE                                        DRIVE-IN              MACKINAW CITY           INDIAN RIVER
Eugene Andrzejewski        Kelli M. Reimann        Cheboygan             Susan M. Brandt         Barbara J. Joppich
Jaime Brandau              Katherine M. Rhome                            Deborah L. Closs        Jody L. Jacobs
Kathleen A. Charboneau     Ronald D. Rose          Susan M. Bohn         Jennifer M. LaHaie      Carla Konwinski
Kim Chapman                Carla Roznowski         Tammy Kirsch
Joan T. Clarey             LeRoy Ruotanen                                                        Amber LaPrairie
Lora L. Clouser            Bernard J. Schramm                            PELLSTON                Susan Sova
Patricia K. Comps          Karen K. Schramm        EAST SIDE                                     Helen K. Stumpf
Arlene Daniel              Nancy Scott             DRIVE-IN              Barbara A. Anderson     Kathryn A. Szarenski
Trisha M. Dobias           Sandra L. Shawl         Cheboygan             Sheri L. Kindell
Mary E. Greenwood          Kim Sinclair
Debra Grice                D'Anne E. Smith
Helen R. Hart              Sally A. Spray          Merry Major-Brown     ONAWAY
Linda K. Johnson           M. Teresa Sullivan      Carolyn A. Scheele
Miranda Lake               Kathy S. Swackhamer                           Laura L. Shack
Betty J. Lewis             Christina Sweet         SOUTH BRANCH          Rachel Bischoff
Steven R. Luttmann         Lori Thorton            DRIVE-IN              Pamela A. Kolasa
Randy J. Maltby            Darlene L. Vallance     Cheboygan             Sara L. LaLonde
Loretta Merchant           Wendelin K. Whippo                            Lynn D. Porter
Penny L. Newman            Nicole M. Wichlacz      Diane S. Mushlock     Kathleen T. Robbins
                           Sherry M. Wichlacz      Diane S. Poirier      Kathleen S. Wilson
                                                   Laura Merchant

                                                                             37.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2001, 2000 and 1999


                         DIRECTORS OF CNB CORPORATION &
                             CITIZENS NATIONAL BANK

                               ROBERT E. CHURCHILL
               Chairman & Chief Executive Officer, CNB Corporation
                       Chairman & Chief Executive Officer,
                             Citizens National Bank


                             STEVEN J. BAKER, D.V.M.
                         Indian River Veterinary Clinic


                              JAMES C. CONBOY, JR.
              President & Chief Operating Officer, CNB Corporation
           President & Chief Operating Officer, Citizens National Bank


                               KATHLEEN M. DARROW
                    President, Darrow Bros. Excavating, Inc.
                 Retired, formerly Group Sales & Special Events
                Coordinator for the Mackinac State Historic Park


                              THOMAS J. ELLENBERGER
                           Vice President & Secretary
                        Albert Ellenberger Lumber Company


                              VINCENT J. HILLESHEIM
                           President, Anchor In Marina
                      President, Lincoln Bridge Plaza, Inc.


                                 JOHN L. ORMSBEE
                               Owner, Jack's Sales


                           FRANCIS J. VANANTWERP, JR.
                     President, Durocher Dock & Dredge, Inc.


                                  JOHN P. WARD
                    Retired, formerly Senior Vice President,
                   CNB Corporation and Citizens National Bank
                           Secretary, CNB Corporation


                                DIRECTORS EMERTI
         KENNETH A. HUBACKER, LYLE MCKINLEY, FRANCIS J. VANANTWERP, SR.,
            JAMES H. TAYLOR, THOMAS A. ELLENBERGER, THOMAS J. FISHER


                             HOW TO ORDER FORM 10-K
    Shareholders may obtain, without charge, a copy of Form 10-K or the 2001 Annual Report Summary & Highlights by writing John P. Ward, Secretary, CNB
              Corporation, P.O. Box 10, Cheboygan, Michigan 49721.

                                                                            38.