Form 10-K, Exhibit 13
period 2002-12-31
CNB CORP /MI/
filed 2003-03-31
CIK 779125

                                                                      EXHIBIT 13

                                 CNB CORPORATION

                                  ANNUAL REPORT
                        December 31, 2002, 2001 and 2000

                                 CNB CORPORATION
                                  ANNUAL REPORT
                        December 31, 2002, 2001 and 2000

                                    CONTENTS

FINANCIAL HIGHLIGHTS .......................................................................................      1

CONSOLIDATED BALANCE SHEETS ................................................................................      2

CONSOLIDATED STATEMENTS OF INCOME AND
   COMPREHENSIVE INCOME.....................................................................................      3

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY .................................................      4

CONSOLIDATED STATEMENTS OF CASH FLOWS ......................................................................      5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS .................................................................      6

INDEPENDENT AUDITOR'S REPORT................................................................................     26

MANAGEMENT'S DISCUSSION AND ANALYSIS........................................................................     27

OFFICERS, COMMUNITY ADVISORS AND STAFF......................................................................     38

DIRECTORS AND DIRECTORS EMERITI.............................................................................     39

                                 CNB CORPORATION
                              FINANCIAL HIGHLIGHTS

                                         2002         2001         2000         1999         1998
                                         ----         ----         ----         ----         ----
                                                  (In thousands, except per share data)
OPERATING STATISTICS
     Interest income                   $ 14,820     $ 15,788     $ 15,685     $ 14,296     $ 14,321
     Interest expense                     5,300        6,900        6,820        6,077        6,359
     Net interest income                  9,520        8,888        8,865        8,219        7,962
     Income before income taxes           5,703        4,910        4,882        4,459        4,445
     Net income                           4,094        3,501        3,386        3,145        3,136
     Basic earnings per share (1)          3.43         2.94         2.84         2.64         2.64
     Diluted earnings per share (1)        3.42         2.92         2.81         2.61         2.61
     Return on average assets (ROA)        1.71%        1.56%        1.60%        1.54%        1.61%
     Return on average
       shareholders' equity (ROE)         16.65%       15.24%       16.25%       15.63%       16.38%

BALANCE SHEET STATISTICS
     Securities                        $ 63,148     $ 68,286     $ 55,851     $ 59,595     $ 57,824
     Total loans                        146,328      134,803      127,742      119,349      110,586
     Deposits                           216,444      204,589      193,091      182,584      174,461
     Total assets                       245,512      231,031      217,725      205,265      196,510

CAPITAL STATISTICS
     Shareholders' equity              $ 24,737     $ 23,377     $ 21,615     $ 19,918     $ 19,494
     Book value per share (1)             20.82        19.59        19.04        17.54        17.21
     Cash dividend per share (1)           2.14         1.97         1.88         1.77         1.69
     Dividend payout ratio                62.25%       67.15%       66.39%       67.00%       63.84%
     Average equity to average
       total assets                       10.25%       10.23%        9.84%        9.86%        9.86%

CREDIT STATISTICS
     Net charge-offs to total loans         .00%         .05%         .03%         .03%         .02%
     Nonperforming loans
       to total loans                       .08%         .48%         .21%         .20%         .06%
     Allowance for loan losses
       to total loans                      1.14%        1.24%        1.29%        1.33%        1.37%
     Allowance for loan losses
       to nonperforming loans             14.64x        2.58x        6.31x        6.60x       24.48x

PRICE RANGE FOR COMMON STOCK

The following table shows the high and low selling prices of known transactions in common stock of the Company for each quarter of 2002 and 2001. The Company had 890 shareholders as of December 31, 2002. The prices and dividends per share have been restated to reflect the 5% stock dividends declared in 2001 and 2000.

                                2 0 0 2                       2 0 0 1
                                -------                       -------
                                          Cash                             Cash
                       Market Price     Dividends     Market Price       Dividends
Quarter               High      Low     Declared     High       Low      Declared
-------               ----      ---     ---------    ----       ---      ---------
  1st                $56.00    $50.00     $ .38     $60.00     $54.29      $ .36
  2nd                 55.00     50.00       .38      58.10      56.19        .36
  3rd                 54.00     50.00       .38      57.14      53.33        .36
  4th                 52.00     48.00      1.00      54.29      51.43        .89

(1) All share and per share data have been restated to reflect the 5% stock dividends declared in 2001 and 2000.

                                                                              1.

                                 CNB CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 2002 and 2001

                                                                                          2002             2001
                                                                                          ----             ----
                                                                                              (In thousands)
ASSETS
Cash and due from banks                                                               $      7,026     $      9,229
Interest-bearing deposits with other financial institutions                                  8,007            2,718
Federal funds sold                                                                           7,700            4,900
                                                                                      ------------     ------------
     Total cash and cash equivalents                                                        22,733           16,847

Securities available for sale                                                               57,533           61,118
Securities held to maturity (market value of
  $5,755 in 2002 and $7,114 in 2001)                                                         5,615            7,168
Other securities                                                                             6,252            4,810
Loans, net of allowance for loan losses of $1,669
  in 2002 and $1,667 in 2001                                                               144,637          133,106
Premises and equipment, net                                                                  3,442            3,592
Other assets                                                                                 5,300            4,390
                                                                                      ------------     ------------

     Total assets                                                                     $    245,512     $    231,031
                                                                                      ============     ============

LIABILITIES
Deposits
     Noninterest-bearing                                                              $     32,281     $     32,919
     Interest-bearing                                                                      184,163          171,670
                                                                                      ------------     ------------
         Total deposits                                                                    216,444          204,589
Other liabilities                                                                            4,331            3,065
                                                                                      ------------     ------------
     Total liabilities                                                                     220,775          207,654
                                                                                      ------------     ------------

SHAREHOLDERS' EQUITY
Common stock - $2.50 par value; 2,000,000 shares
  authorized; 1,188,372 and 1,193,415 shares issued
  and outstanding in 2002 and 2001                                                           2,971            2,984
Additional paid-in capital                                                                  18,240           18,509
Retained earnings                                                                            2,529              983
Accumulated other comprehensive income, net of tax                                             997              901
                                                                                      ------------     ------------
     Total shareholders' equity                                                             24,737           23,377
                                                                                      ------------     ------------

         Total liabilities and shareholders' equity                                   $    245,512     $    231,031
                                                                                      ============     ============

                                                                              2.

                                 CNB CORPORATION
           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
                  Years ended December 31, 2002, 2001 and 2000

                                                                          2002            2001             2000
                                                                          ----            ----             ----
                                                                          (In thousands, except per share data)
INTEREST INCOME
     Loans, including fees                                            $     11,385    $     11,446     $     11,244
     Securities
         Taxable                                                             2,321           2,895            3,395
         Tax-exempt                                                            922             834              491
     Other interest income                                                     192             613              555
                                                                      ------------    ------------     ------------
         Total interest income                                              14,820          15,788           15,685

INTEREST EXPENSE ON DEPOSITS                                                 5,300           6,900            6,820
                                                                      ------------    ------------     ------------

NET INTEREST INCOME                                                          9,520           8,888            8,865

Provision for loan losses                                                        -              83              110
                                                                      ------------    ------------     ------------

NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES                                                            9,520           8,805            8,755
                                                                      ------------    ------------     ------------

NONINTEREST INCOME
     Service charges and fees                                                1,004           1,024              945
     Net realized gains from sale of loans                                     651             357               77
     Loan servicing fees, net of amortization                                  (20)             45               95
     Other income                                                              201             244              219
                                                                      ------------    ------------     ------------
         Total noninterest income                                            1,836           1,670            1,336
                                                                      ------------    ------------     ------------

NONINTEREST EXPENSES
     Salaries and employee benefits                                          3,608           3,333            3,052
     Occupancy                                                                 774             673              670
     Supplies                                                                  150             156              161
     Other expenses                                                          1,121           1,403            1,326
                                                                      ------------    ------------     ------------
         Total noninterest expenses                                          5,653           5,565            5,209
                                                                      ------------    ------------     ------------

INCOME BEFORE INCOME TAXES                                                   5,703           4,910            4,882

Income tax expense                                                           1,609           1,409            1,496
                                                                      ------------    ------------     ------------

NET INCOME                                                                   4,094           3,501            3,386

Other comprehensive income
     Net change in unrealized gains on
       securities available for sale                                           147             960              984
     Tax effects                                                               (51)           (327)            (334)
                                                                      ------------    ------------     ------------
         Total other comprehensive income                                       96             633              650
                                                                      ------------    ------------     ------------

COMPREHENSIVE INCOME                                                  $      4,190    $      4,134     $      4,036
                                                                      ============    ============     ============

Basic earnings per share                                              $       3.43    $       2.94     $       2.84
Diluted earnings per share                                                    3.42            2.92             2.81

                                                                              3.

                                 CNB CORPORATION
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                  Years ended December 31, 2002, 2001 and 2000

                                                                                                       Accumulated
                                                                                                          Other
                                                                          Additional                  Comprehensive      Total
                                            Outstanding      Common        Paid-In       Retained     Income (Loss),  Shareholders'
                                               Shares        Stock         Capital       Earnings       Net of Tax       Equity
                                               ------        -----         -------       --------       ----------       ------
                                                                    (Dollars in thousands, except per share data)
Balance - January 1, 2000                     1,081,639   $      2,704   $     11,694   $     5,902   $        (382)  $     19,918

Net income                                                                                    3,386                          3,386
Cash dividends - $1.88 per share                                                             (2,248)                        (2,248)
5% stock dividend                                53,741            135          3,897        (4,057)                           (25)
Shares issued under stock option plan, net        1,277              3             38           (24)                            17
Purchase and retirement of common stock          (1,196)            (3)           (80)                                         (83)
Net change in unrealized gains (losses) on
  securities available for sale                                                                                 650            650
                                            -----------   ------------   ------------   -----------   --------------  -------------

Balance - December 31, 2000                   1,135,461          2,839         15,549         2,959             268         21,615

Net income                                                                                    3,501                          3,501
Cash dividends - $1.97 per share                                                             (2,351)                        (2,351)
5% stock dividend                                56,461            141          2,964        (3,126)                           (21)
Shares issued under stock option plan, net        2,799              7             71                                           78
Purchase and retirement of common stock          (1,306)            (3)           (75)                                         (78)
Net change in unrealized gains (losses) on
  securities available for sale                                                                                 633            633
                                            -----------   ------------   ------------   -----------   -------------   ------------

Balance - December 31, 2001                   1,193,415          2,984         18,509           983             901         23,377

Net income                                                                                    4,094                          4,094
Cash dividends - $2.14 per share                                                             (2,548)                        (2,548)
Shares issued under stock option plan, net        1,274              3             29                                           32
Purchase and retirement of common stock          (6,317)           (16)          (298)                                        (314)
Net change in unrealized gains (losses) on
  securities available for sale                                                                                  96             96
                                            -----------   ------------   ------------   -----------   -------------   ------------

Balance - December 31, 2002                   1,188,372   $      2,971   $     18,240   $     2,529   $         997   $     24,737
                                            ===========   ============   ============   ===========   =============   ============

                                                                              4.

                                 CNB CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 2002, 2001 and 2000

                                                                          2002            2001             2000
                                                                          ----            ----             ----
                                                                                     (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                       $      4,094    $      3,501     $      3,386
     Adjustments to reconcile net income to net cash
       from operating activities
         Depreciation and amortization                                         700             364              289
         Provision for loan losses                                               -              83              110
         Loans originated for sale                                         (35,554)        (21,750)          (4,568)
         Proceeds from sales of loans originated for sale                   36,277          21,940            4,571
         Gain on sales of loans                                               (651)           (357)             (77)
         Increase in other assets                                             (961)            (89)            (581)
         Increase in other liabilities                                       1,156              23              175
                                                                      ------------    ------------     ------------
              Total adjustments                                                967             214              (81)
                                                                      ------------    ------------     ------------
                  Net cash from operating activities                         5,061           3,715            3,305

CASH FLOWS FROM INVESTING ACTIVITIES
     Proceeds from maturities of securities
       available for sale                                                   23,211          29,323           14,826
     Purchase of securities available for sale                             (19,770)        (41,519)         (17,309)
     Proceeds from maturities of securities held
       to maturity                                                           2,252           4,445            8,591
     Purchase of securities held to maturity                                  (699)         (3,731)          (1,363)
     Proceeds from other securities                                          2,700           1,000            1,600
     Purchase of other securities                                           (4,142)         (1,157)            (527)
     Net increase in portfolio loans                                       (11,603)         (6,973)          (8,411)
     Premises and equipment expenditures                                      (259)           (715)            (524)
                                                                      ------------    ------------     ------------
         Net cash from investing activities                                 (8,310)        (19,327)          (3,117)

CASH FLOWS FROM FINANCING ACTIVITIES
     Net increase in deposits                                               11,855          11,498           10,507
     Dividends paid                                                         (2,438)         (2,349)          (2,192)
     Proceeds from exercise of stock options                                    32              78               17
     Purchases of common stock                                                (314)            (78)             (83)
                                                                      ------------    ------------     ------------
         Net cash from financing activities                                  9,135           9,149            8,249
                                                                      ------------    ------------     ------------

Net change in cash and cash equivalents                                      5,886          (6,463)           8,437

Cash and cash equivalents at beginning of year                              16,847          23,310           14,873
                                                                      ------------    ------------     ------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                              $     22,733    $     16,847     $     23,310
                                                                      ============    ============     ============

Supplemental disclosure of cash flow information
     Cash paid during the period for
         Interest                                                     $      5,382    $      6,949     $      6,786
         Income taxes                                                        1,624           1,423            1,442

                                                                              5.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001 and 2000

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The consolidated financial statements include CNB Corporation (the Company) and its wholly-owned subsidiary, Citizens National Bank of Cheboygan and the Bank's wholly-owned subsidiary CNB Mortgage Corporation (collectively referred to as the Bank). All significant intercompany accounts and transactions are eliminated in consolidation.

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

Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses, value of mortgage servicing rights, and fair values of financial instruments are particularly subject to change in the near term.

Cash Flow Reporting: Cash and cash equivalents include cash and due from banks and federal funds sold. Net cash flows are reported for customer loan and deposit transactions.

Securities: Securities classified as held to maturity are carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in shareholders' equity, net of tax. Realized gains and losses are based on specific identification of amortized cost. Securities are written down to fair value when a decline in fair value is not temporary. Interest income includes amortization of purchase premium and discount.

                                  (Continued)

                                                                              6.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001 and 2000

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

All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

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

                                  (Continued)

                                                                              7.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001 and 2000

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Other Real Estate Owned: Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at the lower of the loan carrying amount and fair value at acquisition. Any reduction to fair value from the carrying value of the related loan is accounted for as a loan loss. After acquisition, a valuation allowance reduces the reported amount to the lower of the initial amount or fair value less costs to sell. Expenses, gains and losses on disposition, and changes in the valuation allowance are reported in other expenses.

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

Company Owned Life Insurance: The Company has purchased life insurance policies on certain key executives. Company owned life insurance is recorded at its cash surrender value, or the amount that can be realized.

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

Stock Compensation: Employee compensation expense under stock options is reported using the intrinsic value method. Options granted vest over one year and have a maximum term of ten years. No stock-based compensation cost is reflected in net income, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant. The following table illustrates the effect on net income and earnings per share if expense was measured using the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation.

                                                                2002              2001              2000
                                                                ----              ----              ----
                                                                  (In thousands, except per share data)
Net income as reported                                     $        4,094    $        3,501    $        3,386
Deduct: Stock-based compensation expense
  determined under fair value based method                              -                 -               (59)
                                                           --------------    --------------    --------------
Pro forma net income                                       $        4,094    $        3,501    $        3,327

                                  (Continued)

                                                                              8.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001 and 2000

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock Compensation (Continued):                              2002              2001               2000
------------------------------                               ----              ----               ----
                                                               (In thousands, except per share data)
Basic earnings per share as reported                       $   3.43          $   2.94           $   2.84
Pro forma basic earnings per share                             3.43              2.94               2.79

Diluted earnings per share as reported                     $   3.42          $   2.92           $   2.81
Pro forma diluted earnings per share                           3.42              2.92           $   2.76

The pro forma effects are computed using option pricing models. There were no stock options granted during the years 2002, 2001 and 2000. The pro forma effect is expected to increase in the future as additional options are granted.

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

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes the net change in unrealized gains (losses) on securities available for sale, net of tax, which is also recognized as a separate component of shareholders' equity.

                                  (Continued)
                                                                              9.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001 and 2000

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

Newly Issued But Not Yet Effective Accounting Standards: New accounting standards on asset retirement obligations, restructuring activities and exit costs, operating leases, and early extinguishment of debt were issued in 2002. Management determined that when the new accounting standards are adopted in 2003 they will not have a material impact on the Company's financial condition or results of operations.

NOTE 2 - SECURITIES

The year end fair values and related gross unrealized gains and losses for securities available for sale, were as follows:

                                                                 Gross            Gross
                                                 Fair         Unrealized       Unrealized
Available for sale                               Value           Gains           Losses
                                                 -----           -----           ------
                                                            (In thousands)
     2002
         U.S. Government and agency          $     26,989    $        687     $          -
         State and municipal                       30,544             866              (41)
                                             ------------    ------------     ------------

                                             $     57,533    $      1,553     $        (41)
                                             ============    ============     ============

     2001
         U.S. Government and agency          $     33,057    $        986     $          -
         State and municipal                       28,061             432              (53)
                                             ------------    ------------     ------------

                                             $     61,118    $      1,418     $        (53)
                                             ============    ============     ============

                                  (Continued)

                                                                             10.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001 and 2000

NOTE 2 - SECURITIES (Continued)

The year end carrying amount, unrecognized gains and losses, and fair value of securities held to maturity were as follows:

                                                                       Gross            Gross
                                                     Carrying      Unrecognized      Unrecognized       Fair
                                                      Amount           Gains            Losses          Value
                                                      ------           -----            ------          -----
                                                                             (In thousands)
Held to maturity
     2002
         State and municipal                       $      5,615    $        140      $          -     $     5,755
                                                   ============    ============      ============     ===========

     2001
         State and municipal                       $      7,168    $        132      $       (186)    $     7,114
                                                   ============    ============      ============     ===========

There were no sales of securities during 2002, 2001 and 2000.

Contractual maturities of debt securities at year end 2002 were as follows. Expected maturities may differ from contractual maturity because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                 Available For Sale               Held to Maturity
                                                        Fair                   Carrying          Fair
                                                        Value                   Amount           Value
                                                        -----                   ------           -----
                                                                    (In thousands)
Due in one year or less                              $   14,277              $        870     $       881
Due from one to five years                               37,592                     2,334           2,408
Due from five to ten years                                2,401                       848             903
Due after ten years                                       3,263                     1,563           1,563
                                                     ----------              ------------     -----------

                                                     $   57,533              $      5,615     $     5,755
                                                     ==========              ============     ===========

Securities with a carrying value of $1,113,000 and $987,000 were pledged at December 31, 2002 and 2001, to secure public deposits and for other purposes.

                                  (Continued)

                                                                             11.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001 and 2000

NOTE 2 - SECURITIES (Continued)

The Company held securities exceeding 10% of shareholders' equity for the following states (including its political subdivisions) at December 31:

                         2002            2001
                         ----            ----
                            (In thousands)
Michigan             $     12,385    $     13,087
Indiana                     2,944           2,566
Washington                  2,330           3,070
Wisconsin                   2,538           2,526

NOTE 3 - LOANS

Year end loans were as follows:

                                                  2002           2001
                                                  ----           ----
                                                     (In thousands)
Residential real estate                        $    92,653    $   84,588
Consumer                                            11,270        11,767
Commercial real estate                              31,581        26,536
Commercial                                          10,824        11,912
                                               -----------    ----------
                                                   146,328       134,803
Deferred loan origination fees, net                    (22)          (30)
Allowance for loan losses                           (1,669)       (1,667)
                                               -----------    ----------

                                               $   144,637    $  133,106
                                               ===========    ==========

Activity in the allowance for loan losses is summarized as follows:

                                   2002             2001           2000
                                   ----             ----           ----
                                               (In thousands)
Beginning balance              $      1,667     $      1,652    $    1,583
Provision for loan losses                 -               83           110
Charge-offs                             (50)             (87)          (86)
Recoveries                               52               19            45
                               ------------     ------------    ----------

Ending balance                 $      1,669     $      1,667    $    1,652
                               ============     ============    ==========

The Company had no impaired loans during 2002 and 2001. There were no loans held for sale at year end 2002 and 2001.

                                  (Continued)

                                                                             12.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001 and 2000

NOTE 3 - LOANS (Continued)

Nonperforming loans were as follows:

                                                        2002             2001
                                                        ----             ----
                                                            (In thousands)
Loans past due over 90 days still on accrual         $      114       $      647
Nonaccrual loans                                              -                -

Nonperforming loans and impaired loans are defined differently. Some loans may be included in both categories, whereas other loans may only be included in one category.

NOTE 4 - LOAN SERVICING

Mortgage loans serviced for others are not reported as assets. These loans totaled $50,537,000 and $39,951,000 at year end 2002 and 2001. Related escrow deposit balances were $52,000 and $59,000. Capitalized mortgage servicing rights balances were $362,000 and $266,000 at year end 2002 and 2001. The related additions recognized were $267,000, $163,000 and $34,000 and the amortization was $171,000, $107,000 and $22,000 in 2002, 2001 and 2000.

NOTE 5 - PREMISES AND EQUIPMENT

Year end premises and equipment were as follows:

                                      2002            2001
                                      ----            ----
                                         (In thousands)
Real estate and buildings         $      4,160    $      4,160
Furniture and fixtures                   3,465           3,714
                                  ------------    ------------
                                         7,625           7,874
Less accumulated depreciation            4,183           4,282
                                  ------------    ------------

                                  $      3,442    $      3,592
                                  ============    ============

Depreciation expense amounted to $410,000, $357,000 and $306,000 in 2002, 2001 and 2000.

                                  (Continued)

                                                                             13.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001 and 2000

NOTE 6 - DEPOSITS

Time deposit accounts individually exceeding $100,000 total $14,280,000 and $17,445,000 at year end 2002 and 2001.

At year end 2002, the scheduled maturities of time deposits are as follows:

                   (In thousands)
2003               $      27,608
2004                      35,426
2005                       2,935
2006                       1,708
                   -------------

                   $      67,677
                   =============

NOTE 7 - EMPLOYEE BENEFITS

Defined Benefit Retirement Plan: The Company has a defined benefit, noncontributory pension plan which provides retirement benefits for essentially all employees. The following sets forth the plan's funded status and amounts recognized in the financial statements:

                                                2002             2001
                                                ----             ----
                                                   (In thousands)
Change in benefit obligation:
     Beginning benefit obligation           $     (3,481)    $     (3,245)
     Service cost                                   (163)            (144)
     Interest cost                                  (266)            (238)
     Amendments                                      (69)               -
     Actuarial loss (gain)                           (40)              32
     Benefits paid                                    81              114
                                            ------------     ------------
     Ending benefit obligation                    (3,938)          (3,481)

Change in plan assets, at fair value:
     Beginning plan assets                         2,973            2,964
     Actual return                                  (301)            (187)
     Employer contribution                           266              310
     Benefits paid                                   (81)            (114)
                                            ------------     ------------
     Ending plan assets                            2,857            2,973

                                  (Continued)

                                                                             14.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001 and 2000

NOTE 7 - EMPLOYEE BENEFITS (Continued)

                                                     2002             2001
                                                     ----             ----
                                                        (In thousands)
Funded status                                    $     (1,081)    $       (508)
Unrecognized net actuarial loss                         1,585            1,051
Unrecognized transition amount                            (59)             (68)
Unrecognized prior service amount                          38              (30)
                                                 ------------     ------------
Prepaid pension cost                             $        483     $        445
                                                 ============     ============

Net pension expense and related year end assumptions consist of the following:

                                              2002            2001             2000
                                              ----            ----             ----
                                                         (In thousands)
Service cost                              $        163    $        144     $        138
Interest cost on benefit obligation                266             238              231
Expected return on plan assets                    (234)           (241)            (266)
Net amortization and deferral                       (9)            (13)             (13)
Recognized net actuarial loss                       42              18                -
                                          ------------    ------------     ------------

    Pension expense                       $        228    $        146     $         90
                                          ============    ============     ============

                                                     2002            2001             2000
                                                     ----            ----             ----
Weighted average discount rate                       7.50%           7.50%            7.50%
Rate of increase in future compensation              4.00%           4.00%            5.00%
Expected long term return on plan assets             8.00%           8.00%            8.00%

Plan assets are administered by Huntington National Bank as trustee of the plan. Plan assets are invested in diversified mutual funds.

Deferred Compensation Plan: The Company has a deferred compensation plan to provide retirement benefits to certain Directors, at their option, in lieu of annual directors' fees. The present value of future benefits are accrued annually over the period of active service of each participant. The expense for the plan was $186,000, $180,000 and $177,000 in 2002, 2001 and 2000.

                                  (Continued)

                                                                             15.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001 and 2000

NOTE 7 - EMPLOYEE BENEFITS (Continued)

During the year ended December 31, 2002 management changed the discount rate used to estimate the liability under this deferred compensation plan to a current rate. As a result of this change an additional liability of approximately $512,000 will be recognized over the remaining service periods of each individual in the plan.

The Company has also purchased insurance on the lives of participating directors with the Company as the owner and beneficiary of the policies. At 2002 and 2001 the cash surrender value of the underlying policies was $1,387,000 and $1,428,000.

The Company has another deferred compensation plan that allows executive officers of the Bank, and certain Directors an opportunity to defer a portion of their compensation. On a monthly basis, the account of each participant accrues interest based on the interest rate determined for that year. The expense of the plan was $22,000, $17,000 and $11,000 in 2002, 2001 and 2000.

401(k) Plan: The Company has a 401(k) savings and retirement plan covering substantially all employees. Under the plan, employees may defer up to the lesser of 20% of their eligible compensation or the limitations set by the IRS. During 2002, 2001 and 2000, the Board of Directors elected to contribute a matching contribution equal to 100% of the first 2% and 50% of the next 2% of the employee's deferred compensation. Employee contributions and the Company's matching percentages are vested immediately. The Company's matching percentages are determined annually by the Board of Directors and resulted in total contributions of $71,000, $67,000 and $64,000 in 2002, 2001 and 2000.

NOTE 8 - STOCK OPTIONS

Stock Option Plan: The shareholders approved an incentive stock option plan in May 1996 under which options may be issued at market prices to employees. The right to exercise the options vests over a one year period. The exercise price of options granted is equivalent to the market value of underlying stock at the grant date.

                                  (Continued)

                                                                             16.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001 and 2000

NOTE 8 - STOCK OPTIONS (Continued)

Activity in the option plan for the years ended, and as restated for all stock dividends, is summarized as follows:

                                                                         Weighted
                                        Number of                        Average
                                       Outstanding       Exercise        Exercise
                                         Options           Price          Price
                                       -----------   ---------------   ------------
Balance at January 1, 2000                36,125     $   25.08-59.86   $      42.19

Exercised                                 (2,415)        25.08-59.86          37.92
                                          ------     ---------------   ------------
Balance at December 31, 2000              33,710         25.08-59.86          42.50

Exercised                                 (2,938)        25.08-35.30          26.56
                                          ------     ---------------   ------------
Balance at December 31, 2001              30,772         25.08-59.86          44.02

Exercised                                 (1,274)              25.12          25.12
                                          ------     ---------------   ------------

Balance at December 31, 2002              29,498     $ 25.12 - 59.87   $      44.83
                                          ======

Options exercisable at December 31 are as follows:

                                  Weighted
                Number            Average
                  Of              Exercise
                Options            Price
                -------            -----
2000            33,723          $    42.50
2001            30,785               44.02
2002            29,498               44.83

At December 31, 2002, options outstanding had a weighted-average remaining life of 5.7 years.

NOTE 9 - INCOME TAXES

Income tax expense consists of:

                   2002            2001             2000
                   ----            ----             ----
                               (In thousands)
Current        $      1,591    $      1,390     $      1,516
Deferred                 18              19              (20)
               ------------    ------------     ------------

               $      1,609    $      1,409     $      1,496
               ============    ============     ============

                                  (Continued)

                                                                             17.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001 and 2000

NOTE 9 - INCOME TAXES (Continued)

Year end deferred tax assets and liabilities consist of:

                                                                2002             2001
                                                                ----             ----
                                                                    (In thousands)
Deferred tax assets
     Allowance for loan losses                              $        442     $        442
     Deferred compensation                                           587              444
     Other                                                            14              102
                                                            ------------     ------------
         Total deferred tax assets                                 1,043              988
                                                            ------------     ------------

Deferred tax liabilities
     Pension                                                         172              159
     Unrealized gains on securities available for sale               513              464
     Fixed assets                                                     96               77
     Mortgage servicing rights                                       123               90
     Accretion                                                        94               86
                                                            ------------     ------------
         Total deferred tax liabilities                              998              876
                                                            ------------     ------------

             Net deferred tax asset                         $         45     $        112
                                                            ============     ============

Income tax expense calculated at the statutory rate of 34% differs from actual income tax expense as follows:

                                                      2002            2001             2000
                                                      ----            ----             ----
                                                                 (In thousands)
Statutory rate applied to income before taxes     $      1,939    $      1,669     $      1,660
Deduct

     Tax-exempt interest income, net                      (278)           (243)            (148)
     Other                                                 (52)            (17)             (16)
                                                  ------------    ------------     ------------

                                                  $      1,609    $      1,409     $      1,496
                                                  ============    ============     ============

                                  (Continued)

                                                                             18.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001 and 2000

NOTE 10 - EARNINGS PER SHARE

A reconciliation of the numerators and denominators of the basic earnings per share and diluted earnings per share computations is presented below:

                                                             2002            2001             2000
                                                             ----            ----             ----
Basic earnings per share
         Net income available to common
              shareholders (in thousands)                $      4,094    $      3,501     $      3,386
                                                         ============    ============     ============

         Weighted average shares outstanding                1,192,623       1,191,692        1,192,438

              Basic earnings per share                   $       3.43    $       2.94     $       2.84
                                                         ============    ============     ============

Diluted earnings per share
         Net income available to common
              shareholders (in thousands)                $      4,094    $      3,501     $      3,386
                                                         ============    ============     ============

         Weighted average shares outstanding                1,192,623       1,191,692        1,192,438

         Add dilutive effects of assumed exercises
              of stock options                                  4,724           7,569           11,742
                                                         ------------    ------------     ------------

         Weighted average dilutive
              potential shares outstanding                  1,197,347       1,199,261        1,204,180
                                                         ============    ============     ============

              Diluted earnings per share                 $       3.42    $       2.92     $       2.81
                                                         ============    ============     ============

NOTE 11 - RELATED PARTY TRANSACTIONS

Certain directors and executive officers of the Company and the Bank (including family members, affiliates and companies in which they are principal owners) had loans outstanding with the Bank in the ordinary course of business. A summary of the aggregate loans outstanding which exceeded $60,000 to these individuals follows:

                                           2002            2001
                                           ----            ----
                                              (In thousands)
Balance outstanding, January 1         $      2,397    $      2,648
New loans and rewrites                        1,717           1,396
Payments and payoffs                         (1,658)         (1,654)
Other                                             -               7
                                       ------------    ------------

Balance outstanding, December 31       $      2,456    $      2,397
                                       ============    ============

Related party deposits totaled $1,712,000 and $1,080,000 at year end 2002 and 2001.

                                  (Continued)

                                                                             19.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001 and 2000

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

At year end 2002 and 2001, reserves of $1,592,000 and $1,415,000 were required as deposits with the Federal Reserve or as cash on hand. These reserves do not earn interest.

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

A summary of the notional or contractual amounts of financial instruments with off-balance-sheet risk at year end were as follows:

                                   2002         2001
                                   ----         ----
                                    (In thousands)
Commitments to extend credit     $ 21,163     $ 20,137
Standby letters of credit             109          117

Substantially all of these commitments are at variable or uncommitted rates.

                                  (Continued)

                                                                             20.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001 and 2000

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

The estimated year end values of financial instruments were:

                                                2002                        2001
                                                ----                        ----
                                       Carrying        Fair        Carrying        Fair
                                        Amount         Value        Amount         Value
                                        ------         -----        ------         -----
Assets                                                   (In thousands)
    Cash and cash equivalents         $   22,733    $   22,733    $   16,847    $   16,847
    Securities available for sale         57,533        57,533        61,118        61,118
    Securities held to maturity            5,615         5,755         7,168         7,114
    Other securities                       6,252         6,252         4,810         4,810
    Loans, net                           144,637       148,241       133,106       133,753

Liabilities
    Deposits
        Noninterest-bearing           $  (32,281)   $  (32,281)   $  (32,919)   $  (32,919)
        Interest-bearing                (184,163)     (184,663)     (171,670)     (173,192)

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

                                  (Continued)

                                                                             21.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001 and 2000

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

The Company and Bank were categorized as well capitalized at year end. Actual capital levels (in millions) and minimum required levels were:

                                                                                            Minimum Required
                                                                                               To Be Well
                                                                     Minimum Required      Capitalized Under
                                                                        For Capital        Prompt Corrective
                                                     Actual          Adequacy Purposes     Action Regulations
                                                     ------          -----------------     ------------------
                                                Amount     Ratio     Amount      Ratio     Amount       Ratio
                                                ------     -----     ------      -----     ------       -----
2002
Total capital (to risk weighted assets)
    Consolidated                                $ 25.4      17.9%    $ 11.3        8.0%    $ 14.1        10.0%
    Bank                                          25.4      17.9       11.3        8.0       14.1        10.0
Tier 1 capital (to risk weighted assets)
    Consolidated                                  23.7      16.8        5.7        4.0        8.5         6.0
    Bank                                          23.7      16.8        5.7        4.0        8.5         6.0
Tier 1 capital (to average assets)
    Consolidated                                  23.7       9.7        9.8        4.0       12.2         5.0
    Bank                                          23.7       9.7        9.8        4.0       12.2         5.0

2001
Total capital (to risk weighted assets)
    Consolidated                                $ 24.1      18.3%    $ 10.6        8.0%    $ 13.2        10.0%
    Bank                                          24.0      18.2       10.5        8.0       13.2        10.0
Tier 1 capital (to risk weighted assets)
    Consolidated                                  22.4      17.0        5.3        4.0        7.9         6.0
    Bank                                          22.4      17.0        5.3        4.0        7.9         6.0
Tier 1 capital (to average assets)
    Consolidated                                  22.4       9.8        9.2        4.0       11.4         5.0
    Bank                                          22.4       9.8        9.2        4.0       11.4         5.0

                                  (Continued)

                                                                             22.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001 and 2000

NOTE 14 - REGULATORY CAPITAL (Continued)

One of the principal sources of cash for the Company is dividends from the Bank. Regulatory agencies can place dividend restrictions on the Bank based on their evaluation of its financial condition. No restrictions are currently imposed by regulatory agencies on the Bank other than the limitations found in the regulations which govern the payment of dividends to the Company. Under the most restrictive of these regulations, in 2003, the Bank is limited to paying dividends of approximately $2,383,000 plus 2003 net income, without prior regulatory approval.

NOTE 15 - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

Following are condensed parent company financial statements:

                            CONDENSED BALANCE SHEETS
                           December 31, 2002 and 2001

                                                          2002           2001
                                                          ----           ----
                                                            (In thousands)
ASSETS
Cash                                                    $     19       $     72
Investment in subsidiary                                  24,714         23,323
Dividends receivable                                       1,458          1,056
Other assets                                                   4              4
                                                        --------       --------

    Total Assets                                        $ 26,195       $ 24,455
                                                        ========       ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Dividends payable                                       $  1,188       $  1,078
Other liabilities                                            270              -
Shareholders' equity                                      24,737         23,377
                                                        --------       --------

     Total Liabilities and Shareholders' Equity         $ 26,195       $ 24,455
                                                        ========       ========

                                   (Continued)

                                                                             23.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001 and 2000

NOTE 15 - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS (Continued)

                         CONDENSED STATEMENTS OF INCOME
                  Years ended December 31, 2002, 2001 and 2000

                                                     2002       2001       2000
                                                     ----       ----       ----
                                                           (In thousands)
Dividends from subsidiary                           $ 2,826    $ 2,442    $ 2,346
Operating expenses                                      (40)       (44)       (32)
                                                    -------    -------    -------

Income before income tax and equity
  in undistributed income of subsidiary               2,786      2,398      2,314

Income tax benefit                                       13         15         11

Equity in undistributed income of subsidiary          1,295      1,088      1,061
                                                    -------    -------    -------

NET INCOME                                          $ 4,094    $ 3,501    $ 3,386
                                                    =======    =======    =======

                        CONDENSED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 2002, 2001 and 2000

                                                     2002       2001       2000
                                                     ----       ----       ----
                                                           (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                          $ 4,094    $ 3,501    $ 3,386
Equity in undistributed net income of subsidiary     (1,295)    (1,088)    (1,061)
Change in dividends receivable                         (402)         -        (84)
Change in other assets                                    -         (4)         1
Change in other liabilities                             270          -          -
                                                    -------    -------    -------
        Net cash from operating activities            2,667      2,409      2,242

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends                                            (2,438)    (2,349)    (2,192)
Net shares purchased                                   (282)         -        (66)
                                                    -------    -------    -------
        Net cash from financing activities           (2,720)    (2,349)    (2,258)
                                                    -------    -------    -------

Net change in cash and cash equivalents                 (53)        60        (16)

Cash at beginning of year                                72         12         28
                                                    -------    -------    -------

CASH AT END OF YEAR                                 $    19    $    72    $    12
                                                    =======    =======    =======

                                   (Continued)

                                                                             24.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2002, 2001 and 2000

NOTE 16 - QUARTERLY FINANCIAL DATA (UNAUDITED)

                                        Net                   Earnings Per Share
                         Interest     Interest      Net       -----------------
                          Income       Income      Income     Basic      Diluted
                         --------     --------     ------     -----      -------
                                  (In thousands, except per share data)
2002
    First quarter        $  3,714     $  2,251     $1,030     $ .86      $   .86
    Second quarter          3,701        2,257        908       .76          .76
    Third quarter           3,726        2,409      1,021       .86          .85
    Fourth quarter          3,679        2,603      1,135       .95          .95

2001
     First quarter       $  4,017     $  2,168     $  808     $ .68      $   .68
     Second quarter         3,968        2,203        857       .72          .71
     Third quarter          3,935        2,202        832       .69          .69
     Fourth quarter*        3,868        2,315      1,004       .85          .84

* The increase in net income during the fourth quarter of 2001 is primarily the result of a significant decrease in interest expense as a result of the general decrease in the interest rate environment. The fourth quarter of 2001 was also positively impacted by an increase in noninterest income and a decrease in provision expense.

                                                                             25.

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors and Shareholders
CNB Corporation
Cheboygan, Michigan

We have audited the accompanying consolidated balance sheets of CNB Corporation as of December 31, 2002 and 2001, and the related consolidated statements of income and comprehensive income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CNB Corporation as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

                                                   Crowe, Chizek and Company LLP

South Bend, Indiana
February 21, 2003

                                                                             26.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2002, 2001 and 2000

This discussion provides information about the consolidated financial condition and results of operations of CNB Corporation (the Company) and its subsidiary, Citizens National Bank of Cheboygan and the Bank's wholly owned subsidiary CNB Mortgage Corporation (collectively referred to as the Bank). This discussion should be read in conjunction with the consolidated financial statements beginning on page 2 and the related footnotes.

                               FINANCIAL CONDITION

CASH AND CASH EQUIVALENTS

The Company's balances of cash and cash equivalents increased $5.9 million from 2001 to 2002. During the year, $9.0 million of cash was provided from financing activities due primarily to increases in deposits, while $5.1 million of cash was provided from operating activities. Investing activities utilized $8.3 million of cash during 2002. The balances maintained in cash and cash equivalents vary based on daily fluctuations in loan and deposit balances. Sufficient cash is maintained on a daily basis to meet the anticipated liquidity needs of the Company for customer transactions and to clear checks drawn on other financial institutions. The amount of clearings can vary by as much as $3.0 million in one day, causing the Company's cash position to vary.

SECURITIES

The Company maintains securities portfolios that include obligations of federal agencies and government sponsored entities as well as securities issued by states and political subdivisions. Security balances decreased $5.1 million during 2002. Securities available for sale represent 91.1% of the portfolio. Currently, the Company primarily maintains a short-term securities portfolio. The average life of the security portfolio is being extended as securities of a longer maturity are added to the portfolio when appropriate. As the amount of securities maturing on a regular basis decreases, liquidity will be maintained by adding to the available for sale portfolio.

The chart below shows the change in each of the categories of the portfolio.

                                            2002         2001         2000
                                            ----         ----         ----
                                                    (In thousands)
U.S. Government and agency securities     $ (6,068)    $ (4,056)    $ (1,129)
Tax exempt state and municipal                 501       13,709        1,672
Taxable state and municipal                    429        2,782       (4,287)
                                          --------     --------     --------

       Total change in securities         $ (5,138)    $ 12,435     $ (3,744)
                                          ========     ========     ========

                                                                             27.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2002, 2001 and 2000

Holdings in state and municipal securities increased during the year primarily as a result of better yielding investments. The chart below shows the percentage composition of the portfolio as of December 31.

                                           2002       2001
                                           ----       ----
U.S. Government and agency securities      42.74%     48.41%
Tax exempt state and municipal             41.33      37.49
Taxable state and municipal                15.93      14.10
                                          ------     ------

                                          100.00%    100.00%
                                          ======     ======

Securities available for sale are recorded at fair value and securities held to maturity are recorded at amortized cost. The net unrealized gain on securities available for sale at December 31, 2002 was $997,000, net of taxes. The unrealized gains and losses are temporary, since they are a result of market changes rather than a reflection of credit quality. Management has no specific intent to sell these securities at the present time.

The Company maintains a conservative security portfolio with a majority of the investments in U.S. Government and agency securities and issues of governmental units in its service area. The maturities of the U.S. Government and agency securities have typically been very short, two years or less, providing liquidity in addition to quality.

During 2003, management feels that there will be sufficient liquidity to increase maturity of the investment portfolio, which has the general impact of increasing yield.

LOANS

Total loans increased $11.5 million or 8.6% during 2002, with the primary growth occurring in residential and commercial real estate loans. Residential real estate loans grew from $84.6 million in 2001 to $92.7 million in 2002, while commercial real estate loans grew from $26.5 million in 2001 to $31.9 million in 2002. As a full service lender, the Company offers a variety of personal and commercial loans. Home mortgages comprise the largest portion of the loan portfolio. The Company generally retains the ownership of adjustable rate loans and short to medium-term fixed-rate loans and originates and sells long-term single family residential fixed-rate mortgage loans to the secondary market. The Company originated $35.6 million in loans for sale in 2002 and $21.8 million in 2001. This practice allows the Company to meet the housing credit needs of its service area while maintaining an appropriate interest rate sensitivity and liquidity position. In addition to mortgage loans, the Company makes loans for personal and business use, secured and unsecured, to customers in its services area.

                                                                             28.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2002, 2001 and 2000

The Company maintains a conservative loan policy and strict credit underwriting standards. All loans are domestic. An annual review of loan concentrations at December 31, 2002 indicated the pattern of loans in the portfolio has not changed. There is no individual industry with more than a 10% concentration, however, all tourism related businesses, when combined, represent 9.6% of total loans.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses represents that amount which management estimates is adequate to provide for probable losses inherent in the loan portfolio. Management determines the adequacy of the allowance for loan losses by reviewing selected loans (including large loans, nonaccrual loans, problem loans and delinquent loans) and establishes specific loss allowances on these loans. Historical loss information, local economic conditions and other factors are considered in establishing allowances on the remaining loan portfolio. The allowance is increased by provisions charged to expense and reduced by charge-offs, net of recoveries.

The quality of the Company's loan portfolio compares well with its peer group with non-performing loans at .08% of total loans at December 31, 2002 and 0.48% at December 31, 2001. Net loans charged off were -0-% of total loans during 2002 and 0.05% in 2001. There were no significant changes in the allowance for loan losses in 2002 and 2001 due to stable loan quality and insignificant loss potential identified for individual loans and groups of loans.

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

                                   2002              2001
                                   ----              ----
                                   (Dollars in thousands)
Nonaccrual loans                   $  -              $  -
Loans past due 90 days or more      114               647
Troubled debt restructurings          -                 -
                                   ----              ----

     Total nonperforming loans     $114              $647
                                   ====              ====

Percent of total loans              .08%              .48%
                                   ====              ====

                                                                             29.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2002, 2001 and 2000

DEPOSITS

The Company offers competitive deposit products and has, therefore, shown steady deposit growth as it increases its market share. Deposits increased $11.9 million or 5.8% during 2002. Money market deposits increased $14.5 million or 40.0% during 2002.

The majority of the Company's deposits are derived from core customers, as a result of long-term personal, business and public relationships. Deposit rates are monitored continually to assure that the Company pays a competitive rate.

As of December 31, 2002 the loan to deposit ratio was 67.6% compared to 65.9% for December 31, 2001. Management continues to emphasize loan growth and hopes to maintain this ratio at a minimum of 65.0%. The change in asset mix from securities to higher yielding loans will increase the net interest margin.

EQUITY

Total equity for the Company at year end 2002 was $24.7 million compared to $23.4 million in 2001. The Company realized $4.1 million in income and declared $2.5 million in dividends during 2002. The unrealized gain on securities available for sale increased equity $96,000.

                         LIQUIDITY AND FUNDS MANAGEMENT

Effective liquidity management ensures that the cash flow requirements of the Bank's depositors and borrowers, as well as the operating cash needs of the Company are met. The Company's primary source of funds is dividends from the Bank. The Company manages its liquidity position to provide cash necessary to pay dividends to shareholders and satisfy other operating requirements.

The Bank manages liquidity to insure adequate funds are available to meet the cash flow needs of depositors and borrowers. The Bank's most readily available sources of liquidity are federal funds sold, securities classified as available for sale and securities classified as held to maturity maturing within one year. These sources of liquidity are supplemented by new deposits and by loan payments received from customers. As of December 31, 2002, the Company held $7.7 million in federal funds sold, $57.5 million in securities available for sale, and $870,000 in held to maturity securities maturing within one year. These short-term assets represents 30.5% of total deposits as of December 31, 2002. Historically, the Company's security portfolio has been short term in nature, with the average life of the portfolio consistently being less than two years. The Company serves a market which is highly tied to the tourist industry. Consequently, the Company experiences seasonal swings in liquidity. Deposit growth occurs during July, August, and September, then may decline through the fall and winter months. The Company does not anticipate any significant change in its seasonal pattern.

                                                                             30.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2002, 2001 and 2000

INTEREST RATE SENSITIVITY

The following table provides information about the Company's financial instruments that are sensitive to changes in interest rates at December 31, 2002 and 2001. For loans receivable, securities, and liabilities with contractual maturities, the table presents principal cash flows and related weighted-average interest rates by contractual maturities, as well as the Company's historical experience relative to the impact of interest rate fluctuations on the prepayment of loans. For core deposits (demand deposits, interest-bearing checking, savings, and money market deposits) that have no contractual maturity, the table presents principal cash flows and, as applicable, related weighted-average interest rates based upon the Company's historical experience, management's judgment, and statistical analysis concerning their most likely withdrawal behaviors. The current historical interest rates for core deposits are assumed to apply for future periods in this table as the actual interest rates that will need to be paid to maintain these deposits are not currently known. Weighted-average variable rates are based upon contractual rates existing at the reporting date.

The primary source of market risk for the financial instruments presented is interest rate risk, that is, the risk that a change in market rates could adversely affect the market value of the instruments. Generally, the longer the maturity, the greater the interest rate risk exposure. While maturity information does not necessarily present all aspects of exposure, it may provide an indication of where risks are prevalent.

All financial institutions assume interest rate risk as an integral part of normal operations. Managing and measuring interest rate risk is a dynamic, multi-faceted process that ranges from assuring sufficient capital and liquidity in support of future balance sheet growth to reducing the exposure of the Company's net interest margin from swings in interest rates. The Company manages interest rate risk through the Asset/Liability Committee. The Asset/Liability Committee is comprised of Bank officers from various disciplines. The Committee establishes policies and rates which lead to the prudent investment of resources, the effective management of risks associated with changing interest rates, the maintenance of adequate liquidity and the earning of an adequate return on shareholders' equity.

                                                                             31.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2002, 2001 and 2000

                   MARKET RISK DISCLOSURE AT DECEMBER 31, 2002
                             (Dollars in thousands)

                                                                                                             Fair Value
                                      2003      2004      2005      2006     2007    Thereafter     Total     12/31/02
                                      ----      ----      ----      ----     ----    ----------     -----    ----------
RATE-SENSITIVE ASSETS
    Variable interest rate loans    $  9,191   $ 2,102   $ 1,951   $1,899   $1,740   $   13,694   $ 30,577   $   31,163
        Average interest rate           8.46%     7.32%     7.26%    7.45%    7.45%        7.51%      7.76%
    Fixed interest rate loans         21,158    12,626    13,565    9,593    9,392       49,417    115,751      118,769
        Average interest rate           7.72%     7.92%     7.50%    7.54%    7.24%        6.81%      7.27%
    Variable interest rate
      securities                           -         -         -        -        -        1,420      1,420        1,420
        Average interest rate              -%        -%        -%       -%       -%        3.50%      3.50%
    Fixed interest rate securities    15,136    13,761    11,460    7,611    7,119        6,641     61,728       61,868
        Average interest rate           5.98%     4.85%     4.63%    5.01%    4.45%        5.33%      5.11%
RATE-SENSITIVE LIABILITIES
    Noninterest-bearing
      deposits                        32,281         -         -        -        -            -     32,281       32,281
        Average interest rate              -%        -%        -%       -%       -%           -%         -%
    Fixed interest rate
      savings and
      interest-bearing deposits      114,157         -         -        -        -             -   114,157      114,157
        Average interest rate           1.61%        -%        -%       -%       -%           -%      1.61%
    Fixed interest rate
      time deposits                   26,963    36,071     2,935    1,708    2,309           20     70,006       70,506
        Average interest rate           3.55%     2.66%     4.69%    4.55%    4.58%        3.49%      3.20%

                   MARKET RISK DISCLOSURE AT DECEMBER 31, 2001
                             (Dollars in thousands)

                                                                                                             Fair Value
                                      2002       2003      2004     2005     2006    Thereafter     Total     12/31/01
                                      ----       ----      ----     ----     ----    ----------     -----    ----------
RATE-SENSITIVE ASSETS
    Variable interest rate loans    $  9,216   $ 2,436   $ 2,210   $1,994   $1,999   $   13,922   $ 31,777   $   32,518
        Average interest rate           8.68%     7.89%     7.63%    7.49%    7.73%        7.89%      8.07%
    Fixed interest rate loans         20,636    10,529    11,203    8,190    8,291       44,177    103,026      102,932
        Average interest rate           8.66%     8.65%     8.35%    8.25%    7.83%        7.25%      7.98%
    Variable interest rate
      securities                           -         -         -        -        -        1,506      1,506        1,320
        Average interest rate              -%        -%        -%       -%       -%        3.50%      3.50%
    Fixed interest rate securities    24,886    21,441    11,393    4,330    2,756        1,974     66,780       66,912
        Average interest rate           5.78%     6.14%     5.87%    5.81%    4.16%        8.06%      5.91%
RATE-SENSITIVE LIABILITIES
    Noninterest-bearing deposits      32,919         -         -        -        -            -     32,919       32,919
        Average interest rate              -%        -%        -%       -%       -%           -%         -%
    Fixed interest rate
      savings and
      interest-bearing deposits       95,124         -         -        -        -            -     95,124       95,124
        Average interest rate           2.44%        -%        -%       -%       -%           -%      2.44%
    Fixed interest rate
      time deposits                   54,901    17,828     1,989    1,131      697            -     76,546       78,068
        Average interest rate           5.64%     4.13%     5.53%    5.75%    4.95%           -%      5.28%

                                                                             32.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2002, 2001 and 2000

CAPITAL RESOURCES

The capital ratios of the Company exceed the regulatory guidelines for well capitalized institutions. The Company has maintained an average leverage ratio of 10.0% for the last three years. This strong capital position provides the Company with the flexibility to take advantage of expansion opportunities and to continue with a high dividend payout ratio which has averaged 65.3% over the past three years. As earnings continue at current levels or better, the Company anticipates continuing to pay dividends at this level.

A five percent stock dividend was declared to shareholders in 2001 and 2000. The stock of the Company is generally traded locally. Additional information concerning capital ratios and shareholder return is included in the Financial Highlights schedule. The Company maintains a five-year plan and utilizes a formal strategic planning process. Management and the Board continue to monitor long-term goals, which include increasing market share and maintaining long-term earnings sufficient to pay consistent dividends.

                              RESULTS OF OPERATIONS

NET INTEREST INCOME

Interest income is the total amount earned on funds invested in federal funds sold, securities and loans. Interest expense is the amount of interest paid on interest-bearing checking, money market, savings and time deposits accounts. Net interest income is the difference between interest income and interest expense. The net margin is the net interest income as a percentage of average interest-earning assets. Interest spread is the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities. In 2002, net interest income increased by $632,000, due primarily to the greater increase in the volume of interest-earning assets over interest-bearing liabilities.

The $23,000 increase in net interest income from 2000 to 2001 was primarily due to the general decrease in interest rates which resulted in the yield on interest-earning assets decreasing more rapidly than the cost of average interest-bearing liabilities. The negative impact of these rate and yield changes was fully offset by the impact of increasing interest-earning asset balances.

During 2000, net interest income increased substantially due primarily to an increase in the Company's loan portfolio and an increase in the overall yield on interest-earning assets compared to the cost of average interest-bearing liabilities.

                                                                             33.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2002, 2001 and 2000

The following table shows the daily average consolidated balance sheets, revenue on average interest-earning assets (on a pre-tax basis), expense on average interest-bearing liabilities and the annualized effective yield or rate for the periods ending:

          Yield Analysis of Consolidated Average Assets and Liabilities
                             (Dollars in thousands)

                                   Year Ended                    Year Ended                    Year Ended
                                December 31, 2002             December 31, 2001             December 31, 2000
                                -----------------             -----------------             -----------------
                            Average             Yield/   Average              Yield/   Average              Yield/
                            Balance     Int      Rate    Balance      Int      Rate    Balance      Int      Rate
                            -------     ---      ----    -------      ---      ----    -------      ---      ----
Interest-earning assets:
  Other interest-
    earning assets         $ 11,350   $   192     1.69%  $ 13,294   $   613     4.60%  $  8,215   $   555     6.76%
  Total securities (1)       69,844     3,243     4.64     68,477     3,729     5.45     66,459     3,886     5.85
  Loans, net                143,840    11,385     7.92    128,878    11,446     8.88    124,732    11,244     9.01
                           --------   -------            --------   -------            --------   -------

      Total
        interest-earning
        assets              225,034    14,820     6.59%   210,649    15,788     7.49%   199,406    15,685     7.87%
                                      -------                       -------                       -------
Cash and due from
    banks                     6,885                         6,660                         6,666
Premises and
  equipment, net              3,475                         3,161                         3,066
Allowance for loan
  losses                     (1,692)                       (1,696)                       (1,614)
Other assets                  6,100                         5,839                         4,224
                           --------                      --------                      --------
      Total                $239,802                      $224,613                      $211,748
                           ========                      ========                      ========

Interest-bearing
  liabilities:
  Interest-bearing
    demand deposits        $ 16,795   $   231     1.38%  $ 15,151   $   267     1.76%  $ 15,664   $   301     1.92%
  Savings deposits           88,662     1,689     1.90     73,316     2,233     3.05     72,730     2,641     3.63
  Time deposits              73,197     3,380     4.62     78,842     4,400     5.58     70,793     3,878     5.48
                           --------   -------            --------   -------            --------   -------
      Total
        interest-bearing
        liabilities         178,654     5,300     2.97%   167,309     6,900     4.12%   159,187     6,820     4.28%
                           --------   -------                       -------                       -------

Noninterest-bearing
  deposits                   33,780                        31,962                        29,439
Other liabilities             2,786                         2,370                         2,279
Shareholders' equity         24,582                        22,972                        20,843
                           --------                      --------                      --------
      Total                $239,802                      $224,613                      $211,748
                           ========                      ========                      ========
Net interest income                   $ 9,520                       $ 8,888                       $ 8,865
                                      =======                       =======                       =======
Net interest spread                               3.62%                         3.37%                         3.59%
                                                  ====                          ====                        ======
Net yield on
  Interest-earning
  assets                                          4.23%                         4.22%                         4.45%
                                                  ====                          ====                        ======
Ratio of interest-
  earning assets
  to interest-bearing
  liabilities                  1.26x                         1.26x                         1.25x
                           ========                      ========                      ========

(1) Yield computed using the average amortized cost for securities available for sale.

                                                                             34.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2002, 2001 and 2000

The table below shows the effect of volume and rate changes on net interest income on a pre-tax basis.

                                                   2002 Compared to 2001        2001 Compared to 2000
                                                   ---------------------        ---------------------
                                                Volume     Rate       Net     Volume    Rate      Net
                                                ------     ----       ---     ------    ----      ---
                                                                     (In thousands)
Other interest-earning assets                   $   (79)  $  (342)  $  (421)  $  271   $ (213)  $   58
Total securities                                     73      (559)     (486)     115     (272)    (157)
Loans, net                                        1,254    (1,315)      (61)     370     (168)     202
                                                -------   -------   -------   ------   -------  ------
    Total interest-earning assets                 1,248    (2,216)     (968)     756     (653)     103

Interest-bearing demand deposits                     27       (63)      (36)     (10)     (24)     (34)
Savings deposits                                    405      (949)     (544)      21     (429)    (408)
Time deposits                                      (299)     (721)   (1,020)     448       74      522
                                                -------   -------   -------   ------   ------   ------
    Total interest-bearing liabilities              133    (1,733)   (1,600)     459     (379)      80
                                                -------   -------   -------   ------   ------   ------

        Net change in net interest income (a)   $ 1,115   $  (483)  $   632   $  297   $ (274)  $   23
                                                =======   =======   =======   ======   ======   ======

(a) The net change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

NONINTEREST INCOME

Noninterest income includes fees and service charges on deposit accounts and gains on sales of loans. Noninterest income increased during 2002 and 2001, primarily due to a high volume of sales of residential real estate mortgages to the secondary market which was a result of interest rates decreasing during 2002 and 2001. This volume is expected to decline during 2003 as interest rates stabilize or increase. The increase in noninterest income during 2001 was also attributed to fees and service charges on deposit accounts.

                                                                             35.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2002, 2001 and 2000

NON-INTEREST EXPENSE

Noninterest expense increased during 2002 and 2001 primarily due to an increase in salaries, wages and employee benefits. The Company continues to fund 100% of the employees' health insurance and to offer a defined benefit pension plan in conjunction with a matching 401(k) plan. Both of these benefit packages increased expense during 2002 and 2001 by $147,000 and $91,000, respectively. Expense increases related to these benefit packages are expected to continue in the future. The decrease in other expenses in 2002 from the prior two years was attributable to the receipt of life insurance proceeds under the Directors Deferred Compensation Plan.

FEDERAL INCOME TAXES

Income tax expense increased during 2002 to $1.6 million compared to $1.4 million in 2001. Tax-exempt interest income for 2002 was $922,000 compared to $834,000 for 2001, partially offsetting the increase in income tax expense.

The effective tax rates for 2002, 2001 and 2000 are shown in the table below:

                                        2002         2001         2000
                                        ----         ----         ----
Income before tax (In thousands)      $  5,703     $  4,910     $  4,882
Income tax expense (In thousands)        1,609        1,409        1,496
Effective tax rate                        28.2%        28.7%        30.6%

NET INCOME

Consolidated net income was $4.1 million for 2002, with the increase over last year attributed to an increase in net interest income and non-interest income. The Company experienced a decline in interest expense on deposits due to a slightly declining interest rate environment during 2002. Also an increase in the volume of loans sold to the secondary market allowed the Company to experience an increase in non-interest income.

                                                                             36.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2002, 2001 and 2000

FORWARD-LOOKING STATEMENTS

When used in this filing and in future filings involving the Company with the Securities and Exchange Commission, in the Company's press releases or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phases, "anticipate," "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "project," or similar expressions are intended to identify, "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties, including but not limited to changes in economic conditions in the Company's market area and competition, all or some of which could cause actual results to differ materially from historical earnings and those presently anticipated or projected.

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

                                                                             37.

                                 CNB CORPORATION
                     OFFICERS, COMMUNITY ADVISORS AND STAFF
                        December 31, 2002, 2001 and 2000

                         OFFICERS AND COMMUNITY ADVISORS
             CITIZENS NATIONAL BANK OFFICERS AND COMMUNITY ADVISORS

CNB                      CITIZENS NATIONAL           RICHARD L. WINE             ONAWAY                        PELLSTON
CORPORATION              BANK OFFICERS AND             VICE PRESIDENT
OFFICERS                 COMMUNITY ADVISORS          SUSAN L. CASWELL            LAURA L. SHACK                BARBARA ANDERSON
                                                       ASSISTANT VICE PRESIDENT    BANKING OFFICE R &            BANKING OFFICER &
ROBERT E. CHURCHILL      ROBERT E. CHURCHILL         STEPHEN J. CRUSOE             BRANCH MANAGER                BRANCH MANAGER
  CHAIRMAN & CHIEF         CHAIRMAN & CHIEF            ASSISTANT VICE PRESIDENT                                RICHARD CONRAD
  EXECUTIVE OFFICER        EXECUTIVE OFFICER         MARIAN L. HARRISON          INDIAN RIVER                    COMMUNITY ADVISOR
JAMES C. CONBOY, JR      JAMES C. CONBOY, JR           ASSISTANT VICE PRESIDENT  BARBARA J. JOPPICH
  PRESIDENT & CHIEF        PRESIDENT & CHIEF         SALLY J. LACROSS              ASSISTANT VICE PRESIDENT &
  OPERATING OFFICER        OPERAING OFFICER            ASSISTANT VICE PRESIDENT    BRANCH MANAGER
JOHN F. EKDAHL           SUSAN A. ENO                PAUL F. SCHWIND             PAUL FISHER
  SENIOR VICE PRESIDENT    EXECUTIVE VICE PRESIDENT    INTERNAL AUDITOR            COMMUNITY ADVISOR
SUSAN A. ENO             JOHN F. EKDAHL              RANDY J. MALTBY             JOHN L. OLSZEWSKI
  SENIOR VICE PRESIDENT    SENIOR VICE PRESIDENT       TECHNOLOGY OFFICE           COMMUNITY ADVISOR
JOHN P. WARD             DOUGLAS W. DAMM             SUSAN J. CLEARY             JEFF SWADLING
  SECRETARY                SENIOR VICE PRESIDENT &     LOAN OFFICER                COMMUNITY ADVISOR
IRENE M. ENGLISH           SENIOR LOAN OFFICER       VICTORIA J. HAND
  TREASURER              IRENE M. ENGLISH              LOAN OFFICER
                           VICE PRESIDENT &          MICHELLE J. OSTWALD
                           CONTROLLER                  LOAN OFFICER                MACKINAW CITY
                         KENNETH N. SHELDON          FLORENCE CASWELL
                           VICE PRESIDENT              ASSISTANT LOAN            SUSAN M. BRANDT
                           EXAMINATION                 OPERATIONS OFFICER          BANKING OFFICER &
                                                                                   BRANCH MANAGER

                         STAFF OF CITIZENS NATIONAL BANK

MAIN OFFICE                                        DOWNTOWN               MACKINAW CITY            INDIAN RIVER
                                                   DRIVE-IN
Eugene Andrzejewski        Penny L. Newman         CHEBOYGAN              Susan M. Brandt          Barbara J. Joppich
Karen Barrette             Kelli M. Reimann                               Deborah L. Closs         Jody L. Jacobs
Susan M. Bohn              Katherine H. Rhome      Carla Konwinski        Jennifer M. LaHaie       Tammy Kirsch
Kim Chapman                Ronald D. Rose          Carla Roznowski                                 Amber LaPrairie
Kathleen A. Charboneau     LeRoy Ruotanen                                                          Susan Sova
Joan T. Clarey             Bernard J. Schramm      EAST SIDE              PELLSTON                 Helen K. Stumpf
Lora L. Clouser            Karen K. Schramm        DRIVE-IN                                        Kathryn A. Szarenski
Patricia K. Comps          Nancy Scott             CHEBOYGAN              Barbara A. Anderson
Sharon Coppernoll          Sandra L. Shawl                                Sheri L. Kindell
Arlene Daniel              Kim Sinclair            Deanna Hudson
Trisha M. Dobias           Sally A. Spray          Carolyn A. Scheele
Mary E. Greenwood          M. Teresa Sullivan                             ONAWAY
Debra Grice                Kathy S. Swackhamer     SOUTH BRANCH
Helen R. Hart              Christina Sweet         DRIVE-IN               Laura L. Shack
Linda K. Johnson           Lori Thorton            CHEBOYGAN              Rachel Bischoff-Peel
Miranda Lake               Darlene L. Vallance                            Pamela A. Kolasa
Betty J. Lewis             Wendelin K. Whippo      Diane S. Mushlock      Sara L. LaLonde
Steven R. Luttmann         Nicole M. Wichlacz      Diane S. Poirier       Lynn D. Porter
Loretta Merchant           Sherry M. Wichlacz      Laura Merchant         Kathleen T. Robbins
Adam Newman                                                               Kathleen S. Wilson

                                                                             38.

                                 CNB CORPORATION
                         DIRECTORS AND DIRECTORS EMERITI
                        December 31, 2002, 2001 and 2000

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

                              THOMAS J. ELLENBERGER
                           Vice President & Secretary
                        Albert Ellenberger Lumber Company

                              VINCENT J. HILLESHEIM
                           President, Crusoe's Rivertown Motors, Inc.
                      Co-Manager, Crusoe Enterprises, LLC

                                 JOHN L. ORMSBEE
                               Owner, Jack's Sales

                           FRANCIS J. VANANTWERP, JR.
                     Vice President Durocher Marine Division
                       Kokosing Construction Company, Inc.
                         President/Owner of Salvor, LTD

                                  JOHN P. WARD
                    Retired, formerly Senior Vice President,
                   CNB Corporation and Citizens National Bank
                           Secretary, CNB Corporation

                                DIRECTORS EMERTI
                       KENNETH A. HUBACKER, LYLE MCKINLEY,
            JAMES H. TAYLOR, THOMAS A. ELLENBERGER, THOMAS J. FISHER

                              HOW TO ORDER FORM 10-K
   Shareholders may obtain, without charge, a copy of Form 10-K or the 2002
                               Annual Report
   Summary & Highlights by writing John P. Ward, Secretary, CNB Corporation,
                               P.O. Box 10,
                          Cheboygan, Michigan 49721.

                                                                             39.