Form 10-K, Exhibit 13
period 2003-12-31
CNB CORP /MI/
filed 2004-03-30
CIK 779125

                                                                      EXHIBIT 13



                                 CNB CORPORATION

                                  ANNUAL REPORT
                        December 31, 2003, 2002 and 2001

                                 CNB CORPORATION

                                  ANNUAL REPORT
                        December 31, 2003, 2002 and 2001





                                    CONTENTS




FINANCIAL HIGHLIGHTS .....................................................   1

CONSOLIDATED BALANCE SHEETS ..............................................   2

CONSOLIDATED STATEMENTS OF INCOME AND
   COMPREHENSIVE INCOME...................................................   3

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY ...............   4

CONSOLIDATED STATEMENTS OF CASH FLOWS ....................................   5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ...............................   6

INDEPENDENT AUDITOR'S REPORT..............................................  27

MANAGEMENT'S DISCUSSION AND ANALYSIS......................................  28

OFFICERS, COMMUNITY ADVISORS AND STAFF....................................  40

DIRECTORS AND DIRECTORS EMERITI...........................................  41

                                 CNB CORPORATION
                              FINANCIAL HIGHLIGHTS


                                                           2003          2002           2001            2000           1999
                                                           ----          ----           ----            ----           ----
                                                                         (In thousands, except per share data)
OPERATING STATISTICS
     Interest income                                   $  13,282     $   14,820      $  15,788      $   15,685       $  14,296
     Interest expense                                      3,380          5,300          6,900           6,820           6,077
     Net interest income                                   9,902          9,520          8,888           8,865           8,219
     Income before income taxes                            5,385          5,703          4,910           4,882           4,459
     Net income                                            3,885          4,094          3,501           3,386           3,145
     Basic earnings per share (1)                           3.12           3.27           2.80            2.70            2.51
     Diluted earnings per share (1)                         3.11           3.26           2.78            2.68            2.49
     Return on average assets (ROA)                         1.53%          1.71%          1.56%           1.60%           1.54%
     Return on average
       shareholders' equity (ROE)                          15.14%         16.65%         15.24%          16.25%          15.63%

BALANCE SHEET STATISTICS
     Securities                                        $  86,921     $   69,400      $  73,096      $   60,504       $  65,321
     Total loans                                         143,500        146,328        134,803         127,742         119,349
     Deposits                                            224,914        216,444        204,589         193,091         182,584
     Total assets                                        254,406        244,439        231,031         217,725         205,265

CAPITAL STATISTICS
     Shareholders' equity                              $  25,138     $   24,737      $  23,377      $   21,615       $  19,918
     Book value per share (1)                              20.21          19.83          18.66           18.13           16.70
     Cash dividend per share (1)                            2.10           2.04           1.88            1.79            1.69
     Dividend payout ratio                                 67.16%         62.25%         67.15%          66.39%          67.00%
     Average equity to average
       total assets                                        10.13%         10.25%         10.23%           9.84%           9.86%

CREDIT STATISTICS
     Net charge-offs to total loans                          .07%           .00%           .05%            .03%            .03%
     Nonperforming loans
       to total loans                                        .28%           .08%           .48%            .21%            .20%
     Allowance for loan losses
       to total loans                                       1.10%          1.14%          1.24%           1.29%           1.33%
     Allowance for loan losses
       to nonperforming loans                               3.86x         14.64x          2.58x           6.31x           6.60x

PRICE RANGE FOR COMMON STOCK

The following table shows the high and low selling prices of known transactions in common stock of the Company for each quarter of 2003 and 2002. The Company had 907 shareholders as of December 31, 2003. The prices and dividends per share have been restated to reflect the 5% stock dividends declared in 2003 and 2001.


                                             2 0 0 3                                       2 0 0 2
                                             -------                                       -------
                                                             Cash                                          Cash
                                  Market Price             Dividends            Market Price             Dividends
      Quarter                 High             Low         Declared         High             Low         Declared
      -------                 ----             ---         --------         ----             ---         --------

        1st                $     47.62    $     45.71     $       .38    $     53.33    $     47.62     $       .36
        2nd                      49.52          47.14             .38          52.38          47.62             .36
        3rd                      52.38          47.62             .38          51.43          47.62             .36
        4th                      49.52          47.62             .95          49.52          45.71             .95

(1) All share and per share data have been restated to reflect the 5% stock dividends declared in 2003 and 2001.



          See accompanying notes to consolidated financial statements.


                                                                              1.

                                 CNB CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 2003 and 2002



                                                                                           2003            2002
                                                                                           ----            ----
                                                                                             (In thousands)
ASSETS
Cash and due from banks                                                               $      6,308     $      7,026
Interest-bearing deposits with other financial institutions                                  2,057            8,007
Federal funds sold                                                                           8,700            7,700
                                                                                      ------------     ------------
     Total cash and cash equivalents                                                        17,065           22,733

Securities available for sale                                                               75,717           57,533
Securities held to maturity (market value of
  $5,009 in 2003 and $5,755 in 2002)                                                         4,892            5,615
Other securities                                                                             6,312            6,252
Loans, net of allowance for loan losses of $1,575
  in 2003 and $1,669 in 2002                                                               141,910          144,637
Premises and equipment, net                                                                  4,084            3,442
Other assets                                                                                 4,426            4,227
                                                                                      ------------     ------------

     Total assets                                                                     $    254,406     $    244,439
                                                                                      ============     ============

LIABILITIES
Deposits
     Noninterest-bearing                                                              $     36,062     $     32,281
     Interest-bearing                                                                      188,852          184,163
                                                                                      ------------     ------------
         Total deposits                                                                    224,914          216,444
Other liabilities                                                                            4,354            3,258
                                                                                      ------------     ------------
     Total liabilities                                                                     229,268          219,702
                                                                                      ------------     ------------

SHAREHOLDERS' EQUITY
Common stock - $2.50 par value; 2,000,000 shares authorized; 1,243,939 and
  1,188,372 shares issued
  and outstanding in 2003 and 2002                                                           3,110            2,971
Additional paid-in capital                                                                  20,932           18,240
Retained earnings                                                                              783            2,529
Accumulated other comprehensive income, net of tax                                             313              997
                                                                                      ------------     ------------
     Total shareholders' equity                                                             25,138           24,737
                                                                                      ------------     ------------

         Total liabilities and shareholders' equity                                   $    254,406     $    244,439
                                                                                      ============     ============

          See accompanying notes to consolidated financial statements.


                                                                              2.

                                 CNB CORPORATION
           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
                  Years ended December 31, 2003, 2002 and 2001


                                                                          2003             2002            2001
                                                                          ----             ----            ----
                                                                           (In thousands, except per share data)
INTEREST INCOME
     Loans, including fees                                            $     10,483    $     11,385     $     11,446
     Securities
         Taxable                                                             1,734           2,321            2,895
         Tax-exempt                                                            862             922              834
     Other interest income                                                     203             192              613
                                                                      ------------    ------------     ------------
         Total interest income                                              13,282          14,820           15,788

INTEREST EXPENSE ON DEPOSITS                                                 3,380           5,300            6,900
                                                                      ------------    ------------     ------------

NET INTEREST INCOME                                                          9,902           9,520            8,888

Provision for loan losses                                                        -               -               83
                                                                      ------------    ------------     ------------

NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES                                                            9,902           9,520            8,805
                                                                      ------------    ------------     ------------

NONINTEREST INCOME
     Service charges and fees                                                  947           1,004            1,024
     Net realized gains from sale of loans                                     777             651              357
     Loan servicing fees, net of amortization                                  (43)            (20)              45
     Other income                                                              297             201              244
                                                                      ------------    ------------     ------------
         Total noninterest income                                            1,978           1,836            1,670
                                                                      ------------    ------------     ------------

NONINTEREST EXPENSES
     Salaries and employee benefits                                          3,944           3,608            3,333
     Deferred compensation                                                     436             208              197
     Occupancy                                                                 762             774              673
     Supplies                                                                  170             150              156
     Other expenses                                                          1,183             913            1,206
                                                                      ------------    ------------     ------------
         Total noninterest expenses                                          6,495           5,653            5,565
                                                                      ------------    ------------     ------------

INCOME BEFORE INCOME TAXES                                                   5,385           5,703            4,910

Income tax expense                                                           1,500           1,609            1,409
                                                                      ------------    ------------     ------------

NET INCOME                                                                   3,885           4,094            3,501

Other comprehensive income
     Net change in unrealized gains on
       securities available for sale                                          (547)            147              960
     Minimum pension liability                                                (489)              -                -
     Tax effects                                                               352             (51)            (327)
                                                                      ------------    ------------     ------------
         Total other comprehensive income (loss)                              (684)             96              633
                                                                      -------------   ------------     ------------

COMPREHENSIVE INCOME                                                  $      3,201    $      4,190     $      4,134
                                                                      ============    ============     ============

Basic earnings per share                                              $       3.12    $       3.27     $       2.80
Diluted earnings per share                                                    3.11            3.26             2.78



          See accompanying notes to consolidated financial statements.


                                                                              3.

                                 CNB CORPORATION
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                  Years ended December 31, 2003, 2002 and 2001

                                                                                                        Accumulated
                                                                                                           Other
                                                                              Additional               Comprehensive      Total
                                                      Outstanding     Common    Paid-In      Retained  Income (Loss),  Shareholders'
                                                         Shares       Stock     Capital      Earnings   Net of Tax        Equity
                                                         ------       -----     -------      --------   ----------        ------
                                                                   (Dollars in thousands, except per share data)
Balance - January  1, 2001                             1,135,461    $ 2,839    $ 15,549      $ 2,959      $  268        $ 21,615

Net income                                                                                     3,501                       3,501
Cash dividends - $1.88 per share                                                              (2,351)                     (2,351)
5% stock dividend                                         56,461        141       2,964       (3,126)                        (21)
Shares issued under stock option plan, net                 2,799          7          71                                       78
Purchase and retirement of common stock                   (1,306)        (3)        (75)                                     (78)
Net change in accumulated other comprehensive income                                                         633             633
                                                       ---------    -------    --------      -------      ------        --------

Balance - December 31, 2001                            1,193,415      2,984      18,509          983         901          23,377

Net income                                                                                     4,094                       4,094
Cash dividends - $2.04 per share                                                              (2,548)                     (2,548)
Shares issued under stock option plan, net                 1,274          3          29                                       32
Purchase and retirement of common stock                   (6,317)       (16)       (298)                                    (314)
Net change in accumulated other comprehensive income                                                          96              96
                                                       ---------    -------    --------      -------      ------        --------

Balance - December 31, 2002                            1,188,372      2,971      18,240        2,529         997          24,737

Net income                                                                                     3,885                       3,885
Cash dividends - $2.10 per share                                                              (2,609)                     (2,609)
5% stock dividend                                         58,852        147       2,854       (3,022)                        (21)
Shares issued under stock option plan, net                   264          1           7                                        8
Purchase and retirement of common stock                   (3,549)        (9)       (169)                                    (178)
Net change in accumulated other comprehensive income                                                        (684)           (684)
                                                       ---------    -------    --------      -------      ------        --------

Balance - December 31, 2003                            1,243,939    $ 3,110    $ 20,932      $   783      $  313        $ 25,138
                                                       =========    =======    ========      =======      ======        ========



          See accompanying notes to consolidated financial statements.

                                                                              4.

                                 CNB CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 2003, 2002 and 2001



                                                                           2003           2002           2001
                                                                           ----           ----           ----
                                                                                      (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                       $    3,885    $    4,094     $    3,501
     Adjustments to reconcile net income to net cash
       from operating activities
         Depreciation and amortization                                     1,022           700            364
         Provision for loan losses                                             -             -             83
         Loans originated for sale                                       (40,356)      (35,554)       (21,750)
         Proceeds from sales of loans originated for sale                 40,830        36,277         21,940
         Gain on sales of loans                                             (777)         (651)          (357)
         (Increase)decrease in other assets                                  456          (961)           (89)
         Increase in other liabilities                                       589         1,156             23
                                                                      ----------    ----------     ----------
              Total adjustments                                            1,764           967            214
                                                                      ----------    ----------     ----------
                  Net cash from operating activities                       5,649         5,061          3,715

CASH FLOWS FROM INVESTING ACTIVITIES
     Proceeds from maturities of securities
       available for sale                                                 29,587        23,211         29,323
     Purchase of securities available for sale                           (48,944)      (19,770)       (41,519)
     Proceeds from maturities of securities held
       to maturity                                                         2,186         2,252          4,445
     Purchase of securities held to maturity                              (1,463)         (699)        (3,731)
     Proceeds from other securities                                        1,285         2,700          1,000
     Purchase of other securities                                         (1,345)       (4,142)        (1,157)
     Net (increase) decrease in portfolio loans                            2,727       (11,603)        (6,973)
     Premises and equipment expenditures                                  (1,038)         (259)          (715)
                                                                      -----------   ----------     -----------
         Net cash from investing activities                              (17,005)       (8,310)       (19,327)

CASH FLOWS FROM FINANCING ACTIVITIES
     Net increase in deposits                                              8,470        11,855         11,498
     Dividends paid                                                       (2,612)       (2,438)        (2,349)
     Proceeds from exercise of stock options                                   8            32             78
     Purchases of common stock                                              (178)         (314)           (78)
                                                                      -----------   ----------     ----------
         Net cash from financing activities                                5,688         9,135          9,149
                                                                      ----------    ----------     ----------

Net change in cash and cash equivalents                                   (5,668)       (5,886)        (6,463)

Cash and cash equivalents at beginning of year                            22,733        16,847         23,310
                                                                      ----------    ----------     ----------

CASH AND CASH EQUIVALENTS AT END OF YEAR                              $   17,065    $   22,733     $   16,847
                                                                      ==========    ==========     ==========

Supplemental disclosure of cash flow information
     Cash paid during the period for
         Interest                                                     $    3,399    $    5,382     $    6,949
         Income taxes                                                      1,442         1,624          1,423




          See accompanying notes to consolidated financial statements.


                                                                              5.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001

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


                                   (Continued)
                                                                              6.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001


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



                                  (Continued)

                                                                              7.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001



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

Company Owned Life Insurance: The Company has purchased life insurance policies on certain key executives and directors. Company owned life insurance is recorded at its cash surrender value, or the amount that can be realized.

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

Stock Compensation: Employee compensation expense under stock options is reported using the intrinsic value method. Options granted vest over one year and have a maximum term of ten years. No stock-based compensation cost is reflected in net income, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant. The effect on net income and earnings per share if expense was measured using the fair value recognition provisions of FASB Statement No. 123, was less than $.01 per share for 2003, 2002 and 2001.

The weighted average fair value of options granted during 2003 was $5.45. There were no stock options granted during 2002 and 2001.

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


                                   (Continued)

                                                                              8.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings Per Share: Basic earnings per share is based on the net income divided by the weighted average number of shares outstanding during the period. Diluted earnings per share shows the dilutive effect of additional potential shares issuable under stock options.

Stock Splits and Stock Dividends: Dividends issued in stock are reported by transferring the market value of the stock issued from retained earnings to common stock and additional paid-in capital. Stock splits are recorded by adjusting par value. Fractional shares are paid in cash for all stock splits and dividends. Basic earnings per share, diluted earnings per share and dividends per share have been restated for all stock splits and stock dividends, including the five percent stock dividends declared in 2003 and 2001.

Financial Instruments with Off-Balance-Sheet Risk: The Company, in the normal course of business, makes commitments to extend credit which are not reflected in the consolidated financial statements. A summary of these commitments is disclosed in Note 12.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes the net change in unrealized gains (losses) on securities available for sale, net of tax, and the change in the Company's minimum pension liability, net of tax, which are also recognized as a separate component of shareholders' equity.

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

Adoption of New Accounting Standards: During 2003, the Company adopted FASB Statement 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, FASB Statement 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equities, FASB Statement 132 (revised 2003), Employers' Disclosures about Pensions and Other Postretirement Benefits, FASB Interpretation 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, and FASB Interpretation 46, Consolidation of Variable Interest Entities. Adoption of the new standards did not materially affect the Company's operating results or financial condition.

Newly Issued But Not Yet Effective Accounting Policies: No new accounting standards have been issued that are not yet effective that would have a material impact on the Company's financial condition or results of operations.



                                   (Continued)


                                                                              9.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001



NOTE 2 - SECURITIES

The year end fair values and related gross unrealized gains and losses for securities available for sale, were as follows:

                                                                                           Gross           Gross
                                                                          Fair          Unrealized      Unrealized
Available for sale                                                        Value            Gains          Losses
                                                                          -----            -----          ------
                                                                                   (In thousands)
     2003
         U.S. Government and agency                                   $     48,802    $        363     $        (28)
         State and municipal                                                26,915             638               (8)
                                                                      ------------    ------------     -------------

                                                                      $     75,717    $      1,001     $        (36)
                                                                      ============    ============     =============


     2002
         U.S. Government and agency                                   $     26,989    $        687     $          -
         State and municipal                                                30,544             866              (41)
                                                                      ------------    ------------     ------------

                                                                      $     57,533    $      1,553     $        (41)
                                                                      ============    ============     =============

The year end carrying amount, unrecognized gains and losses, and fair value of securities held to maturity were as follows:

                                                                        Gross              Gross
                                                      Carrying      Unrecognized       Unrecognized        Fair
                                                       Amount           Gains             Losses           Value
                                                       ------           -----             ------           -----
                                                                             (In thousands)
Held to maturity
     2003
         State and municipal                       $      4,892    $         117      $          -     $      5,009
                                                   ============    =============      ============     ============

     2002
         State and municipal                       $      5,615    $         140      $          -     $      5,755
                                                   ============    =============      ============     ============


There were no sales of securities during 2003, 2002 and 2001.


                                   (Continued)

                                                                             10.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001




NOTE 2 - SECURITIES (Continued)

Securities with unrealized losses at year end 2003 not recognized in income are as follows (in thousands):

                               Less Than 12 Months             12 Months or More                   Total
                               -------------------             -----------------                   -----
                              Fair         Unrealized        Fair        Unrealized         Fair        Unrealized
                              Value           Loss           Value          Loss            Value          Loss
                              -----           ----           -----          ----            -----          ----
U.S. Government
  and agency               $      3,789   $         28    $          -   $          -   $      3,789    $        28
State and municipal               1,794              8               -              -          1,794              8
                           ------------   ------------    ------------   ------------   ------------    -----------

Total temporarily
  impaired                 $      5,583   $         36    $          -   $          -   $      5,583    $        36
                           ============   ============    ============   ============   ============    ===========


The fair value is expected to recover as the bonds approach their maturity date.

Contractual maturities of debt securities at year end 2003 were as follows. Expected maturities may differ from contractual maturity because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                          Available For Sale                Held to Maturity
                                                                 Fair                    Carrying          Fair
                                                                 Value                    Amount           Value
                                                                 -----                    ------           -----
                                                                             (In thousands)
         Due in one year or less                              $   10,377              $        935     $        943
         Due from one to five years                               61,073                     2,137            2,217
         Due from five to ten years                                1,950                       350              379
         Due after ten years                                       2,317                     1,470            1,470
                                                              ----------              ------------     ------------

                                                              $   75,717              $      4,892     $      5,009
                                                              ==========              ============     ============

Securities with a carrying value of $1,084,000 and $1,113,000 were pledged at December 31, 2003 and 2002, to secure public deposits and for other purposes.



                                  (Continued)

                                                                             11.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001



NOTE 2 - SECURITIES (Continued)

The Company held securities exceeding 10% of shareholders' equity for the following states (including its political subdivisions) at December 31:

                                                                                     2003             2002
                                                                                     ----             ----
                                                                                         (In thousands)
         Michigan                                                               $     11,029    $     12,385
         Indiana                                                                           -           2,944
         Wisconsin                                                                         -           2,538


NOTE 3 - LOANS

Year end loans were as follows:

                                                                                    2003              2002
                                                                                    ----              ----
                                                                                        (In thousands)
         Residential real estate                                                $      89,042    $    92,653
         Consumer                                                                       9,660         11,270
         Commercial real estate                                                        35,258         31,581
         Commercial                                                                     9,540         10,284
                                                                                -------------    -----------
                                                                                      143,500        146,328
         Deferred loan origination fees, net                                              (15)           (22)
         Allowance for loan losses                                                     (1,575)        (1,669)
                                                                                --------------   -----------

                                                                                $     141,910    $   144,637
                                                                                =============    ===========

Activity in the allowance for loan losses is summarized as follows:

                                                                    2003            2002              2001
                                                                    ----            ----              ----
                                                                               (In thousands)
         Beginning balance                                      $      1,669     $      1,667    $     1,652
         Provision for loan losses                                         -                -             83
         Charge-offs                                                    (106)             (50)           (87)
         Recoveries                                                       12               52             19
                                                                ------------     ------------    -----------

         Ending balance                                         $      1,575     $      1,669    $     1,667
                                                                ============     ============    ===========

The Company had no impaired loans during 2003 and 2002.


                                  (Continued)

                                                                             12.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001



NOTE 3 - LOANS (Continued)

Nonperforming loans were as follows:

                                                                                       2003               2002
                                                                                       ----               ----
                                                                                           (In thousands)
     Loans past due over 90 days still on accrual                                 $          408    $           114
     Nonaccrual loans                                                                          -                  -


Nonperforming loans and impaired loans are defined differently. Some loans may be included in both categories, whereas other loans may only be included in one category.


NOTE 4 - LOAN SERVICING

Mortgage loans serviced for others are not reported as assets. These loans totaled $61,124,000 and $50,537,000 at year end 2003 and 2002. Related escrow deposit balances were $73,000 and $52,000. Capitalized mortgage servicing rights balances were $450,000 and $362,000 at year end 2003 and 2002. The related additions recognized were $303,000, $267,000 and $163,000 and the amortization was $215,000, $171,000 and $107,000 in 2003, 2002 and 2001.


NOTE 5 - PREMISES AND EQUIPMENT

Year end premises and equipment were as follows:

                                                                                   2003            2002
                                                                                   ----            ----
                                                                                       (In thousands)

         Real estate and buildings                                              $      4,777    $      4,160
         Furniture and fixtures                                                        3,763           3,465
                                                                                ------------    ------------
                                                                                       8,540           7,625
         Less accumulated depreciation                                                (4,456)          4,183
                                                                                -------------   ------------

                                                                                $      4,084    $      3,442
                                                                                ============    ============

Depreciation expense amounted to $396,000, $410,000 and $357,000 in 2003, 2002 and 2001.


                                   (Continued)

                                                                             13.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001



NOTE 6 - DEPOSITS

Time deposit accounts individually exceeding $100,000 total $15,553,000 and $14,280,000 at year end 2003 and 2002.

At year end 2003, the scheduled maturities of time deposits are as follows:

                                                                              (In thousands)
                           2004                                                       $     49,303
                           2005                                                             12,381
                           2006                                                              3,609
                           2007                                                              2,801
                           2008                                                              1,580
                                                                                      ------------
                                                                                      $     69,674
                                                                                      ============


NOTE 7 - EMPLOYEE BENEFITS

Defined Benefit Retirement Plan: The Company has a defined benefit, noncontributory pension plan which provides retirement benefits for essentially all employees. The following sets forth the plan's funded status and amounts recognized in the financial statements:

                                                                                           2003            2002
                                                                                           ----            ----
                                                                                             (In thousands)
Change in benefit obligation:
     Beginning benefit obligation                                                     $     (3,938)    $     (3,481)
     Service cost                                                                             (207)            (163)
     Interest cost                                                                            (297)            (266)
     Amendments                                                                                  -              (69)
     Actuarial loss (gain)                                                                    (677)             (40)
     Benefits paid                                                                              84               81
                                                                                      ------------     ------------
     Ending benefit obligation                                                              (5,035)          (3,938)

Change in plan assets, at fair value:
     Beginning plan assets                                                                   2,857            2,973
     Actual return                                                                             543             (301)
     Employer contribution                                                                     322              266
     Benefits paid                                                                             (84)             (81)
                                                                                      ------------     ------------
     Ending plan assets                                                                      3,638            2,857




                                   (Continued)


                                                                             14.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001




NOTE 7 - EMPLOYEE BENEFITS (Continued)

                                                                                          2003            2002
                                                                                          ----            ----
                                                                                             (In thousands)
Funded status                                                                         $     (1,397)    $     (1,081)
Unrecognized net actuarial loss                                                              1,845            1,585
Unrecognized transition amount                                                                 (49)             (59)
Unrecognized prior service amount                                                               37               38
                                                                                      ------------     ------------
Prepaid pension cost                                                                  $        436     $        483
                                                                                      ============     ============


Net pension expense and related year end assumptions consist of the following:

Amounts recognized in the balance sheet consist of:

                                                                                          2003            2002
                                                                                          ----            ----
                                                                                             (In thousands)
Prepaid pension cost                                                                  $        436     $        483
Accrued pension liability                                                                     (514)               -
Intangible assets                                                                               25                -
Accumulated other comprehensive income                                                         489                -
                                                                                      ------------     ------------

     Net amount recognized                                                            $        436     $        483
                                                                                      ============     ============

The accumulated benefit obligation for the defined benefit pension plan was $3,716 and $2,901 at year end 2003 and 2002, respectively.

Components of net periodic benefit cost are as follows:

                                                                          2003             2002            2001
                                                                          ----             ----            ----
                                                                                     (In thousands)
     Service cost                                                     $        207    $        163     $        144
     Interest cost on benefit obligation                                       297             266              238
     Expected return on plan assets                                           (231)           (234)            (241)
     Net amortization and deferral                                              (9)             (9)             (13)
     Recognized net actuarial loss                                             105              42               18
                                                                      ------------    ------------     ------------

         Pension expense                                              $        369    $        228     $        146
                                                                      ============    ============     ============


                                  (Continued)

                                                                             15.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001



NOTE 7 - EMPLOYEE BENEFITS (Continued)

Additional information about the defined benefit pension plan:

                                                                          2003             2002            2001
                                                                          ----             ----            ----
Increase in minimum liability included in
  other comprehensive income                                           $     489       $       -        $      -


The following weighted-average assumptions were used to determine benefit obligations at year end and net cost:


                                                                             2003             2002            2001
                                                                             ----             ----            ----
     Weighted average discount rate                                          6.50%           7.50%            7.50%
     Rate of increase in future compensation                                 4.00%           4.00%            5.00%
     Expected long term return on plan assets                                8.00%           8.00%            8.00%


The Company's pension plan asset allocation at year end 2003 and 2002, target allocation for 2004, and expected long-term rate of return by asset category are as follows:


                                                                 Percentage of Plan                   Weighted-
                                               Target                  Assets                     Average Expected
                                             Allocation              at Year end                   Long-Term Rate
     Asset Category                             2004           2003              2002             of Return - 2003
     --------------                             ----           ----              ----             ----------------
     Equity securities                           65.0%          61.6%             56.4%                  9.66%
     Fixed Income securities                     35.0           31.5              34.7                   6.00
     Other                                          -            6.9               8.9                   2.35
                                             --------        -------          --------               --------

         Total                                  100.0%         100.0%            100.0%                  8.00%
                                             ========        =======          ========               ========


Plan assets are administered by Huntington National Bank as trustee of the plan. Plan assets are invested in diversified mutual funds.

The estimates of weighted average expected long-term rate of return is an estimate based on past performance and actual returns in the future are likely to vary over time.

The overall expected long-term rate of return and risk expectations of the investments in the plan are based on Standard and Poor's 500 and 5 year Treasury bonds from 1950-2001.

The asset mix of the portfolio will be maintained by periodically re-balancing this account back to the stock and fixed income target allocations stated above.


                                  (Continued)


                                                                             16.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001




NOTE 7 - EMPLOYEE BENEFITS (Continued)

The investments in the plan are managed for the benefits of the participants. They are structured to meet the cash flow necessary to pay retiring employees. ERISA guidelines for diversification of the investments are followed.

Deferred Compensation Plan: The Company has a deferred compensation plan to provide retirement benefits to certain Directors, at their option, in lieu of annual directors' fees. The present value of future benefits are accrued annually over the period of active service of each participant. The expense for the plan was $408,000, $186,000 and $180,000 in 2003, 2002 and 2001. The expense was increased during 2003 due to a change in the discount rate during 2002. The effect of a discount rate is to spread the fixed total expense over the time period involved. By lowering the discount rate by which we calculate the allocation of the fixed total expense to each year, we do not change the total expense but merely recognize more of it sooner, leaving less to recognize in later years.

During the year ended December 31, 2002 management changed the discount rate used to estimate the liability under the deferred compensation plan to a current rate due to the low rate environment. As a result of this change, an additional liability of approximately $512,000 was required to be recognized over the remaining service periods of each individual in the plan. As of December 31, 2003, the additional liability remaining to be recorded totaled $403,000.

The Company has also purchased insurance on the lives of participating directors with the Company as the owner and beneficiary of the policies. At December 31, 2003 and 2002, the cash surrender value of the underlying policies was $1,275,000 and $1,387,000, which is included in other assets on the Balance Sheet.

The Company also has a deferred compensation plan that allows executive officers of the Bank, and certain Directors an opportunity to defer a portion of their compensation. On a monthly basis, the account of each participant accrues interest based on the interest rate determined for that year. The expense of the plan was $28,000, $22,000 and $17,000 in 2003, 2002 and 2001.

401(k) Plan: The Company has a 401(k) savings and retirement plan covering substantially all employees. Under the plan, employees may defer up to the lesser of 20% of their eligible compensation or the limitations set by the IRS. During 2003, 2002 and 2001, the Board of Directors elected to contribute a matching contribution equal to 100% of the first 2% and 50% of the next 2% of the employee's deferred compensation. Employee contributions and the Company's matching percentages are vested immediately. The Company's matching percentages are determined annually by the Board of Directors and resulted in total contributions of $73,000, $71,000 and $67,000 in 2003, 2002 and 2001.

                                  (Continued)

                                                                             17.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001



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

Activity in the option plan for the years ended, and as restated for all stock dividends, is summarized as follows:

                                                                                         Weighted        Weighted
                                                      Number of                           Average        Average
                                                     Outstanding        Exercise         Exercise       Fair Value
                                                       Options            Price            Price         of Grants
                                                       -------            -----            -----         ---------
         Balance at January 1, 2001                      35,378   $     23.92-57.01   $      40.48

         Exercised                                       (3,084)        23.92-33.61          25.30
                                                   ------------   -----------------   ------------
         Balance at December 31, 2001                    32,294         23.92-57.01          41.92

         Exercised                                       (1,337)         23.92               23.92
                                                   ------------   -----------------   ------------
         Balance at December 31, 2002                    30,957         23.92-57.01          42.70

         Granted                                          8,662         47.62-48.57          48.54       $     5.45
         Exercised                                         (277)        23.92-33.61          25.39
                                                   -------------  -----------------   ------------
         Balance at December 31, 2003                    39,342   $     23.92-57.01   $      44.10
                                                   ============


Options outstanding at year-end 2003 were as follows.

                                   ---------------Outstanding----------------       --------Exercisable-------
                                                  -----------                               -----------
                                    Weighted
                                                    Average         Weighted                         Weighted
Range of                                           Remaining         Average                          Average
Exercise                                          Contractual       Exercise                         Exercise
Prices                              Number      Life (in years)       Price          Number            Price
------                              ------      ---------------       -----          ------            -----
$20.00-$30.00                          3,187              2.5      $    23.92            3,187      $    23.92
$30.00-$40.00                         12,872              4.1           33.61           12,872           33.61
$40.00-$50.00                         12,307              8.4           48.78            3,645           49.36
$50.00-$60.00                         10,976              6.0           57.01           10,976           57.01
                                ------------                                      ------------

Outstanding at year end               39,342              5.9      $    44.10           30,680      $    42.85
                                ============                                      ============

There were 30,957 options exercisable at December 31, 2002 with a weighted average exercise price of $42.70. There were 32,294 options exercisable at December 31, 2001 with a weighted average exercise price of $41.92.

                                  (Continued)

                                                                             18.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001




NOTE 9 - INCOME TAXES

Income tax expense consists of:

                                                                          2003             2002            2001
                                                                          ----             ----            ----
                                                                                      (In thousands)
         Current                                                      $      1,595    $      1,591     $      1,390
         Deferred                                                              (95)             18               19
                                                                      ------------    ------------     ------------

                                                                      $      1,500    $      1,609     $      1,409
                                                                      ============    ============     ============


Year end deferred tax assets and liabilities consist of:

                                                                                           2003            2002
                                                                                           ----            ----
                                                                                              (In thousands)
         Deferred tax assets
              Allowance for loan losses                                               $        405     $        442
              Deferred compensation                                                            729              587
              Minimum pension liability                                                        166                -
              Other                                                                             11               14
                                                                                      ------------     ------------
                  Total deferred tax assets                                                  1,311            1,043
                                                                                      ------------     ------------

         Deferred tax liabilities
              Pension                                                                          155              172
              Unrealized gains on securities available for sale                                328              513
              Fixed assets                                                                     129               96
              Mortgage servicing rights                                                        153              123
              Accretion                                                                         21               94
              Other                                                                             35                -
                                                                                      ------------     ------------
                  Total deferred tax liabilities                                               821              998
                                                                                      ------------     ------------

                      Net deferred tax asset                                          $        490     $         45
                                                                                      ============     ============

Income tax expense calculated at the statutory rate of 34% differs from actual income tax expense as follows:


                                                                          2003             2002            2001
                                                                          ----             ----            ----
                                                                                      (In thousands)
         Statutory rate applied to income before taxes                $      1,831    $      1,939     $      1,669
         Deduct
              Tax-exempt interest income, net                                 (269)           (278)            (243)
              Other                                                            (62)            (52)             (17)
                                                                      ------------    ------------     ------------

                                                                      $      1,500    $      1,609     $      1,409
                                                                      ============    ============     ============




                                  (Continued)

                                                                             19.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001




NOTE 10 - EARNINGS PER SHARE

A reconciliation of the numerators and denominators of the basic earnings per share and diluted earnings per share computations is presented below:

                                                                          2003             2002            2001
                                                                          ----             ----            ----
Basic earnings per share
         Net income available to common
              shareholders (in thousands)                             $      3,885    $      4,094     $      3,501
                                                                      ============    ============     ============

         Weighted average shares outstanding                             1,245,653       1,252,254        1,251,278

              Basic earnings per share                                $       3.12    $       3.27     $       2.80
                                                                      ============    ============     ============

Diluted earnings per share
         Net income available to common
              shareholders (in thousands)                             $      3,885    $      4,094     $      3,501
                                                                      ============    ============     ============

         Weighted average shares outstanding                             1,245,653       1,252,254        1,251,278

         Add dilutive effects of assumed exercises
              of stock options                                               3,541           4,960            7,947
                                                                      ------------    ------------     ------------

         Weighted average dilutive
              potential shares outstanding                               1,249,194       1,257,214        1,259,225
                                                                      ============    ============     ============

              Diluted earnings per share                              $       3.11    $       3.26     $       2.78
                                                                      ============    ============     ============


NOTE 11 - RELATED PARTY TRANSACTIONS

Certain directors and executive officers of the Company and the Bank (including family members, affiliates and companies in which they are principal owners) had loans outstanding with the Bank in the ordinary course of business. A summary of the aggregate loans outstanding which exceeded $60,000 to these individuals follows:

                                                                                   2003            2002
                                                                                   ----            ----
                                                                                       (In thousands)
         Balance outstanding, January 1                                         $      2,456    $      2,397
         New loans and rewrites                                                        1,474           1,717
         Payments and payoffs                                                         (1,908)         (1,658)
                                                                                ------------    ------------

         Balance outstanding, December 31                                       $      2,022    $      2,456
                                                                                ============    ============


Related party deposits totaled $1,553,000 and $1,712,000 at year end 2003 and 2002.


                                  (Continued)

                                                                             20.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001




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

At year end 2003 and 2002, reserves of $1,778,000 and $1,592,000 were required as deposits with the Federal Reserve or as cash on hand. These reserves do not earn interest.

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

These instruments are carried at fair value. A summary of the notional or contractual amounts of financial instruments with off-balance-sheet risk at year end were as follows:

                                                                                           2003            2002
                                                                                           ----            ----
                                                                                              (In thousands)
         Commitments to extend credit                                                 $     17,449     $     21,053
         Standby letters of credit                                                             107              109


The fair values of these investments are not material. Substantially all of these commitments are at variable or uncommitted rates.

                                  (Continued)

                                                                             21.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001



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

The estimated year end values of financial instruments were:

                                                                  2 0 0 3                          2 0 0 2
                                                                  -------                          -------
                                                          Carrying          Fair           Carrying          Fair
                                                           Amount           Value           Amount           Value
                                                           ------           -----           ------           -----
Assets                                                                       (In thousands)
   Cash and cash equivalents                         $     17,065     $     17,065    $     22,733     $     22,733
   Securities available for sale                           75,717           75,717          57,533           57,533
   Securities held to maturity                              4,892            5,009           5,615            5,755
   Other securities                                         6,312            6,312           6,252            6,252
   Loans, net                                             141,910          147,465         144,637          148,241

Liabilities
   Deposits
     Noninterest-bearing                             $    (36,062)    $    (36,062)   $    (32,281)    $    (32,281)
     Interest-bearing                                    (188,852)        (189,832)       (184,163)        (184,663)


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



                                  (Continued)

                                                                             22.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001




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


The Company and Bank were categorized as well capitalized at year end. Actual capital levels (in millions) and minimum required levels were:

                                                                                               Minimum Required
                                                                                                  To Be Well
                                                                      Minimum Required         Capitalized Under
                                                                         For Capital           Prompt Corrective
                                                  Actual              Adequacy Purposes       Action Regulations
                                                  ------              -----------------       ------------------
                                           Amount        Ratio      Amount        Ratio     Amount          Ratio
                                           ------        -----      ------        -----     ------          -----
2003
----
Total capital (to risk weighted assets)
   Consolidated                            $  26.1        18.5%    $  11.3         8.0%     $  14.1         10.0%
   Bank                                       26.0        18.5        11.3         8.0         14.1         10.0
Tier 1 capital (to risk weighted assets)
   Consolidated                               24.5        17.4         5.6         4.0          8.5          6.0
   Bank                                       24.5        17.4         5.6         4.0          8.5          6.0
Tier 1 capital (to average assets)
   Consolidated                               24.5         9.6        10.2         4.0         12.7          5.0
   Bank                                       24.5         9.6        10.2         4.0         12.7          5.0

2002
----

Total capital (to risk weighted assets)
   Consolidated                            $  25.4        17.9%    $  11.3         8.0%     $  14.1         10.0%
   Bank                                       25.4        17.9        11.3         8.0         14.1         10.0
Tier 1 capital (to risk weighted assets)
   Consolidated                               23.7        16.8         5.7         4.0          8.5          6.0
   Bank                                       23.7        16.8         5.7         4.0          8.5          6.0
Tier 1 capital (to average assets)
   Consolidated                               23.7         9.7         9.8         4.0         12.2          5.0
   Bank                                       23.7         9.7         9.8         4.0         12.2          5.0


                                  (Continued)


                                                                             23.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001




NOTE 14 - REGULATORY CAPITAL (Continued)

One of the principal sources of cash for the Company is dividends from the Bank. Regulatory agencies can place dividend restrictions on the Bank based on their evaluation of its financial condition. No restrictions are currently imposed by regulatory agencies on the Bank other than the limitations found in the regulations which govern the payment of dividends to the Company. Under the most restrictive of these regulations, in 2004, the Bank is limited to paying dividends of approximately $2,402,000 plus 2004 net income, without prior regulatory approval.


NOTE 15 - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

Following are condensed parent company financial statements:

                            CONDENSED BALANCE SHEETS
                           December 31, 2003 and 2002

                                                                                           2003            2002
                                                                                           ----            ----
                                                                                             (In thousands)
ASSETS
Cash                                                                                  $          7     $         19
Investment in subsidiary                                                                    25,137           24,714
Dividends receivable                                                                         1,200            1,458
Other assets                                                                                     -                4
                                                                                      ------------     ------------

    Total  Assets                                                                     $     26,344     $     26,195
                                                                                      ============     ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Dividends payable                                                                     $      1,185     $      1,188
Other liabilities                                                                               21              270
Shareholders' equity                                                                        25,138           24,737
                                                                                      ------------     ------------

     Total Liabilities and Shareholders' Equity                                       $     26,344     $     26,195
                                                                                      ============     ============


                                  (Continued)

                                                                             24.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001




NOTE 15 - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS (Continued)

                         CONDENSED STATEMENTS OF INCOME
                  Years ended December 31, 2003, 2002 and 2001


                                                                          2003             2002            2001
                                                                          ----             ----            ----
                                                                                     (In thousands)
Dividends from subsidiary                                             $      2,802    $      2,826     $      2,442
Operating expenses                                                             (36)            (40)             (44)
                                                                      -------------   ------------     ------------

Income before income tax and equity
  in undistributed income of subsidiary                                      2,766           2,786            2,398

Income tax benefit                                                              12              13               15

Equity in undistributed income of subsidiary                                 1,107           1,295            1,088
                                                                      ------------    ------------     ------------

NET INCOME                                                            $      3,885    $      4,094     $      3,501
                                                                      ============    ============     ============


                       CONDENSED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 2003, 2002 and 2001


                                                                          2003             2002            2001
                                                                          ----             ----            ----
                                                                                     (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                            $      3,885    $      4,094     $      3,501
Equity in undistributed net income of subsidiary                            (1,107)         (1,295)          (1,088)
Change in dividends receivable                                                 258            (402)               -
Change in other assets                                                           4               -               (4)
Change in other liabilities                                                   (270)            270                -
                                                                      ------------    ------------     ------------
     Net cash from operating activities                                      2,770           2,667            2,409

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends                                                                   (2,612)         (2,438)          (2,349)
Net shares purchased                                                          (170)           (282)               -
                                                                      ------------    ------------     ------------
     Net cash from financing activities                                     (2,782)         (2,720)          (2,349)
                                                                      ------------    ------------     ------------

Net change in cash and cash equivalents                                        (12)            (53)              60

Cash at beginning of year                                                       19              72               12
                                                                      ------------    ------------     ------------

CASH AT END OF YEAR                                                   $          7    $         19     $         72
                                                                      ============    ============     ============


                                  (Continued)


                                                                             25.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2003, 2002 and 2001

NOTE 16 - QUARTERLY FINANCIAL DATA (UNAUDITED)


                                                                Net                         Earnings Per Share
                                                 Interest     Interest         Net          ------------------
                                                  Income       Income        Income         Basic       Diluted
                                                  ------       ------        ------         -----       -------
                                                             (In thousands, except per share data)
2003
     First quarter                               $   3,476    $   2,534    $     989      $   .79       $  .79
     Second quarter                                  3,410        2,534          978          .78          .78
     Third quarter                                   3,276        2,480        1,098          .89          .88
     Fourth quarter                                  3,120        2,354          820          .66          .66

2002
     First quarter                               $   3,714    $   2,251    $   1,030      $   .82       $  .82
     Second quarter                                  3,701        2,257          908          .72          .72
     Third quarter                                   3,726        2,409        1,021          .82          .81
     Fourth quarter                                  3,679        2,603        1,135          .90          .90




                                                                             26.

                          INDEPENDENT AUDITOR'S REPORT



Board of Directors and Shareholders
CNB Corporation
Cheboygan, Michigan


We have audited the accompanying consolidated balance sheets of CNB Corporation as of December 31, 2003 and 2002, and the related consolidated statements of income and comprehensive income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CNB Corporation as of December 31, 2003 and 2002 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.




                                                Crowe Chizek and Company LLC

South Bend, Indiana
February 12, 2004




                                                                             27.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2003, 2002 and 2001


This discussion provides information about the consolidated financial condition and results of operations of CNB Corporation (the Company) and its wholly-owned subsidiary, Citizens National Bank of Cheboygan and the Bank's wholly-owned subsidiary CNB Mortgage Corporation (collectively referred to as the Bank). This discussion should be read in conjunction with the consolidated financial statements beginning on page 2 and the related footnotes.

                               FINANCIAL CONDITION

CASH AND CASH EQUIVALENTS

The Company's balances of cash and cash equivalents decreased $5.7 million from 2002 to 2003. During the year, $5.7 million of cash was provided from financing activities due primarily to increases in deposits, while $5.6 million of cash was provided from operating activities. Investing activities utilized $17.0 million of cash during 2003. The balances maintained in cash and cash equivalents vary based on daily fluctuations in loan and deposit balances. Sufficient cash is maintained on a daily basis to meet the anticipated liquidity needs of the Company for customer transactions and to clear checks drawn on other financial institutions. The amount of clearings can vary by as much as $3.0 million in one day, causing the Company's cash position to vary.

SECURITIES

The Company maintains securities portfolios that include obligations of federal agencies and government sponsored entities as well as securities issued by states and political subdivisions. Security balances increased $17.5 million during 2003. Securities available for sale represent 87.1% of the portfolio. Currently, the Company primarily maintains a short-term securities portfolio. The average life of the security portfolio is being extended as securities of a longer maturity are added to the portfolio when appropriate. As the amount of securities maturing on a regular basis decreases, liquidity will be maintained by adding to the available for sale portfolio. During 2003, the Company invested in short-term U.S. Government and agency securities with the belief that during 2004 rates will start to rise, therefore these securities would be replaced with higher yielding assets if interest rates rise.

The chart below shows the change in each of the categories of the portfolio.

                                                                       2003             2002              2001
                                                                       ----             ----              ----
                                                                                   (In thousands)

         U.S. Government and agency securities                    $    21,813       $    (6,068)     $    (4,056)
         Tax exempt state and municipal                                (2,810)              501           13,709
         Taxable state and municipal                                   (1,542)              429            2,782
         Other                                                             60             1,442              157
                                                                  -----------       -----------      -----------

              Total change in securities                          $    17,521       $    (3,696)     $    12,592
                                                                  ===========       ===========      ===========



                                                                             28.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2003, 2002 and 2001


Holdings in state and municipal securities decreased during the year primarily due to lack of opportunity to invest in municipalities. Therefore the Company chose to invest in U.S. Government and agency securities. The Company maintains a short-term investment portfolio with maturities averaging less than two years. The chart below shows the percentage composition of the portfolio as of December 31.

                                                                                 2003            2002
                                                                                 ----            ----
         U.S. Government and agency securities                                    56.14%          38.89%
         Tax exempt state and municipal                                           26.80           37.61
         Taxable state and municipal                                               9.80           14.49
         Other                                                                     7.26            9.01
                                                                             ----------       ---------

                                                                                 100.00%         100.00%
                                                                             ==========       =========

Securities available for sale are recorded at fair value and securities held to maturity are recorded at amortized cost. The net unrealized gain on securities available for sale at December 31, 2003 was $636,000, net of taxes. The unrealized gains and losses are temporary, since they are a result of market changes rather than a reflection of credit quality. Management has no specific intent to sell these securities at the present time.

The Company maintains a conservative security portfolio with a majority of the investments in U.S. Government and agency securities and issues of governmental units in its service area. The maturities of the U.S. Government and agency securities have typically been very short, two years or less, providing liquidity in addition to quality.

During 2004, management feels that there will be sufficient liquidity to increase maturity of the investment portfolio, which has the general impact of increasing yields.

LOANS

Total loans decreased $2.8 million or 1.9% during 2003, with the primary reason being an increased number of sales to the secondary market. Commercial real estate loans grew from $31.6 million in 2002 to $35.3 million in 2003. As a full service lender, the Company offers a variety of personal and commercial loans. Home mortgages comprise the largest portion of the loan portfolio. The Company generally retains the ownership of adjustable rate loans and short to medium-term fixed-rate loans and originates and sells long-term single family residential fixed-rate mortgage loans to the secondary market. This practice allows the Company to meet the housing credit needs of its service area while maintaining an appropriate interest rate sensitivity and liquidity position. Due to the low rate environment consumer real estate mortgage refinancing was very strong during 2003. The Company originated $40.4 million in loans for sale in 2003 and $35.6 million in 2002. We do not anticipate that mortgage refinancing will be as strong in 2004. In addition to mortgage loans, the Company makes loans for personal and business use, secured and unsecured, to customers in its services area.



                                                                             29.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2003, 2002 and 2001


The Company maintains a conservative loan policy and strict credit underwriting standards, which reflects highly in our credit quality with a small percent of total loans as non-performing. All loans are domestic. An annual review of loan concentrations at December 31, 2003 indicated the pattern of loans in the portfolio has not changed. There is no individual industry with more than a 10% concentration, except for all tourism related businesses, when combined, represent 10.4% of total loans.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses represents that amount which management estimates is adequate to provide for probable incurred losses in the loan portfolio. Management determines the adequacy of the allowance for loan losses by reviewing selected loans (including large loans, nonaccrual loans, problem loans and delinquent loans) and establishes specific loss allowances on these loans. Historical loss information, local economic conditions and other factors are considered in establishing allowances on the remaining loan portfolio. The allowance is increased by provisions charged to expense and reduced by charge-offs, net of recoveries.

The quality of the Company's loan portfolio compares well with its peer group with non-performing loans at .28% of total loans at December 31, 2003 and 0.08% at December 31, 2002. Net loans charged off were .07% of total loans during 2003 and -0-% in 2002. There were no significant changes in the allowance for loan losses in 2003 and 2002 due to stable loan quality and insignificant loss potential identified for individual loans and groups of loans.

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

                                                                                   2003              2002
                                                                                   ----              ----
                                                                                   (Dollars in thousands)

         Nonaccrual loans                                                       $      -         $       -
         Loans past due 90 days or more                                              408               114
         Troubled debt restructurings                                                  -                 -
                                                                                --------         ---------

              Total nonperforming loans                                         $    408         $     114
                                                                                ========         =========

         Percent of total loans                                                      .28%              .08%
                                                                                ========         =========



                                                                             30.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2003, 2002 and 2001


DEPOSITS

The Company offers competitive deposit products and has, therefore, shown steady deposit growth as it increases its market share. Despite the low interest rate environment, the Company experienced deposit growth during 2003. Deposits increased $8.5 million or 3.9% during 2003. Insured money market account balances increased $5.3 million or 7.6% during 2003 while noninterest bearing demand deposits increased $3.8 million or 11.7%.

The majority of the Company's deposits are derived from core customers, as a result of long-term personal, business and public relationships. Deposit rates are monitored continually to assure that the Company pays a competitive rate.

As of December 31, 2003, the loan to deposit ratio was 63.8% compared to 67.6% at December 31, 2002. This ratio declined due to the increase in the Company's deposit portfolio while total loans decreased. Management continues to emphasize loan growth with targeted loan to deposit ratio at a minimum of 65.0%. A change in asset mix from securities to higher yielding loans would increase the net interest margin.

As of December 31, 2003, the long-term debt obligations consist of the Company's time deposits which are presented in Note 6.

EQUITY

Total equity for the Company at year end 2003 was $25.1 million compared to $24.7 million in 2002. The Company realized $3.9 million in income and declared $2.6 million in dividends during 2003. Accumulated other comprehensive income decreased by $684,000 as the market value of the Company's available for sale securities declined and the Company recorded a minimum pension liability.


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

The Bank's most readily available sources of liquidity are federal funds sold, securities classified as available for sale and securities classified as held to maturity maturing within one year. These sources of liquidity are supplemented by new deposits and by loan payments received from customers. As of December 31, 2003, the Company held $8.7 million in federal funds sold, $75.7 million in securities available for sale, and $935,000 in held to maturity securities maturing within one year. These short-term assets represents 37.9% of total deposits as of December 31, 2003. Historically, the Company's security portfolio has been short term in nature, with the average life of the portfolio consistently being less than two years. The Company serves a market which is highly tied to the tourist industry. Consequently, the Company experiences seasonal swings in liquidity. Deposit growth occurs during July, August, and September, then may decline through the fall and winter months. The Company does not anticipate any significant change in its seasonal pattern.



                                                                             31.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2003, 2002 and 2001


INTEREST RATE SENSITIVITY

The following table provides information about the Company's financial instruments that are sensitive to changes in interest rates at December 31, 2003 and 2002. For loans receivable, securities, and liabilities with contractual maturities, the table presents principal cash flows and related weighted-average interest rates by contractual maturities, as well as the Company's historical experience relative to the impact of interest rate fluctuations on the prepayment of loans. For core deposits (demand deposits, interest-bearing checking, savings, and money market deposits) that have no contractual maturity, the table presents principal cash flows and, as applicable, related weighted-average interest rates based upon the Company's historical experience, management's judgment, and statistical analysis concerning their most likely withdrawal behaviors. The current historical interest rates for core deposits are assumed to apply for future periods in this table as the actual interest rates that will need to be paid to maintain these deposits are not currently known. Weighted-average variable rates are based upon contractual rates existing at the reporting date.

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



                                                                             32.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2003, 2002 and 2001

                   MARKET RISK DISCLOSURE AT DECEMBER 31, 2003
                             (Dollars in thousands)

                                                                                                                          Fair Value
                                      2004           2005        2006         2007       2008     Thereafter     Total     12/31/03
                                      ----           ----        ----         ----       ----     ----------     -----     --------
RATE-SENSITIVE ASSETS
   Variable interest rate loans     $  9,471    $    2,921    $  1,264    $    1,894   $  2,526    $ 13,494     $ 31,570    $ 33,152
     Average interest rate              5.45%         7.28%       7.31%         8.44%      7.60%       6.06%        6.31%
   Fixed interest rate loans          18,469        13,002      12,133        10,552      8,798      48,976      111,930     115,903
     Average interest rate              7.21%         7.17%       7.12%         7.02%      6.69%       6.48%        6.82%
   Variable interest rate
     securities                            -             -           -             -          -       7,648        7,648       7,648
     Average interest rate                 -%            -%          -%            -%         -%       2.63%        2.63%
   Fixed interest rate securities     11,312        19,001      27,748        14,570      1,891       4,751       79,273      79,390
     Average interest rate              3.93%         3.01%       2.95%         2.75%      4.15%       3.77%        3.15%
RATE-SENSITIVE LIABILITIES
   Noninterest-bearing
     deposits                         36,062             -           -             -          -           -       36,062      36,062
     Average interest rate                 -%            -%          -%            -%         -%          -%           -%
   Fixed interest rate
     savings and
     interest-bearing deposits       119,178             -           -             -          -           -      119,178     119,178
     Average interest rate               .83%            -%          -%            -%         -%          -%         .83%
   Fixed interest rate
     time deposits                    49,303        12,381       3,609         2,801      1,580           -       69,674      70,654
     Average interest rate              2.99%         2.31%       3.78%         4.32%      3.34%          -%        2.97%

                   MARKET RISK DISCLOSURE AT DECEMBER 31, 2002
                             (Dollars in thousands)

                                                                                                                          Fair Value
                                    2003          2004          2005         2006        2007      Thereafter    Total     12/31/02
                                    ----          ----          ----         ----        ----      ----------    -----     --------
RATE-SENSITIVE ASSETS
   Variable interest rate loans   $  9,191    $    2,102    $    1,951    $   1,899    $   1,740    $ 13,694    $ 30,577    $ 31,163
     Average interest rate            8.46%         7.32%         7.26%        7.45%        7.45%       7.51%       7.76%
   Fixed interest rate loans        21,158        12,626        13,565        9,593        9,392      49,417     115,751     118,769
     Average interest rate            7.72%         7.92%         7.50%        7.54%        7.24%       6.81%       7.27%
   Variable interest rate
     securities                          -             -             -            -            -       7,672       7,672       7,672
     Average interest rate               -%            -%            -%           -%           -%       2.51%       2.51%
   Fixed interest rate securities   15,136        13,761        11,460        7,611        7,119       6,641      61,728      61,868
     Average interest rate            5.98%         4.85%         4.63%        5.01%        4.45%       5.33%       5.11%
RATE-SENSITIVE LIABILITIES
   Noninterest-bearing deposits     32,281             -             -            -            -           -      32,281      32,281
     Average interest rate               -%            -%            -%           -%           -%          -%          -%
   Fixed interest rate
     savings and
     interest-bearing deposits     114,157             -             -            -            -           -     114,157     114,157
     Average interest rate            1.61%            -%            -%           -%           -%          -%       1.61%
   Fixed interest rate
     time deposits                  26,963        36,071         2,935        1,708        2,309          20      70,006      70,506
     Average interest rate            3.55%         2.66%         4.69%        4.55%        4.58%       3.49%       3.20%



                                                                             33.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2003, 2002 and 2001


CAPITAL RESOURCES

The capital ratios of the Company exceed the regulatory guidelines for well capitalized institutions. This strong capital position provides the Company with the flexibility to take advantage of expansion opportunities and to continue with a high dividend payout ratio which has averaged 65.5% over the past three years. As earnings continue at current levels or better, the Company anticipates continuing to pay dividends at this level.

A five percent stock dividend was declared to shareholders in 2003 and 2001. The stock of the Company is generally traded locally. Additional information concerning capital ratios and shareholder return is included in the Financial Highlights schedule. The Company maintains a five-year plan and utilizes a formal strategic planning process. Management and the Board continue to monitor long-term goals, which include increasing market share and maintaining long-term earnings sufficient to pay consistent dividends.

                              RESULTS OF OPERATIONS

NET INTEREST INCOME

Interest income is the total amount earned on funds invested in federal funds sold, securities and loans. Interest expense is the amount of interest paid on interest-bearing checking, money market, savings and time deposits accounts. Net interest income is the difference between interest income and interest expense. The net margin is the net interest income as a percentage of average interest-earning assets. Interest spread is the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities. In 2003, net interest income increased by $382,000, due primarily to the greater increase in the volume of interest-earning assets over interest-bearing liabilities.

The $632,000 increase in net interest income from 2002 to 2001 was also primarily due to the increase in the volume of interest-earning assets over interest-bearing liabilities. Increases in net interest income related to overall growth in the Company's balance sheet was partially offset by decreases in net interest income resulting from lower interest rates.




                                                                             34.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2003, 2002 and 2001


The following table shows the daily average consolidated balance sheets, revenue on average interest-earning assets (on a pre-tax basis), expense on average interest-bearing liabilities and the annualized effective yield or rate for the periods ending:

          Yield Analysis of Consolidated Average Assets and Liabilities
                             (Dollars in thousands)

                                    Year Ended                       Year Ended                     Year Ended
                                 December 31, 2003                December 31, 2002              December 31, 2001
                                 -----------------                -----------------              -----------------
                           Average               Yield/     Average               Yield/   Average               Yield/
                           Balance      Int       Rate      Balance      Int       Rate    Balance      Int       Rate
                           -------      ---       ----      -------      ---       ----    -------      ---       ----
Interest-earning assets:
  Other interest-
    earning assets       $  18,101  $     203      1.12%  $  11,350  $     192      1.69% $  13,294  $     613     4.60%
  Total securities (1)      74,604      2,596      3.48      69,844      3,243      4.64     68,477      3,729     5.45
  Loans                    146,330     10,483      7.16     143,840     11,385      7.92    128,878     11,446     8.88
                         ---------  ---------             ---------  ---------            ---------  ---------
    Total
      interest-earning
      assets               239,035     13,282      5.56%    225,034     14,820      6.59%   210,649     15,788     7.49%
                                    ---------                        ---------                       ---------
Cash and due from
    banks                    6,645                            6,885                           6,660
Premises and
  equipment, net             3,407                            3,475                           3,161
Allowance for loan
  losses                    (1,634)                          (1,692)                         (1,696)
Other assets                 5,754                            6,100                           5,839
                         ---------                        ---------                       ---------
    Total                $ 253,207                        $ 239,802                       $ 224,613
                         =========                        =========                       =========


Interest-bearing
  liabilities:
  Interest-bearing
    demand deposits      $  16,899  $     103       .61%  $  16,795  $     231      1.38% $  15,151  $     267     1.76%
  Savings deposits         100,979      1,159      1.15      88,662      1,689      1.90     73,316      2,233     3.05
  Time deposits             69,851      2,118      3.03      73,197      3,380      4.62     78,842      4,400     5.58
                         ---------  ---------             ---------  ---------            ---------  ---------
    Total
      interest-bearing
      liabilities          187,729      3,380      1.80%    178,654      5,300      2.97%   167,309      6,900       4.12%
                         ---------  ---------                        ---------                       ---------
Noninterest-bearing
  deposits                  36,867                           33,780                          31,962
Other liabilities            2,955                            2,786                           2,370
Shareholders' equity        25,656                           24,582                          22,972
                         ---------                        ---------                       ---------
    Total                $ 253,207                        $ 239,802                       $ 224,613
                         =========                        =========                       =========
Net interest income                 $   9,902                        $   9,520                       $   8,888
                                    =========                        =========                       =========
Net interest spread                                3.76%                            3.62%                          3.37%
                                                 ======                         ========                        =======
Net yield on
  Interest-earning
  assets                                           4.14%                            4.23%                          4.22%
                                                 ======                         ========                        =======
Ratio of interest-
  earning assets
  to interest-bearing
  liabilities                 1.27x                            1.26x                           1.26x
                           =======                        ==========                      ==========

(1) Yield computed using the average amortized cost for securities available for sale.



                                                                             35.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2003, 2002 and 2001


The table below shows the effect of volume and rate changes on net interest income on a pre-tax basis.

a                                                        2003 Compared to 2002            2002 Compared to 2001
                                                        ---------------------            ---------------------
                                                     Volume      Rate        Net      Volume      Rate        Net
                                                     ------      ----        ---      ------      ----        ---
                                                                            (In thousands)
Other interest-earning assets                      $      90  $     (79) $      11  $     (79) $    (342) $    (421)
Total securities                                         209       (856)      (647)        73       (559)      (486)
Loans, net                                               194     (1,096)      (902)     1,254     (1,315)       (61)
                                                   ---------  ---------  ---------  ---------  ---------  ---------
   Total interest-earning assets                         493     (2,031)    (1,538)     1,248     (2,216)      (968)

Interest-bearing demand deposits                           1       (129)      (128)        27        (63)       (36)
Savings deposits                                         210       (740)      (530)       405       (949)      (544)
Time deposits                                           (148)    (1,114)    (1,262)      (299)      (721)    (1,020)
                                                   ---------  ---------  ---------  ---------  ---------  ---------
   Total interest-bearing liabilities                     63     (1,983)    (1,920)       133     (1,733)    (1,600)
                                                   ---------  ---------  ---------  ---------  ---------  ---------

     Net change in net interest income (a)         $     430  $     (48) $     382  $   1,115  $    (483) $     632
                                                   =========  =========  =========  =========  =========  =========

(a) The net change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

NONINTEREST INCOME

Noninterest income includes fees and service charges on deposit accounts and gains on sales of loans. Noninterest income has increased during the past three years, primarily due to a high volume of sales of residential real estate mortgages to the secondary market which was a result of interest rates decreasing during 2003, 2002 and 2001. The number of loans processed during 2003 increased over 2002. This volume is expected to decline during 2004 as the Company expects interest rates to stabilize or increase. Service charges and fees on deposit accounts have declined during the last three years despite the increase in average deposit accounts for the Company. The decline in service charge income was due to one large business customer that had left the Company in early 2003.



                                                                             36.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2003, 2002 and 2001


NONINTEREST EXPENSE

Noninterest expense increased during 2003. During 2003 and 2002, the Company lowered benefit plan discount rates due to the low rate environment, which resulted in increased pension and deferred compensation expense. The expense related to the defined benefit pension plan for 2003 was $369,000 while for 2002 the expense was $228,000. Deferred compensation plan expense was $436,000 for 2003 compared to 2002 expense of $208,000. The Company continues to fund 100% of the employees' health insurance and to offer a defined benefit pension plan in conjunction with a matching 401(k) plan. Expense increases related to these benefit packages are expected to continue in the future. However, the increases are not expected to be as large as 2003 increases.

Total noninterest expense for 2001 totaled $5.6 million with $3.3 million of that being attributed to salaries and employee benefits.

FEDERAL INCOME TAXES

Income tax expense decreased during 2003 to $1.5 million compared to $1.6 million in 2002. Income before taxes declined from 2002 which resulted in the decline in income tax expense.

The effective tax rates for 2003, 2002 and 2001 are shown in the table below:

                                                                          2003             2002            2001
                                                                          ----             ----            ----
Income before tax (In thousands)                                      $      5,385    $      5,703     $      4,910
Income tax expense (In thousands)                                            1,500           1,609            1,409
Effective tax rate                                                            27.9%           28.2%            28.7%

NET INCOME

Consolidated net income was $3.9 million for 2003, with the decrease from last year attributed to a larger increase in noninterest expenses than the increase to net interest income. The Company experienced a decline in interest expense on deposits due to the declining interest rate environment during 2003. Also an increase in the volume of loans sold to the secondary market allowed the Company to experience an increase in noninterest income. Basic earnings per share for 2003 was $3.12 compared to $ 3.27 for 2002. Diluted earnings per share for 2003 was $3.11 compared to $3.26 for 2002.

Net income for 2001 was $3.5 million. This can be attributed to an increase in interest income on tax-exempt investments with a corresponding decrease in income tax expense.


                                                                             37.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2003, 2002 and 2001


                          CRITICAL ACCOUNTING POLICIES

Certain of the Company's accounting policies are important to the portrayal of the Company's financial condition, since they require management to make difficult, complex or subjective judgments, some of which may relate to matters that are inherently uncertain. Estimates associated with these policies are susceptible to material changes as a result of changes in facts and circumstances. Facts and circumstances which could effect these judgments include, but without limitation, changes in interest rates, in the performance of the economy or in the financial condition of borrowers. Management believes that its critical accounting policies include determining the allowance for loan losses and determining the fair value of securities.

The Company believes that the allowance for loan losses and related provision expense are particularly susceptible to material change in the near term. As a result of strong asset quality and low levels of charge-offs during the past three years, the Company recorded no provision expense during 2003 and 2002, and provision for loan losses was $83,000 for the year ending December 31, 2001. In future periods the allowance for loan losses may be dramatically impacted due to changes in the local economy and individual borrower situations. The Company believes its significant concentration in residential mortgage loans and the importance of the tourism industry to the local economy are particularly important factors that could have a significant impact on the allowance for loan losses and provision for loan losses if these factors significantly change from current conditions. As of December 31, 2003, the Company held $44.8 million of commercial and commercial real estate loans, and the ability of our borrowers to repay such loans may be significantly impacted by changes in the economy or individual borrower conditions. Management continues to take steps to help ensure the asset quality of the loan portfolio; however, the allowance for loan losses and related provision expense could increase significantly in future periods depending on changes in the factors discussed above.

Securities available for sale are carried at fair value, with unrealized holding gains and losses reported separately in accumulated other comprehensive income, net of tax. As a result of changes in the fair market value of the Company's available for sale securities portfolio, total comprehensive income increased/(decreased) by $(361,000), $96,000 and $633,000 for 2003, 2002 and
2001. Additionally, all investment securities are required to be written down to fair value when a decline in fair value is not temporary; therefore, future changes in the fair value of securities could have a significant impact on the Company's operating results.







                                                                             38.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2003, 2002 and 2001


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






                                                                             39.

                                 CNB CORPORATION
                     OFFICERS, COMMUNITY ADVISORS AND STAFF


                       OFFICERS AND COMMUNITY ADVISORS OF
                   CNB CORPORATION AND CITIZENS NATIONAL BANK

CNB                               CITIZENS NATIONAL              STEPHEN J. CRUSOE               INDIAN RIVER
CORPORATION                       BANK OFFICERS AND                ASSISTANT VICE PRESIDENT
OFFICERS                          COMMUNITY ADVISORS             MARIAN L. HARRISON              BARBARA J. JOPPICH
                                                                   ASSISTANT VICE PRESIDENT        ASSISTANT VICE PRESIDENT &
ROBERT E. CHURCHILL               ROBERT E. CHURCHILL            SALLY J. LACROSS                   BRANCH MANAGER
  CHAIRMAN & CHIEF                  CHAIRMAN & CHIEF               ASSISTANT VICE PRESIDENT      PAUL FISHER
   EXECUTIVE OFFICER                 EXECUTIVE OFFICER           CHRISTINA E. SWEET                COMMUNITY ADVISOR
JAMES C. CONBOY, JR.              JAMES C. CONBOY, JR.             MANAGER INTERNAL AUDIT        JOHN J. OLSZEWSKI
  PRESIDENT & CHIEF                 PRESIDENT & CHIEF            RANDY J. MALTBY                   COMMUNITY ADVISOR
   OPERATING OFFICER                 OPERATING OFFICER             TECHNOLOGY OFFICER            JEFF SWADLING
SUSAN A. ENO                      SUSAN A. ENO                   SUSAN J. CLEARY                   COMMUNITY ADVISOR
  EXECUTIVE VICE PRESIDENT          EXECUTIVE VICE PRESIDENT       LOAN OFFICER
JOHN F. EKDAHL                      & CASHIER                    VICTORIA J. HAND                MACKINAW CITY
  SENIOR VICE PRESIDENT           JOHN F. EKDAHL                   LOAN OFFICER
DOUGLAS W. DAMM                     SENIOR VICE PRESIDENT        MICHELLE J. OSTWALD             SUSAN M. BRANDT
  SENIOR VICE PRESIDENT           DOUGLAS W. DAMM                  LOAN OFFICER                    BANKING OFFICER &
JOHN P. WARD                        SENIOR VICE PRESIDENT &      FLORENCE CASWELL                   BRANCH MANAGER
  SECRETARY                          SENIOR LOAN OFFICER           ASSISTANT LOAN
IRENE M. ENGLISH                  IRENE M. ENGLISH                  OPERATIONS OFFICER           PELLSTON
  TREASURER                         VICE PRESIDENT &
                                     CONTROLLER                  ONAWAY                          BARBARA A. ANDERSON
                                  KENNETH N. SHELDON                                               BANKING OFFICER &
                                    VICE PRESIDENT               LAURA L. SHACK                     BRANCH MANAGER
                                     EXAMINATION                   BANKING OFFICER &             RICHARD CONRAD
                                  RICHARD L. WINE                   BRANCH MANAGER                 COMMUNITY ADVISOR
                                    VICE PRESIDENT
                                  SUSAN L. CASWELL
                                    ASSISTANT VICE PRESIDENT

                         STAFF OF CITIZENS NATIONAL BANK

MAIN OFFICE                                       DOWNTOWN               MACKINAW CITY           INDIAN RIVER
                                                  DRIVE-IN
Eugene Andrzejewski         Lynne J. Nissley      CHEBOYGAN              Susan M. Brandt         Barbara J. Joppich
Kurt Blaskowski             Kelli M. Reimann                             Deborah L. Closs        Jody L. Jacobs
Susan D. Bliss              Katherine H. Rhome    Deanna Hudson          Jennifer M. LaHaie      Tammy Kirsch
Susan M. Bohn               Ronald D. Rose        Carla Jankoviak                                Amber LaPrairie
Kathleen A. Charboneau      Carla Roznowski                              PELLSTON                Michelle Miller
Joan T. Clarey              Carolyn A. Scheele    EAST SIDE                                      LeRoy Ruotanen
Lora L. Clouser             Nancy Scott           DRIVE-IN               Barbara A. Anderson     Susan Sova
Patricia K. Comps           Sandra L. Shawl       CHEBOYGAN              Sheri L. Kindell        Helen K. Stumpf
Arlene Daniel               Kim Sinclair
Trisha M. Dobias            Sally A. Spray        Sharon Coppernoll      ONAWAY
Mary E. Greenwood           Kelisue Stachon       Lori Thornton
Debra Grice                 M. Teresa Sullivan                           Laura L. Shack
Helen R. Hart               Kathy S. Swackhamer   SOUTH BRANCH           Rachel Bischoff-Peel
Miranda Lake                Megan Tomaski         DRIVE-IN               Pamela A. Kolasa
Betty J. Lewis              Rebecca Tomaski       CHEBOYGAN              Sara L. LaLonde
Steven R. Luttmann          Darlene L. Vallance                          Lynn D. Porter
Loretta Merchant            Wendelin K. Whippo    Karen Barrette         Kathleen T. Robbins
Kathryn Miller              Nicole M. Wichlacz    Diane S. Musnlock      Kathleen S. Wilson
Adam Newman                 Sherry M. Wichlacz    Diane S. Poirier
Penny L. Newman



                                                                             40.

                                 CNB CORPORATION
                         DIRECTORS AND DIRECTORS EMERITI


                         DIRECTORS OF CNB CORPORATION &
                             CITIZENS NATIONAL BANK

                               ROBERT E. CHURCHILL
               Chairman & Chief Executive Officer, CNB Corporation
                       Chairman & Chief Executive Officer,
                             Citizens National Bank

                             STEVEN J. BAKER, D.V.M.
                         Indian River Veterinary Clinic

                              JAMES C. CONBOY, JR.
              President & Chief Operating Officer, CNB Corporation
           President & Chief Operating Officer, Citizens National Bank

                               KATHLEEN M. DARROW
                    President, Darrow Bros. Excavating, Inc.
                 Retired, formerly Group Sales & Special Events
                Coordinator for the Mackinac State Historic Parks

                              THOMAS J. ELLENBERGER
                           Vice President & Secretary
                        Albert Ellenberger Lumber Company

                              VINCENT J. HILLESHEIM
                           President, Anchor In Marina
                       Co-Manager, Crusoe Enterprises, LLC

                                 JOHN L. ORMSBEE
                               Owner, Jack's Sales

                           FRANCIS J. VANANTWERP, JR.
                     Vice President Durocher Marine Division
                       Kokosing Construction Company, Inc.

                                  JOHN P. WARD
                    Retired, formerly Senior Vice President,
                   CNB Corporation and Citizens National Bank
                           Secretary, CNB Corporation

                                DIRECTORS EMERITI
                      LYLE MCKINLEY, THOMAS A. ELLENBERGER,
                                THOMAS J. FISHER

                             HOW TO ORDER FORM 10-K
    Shareholders may obtain, without charge, a copy of Form 10-K or the 2003
     Annual Report Summary & Highlights by writing John P. Ward, Secretary,
                         CNB Corporation, P.O. Box 10,
                           Cheboygan, Michigan 49721.





                                                                             41.