Form 10-K, Exhibit 13
period 2004-12-31
CNB CORP /MI/
filed 2005-03-31
CIK 779125

                                                                      Exhibit 13

                                 CNB CORPORATION

                                  ANNUAL REPORT
                        December 31, 2004, 2003 and 2002

                                                                               .
                                                                               .
                                                                               .

                                 CNB CORPORATION
                                  ANNUAL REPORT
                        December 31, 2004, 2003 and 2002

                                    CONTENTS

FINANCIAL HIGHLIGHTS ............................................................     1

CONSOLIDATED BALANCE SHEETS .....................................................     2

CONSOLIDATED STATEMENTS OF INCOME AND
   COMPREHENSIVE INCOME..........................................................     3

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY ......................     4

CONSOLIDATED STATEMENTS OF CASH FLOWS ...........................................     5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ......................................     6

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM..........................    29

MANAGEMENT'S DISCUSSION AND ANALYSIS.............................................    30

OFFICERS AND COMMUNITY ADVISORS..................................................    42

STAFF............................................................................    43

DIRECTORS AND DIRECTORS EMERITI..................................................    44

                                 CNB CORPORATION
                              FINANCIAL HIGHLIGHTS

                                             2004            2003           2002           2001           2000
                                         ------------   -------------   ------------   ------------    -----------
                                                            (In thousands, except per share data)
OPERATING STATISTICS
     Interest income                     $     12,466   $      13,282   $     14,820   $     15,788    $    15,685
     Interest expense                           2,764           3,380          5,300          6,900          6,820
     Net interest income                        9,702           9,902          9,520          8,888          8,865
     Income before income taxes                 4,131           5,385          5,703          4,910          4,882
     Net income                                 2,955           3,885          4,094          3,501          3,386
     Basic earnings per share (1)                2.38            3.12           3.27           2.80           2.70
     Diluted earnings per share (1)              2.37            3.11           3.26           2.78           2.68
     Return on average assets (ROA)              1.14%           1.53%          1.71%          1.56%         1.60%
     Return on average
       shareholders' equity (ROE)               11.68%          15.14%         16.65%         15.24%         16.25%

BALANCE SHEET STATISTICS
     Securities                          $     88,951    $     86,921   $     69,400   $     73,096    $    60,504
     Total loans                              144,619         143,500        146,328        134,803        127,742
     Deposits                                 225,411         224,914        216,444        204,589        193,091
     Total assets                             254,094         254,406        244,439        231,031        217,725

CAPITAL STATISTICS
     Shareholders' equity                $     24,156    $     25,138   $     24,737   $     23,377    $    21,615
     Book value per share (1)                   19.51           20.21          19.83          18.66          18.13
     Cash dividend per share (1)                 2.20            2.10           2.04           1.88           1.79
     Dividend payout ratio                      92.32%          67.16%         62.25%         67.15%         66.39%
     Average equity to average
       total assets                              9.79%          10.13%         10.25%         10.23%          9.84%

CREDIT STATISTICS
     Net charge-offs to total loans               .16%            .07%           .00%           .05%           .03%
     Nonperforming loans
       to total loans                             .47%            .28%           .08%           .48%           .21%
     Allowance for loan losses
       to total loans                             .93%           1.10%          1.14%          1.24%          1.29%
     Allowance for loan losses
       to nonperforming loans                    2.00x           3.86x         14.64x          2.58x          6.31x

PRICE RANGE FOR COMMON STOCK

The following table shows the high and low selling prices of known transactions in common stock of the Company for each quarter of 2004 and 2003. The Company had 997 shareholders as of December 31, 2004. The prices and dividends per share have been restated to reflect the 5% stock dividend declared in 2003.

                                   2004                              2003
                     --------------------------------   -------------------------------
                                             Cash                               Cash
                         Market Price      Dividends        Market Price      Dividends
Quarter                High        Low     Declared       High        Low      Declared
-------              --------    -------   ----------   -------     -------  -----------
  1st                $  52.00    $ 49.24   $      .40   $ 47.62     $45.71   $       .38
  2nd                   52.00      48.00          .40     49.52      47.14           .38
  3rd                   51.00      49.50          .40     52.38      47.62           .38
  4th                   51.00      48.00         1.00     49.52      47.62           .95

(1) All share and per share data have been restated to reflect the 5% stock dividend declared in 2003.

          See accompanying notes to consolidated financial statements.

                                                                              1.

                                 CNB CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 2004 and 2003

                                                                                         2004              2003
                                                                                      ------------     -----------
                                                                                             (In thousands)
ASSETS
Cash and due from banks                                                               $      5,795     $      6,308
Interest-bearing deposits with other financial institutions                                  2,000            2,057
Federal funds sold                                                                           4,900            8,700
                                                                                      ------------     ------------
     Total cash and cash equivalents                                                        12,695           17,065

Securities available for sale                                                               78,280           75,717
Securities held to maturity (fair value of
  $4,663 in 2004 and $5,009 in 2003)                                                         4,621            4,892
Other securities                                                                             6,050            6,312
Loans, net of allowance for loan losses of $1,350
  in 2004 and $1,575 in 2003                                                               143,258          141,910
Premises and equipment, net                                                                  4,600            4,084
Other assets                                                                                 4,590            4,426
                                                                                      ------------     ------------

     Total assets                                                                     $    254,094     $    254,406
                                                                                      ============     ============

LIABILITIES
Deposits
     Noninterest-bearing                                                              $     37,289     $     36,062
     Interest-bearing                                                                      188,122          188,852
                                                                                      ------------     ------------
         Total deposits                                                                    225,411          224,914
Other liabilities                                                                            4,527            4,354
                                                                                      ------------     ------------
     Total liabilities                                                                     229,938          229,268
                                                                                      ------------     ------------

SHAREHOLDERS' EQUITY
Common stock - $2.50 par value; 2,000,000 shares authorized; 1,237,994 and
  1,243,939 shares issued
  and outstanding in 2004 and 2003                                                           3,095            3,110
Additional paid-in capital                                                                  20,475           20,932
Retained earnings                                                                            1,010              783
Accumulated other comprehensive income (loss), net of tax                                     (424)             313
                                                                                      -------------    ------------
     Total shareholders' equity                                                             24,156           25,138
                                                                                      ------------     ------------

         Total liabilities and shareholders' equity                                   $    254,094     $    254,406
                                                                                      ============     ============

          See accompanying notes to consolidated financial statements.

                                                                              2.

                                 CNB CORPORATION
           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
                  Years ended December 31, 2004, 2003 and 2002

                                                                          2004           2003             2002
                                                                      ------------    ------------     -----------
                                                                           (In thousands, except per share data)
INTEREST INCOME
     Loans, including fees                                            $      9,705    $     10,483     $     11,385
     Securities
         Taxable                                                             1,925           1,734            2,321
         Tax-exempt                                                            691             862              922
     Other interest income                                                     145             203              192
                                                                      ------------    ------------     ------------
         Total interest income                                              12,466          13,282           14,820
INTEREST EXPENSE ON DEPOSITS                                                 2,764           3,380            5,300
                                                                      ------------    ------------     ------------

NET INTEREST INCOME                                                          9,702           9,902            9,520
Provision for loan losses                                                        -               -                -
                                                                      ------------    ------------     ------------

NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES                                                            9,702           9,902            9,520
                                                                      ------------    ------------     ------------

NONINTEREST INCOME
     Service charges and fees                                                  976             947            1,004
     Net realized gains from sale of loans                                     342             777              651
     Loan servicing fees, net of amortization                                  135             (43)             (20)
     Other income                                                              165             297              201
                                                                      ------------    ------------     ------------
         Total noninterest income                                            1,618           1,978            1,836
                                                                      ------------    ------------     ------------

NONINTEREST EXPENSES
     Salaries and employee benefits                                          3,400           3,180            3,008
     Deferred compensation                                                     315             436              208
     Pension                                                                   768             370              228
     Hospitalization                                                           490             394              372
     Occupancy                                                                 814             762              774
     Supplies                                                                  168             170              150
       Legal and professional                                                  312             222              200
         Other expenses                                                        922             961              713
                                                                      ------------    ------------     ------------
         Total noninterest expenses                                          7,189           6,495            5,653
                                                                      ------------    ------------     ------------

INCOME BEFORE INCOME TAXES                                                   4,131           5,385            5,703

Income tax expense                                                           1,176           1,500            1,609
                                                                      ------------    ------------     ------------

NET INCOME                                                                   2,955           3,885            4,094

Other comprehensive income
     Net change in unrealized gains (losses) on
       securities available for sale                                        (1,130)           (547)             147
     Minimum pension liability                                                  12            (489)               -
     Tax effects                                                               381             352              (51)
                                                                      ------------    ------------     ------------
         Total other comprehensive income (loss)                              (737)           (684)              96
                                                                      -------------   -------------    ------------

COMPREHENSIVE INCOME                                                  $      2,218    $      3,201     $      4,190
                                                                      ============    ============     ============

Basic earnings per share                                              $       2.38    $       3.12     $       3.27
Diluted earnings per share                                                    2.37            3.11             3.26

          See accompanying notes to consolidated financial statements.

                                                                              3.

                                 CNB CORPORATION
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                  Years ended December 31, 2004, 2003 and 2002

                                                                                                   Accumulated
                                                                                                      Other
                                                                     Additional                   Comprehensive        Total
                                            Outstanding   Common      Paid-In        Retained      Income (Loss),   Shareholders'
                                              Shares      Stock       Capital        Earnings      Net of Tax          Equity
                                            -----------  ---------   ----------     -----------   ---------------   -------------
                                                           (Dollars in thousands, except share and per share data)
Balance - January  1, 2002                    1,193,415  $   2,984   $  18,509      $       983   $           901   $      23,377

Net income                                                                                4,094                             3,501
Cash dividends - $2.04 per share                                                         (2,548)                           (2,351)
Shares issued under stock option plan, net        1,274          3          29                                                 32
Purchase and retirement of common stock          (6,317)       (16)       (298)                                              (314)
Net change in accumulated other
 comprehensive income                                                                                          96              96
                                            -----------  ---------   ---------      -----------   ---------------   -------------

Balance - December 31, 2002                   1,188,372      2,971      18,240            2,529               997          24,737

Net income                                                                                3,885                             3,885
Cash dividends - $2.10 per share                                                         (2,609)                           (2,609)
5% stock dividend                                58,852        147       2,854           (3,022)                              (21)
Shares issued under stock option plan, net          264          1           7                                                  8
Purchase and retirement of common stock          (3,549)        (9)       (169)                                              (178)
Net change in accumulated other
 comprehensive income                                                                                        (684)           (684)
                                            -----------  ---------   ---------      -----------   ---------------   -------------

Balance - December 31, 2003                   1,243,939      3,110      20,932              783               313          25,138

Net income                                                                                2,955                             2,955
Cash dividends - $2.20 per share                                                         (2,728)                           (2,728)
Shares issued under stock option plan,
 net of 4,543 shares surrendered                  4,324         11          37                                                 48
Purchase and retirement of common stock         (10,269)       (26)       (494)                                              (520)
Net change in accumulated other
 comprehensive income                                                                                        (737)           (737)
                                            -----------  ---------   ---------      -----------   ---------------   -------------

Balance - December 31, 2004                   1,237,994  $   3,095   $  20,475      $     1,010   $          (424)  $      24,156
                                            ===========  =========   =========      ===========   ===============   =============

          See accompanying notes to consolidated financial statements.

                                                                              4.

                                 CNB CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 2004, 2003 and 2002

                                                                         2004             2003            2002
                                                                      ------------    ------------     ------------
                                                                                     (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES

     Net income                                                       $      2,955    $      3,885     $      4,094
     Adjustments to reconcile net income to net cash
       from operating activities
         Depreciation and amortization                                       1,138           1,022              700
         Loans originated for sale                                         (18,590)        (40,356)         (35,554)
         Proceeds from sales of loans originated for sale                   18,793          40,830           36,277
         Gain on sales of loans                                               (342)           (777)            (651)
         (Increase) decrease in other assets                                   594             456             (961)
         Increase in other liabilities                                          20             589            1,156
                                                                      ------------    ------------     ------------
              Total adjustments                                              1,613           1,764              967
                                                                      ------------    ------------     ------------
                  Net cash from operating activities                         4,568           5,649            5,061

CASH FLOWS FROM INVESTING ACTIVITIES
     Proceeds from maturities of securities
       available for sale                                                   30,690          29,587           23,211
     Purchase of securities available for sale                             (35,073)        (48,944)         (19,770)
     Proceeds from maturities of securities held
       to maturity                                                           2,056           2,186            2,252
     Purchase of securities held to maturity                                (1,785)         (1,463)            (699)
     Proceeds from maturities of other securities                              600           1,285            2,700
     Purchase of other securities                                             (338)         (1,345)          (4,142)
     Net (increase) decrease in portfolio loans                             (1,474)          2,727          (11,603)
     Premises and equipment expenditures                                      (964)         (1,038)            (259)
                                                                      ------------    ------------     ------------
         Net cash from investing activities                                 (6,288)        (17,005)          (8,310)

CASH FLOWS FROM FINANCING ACTIVITIES
     Net increase in deposits                                                  497           8,470           11,855
     Dividends paid                                                         (2,675)         (2,612)          (2,438)
     Proceeds from exercise of stock options, net                               48               8               32
     Purchases of common stock                                                (520)           (178)            (314)
                                                                      ------------    ------------     ------------
         Net cash from financing activities                                 (2,650)          5,688            9,135
                                                                      ------------    ------------     ------------

Net change in cash and cash equivalents                                     (4,370)         (5,668)          (5,886)

Cash and cash equivalents at beginning of year                              17,065          22,733           16,847
                                                                      ------------    ------------     ------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                              $     12,695    $     17,065     $     22,733
                                                                      ============    ============     ============

Supplemental disclosure of cash flow information
     Cash paid during the period for
         Interest                                                     $      2,784    $      3,399     $      5,382
         Income taxes                                                        1,364           1,442            1,624
Non-cash transactions:
   Transfer from loans to other real estate owned                              126               -                -

          See accompanying notes to consolidated financial statements.

                                                                              5.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2004, 2003 and 2002

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The consolidated financial statements include CNB Corporation (the Company) and its wholly-owned subsidiary, Citizens National Bank of Cheboygan and the Bank's wholly-owned subsidiary CNB Mortgage Corporation (the Bank and the Mortgage Corporation are hereafter collectively referred to as the Bank). All significant intercompany accounts and transactions are eliminated in consolidation.

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

Securities: Securities classified as held to maturity are carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in shareholders' equity, net of tax. Securities are written down to fair value when a decline in fair value is not temporary. Interest income includes amortization of purchase premium and discount. Declines in the fair value of securities below their cost that are other than temporary are reflected as realized losses. In estimating other-than-temporary losses, management considers: (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the Company's ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.

                                   (Continued)

                                                                              6.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2004, 2003 and 2002

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Other securities, which include Federal Reserve Bank stock, Federal Home Loan Bank stock and other taxable securities that are not readily marketable, are carried at cost.

Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage-backed securities where prepayments are anticipated. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.

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

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

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

                                   (Continued)

                                                                              7.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2004, 2003 and 2002

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the assets useful lives for furniture and fixtures range from three to five years while the useful life for buildings is thirty-nine years. These assets are reviewed for impairment when events indicate the carrying amount may not be recoverable. Maintenance and repairs are charged to expense and improvements are capitalized.

Other Real Estate Owned: Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at the lower of the loan carrying amount and fair value at acquisition. Any reduction to fair value from the carrying value of the related loan is accounted for as a loan loss. After acquisition, a valuation allowance reduces the reported amount to the lower of the initial amount or fair value less costs to sell. Expenses, gains and losses on disposition, and changes in the valuation allowance are reported in other expenses. As of December 31, 2004 other assets on the consolidated balance sheet includes $126,000 of other real estate owned. There was no other real estate owned at December 31, 2003.

Servicing Rights: Servicing rights represent the allocated value of servicing rights retained on loans sold. Servicing rights are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the rights, using groupings of the underlying loans as to interest rates and then, secondarily, as to prepayment characteristics. Any impairment of a grouping is reported as a valuation allowance.

Company Owned Life Insurance: The Company has purchased life insurance policies on those directors who participate in the 1985 Directors Deferred Compensation plan. Company owned life insurance is recorded at its cash surrender value, or the amount that can be realized.

Employee Benefits: A defined benefit pension plan covers substantially all employees, with benefits based on years of service and compensation prior to retirement. Contributions to the plan are based on the maximum amount deductible for income tax purposes. A 401(k) savings and retirement plan has also been established and covers substantially all employees. Contributions to the 401(k) plan are expensed as made.

Stock Compensation: Employee compensation expense under stock options is reported using the intrinsic value method. Options granted vest over one year and have a maximum term of ten years. No stock-based compensation cost is reflected in net income, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant.

The following table illustrates the effect on 2004 net income and earnings per share if expense were measured using the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation. (Dollars in thousands, except per share data)

                                  (Continued)

                                                                              8.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2004, 2003 and 2002

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

                                                                 2004
                                                             -----------
Net income as reported                                       $     2,955
Deduct: Stock-based compensation expense
  determined under fair value based method                           (44)
                                                             -----------
Pro forma net income                                         $     2,911
                                                             ===========

Basic earnings per share as reported                         $      2.38
Pro forma basic earnings per share                                  2.34

Diluted earnings per share as reported                              2.37
Pro forma diluted earnings per share                                2.34

The effect of net income and earnings per share if expense was measured using the fair value recognition provisions of FASB Statement No. 123, was less than $.01 per share for 2003 and 2002. The fair value of options granted during 2003 and pro forma effects are computed using option pricing models, using the following weighted-average assumptions as of grant date.

                                                                    2003
                                                                  ---------
Risk-free interest rate                                               4.21%
Expected option life                                                10 years
Expected stock price volatility                                      13.36%
Dividend yield                                                        4.15%

Weighted average fair value of
  options granted during year                                     $   5.45

There were no stock options granted during 2004 and 2002.

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

Earnings Per Share: Basic earnings per share is based on net income divided by the weighted average number of shares outstanding during the period. Diluted earnings per share shows the dilutive effect of additional potential shares issuable under stock options.

                                   (Continued)

                                                                              9.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2004, 2003 and 2002

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock Splits and Stock Dividends: Dividends issued in stock are reported by transferring the market value of the stock issued from retained earnings to common stock and additional paid-in capital. Stock splits are recorded by adjusting par value. Fractional shares are paid in cash for all stock splits and dividends. Basic earnings per share, diluted earnings per share and dividends per share have been restated for all stock splits and stock dividends, including the five percent stock dividend declared in 2003.

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

Newly Issued But Not Yet Effective Accounting Policies: FAS123R requires all public companies to record compensation for stock options provided to employees in return for employee service. The cost is measured at the fair value of the options when granted, and this cost historically has been expensed over the vesting period of the options, which is one year. This will apply to awards granted or modified after the first quarter or year beginning after June 15, 2005. Compensation cost will also be recorded for prior option grants that vest after the date of adoption. The effect on results of operations will depend on the level of future option grants and the calculation of the fair value of the options granted at such future date, as well as the vesting periods provided, and so cannot currently be predicted. There will be no significant effect on financial position as total equity will not change.

SOP 03-3 requires that a valuation allowance for loans acquired in a transfer, including in a business combination, reflect only losses incurred after acquisition and should not be recorded at acquisition. It applies to any loan acquired in a transfer that showed evidence of credit quality deterioration since it was made. The effect of these new standards on the Company's financial position and results of operations is not expected to be material upon and after adoption.

                                   (Continued)

                                                                             10.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2004, 2003 and 2002

NOTE 2 - SECURITIES

The year end fair values and related gross unrealized gains and losses for securities available for sale, were as follows:

                                                                   Gross           Gross
                                                   Fair          Unrealized      Unrealized
                                                   Value            Gains          Losses
                                                ------------    ------------     ------------
                                                               (In thousands)
Available for sale

     2004

         U.S. Government and agency             $     56,786    $         20     $       (431)
         Mortgage-backed                               3,149               8                -
         State and municipal                          18,345             255              (17)
                                                ------------    ------------     -------------

                                                $     78,280    $        283     $       (448)
                                                ============    ============     =============

     2003

         U.S. Government and agency             $     48,802    $        363     $        (28)
         State and municipal                          26,915             638               (8)
                                                ------------    ------------     ------------

                                                $     75,717    $      1,001     $        (36)
                                                ============    ============     ============

The year end carrying amount, unrecognized gains and losses, and fair value of securities held to maturity were as follows:

                                                                      Gross            Gross
                                                    Carrying       Unrecognized     Unrecognized       Fair
                                                     Amount           Gains            Losses          Value
                                                   ------------    -------------    ------------    ------------
                                                             (In thousands)
Held to maturity

     2004

         State and municipal                       $      4,621    $          55    $        (13)   $      4,663
                                                   ============    =============    ============    ============

     2003

         State and municipal                       $      4,892    $         117    $          -    $      5,009
                                                   ============    =============    ============    ============

There were no sales of securities during 2004, 2003 and 2002.

Securities with unrealized losses at year end 2004 and 2003, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows (in thousands):

                                   (Continued)

                                                                             11.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2004, 2003 and 2002

NOTE 2 - SECURITIES (Continued)

                                Less Than 12 Months            12 Months or More                  Total
                           ---------------------------    ---------------------------   ---------------------------
                              Fair         Unrealized        Fair        Unrealized         Fair        Unrealized
        2004                  Value           Loss           Value          Loss            Value          Loss
------------------------   ------------   ------------    ------------   ------------   ------------    -----------
U.S. Government
  and agency               $     48,780   $       (431)   $          -   $          -   $     48,780    $      (431)
State and municipal               4,849            (22)            492             (8)         5,341            (30)
                           ------------   ------------    ------------   ------------   ------------    -----------
Total temporarily
  impaired                 $     53,629   $       (453)   $        492   $         (8)  $     54,121    $      (461)
                           ============   ============    ============   ============   ============    ===========

                               Less Than 12 Months             12 Months or More                   Total
                           ---------------------------    ---------------------------   ---------------------------
                              Fair         Unrealized        Fair        Unrealized         Fair        Unrealized
        2003                  Value           Loss           Value          Loss            Value          Loss
------------------------   ------------   ------------    ------------   ------------   ------------    -----------
U.S. Government
  and agency               $      3,789   $        (28)   $          -   $          -   $      3,789    $       (28)
State and municipal               1,794             (8)              -              -          1,794             (8)
                           ------------   ------------    ------------   ------------   ------------    -----------

Total temporarily
  impaired                 $      5,583   $        (36)   $          -   $          -   $      5,583    $       (36)
                           ============   ============    ============   ============   ============    ===========

Unrealized losses at year end 2004 and 2003 have not been recognized into income because they are not considered to be other-than-temporary. Management considers the unrealized losses to be a market driven, resulting from changes in interest rates, and no loss will be realized unless the securities are sold.

Contractual maturities of debt securities at year end 2004 were as follows. Expected maturities may differ from contractual maturity because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

                                        Available For Sale               Held to Maturity
                                             Fair                     Carrying          Fair
                                             Value                     Amount           Value
                                        ------------------          ------------     ------------
                                                           (In thousands)
Due in one year or less                 $           17,985          $        776     $        780
Due from one to five years                          53,487                 1,868            1,905
Due from five to ten years                             992                   733              734
Due after ten years                                  2,667                 1,244            1,244
Mortgage-backed                                      3,149                     -                -
                                        ------------------          ------------     ------------

                                        $           78,280          $      4,621     $      4,663
                                        ==================          ============     ============

                                   (Continued)

                                                                             12.

                                CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2004, 2003 and 2002

NOTE 2 - SECURITIES (Continued)

Securities with a carrying value of $1,031,000 and $1,084,000 were pledged at December 31, 2004 and 2003, to secure public deposits and for other purposes.

The Company held securities exceeding 10% of shareholders' equity from the following states (including its political subdivisions) at December 31:

                  2004         2003
                ---------    ---------
                    (In thousands)
Michigan        $  10,443    $  11,029

NOTE 3 - LOANS

Year end loans were as follows:

                                         2004             2003
                                      -------------    -----------
                                             (In thousands)
Residential real estate               $      83,364    $    89,042
Consumer                                      8,699          9,660
Commercial real estate                       43,336         35,258
Commercial                                    9,220          9,540
                                      -------------    -----------
                                            144,619        143,500
Deferred loan origination fees, net             (11)           (15)
Allowance for loan losses                    (1,350)        (1,575)
                                      -------------    -----------

                                      $     143,258    $   141,910
                                      =============    ===========

Activity in the allowance for loan losses is summarized as follows:

                                          2004             2003          2002
                                      -------------    -----------    ----------
                                                     (In thousands)
Beginning balance                     $      1,575     $     1,669    $    1,667
Provision for loan losses                        -               -             -
Charge-offs                                   (242)           (106)          (50)
Recoveries                                      17              12            52
                                      ------------     -----------    ----------

Ending balance                        $      1,350     $     1,575    $    1,669
                                      ============     ===========    ==========

There was one impaired loan during 2004 with an average balance of approximately $158,000. The balance of this loan was zero at year-end. Information relating to income received on this

                                  (Continued)

                                                                             13.

                                CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2004, 2003 and 2002

NOTE 3 - LOANS (Continued)

loan during impairment is not considered material to this presentation. There were no impaired loans during 2003.

Nonperforming loans were as follows:

                                                  2004         2003
                                               ----------    ---------
                                                    (In thousands)
Loans past due over 90 days still on accrual   $      674    $     408
Nonaccrual loans                                        -            -

NOTE 4 - LOAN SERVICING

Mortgage loans serviced for others are not reported as assets. These loans totaled $69,760,000 and $61,124,000 at year end 2004 and 2003. Related escrow deposit balances were $71,000 and $73,000. Capitalized mortgage servicing rights balances were $518,000 and $450,000 at year end 2004 and 2003. There was no valuation allowance at year-end 2004 or 2003. The related additions recognized were $139,000, $303,000 and $267,000 and the amortization was $71,000, $215,000 and $171,000 in 2004, 2003 and 2002.

NOTE 5 - PREMISES AND EQUIPMENT

Year end premises and equipment were as follows:

                                                  2004         2003
                                               ----------    ---------
                                                    (In thousands)
Real estate and buildings                      $    5,312    $   4,777
Furniture and fixtures                              4,070        3,763
                                               ----------    ---------
                                                    9,382        8,540
Less accumulated depreciation                      (4,782)      (4,456)
                                               -----------   ----------

                                               $    4,600    $   4,084
                                               ==========    =========

Depreciation expense amounted to $448,000, $396,000 and $410,000 in 2004, 2003 and 2002.

                                  (Continued)

                                                                             14.

                                CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2004, 2003 and 2002

NOTE 6 - DEPOSITS

Time deposit accounts individually exceeding $100,000 total $14,751,000 and $15,553,000 at year end 2004 and 2003.

At year end 2004, the scheduled maturities of time deposits are as follows:

                          (In thousands)
2005                      $     41,596
2006                            14,487
2007                             3,694
2008                             2,180
2009                             1,510
                          ------------

                          $     63,467
                          ============

NOTE 7 - EMPLOYEE BENEFITS

Defined Benefit Retirement Plan: The Company has a defined benefit, noncontributory pension plan which provides retirement benefits for essentially all employees. The Company uses a December 31 measurement date for its plan. The following sets forth the plan's funded status and amounts recognized in the financial statements:

                                              2004            2003
                                          ------------     ------------
                                                  (In thousands)
Change in benefit obligation:
     Beginning benefit obligation         $     (5,035)    $     (3,938)
     Service cost                                 (217)            (207)
     Interest cost                                (336)            (297)
     Amendments                                      -                -
     Actuarial loss (gain)                        (174)            (677)
     Benefits paid                                  79               84
     Plan settlement                             1,093                -
                                          ------------     ------------
     Ending benefit obligation                  (4,591)          (5,035)

Change in plan assets, at fair value:
     Beginning plan assets                       3,638            2,857
     Actual return                                 284              543
     Employer contribution                         362              322
     Benefits paid                                 (79)             (84)
     Plan settlement                            (1,221)               -
                                          ------------     ------------
     Ending plan assets                          2,984            3,638

                                  (Continued)

                                                                             15.

                                CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2004, 2003 and 2002

NOTE 7 - EMPLOYEE BENEFITS (Continued)

                                              2004            2003
                                          ------------     ------------
                                                 (In thousands)
Funded status                             $     (1,607)    $     (1,397)
Unrecognized net actuarial loss                  1,632            1,845
Unrecognized transition amount                     (32)             (49)
Unrecognized prior service amount                   36               37
                                          ------------     ------------
Prepaid pension cost                      $         29     $        436
                                          ============     ============

Amounts recognized in the balance sheet consist of:

                                              2004            2003
                                          ------------     ------------
                                                  (In thousands)
Prepaid pension cost                      $         29     $        436
Accrued pension liability                         (513)            (514)
Intangible assets                                   36               25
Accumulated other comprehensive income             477              489
                                          ------------     ------------

     Net amount recognized                $         29     $        436
                                          ============     ============

The accumulated benefit obligation for the defined benefit pension plan was $3,242 and $3,716 at year end 2004 and 2003, respectively.

Components of net periodic benefit cost are as follows:

                                              2004             2003            2002
                                          ------------     ------------     ------------
                                                          (In thousands)
Service cost                              $        217     $        207     $        163
Interest cost on benefit obligation                336              297              266
Expected return on plan assets                    (288)            (231)            (234)
Net amortization and deferral                       (9)              (9)              (9)
Recognized net actuarial loss                       86              105               42
Plan settlement                                    426                -                -
                                          ------------     ------------     ------------

    Pension expense                       $        768     $        369     $        228
                                          ============     ============     ============

                                  (Continued)

                                                                             16.

                                CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2004, 2003 and 2002

NOTE 7 - EMPLOYEE BENEFITS (Continued)

Additional information about the defined benefit pension plan:

                                                          2004       2003         2002
                                                       ---------   ---------    --------
Increase (decrease) in minimum liability included in
  other comprehensive income                           $     (12)  $     489    $      -

The following weighted-average assumptions were used to determine benefit obligations at year end and net cost:

                                                          2004        2003        2002
                                                       ---------   ---------    --------
Weighted average discount rate                           6.50%       6.50%        7.50%
Rate of increase in future compensation                  4.00%       4.00%        4.00%
Expected long term return on plan assets                 8.00%       8.00%        8.00%

The Company's pension plan asset allocation at year end 2004 and 2003, target allocation for 2004, and expected long-term rate of return by asset category are as follows:

                                       Percentage of Plan       Weighted-
                             Target          Assets         Average Expected
                           Allocation     at Year end        Long-Term Rate
Asset Category                2005      2004         2003   of Return - 2004
--------------             ----------  -----        -----   ----------------
Equity securities             70.0%     69.5%        61.6%        9.25%
Fixed Income securities       30.0      27.3         31.5         5.50
Other                            -       3.2          6.9         2.35
                             -----     -----        -----         ----

    Total                    100.0%    100.0%       100.0%        8.00%
                             =====     =====        =====         ====

Plan assets are administered by Huntington National Bank as trustee of the plan. Plan assets are invested in diversified mutual funds.

The estimates of weighted average expected long-term rate of return is an estimate based on past performance and actual returns in the future are likely to vary over time.

The overall expected long-term rate of return and risk expectations of the investments in the plan are based on Standard and Poor's 500 and 5 year Treasury bonds from 1950-2004.

The asset mix of the portfolio will be maintained by periodically re-balancing this account back to the stock and fixed income target allocations stated above.

                                  (Continued)

                                                                             17.

                                CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2004, 2003 and 2002

NOTE 7 - EMPLOYEE BENEFITS (Continued)

The investments in the plan are managed for the benefits of the participants. They are structured to meet the cash flow necessary to pay retiring employees. ERISA guidelines for diversification of the investments are followed.

During 2004, the Company distributed a lump sum distribution to a highly compensated employee which triggered a plan settlement in the amount of $426,000 in addition to the Company's expense of $342,000, bringing the total expense to $768,000 for the year.

The Company expects to contribute approximately $373,000 to this pension plan in 2005.

Estimated Future Payments

The following benefit payments, which reflect expected future service, are expected:

Year End                Benefit Payments
--------                ----------------
2005                    $       115,000
2006                            119,000
2007                            117,000
2008                            114,000
2009                            137,000
Years 2010-2014               1,205,000

Deferred Compensation Plan: The Company has a deferred compensation plan to provide retirement benefits to certain Directors, at their option, in lieu of annual directors' fees. The present value of future benefits are accrued annually over the period of active service of each participant. The expense for the plan was $280,000, $408,000 and $186,000 in 2004, 2003 and 2002. The expense was higher in 2003 due to a change in the discount rate during 2002. The effect of a discount rate is to spread the fixed total expense over the time period involved. Also, as a result of this discount rate change, an additional liability of approximately $512,000 was required to be recognized over the remaining service periods of each individual in the plan. As of December 31, 2004, the additional liability remaining to be recorded totaled $354,000.

The Company has also purchased insurance on the lives of participating directors with the Company as the owner and beneficiary of the policies. At December 31, 2004 and 2003, the cash surrender value of the underlying policies was $1,340,000 and $1,275,000, which is included in other assets on the Balance Sheet.

The Company also has a deferred compensation plan that allows executive officers of the Bank, and certain Directors an opportunity to defer a portion of their compensation. On a monthly basis, the account of each participant accrues interest based on the interest rate determined for that year. The expense of the plan was $35,000, $28,000 and $22,000 in 2004, 2003 and 2002.

                                  (Continued)

                                                                             18.

                                CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2004, 2003 and 2002

NOTE 7 - EMPLOYEE BENEFITS (Continued)

401(k) Plan: The Company has a 401(k) savings and retirement plan covering substantially all employees. Under the plan, employees may defer up to the lesser of 100% of their eligible compensation or the limitations set by the IRS. The employees may also make "catch-up" contributions to the extent the IRS allows. During 2004, 2003 and 2002, the Board of Directors elected to contribute a matching contribution equal to 100% of the first 2% and 50% of the next 2% of the employee's deferred compensation. Employee contributions and the Company's matching percentages are vested immediately. The Company's matching percentages are determined annually by the Board of Directors and resulted in total contributions of $73,000, $73,000 and $71,000 in 2004, 2003 and 2002.

NOTE 8 - STOCK OPTIONS

Stock Option Plan: The shareholders approved an incentive stock option plan in May 1996 under which options may be issued at market prices to employees. The right to exercise the options vests over a one year period. The exercise price of options granted is equivalent to the market value of underlying stock at the grant date. As of December 31, 2004, a total of 9,952 shares were available for future grants.

Activity in the option plan for the years ended, and as restated for all stock dividends, is summarized as follows:

                                                                  Weighted       Weighted
                                Number of                          Average       Average
                               Outstanding        Exercise        Exercise      Fair Value
                                 Options            Price           Price        of Grants
                               -----------  -----------------   ------------    ----------
Balance at January 1, 2002       32,294     $     23.92-57.01   $      41.92

Exercised                        (1,337)                23.92          23.92
                                 ------     -----------------   ------------
Balance at December 31, 2002     30,957           23.92-57.01          42.70

Granted                           8,662           47.62-48.57          48.54    $     5.45
Exercised                          (277)          23.92-33.61          25.39
                                 ------     -----------------   ------------
Balance at December 31, 2003     39,342           23.92-57.01          44.10

Exercised                        (8,867)          23.92-33.62          31.41
Forfeitures                      (2,636)                57.01          57.01
                                 ------     -----------------   ------------
Balance at December 31, 2004     27,839     $     23.92-57.01   $      46.92
                                 ======

                                  (Continued)

                                                                             19.

                                CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2004, 2003 and 2002

NOTE 8 - STOCK OPTIONS (Continued)

Options outstanding at year-end 2004 were as follows.

                                                   Outstanding                      Exercisable
                                    -----------------------------------------   -------------------
                                                   Weighted
                                                    Average         Weighted              Weighted
Range of                                           Remaining         Average               Average
Exercise                                          Contractual       Exercise              Exercise
Prices                              Number      Life (in years)       Price     Number      Price
------                              ------      ---------------    ----------   ------   ----------
$20.00-$30.00                        1,180            1.5          $    23.92    1,180   $    23.92
$30.00-$40.00                        6,012            3.1               33.62    6,012        33.62
$40.00-$50.00                       12,307            7.4               48.79   12,307        48.79
$50.00-$60.00                        8,340            5.0               57.01    8,340        57.01
                                    ------                                      ------

Outstanding at year end             27,839            5.5          $    46.92   27,839   $    46.92
                                    ======                                      ======

There were 30,680 options exercisable at December 31, 2003 with a weighted average exercise price of $42.85. There were 30,957 options exercisable at December 31, 2002 with a weighted average exercise price of $42.70.

NOTE 9 - INCOME TAXES

Income tax expense consists of:

                            2004             2003            2002
                        ------------    ------------     ------------
                                       (In thousands)
Current                 $      1,265    $      1,595     $      1,591
Deferred                         (89)            (95)              18
                        -------------   -------------    ------------

                        $      1,176    $      1,500     $      1,609
                        ============    ============     ============

Year end deferred tax assets and liabilities consist of:

                                                               2004            2003
                                                          ------------     ------------
                                                                 (In thousands)
Deferred tax assets
     Allowance for loan losses                            $        322     $        405
     Deferred compensation                                         848              729
     Minimum pension liability                                     162              166
     Unrealized losses on securities available for sale             56                0
     Other                                                           8               11
                                                          ------------     ------------
         Total deferred tax assets                               1,396            1,311
                                                          ------------     ------------

                                  (Continued)

                                                                             20.

                                CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2004, 2003 and 2002

NOTE 9 - INCOME TAXES (Continued)

                                                              2004            2003
                                                          ------------     ------------
                                                                  (In thousands)
Deferred tax liabilities
     Pension                                                        17              155
     Unrealized gains on securities available for sale               -              328
     Fixed assets                                                  152              129
     Mortgage servicing rights                                     176              153
     Accretion                                                      44               21
     Other                                                          48               35
                                                          ------------     ------------
         Total deferred tax liabilities                            437              821
                                                          ------------     ------------

             Net deferred tax asset                       $        959     $        490
                                                          ============     ============

Income tax expense calculated at the statutory rate of 34% differs from actual income tax expense as follows:

                                                              2004             2003            2002
                                                          ------------     ------------    ------------
                                                                          (In thousands)
Statutory rate applied to income before taxes             $      1,405    $      1,831     $      1,939
Deduct
     Tax-exempt interest income, net                              (218)           (269)            (278)
     Other                                                         (11)            (62)             (52)
                                                          -------------   ------------     ------------

                                                          $      1,176    $      1,500     $      1,609
                                                          ============    ============     ============

NOTE 10 - EARNINGS PER SHARE

A reconciliation of the numerators and denominators of the basic earnings per share and diluted earnings per share computations is presented below:

                                                   2004             2003            2002
                                               ------------    ------------     ------------
Basic earnings per share
         Net income available to common
              shareholders (in thousands)      $      2,955    $      3,885     $      4,094
                                               ============    ============     ============

         Weighted average shares outstanding      1,241,624       1,245,653        1,252,254

              Basic earnings per share         $       2.38    $       3.12     $       3.27
                                               ============    ============     ============

                                  (Continued)

                                                                             21.

                                CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2004, 2003 and 2002

NOTE 10 - EARNINGS PER SHARE (Continued)

                                                          2004            2003             2002
                                                      ------------    ------------     ------------
Diluted earnings per share
         Net income available to common
              shareholders (in thousands)             $      2,955    $      3,885     $      4,094
                                                      ============    ============     ============

         Weighted average shares outstanding             1,241,624       1,245,653        1,252,254

         Add dilutive effects of assumed exercises
              of stock options                               3,883           3,541            4,960
                                                      ------------    ------------     ------------
         Weighted average dilutive
              potential shares outstanding               1,245,477       1,249,194        1,257,214
                                                      ============    ============     ============

              Diluted earnings per share              $       2.37    $       3.11     $       3.26
                                                      ============    ============     ============

Stock options for 10,976 shares of common stock were not considered in computing diluted earnings per share for 2004 because they were antidilutive.

NOTE 11 - RELATED PARTY TRANSACTIONS

Certain directors and executive officers of the Company and the Bank (including family members, affiliates and companies in which they are principal owners) had loans outstanding with the Bank in the ordinary course of business. A summary of the aggregate loans outstanding which exceeded $60,000 to these individuals follows:

                                                         2004            2003
                                                      ------------    ------------
                                                              (In thousands)
Balance outstanding, January 1                        $      2,022    $      2,456
New loans and rewrites                                         997           1,474
Payments and payoffs                                          (921)         (1,908)
Change in persons included                                     (55)              -
                                                      -------------   ------------

Balance outstanding, December 31                      $      2,043    $      2,022
                                                      ============    ============

Related party deposits totaled $2,005,000 and $1,553,000 at year end 2004 and 2003.

                                  (Continued)

                                                                             22.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2004, 2003 and 2002

NOTE 12 - COMMITMENTS, OFF-BALANCE-SHEET RISK, AND CONTINGENCIES

There are various contingent liabilities that are not reflected in the financial statements, including claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material effect on financial condition or result of operations of the Company.

At year end 2004 and 2003, reserves of $1,975,000 and $1,778,000 were required as deposits with the Federal Reserve or as cash on hand. These reserves do not earn interest.

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

A summary of the notional or contractual amounts of financial instruments with off-balance-sheet risk at year end were as follows:

                                    2004       2003
                                  --------   --------
                                    (In thousands)
Commitments to extend credit      $ 16,798   $ 17,449
Standby letters of credit              148        107

The fair values of these commitments are not material. Substantially all of these commitments are at variable or uncommitted rates.

                                   (Continued)

                                                                             23.

                                CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2004, 2003 and 2002

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

The estimated year end values of financial instruments were:

                                                    2 0 0 4                   2 0 0 3
                                            -----------------------   -----------------------
                                             Carrying        Fair      Carrying        Fair
                                              Amount         Value      Amount         Value
                                            ----------   ----------   ----------   ----------
                                                             (In thousands)
Assets
  Cash and cash equivalents                 $   12,695   $   12,695   $   17,065   $   17,065
  Securities available for sale                 78,280       78,280       75,717       75,717
  Securities held to maturity                    4,621        4,663        4,892        5,009
  Other securities                               6,050        6,050        6,312        6,312
  Loans, net                                   143,258      146,427      141,910      147,465

Liabilities
  Deposits
    Noninterest-bearing                     $  (37,289)  $  (37,289)  $  (36,062)  $  (36,062)
    Interest-bearing                          (188,122)    (187,956)    (188,852)    (189,832)

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

                                  (Continued)

                                                                             24.

                                CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2004, 2003 and 2002

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

The Bank was categorized as well capitalized at year end. There are no conditions or events since year-end that management believes has changed the Bank's category. Actual capital levels (in millions) and minimum required levels were:

                                                                              Minimum Required
                                                                                 To Be Well
                                                         Minimum Required    Capitalized Under
                                                           For Capital       Prompt Corrective
                                             Actual      Adequacy Purposes   Action Regulations
                                          ------------   -----------------   ------------------
                                          Amount Ratio    Amount    Ratio    Amount       Ratio
                                          -----  -----   -------  --------   ------       -----
                 2004

Total capital (to risk weighted assets)
  Consolidated                            $25.6   17.7%  $  11.6       8.0%  $  N/A        10.0%
  Bank                                     25.5   17.7      11.6       8.0     14.5        10.0
Tier 1 capital (to risk weighted assets)
  Consolidated                             24.2   16.7       5.8       4.0      N/A         6.0
  Bank                                     24.2   16.7       5.8       4.0      8.7         6.0
Tier 1 capital (to average assets)
  Consolidated                             24.2    9.4      10.3       4.0      N/A         5.0
  Bank                                     24.2    9.4      10.3       4.0     12.9         5.0

                 2003

Total capital (to risk weighted assets)
  Consolidated                            $26.1   18.5%  $  11.3       8.0%  $  N/A        10.0%
  Bank                                     26.0   18.5      11.3       8.0     14.1        10.0
Tier 1 capital (to risk weighted assets)
  Consolidated                             24.5   17.4       5.6       4.0      N/A         6.0
  Bank                                     24.5   17.4       5.6       4.0      8.5         6.0
Tier 1 capital (to average assets)
  Consolidated                             24.5    9.6      10.2       4.0      N/A         5.0
  Bank                                     24.5    9.6      10.2       4.0     12.7         5.0

                                  (Continued)

                                                                             25.

                                CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2004, 2003 and 2002

NOTE 14 - REGULATORY CAPITAL (Continued)

One of the principal sources of cash for the Company is dividends from the Bank. Regulatory agencies can place dividend restrictions on the Bank based on their evaluation of its financial condition. No restrictions are currently imposed by regulatory agencies on the Bank other than the limitations found in the regulations which govern the payment of dividends to the Company. Under the most restrictive of these regulations, in 2005, the Bank is limited to paying dividends of approximately $841,000 plus 2005 net income, without prior regulatory approval.

NOTE 15 - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

Following are condensed parent company financial statements:

                            CONDENSED BALANCE SHEETS
                           December 31, 2004 and 2003

                                                                          2004         2003
                                                                       ----------   ----------
                                                                            (In thousands)
ASSETS
Cash                                                                   $        -   $        7
Investment in subsidiary                                                   24,134       25,137
Dividends receivable                                                        1,260        1,200
                                                                       ----------   ----------
    Total  assets                                                      $   25,394   $   26,344
                                                                       ==========   ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Dividends payable                                                      $    1,238   $    1,185
Other liabilities                                                               -           21
Shareholders' equity                                                       24,156       25,138
                                                                       ----------   ----------

     Total liabilities and shareholders' equity                        $   25,394   $   26,344
                                                                       ==========   ==========

                                  (Continued)

                                                                             26.

                                CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2004, 2003 and 2002

NOTE 15 - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS (Continued)

                         CONDENSED STATEMENTS OF INCOME
                  Years ended December 31, 2004, 2003 and 2002

                                                            2004         2003         2002
                                                         ----------   ----------   ----------
                                                                    (In thousands)
Dividends from subsidiary                                $    3,240   $    2,802   $    2,826
Operating expenses                                              (28)         (36)         (40)
                                                         ----------   ----------   ----------

Income before income tax and equity
  in undistributed income of subsidiary                       3,212        2,766        2,786

Income tax benefit                                                9           12           13

Equity in undistributed income of subsidiary                   (266)       1,107        1,295
                                                         ----------   ----------   ----------

NET INCOME                                               $    2,955   $    3,885   $    4,094
                                                         ==========   ==========   ==========

                       CONDENSED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 2004, 2003 and 2002

                                                            2004         2003         2002
                                                         ----------   ----------   ----------
                                                                    (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                               $    2,955   $    3,885   $    4,094
Equity in undistributed net income of subsidiary                266       (1,107)      (1,295)
Change in dividends receivable                                  (60)         258         (402)
Change in other assets                                            -            4            -
Change in other liabilities                                     (21)        (270)         270
                                                         ----------   ----------   ----------
    Net cash from operating activities                        3,140        2,770        2,667

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid                                               (2,675)      (2,612)      (2,438)
Net shares purchased                                           (472)        (170)        (282)
                                                         ----------   ----------   ----------
    Net cash from financing activities                       (3,147)      (2,782)      (2,720)
                                                         ----------   ----------   ----------

Net change in cash and cash equivalents                          (7)         (12)         (53)

Cash at beginning of year                                         7           19           72
                                                         ----------   ----------   ----------

CASH AT END OF YEAR                                      $        -   $        7   $       19
                                                         ==========   ==========   ==========

                                   (Continued)

                                                                             27.

                                CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2004, 2003 and 2002

NOTE 16 - QUARTERLY FINANCIAL DATA (UNAUDITED)


                                                     Net                Earnings Per Share
                                        Interest   Interest     Net     ------------------
                                         Income     Income     Income    Basic     Diluted
                                        --------   --------   -------   ------     -------
                                              (In thousands, except per share data)
2004

    First quarter                       $ 3,071    $ 2,315    $   773   $  .62      $ .62
    Second quarter                        3,073      2,359        732      .59        .59
    Third quarter                         3,138      2,455        819      .66        .66
    Fourth quarter                        3,184      2,573        631      .51        .50

2003

    First quarter                       $ 3,476    $ 2,534    $   989   $  .79      $ .79
    Second quarter                        3,410      2,534        978      .78        .78
    Third quarter                         3,276      2,480      1,098      .89        .88
    Fourth quarter                        3,120      2,354        820      .66        .66

The decrease from third quarter to fourth quarter 2004 net income was the effect of the Company making additional expense for the defined benefit pension expense which reduced net income.

During the third quarter 2003 the Company received payment from life insurance proceeds which amounted to $125,000. Net income for the fourth quarter of 2003 was lower over the previous three quarters due to a decline in gains received from the sale of mortgages to the secondary market.

                                                                             28.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
CNB Corporation
Cheboygan, Michigan

We have audited the accompanying consolidated balance sheets of CNB Corporation as of December 31, 2004 and 2003, and the related consolidated statements of income and comprehensive income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CNB Corporation as of December 31, 2004 and 2003 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

                                               Crowe Chizek and Company LLC

South Bend, Indiana
February 10, 2005

                                                                             29.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2004, 2003 and 2002

This discussion provides information about the consolidated financial condition and results of operations of CNB Corporation (the Company) and its wholly-owned subsidiary, Citizens National Bank of Cheboygan and the Bank's wholly-owned subsidiary CNB Mortgage Corporation (the Bank and the Mortgage Corporation are hereafter collectively referred to as the Bank). This discussion should be read in conjunction with the consolidated financial statements beginning on page 2 and the related footnotes.

                               FINANCIAL CONDITION

The overall financial condition of the Company was strong for 2004. The Company continues to see growth in both investment and loan portfolios. Deposits had slight overall growth during 2004 while the Company's equity declined during 2004 due to the stock repurchase program the Company has in place.

CASH AND CASH EQUIVALENTS

The Company's balances of cash and cash equivalents decreased $4.4 million from 2003 to 2004. During the year, $4.6 million of cash was provided from operating activities due primarily to net income. The company utilized $6.3 million of cash from investing activities and $2.7 million from financing activities. The balances maintained in cash and cash equivalents vary based on daily fluctuations in loan and deposit balances. Sufficient cash is maintained on a daily basis to meet the anticipated liquidity needs of the Company for customer transactions and to clear checks drawn on other financial institutions. The amount of clearings can vary by as much as $3.0 million in one day, causing the Company's cash position to vary. It was the intent of the Company to reduce the cash and cash equivalents balances to invest in higher yielding investments.

SECURITIES

The Company maintains securities portfolios that include obligations of federal agencies and government sponsored entities as well as securities issued by states and political subdivisions. Security balances increased $2.0 million during 2004. Securities available for sale represent 88.0% of the portfolio. Currently, the Company primarily maintains a short-term securities portfolio. The Company will extend the average life of the portfolio moving forward as the rate environment continues to increase. As the amount of securities maturing on a regular basis decreases, liquidity will be maintained by adding to the available for sale portfolio. During 2004, the Company invested in short-term U.S. Government and agency securities with the belief that during 2005 rates will start to rise; therefore these securities would be replaced with higher yielding assets in a higher rate environment.

                                                                             30.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2004, 2003 and 2002

The chart below shows the change in each of the categories of the portfolio.

                                             2004            2003             2002
                                         ------------    -------------    -------------
                                                        (In thousands)
U.S. Government and agency securities    $      7,984    $      21,813    $      (6,068)
Mortgage backed                                 3,149                -                -
Tax exempt state and municipal                 (4,902)          (2,810)             501
Taxable state and municipal                    (3,941)          (1,542)             429
Other                                            (262)              60            1,442
                                         ------------    -------------    -------------

     Total change in securities          $      2,030    $      17,521    $      (3,696)
                                         ============    =============    =============

Holdings in state and municipal securities decreased during the year primarily due to lack of opportunity to invest in municipalities. Therefore the Company chose to invest in U.S. Government and agency securities. The Company also added a mortgage-backed security to the portfolio which has been a higher yielding investment. The Company maintains a short-term investment portfolio with maturities averaging less than two years. As the rate environment increases the Company will extend the maturities of the investment portfolio. The chart below shows the percentage composition of the portfolio as of December 31.

                                             2004          2003
                                            ------        ------
U.S. Government and agency securities        63.84%        56.14%
Mortgage-backed                               3.54             -
Tax exempt state and municipal               20.67         26.80
Taxable state and municipal                   5.15          9.80
Other                                         6.80          7.26
                                            ------        ------

                                            100.00%       100.00%
                                            ======        ======

Securities available for sale are recorded at fair value and securities held to maturity are recorded at amortized cost. The net unrealized loss on securities available for sale at December 31, 2004 was $109,000, net of taxes. The unrealized gains and losses are temporary since they are a result of market changes rather than a reflection of credit quality. Management has no specific intent to sell these securities at the present time.

The Company maintains a conservative security portfolio with a majority of the investments in U.S. Government and agency securities and issues of governmental units in its service area. The maturities of the U.S. Government and agency securities have typically been very short, two years or less, providing liquidity in addition to quality.

                                                                             31.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2004, 2003 and 2002

During 2005, management feels that there will be sufficient liquidity to increase the maturity of the investment portfolio, in addition to increasing yields.

LOANS

Total loans increased $1.1 million or .8% during 2004, with the primary increase in commercial real estate loans of $8.1 million or 22.9%. As a full service lender, the Company offers a variety of personal and commercial loans. Home mortgages comprise the largest portion of the loan portfolio. The Company generally retains the ownership of adjustable rate loans and short to medium-term fixed-rate loans and originates and sells long-term single family residential fixed-rate mortgage loans to the secondary market. This practice allows the Company to meet the housing credit needs of its service area while maintaining an appropriate interest rate sensitivity and liquidity position. Due to the low rate environment consumer real estate mortgage refinancing was stronger in 2003 than 2004. The Company originated $18.6 million in loans for sale in 2004 and $40.4 million in 2003. Management anticipates the volume of mortgage refinancing in 2005 will be comparable to 2004. In addition to mortgage loans, the Company makes loans for personal and business use, secured and unsecured, to customers in its service area. It is the Company's intent to increase both the commercial mortgage and commercial loan portfolios during 2005.

The Company maintains a conservative loan policy and strict credit underwriting standards, which reflects highly in its credit quality with a small percent of total loans as non-performing. All loans are domestic. An annual review of loan concentrations at December 31, 2004 indicated the pattern of loans in the portfolio has not changed. There is no individual industry with more than a 10% concentration, except for all tourism-related businesses which, when combined, represent 12.7% of total loans.

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

The quality of the Company's loan portfolio compares well with its peer group with non-performing loans at .47% of total loans at December 31, 2004 and 0.28% at December 31, 2003. Net loans charged off were .16% of total loans during 2004 and .07% in 2003. There were no significant changes in the allowance for loan losses in 2004 and 2003 due to stable loan quality and insignificant loss potential identified for individual loans and groups of loans.

                                                                             32.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2004, 2003 and 2002

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

                                       2004           2003
                                      ------         ------
                                      (Dollars in thousands)
Nonaccrual loans                      $    -         $    -
Loans past due 90 days or more           674            408
Troubled debt restructurings               -              -
                                      ------         ------

     Total nonperforming loans        $  674         $  408
                                      ======         ======

Percent of total loans                   .47%           .28%
                                      ======         ======

DEPOSITS

The Company offers competitive deposit products and has, therefore, increased its market share. Deposits increased $497,000 or .22% during 2004. The Company experienced less deposit growth than what it has been accustomed to with the increase being minimal during 2004. The Company has seen some outflow of deposits back into the stock and bond markets as those markets continue to recover from sharp declines in recent years. The Company has seen a shift from its time deposit portfolios into more liquid deposit accounts. As the interest rate environment increases the Company will in turn change the rates it offer its customers.

The majority of the Company's deposits are derived from core customers, as a result of long-term personal, business and public relationships. Deposit rates are monitored continually to assure that the Company pays a competitive rate.

As of December 31, 2004, the loan to deposit ratio was 64.2% compared to 63.8% at December 31, 2003. This ratio increased due to a higher increase in the loan portfolio than the deposit portfolio. Management continues to emphasize loan growth with a targeted loan to deposit ratio at a minimum of 65.0%. A change in asset mix from securities to higher yielding loans would increase the net interest margin.

                                                                             33.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2004, 2003 and 2002

As of December 31, 2004, long-term debt obligations consist of the Company's time deposits which are presented in Note 6 to the consolidated financial statements.

EQUITY

Total equity for the Company at year end 2004 was $24.2 million compared to $25.1 million in 2003. The Company has a stock repurchase program in place and during 2004 repurchased $520,000 worth of stock under the plan. Accumulated other comprehensive income decreased by $737,000 as the market value of the Company's available for sale securities declined.

                         LIQUIDITY AND FUNDS MANAGEMENT

Effective liquidity management ensures that the cash flow requirements of the Company's depositors and borrowers, as well as the operating cash needs of the Company are met. The Company's primary source of funds is dividends from the Bank. The Company manages its liquidity position to provide cash necessary to pay dividends to shareholders and satisfy other operating requirements.

The Company's most readily available sources of liquidity are federal funds sold, securities classified as available for sale and securities classified as held to maturity maturing within one year. These sources of liquidity are supplemented by new deposits and by loan payments received from customers. As of December 31, 2004, the Company held $4.9 million in federal funds sold, $78.3 million in securities available for sale, and $776,000 in held to maturity securities maturing within one year. These short-term assets represent 37.2% of total deposits as of December 31, 2004. Historically, the Company's security portfolio has been short term in nature, with the average life of the portfolio consistently being less than two years. The Company serves a market which is highly tied to the tourist industry. Consequently, the Company experiences seasonal swings in liquidity. Deposit growth occurs during July, August, and September, then may decline through the fall and winter months. The Company does not anticipate any significant change in its seasonal pattern.

                                                                             34.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2004, 2003 and 2002

INTEREST RATE SENSITIVITY

The following table provides information about the Company's financial instruments that are sensitive to changes in interest rates at December 31, 2004 and 2003. For loans receivable, securities, and liabilities with contractual maturities, the table presents principal cash flows and related weighted-average interest rates by contractual maturities, as well as the Company's historical experience relative to the impact of interest rate fluctuations on the prepayment of loans. For core deposits (demand deposits, interest-bearing checking, savings, and money market deposits) that have no contractual maturity, the table presents principal cash flows and, as applicable, related weighted-average interest rates based upon the Company's historical experience, management's judgment, and statistical analysis concerning their most likely withdrawal behaviors. The current historical interest rates for core deposits are assumed to apply for future periods in this table as the actual interest rates that will need to be paid to maintain these deposits are not currently known. Weighted-average variable rates are based upon contractual rates existing at the reporting date.

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

The following market risk disclosure table allows management to measure the imbalance between the amount of assets and liabilities repricing in the next five years and thereafter.

                                                                             35.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2004, 2003 and 2002

                   MARKET RISK DISCLOSURE AT DECEMBER 31, 2004
                             (Dollars in thousands)

                                                                                                                        Fair Value
                                      2005         2006          2007         2008        2009   Thereafter   Total      12/31/04
                                    --------    ----------    ----------    ---------    ------  ----------  --------   -----------
RATE-SENSITIVE ASSETS
   Variable interest rate loans     $ 29,812    $    1,410    $    1,161    $     214    $    -    $    -    $ 32,597    $ 32,787
      Average interest rate             5.67%         6.54%         7.26%        7.10%        -%        -%       5.77%
   Fixed interest rate loans          20,496        12,968        12,198        9,653    13,207    43,500     112,022     113,640
      Average interest rate             6.29%         6.13%         5.97%        5.46%     5.61%     5.92%       5.94%
   Variable interest rate
     securities                          515             -             -            -         -     6,259       6,774       6,774
      Average interest rate             3.26%            -%            -%           -%        -%     2.68%       2.72%
   Fixed interest rate securities     18,246        34,702        18,938        1,155       560     8,576      82,177      82,218
      Average interest rate             2.99%         2.95%         2.83%        4.04%     3.40%     3.97%       3.06%
RATE-SENSITIVE LIABILITIES
   Noninterest-bearing
     deposits                         37,289             -             -            -         -         -      37,289      37,289
      Average interest rate                -%            -%            -%           -%        -%        -%          -%
   Fixed interest rate
     savings and
     interest-bearing deposits       124,655             -             -            -         -         -     124,655     124,655
      Average interest rate              .88%            -%            -%           -%        -%        -%        .88%
   Fixed interest rate
     time deposits                    41,596        14,487         3,694        2,180     1,510         -      63,467      63,301
      Average interest rate             2.19%         1.98%         3.92%        3.23%     3.34%        -%       2.31%

                   MARKET RISK DISCLOSURE AT DECEMBER 31, 2003
                             (Dollars in thousands)

                                                                                                                         Fair Value
                                      2004         2005          2006          2007       2008    Thereafter     Total    12/31/03
                                    --------    ----------    ----------    ---------    ------   ----------   --------  ----------
RATE-SENSITIVE ASSETS
   Variable interest rate loans     $  9,471    $    2,921    $    1,264    $   1,894    $2,526    $ 13,494    $ 31,570   $ 33,152
      Average interest rate             5.45%         7.28%         7.31%        8.44%     7.60%       6.06%       6.31%
   Fixed interest rate loans          18,469        13,002        12,133       10,552     8,798      48,976     111,930    114,313
      Average interest rate             7.21%         7.17%         7.12%        7.02%     6.69%       6.48%       6.82%
   Variable interest rate
     securities                            -             -             -            -         -       7,648       7,648      7,648
      Average interest rate                -%            -%            -%           -%        -%       2.63%       2.63%
   Fixed interest rate securities     11,312        19,001        27,748       14,570     1,891       4,751      79,273     79,390
      Average interest rate             3.93%         3.01%         2.95%        2.75%     4.15%       3.77%       3.15%
RATE-SENSITIVE LIABILITIES
   Noninterest-bearing deposits       36,062             -             -            -         -           -      36,062     36,062
      Average interest rate                -%            -%            -%           -%        -%          -%          -%
   Fixed interest rate
     savings and
     interest-bearing deposits       119,178             -             -            -         -           -     119,178    119,178
      Average interest rate              .83%            -%            -%           -%        -%          -%        .83%
   Fixed interest rate
     time deposits                    49,303        12,381         3,609        2,801     1,580           -      69,674     70,654
      Average interest rate             2.99%         2.31%         3.78%        4.32%     3.34%          -%       2.97%

                                                                             36.

                                CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2004, 2003 and 2002

CAPITAL RESOURCES

The capital ratios of the Bank exceed the regulatory guidelines for well capitalized institutions. This strong capital position of the Company provides the Company with the flexibility to take advantage of expansion opportunities and to continue with a high dividend payout ratio which has averaged 73.9% over the past three years. As earnings continue at current levels or better, the Company anticipates continuing to pay dividends at this level.

A five percent stock dividend was declared to shareholders in 2003. The stock of the Company is generally traded locally. Additional information concerning capital ratios and shareholder return is included in the Financial Highlights schedule. The Company maintains a five-year plan and utilizes a formal strategic planning process. Management and the Board continue to monitor long-term goals, which include increasing market share and maintaining long-term earnings sufficient to pay consistent dividends.

                              RESULTS OF OPERATIONS

NET INCOME

Consolidated net income was $3.0 million for 2004 compared to $3.9 million for 2003. The decrease can be attributed to a large increase in noninterest expenses and a decrease in interest income from 2003. Noninterest income also declined during 2004 due to a run off in loan refinancing and also due to a decline in loans sold to the secondary market during 2004. These negative trends were offset in part by a decline in interest expense on deposits due to the interest rate environment remaining flat during the first part of 2004. Basic earnings per share for 2004 was $2.38 compared to $ 3.12 for 2003. Diluted earnings per share for 2004 was $2.37 compared to $3.11 for 2003.

Consolidated net income was $3.9 million for 2003 compared to $4.1 million for 2002. The decrease can be attributed to an increase in noninterest expense during 2003. The Company had decreased the discount rate on both the deferred directors compensation plan and the defined benefit pension plan which attributed to the increase in total noninterest expenses. Basic earnings per share for 2003 was $3.12 compared to $3.27 for 2002. Diluted earnings per share was $3.11 compared to $3.26 for 2002.

NET INTEREST INCOME

Interest income is the total amount earned on funds invested in federal funds sold, securities and loans. Interest expense is the amount of interest paid on interest-bearing checking, money market, savings and time deposits accounts. Net interest income is the difference between interest income and interest expense. The net margin is the net interest income as a percentage of average interest-earning assets. Interest spread is the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities. In 2004, net interest income decreased by $200,000, due primarily to the change in the rate on our interest-earning assets. Interest expense paid on the Company's deposit accounts also declined in 2004 due to the rate environment.

                                                                             37.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2004, 2003 and 2002

The $382,000 increase in net interest income from 2003 to 2002 was due primarily to the greater increase in the volume of interest-earning assets over interest-bearing liabilities.

The following table shows the daily average consolidated balance sheets, revenue on average interest-earning assets (on a pre-tax basis), expense on average interest-bearing liabilities and the annualized effective yield or rate for the periods ending:

          Yield Analysis of Consolidated Average Assets and Liabilities
                             (Dollars in thousands)

                                      Year Ended                       Year Ended                             Year Ended
                                   December 31, 2004                December 31, 2003                     December 31, 2002
                                   -----------------                -----------------                     -----------------
                           Average                 Yield/    Average                  Yield/   Average               Yield/
                           Balance       Int        Rate     Balance         Int       Rate    Balance       Int      Rate
                           ----------  ----------  ------  ------------  -----------  ------  ----------  ---------  ------
Interest-earning assets:
  Other interest-
    earning assets         $   10,842  $      145    1.34% $     18,101  $       203    1.12% $   11,350  $     192    1.69%
  Total securities (1)         89,737       2,616    2.92        74,604        2,596    3.48      69,844      3,243    4.64
  Loans                       143,800       9,705    6.75       146,330       10,483    7.16     143,840     11,385    7.92
                           ----------  ----------          ------------  -----------          ----------  ---------
    Total
      interest-earning
      assets                  244,379      12,466    5.10%      239,035       13,282    5.56%    225,034     14,820    6.59%
                                       ----------                        -----------                      ---------
Cash and due from
    banks                       6,181                             6,645                            6,885
Premises and
  equipment, net                4,462                             3,407                            3,475
Allowance for loan
  losses                       (1,469)                           (1,634)                          (1,692)
Other assets                    4,759                             5,754                            6,100
                           ----------                      ------------                       ----------
    Total                  $  258,312                      $    253,207                       $  239,802
                           ==========                      ============                       ==========

Interest-bearing
  liabilities:
  Interest-bearing
    demand deposits        $   17,648  $       87     .49% $     16,899  $       103     .61% $   16,795  $     231    1.38%
  Savings deposits            105,587         917     .87       100,979        1,159    1.15      88,662      1,689    1.90
  Time deposits                67,282       1,760    2.62        69,851        2,118    3.03      73,197      3,380    4.62
                           ----------  ----------          ------------  -----------          ----------  ---------
    Total
      interest-bearing
      liabilities             190,517       2,764    1.45%      187,729        3,380    1.80%    178,654      5,300    2.97%
                           ----------  ----------                        -----------                      ---------
Noninterest-bearing
  deposits                     38,888                            36,867                           33,780
Other liabilities               3,607                             2,955                            2,786
Shareholders' equity           25,300                            25,656                           24,582
                           ----------                      ------------                       ----------
    Total                  $  258,312                      $    253,207                       $  239,802
                           ==========                      ============                       ==========
Net interest income                    $    9,702                        $     9,902                      $   9,520
                                       ==========                        ===========                      =========
Net interest spread                                  3.65%                              3.76%                          3.62%
                                                     ====                               ====                           ====
Net yield on
  Interest-earning
  assets                                             3.97%                              4.14%                          4.23%
                                                     ====                               ====                           ====
Ratio of interest-
  earning assets
  to interest-bearing
  liabilities                                        1.28x                              1.27x                          1.26x
                                                     ====                               ====                           ====

(1) Yield computed using the average amortized cost for securities available for sale.

                                                                             38.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2004, 2003 and 2002

The table below shows the effect of volume and rate changes on net interest income on a pre-tax basis.

                                                       2004 Compared to 2003                  2003 Compared to 2002
                                                       ---------------------                  ---------------------
                                                Volume         Rate          Net         Volume        Rate          Net
                                              ----------   -----------   -----------   ----------   ----------   ----------
                                                                              (In thousands)
Other interest-earning assets                 $      (92)  $        34   $       (58)  $       90   $      (79)  $       11
Total securities                                     479          (459)           20          209         (856)        (647)
Loans, net                                          (179)         (599)         (778)         194       (1,096)        (902)
                                              ----------   -----------   -----------   ----------   ----------   ----------
   Total interest-earning assets                     208        (1,024)         (816)         493       (2,031)      (1,538)

Interest-bearing demand deposits                       4           (20)          (16)           1         (129)        (128)
Savings deposits                                      51          (293)         (242)         210         (740)        (530)
Time deposits                                        (76)         (282)         (358)        (148)      (1,114)      (1,262)
                                              ----------   -----------   -----------   ----------   ----------   ----------
   Total interest-bearing liabilities                (21)         (595)         (616)          63       (1,983)      (1,920)
                                              ----------   -----------   -----------   ----------   ----------   ----------

      Net change in net interest income (a)   $      229   $      (429)  $      (200)  $      430   $      (48)  $      382
                                              ==========   ===========   ===========   ==========   ==========   ==========

(a) The net change in interest due to both rate and volu me has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

NONINTEREST INCOME

Noninterest income includes fees and service charges on deposit accounts, loan servicing fees, gains on sales of loans and other income. Noninterest income decreased during 2004, primarily in the net realized gains from the sale of loans due to a decline in the refinance boom that had occurred during the lower rate environment in 2003 and 2002. This decrease was partially offset by increases in service charges and fees on deposit accounts and loan servicing fees, net of amortization. The number of loans processed during 2004 decreased from 2003. The Company will focus more on commercial lending during 2005.

NONINTEREST EXPENSE

Noninterest expense increased during 2004. During 2003 and 2002, the Company lowered benefit plan discount rates due to the low rate environment, which resulted in increased pension and deferred compensation expense. During 2004, the Company distributed a lump sum pension benefit to a highly compensated executive which triggered a settlement of the Company's pension expense. Accordingly, pension expense for 2004 was $768,000 compared to $370,000 and $228,000 for 2003 and 2002. The Company continues to fund 100% of the employee hospitalization premium which was $490,000 for 2004 compared to $394,000 and $372,000 for 2003 and 2002 respectively. The deferred compensation expense for 2004 was $315,000 compared to $436,000 and $208,000 in 2003 and 2002.

                                                                             39.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2004, 2003 and 2002

FEDERAL INCOME TAXES

Income tax expense decreased during 2004 to $1.2 million compared to $1.5 million in 2003. Income before taxes declined from 2003 which resulted in the decline in income tax expense.

The effective tax rates for 2004, 2003 and 2002 are shown in the table below:

                                      2004       2003       2002
                                      ----       ----       ----
Income before tax (In thousands)    $  4,131   $  5,385   $  5,703
Income tax expense (In thousands)      1,176      1,500      1,609
Effective tax rate                      28.5%      27.9%      28.2%

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

The Company believes that the allowance for loan losses and related provision expense are particularly susceptible to material change in the near term. As a result of strong asset quality and low levels of charge-offs during the past three years, the Company recorded no provision expense during 2004, 2003 and 2002. In future periods the allowance for loan losses may be dramatically impacted due to changes in the local economy and individual borrower situations. The Company believes its significant concentration in residential mortgage loans and the importance of the tourism industry to the local economy are particularly important factors that could have a significant impact on the allowance for loan losses and provision for loan losses if these factors significantly change from current conditions. As of December 31, 2004, the Company held $52.6 million of commercial and commercial real estate loans, and the ability of our borrowers to repay such loans may be significantly impacted by changes in the economy or individual borrower conditions. Management continues to take steps to help ensure the asset quality of the loan portfolio; however, the allowance for loan losses and related provision expense could increase significantly in future periods depending on changes in the factors discussed above.

Securities available for sale are carried at fair value, with unrealized holding gains and losses reported separately in accumulated other comprehensive income, net of tax. As a result of changes in the fair market value of the Company's available for sale securities portfolio, total comprehensive income increased/(decreased) by $(745,000), $(361,000) and $96,000 for 2004, 2003 and
2002. Additionally, all investment securities are required to be written down to fair value when a decline in fair value is not temporary; therefore, future changes in the fair value of securities could have a significant impact on the Company's operating results.

                                                                             40.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2004, 2003 and 2002

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

                                                                             41.

                                 CNB CORPORATION
                     OFFICERS, COMMUNITY ADVISORS AND STAFF

                       OFFICERS AND COMMUNITY ADVISORS OF
                   CNB CORPORATION AND CITIZENS NATIONAL BANK

CNB                         CITIZENS NATIONAL            RANDY J. MALTBY              MACKINAW CITY
CORPORATION                 BANK OFFICERS AND              TECHNOLOGY OFFICER
OFFICERS                    COMMUNITY ADVISORS           SUSAN J. CLEARY              SUSAN M. BRANDT
                                                          LOAN OFFICER                 BANKING OFFICER &
ROBERT E. CHURCHILL         ROBERT E. CHURCHILL          MICHELLE J. OSTWALD             BRANCH MANAGER
  CHAIRMAN                    CHAIRMAN                     LOAN OFFICER               DEAN SCHEERENS
JAMES C. CONBOY, JR.        JAMES C. CONBOY, JR.         FLORENCE CASWELL               COMMUNITY ADVISOR
   PRESIDENT & CHIEF          PRESIDENT & CHIEF            ASSISTANT LOAN             JAMES E. TAMLYN
    EXECUTIVE OFFICER          EXECUTIVE OFFICER            OPERATIONS OFFICER          COMMUNITY ADVISOR
SUSAN A. ENO                SUSAN A. ENO                 NANCY K. LINDSAY
 EXECUTIVE VICE PRESIDENT    EXECUTIVE VICE PRESIDENT     DIRECTOR OF MARKETING &
DOUGLAS W. DAMM                & CASHIER                    COMMUNITY RELATIONS
 SENIOR VICE PRESIDENT      DOUGLAS W. DAMM              CHRISTINA E. SWEET           PELLSTON
JEFFREY L. SCHMIDT           SENIOR VICE PRESIDENT &      MANAGER OF INTERNAL
 SENIOR VICE PRESIDENT        SENIOR LOAN OFFICER           AUDIT                     BARBARA A. ANDERSON
JOHN P. WARD                JEFFREY L. SCHMIDT                                          BANKING OFFICER &
 SECRETARY                   SENIOR VICE PRESIDENT                                       BRANCH MANAGER
IRENE M. ENGLISH            IRENE M. ENGLISH                                          KELLEY ATKINS
 TREASURER                    VICE PRESIDENT &           ONAWAY                        COMMUNITY ADVISOR
                                CONTROLLER                                            RICHARD CONRAD
                            KENNETH N. SHELDON           LAURA L. SHACK                COMMUNITY ADVISOR
                             VICE PRESIDENT               BANKING OFFICER &
                               EXAMINATION                  BRANCH MANAGER
                            RICHARD L. WINE
                             VICE PRESIDENT
                            SUSAN L. CASWELL             INDIAN RIVER
                             ASSISTANT VICE PRESIDENT
                            STEPHEN J. CRUSOE            BARBARA J. JOPPICH
                             ASSISTANT VICE PRESIDENT     ASSISTANT VICE PRESIDENT
                            VICTORIA J. HAND               & BRANCH MANAGER
                              ASSISTANT VICE PRESIDENT   PAUL FISHER
                               & COMPLIANCE OFFICER       COMMUNITY ADVISOR
                            MARIAN L. HARRISON           JOHN J. OLSZEWSKI
                            ASSISTANT VICE PRESIDENT      COMMUNITY ADVISOR
                            SALLY J. LACROSS             JEFF SWADLING
                            ASSISTANT VICE PRESIDENT     COMMUNITY ADVISOR

                                                                             42.

                                 CNB CORPORATION
                     OFFICERS, COMMUNITY ADVISORS AND STAFF

                         STAFF OF CITIZENS NATIONAL BANK

MAIN OFFICE                                       DOWNTOWN             MACKINAW CITY          INDIAN RIVER
                                                  DRIVE-IN
Eugene Andrzejewski         Lynne J. Nissley      CHEBOYGAN            Susan M. Brandt        Barbara J. Joppich
Kurt Blaskowski             Kelli M. Reimann                           Deborah L. Closs       Julie Davis
Kathleen A. Charboneau      Katherine H. Rhome    Deanna Hudson        Jennifer M. LaHaie     Jody L. Jacobs
Joan T. Clarey              Ronald D. Rose        Carla Jankoviak                             Amber LaPrairie
Lora L. Clouser             Carla Roznowski                            PELLSTON               Michelle Miller
Patricia K. Comps           Carolyn A. Scheele    EAST SIDE                                   Tammy Reimann
Arlene Daniel               Nancy Scott           DRIVE-IN             Barbara A. Anderson    Helen K. Stumpf
Trisha M. Dobias            Darren Selden         CHEBOYGAN            Sheri L. Kindell
Mary E. Greenwood           Sandra L. Shawl
Debra Grice                 Kim Sinclair          Sharon Coppernoll    ONAWAY
Susan M. Hansen             Sally A. Spray        Lori Thornton
Helen R. Hart               Kelisue Stachon                            Laura L. Shack
Miranda Lake                M. Teresa Sullivan    SOUTH BRANCH         Rachel Bischoff-Peel
Betty J. Lewis              Kathy S. Swackhamer   DRIVE-IN             Pamela A. Kolasa
Steven R. Luttmann          Megan Tomaski         CHEBOYGAN            Sara L. LaLonde
Loretta Merchant            Rebecca Tomaski                            Lynn D. Porter
Kathryn Miller              Darlene L. Vallance   Karen Barrette       Kathleen T. Robbins
Adam Newman                 Wendelin K. Whippo    Susan D. Bliss       Kathleen S. Wilson
Penny L. Newman             Sherry M. Wichlacz    Diane S. Mushlock
                                                  Diane S. Poirier

                                                                             43.

                                 CNB CORPORATION
                         DIRECTORS AND DIRECTORS EMERITI

                         DIRECTORS OF CNB CORPORATION &
                             CITIZENS NATIONAL BANK

                               ROBERT E. CHURCHILL
                                    Chairman

                             STEVEN J. BAKER, D.V.M.
                         Indian River Veterinary Clinic

                              JAMES C. CONBOY, JR.
              President & Chief Executive Officer, CNB Corporation
           President & Chief Executive Officer, Citizens National Bank

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

                                 JOHN L. ORMSBEE
                               Owner, Jack's Sales

                           FRANCIS J. VANANTWERP, JR.
                     Vice President Durocher Marine Division
                       Kokosing Construction Company, Inc.

                                  JOHN P. WARD
                    Retired, formerly Senior Vice President,
                   CNB Corporation and Citizens National Bank
                           Secretary, CNB Corporation

                                DIRECTORS EMERITI
                      LYLE MCKINLEY, THOMAS A. ELLENBERGER,
                                THOMAS J. FISHER

                             HOW TO ORDER FORM 10-K

Shareholders may obtain, without charge, a copy of Form 10-K or the 2004 Annual Report Summary & Highlights by writing John P. Ward, Secretary, CNB Corporation,
                    P.O. Box 10, Cheboygan, Michigan 49721.

                                                                             44.