Form 10-K, Exhibit 13
period 2005-12-31
CNB CORP /MI/
filed 2006-03-28
CIK 779125

                                   EXHIBIT 13

                                 CNB CORPORATION

                                  ANNUAL REPORT
                        December 31, 2005, 2004 and 2003

                                                                               .
                                                                               .
                                                                               .

                                 CNB CORPORATION
                                  ANNUAL REPORT
                        December 31, 2005, 2004 and 2003

                                    CONTENTS

FINANCIAL HIGHLIGHTS .........................................        1

CONSOLIDATED BALANCE SHEETS ..................................        2

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME....        3

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY ...        4

CONSOLIDATED STATEMENTS OF CASH FLOWS ........................        5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ...................        6

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.......       30

MANAGEMENT'S DISCUSSION AND ANALYSIS..........................       31

OFFICERS, COMMUNITY ADVISORS AND STAFF........................       43

DIRECTORS AND DIRECTORS EMERITI...............................       45

                                CNB CORPORATION
                              FINANCIAL HIGHLIGHTS

                                   2005       2004       2003       2002       2001
                                 --------   --------   --------   --------   --------
                                        (In thousands, except per share data)
OPERATING STATISTICS
 Interest income                 $ 13,356   $ 12,466   $ 13,282   $ 14,820   $ 15,788
 Interest expense                   3,132      2,764      3,380      5,300      6,900
 Net interest income               10,224      9,702      9,902      9,520      8,888
 Income before income taxes         4,528      4,131      5,385      5,703      4,910
 Net income                         3,288      2,955      3,885      4,094      3,501
 Basic earnings per share (1)        2.66       2.38       3.12       3.27       2.80
 Diluted earnings per share (1)      2.65       2.37       3.11       3.26       2.78
 Return on average assets (ROA)      1.28%      1.14%      1.53%      1.71%      1.56%
 Return on average
   shareholders' equity (ROE)       13.23%     11.68%     15.14%     16.65%     15.24%

BALANCE SHEET STATISTICS
 Securities                      $ 74,485   $ 88,951   $ 86,921   $ 69,400   $ 73,096
 Total loans                      156,326    144,619    143,500    146,328    134,803
 Deposits                         223,437    225,411    224,914    216,444    204,589
 Total assets                     252,731    254,094    254,406    244,439    231,031

CAPITAL STATISTICS
 Shareholders' equity            $ 24,499   $ 24,156   $ 25,138   $ 24,737   $ 23,377
 Book value per share (1)           19.80      19.51      20.21      19.83      18.66
 Cash dividends per share (1)        2.20       2.20       2.10       2.04       1.88
 Dividend payout ratio              82.79%     92.32%     67.16%     62.25%     67.15%
 Average equity to average
   total assets                      9.66%      9.79%     10.13%     10.25%     10.23%

CREDIT STATISTICS
 Net charge-offs to total loans      0.01%      0.16%      0.07%      0.00%      0.05%
 Nonperforming loans
   to total loans                    0.16%      0.47%      0.28%      0.08%      0.48%
 Allowance for loan losses
   to total loans                    0.93%      0.93%      1.10%      1.14%      1.24%
 Allowance for loan losses
   to nonperforming loans            5.72x      2.00x      3.86x     14.64x      2.58x

PRICE RANGE FOR COMMON STOCK

The following table shows the high and low selling prices of known transactions in common stock of the Company for each quarter of 2005 and 2004. There is no established public trading market for the Company's common stock. The Company had 1,009 shareholders as of December 31, 2005.

                        2005                                    2004
          ---------------------------------   -----------------------------------
                                    Cash                                  Cash
              Market Price        Dividends       Market Price          Dividends
Quarter     High         Low       Declared      High        Low        Declared
-------   --------    ---------   ---------   ---------    --------     ---------
1st       $  50.00    $   48.00   $   0.40    $   52.00    $  49.24     $  0.40
2nd          50.00        49.50       0.40        52.00       48.00        0.40
3rd          50.00        46.50       0.40        51.00       49.50        0.40
4th          50.00        45.00       1.00        51.00       48.00        1.00

(1) All share and per share data have been restated to reflect the 5% stock dividend declared in 2003.

          See accompanying notes to consolidated financial statements.

                                                                              1.

                                CNB CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 2005 and 2004

                                                                      2005         2004
                                                                    ---------   ----------
                                                               (In thousands, except share data)
ASSETS
Cash and due from banks                                             $   6,586    $   5,795
Interest-bearing deposits with other financial institutions                --        2,000
Federal funds sold                                                      5,357        4,900
                                                                    ---------   ----------
  Total cash and cash equivalents                                      11,943       12,695

Securities available for sale                                          69,315       78,280
Securities held to maturity (fair value of $4,128
  in 2005 and $4,663 in 2004)                                           4,117        4,621
Other securities                                                        1,053        6,050
Loans, net of allowance for loan losses of $1,456
  in 2005 and $1,350 in 2004                                          154,862      143,258
Premises and equipment, net                                             5,443        4,600
Other assets                                                            5,998        4,590
                                                                    ---------   ----------

  Total assets                                                      $ 252,731    $ 254,094
                                                                    =========   ==========

LIABILITIES
Deposits
 Noninterest-bearing                                                $  38,943    $  37,289
 Interest-bearing                                                     184,494      188,122
                                                                    ---------   ----------
   Total deposits                                                     223,437      225,411
Other liabilities                                                       4,795        4,527
                                                                    ---------   ----------
  Total liabilities                                                   228,232      229,938

SHAREHOLDERS' EQUITY
Common stock - $2.50 par value; 2,000,000 shares
  authorized; 1,237,418 and 1,237,994 shares
  issued and outstanding in 2005 and 2004                               3,094        3,095
Additional paid-in capital                                             20,430       20,475
Retained earnings                                                       1,576        1,010
Accumulated other comprehensive loss, net of tax                         (601)        (424)
                                                                    ---------   ----------
  Total shareholders' equity                                           24,499       24,156
                                                                    ---------   ----------

   Total liabilities and shareholders' equity                       $ 252,731    $ 254,094
                                                                    =========   ==========

          See accompanying notes to consolidated financial statements.
                                                                              2.

                                CNB CORPORATION
           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
                  Years ended December 31, 2005, 2004 and 2003

                                               2005        2004        2003
                                            ---------   ---------   ---------
                                            (In thousands, except per share data)
INTEREST INCOME
  Loans, including fees                      $ 10,460    $  9,705    $ 10,483
  Securities
    Taxable                                     2,073       1,925       1,734
    Tax exempt                                    571         691         862
  Other interest income                           252         145         203
                                             --------    --------    --------
       Total interest income                   13,356      12,466      13,282

INTEREST EXPENSE ON DEPOSITS                    3,132       2,764       3,380
                                             --------    --------    --------

NET INTEREST INCOME                            10,224       9,702       9,902

Provision for loan losses                         120           -           -
                                             --------    --------    --------

NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES                                10,104       9,702       9,902
                                             --------    --------    --------

NONINTEREST INCOME
  Service charges and fees                        942         976         947
  Net realized gains from sales of loans          256         342         777
  Loan servicing fees, net of amortization        113         135         (43)
  Other income                                    505         165         297
                                             --------    --------    --------
       Total noninterest income                 1,816       1,618       1,978

NONINTEREST EXPENSES
  Salaries and employee benefits                3,303       3,400       3,180
  Deferred compensation                           690         315         436
  Pension                                         260         768         370
  Hospitalization                                 545         490         394
  Occupancy                                       913         814         762
  Supplies                                        168         168         170
  Legal and professional                          457         312         222
  Other expenses                                1,056         922         961
                                             --------    --------    --------
       Total noninterest expense                7,392       7,189       6,495
                                             --------    --------    --------

INCOME BEFORE INCOME TAXES                      4,528       4,131       5,385

Income tax expense                              1,240       1,176       1,500
                                             --------    --------    --------
NET INCOME                                      3,288       2,955       3,885
                                             ========    ========    ========

Other comprehensive income (loss)
  Net change in unrealized gains (losses)
   on securities available for sale              (746)     (1,130)       (547)
  Change in minimum pension liability             477          12        (489)
  Tax effects                                      92         381         352
                                             --------    --------    --------
   Total other comprehensive income (loss)       (177)       (737)       (684)
                                             --------    --------    --------

COMPREHENSIVE INCOME                         $  3,111    $  2,218    $  3,201
                                             ========    ========    ========

Basic earnings per share                     $   2.66    $   2.38    $   3.12
Diluted earnings per share                       2.65        2.37        3.11

          See accompanying notes to consolidated financial statements.

                                                                              3.

                                CNB CORPORATION
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                  Years ended December 31, 2005, 2004 and 2003

                                                                                                    Accumulated
                                                                                                       Other
                                                                                                    Comprehensive
                                                                         Additional                 Income (Loss),      Total
                                             Outstanding     Common       Paid-In       Retained          Net       Shareholders'
                                               Shares        Stock        Capital       Earnings        of Tax         Equity
                                             -----------   ----------    ----------    ----------   --------------  -------------
                                                                (Dollars in thousands, except per share data)
Balance January 1, 2003                       1,188,372    $    2,971    $   18,240    $    2,529     $      997     $   24,737

Net income                                                                                  3,885                         3,885
Cash dividends - $2.10 per share                                                           (2,609)                       (2,609)
5% stock dividend                                58,852           147         2,854        (3,022)                          (21)
Shares issued under stock option plan               264             1             7                                           8
Purchase and retirement of common stock          (3,549)           (9)         (169)                                       (178)
Net change in accumulated other
  comprehensive income (loss)                                                                               (684)          (684)
                                              ---------    ----------    ----------    ----------     ----------     ----------

Balance December 31, 2003                     1,243,939         3,110        20,932           783            313         25,138

Net income                                                                                  2,955                         2,955
Cash dividends - $2.20 per share                                                           (2,728)                       (2,728)
Shares issued under stock option plan,
net of 4,543 shares surrendered                   4,324            11            37                                          48
Purchase and retirement of common stock         (10,269)          (26)         (494)                                       (520)
Net change in accumulated other
  comprehensive income (loss)                                                                               (737)          (737)
                                              ---------    ----------    ----------    ----------     ----------     ----------

Balance December 31, 2004                     1,237,994         3,095        20,475         1,010           (424)        24,156

Net income                                                                                  3,288                         3,288
Cash dividends - $2.20 per share                                                           (2,722)                       (2,722)
Shares issued under stock option plan             1,382             4            48                                          52
Purchase and retirement of common stock          (1,958)           (5)          (93)                                        (98)
Net change in accumulated other
  comprehensive income (loss)                                                                               (177)          (177)
                                              ---------    ----------    ----------    ----------     ----------     ----------

Balance December 31, 2005                     1,237,418    $    3,094    $   20,430    $    1,576     $     (601)    $   24,499
                                              =========    ==========    ==========    ==========     ==========     ==========

          See accompanying notes to consolidated financial statements.

                                                                              4.

                                 CNB CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 2005, 2004 and 2003

                                                                                 2005        2004        2003
                                                                               --------    --------    --------
                                                                                         (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net Income                                                                  $  3,288    $  2,955    $  3,885
   Adjustments to reconcile net income to net cash
     from operating activities
      Depreciation, amortization and accretion, net                                 458       1,138       1,022
      Provision for loan losses                                                     120          --          --
      Loans originated for sale                                                 (11,613)    (18,590)    (40,356)
      Proceeds from sales of loans originated for sale                           11,739      18,793      40,830
      Gain on sales of loans                                                       (256)       (342)       (777)
      (Increase) decrease in other assets                                          (596)        594         456
      Increase in other liabilities                                                 732          20         589
                                                                               --------    --------    --------
          Total adjustments                                                         584       1,613       1,764
                                                                               --------    --------    --------
                Net cash provided by operating activities                         3,872       4,568       5,649

CASH FLOWS FROM INVESTING ACTIVITIES
      Proceeds from maturities of securities
        available for sale                                                       22,706      30,690      29,587
      Purchase of securities available for sale                                 (14,458)    (35,073)    (48,944)
      Proceeds from maturities of securities held
        to maturity                                                               2,154       2,056       2,186
      Purchase of securities held to maturity                                    (1,650)     (1,785)     (1,463)
      Proceeds from maturities of other securities                                5,055         600       1,285
      Purchase of other securities                                                  (58)       (338)     (1,345)
      Net change in portfolio loans                                             (12,314)     (1,474)      2,727
      Premises and equipment expenditures                                        (1,330)       (964)     (1,038)
                                                                               --------    --------    --------
                Net cash (used in) provided by investing activities                 105      (6,288)    (17,005)

CASH FLOWS FROM FINANCING ACTIVITIES

      Net increase (decrease) in deposits                                        (1,974)        497       8,470
      Dividends paid                                                             (2,709)     (2,675)     (2,612)
      Net proceeds from exercise of stock options                                    52          48           8
      Purchases of common stock                                                     (98)       (520)       (178)
                                                                               --------    --------    --------
                Net cash (used in) provided by financing activities              (4,729)     (2,650)      5,688
                                                                               --------    --------    --------

Net change in cash and cash equivalents                                            (752)     (4,370)     (5,668)

Cash and cash equivalents at beginning of year                                   12,695      17,065      22,733
                                                                               --------    --------    --------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                       $ 11,943    $ 12,695    $ 17,065
                                                                               ========    ========    ========

Supplemental disclosure of cash flow information
   Cash paid during the period for:
      Interest                                                                 $  3,069    $  2,784    $  3,399
      Income taxes                                                                1,214       1,364       1,442
Non-cash transactions:
   Transfer from loans to other real estate owned                                   590         126           -

          See accompanying notes to consolidated financial statements.

                                                                              5.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2005, 2004 and 2003

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

                                  (Continued)

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2005, 2004 and 2003

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses. Loans held for sale are reported at the lower of cost or market on an aggregate basis.

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

                                  (Continued)

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2005, 2004 and 2003

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the assets useful lives. For furniture and fixtures the useful life ranges from three to five years while the useful life for buildings is thirty-nine years. These assets are reviewed for impairment when events indicate the carrying amount may not be recoverable. Maintenance and repairs are charged to expense and improvements are capitalized.

Other Real Estate Owned: Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at the lower of the loan carrying amount and fair value at acquisition. Any reduction to fair value from the carrying value of the related loan is accounted for as a loan loss. After acquisition, a valuation allowance reduces the reported amount to the lower of the initial amount or fair value less costs to sell. Expenses, gains and losses on disposition, and changes in the valuation allowance are reported in other expenses. As of December 31, 2005 other assets on the consolidated balance sheet includes $562,000 of other real estate owned. As of December 31, 2004 the balance was $126,000.

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

                                  (Continued)

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2005, 2004 and 2003

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The following table illustrates the effect on 2004 net income and earnings per share if option expense for options granted at year-end 2003 and vesting in 2004 were measured using the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation. (Dollars in thousands, except per share data)

                                                                       2004
                                                                   -----------
Net income as reported                                             $     2,955
Deduct:  Stock-based compensation expense
  determined under fair value based method                                 (44)
Pro forma net income                                               $     2,911

Basic earnings per share as reported                               $      2.38
Pro forma basic earnings per share                                        2.34

Diluted earnings per share as reported                                    2.37
Pro forma diluted earnings per share                                      2.34

The effect of net income and earnings per share if expense was measured using the fair value recognition provisions of FASB Statement No. 123, was less than $.01 per share for 2003. The fair value of options granted during 2003 and pro forma effects are computed using option pricing models, using the following weighted-average assumptions as of grant date.

                                                                        2003
                                                                      --------
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

There were no stock options granted during 2005 and 2004.

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

                                  (Continued)

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2005, 2004 and 2003

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

Newly Issued But Not Yet Effective Accounting Policies: FAS123R requires all public companies to record compensation for stock options provided to employees in return for employee service. The cost is measured at the fair value of the options when granted, and this cost historically has been expensed over the vesting period of the options, which is one year. This applies to awards granted or modified after the first quarter or year that began after June 15, 2005. Compensation cost will also be recorded for prior option grants that vest after the date of adoption. For the Company, this policy applies to all options granted or vested after December 31, 2005. All of the Company's options that it granted in prior periods were vested as of December 31, 2005. Unless additional options are granted, this new accounting standard will have no effect on the Company.

                                  (Continued)

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2005, 2004 and 2003

NOTE 2 - SECURITIES

The year end fair values and related gross unrealized gains and losses recognized in accumulated other comprehensive income/(loss) for securities available for sale, were as follows:

                                                                           Gross              Gross
                                                        Fair             Unrealized        Unrealized
Available for Sale                                     Value               Gains             Losses
                                                     ---------           ----------        -----------
                                                                       (In thousands)
   2005
        U.S. Government agency                       $  49,099           $        -        $     (717)
        Mortgage-backed                                  8,140                    -              (180)
        State and municipal                             12,076                   38               (52)
                                                     ---------           ----------        ----------
                                                     $  69,315           $       38        $     (949)
                                                     =========           ==========        ==========

   2004
        U.S. Government agency                       $  56,786           $       20        $     (431)
        Mortgage-backed                                  3,149                    8                 -
        State and municipal                             18,345                  255               (17)
                                                     ---------           ----------        ----------
                                                     $  78,280           $      283        $     (448)
                                                     =========           ==========        ==========

The year end carrying amount, unrecognized gains and losses, and fair value of securities held to maturity were as follows:

                                                                Gross               Gross
                                           Carrying        Unrecognized          Unrecognized          Fair
Held to Maturity                            Amount             Gains               Losses             Value
                                          ----------       ------------          ------------        ----------
                                                                     (In thousands)
   2005
              State and municipal         $    4,117             $   37                 $ (26)          $ 4,128
                                          ==========       ============          ============        ==========

   2004
              State and municipal         $    4,621             $   55                 $ (13)          $ 4,663
                                          ==========       ============          ============        ==========


                                  (Continued)

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2005, 2004 and 2003

NOTE 2 - SECURITIES (Continued)

Securities with unrealized losses at year end 2005 and 2004, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows (in thousands):

                                          Less Than 12 Months              12 Months or More                    Total
                                       -------------------------       -------------------------        ------------------------
                                          Fair        Unrealized          Fair        Unrealized           Fair        Unrealized
         2005                            Value           Loss            Value           Loss             Value           Loss
-----------------------                ---------      ----------       ---------      ----------        ---------     -----------
   U.S. Government
     and agency                        $   8,842       $    (100)      $  40,257      $     (617)       $  49,099      $     (717)
   Mortgage-backed                         8,140            (180)             -                -            8,140            (180)
   State and municipal                     4,658             (39)          3,153             (39)           7,811             (78)
                                       ---------      ----------       ---------      ----------        ---------      ----------
   Total temporarily
     impaired                          $  21,640       $    (319)      $  43,410      $     (656)       $  65,050      $     (975)
                                       =========      ==========       =========      ==========        =========      ==========

                                          Less Than 12 Months               12 Months or More                    Total
                                       -------------------------       -------------------------        -------------------------
                                         Fair         Unrealized         Fair         Unrealized          Fair         Unrealized
         2004                           Value             Loss          Value             Loss           Value            Loss
-----------------------                ---------      ----------       ---------      ----------        ---------      ----------
   U.S. Government
     and agency                        $  48,780      $     (431)      $       -      $        -        $  48,780      $     (431)
   State and municipal                     4,849             (22)            492              (8)           5,341             (30)
                                       ---------      ----------       ---------      ----------        ---------      ----------

   Total temporarily
     impaired                            $53,629      $     (453)      $     492      $       (8)       $  54,121      $     (461)
                                       =========      ==========       =========      ==========        =========      ==========

Unrealized losses at year end 2005 and 2004 have not been recognized into income because they are not considered to be other-than-temporary. Management considers the unrealized losses to be market driven, resulting from changes in interest rates, and the Company has the intent and ability to hold the securities until their value recovers.

                                  (Continued)

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2005, 2004 and 2003

NOTE 2 - SECURITIES (Continued)

Contractual maturities of debt securities at year end 2005 are shown below. Expected maturities may differ from contractual maturity because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

                                         Available for sale             Held to Maturity
                                                 Fair             Carrying            Fair
                                                Value              Amount             Value
                                              ----------          ----------         ---------
                                                              (In thousands)
   Due in one year or less                    $   35,914          $    1,615         $   1,616
   Due from one to five years                     23,752                 752               766
   Due from five to ten years                        705                 593               589
   Due after ten years                               804               1,157             1,157
   Mortgage Backed                                 8,140                   -                 -
                                              ----------          ----------         ---------

                                              $   69,315          $    4,117         $   4,128
                                              ==========          ==========         =========

Securities with a carrying value of $691,000 and $1,031,000 were pledged at December 31, 2005 and 2004, to secure public deposits and for other purposes.

The Company held securities exceeding 10% of shareholders' equity from the following states (including its political subdivisions) at December 31:

                                                                 2005               2004
                                                              ----------        -----------
                                                                      (In thousands)
   Michigan                                                   $    8,713        $    10,443

NOTE 3 - LOANS

Year end loans were as follows:

                                                                                       2005               2004
                                                                                     ----------        ----------
                                                                                            (In thousands)
Residential real estate                                                              $   83,234        $   83,364
Consumer                                                                                  9,922             8,699
Commercial real estate                                                                   53,133            43,336
Commercial                                                                               10,037             9,220
                                                                                     ----------        ----------
                                                                                        156,326           144,619
Deferred loan origination fees, net                                                          (8)              (11)
Allowance for loan loses                                                                 (1,456)           (1,350)
                                                                                     ----------        ----------

                                                                                     $  154,862        $  143,258
                                                                                     ==========        ==========

                                  (Continued)

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2005, 2004 and 2003

NOTE 3 - LOANS (Continued)

Activity in the allowance for loan losses is summarized as follows:

                                                               2005                2004              2003
                                                            ---------             --------          -------
                                                                               (In thousands)

Beginning balance                                           $   1,350             $  1,575          $ 1,669
Provision for loan losses                                         120                    -                -
Charge-offs                                                       (28)                (242)            (106)
Recoveries                                                         14                   17               12
                                                            ---------             --------          -------

Ending Balance                                              $   1,456             $  1,350          $ 1,575
                                                            =========             ========          =======

There was one impaired loan during 2004 with an average balance of approximately $100,000. The balance of this loan was zero at year-end. Information relating to income received on this loan during impairment is not considered material to this presentation. There were no impaired loans during 2005.

Nonperforming loans were as follows:

                                                                                    2005                 2004
                                                                                  -------               ------
                                                                                          (In thousands)

Loans past due over 90 days still on accrual                                      $  255                $ 674
Nonaccrual loans                                                                       -                    -

NOTE 4 - LOAN SERVICING

Mortgage loans serviced for others are not reported as assets. These loans totaled $73,201,000 and $69,760,000 at year end 2005 and 2004. Related escrow deposit balances were $100,000 and $71,000. Capitalized mortgage servicing rights balances were $586,000 and $518,000 at year end 2005 and 2004. There was no valuation allowance at year end 2005 or 2004. The related additions recognized were $130,000, $139,000 and $303,000 and the amortization was $62,000, $71,000 and $215,000 in 2005, 2004 and 2003.

                                  (Continued)

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2005, 2004 and 2003

NOTE 5 - PREMISES AND EQUIPMENT

Year end premises and equipment were as follows:

                                                                  2005               2004
                                                               ----------         ----------
                                                                      (In thousands)
   Real estate and buildings                                   $    5,876         $    5,312
   Furniture and fixtures                                           4,825              4,070
                                                               ----------         ----------
                                                                   10,701              9,382
   Less accumulated depreciation                                   (5,258)            (4,782)
                                                               ----------         ----------

                                                               $    5,443         $    4,600
                                                               ==========         ==========

Depreciation expense amounted to $487,000, $448,000 and $396,000 in 2005, 2004 and 2003.

NOTE 6 - DEPOSITS

Time deposit accounts individually exceeding $100,000 total $19,561,000 and $14,751,000 at year end 2005 and 2004.

At year end 2005, the scheduled maturities of time deposits are as follows:

                                                          (In thousands)
2006                                                         $  40,008
2007                                                            24,145
2008                                                             2,884
2009                                                             1,689
2010                                                             1,452
                                                             ---------
                                                             $  70,178
                                                             =========

                                   (Continued)

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2005, 2004 and 2003

NOTE 7 - EMPLOYEE BENEFITS

Defined Benefit Retirement Plan: The Company has a defined benefit, noncontributory pension plan which provides retirement benefits for essentially all employees. The Company uses a December 31 measurement date for its plan. The following sets forth the plan's funded status and amounts recognized in the financial statements:

                                                                            2005            2004
                                                                          --------        ----------
                                                                               (In thousands)
Change in benefit obligation:
  Beginning benefit obligation                                            $ (4,591)       $   (5,035)
  Service cost                                                                (189)             (218)
  Interest cost                                                               (290)             (336)
  Actuarial loss (gain)                                                        236              (174)
  Benefits paid                                                                283                79
  Plan settlement                                                                -             1,093
                                                                          --------        ----------
  Ending benefit obligation                                                 (4,551)           (4,591)

Change in plan assets, at fair value:
  Beginning plan assets                                                      2,984             3,638
  Actual return                                                                194               284
  Employer contribution                                                      1,290               362
  Benefits paid                                                               (283)              (79)
  Plan settlement                                                                -            (1,221)
                                                                          --------        ----------
  Ending plan assets                                                         4,185             2,984

  Funded status                                                               (366)           (1,607)
  Unrecognized net actuarial loss                                            1,413             1,632
  Unrecognized transition amount                                               (23)              (32)
  Unrcognized prior service amount                                              35                36
                                                                          --------        ----------
  Prepaid pension cost                                                    $  1,059        $       29
                                                                          ========        ==========

Amounts recognized in the balance sheet consist of:

                                                                               2005            2004
                                                                             -------           -----
                                                                                  (In thousands)
   Prepaid pension cost                                                     $  1,059          $     29
   Accrued pension liability                                                       -              (513)
   Intangible assets                                                               -                36
   Accumulated other comprehensive income                                          -               477
                                                                            --------          --------
           Net amount recognized                                            $  1,059          $     29
                                                                            ========          ========

                                  (Continued)

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2005, 2004 and 2003

NOTE 7 - EMPLOYEE BENEFITS (Continued)

The accumulated benefit obligation for the defined benefit pension plan was $3,207,000 and $3,242,000 at year end 2005 and 2004, respectively.

Components of net periodic benefit cost are as follows:

                                                               2005             2004           2003
                                                            --------           ------         --------
                                                                        (In thousands)

Service cost                                                $    189           $  218         $    207
Interest cost on benefit obligation                              290              336              297
Expected return on plan assets                                  (279)            (288)            (231)
Net amortization and deferral                                     (9)              (9)              (9)
Recognized net actuarial loss                                     69               85              105
Plan settlement                                                    -              426                -
                                                            --------           ------         --------
         Pension expense                                    $    260           $  768         $    369
                                                            ========           ======         ========

Additional information about the defined benefit pension plan:

                                                               2005             2004           2003
                                                            --------           ------         --------
Increase (decrease) in minimum liability included
    in other comprehensive income                            $  (477)           $ (12)       $    489


The following weighted-average assumptions were used to determine benefit obligations at year end and net cost:

                                                              2005             2004           2003
                                                              ----             ----           ----
   Weighted Average disount rate                                6.50%            6.50%            6.50%
   Rate of increase in future compensation                      4.00%            4.00%            4.00%
   Expected long term return on plan assets                     8.00%            8.00%            8.00%

                                  (Continued)

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2005, 2004 and 2003

NOTE 7 - EMPLOYEE BENEFITS (Continued)

The Company's pension plan asset allocation at year end 2005 and 2004, target allocation for 2006, and expected long-term rate of return by asset category are as follows:

                                                                Percentage of Plan           Weighted-
                                              Target                  Assets              Average Expected
                                            Allocation              at Year end            Long-Term Rate
   Asset Category                              2006             2005            2004      of Return - 2005
--------------------------                  ----------        -----             -----     ----------------
   Equity securities                           70.0%            66.5%            69.5%           9.60%
   Fixed Income securities                     30.0             25.4             27.3            5.40
   Other                                          -              8.1              3.2            2.35
                                            ----------        ------            -----     ----------------
           Total                              100.0%           100.0%           100.0%           8.00%
                                            ==========        ======            =====     ================

Plan assets are administered by Huntington National Bank as trustee of the plan. Plan assets are invested in diversified mutual funds.

The estimates of weighted average expected long-term rate of return is an estimate based on past performance and actual returns in the future are likely to vary over time.

The overall expected long-term rate of return and risk expectations of the investments in the plan are based on Standard and Poor's 500 and 5-year Treasury bonds from 1950-2005.

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

During 2005, the Company made a voluntary contribution into the plan of $1,290,000. The Company expects to contribute approximately $310,000 to this pension plan in 2006.

                                  (Continued)

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2005, 2004 and 2003

NOTE 7 - EMPLOYEE BENEFITS

Estimated Future Payments

The following benefit payments, which reflect expected future service, are anticipated:

    Year End                                                             Benefit Payments
-----------------                                                        ----------------
      2006                                                                  $  107,000
      2007                                                                     103,000
      2008                                                                      97,000
      2009                                                                      92,000
      2010                                                                     115,000
Years 2011 - 2015                                                            1,151,000

Deferred Compensation Plan: The Company has a deferred compensation plan to provide retirement benefits to certain Directors, at their option, in lieu of annual directors' fees. The present value of future benefits are accrued annually over the period of active service of each participant. The expense for the plan was $656,000, $280,000 and $408,000 in 2005, 2004 and 2003. During 2005
an additional $315,000 was expensed to the deferred compensation plan to recognize the accelerated benefit amount payable due to the death of a director.

The Company has also purchased insurance on the lives of participating directors with the Company as the owner and beneficiary of the policies. At December 31, 2005 and 2004, the cash surrender value of the underlying policies was $1,137,000 and $1,340,000, which is included in other assets on the Balance Sheet.

The Company also has a deferred compensation plan that allows executive officers of the Bank, and certain Directors an opportunity to defer a portion of their compensation. On a monthly basis, the account of each participant accrues interest based on the interest rate determined for that year. The expense of the plan was $33,000, $35,000 and $28,000 in 2005, 2004 and 2003.

401(k) Plan: The Company has a 401(k) savings and retirement plan covering substantially all employees. Under the plan, employees may defer up to the lesser of 100% of their eligible compensation or the limitations set by the IRS. The employees may also make "catch-up" contributions to the extent the IRS allows. During 2005, 2004 and 2003, the Board of Directors elected to contribute a matching contribution equal to 100% of the first 2% and 50% of the next 2% of the employee's deferred compensation. Employee contributions and the Company's matching percentages are vested immediately. The Company's matching percentages are determined annually by the Board of Directors and resulted in total contributions of $71,000, $73,000 and $73,000 in 2005, 2004 and 2003.

                                  (Continued)

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2005, 2004 and 2003

NOTE 8 - STOCK OPTIONS

Stock Option Plan: The shareholders approved an incentive stock option plan in May 1996 under which options may be issued at market prices to employees. The right to exercise the options vests over a one-year period. The exercise price of options granted is equivalent to the market value of underlying stock at the grant date. As of December 31, 2005, a total of 9,952 shares were available for future grants.

Activity in the option plan for the years ended, and as restated for all stock dividends, is summarized as follows:

                                                                           Weighted       Weighted
                                        Number of                          Average        Average
                                       Outstanding        Exercise         Exercise      Fair Value
                                         Options            Price           Price        of Grants
                                       -----------       -------------     --------      ----------
Balance at January 1, 2003               30,957          $ 23.92-57.01     $  42.70

Granted                                   8,662            47.62-48.57        48.54      $     5.45
Exercised                                  (277)           23.92-33.61        25.39
                                       --------          -------------     --------
Balance at December 31, 2003             39,342            23.92-57.01        44.10

Exercised                                (8,867)           23.92-33.62        31.41
Forfeitures                              (2,636)                 57.01        57.01
                                       --------          -------------     --------
Balance at December 31, 2004             27,839            23.92-57.01        46.92


Exercised                                (1,382)           33.62-48.57        38.11
Forfeitures                                (525)                 48.57        48.57
                                       --------          -------------     --------
Balance at December 31, 2005             25,932          $ 23.92-57.01     $  47.35
                                       ========

                                  (Continued)

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2005, 2004 and 2003

NOTE 8 - STOCK OPTIONS (Continued)

Options outstanding at year-end 2005 were as follows.

                                                       Outstanding                          Exercisable
                                          ----------------------------------------        ---------------------
                                                         Weighted
                                                          Average         Weighted                     Weighted
Range of                                                 Remaining         Average                      Average
Exercise                                                Contractual       Exercise                     Excerise
Prices                                    Number      Life (in years)       Price          Number        Price
-----------------------                   ------      ---------------     --------        --------     --------

$20.00-$30.00                             1,180             0.5           $  23.92           1,180     $  23.92
$30.00-$40.00                              5,045            2.1              33.62           5,045        33.62
$40.00-$50.00                             11,367            6.4              48.80          11,367        48.80
$50.00-$60.00                              8,340            4.0              57.01           8,340        57.01
                                          ------      ---------------     --------        --------     --------
Outstanding at year end                   25,932            4.5            $ 47.35          25,932     $  47.35
                                          ======      ===============     ========        ========     ========

All options outstanding at December 31, 2004 were exercisable. There were 30,680 options exercisable at December 31, 2003 with a weighted average exercise price of $42.85.

NOTE 9 - INCOME TAXES

Income tax expense consists of:

                                                          2005               2004             2003
                                                         --------          --------         --------
                                                                       (In thousands)
   Current                                               $    944          $  1,265         $  1,595
   Deferred                                                   296               (89)             (95)
                                                         --------          --------         --------
                                                         $  1,240          $  1,176         $  1,500
                                                         ========          ========         ========

Year end deferred tax assets and liabilities consist of:

                                                                             2005               2004
                                                                            -------           --------
                                                                                 (In thousands)
   Deferred tax assets

        Allowance for loan losses                                           $   347           $    322
        Deferred compensation                                                 1,024                848
        Minimum pension liability                                                 -                162
        Unrealized losses on securities available for sale                      310                 56
        Other                                                                     4                  8
                                                                            -------           --------
              Total deferred tax assets                                       1,685              1,396
                                                                            -------           --------

                                  (Continued)

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2005, 2004 and 2003

NOTE 9 - INCOME TAXES (Continued)

                                                                                2005               2004
                                                                              -------            --------
                                                                                    (In thousands)
   Deferred tax liabilities
    Pension                                                                       367                  17
    Fixed assets                                                                  216                 152
    Mortgage servicing rights                                                     199                 176
    Accretion                                                                      79                  44
    Other                                                                          70                  48
                                                                              -------            --------
          Total deferred tax assets                                               931                 437
                                                                              -------            --------
               Net deferred tax asset                                         $   754            $    959
                                                                              =======            ========

Income tax expense calculated at the statutory rate of 34% differs from actual income tax expense as follows:

                                                            2005                2004               2003
                                                          ----------         ----------         ----------
                                                                           (In thousands)
   Statutory rate applied to income before taxes          $    1,540         $    1,405         $    1,831
   Deduct
         Tax-exempt interest income, net                        (183)              (218)              (269)
         Life insurance                                         (113)               (14)               (22)
         Other                                                    (4)                 3                (40)
                                                          ----------         ----------         ----------

                                                          $    1,240         $    1,176         $    1,500
                                                          ==========         ==========         ==========

NOTE 10 - EARNINGS PER SHARE

A reconciliation of the numerators and denominators of the basic earnings per share and diluted earnings per share computations is presented below:

                                                             2005                2004              2003
                                                          ----------        -----------          ---------
Basic earnings per share
       Net income available to common
            shareholders (in thousands)                   $    3,288         $    2,955          $   3,885
                                                          ==========         ==========          =========

   Weighted average shares outstanding                     1,237,217          1,241,624          1,245,653

            Basic earnings per share                      $     2.66         $     2.38          $    3.12
                                                          ==========         ==========          =========

                                  (Continued)

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2005, 2004 and 2003

NOTE 10 - EARNINGS PER SHARE (Continued)


                                                       2005          2004           2003
                                                    ----------    ----------    ----------
Diluted earnings per share
        Net income available to common
        shareholders (in thousands)                 $    3,288    $    2,955    $    3,885
                                                    ==========    ==========    ==========

     Weighted average shares outstanding             1,237,217     1,241,624     1,245,653

     Add dilutive effects of assumed exercises
        of stock options                                 2,603         3,883         3,541
                                                    ----------    ----------    ----------

     Weighted average dilutive
       potential shares outstanding                  1,239,820     1,245,507     1,249,194
                                                    ==========    ==========    ==========

       Diluted earnings per share                   $     2.65    $     2.37    $     3.11
                                                    ==========    ==========    ==========

Stock options for 8,340 shares of common stock were not considered in computing diluted earnings per share for 2005 because they were antidilutive.

NOTE 11 - RELATED PARTY TRANSACTIONS

Certain directors and executive officers of the Company and the Bank (including family members, affiliates and companies in which they are principal owners) had loans outstanding with the Bank in the ordinary course of business. A summary of the aggregate loans outstanding which exceeded $60,000 to these individuals follows:


                                                                          2005      2004
                                                                        -------    -------
                                                                           (In thousands)
Balance outstanding, January 1                                          $ 2,043    $ 2,022
New loans and rewrites                                                      663        997
Payments and payoffs                                                       (501)      (921)
Change in persons included                                                  (19)       (55)
                                                                        -------    -------

Balance outstanding, December 31                                        $ 2,186    $ 2,043
                                                                        =======    =======

Related party deposits totaled $3,953,000 and $2,005,000 at year end 2005 and 2004.

                                   (Continued)
                                                                             23.

                                CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2005, 2004 and 2003

NOTE 12 - COMMITMENTS, OFF-BALANCE-SHEET RISK, AND CONTINGENCIES

There are various contingent liabilities that are not reflected in the financial statements, including claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material effect on the financial condition or result of operations of the Company.

At year end 2005 and 2004, reserves of $1,848,000 and $1,975,000 were required as deposits with the Federal Reserve or as cash on hand. These reserves do not earn interest.

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

A summary of the notional or contractual amounts of financial instruments with off-balance-sheet risk at year end were as follows:


                                      2005       2004
                                     -------   -------
                                       (In thousands)
Commitments to extend credit         $19,054   $16,798
Standby letters of credit                387       148

The fair values of these commitments are not material. Substantially all of these commitments are at variable or uncommitted rates.

                                   (Continued)
                                                                             24.

                                CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2005, 2004 and 2003

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

The estimated year end values of financial instruments were:


                                                   2005                     2004
                                          ----------------------    ----------------------
                                          Carrying       Fair       Carrying       Fair
                                           Amount        Value       Amount        Value
                                          ---------    ---------    ---------    ---------
                                                            (In thousands)
Assets
    Cash and cash equivalents             $  11,943    $  11,943    $  12,695    $  12,695
    Securities available for sale            69,315       69,315       78,280       78,280
    Securities held to maturity               4,117        4,128        4,621        4,663
    Other securities                          1,053        1,053        6,050        6,050
    Loans, net                              154,862      155,703      143,258      146,427

Liabilities
    Deposits
         Noninterest-bearing              $ (38,943)   $ (38,943)   $ (37,289)   $ (37,289)
         Interest bearing                  (184,494)    (183,897)    (188,122)    (187,956)

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

                                  (Continued)

                                                                             25.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2005, 2004 and 2003

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

The Bank was categorized as well capitalized at year end. There are no conditions or events since year-end that management believes has changed the Bank's category. Actual capital levels (in millions) and minimum required levels were:

                                                                                               Minimum Required
                                                                                                  To Be Well
                                                                       Minimum Required       Capitalized Under
                                                                          For Capital          Prompt Corrective
                                                      Actual           Adequacy Purposes       Action Regulations
                                              -------------------   ---------------------   ---------------------
                                                Amount      Ratio      Amount       Ratio      Amount       Ratio
                                              ---------     -----   -----------     -----   -----------    ------
2005

Total capital (to risk weighted assets)
  Consolidated                                $    26.5     17.0%   $      12.5     8.0%    $       N/A     10.0%
  Bank                                             26.5     17.0           12.5     8.0            15.6     10.0
Tier 1 capital (to risk weighted assets)
  Consolidated                                     25.0     16.1            6.2     4.0             N/A      6.0
  Bank                                             25.0     16.0            6.2     4.0             9.4      6.0
Tier 1 capital (to average assets)
  Consolidated                                     25.0      9.9           10.1     4.0             N/A      5.0
  Bank                                             25.0      9.9           10.2     4.0            12.7      5.0

2004

Total capital (to risk weighted assets)
  Consolidated                                $    25.6     17.7%   $      11.6     8.0%    $       N/A     10.0%
  Bank                                             25.5     17.7           11.6     8.0            14.5     10.0
Tier 1 capital (to risk weighted assets)
  Consolidated                                     24.2     16.7            5.8     4.0             N/A      6.0
  Bank                                             24.2     16.7            5.8     4.0             8.7      6.0
Tier 1 capital (to average assets)
  Consolidated                                     24.2      9.4           10.3     4.0             N/A      5.0
  Bank                                             24.2      9.4           10.3     4.0            12.9      5.0

                                  (Continued)
                                                                             26.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2005, 2004 and 2003

NOTE 14 - REGULATORY CAPITAL (Continued)

One of the principal sources of cash for the Company is dividends from the Bank. Regulatory agencies can place dividend restrictions on the Bank based on their evaluation of its financial condition. No restrictions are currently imposed by regulatory agencies on the Bank other than the limitations found in the regulations which govern the payment of dividends to the Company. Under the most restrictive of these regulations, in 2006, the Bank is limited to paying dividends of approximately $226,000 plus 2006 net income, without prior regulatory approval.

NOTE 15 - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

Following are condensed parent company financial statements:

                            CONDENSED BALANCE SHEETS
                           December 31, 2005 and 2004


                                                     2005      2004
                                                    ------    -------
                                                      (In thousands)
ASSETS
Cash                                                $    66   $     -
Investment in subsidiary                             24,448    24,134
Dividends receivable                                  1,236     1,260
                                                    -------   -------

   Total assets                                     $25,750   $25,394
                                                    =======   =======

LIABILITIES AND SHAREHOLDERS' EQUITY
Dividends payable                                   $ 1,251   $ 1,238
Shareholders' equity                                 24,499    24,156
                                                    -------   -------

   Total liabilities and shareholders' equity       $25,750   $25,394
                                                    =======   =======

                                  (Continued)
                                                                             27.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2005, 2004 and 2003

NOTE 15 - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS (Continued)

                         CONDENSED STATEMENTS OF INCOME
                  Years ended December 31, 2005, 2004 and 2003


                                                                                        2005       2004       2003
                                                                                       -------    -------    -------
                                                                                                (In thousands)
Dividends from subsidiary                                                              $ 2,826    $ 3,240    $ 2,802
Operating expenses                                                                         (44)       (28)       (36)
                                                                                       -------    -------    -------

Income before income taxes and equity
   in undistributed (overdistributed) net income of subsidiary                           2,782      3,212      2,766

Income tax benefit                                                                          15          9         12

Equity in undistributed income of subsidiary                                               491       (266)     1,107
                                                                                       -------    -------    -------

NET INCOME                                                                             $ 3,288    $ 2,955    $ 3,885
                                                                                       =======    =======    =======

                         CONDENSED STATEMENTS OF INCOME
                   Years ended December 31,2005,2004 and 2003


                                                                                        2005        2004      2003
                                                                                       -------    -------    -------
                                                                                              (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                             $ 3,288    $ 2,955    $ 3,885
Equity in undistributed(overdistributed) net income of subsidiary                         (491)       266     (1,107)
Change in dividends receivable                                                              24        (60)       258
Change in other assets                                                                       -          -          4
Change in other liabilities                                                                  -        (21)      (270)
                                                                                       -------    -------    -------
   Net cash from operating activities                                                    2,821      3,140      2,770

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid                                                                          (2,709)    (2,675)    (2,612)
Net shares purchased                                                                       (46)      (472)      (170)
                                                                                       -------    -------    -------
   Net cash from financing activities                                                   (2,755)    (3,147)    (2,782)
                                                                                       -------    -------    -------

Net change in cash and cash equivalents                                                     66         (7)       (12)

Cash at beginning of year                                                                    -          7         19
                                                                                       -------    -------    -------
CASH AT END OF YEAR                                                                    $    66    $     -    $     7
                                                                                       =======    =======    =======

                                  (Continued)
                                                                             28.

                                CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2005, 2004 and 2003

NOTE 16 - QUARTERLY FINANCIAL DATA (UNAUDITED)



                                             Net               Earnings Per Share
                                Interest   Interest    Net     ------------------
                                 Income     Income    Income    Basic    Diluted
                                --------   --------   ------   -------   -------
                                      (In thousands, except per share data)
2005
      First quarter             $  3,161   $  2,508   $  805   $  0.65   $ 0.65
      Second quarter               3,320      2,594      932      0.75     0.75
      Third quarter                3,399      2,563      769      0.62     0.62
      Fourth quarter               3,476      2,559      782      0.64     0.63

2004
      First quarter             $  3,071   $  2,315   $  773   $  0.62   $ 0.62
      Second quarter               3,073      2,359      732      0.59     0.59
      Third quarter                3,138      2,455      819      0.66     0.66
      Fourth quarter               3,184      2,573      631      0.51     0.50


During the second quarter of 2005 the Bank received a payment of life insurance proceeds in the amount of $300,000. The proceeds were offset by an additional expense of $315,000 to recognize amounts payable under a deferred compensation plan. The insurance proceeds are non-taxable income and resulted in the net increase in net income for the quarter.

The decrease in fourth quarter 2004 net income was the effect of the Company recording additional defined benefit pension expense for a plan settlement.

                                  (Continued)
                                                                             29.

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
CNB Corporation
Cheboygan, Michigan

We have audited the accompanying consolidated balance sheets of CNB Corporation as of December 31, 2005 and 2004, and the related consolidated statements of income and comprehensive income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CNB Corporation as of December 31, 2005 and 2004 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

                                                    Crowe Chizek and Company LLC

Grand Rapids, Michigan
March 10, 2006

                                  (Continued)
                                                                             30.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2005, 2004 and 2003

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

                               FINANCIAL CONDITION

The overall financial condition of the Company was strong for 2005. The Company recognized an 8.1% increase in the loan portfolio. Deposits had a slight overall decline during 2005 while the Company's equity increased during 2005.

CASH AND CASH EQUIVALENTS

The Company's balances of cash and cash equivalents decreased $752,000 from 2004 to 2005. During the year, $3.9 million of cash was provided from operating activities due primarily to net income, while $105,000 was provided from investing activities. The company utilized $4.7 million on financing activities. The balances maintained in cash and cash equivalents vary based on daily fluctuations in loan and deposit balances. Sufficient cash is maintained on a daily basis to meet the anticipated liquidity needs of the Company for customer transactions and to clear checks drawn on other financial institutions. The amount of clearings can vary by as much as $3.0 million in one day, causing the Company's cash position to vary.

SECURITIES

The Company maintains securities portfolios that include obligations of federal agencies and government sponsored entities as well as securities issued by states and political subdivisions. Security balances decreased $14.5 million during 2005. Securities available for sale represent 93.1% of the portfolio. Currently, the Company primarily maintains a short-term securities portfolio. The Company will extend the average life of the portfolio moving forward as the rate environment continues to increase. As the amount of securities maturing on a regular basis decreases, liquidity will be maintained by adding to the available for sale portfolio. The reason for the decrease in the securities portfolio during 2005 is due to the fact that as the securities matured, the Company did not reinvest as many dollars back into securities as it has in the past. This was due to the increased loan demand. The Company used the dollars from the securities maturities to fund higher yielding loans. It is management's expectation that the Company will continue to change the balance sheet mix in this manner during 2006.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2005, 2004 and 2003

The chart below shows the change in each of the categories of the portfolio.

                                        2005           2004          2003
                                     ----------   -------------    --------
                                                  (In thousands)
U.S. Government and agency
securities                           $   (7,687)  $        7,984   $ 21,813
Mortgage backed                           4,991            3,149          -
Tax exempt state and municipal           (4,149)          (4,901)    (2,810)
Taxable state and municipal              (2,624)          (3,940)    (1,542)
Other                                    (4,997)            (262)        60
                                     ----------   --------------   --------

Total change in securities           $  (14,466)  $        2,030   $ 17,521
                                     ==========   ==============   ========

Holdings in U.S. government and state and municipal securities decreased during the year primarily due to our increased loan activity funding requirements. The Company did reinvest some of its maturity dollars into the mortgage-backed security portfolio which continues to be one of its higher yielding investments. The Company maintains a short-term investment portfolio with maturities averaging less than two years. The Company will continue to monitor the rate environment and may extend the maturities of the investment portfolio. The chart below shows the percentage composition of the portfolio as of December 31.

                                   2005        2004
                               ---------     ---------
U.S. Government and agency
securities                         65.92%        63.84%
Mortgage backed                    10.93%         3.54%
Tax exempt state and municipal     19.12%        20.67%
Taxable state and municipal         2.62%         5.15%
Other                               1.41%         6.80%
                                 -------     ---------

                                  100.00%       100.00%
                                 =======     =========

Securities available for sale are recorded at fair value and securities held to maturity are recorded at amortized cost. The net unrealized loss on securities available for sale at December 31, 2005 was $601,000, net of taxes. The unrealized gains and losses are temporary since they are a result of market changes rather than a reflection of credit quality. Management has no specific intent to sell these securities at the present time.

The Company maintains a conservative security portfolio with a majority of the investments in U.S. Government and agency securities and issues of governmental units in its service area. The

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2005, 2004 and 2003

maturities of the U.S. Government and agency securities have typically been very short, two years or less, providing liquidity in addition to quality.

During 2006, management feels that there will be sufficient liquidity to increase the maturity of the investment portfolio, in addition to increasing yields.

LOANS

Total loans increased $11.7 million or 8.1% during 2005, with the primary increase in commercial real estate loans of $9.8 million or 22.6%. As a full service lender, the Company offers a variety of personal and commercial loans. Home mortgages comprise the largest portion of the loan portfolio. The Company generally retains the ownership of adjustable rate loans and short to medium-term fixed-rate loans and originates and sells long-term single family residential fixed-rate mortgage loans to the secondary market. This practice allows the Company to meet the housing credit needs of its service area while maintaining an appropriate interest rate sensitivity and liquidity position. Due to the lower rate environment, consumer real estate mortgage refinancing was stronger in 2003 than 2004 or 2005. The Company originated $11.6 million in loans for sale in 2005 and $18.6 million in 2004 as compared to $40.4 million in 2003. Management anticipates the volume of mortgage refinancing in 2006 will be comparable to 2005. In addition to mortgage loans, the Company makes loans for personal and business use, secured and unsecured, to customers in its service area. It is the Company's intent to continue to increase both the commercial mortgage and commercial loan portfolios during 2006.

The Company maintains a conservative loan policy and strict credit underwriting standards, which reflects highly in its credit quality with a small percent of total loans as non-performing. All loans are domestic. An annual review of loan concentrations at December 31, 2005 indicated the pattern of loans in the portfolio has not changed. There is no individual industry with more than a 10% concentration, except for all tourism-related businesses which, when combined, represent 13.6% of total loans.

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

The quality of the Company's loan portfolio compares well with its peer group with non-performing loans at .16% of total loans at December 31, 2005 and 0.47% at December 31, 2004. Net loans charged off were .01% of total loans during 2005 and .16% in 2004. There were no significant changes in the allowance for loan losses in 2005 and 2004 due to stable loan quality and a continued modest identified loss potential for individual loans and groups of loans. A

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2005, 2004 and 2003

provision expense of $120,000 was recorded during 2005 due primarily to responding to overall loan growth while no provision expense was recorded in 2004 or 2003.

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

                                  2004          2005
                               ---------     -----------
                                (Dollars in thousands)
Nonaccrual loans               $       -     $         -
Loans past due 90 days or            255             674
Troubled debt restructurings           -               -
                               ---------     -----------
  Total nonperforming          $     255     $       674
                               =========     ===========

Percent of total loans              0.16%           0.47%
                               =========     ===========

DEPOSITS

Deposits decreased $2.0 million or .88% during 2005. This was due to several factors including a highly competitive rate environment and the withdrawal of several large deposits by two governmental units to complete building projects. As the interest rate environment increases the Company will in turn change the rates it offers its customers.

The majority of the Company's deposits are derived from core customers, as a result of long-term personal, business and public relationships. Deposit rates are monitored continually to assure that the Company pays a competitive rate.

As of December 31, 2005, the loan to deposit ratio was 70.0% compared to 64.2% at December 31, 2004. This ratio increased due to a high increase in the loan portfolio and a decrease in the deposit portfolio. Management continues to emphasize loan growth with a targeted loan to deposit ratio at a minimum of 65.0%. A change in asset mix from securities to higher yielding loans provides an increase in the net interest margin.

As of December 31, 2005, long-term debt obligations consist of the Company's time deposits which are presented in Note 6 to the consolidated financial statements.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2005, 2004 and 2003

EQUITY

Total equity for the Company at year end 2005 was $24.5 million compared to $24.2 million in 2004. The Company had a stock repurchase program in place and during 2005 repurchased $98,000 worth of stock under the plan before the plan ended. Accumulated other comprehensive income decreased by $177,000 as the market value of the Company's available for sale securities declined.

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

The Company's most readily available sources of liquidity are federal funds sold, securities classified as available for sale and securities classified as held to maturity maturing within one year. These sources of liquidity are supplemented by new deposits and by loan payments received from customers. As of December 31, 2005, the Company held $5.4 million in federal funds sold, $69.3 million in securities available for sale, and $1.6 million in held to maturity securities maturing within one year. These short-term assets represent 34.1% of total deposits as of December 31, 2005. Historically, the Company's security portfolio has been short term in nature, with the average life of the portfolio consistently being less than two years. The Company serves a market which is highly tied to the tourist industry. Consequently, the Company experiences seasonal swings in liquidity. Deposit growth occurs during July, August, and September, then may decline through the fall and winter months. The Company does not anticipate any significant change in its seasonal pattern. In addition to the above readily available sources of liquidity, the Company has lines of credit available from other institutions totaling $14 million. There were no advances outstanding on these lines of credit at December 31, 2005 or 2004.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2005, 2004 and 2003

INTEREST RATE SENSITIVITY

The following tables provide information about the Company's financial instruments that are sensitive to changes in interest rates at December 31, 2005 and 2004. For loans receivable, securities, and liabilities with contractual maturities, the tables present principal cash flows and related weighted-average interest rates by contractual maturities, as well as the Company's historical experience relative to the impact of interest rate fluctuations on the prepayment of loans. For core deposits (demand deposits, interest-bearing checking, savings, and money market deposits) that have no contractual maturity, the tables present principal cash flows and, as applicable, related weighted-average interest rates based upon the Company's historical experience, management's judgment, and statistical analysis concerning their most likely withdrawal behaviors. The current historical interest rates for core deposits are assumed to apply for future periods in these tables as the actual interest rates that will need to be paid to maintain these deposits are not currently known. Weighted-average variable rates are based upon contractual rates existing at the reporting date.

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

The following market risk disclosure tables allow management to measure the imbalance between the amount of assets and liabilities repricing in the next five years and thereafter.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2005, 2004 and 2003

                  MARKET RISK DISCLOSURE AT DECEMBER 31, 2004
                             (Dollars in thousands)

                                                                                                               Fair value
                                   2006       2007      2008      2009      2010     Thereafter     Total      12/31/2005
                                 --------    ------    ------    -----     ------    ----------    -------     ----------
RATE-SENSITIVE ASSETS
  Variable interest rate loans   $ 32,436    $  775    $1,659    $   51    $    -    $        -    $34,921     $   35,109
Average interest rate                7.73%     7.35%     7.34%     6.50%        -%            -%      7.70%
  Fixed interest rate loans        14,769     7,078     9,091    13,187    17,780        59,500    121,405        122,058
Average interest rate                6.84%     7.58%     7.22%     6.93%     6.99%         6.35%      6.71%
Variable interest rate
  securities                          310         -         -         -         -         1,157      1,467          1,467
Average interest rate                5.36%        -%        -%        -%        -%         4.90%      5.00%
Fixed interest rate securities     37,219    22,830     7,529     1,605       680         3,155     73,018         73,029
Average interest rate                2.87%     3.13%     4.18%     3.71%     3.94%         4.26%      3.17%
RATE-SENSITIVE LIABILITIES
Noninterest-bearing deposits       38,943         -         -         -         -             -     38,943         38,943
Average interest rate                   -%        -%        -%        -%        -%            -%         -%
Fixed interest rate
savings and
interest-bearing deposits         114,316         -         -         -         -             -    114,316        113,946
Average interest rate                1.18%        -%        -%        -%        -%            -%      1.18%
Fixed interest rate
time deposits                      40,008    24,145     2,884     1,689     1,452             -     70,178         69,951
Average interest rate                2.91%     3.34%     3.33%     3.35%     4.04%            -%      3.11%

                  MARKET RISK DISCLOSURE AT DECEMBER 31, 2004
                             (Dollars in thousands)

                                                                                                               Fair Value
                                   2005       2006      2007      2008      2009     Thereafter     Total      12/31/2004
                                 --------    ------    ------    ------    ------    ----------    -------     ----------
RATE-SENSITIVE ASSETS
  Variable interest rate loans   $ 29,812    $1,410    $1,161    $  214    $    -    $        -    $32,597     $   33,311
  Average interest rate              5.67%     6.54%     7.26%     7.10%        -%            -%      5.77%
Fixed interest rate loans          20,496    12,968    12,198     9,653    13,207         43,500   112,022        114,477
  Average interest rate              6.29%     6.13%     5.97%     5.46%     5.61%         5.92%      5.94%
Variable interest rate
securities                            515         -         -         -         -         6,259      6,774          6,774
  Average interest rate              3.26%        -%        -%        -%        -%         2.68%      2.72%
Fixed interest rate securities     18,246     34,702   18,938     1,155       560         8,576     82,177         82,218
Average interest rate                2.99%     2.95%     2.83%     4.04%     3.40%         3.97%      3.06%
RATE-SENSITIVE LIABILITIES
Noninterest-bearing
  deposits                         37,289         -         -         -         -             -     37,289         37,289
Average interest rate                   -%        -%        -%                  -%            -%         -%             -%
Fixed interest rate
  savings and
interest-bearing deposits         124,655         -         -         -         -             -    124,655        124,655
  Average interest rate              0.88%        -%        -%        -%        -%            -%      0.88%
  Fixed interest rate
time deposits                      41,596    14,487     3,694     2,180     1,510             -     63,467         63,301
Average interest rate                2.19%     1.98%     3.92%     3.23%     3.34%            -%      2.31%

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2005, 2004 and 2003

CAPITAL RESOURCES

The capital ratios of the Bank exceed the regulatory guidelines for well capitalized institutions. This strong capital position of the Company provides the Company with the flexibility to take advantage of expansion opportunities and to continue with a high dividend payout ratio.

A five percent stock dividend was declared to shareholders in 2003. The stock of the Company is generally traded locally. Additional information concerning capital ratios and shareholder return is included in the Financial Highlights on page 1. The Company maintains a five-year plan and utilizes a formal strategic planning process. Management and the Board continue to monitor long-term goals, which include increasing market share and maintaining long-term earnings sufficient to pay consistent dividends.

                              RESULTS OF OPERATIONS

NET INCOME

Consolidated net income was $3.3 million for 2005 compared to $3.0 million for 2004. The increase can be attributed to an increase in net interest income from 2004. Noninterest income also increased during 2005 by $198,000 primarily due to $300,000 of life insurance proceeds received due to the death of a director. This increase in noninterest income was offset by additional expense of $315,000 to recognize the acceleration of the amount payable to the director's beneficiaries upon death under the deferred compensation plan. Basic earnings per share for 2005 was $2.66 compared to $ 2.38 for 2004. Diluted earnings per share for 2005 was $2.65 compared to $2.37 for 2004.

Consolidated net income was $3.0 million for 2004 compared to $3.9 million for 2003. The decrease can be attributed to a large increase in noninterest expenses and a decrease in interest income from 2003. Noninterest income also declined during 2004 due to a significant slow down in residential mortgage loan refinances and the resulting decline in loans sold to the secondary market during 2004. These negative trends were offset in part by a decline in interest expense on deposits due to the interest rate environment remaining flat during the first part of 2004. Basic earnings per share for 2004 was $2.38 compared to $ 3.12 for 2003. Diluted earnings per share for 2004 was $2.37 compared to $3.11 for 2003.

NET INTEREST INCOME

Interest income is the total amount earned on funds invested in federal funds sold, securities and loans. Interest expense is the amount of interest paid on interest-bearing checking, money market, savings and time deposits accounts. Net interest income is the difference between interest income and interest expense. The net margin is the net interest income as a percentage of average interest-earning assets. Interest spread is the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities. In 2005, net interest income increased by $522,000, due primarily to the change in the rate on our interest-earning assets and the change in asset mix due to the increase in loan volume and decrease in the

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2005, 2004 and 2003

securities portfolio. Interest expense paid on the Company's deposit accounts also increased in 2005 due to the rate environment.

The $200,000 decrease in net interest income from 2004 to 2003 was due primarily to the change in rates from year to year.

The following table shows the daily average consolidated balance sheets, revenue on average interest-earning assets on a tax-equivalent basis, expense on average interest-bearing liabilities and the annualized effective yield or rate. Interest on loans includes loan fees. For the periods ending:

          Yield Analysis of Consolidated Average Assets and Liabilities
                             (Dollars in thousands)

                                      Year Ended                      Year Ended                       Year Ended
                                  December 31, 2005               December 31, 2004                December 31, 2003
                             Average               Yield/    Average               Yield/    Average                Yield/
                             Balance      Int       Rate     Balance      Int       Rate     Balance       Int       Rate
                             -------    -------    ------   --------    --------   ------    --------    -------    ------
Interest-earning assets:
 Other interest-
  earning assets             $ 7,460    $   252      3.38%   $10,842    $   145      1.34%   $ 18,101    $   203      1.12%
 Total securities (1) (2)     85,035      2,921      3.44     89,737      2,953      3.29      74,604      3,010      4.03
 Loans (2)                   149,672     10,473      7.00    143,800      9,711      6.75     146,330     10,489      7.17
                             -------    -------             --------    --------             --------    -------
  Total
   interest-earning
   assets                    242,167     13,646      5.63%   244,379     12,809      5.24%    239,035     13,702      5.73%

 Cash and due from
  banks                        6,376                           6,181                            6,645
 Premises and
  equipment, net               4,785                           4,462                            3,407
 Allowance for loan
  losses                      (1,412)                         (1,469)                          (1,634)
 Other assets                  5,309                           4,759                            5,754
                            --------                        --------                         --------
    Total                   $257,225                        $258,312                         $253,207
                            ========                        ========                         ========

Interest-bearing
 liabilities:
 Interest-bearing
  demand deposits           $ 18,145    $     88     0.48%  $ 17,648    $    87      0.49%   $ 16,899    $   103      0.61%
 Savings deposits            104,415       1,345     1.29    105,587        917      0.87     100,979      1,159      1.15
 Time deposits                66,300       1,699     2.56     67,282      1,760      2.62      69,851      2,118      3.03
                            --------    --------            --------    -------              --------    -------
  Total
   interest-bearing
   liabilities               188,860      3,132      1.66%   190,517      2,764      1.45%    187,729      3,380      1.80%

Noninterest-bearing
 deposits                     39,825                          38,888                           36,867
Other liabilities              3,702                           3,607                            2,955
Shareholders' equity          24,838                          25,300                           25,656
                            --------                        --------                         --------
    Total                   $257,225                        $258,312                         $253,207
                            ========                        ========                         ========

Net interest income                     $10,514                         $10,045                          $10,322
                                        =======                         =======                          =======
Net interest spread (FTE)                            3.97%                           3.79%                            3.93%
                                                   ======                          ======                           ======
Net yield on
 Interest-earning (FTE)
 assets                                              4.34%                           4.11%                            4.32%
                                                   ======                          ======                           ======
Ratio of interest-
 earning assets
 to interest-bearing
 liabilities                                         1.28x                           1.28x                            1.27x
                                                   ======                          ======                           ======

----------
(1) Yield computed using the average amortized cost for securities available for sale.
(2) Tax exempt income was converted to a fully taxable equivalent basis at a 34% tax rate. The tax equivalent rate for tax exempt loans and tax exempt securities acquired after January 1, 1983 included the TEFRA adjustment applicable to nondeductible interest expenses.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2005, 2004 and 2003

The table below shows the effect of volume and rate changes on net interest income on a pre-tax basis.

                                     2005 Compared to 2004      2004 Compared to 2003
                                    ----------------------    -------------------------
                                    Volume    Rate    Net     Volume     Rate      Net
                                    ------    ----    ----    ------    ------    -----
                                                        (In thousands)
Other interest-earning assets       $  (57)   $164    $107    $  (92)   $   34    $ (58)
Total Securities                      (158)    126     (32)      552      (609)     (57)
Loans, net                             404     358     762      (179)     (599)    (778)
                                    ------    ----    ----    ------    ------    -----
  Total interest-earning assets        189     648     837       281    (1,174)    (893)

Interest-bearing demand deposits         2      (1)      1         4       (20)     (16)
Savings deposits                       (10)    438     428        51      (293)    (242)
Time deposits                          (25)     (36)   (61)      (76)     (282)    (358)
                                    ------    ----    ----    ------    ------    -----
Total interest-bearing liabilities     (33)    401     368       (21)     (595)    (616)
                                    ------    ----    ----    ------    ------    -----
   Net change in net interest
    income (a)                      $  222    $247    $469    $  302    $ (579)   $(277)
                                    ======    ====    ====    ======    ======    =====

----------
(a) The net change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

NONINTEREST INCOME

Noninterest income includes fees and service charges on deposit accounts, loan servicing fees, gains on sales of loans and other income. Noninterest income increased during 2005 as a result of the life insurance proceeds as mentioned above. This increase was partially offset by a decrease in the net realized gains from the sales of loans due to a continued decline in the residential mortgage refinance boom that had occurred during the lower rate environment of 2003 and 2002. The number of loans processed during 2005 decreased from 2004. The Company will continue to focus more on commercial lending during 2006 as it did during 2005.

NONINTEREST EXPENSE

Noninterest expense increased during 2005. During 2004, the Company distributed a lump sum pension benefit to a highly compensated executive which triggered a settlement of the Company's pension expense. Accordingly, pension expense for 2004 was $768,000 compared to $370,000 for 2003. The Company continues to fund 100% of the employee hospitalization premium which was $545,000 for 2005 compared to $490,000 and $394,000 for 2004 and 2003 respectively. The deferred compensation expense for 2005 was $690,000 compared to $315,000 and $436,000 in 2004 and 2003. The deferred compensation expense for 2005 includes an expense of $315,000 to recognize the accelerated amount payable due to the death of a director as mentioned above.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2005, 2004 and 2003

FEDERAL INCOME TAXES

Income tax expense increased slightly during 2005 to $1.24 million compared to $1.18 million in 2004. Income before taxes increased from 2004 which resulted in the increase in income tax expense. The lower effective tax rate in 2005 was due to the nontaxable income in the form of life insurance proceeds received during the year which has been previously discussed.

The effective tax rates for 2005, 2004 and 2003 were fairly stable and are shown in the table below:

                                       2005      2004       2003
                                     -------    -------    -------
Income before tax (In thousands)     $ 4,528    $ 4,131    $ 5,385
Income tax expense (In thousands)      1,240      1,176      1,500
Effective tax rate                      27.4%      28.5%      27.9%

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

The Company believes that the allowance for loan losses and related provision expense are particularly susceptible to material change in the near term. As a result of strong asset quality and low levels of charge-offs during the past three years, the Company recorded no provision expense during 2004 and 2003. Due to overall loan growth, a provision expense of $120,000 was recorded during 2005. In future periods the allowance for loan losses may be dramatically impacted due to changes in the local economy, increased commercial loans and individual borrower situations. The Company believes its significant concentration in residential mortgage loans and the importance of the tourism industry to the local economy are particularly important factors that could have a significant impact on the allowance for loan losses and provision for loan losses if these factors significantly change from current conditions. As of December 31, 2005, the Company held $63.2 million of commercial and commercial real estate loans, and the ability of our borrowers to repay such loans may be significantly impacted by changes in the economy or individual borrower conditions. Management continues to take steps to help ensure the asset quality of the loan portfolio; however, the allowance for loan losses and related provision expense could increase significantly in future periods depending on changes in the factors discussed above.

Securities available for sale are carried at fair value, with unrealized holding gains and losses reported separately in accumulated other comprehensive income, net of tax. As a result of changes in the fair market value of the Company's available for sale securities portfolio, total comprehensive income decreased by $492,000, $745,000 and $361,000 for 2005, 2004 and 2003.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2005, 2004 and 2003

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

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and advises readers that various factors, including regional and national economic conditions, substantial changes in levels of market interest rates, credit and other risks of lending and investing activities, and competitive and regulatory factors, could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from those anticipated or projected.

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

                                 CNB CORPORATION
                     OFFICERS, COMMUNITY ADVISORS AND STAFF

                       OFFICERS AND COMMUNITY ADVISORS OF
                   CNB CORPORATION AND CITIZENS NATIONAL BANK

CNB                         CITIZENS NATIONAL            SALLY J. LACROSS             MACKINAW CITY
CORPORATION                 BANK OFFICERS AND              ASSISTANT VICE PRESIDENT
OFFICERS                    COMMUNITY ADVISORS           RANDY J. MALTBY              SUSAN M. BRANDT
                                                           TECHNOLOGY OFFICER          BANKING OFFICER &
JOHN P. WARD                JOHN P. WARD                 SUSAN J. CLEARY                 BRANCH MANAGER
  CHAIRMAN                    CHAIRMAN                    LOAN OFFICER                DEAN SCHEERENS
JAMES C. CONBOY, JR.        JAMES C. CONBOY, JR.         MICHELLE J. OSTWALD            COMMUNITY ADVISOR
  PRESIDENT & CHIEF           PRESIDENT & CHIEF            LOAN OFFICER               JAMES E. TAMLYN
    EXECUTIVE OFFICER          EXECUTIVE OFFICER         FLORENCE CASWELL               COMMUNITY ADVISOR
SUSAN A. ENO                SUSAN A. ENO                   ASSISTANT LOAN
  EXECUTIVE VICE             EXECUTIVE VICE PRESIDENT       OPERATIONS OFFICER
    PRESIDENT & SECRETARY      & CASHIER                 NANCY K. LINDSAY
DOUGLAS W. DAMM             DOUGLAS W. DAMM               DIRECTOR OF MARKETING &     PELLSTON
  SENIOR VICE PRESIDENT      SENIOR VICE PRESIDENT &        COMMUNITY RELATIONS
JEFFREY L. SCHMIDT            SENIOR LOAN OFFICER        CHRISTINA E. SWEET           KELLEY ATKINS
  SENIOR VICE PRESIDENT     JEFFREY L. SCHMIDT            MANAGER OF INTERNAL          COMMUNITY ADVISOR
SHANNA L. HANLEY             SENIOR VICE PRESIDENT          AUDIT                     RICHARD CONRAD
  TREASURER                 SHANNA L. HANLEY                                           COMMUNITY ADVISOR
                              VICE PRESIDENT &
                                SENIOR CONTROLLER
                            KENNETH N. SHELDON           ONAWAY
                             VICE PRESIDENT
                               EXAMINATION               LAURA L. SHACK
                            RICHARD L. WINE               BANKING OFFICER &
                             VICE PRESIDENT                 BRANCH MANAGER
                               MORTGAGE LOANS
                            SUSAN L. CASWELL
                             ASSISTANT VICE PRESIDENT    INDIAN RIVER
                            STEPHEN J. CRUSOE
                             ASSISTANT VICE PRESIDENT    BARBARA J. JOPPICH
                            IRENE M. ENGLISH              ASSISTANT VICE PRESIDENT
                              ASSISTANT VICE PRESIDENT     & BRANCH MANAGER
                               & CONTROLLER              PAUL FISHER
                            VICTORIA J. HAND              COMMUNITY ADVISOR
                              ASSISTANT VICE PRESIDENT   LISA RENAUD-LAPRAIRIE
                               & COMPLIANCE OFFICER       COMMUNITY ADVISOR
                            MARIAN L. HARRISON           JOHN J. OLSZEWSKI
                            ASSISTANT VICE PRESIDENT      COMMUNITY ADVISOR



                                 CNB CORPORATION
                     OFFICERS, COMMUNITY ADVISORS AND STAFF

                         STAFF OF CITIZENS NATIONAL BANK

MAIN OFFICE                                    DOWNTOWN            MACKINAW CITY          INDIAN RIVER
                                               DRIVE-IN
Eugene Andrzejewski      Penny L. Newman       CHEBOYGAN           Susan M. Brandt        Barbara J. Joppich
Kurt Blaskowski          Rudi Raab                                 Deborah L. Closs       Jennifer Bartlett
Kathleen A. Charboneau   Kelli M. Reimann      Deanna Hudson       Jennifer M. LaHaie     Julie Davis
Joan T. Clarey           Katherine H. Rhome    Carla Jankoviak                            Jody L. Jacobs
Patricia K. Comps        Ronald D. Rose                            PELLSTON               Amber Perkins
Arlene Daniel            Carla Roznowski       EAST SIDE                                  Michelle Miller
Trisha M. Dobias         Carolyn A. Scheele    DRIVE-IN            Lora Clouser           Helen K. Stumpf
Nicole Drake             Nancy Scott           CHEBOYGAN           Sheri L. Kindell
Mary E. Greenwood        Darren Selden                             Tammy Kirsch
Debra Grice              Sandra L. Shawl       Tonya Hiller
Susan M. Hansen          Lee Sheets            Lori Thornton       ONAWAY
Helen R. Hart            Sally A. Spray
Sherri Kosan             Kelisue Stachon       SOUTH BRANCH        Laura L. Shack
Miranda Lake             M. Teresa Sullivan                        Rachel Bischoff-Peel
Susan Leonardi           Kathy S. Swackhamer   CHEBOYGAN           Pamela A. Kolasa
Betty J. Lewis           Megan Tomaski                             Sara L. LaLonde
Steven R. Luttmann       Rebecca Tomaski       Karen Barrette      Lynn D. Porter
Loretta Merchant         Darlene L. Vallance   Susan D. Bliss      Kathleen T. Robbins
Kathryn Miller           Wendelin K. Whippo    Sharon Coppernoll   Kathleen S. Wilson
Adam Newman              Sherry M. Wichlacz    Diane S. Mushlock
                                               Diane S. Poirier

                                 CNB CORPORATION
                         DIRECTORS AND DIRECTORS EMERITI

                         DIRECTORS OF CNB CORPORATION &
                             CITIZENS NATIONAL BANK

                                  JOHN P. WARD
                                    Chairman

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

                              THOMAS J. ELLENBERGER
                           Vice President & Secretary
                        Albert Ellenberger Lumber Company

                              VINCENT J. HILLESHEIM
                           President, Anchor In Marina
                       Co-Manager, Crusoe Enterprises, LLC

                               *KATHLEEN A. LIEDER
                           Retired Partner, Bodman LLP
                          Co-Owner, Log Mark Bookstore

                                 JOHN L. ORMSBEE
                               Owner, Jack's Sales

                              *R. JEFFERY SWADLING
                      Vice President, Ken's Village Market

                           FRANCIS J. VANANTWERP, JR.
                     Vice President Durocher Marine Division
                       Kokosing Construction Company, Inc.

                    *Directors of Citizens National Bank Only

                                DIRECTORS EMERITI
                      LYLE MCKINLEY, THOMAS A. ELLENBERGER,
                                THOMAS J. FISHER

                             HOW TO ORDER FORM 10-K
    Shareholders may obtain, without charge, a copy of Form 10-K or the 2005
                                  Annual Report
    Summary & Highlights by writing Susan A. Eno, Secretary, CNB Corporation,
                                  P.O. Box 10,
                           Cheboygan, Michigan 49721.