Form 10-K, Exhibit 13
period 2006-12-31
CNB CORP /MI/
filed 2007-04-02
CIK 779125

                                                                      EXHIBIT 13

                                 CNB CORPORATION

                                  ANNUAL REPORT
                        December 31, 2006, 2005 and 2004

                                                                               .
                                                                               .
                                                                               .

                                 CNB CORPORATION
                                  ANNUAL REPORT
                        December 31, 2006, 2005 and 2004

                                    CONTENTS

FINANCIAL HIGHLIGHTS......................................................    1
CONSOLIDATED BALANCE SHEETS...............................................    2
CONSOLIDATED STATEMENTS OF INCOME AND
   COMPREHENSIVE INCOME...................................................    3
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY................    4
CONSOLIDATED STATEMENTS OF CASH FLOWS.....................................    5
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS................................    6
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM...................   34
MANAGEMENT'S DISCUSSION AND ANALYSIS......................................   35
OFFICERS, COMMUNITY ADVISORS AND STAFF....................................   48
DIRECTORS AND DIRECTORS EMERITI...........................................   50

                                 CNB CORPORATION
                              FINANCIAL HIGHLIGHTS

                                      2006       2005       2004       2003       2002
                                    --------   --------   --------   --------   --------
                                           (In thousands, except per share data)
OPERATING STATISTICS
   Interest income                  $ 14,969   $ 13,356   $ 12,466   $ 13,282   $ 14,820
   Interest expense                    4,672      3,132      2,764      3,380      5,300
   Net interest income                10,297     10,224      9,702      9,902      9,520
   Income before income taxes          4,649      4,528      4,131      5,385      5,703
   Net income                          3,323      3,288      2,955      3,885      4,094
   Basic earnings per share             2.68       2.66       2.38       3.12       3.27
   Diluted earnings per share           2.68       2.65       2.37       3.11       3.26
   Return on average assets (ROA)       1.31%      1.28%      1.14%      1.53%      1.71%
   Return on average
      shareholders' equity (ROE)       13.09%     13.23%     11.68%     15.14%     16.65%

BALANCE SHEET STATISTICS
   Securities                       $ 56,882   $ 74,485   $ 88,951   $ 86,921   $ 69,400
   Total loans                       167,234    156,326    144,619    143,500    146,328
   Deposits                          221,365    223,437    225,411    224,914    216,444
   Total assets                      251,900    252,731    254,094    254,406    244,439

CAPITAL STATISTICS
   Shareholders' equity             $ 24,998   $ 24,499   $ 24,156   $ 25,138   $ 24,737
   Book value per share                20.17      19.80      19.51      20.21      19.83
   Cash dividends per share             2.28       2.20       2.20       2.10       2.04
   Dividend payout ratio               85.00%     82.79%     92.32%     67.16%     62.25%
   Average equity to average
      total assets                     10.01%      9.66%      9.79%     10.13%     10.25%

CREDIT STATISTICS
   Net charge-offs to total loans       0.05%      0.01%      0.16%      0.07%      0.00%
   Nonperforming loans
      to total loans                    0.11%      0.16%      0.47%      0.28%      0.08%
   Allowance for loan losses
      to total loans                    0.90%      0.93%      0.93%      1.10%      1.14%
   Allowance for loan losses
      to nonperforming loans            8.46x      5.72x      2.00x      3.86x     14.64x

PRICE RANGE FOR COMMON STOCK

The following table shows the high and low selling prices of known transactions in common stock of the Company for each quarter of 2006 and 2005. As of December 31, 2006, there is no established public trading market for the Company's common stock. Beginning in March 2007 the stock is now traded on the over-the-counter bulletin. The Company's trading symbol is CNBZ. The Company had 1,036 shareholders as of December 31, 2006.

                      2006                          2005
          ---------------------------   ---------------------------
            Market Price       Cash       Market Price       Cash
          ---------------   Dividends   ---------------   Dividends
Quarter    High      Low     Declared    High      Low     Declared
-------   ------   ------   ---------   ------   ------   ---------
1st       $50.00   $47.00     $0.42     $50.00   $48.00     $0.40
2nd        49.00    45.00      0.42      50.00    49.50      0.40
3rd        47.00    40.00      0.42      50.00    46.50      0.40
4th        48.00    36.50      1.02      50.00    45.00      1.00


                                                                              1.

                                 CNB CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2006 AND 2005

                                                        2006       2005
                                                      --------   --------
                                                         (In thousands,
                                                        except share and
                                                        per share data)
ASSETS
Cash and due from banks                               $  8,444   $  6,586
Federal funds sold                                       6,368      5,357
                                                      --------   --------
   Total cash and cash equivalents                      14,812     11,943

Securities available for sale                           51,331     69,315
Securities held to maturity (fair value of $4,582
   in 2006 and $4,128 in 2005)                           4,543      4,117
Other securities                                         1,008      1,053
Loans, net of allowance for loan losses of $1,498
   in 2006 and $1,456 in 2005                          165,730    154,862
Premises and equipment, net                              6,626      5,443
Other assets                                             7,850      5,998
                                                      --------   --------
      Total assets                                    $251,900   $252,731
                                                      ========   ========
LIABILITIES
Deposits
      Noninterest-bearing                             $ 39,620   $ 38,943
      Interest-bearing                                 181,745    184,494
                                                      --------   --------
         Total deposits                                221,365    223,437
Other liabilities                                        5,537      4,795
                                                      --------   --------
         Total liabilities                             226,902    228,232

SHAREHOLDERS' EQUITY
Common stock - $2.50 par value; 2,000,000 shares
   authorized; 1,239,512 and 1,237,418 shares
   issued and outstanding in 2006 and 2005               3,099      3,094
Additional paid-in capital                              20,482     20,430
Retained earnings                                        2,235      1,576
Accumulated other comprehensive loss, net of tax          (818)      (601)
                                                      --------   --------
      Total shareholders' equity                        24,998     24,499
                                                      --------   --------
         Total liabilities and shareholders' equity   $251,900   $252,731
                                                      ========   ========

          See accompanying notes to consolidated financial statements.


                                                                              2.

                                 CNB CORPORATION
           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
                  Years ended December 31, 2006, 2005 and 2004

                                                     2006      2005      2004
                                                   -------   -------   -------
                                                      (In thousands, except
                                                         per share data)
INTEREST INCOME
   Loans, including fees                           $12,149   $10,460   $ 9,705
   Securities
      Taxable                                        1,861     2,073     1,925
      Tax exempt                                       482       571       691
   Other interest income                               477       252       145
                                                   -------   -------   -------
         Total interest income                      14,969    13,356    12,466

INTEREST EXPENSE ON DEPOSITS                         4,672     3,132     2,764
                                                   -------   -------   -------
NET INTEREST INCOME                                 10,297    10,224     9,702

Provision for loan losses                              120       120        --
                                                   -------   -------   -------
NET INTEREST INCOME AFTER PROVISION
   FOR LOAN LOSSES                                  10,177    10,104     9,702
                                                   -------   -------   -------
NONINTEREST INCOME
   Service charges and fees                          1,049       942       976
   Net realized gains from sales of loans              166       256       342
   Loan servicing fees, net of amortization            119       113       135
   Gain on life insurance                               --       300        --
   Gain on the sale of premises and equipment          521        --        --
   Other income                                        171       205       165
                                                   -------   -------   -------
         Total noninterest income                    2,026     1,816     1,618

NONINTEREST EXPENSES
   Salaries and employee benefits                    3,535     3,303     3,400
   Deferred compensation                               317       690       315
   Pension                                             239       260       768
   Hospitalization                                     591       545       490
   Occupancy                                         1,053       913       814
   Supplies                                            222       168       168
   Legal and professional                              329       457       312
   Marketing                                           193       191        98
   Other expenses                                    1,075       865       824
                                                   -------   -------   -------
         Total noninterest expense                   7,554     7,392     7,189
                                                   -------   -------   -------
INCOME BEFORE INCOME TAXES                           4,649     4,528     4,131

Income tax expense                                   1,326     1,240     1,176
                                                   -------   -------   -------
NET INCOME                                           3,323     3,288     2,955
                                                   =======   =======   =======
Other comprehensive income (loss)
   Net change in unrealized gains (losses) on
      securities available for sale                    721      (746)   (1,130)
   Change in minimum pension liability                  --       477        12
   Tax effects                                        (246)       92       381
                                                   -------   -------   -------
      Total other comprehensive income (loss)          475      (177)     (737)
                                                   -------   -------   -------
COMPREHENSIVE INCOME                               $ 3,798   $ 3,111   $ 2,218
                                                   =======   =======  =======
Basic earnings per share                           $  2.68   $  2.66   $  2.38
Diluted earnings per share                            2.68      2.65      2.37

          See accompanying notes to consolidated financial statements.


                                                                              3.

                                 CNB CORPORATION
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

                                                                                                Accumulated
                                                                                                   Other
                                                                                              Comprehensive
                                                                      Additional              Income (Loss),       Total
                                              Outstanding    Common     Paid-In    Retained         Net        Shareholders'
                                                Shares        Stock     Capital    Earnings       of Tax           Equity
                                              -----------   -------   ----------   --------   --------------   -------------
                                                              (Dollars in thousands, except per share data)
Balance January 1, 2004                        1,243,939    $ 3,110    $20,932      $  783        $ 313           $25,138

Net income                                                                           2,955                          2,955
Cash dividends - $2.20 per share                                                    (2,728)                        (2,728)
Shares issued under stock option plan,
   net of 4,543 shares surrendered                 4,324         11         37                                         48
Purchase and retirement of common stock          (10,269)       (26)      (494)                                      (520)
Net change in accumulated other
   comprehensive income (loss)                                                                     (737)             (737)
                                              ----------    -------    -------      ------        -----           -------
Balance December 31, 2004                      1,237,994      3,095     20,475       1,010         (424)           24,156

Net income                                                                           3,288                          3,288
Cash dividends - $2.20 per share                                                    (2,722)                        (2,722)
Shares issued under stock option plan              1,382          4         48                                         52
Purchase and retirement of common stock           (1,958)        (5)       (93)                                       (98)
Net change in accumulated other
   comprehensive income (loss)                                                                     (177)             (177)
                                              ----------    -------    -------      ------        -----           -------
Balance December 31, 2005                      1,237,418      3,094     20,430       1,576         (601)           24,499
Adjustment to beginning retained earnings
   pursuant to SAB 108                                                                 159                            159
                                              ----------    -------    -------      ------        -----           -------
Adjusted balance January 1, 2006               1,237,418      3,094     20,430       1,735         (601)           24,658
Net income                                                                           3,323                          3,323
Cash dividends - $2.28 per share                                                    (2,823)                        (2,823)
Adjustment to initially apply SFAS No. 158,
   net of tax of $357                                                                              (692)             (692)
Shares issued under stock option plan              2,194          5         57                                         62
Purchase and retirement of common stock             (100)                   (5)                                        (5)
Net change in accumulated other
   comprehensive income (loss)                                                                      475               475
                                              ----------    -------    -------      ------        -----           -------
Balance December 31, 2006                      1,239,512    $ 3,099    $20,482      $2,235        $(818)          $24,998
                                              ==========    =======    =======      ======        =====           =======

          See accompanying notes to consolidated financial statements.


                                                                              4.

                                 CNB CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 2006, 2005 and 2004

                                                                     2006       2005       2004
                                                                   --------   --------   --------
                                                                           (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net Income                                                      $  3,323   $  3,288   $  2,955
   Adjustments to reconcile net income to net cash
      from operating activities
      Depreciation, amortization and accretion, net                     320        458      1,138
      Provision for loan losses                                         120        120         --
      Loans originated for sale                                      (7,369)   (11,613)   (18,590)
      Proceeds from sales of loans originated for sale                7,441     11,739     18,793
      Gain on sales of loans                                           (166)      (256)      (342)
      Gain on sales of premises and equipment                          (521)        --         --
      (Increase) decrease in other assets                            (1,643)      (596)       594
      Increase (decrease) in other liabilities                          878        732         20
                                                                   --------   --------   --------
         Total adjustments                                             (940)       584      1,613
                                                                   --------   --------   --------
            Net cash provided by operating activities                 2,383      3,872      4,568

CASH FLOWS FROM INVESTING ACTIVITIES
      Proceeds from maturities of securities
         available for sale                                          41,950     22,706     30,690
      Purchase of securities available for sale                     (22,992)   (14,458)   (35,073)
      Proceeds from maturities of securities held
         to maturity                                                  2,845      2,154      2,056
      Purchase of securities held to maturity                        (3,271)    (1,650)    (1,785)
      Proceeds from maturities of other securities                       45      5,055        600
      Purchase of other securities                                       --        (58)      (338)
      Net change in portfolio loans                                 (12,041)   (12,314)    (1,474)
      Premises and equipment expenditures                            (1,785)    (1,330)      (964)
      Proceeds from the sale of premises and equipment                  550         --         --
                                                                   --------   --------   --------
            Net cash (used in) provided by  investing activities      5,301        105     (6,288)

CASH FLOWS FROM FINANCING ACTIVITIES
      Net increase (decrease) in deposits                            (2,072)    (1,974)       497
      Dividends paid                                                 (2,800)    (2,709)    (2,675)
      Net proceeds from exercise of stock options                        62         52         48
      Purchases of common stock                                          (5)       (98)      (520)
                                                                   --------   --------   --------
            Net cash used in financing activities                    (4,815)    (4,729)    (2,650)
                                                                   --------   --------   --------
Net change in cash and cash equivalents                               2,869       (752)    (4,370)
Cash and cash equivalents at beginning of year                       11,943     12,695     17,065
                                                                   --------   --------   --------
CASH AND CASH EQUIVALENTS AT END OF YEAR                           $ 14,812   $ 11,943   $ 12,695
                                                                   ========   ========   ========
Supplemental disclosure of cash flow information
   Cash paid during the period for:
      Interest                                                     $  4,594   $  3,069   $  2,784
      Income taxes                                                    1,156      1,214      1,364
Non-cash transactions:
   Transfer from loans to other real estate owned                     1,053        590        126

          See accompanying notes to consolidated financial statements.


                                                                              5.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2006, 2005 and 2004

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The consolidated financial statements include CNB Corporation (the Company) and its wholly-owned subsidiary, Citizens National Bank of Cheboygan and the Bank's wholly-owned subsidiary, CNB Mortgage Corporation (the Bank and the Mortgage Corporation are hereafter collectively referred to as the Bank). All significant intercompany accounts and transactions are eliminated in consolidation.

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

Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses, pension obligation, the value of mortgage servicing rights, and fair values of financial instruments are particularly subject to change in the near term.

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

                                   (Continued)


                                                                              6.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2006, 2005 and 2004

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

                                   (Continued)


                                                                              7.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2006, 2005 and 2004

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors.

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

Other Real Estate Owned: Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at the lower of the loan carrying amount or fair value at acquisition. Any reduction to fair value from the carrying value of the related loan is accounted for as a loan loss. After acquisition, a valuation allowance reduces the reported amount to the lower of the initial amount or fair value less costs to sell. Expenses, gains and losses on disposition, and changes in the valuation allowance are reported in other expenses. As of December 31, 2006, other assets on the consolidated balance sheet includes $1,059,000 of other real estate owned. As of December 31, 2005 the balance was $562,000.

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

Company Owned Life Insurance: The Company has purchased life insurance policies on certain directors and executives. Company owned life insurance is recorded at its cash surrender value, or the amount that can be effectively realized at the balance sheet date. At December 31, 2006 and 2005, the cash surrender value of the underlying policies was $3,191,000 and $1,137,000, which is included in other assets on the balance sheet.

                                   (Continued)

                                                                              8.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2006, 2005 and 2004

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

Stock Compensation: Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standard 123R, Share Based Payment, using the modified prospective method which will require recording compensation cost for the fair value of stock based compensation. No awards were granted or vested in 2006, therefore adoption of this standard had no impact in 2006.

Prior to January 1, 2006 employee compensation expense under stock options was reported using the intrinsic value method. No stock-based compensation cost is reflected in net income, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant.

The following table illustrates the effect on 2004 net income and earnings per share if option expense for options granted at year-end 2003 and vesting in 2004 were measured using the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation. (Dollars in thousands, except per share data)

                                               2004
                                              -----
Net income as reported                        $2,955
Deduct: Stock-based compensation expense
   determined under fair value based method      (44)
                                              ------
Pro forma net income                          $2,911
                                              ======
Basic earnings per share as reported          $ 2.38
Pro forma basic earnings per share              2.34
Diluted earnings per share as reported          2.37
Pro forma diluted earnings per share            2.34

                                   (Continued)


                                                                              9.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2006, 2005 and 2004

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

Stock Splits and Stock Dividends: Dividends issued in stock are reported by transferring the market value of the stock issued from retained earnings to common stock and additional paid-in capital. Stock splits are recorded by adjusting par value. Fractional shares are paid in cash for all stock splits and dividends. Basic earnings per share, diluted earnings per share and dividends per share are restated for all stock splits and stock dividends.

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

Transfers of Financial Assets: Transfers of financial assets are accounted for as sales, when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

                                   (Continued)


                                                                             10.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2006, 2005 and 2004

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Operating Segments: While the chief decision-makers monitor the revenue streams of the various products and services, operations are managed and financial performance is evaluated on a Company-wide basis. Operating segments are aggregated into one as operating results for all segments are similar. Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable operating segment.

Adoption of New Accounting Standards: Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 123(R), Share-based Payment. See "Stock Compensation" above for further discussion of the effect of adopting this standard.

In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans -- an amendment of FASB Statements No. 87, 88, 106 and 132(R). This Statement requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its balance sheet, beginning with year end 2006, and to recognize changes in the funded status in the year in which the changes occur through comprehensive income beginning in 2007. Additionally, defined benefit plan assets and obligations are to be measured as of the date of the employer's fiscal year-end, starting in 2008. Adoption had the following effect on individual line items in the 2006 balance sheet:

                                             Before                          After
                                         Application of                 Application of
                                          SFAS No. 158    Adjustments     SFAS No.158
                                         --------------   -----------   --------------
                                                         (in thousands)
Asset (liability) for pension benefits      $  1,131        $(1,049)      $     82
Deferred income tax assets                       728            357          1,085
Total assets                                 252,592           (692)       251,900
Accumulated other comprehensive income          (126)          (692)          (818)
Total stockholders' equity                    25,690           (692)        24,998

                                   (Continued)


                                                                             11.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2006, 2005 and 2004

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In September 2006, the Securities and Exchange Commission (SEC) released Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (SAB 108), which is effective for fiscal years ending on or after November 15, 2006. SAB 108 provides guidance on how the effects of prior-year uncorrected financial statement misstatements should be considered in quantifying a current year misstatement. SAB 108 requires public companies to quantify misstatements using both an income statement (rollover) and balance sheet (iron curtain) approach and evaluate whether either approach results in a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. If prior year errors that had been previously considered immaterial now are considered material based on either approach, no restatement is required so long as management properly applied its previous approach and all relevant facts and circumstances were considered. Adjustments considered immaterial in prior years under the method previously used, but now considered material under the dual approach required by SAB 108, are to be recorded upon initial adoption of SAB
108. The amount so recorded is shown as a cumulative effect adjustment is recorded in opening retained earnings as of January 1, 2006.

The cumulative effect adjustment primarily reflects an over accrual of income tax liabilities relating primarily to years prior to 2006. Over a course of years, accrual differences that were considered immaterial to any particular prior year's statement of operations accumulated to a total of a net credit of $159,000. The impact of the over accrual on the 2006 opening consolidated shareholder's equity and retained earnings was $159,000. The impact on selected balance sheet accounts as of January 1, 2006 is as follows:

                                      January 1, 2006
                            ----------------------------------
                            Previously                Opening
                             Reported    Adjustment   Balance
                            ----------   ----------   --------
                                      (In thousands)
Other liabilities           $  4,795       $(159)     $  4,636
Total liabilities            228,232        (159)      228,073
Retained earnings              1,576         159         1,735
Total shareholder' equity     24,499         159        24,658

                                   (Continued)


                                                                             12.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2006, 2005 and 2004

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Effect of Newly Issued But Not Yet Effective Accounting Standards:

In February 2006, the Financial Accounting Standards Board (FASB) issued Statement No. 155, Accounting for Certain Hybrid Financial Instruments-an amendment to FASB Statements No. 133 and 140. This Statement permits fair value re-measurement for any hybrid financial instruments, clarifies which instruments are subject to the requirements of Statement No. 133, and establishes a requirement to evaluate interests in securitized financial assets and other items. The new standard is effective for financial assets acquired or issued after the beginning of the entity's first fiscal year that begins after September 15, 2006. Management does not expect the adoption of this statement to have a material impact on its consolidated financial position or results of operations.

In March 2006, the FASB issued Statement No. 156, Accounting for Servicing of Financial Assets-an amendment of FASB Statement No. 140. This Statement provides the following: 1) revised guidance on when a servicing asset and servicing liability should be recognized; 2) requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable; 3) permits an entity to elect to measure servicing assets and servicing liabilities at fair value each reporting date and report changes in fair value in earnings in the period in which the changes occur; 4) upon initial adoption, permits a onetime reclassification of available-for-sale securities to trading securities for securities which are identified as offsetting the entity's exposure to changes in the fair value of servicing assets or liabilities that a servicer elects to subsequently measure at fair value; and 5) requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional footnote disclosures. This standard is effective as of the beginning of an entity's first fiscal year that begins after September 15, 2006 with the effects of initial adoption being reported as a cumulative-effect adjustment to retained earnings. Management does not expect the adoption of this statement will have a material impact on its consolidated financial position or results of operations.

In September 2006, the FASB issued Statement No. 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset. The standard is effective for fiscal years beginning after November 15, 2007. The Company has not completed its evaluation of the impact of the adoption of this standard.

                                   (Continued)


                                                                             13.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2006, 2005 and 2004

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes -- an interpretation of FASB Statement No. 109 (FIN
48), which prescribes a recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company has determined that the adoption of FIN 48 will not have a material effect on the financial statements.

In September 2006, the FASB Emerging Issues Task Force finalized Issue No. 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. This issue requires that a liability be recorded during the service period when a split-dollar life insurance agreement continues after participants' employment or retirement. The required accrued liability will be based on either the post-employment benefit cost for the continuing life insurance or based on the future death benefit depending on the contractual terms of the underlying agreement. This issue is effective for fiscal years beginning after December 15, 2007. The Company has not completed its evaluation of the impact of adoption of EITF 06-4.

In September 2006, the FASB Emerging Issues Task Force finalized Issue No. 06-5, Accounting for Purchases of Life Insurance - Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4 (Accounting for Purchases of Life Insurance). This issue requires that a policyholder consider contractual terms of a life insurance policy in determining the amount that could be realized under the insurance contract. It also requires that if the contract provides for a greater surrender value if all individual policies in a group are surrendered at the same time, that the surrender value be determined based on the assumption that policies will be surrendered on an individual basis. Lastly, the issue discusses whether the cash surrender value should be discounted when the policyholder is contractually limited in its ability to surrender a policy. This issue is effective for fiscal years beginning after December 15, 2006. The Company does not believe the adoption of this issue will have a material impact on the financial statements.

                                   (Continued)


                                                                             14.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2006, 2005 and 2004

NOTE 2 - SECURITIES

The year end fair values and related gross unrealized gains and losses recognized in accumulated other comprehensive income/(loss) for securities available for sale, were as follows:

                                                Gross        Gross
                                     Fair    Unrealized   Unrealized
Available for Sale                  Value       Gains       Losses
------------------                 -------   ----------   ----------
                                             (In thousands)
2006
   U.S. Government and agency      $21,307       $ 8        $(125)
   Mortgage-backed                  10,491         4         (107)
   State and municipal               8,549        59          (13)
   Money market preferred stocks    10,984        --          (16)
                                   -------       ---        -----
                                   $51,331       $71        $(261)
                                   =======       ===        =====
2005
   U.S. Government and agency      $49,099       $--        $(717)
   Mortgage-backed                   8,140        --         (180)
   State and municipal              12,076        38          (52)
                                   -------       ---        -----
                                   $69,315       $38        $(949)
                                   =======       ===        =====

The year end carrying amount, unrecognized gains and losses, and fair value of securities held to maturity were as follows:

                                        Gross          Gross
                         Carrying   Unrecognized   Unrecognized    Fair
Held to Maturity          Amount        Gains         Losses       Value
----------------         --------   ------------   ------------   ------
                                          (In thousands)
2006
   State and municipal    $4,543         $54           $(15)      $4,582
                          ======         ===           ====       ======
2005
   State and municipal    $4,117         $37           $(26)      $4,128
                          ======         ===           ====       ======

There were no sales of securities during 2006, 2005 and 2004.

                                   (Continued)


                                                                             15.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2006, 2005 and 2004

NOTE 2 - SECURITIES (Continued)

Securities with unrealized losses at year end 2006 and 2005, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows (in thousands):

                          Less Than 12 Months     12 Months or More            Total
                         --------------------   --------------------   --------------------
                           Fair    Unrealized     Fair    Unrealized     Fair    Unrealized
2006                      Value       Loss       Value       Loss       Value       Loss
----                     -------   ----------   -------   ----------   -------   ----------
U.S. Government
   and agency            $ 2,724      $ (3)     $17,911     $(122)     $20,635     $(125)
Mortgage-backed            1,848        (3)       6,546      (104)       8,394      (107)
State and municipal        2,591        (3)       3,306       (25)       5,897       (28)
Money market preferred
   stocks                 10,984       (16)          --        --       10,984       (16)
                         -------      ----      -------     -----      -------     -----
Total temporarily
   impaired              $18,147      $(25)     $27,763     $(251)     $45,910     $(276)
                         =======      ====      =======     =====      =======     =====

                          Less Than 12 Months     12 Months or More            Total
                         --------------------   --------------------   --------------------
                           Fair    Unrealized     Fair    Unrealized     Fair    Unrealized
2005                      Value       Loss       Value       Loss       Value       Loss
----                     -------   ----------   -------   ----------   -------   ----------
U.S. Government
   and agency            $ 8,842     $(100)     $40,257     $(617)     $49,099     $(717)
Mortgage-backed            8,140     $(180)          --        --        8,140      (180)
State and municipal        4,658       (39)       3,153       (39)       7,811       (78)
                         -------     -----      -------     -----      -------     -----
Total temporarily
   impaired              $21,640     $(319)     $43,410     $(656)     $65,050     $(975)
                         =======     =====      =======     =====      =======     =====

Unrealized losses at year end 2006 and 2005 have not been recognized into income because they are not considered to be other-than-temporary. Management considers the unrealized losses to be market driven, resulting from changes in interest rates, and the Company has the intent and ability to hold the securities until their value recovers.

                                   (Continued)


                                                                             16.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2006, 2005 and 2004

NOTE 2 - SECURITIES (Continued)

Contractual maturities of debt securities at year end 2006 are shown below (in thousands). Expected maturities may differ from contractual maturity because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

                             Available    Held to Maturity
                              for sale   -----------------
                                Fair     Carrying    Fair
                               Value      Amount     Value
                             ---------   --------   ------
Due in one year or less       $35,213     $  956    $  956
Due from one to five years      4,216      1,596     1,633
Due from five to ten years        638      1,661     1,663
Due after ten years               773        330       330
Mortgage-backed                10,491         --        --
                              -------     ------    ------
                              $51,331     $4,543    $4,582
                              =======     ======    ======

Securities with a carrying value of $678,000 and $691,000 were pledged at December 31, 2006 and 2005, to secure public deposits and for other purposes.

The Company held securities exceeding 10% of shareholders' equity from the following states (including its political subdivisions) at December 31:

            2006     2005
           ------   ------
            (In thousands)
Michigan   $8,369   $8,713

NOTE 3 - LOANS

Year end loans were as follows:

                                        2006        2005
                                      --------   ---------
                                         (In thousands)
Residential real estate               $ 82,842   $ 83,234
Consumer                                 9,444      9,922
Commercial real estate                  61,740     53,133
Commercial                              13,208     10,037
                                      --------   --------
                                       167,234    156,326
Deferred loan origination fees, net         (6)        (8)
Allowance for loan loses                (1,498)    (1,456)
                                      --------   --------
                                      $165,730   $154,862
                                      ========   ========

                                   (Continued)


                                                                             17.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2006, 2005 and 2004

NOTE 3 - LOANS (Continued)

Activity in the allowance for loan losses is summarized as follows:

                             2006     2005     2004
                             ----     ----     ----
                                 (In thousands)
Beginning balance           $1,456   $1,350   $1,575
Provision for loan losses      120      120       --
Charge-offs                   (104)     (28)    (242)
Recoveries                      26       14       17
                            ------   ------   ------
Ending Balance              $1,498   $1,456   $1,350
                            ======   ======   ======

There was one impaired loan during 2004 with an average balance of approximately $100,000. The balance of this loan was zero at year-end 2004. Information relating to income received on this loan during impairment is not considered material to this presentation. There were no impaired loans during 2006 or 2005.

Nonperforming loans were as follows:

                                                 2006   2005
                                                 ----   ----
                                               (In thousands)
Loans past due over 90 days still on accrual     $177   $255
Nonaccrual loans                                   --     --

NOTE 4 - LOAN SERVICING

Mortgage loans serviced for others are not reported as assets. These loans totaled $73,102,000 and $73,201,000 at year end 2006 and 2005. Related escrow deposit balances were $110,000 and $100,000. Capitalized mortgage servicing rights balances were $618,000 and $586,000 at year end 2006 and 2005. There was no valuation allowance at year end 2006 or 2005. The related additions recognized were $94,000, $130,000 and $139,000 and the amortization was $62,000, $62,000 and $71,000 in 2006, 2005 and 2004.

                                   (Continued)


                                                                             18.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2006, 2005 and 2004

NOTE 5 - PREMISES AND EQUIPMENT

Year end premises and equipment were as follows:

                                  2006      2005
                                -------   -------
                                 (In thousands)
Real estate and buildings       $ 7,106   $ 5,876
Furniture and fixtures            4,911     4,825
                                -------   -------
                                 12,017    10,701
Less accumulated depreciation    (5,391)   (5,258)
                                -------   -------
                                $ 6,626   $ 5,443
                                =======   =======

Depreciation expense amounted to $573,000, $487,000 and $448,000 in 2006, 2005 and 2004.

NOTE 6 - DEPOSITS

Time deposit accounts individually exceeding $100,000 total $26,415,000 and $19,561,000 at year end 2006 and 2005.

At year end 2006, the scheduled maturities of time deposits are as follows:

       (In thousands)
2007       $59,492
2008        22,419
2009         1,715
2010         1,501
2011         2,579
           -------
           $87,706
           =======

                                   (Continued)


                                                                             19.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2006, 2005 and 2004

NOTE 7 - EMPLOYEE BENEFITS

Defined Benefit Retirement Plan: The Company has a defined benefit, noncontributory pension plan which provides retirement benefits for essentially all employees. The Company uses a December 31 measurement date for its plan. The following sets forth the plan's funded status and amounts recognized in the financial statements:

                                          2006      2005
                                        -------   -------
                                          (In thousands)
Change in benefit obligation:
   Beginning benefit obligation         $(4,551)  $(4,591)
   Service cost                            (242)     (189)
   Interest cost                           (293)     (290)
   Actuarial loss (gain)                    169       236
   Benefits paid                            245       283
                                        -------   -------
   Ending benefit obligation             (4,672)   (4,551)

Change in plan assets, at fair value:
   Beginning plan assets                  4,185     2,984
   Actual return                            503       194
   Employer contribution                    311     1,290
   Benefits paid                           (245)     (283)
                                        -------   -------
   Ending plan assets                     4,754     4,185
   Funded status                             82      (366)
   Unrecognized net actuarial loss           --     1,413
   Unrecognized transition amount            --       (23)
   Unrcognized prior service amount          --        35
                                        -------   -------
   Net amount recognized                $    82   $ 1,059
                                        =======   =======

Amounts recognized in the balance sheet consist of:

                           2006     2005
                           ----   -------
                           (In thousands)
Prepaid pension cost        $--    $1,059
Funded status                82        --
                            ---    ------
   Net amount recognized    $82    $1,059
                            ===    ======

Amounts recognized in accumulated other comprehensive income consist of :

                    2006     2005
                  -------   -----
                   (In thousands)
Net (loss)/gain   $(1,049)   $--

                                   (Continued)


                                                                             20.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2006, 2005 and 2004

NOTE 7 - EMPLOYEE BENEFITS (Continued)

The accumulated benefit obligation for the defined benefit pension plan was $3,465,000 and $3,207,000 at year end 2006 and 2005, respectively.

Components of net periodic benefit cost are as follows:

                                       2006    2005    2004
                                      -----   -----   -----
                                          (In thousands)
Service cost                          $ 242   $ 189   $ 218
Interest cost on benefit obligation     293     290     336
Expected return on plan assets         (344)   (279)   (288)
Net amortization and deferral            (8)     (9)     (9)
Recognized net actuarial loss            56      69      85
Plan settlement                          --      --     426
                                      -----   -----   -----
   Pension expense                    $ 239   $ 260   $ 768
                                      =====   =====   =====

The estimated net (gain)/loss and prior service costs that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year are $139,000 and $200,000.

Additional information about the defined benefit pension plan:

                                                    2006    2005   2004
                                                    ----   -----   ----
Increase (decrease) in minimum liability included
   in other comprehensive income                     $--   $(477)  $(12)

The following weighted-average assumptions were used to determine benefit obligations at year end and net cost:

                                           2006   2005   2004
                                           ----   ----   ----
Weighted average disount rate              6.50%  6.50%  6.50%
Rate of increase in future compensation    4.00%  4.00%  4.00%
Expected long term return on plan assets   8.00%  8.00%  8.00%

                                   (Continued)


                                                                             21.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2006, 2005 and 2004

NOTE 7 - EMPLOYEE BENEFITS (Continued)

The Company's pension plan asset allocation at year end 2006 and 2005, target allocation for 2007, and expected long-term rate of return by asset category are as follows:

                                                         Weighted-
                                         Percentage       Average
                                          of Plan        Expected
                            Target         Assets        Long-Term
                          Allocation    at Year end       Rate of
Asset Category               2007       2006    2005   Return - 2006
--------------            ----------   -----   -----   -------------
Equity securities            70.0%      67.5%   66.5%      9.45%
Fixed Income securities      30.0       29.4    25.4       5.20
Other                          --        3.1     8.1       3.25
                          -------      -----   -----       ----
   Total                    100.0%     100.0%  100.0%      8.00%
                          =======      =====   =====       ====

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

During 2006, the Company contributed $311,000 into the plan. The Company expects to contribute approximately $200,000 to this pension plan in 2007.

                                   (Continued)


                                                                             22.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2006, 2005 and 2004

NOTE 7 - EMPLOYEE BENEFITS (Continued)

Estimated Future Payments

The following benefit payments, which reflect expected future service, are anticipated:

Year End            Benefit Payments
--------            ----------------
2007                   $  111,000
2008                      105,000
2009                       99,000
2010                      117,000
2011                      161,000
Years 2012 - 2016       1,333,000

Deferred Compensation Plan: The Company has a deferred compensation plan to provide retirement benefits to certain Directors, at their option, in lieu of annual directors' fees. The present value of future benefits are accrued annually over the period of active service of each participant. Total liabilities under the plan are $2,476,000 and $2,362,000 at December 31, 2006 and 2005. The expense for the plan was $280,000, $656,000 and $208,000 in 2006,
2005 and 2004. During 2005 an additional $315,000 was expensed to the deferred compensation plan to recognize the accelerated benefit amount payable due to the death of a director.

The Company also has a deferred compensation plan that allows executive officers of the Bank, and certain Directors an opportunity to defer a portion of their compensation. On a monthly basis, the account of each participant accrues interest based on the interest rate determined for that year. Total liabilities under the plan are $671,000 and $652,000 at December 31, 2006 and 2005. The expense of the plan was $37,000, $33,000 and $35,000 in 2006, 2005 and 2004.

401(k) Plan: The Company has a 401(k) savings and retirement plan covering substantially all employees. Under the plan, employees may defer up to the lesser of 100% of their eligible compensation or the limitations set by the IRS. The employees may also make "catch-up" contributions to the extent the IRS allows. During 2006, 2005 and 2004, the Board of Directors elected to contribute a matching contribution equal to 100% of the first 2% and 50% of the next 2% of the employee's deferred compensation. Employee contributions and the Company's matching percentages are vested immediately. The Company's matching percentages are determined annually by the Board of Directors and resulted in total contributions of $80,000, $71,000 and $73,000 in 2006, 2005 and 2004.

                                   (Continued)


                                                                             23.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2006, 2005 and 2004

NOTE 8 - STOCK OPTIONS

Stock Option Plan: The shareholders approved an incentive stock option plan in May 1996 under which up to 67,005 options, as adjusted for stock splits, may be issued at market prices to employees. The right to exercise the options vests over a one-year period. The exercise price of options granted is equivalent to the market value of underlying stock at the grant date. Shares issued when options are exercised come from authorized but unissued shares. All options outstanding are exercisable. At December 31, 2006, 9,952 options are available to be granted.

Activity in the option plan for the years ended, and as restated for all stock dividends, is summarized as follows:

                                                                Weighted    Weighted
                                    Number of                    Average     Average     Aggregate
                                   Outstanding     Exercise     Exercise   Contractual   Intrinsic
                                     Options         Price        Price       Term         Value
                                   -----------   ------------   --------   -----------   ---------
Outstanding at January 1, 2006       25,932      $23.92-57.01    $47.35

Exercised                            (2,194)      23.92-33.62     28.40
Forfeitures                            (300)            57.01     57.01
                                     ------      ------------    ------
Outstanding at December 31, 2006     23,438      $33.62-57.01    $49.00     3.8 years     $36,000
                                     ======      ============    ======     =========     =======
Exercisable at December 31, 2006     23,438      $33.62-57.01    $49.00     3.8 years     $36,000
                                     ======      ============    ======     =========     =======

No compensation expense was required to be recognized under the plan for 2006, 2005 and 2004. There was no unrecognized compensation expense at December 31, 2006.

Information related to the stock option plan during each year follows:

                                         2006      2005     2004
                                       -------   -------   ------
Intrinsic value of options exercised   $36,000   $11,000   $173,000
Cash received from option exercises     62,000    52,000     48,000

No tax benefit was realized from exercises in 2006, 2005 and 2004. There were no options granted in 2006, 2005 and 2004.

                                   (Continued)


                                                                             24.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2006, 2005 and 2004

NOTE 9 - INCOME TAXES

Income tax expense consists of:

            2006     2005     2004
           ------   ------   ------
                (In thousands)
Current    $1,206   $  944   $1,265
Deferred      120      296      (89)
           ------   ------   ------
           $1,326   $1,240   $1,176
           ======   ======   ======

Year end deferred tax assets and liabilities consist of:

                                                         2006     2005
                                                        ------   ------
                                                         (In thousands)
Deferred tax assets
   Allowance for loan losses                            $  362   $  347
   Deferred compensation                                 1,070    1,024
   Recognized pension liability                            357       --
   Unrealized losses on securities available for sale       65      310
   Other                                                     5        4
                                                        ------   ------
      Total deferred tax assets                          1,859    1,685
                                                        ------   ------
Deferred tax liabilities
   Pension expense                                         385      367
   Fixed assets                                            382      216
   Mortgage servicing rights                               210      199
   Accretion                                                67       79
   Other                                                    69       70
                                                        ------   ------
      Total deferred tax liability                       1,113      931
                                                        ------   ------
         Net deferred tax asset                         $  746   $  754
                                                        ======   ======

                                   (Continued)


                                                                             25.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2006, 2005 and 2004

NOTE 9 - INCOME TAXES (Continued)

Income tax expense calculated at the statutory rate of 34% differs from actual income tax expense as follows:

                                                 2006      2005       2004
                                                ------   --------   -------
                                                       (In thousands)
Statutory rate applied to income before taxes   $1,581    $1,540    $1,405
Deduct
   Tax-exempt interest income, net                (188)     (183)     (218)
   Life insurance                                   (6)     (113)      (14)
   Other                                           (61)       (4)        3
                                                ------    ------    ------
                                                $1,326    $1,240    $1,176
                                                ======    ======    ======

NOTE 10 - EARNINGS PER SHARE

A reconciliation of the numerators and denominators of the basic earnings per share and diluted earnings per share computations is presented below:

                                            2006         2005         2004
                                         ----------   ----------   ----------
Basic earnings per share
   Net income available to common
      shareholders (in thousands)        $    3,323   $    3,288   $    2,955
                                         ==========   ==========   ==========
   Weighted average shares outstanding    1,238,354    1,237,217    1,241,624
      Basic earnings per share           $     2.68   $     2.66   $     2.38
                                         ==========   ==========   ==========

                                   (Continued)


                                                                             26.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2006, 2005 and 2004

NOTE 10 - EARNINGS PER SHARE (Continued)

                                            2006         2005         2004
                                         ----------   ----------   ----------
Diluted earnings per share
   Net income available to common
      shareholders (in thousands)        $    3,323   $    3,288   $    2,955
                                         ==========   ==========   ==========
   Weighted average shares outstanding    1,238,354    1,237,217    1,241,624
   Add dilutive effects of assumed
      exercises of stock options              1,427        2,603        3,883
                                         ----------   ----------   ----------
   Weighted average dilutive
      potential shares outstanding        1,239,781    1,239,820    1,245,507
                                         ==========   ==========   ==========
      Diluted earnings per share         $     2.68   $     2.65   $     2.37
                                         ==========   ==========   ==========

Stock options for 19,407 and 8,340 shares of common stock were not considered in computing diluted earnings per share for 2006 and 2005 because they were antidilutive.

NOTE 11 - RELATED PARTY TRANSACTIONS

Certain directors and executive officers of the Company and the Bank (including family members, affiliates and companies in which they are principal owners) had loans outstanding with the Bank in the ordinary course of business. A summary of the aggregate loans outstanding which exceeded $60,000 to these individuals follows:

                                    2006     2005
                                   ------   ------
                                    (In thousands)
Balance outstanding, January 1     $2,186   $2,043
New loans and rewrites                363      663
Payments and payoffs                 (403)    (501)
Change in persons included             (1)     (19)
                                   ------   ------
Balance outstanding, December 31   $2,145   $2,186
                                   ======   ======

Related party deposits totaled $2,402,000 and $3,953,000 at year end 2006 and 2005.

                                   (Continued)


                                                                             27.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2006, 2005 and 2004

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

At year end 2006 and 2005, reserves of $1,770,000 and $1,848,000 were required as deposits with the Federal Reserve or as cash on hand. These reserves do not earn interest.

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

A summary of the notional or contractual amounts of financial instruments with off-balance-sheet risk at year end were as follows:

                                 2006      2005
                               -------   -------
                                 (In thousands)
Commitments to extend credit   $19,232   $19,054
Standby letters of credit          501       387

The fair values of these commitments are not material. Substantially all of these commitments are at variable or uncommitted rates.

                                   (Continued)


                                                                             28.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2006, 2005 and 2004

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

The estimated year end values of financial instruments were:

                                            2006                    2005
                                   ---------------------   ---------------------
                                    Carrying      Fair      Carrying      Fair
                                     Amount      Value       Amount      Value
                                   ---------   ---------   ---------   ---------
                                                   (In thousands)
Assets
   Cash and cash equivalents       $  14,812   $  14,812   $  11,943   $  11,943
   Securities available for sale      51,331      51,331      69,315      69,315
   Securities held to maturity         4,543       4,582       4,117       4,128
   Other securities                    1,008       1,008       1,053       1,053
   Loans, net                        165,730     168,837     154,862     155,703
Liabilities
   Deposits
      Noninterest-bearing          $ (39,620)  $ (39,620)  $ (38,943)  $ (38,943)
      Interest bearing              (181,745)   (181,613)   (184,494)   (183,897)

NOTE 14 - REGULATORY CAPITAL

The Bank is subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements.

                                   (Continued)


                                                                             29.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2006, 2005 and 2004

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

                             Capital
                             to Risk-
                         Weighted Assets
                         ---------------     Tier 1 Capital
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

The Bank was categorized as well capitalized at year end. There are no conditions or events since year-end that management believes has changed the Bank's category. Actual capital levels (in millions) and minimum required levels were:

                                                                              Minimum Required
                                                                Minimum          To Be Well
                                                               Required      Capitalized Under
                                                              For Capital    Prompt Corrective
                                                               Adequacy            Action
                                               Actual          Purposes          Regulations
                                           --------------   --------------   -----------------
                                           Amount   Ratio   Amount   Ratio     Amount   Ratio
                                           ------   -----   ------   -----     ------   -----
2006
Total capital (to risk weighted assets)
   Bank                                     $27.1   15.4%    $14.1    8.0%      $17.6   10.0%
Tier 1 capital (to risk weighted assets)
   Bank                                      25.7   14.6       7.0    4.0        10.6    6.0
Tier 1 capital (to average assets)
   Bank                                      25.7   10.1      10.1    4.0        12.7    5.0

2005
Total capital (to risk weighted assets)
   Bank                                     $26.5   17.0%    $12.5    8.0%      $15.6   10.0%
Tier 1 capital (to risk weighted assets)
   Bank                                      25.0   16.0       6.2    4.0         9.4    6.0
Tier 1 capital (to average assets)
   Bank                                      25.0    9.9      10.2    4.0        12.7    5.0

                                   (Continued)


                                                                             30.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2006, 2005 and 2004

NOTE 14 - REGULATORY CAPITAL (Continued)

One of the principal sources of cash for the Company is dividends from the Bank. Regulatory agencies can place dividend restrictions on the Bank based on their evaluation of its financial condition. No restrictions are currently imposed by regulatory agencies on the Bank other than the limitations found in the regulations which govern the payment of dividends to the Company. Under the most restrictive of these regulations, in 2007, the Bank is limited to paying dividends of approximately $1,013,000 plus 2007 net income, without prior regulatory approval.

NOTE 15 -- PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

Following are condensed parent company financial statements:

                            CONDENSED BALANCE SHEETS
                           December 31, 2006 and 2005

                                                  2006      2005
                                                -------   -------
                                                  (In thousands)
ASSETS
Cash                                            $    94   $    66
Investment in subsidiary                         24,912    24,448
Dividends receivable                              1,266     1,236
                                                -------   -------
   Total assets                                 $26,272   $25,750
                                                =======   =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Dividends payable                               $ 1,274   $ 1,251
Shareholders' equity                             24,998    24,499
                                                -------   -------
   Total liabilities and shareholders' equity   $26,272   $25,750
                                                =======   =======

                                   (Continued)


                                                                             31.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2006, 2005 and 2004

NOTE 15 - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS (Continued)

                         CONDENSED STATEMENTS OF INCOME
                  Years ended December 31, 2006, 2005 and 2004

                                              2006     2005     2004
                                             ------   ------   ------
                                                  (In thousands)
Dividends from subsidiary                    $2,832   $2,826   $3,240
Operating expenses                              (46)     (44)     (28)
                                             ------   ------   ------
Income before income taxes and equity
   in undistributed /(over distributed)
   income of subsidiary                       2,786    2,782    3,212
Income tax benefit                               15       15        9
Equity in undistributed/(over distributed)
   income of subsidiary                         522      491     (266)
                                             ------   ------   ------
NET INCOME                                   $3,323   $3,288   $2,955
                                             ======   ======   ======

                       CONDENSED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 2006, 2005 and 2004

                                               2006      2005      2004
                                             -------   -------   -------
                                                    (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                   $ 3,323   $ 3,288   $ 2,955
Equity in (undistributed)/over
   distributed net income of subsidiary         (522)     (491)      266
Change in dividends receivable                   (30)       24       (60)
Change in other liabilities                       --        --       (21)
                                             -------   -------   -------
   Net cash from operating activities          2,771     2,821     3,140
CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid                                (2,800)   (2,709)   (2,675)
Net shares purchased                              57       (46)     (472)
                                             -------   -------   -------
   Net cash from financing activities         (2,743)   (2,755)   (3,147)
                                             -------   -------   -------
Net change in cash and cash equivalents           28        66        (7)
Cash at beginning of year                         66        --         7
                                             -------   -------   -------
CASH AT END OF YEAR                          $    94   $    66   $    --
                                             =======   =======   =======

                                  (Continued)


                                                                             32.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2006, 2005 and 2004

NOTE 16 - QUARTERLY FINANCIAL DATA (UNAUDITED)

                                  Net               Earnings Per Share
                    Interest   Interest     Net    --------------------
                     Income     Income    Income     Basic     Diluted
                    --------   --------   ------   --------   ---------
                           (In thousands, except per share data)
2006
   First quarter     $3,507     $2,512     $694      $0.56      $0.56
   Second quarter     3,628      2,497      996       0.80       0.80
   Third quarter      3,886      2,657      794       0.64       0.64
   Fourth quarter     3,948      2,631      839       0.68       0.68
2005
   First quarter     $3,161     $2,508     $805      $0.65      $0.65
   Second quarter     3,320      2,594      932       0.75       0.75
   Third quarter      3,399      2,563      769       0.62       0.62
   Fourth quarter     3,476      2,559      782       0.64       0.63

During the second quarter of 2006 the Bank received a gain on the sale of property in the amount of $521,000.

During the second quarter of 2005 the Bank received payment of life insurance proceeds and recorded a gain on that asset in the amount of $300,000. The proceeds were offset by an additional expense of $315,000 to recognize amounts payable under a deferred compensation plan. The insurance proceeds are non-taxable income and resulted in the net increase in net income for the quarter.


                                                                             33.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
CNB Corporation
Cheboygan, Michigan

We have audited the accompanying consolidated balance sheets of CNB Corporation as of December 31, 2006 and 2005, and the related consolidated statements of income and comprehensive income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CNB Corporation as of December 31, 2006 and 2005 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

As disclosed in Note 1, the Company adopted Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatement when Quantifying Misstatements in Current Year Financial Statements" (SAB 108) and Statement of Financial Accounting Standards No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statement No. 87, 88, 106 and 132(R)" (SFAS No. 158) during 2006. Accordingly liabilities at the beginning of 2006 were adjusted with an offsetting adjustment to the opening balance of retained earnings under SAB 108 and year-end assets were adjusted with an offsetting adjustment to accumulated other comprehensive loss under SFAS No. 158.

                                        Crowe Chizek and Company LLC

Grand Rapids, Michigan
March 30, 2007


                                                                             34.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2006, 2005 and 2004

This discussion provides information about the consolidated financial condition and results of operations of CNB Corporation (the Company) and its wholly-owned subsidiary, Citizens National Bank of Cheboygan and the Bank's wholly-owned subsidiary, CNB Mortgage Corporation (the Bank and the Mortgage Corporation are hereafter collectively referred to as the Bank). This discussion should be read in conjunction with the consolidated financial statements beginning on page 2 and the related footnotes.

                               FINANCIAL CONDITION

The overall financial condition of the Company was strong for 2006. The Company recognized a 7.0% increase in the loan portfolio. Deposits had a slight overall decline during 2006 while the Company's equity increased during 2006.

CASH AND CASH EQUIVALENTS

The Company's balances of cash and cash equivalents increased $2,869,000 from 2005 to 2006. During the year, $2.4 million of cash was provided from operating activities due primarily to net income, while $5.3 million was provided from investing activities. The company utilized $4.8 million on financing activities. The balances maintained in cash and cash equivalents vary based on daily fluctuations in loan and deposit balances. Sufficient cash is maintained on a daily basis to meet the anticipated liquidity needs of the Company for customer transactions and to clear checks drawn on other financial institutions. The amount of clearings can vary by as much as $3.0 million in one day, causing the Company's cash position to vary.

SECURITIES

The Company maintains securities portfolios that include obligations of federal agencies and government sponsored entities as well as securities issued by states and political subdivisions. Security balances decreased $17.6 million during 2006. Securities available for sale represent 90.2% of the portfolio. Currently, the Company primarily maintains a short-term securities portfolio. The Company will extend the average life of the portfolio moving forward as the rate environment continues to increase. As the amount of securities maturing on a regular basis decreases, liquidity will be maintained by adding to the available for sale portfolio. The reason for the decrease in the securities portfolio during 2006 is due to the fact that as the securities matured, the Company did not reinvest as many dollars back into securities as it has in the past. This was due to the increased loan demand. The Company used the dollars from the securities maturities to fund higher yielding loans. It is management's expectation that the Company will continue to change the balance sheet mix in this manner during 2007.

                                                                             35.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2006, 2005 and 2004

The chart below shows the change in each of the categories of the portfolio.

                                   2006       2005       2004
                                 --------   --------   -------
                                         (In thousands)
U.S. Government and agency       $(27,792)  $ (7,687)  $ 7,984
Mortgage-backed                     2,351      4,991     3,149
Tax exempt state and municipal     (1,609)    (4,149)   (4,901)
Taxable state and municipal        (1,492)    (2,624)   (3,940)
Money market preferrred stocks     10,984         --        --
Other securities                      (45)    (4,997)     (262)
                                 --------   --------   -------
   Total change in securities    $(17,603)  $(14,466)  $ 2,030
                                 ========   ========   =======

Holdings in U.S. government and agencies decreased due to a change in the focus of our securities portfolio. Upon the availability of a newly approved securities investment option, during the second half of 2006, monies from securities maturities were mainly placed into money market preferred stock investments due to their superior rate and availability for liquidity. Securities investments as a total decreased during the year primarily due to our increased loan activity funding requirements. The Company did reinvest some of its maturity dollars into the mortgage-backed security portfolio which continues to be one of its higher yielding investments. The Company maintains a short-term investment portfolio with maturities averaging less than two years. The Company will continue to monitor the rate environment and may extend the maturities of the investment portfolio in the future. The chart below shows the percentage composition of the portfolio as of December 31.

                                   2006       2005
                                  ------     ------
U.S. Government and agency         37.46%     65.92%
Mortgage backed                    18.44%     10.93%
Tax exempt state and municipal     22.21%     19.12%
Taxable state and municipal         0.81%      2.62%
Money market preferred stocks      19.31%        --
Other securities                    1.77%      1.41%
                                  ------     ------
                                  100.00%    100.00%
                                  ======     ======

Securities available for sale are recorded at fair value and securities held to maturity are recorded at amortized cost. The net unrealized loss on securities available for sale at December 31, 2006 was $126,000, net of taxes. The unrealized gains and losses are temporary since they are a result of market changes rather than a reflection of credit quality. Management has no specific intent to sell these securities at the present time.


                                                                             36.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2006, 2005 and 2004

The Company maintains a conservative security portfolio with a majority of the investments in U.S. Government and agency securities and issues of governmental units in its service area. The maturities of the U.S. Government and agency securities have typically been very short, two years or less, providing liquidity in addition to quality.

During 2007, management feels that there will be sufficient liquidity to increase the maturity of the investment portfolio, in addition to increasing yields.

LOANS

Total loans increased $10.9 million or 7.0% during 2006, with the primary increase in commercial real estate loans of $8.6 million or 16.2%. As a full service lender, the Company offers a variety of personal and commercial loans. Home mortgages comprise the largest portion of the loan portfolio. The Company generally retains the ownership of adjustable rate loans and short to medium-term fixed-rate loans and originates and sells long-term single family residential fixed-rate mortgage loans to the secondary market. This practice allows the Company to meet the housing credit needs of its service area while maintaining an appropriate interest rate sensitivity and liquidity position. The Company originated $7.4 million in loans for sale in 2006 and $11.6 million in 2005 as compared to $18.6 million in 2004. Management anticipates the volume of mortgage refinancing in 2007 will be comparable to 2006. In addition to mortgage loans, the Company makes loans for personal and business use, secured and unsecured, to customers in its service area. It is the Company's intent to continue to increase both the commercial mortgage and commercial loan portfolios during 2007.

The Company maintains a conservative loan policy and strict credit underwriting standards, which reflects highly in its credit quality with a small percent of total loans as non-performing. All loans are domestic. An annual review of loan concentrations at December 31, 2006 indicated the pattern of loans in the portfolio has not changed. There is no individual industry with more than a 10% concentration, except for all tourism-related businesses which, when combined, represent 13.4% of total loans.

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

The quality of the Company's loan portfolio compares well with its peer group with non-performing loans at .11% of total loans at December 31, 2006 and 0.16% at December 31, 2005. Net loans charged off were .05% of total loans during 2006 and .01% in 2005. There were no significant changes in the allowance for loan losses in 2006 and 2005 due to stable loan quality and a continued modest identified loss potential for individual loans and groups of loans. A


                                                                             37.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2006, 2005 and 2004

provision expense of $120,000 was recorded during 2006 and 2005 due to net charge-offs and responding to overall loan growth, while no provision expense was recorded in 2004.

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

                                                   2006    2005
                                                  -----   -----
                                                  (Dollars in
                                                   thousands)
Nonaccrual loans                                  $  --   $  --
Loans past due 90 days or more still on accrual     177     255
Troubled debt restructurings                         --      --
                                                  -----   =----
   Total nonperforming loans                      $ 177   $ 255
                                                  =====   =====
Percent of total loans                             0.11%   0.16%

DEPOSITS

Deposits decreased $2.1 million or .93% during 2006. This was due to several factors including a highly competitive rate environment and the withdrawal of several large deposits by two governmental units to complete building projects. As the interest rate environment increases the Company will in turn change the rates it offers its customers.

The majority of the Company's deposits are derived from core customers, as a result of long-term personal, business and public relationships. Deposit rates are monitored continually to assure that the Company pays a competitive rate.

As of December 31, 2006, the loan to deposit ratio was 75.5% compared to 70.0% at December 31, 2005. This ratio increased due to a high increase in the loan portfolio and a decrease in the deposit portfolio. Management continues to emphasize loan growth with a targeted loan to deposit ratio at a minimum of 65.0%. A change in asset mix from securities to higher yielding loans provides an increase in the net interest margin.

As of December 31, 2006, long-term debt obligations consist of the Company's time deposits which are presented in Note 6 to the consolidated financial statements.


                                                                             38.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2006, 2005 and 2004

EQUITY

Total equity for the Company at year end 2006 was $25.0 million compared to $24.5 million in 2005. The Company had a stock repurchase program in place and during 2005 repurchased $98,000 worth of stock under the plan before the plan ended. In addition, the Company occasionally repurchases stock at its discretion. During 2006 the Company repurchased $5,000 worth of stock. Accumulated other comprehensive income increased by $475,000 as the market value of the Company's available for sale securities improved. This increase to accumulated other comprehensive income was offset by a $692,000 adjustment to reflect the impact of initially implementing SFAS No. 158. Adoption of SAB 108 resulted in an increase in total equity at January 1, 2006 of $159,000.

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

The Company's most readily available sources of liquidity are federal funds sold, securities classified as available for sale and securities classified as held to maturity maturing within one year. These sources of liquidity are supplemented by new deposits and by loan payments received from customers. As of December 31, 2006, the Company held $6.4 million in federal funds sold, $51.3 million in securities available for sale, and $956,000 in held to maturity securities maturing within one year. These short-term assets represent 26.5% of total deposits as of December 31, 2006. Historically, the Company's security portfolio has been short term in nature, with the average life of the portfolio consistently being less than two years. The Company serves a market which is highly tied to the tourist industry. Consequently, the Company experiences seasonal swings in liquidity. Deposit growth occurs during July, August, and September, then may decline through the fall and winter months. The Company does not anticipate any significant change in its seasonal pattern. In addition to the above readily available sources of liquidity, the Company has lines of credit available from other institutions totaling $14 million. There were no advances outstanding on these lines of credit at December 31, 2006 or 2005.


                                                                             39.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2006, 2005 and 2004

INTEREST RATE SENSITIVITY

The following tables provide information about the Company's financial instruments that are sensitive to changes in interest rates at December 31, 2006 and 2005. For loans receivable, securities, and liabilities with contractual maturities, the tables present principal cash flows and related weighted-average interest rates by contractual maturities, as well as the Company's historical experience relative to the impact of interest rate fluctuations on the prepayment of loans. For core deposits (demand deposits, interest-bearing checking, savings, and money market deposits) that have no contractual maturity, the tables present principal cash flows and, as applicable, related weighted-average interest rates based upon the Company's historical experience, management's judgment, and statistical analysis concerning their most likely withdrawal behaviors. The current historical interest rates for core deposits are assumed to apply for future periods in these tables as the actual interest rates that will need to be paid to maintain these deposits are not currently known. Weighted-average variable rates are based upon contractual rates existing at the reporting date.

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


                                                                             40.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2006, 2005 and 2004

                   MARKET RISK DISCLOSURE AT DECEMBER 31, 2006
                             (Dollars in thousands)

                                                                                                                     Fair Value
                                            2007       2008      2009      2010      2011    Thereafter     Total    12/31/2006
                                          --------   -------   -------   -------   -------   ----------   --------   ----------
RATE-SENSITIVE ASSETS
   Variable interest rate loans            $30,247   $ 1,229   $ 1,141   $    --   $    --    $    --     $ 32,617    $ 33,223
      Average interest rate                   8.76%     7.33%     7.72%       --%       --%        --%        8.67%
   Fixed interest rate loans                15,196     6,563    13,842    17,589    20,160     61,267      134,617     137,118
      Average interest rate                   7.83%     7.32%     7.24%     7.08%     7.72%      6.58%        7.06%
   Variable interest rate securities           460        --        --        --        --      1,073        1,533       1,533
      Average interest rate                   6.40%       --%       --%       --%       --%      5.78%        5.96%
   Fixed interest rate securities           35,709     6,539     5,055     3,515     1,194      3,337       55,349      55,388
      Average interest rate                   3.65%     4.16%     4.43%     5.03%     4.58%      4.24%        3.92%
   RATE--SENSITIVE LIABILITIES
   Noninterest-bearing deposits             39,620        --        --        --        --         --       39,620      39,620
      Average interest rate                     --%       --%       --%       --%       --%        --%          --%
   Fixed interest rate savings and
      interest--bearing deposits            94,039        --        --        --        --         --       94,039      93,970
      Average interest rate                   1.58%       --%       --%       --%       --%        --%        1.58%
   Variable interest rate time deposits     11,399     9,837        --        --        --         --       21,236      21,221
      Average interest rate                   5.05%     5.05%       --%       --%       --%        --%        5.05%
   Fixed interest rate time deposits        48,093    12,582     1,715     1,501     2,579         --       66,470      66,422
      Average interest rate                   4.42%     4.32%     3.83%     4.14%     5.12%        --%        4.41%


                   MARKET RISK DISCLOSURE AT DECEMBER 31, 2005
                             (Dollars in thousands)

                                                                                                                    Fair Value
                                            2006       2007     2008     2009      2010     Thereafter     Total    12/31/2005
                                          --------   -------   ------   -------   -------   ----------   --------   ----------
RATE-SENSITIVE ASSETS
   Variable interest rate loans           $ 32,436   $   775   $1,659   $    51   $    --    $    --     $ 34,921   $ 35,109
      Average interest rate                   7.73%     7.35%    7.34%     6.50%       --%        --%        7.70%
   Fixed interest rate loans                14,769     7,078    9,091    13,187    17,780     59,500      121,405    122,058
      Average interest rate                   6.84%     7.58%    7.22%     6.93%     6.99%      6.35%        6.71%
   Variable interest rate securities           310        --       --        --        --      1,157        1,467      1,467
      Average interest rate                   5.36%       --%      --%       --%       --%      4.90%        5.00%
   Fixed interest rate securities           37,219    22,830    7,529     1,605       680      3,155       73,018     73,029
      Average interest rate                   2.87%     3.13%    4.18%     3.71%     3.94%      4.26%        3.17%
   RATE-SENSITIVE LIABILITIES
   Noninterest-bearing deposits             38,943        --       --        --        --         --       38,943     38,943
      Average interest rate                     --%       --%      --%       --%       --%        --%          --%
   Fixed interest rate savings and
      interest-bearing deposits            114,316        --       --        --        --         --      114,316    113,946
      Average interest rate                   1.18%       --%      --%       --%       --%        --%        1.18%
   Fixed interest rate time deposits        40,008    24,145    2,884     1,689     1,452         --       70,178     69,951
      Average interest rate                   2.91%     3.34%    3.33%     3.35%     4.04%        --%        3.11%


                                                                             41.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2006, 2005 and 2004

CAPITAL RESOURCES

The capital ratios of the Bank exceed the regulatory guidelines for well capitalized institutions. This strong capital position of the Company provides the Company with the flexibility to take advantage of expansion opportunities and to continue with a high dividend payout ratio.

The stock of the Company is generally traded locally, although beginning in 2007 it is available on the over-the-counter market. Additional information concerning capital ratios and shareholder return is included in the Financial Highlights on page 1. The Company maintains a five-year plan and utilizes a formal strategic planning process. Management and the Board continue to monitor long-term goals, which include increasing market share and maintaining long-term earnings sufficient to pay consistent dividends.

                              RESULTS OF OPERATIONS

NET INCOME

Consolidated net income was $3.3 million for 2006 and 2005. Noninterest income increased during 2006 by $210,000 primarily due to a $521,000 gain recorded on the sale of premises. This increase in noninterest income was offset by additional noninterest expense of $162,000 a portion of which is attributable to increased occupancy expense to record additional deprecation due to the purchase of new equipment. Basic earnings per share for 2006 was $2.68 compared to $2.66 for 2005. Diluted earnings per share for 2006 was $2.68 compared to $2.65 for 2005.

Consolidated net income was $3.3 million for 2005 compared to $3.0 million for 2004. The increase can be attributed to an increase in net interest income from 2004. Noninterest income also increased during 2005 by $198,000 primarily due to $300,000 of life insurance proceeds received due to the death of a director. This increase in noninterest income was offset by additional expense of $315,000 to recognize the acceleration of the amount payable to the director's beneficiaries upon death under the deferred compensation plan. Basic earnings per share for 2005 was $2.66 compared to $2.38 for 2004. Diluted earnings per share for 2005 was $2.65 compared to $2.37 for 2004.

NET INTEREST INCOME

Interest income is the total amount earned on funds invested in federal funds sold, securities and loans. Interest expense is the amount of interest paid on interest-bearing checking, money market, savings and time deposits accounts. Net interest income is the difference between interest income and interest expense. The net margin is the net interest income as a percentage of average interest-earning assets. Interest spread is the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities. In 2006, net interest income increased by $73,000, due primarily to the change in the rate on our interest-earning assets and the change in asset mix due to the increase in loan volume and decrease in the securities portfolio. Interest expense paid on the Company's deposit accounts also increased in 2006 due to the rate environment.


                                                                             42.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2006, 2005 and 2004

The $522,000 increase in net interest income from 2005 to 2004 was due primarily for the same reasons as noted above.

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

          Yield Analysis of Consolidated Average Assets and Liabilities
                             (Dollars in thousands)

                                      Year Ended                    Year Ended                     Year Ended
                                   December 31, 2006             December 31, 2005              December 31, 2004
                              ---------------------------   ----------------------------   ---------------------------
                               Average             Yield/    Average              Yield/    Average             Yield/
                               Balance     Int      Rate     Balance     Int       Rate     Balance     Int      Rate
                              --------   -------   ------   --------   --------   ------   --------   -------   ------
Interest-earning assets:
   Other interest-
      earning assets          $  9,044   $   477    5.27%   $  7,460   $    252    3.38%   $ 10,842   $   145    1.34%
   Total securities (1) (2)     66,012     2,572    3.90      85,035      2,921    3.44      89,737     2,953    3.29
   Loans (2)                   163,139    12,218    7.49     149,672     10,473    7.00     143,800     9,711    6.75
                              --------   -------            --------   --------            --------   -------    ----
      Total
         interest-earning
         assets                238,195    15,267    6.41%    242,167     13,646    5.63%    244,379    12,809    5.24%
   Cash and due from
      banks                      6,788                         6,376                          6,181
   Premises and
      equipment, net             5,886                         4,785                          4,462
   Allowance for loan
      losses                    (1,488)                       (1,412)                        (1,469)
   Other assets                  4,196                         5,309                          4,759
                              --------                      --------                       --------
         Total                $253,577                      $257,225                       $258,312
                              ========                      ========                       ========
Interest-bearing
   liabilities:
   Interest-bearing
      demand deposits         $ 16,227   $   104    0.64%   $ 18,145   $    88     0.48%   $ 17,648   $    87    0.49%
   Savings deposits             88,781     1,549    1.74     104,415     1,345     1.29     105,587       917    0.87
   Time deposits                79,320     3,017    3.80      66,300     1,699     2.56      67,282     1,760    2.62
   Fed Funds Purchased              47         2    4.26          --        --     0.00          --        --    ####
                              --------   -------            --------   --------            --------   -------
      Total
         interest-bearing
         liabilities           184,375     4,672    2.53%    188,860     3,132     1.66%    190,517     2,764    1.45%
   Noninterest-bearing
      deposits                  40,688                        39,825                         38,888
   Other liabilities             3,128                         3,702                          3,607
   Shareholders' equity         25,386                        24,838                         25,300
                              --------                      --------                       --------
         Total                $253,577                      $257,225                       $258,312
                              ========                      ========                       ========
Net interest income                      $10,595                       $10,514                        $10,045
                                         =======                       =======                        =======
Net interest spread (FTE)                           3.88%                          3.97%                         3.79%
                                                    ====                           ====                          ====
Net yield on
   Interest-earning (FTE)
      assets                                        4.45%                          4.34%                         4.11%
                                                    ====                           ====                          ====
Ratio of interest-
   earning assets
   to interest-bearing
   liabilities                                      1.29x                          1.28x                         1.28x
                                                    ====                           ====                          ====

(1) Yield computed using the average amortized cost for securities available for sale.

(2) Tax exempt income was converted to a fully taxable equivalent basis at a 34% tax rate. The tax equivalent rate for tax exempt loans and tax exempt securities acquired after January 1, 1983 included the TEFRA adjustment applicable to nondeductible interest expenses.


                                                                             43.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2006, 2005 and 2004

The table below shows the effect of volume and rate changes on net interest income on a pre-tax basis.

                                               2006 Compared to 2005     2005 Compared to 2004
                                              ------------------------   ---------------------
                                              Volume    Rate      Net    Volume   Rate    Net
                                              ------   ------   ------   ------   ----   -----
                                                               (In thousands)
Other interest-earning assets                 $  62    $  163   $  225    $ (57)  $164   $107
Total Securities                               (708)      359     (349)    (158)   126    (32)
Loans, net                                      980       765    1,745      404    358    762
                                              -----    ------   ------    -----   ----   ----
   Total interest-earning assets                334     1,287    1,621      189    648    837
Interest-bearing demand deposits                (10)       26       16        2     (1)     1
Savings deposits                               (223)      427      204      (10)   438    428
Time deposits                                   380       938    1,318
Fed Funds Purchased                               2        --        2      (25)   (36)   (61)
                                              -----    ------   ------    -----   ----   ----
   Total interest-bearing liabilities           149     1,391    1,540      (33)   401    368
                                              -----    ------   ------    -----   ----   ----
      Net change in net interest income (a)   $ 185    $ (104)  $   81    $ 222   $247   $469
                                              =====    ======   ======    =====   ====   ====

(a) The net change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

NONINTEREST INCOME

Noninterest income includes fees and service charges on deposit accounts, loan servicing fees, gains on sales of loans and other income. Noninterest income increased $210,000 from 2005 to 2006 as a result of the $521,000 gain on the sale of our old South Branch property as previously mentioned. This increase was offset in part by $300,000 due to a gain on life insurance that was recognized in 2005.

Noninterest income increased $198,000 during 2005 compared to 2004 as a result of the life insurance proceeds as mentioned above. This increase was partially offset by a $86,000 decrease in the net realized gains from the sales of loans due to a continued decline in the residential mortgage refinancing.

NONINTEREST EXPENSE

Noninterest expense increased $162,000 during 2006 compared to 2005. Salary and benefit expense increased $232,000 during 2006 compared to 2005 as the company increased its number of employees from 78.0 full-time equivalent employees at December 31, 2005 to 80.5 full-time equivalent employees at December 31, 2006. This increase in employees is due to increased branch hours and new branch facilities, both of which required additional staffing. The Company continues to fund 100% of the employee hospitalization premium which was $591,000 for 2006 compared to $545,000 for 2005. The deferred compensation expense for 2006


                                                                             44.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2006, 2005 and 2004

was $317,000 compared to $690,000 in 2005. The deferred compensation expense for 2005 includes an expense of $315,000 to recognize the accelerated amount payable due to the death of a director. Occupancy expense increased $140,000 primarily due to additional depreciation on the purchase of new operating equipment and a new building for our relocated South Branch location. Other expense increased $210,000 for 2006 compared to 2005 primarily due to $77,000 of expense due to the loss on sale or write-down of other real estate owned.

Noninterest expense increased $203,000 from 2004 to 2005. $315,000 of this increase is attributable to the additional deferred compensation expense discussed above. Marketing expense was $191,000 in 2005 compared to $98,000. This increase in marketing expense is attributable to the hiring of a new Marketing Director in August of 2004 and an increase focus on marketing, advertising and Bank recognition. These increases were offset by a decline in pension expense from 2004 to 2005. During 2004, the Company distributed a lump sum pension benefit to a highly compensated executive which triggered a settlement of the Company's pension expense. Accordingly, pension expense for 2004 was $768,000 compared to $260,000 in 2005.

FEDERAL INCOME TAXES

Income tax expense increased slightly during 2006 to $1.33 million compared to $1.24 million in 2005. Income before taxes increased from 2005 which resulted in the increase in income tax expense.

The effective tax rates for 2006, 2005 and 2004 were fairly stable and are shown in the table below:

                                     2006     2005     2004
                                    ------   ------   ------
Income before tax (In thousands)    $4,649   $4,528   $4,131
Income tax expense (In thousands)    1,326    1,240    1,176
Effective tax rate                    28.5%    27.4%    28.5%

The lower effective tax rate in 2005 was due to the nontaxable income in the form of life insurance proceeds received during the year which has been previously discussed.


                                                                             45.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2006, 2005 and 2004

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

The Company believes that the allowance for loan losses and related provision expense are particularly susceptible to material change in the near term. As a result of strong asset quality and low levels of charge-offs during the past three years, the Company recorded no provision expense during 2004. Due to overall loan growth, a provision expense of $120,000 was recorded during 2006 and 2005. In future periods the allowance for loan losses may be dramatically impacted due to changes in the local economy, increased commercial loans and individual borrower situations. The Company believes its significant concentration in residential mortgage loans and the importance of the tourism industry to the local economy are particularly important factors that could have a significant impact on the allowance for loan losses and provision for loan losses if these factors significantly change from current conditions. As of December 31, 2006, the Company held $74.9 million of commercial and commercial real estate loans, and the ability of our borrowers to repay such loans may be significantly impacted by changes in the economy or individual borrower conditions. Management continues to take steps to help ensure the asset quality of the loan portfolio; however, the allowance for loan losses and related provision expense could increase significantly in future periods depending on changes in the factors discussed above.

Securities available for sale are carried at fair value, with unrealized holding gains and losses reported separately in accumulated other comprehensive income, net of tax. As a result of changes in the fair market value of the Company's available for sale securities portfolio, total comprehensive income increased by $475,000 for 2006 and decreased by $492,000 and $745,000 for 2005 and 2004.
Additionally, all investment securities are required to be written down to fair value when a decline in fair value is not temporary; therefore, future changes in the fair value of securities could have a significant impact on the Company's operating results.


                                                                             46.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2006, 2005 and 2004

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


                                                                             47.

                                 CNB CORPORATION
                     OFFICERS, COMMUNITY ADVISORS AND STAFF

                       OFFICERS AND COMMUNITY ADVISORS OF
                   CNB CORPORATION AND CITIZENS NATIONAL BANK

CNB CORPORATION OFFICERS

VINCENT J. HILLESHEIM
CHAIRMAN

JAMES C. CONBOY, JR.
PRESIDENT & CHIEF EXECUTIVE OFFICER

SUSAN A. ENO
EXECUTIVE VICE PRESIDENT & SECRETARY

DOUGLAS W. DAMM
SENIOR VICE PRESIDENT

JEFFREY L. SCHMIDT
SENIOR VICE PRESIDENT

SHANNA L. HANLEY
TREASURER

CITIZENS NATIONAL BANK OFFICERS AND COMMUNITY ADVISORS

VINCENT J. HILLESHEIM
CHAIRMAN

JAMES C. CONBOY, JR.
PRESIDENT & CHIEF EXECUTIVE OFFICER

SUSAN A. ENO
EXECUTIVE VICE PRESIDENT & CASHIER

DOUGLAS W. DAMM
SENIOR VICE PRESIDENT & SENIOR LOAN OFFICER

JEFFREY L. SCHMIDT
SENIOR VICE PRESIDENT

STEPHEN J. CRUSOE
VICE PRESIDENT, MORTGAGE LOANS

SHANNA L. HANLEY
VICE PRESIDENT & SENIOR CONTROLLER

MARIAN L. HARRISON
VICE PRESIDENT, COMMERCIAL LOANS

KENNETH N. SHELDON
VICE PRESIDENT, EXAMINATION

SUSAN L. CASWELL
ASSISTANT VICE PRESIDENT

VICTORIA J. HAND
ASSISTANT VICE PRESIDENT & COMPLIANCE OFFICER

SALLY J. LACROSS
ASSISTANT VICE PRESIDENT

RANDY J. MALTBY
TECHNOLOGY OFFICER

SUSAN J. CLEARY
LOAN OFFICER

MICHELLE J. OSTWALD
LOAN OFFICER

JACK ZLOTOW
LOAN OFFICER

FLORENCE CASWELL
ASSISTANT LOAN OPERATIONS OFFICER

NANCY K. LINDSAY
DIRECTOR OF MARKETING & COMMUNITY RELATIONS

CHRISTINA E. SWEET
MANAGER OF INTERNAL AUDIT

ONAWAY

LAURA L. SHACK
BANKING OFFICER & BRANCH MANAGER

INDIAN RIVER

BARBARA J. JOPPICH
ASSISTANT VICE PRESIDENT & BRANCH MANAGER

PAUL FISHER
COMMUNITY ADVISOR

LISA RENAUD-LAPRAIRIE
COMMUNITY ADVISOR

JOHN J. OLSZEWSKI
COMMUNITY ADVISOR

MACKINAW CITY

SUSAN M. BRANDT
BANKING OFFICER & BRANCH MANAGER

DEAN SCHEERENS
COMMUNITY ADVISOR

JAMES E. TAMLYN
COMMUNITY ADVISOR

PELLSTON

LORA L. CLOUSER
BANKING OFFICER & BRANCH MANAGER

KELLEY ATKINS
COMMUNITY ADVISOR

RICHARD CONRAD
COMMUNITY ADVISOR

ALANSON

LORA L. CLOUSER
BANKING OFFICER & BRANCH MANAGER


                                                                             48.

                                 CNB CORPORATION
                     OFFICERS, COMMUNITY ADVISORS AND STAFF

                         STAFF OF CITIZENS NATIONAL BANK

MAIN OFFICE

Eugene Andrzejewski
Jennifer Bartlett
Kurt Blaskowski
Maghan J. Brooks
Patricia K. Comps
Arlene Daniel
Trisha M. Dobias
Nicole Drake
Mary E. Greenwood
Debra Grice
Kathy Johnson
Sherri Kosan
Susan Leonardi
Betty J. Lewis
Steven R. Luttmann
Loretta Merchant
Adam Newman
Penny L. Newman
Kelli M. Reimann
Katherine H. Rhome
Ronald D. Rose
Carla Roznowski
Carolyn A. Scheele
Nancy Scott
Darren Selden
Sandra L. Shawl
Lee Sheets
David Shotwell
Sally A. Spray
Kelisue Stachon
M. Teresa Sullivan
Kathy S. Swackhamer
Megan Tomaski
Rebecca Tomaski
Darlene L. Vallance
Wendelin K. Whippo
Sherry M. Wichlacz

DOWNTOWN DRIVE-IN CHEBOYGAN

Deanna Hudson
Carla Jankoviak

EAST SIDE DRIVE-IN CHEBOYGAN

Tonya Hiller
Lori Thornton

SOUTH BRANCH CHEBOYGAN

Karen Barrette
Susan D. Bliss
Sharon Coppernoll
Diane S. Mushlock
Diane S. Poirier

MACKINAW CITY

Deborah L. Closs
Jennifer M. LaHaie

PELLSTON

Sheri L. Kindell
Tammy Kirsch

ONAWAY

Rachel Bischoff-Peel
Pamela A. Kolasa
Sara L. LaLonde
Lynn D. Porter
Kathleen T. Robbins
Kathleen S. Wilson

INDIAN RIVER

Julie Davis
Jody L. Jacobs
Amber Perkins
Michelle Miller
Helen K. Stumpf

ALANSON

Cheryl Blaskowski
Kathleen A. Charboneau
Cheri Diot


                                                                             49.

                                 CNB CORPORATION
                         DIRECTORS AND DIRECTORS EMERITI

                         DIRECTORS OF CNB CORPORATION &
                             CITIZENS NATIONAL BANK

                              VINCENT J. HILLESHEIM
                                    Chairman
                           President, Anchor In Marina

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

                              THOMAS J. ELLENBERGER
                           Vice President & Secretary
                        Albert Ellenberger Lumber Company

                               KATHLEEN A. LIEDER
                           Retired Partner, Bodman LLP
                          Co-Owner, Log Mark Bookstore

                                 JOHN L. ORMSBEE
                               Owner, Jack's Sales

                               R. JEFFERY SWADLING
                      Vice President, Ken's Village Market

                           FRANCIS J. VANANTWERP, JR.
                     Vice President Durocher Marine Division
                       Kokosing Construction Company, Inc.

                                DIRECTORS EMERITI
                      LYLE MCKINLEY, THOMAS A. ELLENBERGER,
                         THOMAS J. FISHER, JOHN P. WARD

                             HOW TO ORDER FORM 10-K
Shareholders may obtain, without charge, a copy of Form 10-K or the 2006 Annual Report Summary & Highlights by writing Susan A. Eno, Secretary, CNB Corporation,
                                  P.O. Box 10,
                           Cheboygan, Michigan 49721.


                                                                             50.