Form 10-K, Exhibit 13
period 2007-12-31
CNB CORP /MI/
filed 2008-03-31
CIK 779125

                                                                      EXHIBIT 13

                                 CNB CORPORATION

                                  ANNUAL REPORT
                        December 31, 2007, 2006 and 2005

                                                                               .
                                                                               .
                                                                               .

                                 CNB CORPORATION
                                  ANNUAL REPORT
                        December 31, 2007, 2006 and 2005

                                    CONTENTS

FINANCIAL HIGHLIGHTS ....................................................    1

CONSOLIDATED BALANCE SHEETS .............................................    2

CONSOLIDATED STATEMENTS OF INCOME .......................................    3

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY ..............    4

CONSOLIDATED STATEMENTS OF CASH FLOWS ...................................    5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ..............................    6

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM .................   33

MANAGEMENT'S DISCUSSION AND ANALYSIS ....................................   35

OFFICERS, COMMUNITY ADVISORS AND STAFF ..................................   48

DIRECTORS AND DIRECTORS EMERITI .........................................   50

                                 CNB CORPORATION
                              FINANCIAL HIGHLIGHTS

                                      2007       2006       2005       2004       2003
                                    --------   --------   --------   --------   --------
                                            (In thousands, except per share data)
OPERATING STATISTICS
   Interest income                  $ 16,180   $ 14,969   $ 13,356   $ 12,466   $ 13,282
   Interest expense                    5,858      4,672      3,132      2,764      3,380
   Net interest income                10,322     10,297     10,224      9,702      9,902
   Income before income taxes          4,170      4,649      4,528      4,131      5,385
   Net income                          3,088      3,323      3,288      2,955      3,885
   Basic earnings per share             2.51       2.68       2.66       2.38       3.12
   Diluted earnings per share           2.50       2.68       2.65       2.37       3.11
   Return on average assets (ROA)       1.19%      1.31%      1.28%      1.14%      1.53%
   Return on average
      shareholders' equity (ROE)       12.18%     13.09%     13.23%     11.68%     15.14%
BALANCE SHEET STATISTICS
   Securities                       $ 50,290   $ 56,882   $ 74,485   $ 88,951   $ 86,921
   Total loans                       174,652    167,234    156,326    144,619    143,500
   Deposits                          225,026    221,365    223,437    225,411    224,914
   Total assets                      255,193    251,900    252,731    254,094    254,406
CAPITAL STATISTICS
   Shareholders' equity             $ 24,400   $ 24,998   $ 24,499   $ 24,156   $ 25,138
   Book value per share                20.11      20.17      19.80      19.51      20.21
   Cash dividends per share             2.28       2.28       2.20       2.20       2.10
   Dividend payout ratio               90.50%     85.00%     82.79%     92.32%     67.16%
   Average equity to average
      total assets                      9.79%     10.01%      9.66%      9.79%     10.13%
CREDIT STATISTICS
   Net charge-offs to total loans       0.06%      0.05%      0.01%      0.16%      0.07%
   Nonperforming loans
      to total loans                    0.70%      0.11%      0.16%      0.47%      0.28%
   Allowance for loan losses
      to total loans                    0.96%      0.90%      0.93%      0.93%      1.10%
   Allowance for loan losses
      to nonperforming loans            1.37x      8.46x      5.72x      2.00x      3.86x

PRICE RANGE FOR COMMON STOCK

The following table shows the high and low selling prices of known transactions in common stock of the Company for each quarter of 2007 and 2006. As of December 31, 2007, there is no established public trading market for the Company's common stock. Beginning in March 2007 the stock is now traded on the over-the-counter bulletin. The Company's trading symbol is CNBZ. The Company had 1,019 shareholders as of December 31, 2007.

                     2007                          2006
          ---------------------------   ---------------------------
            Market Price       Cash       Market Price       Cash
          ---------------   Dividends   ---------------   Dividends
Quarter    High     Low      Declared    High      Low     Declared
-------   ------   ------   ---------   ------   ------   ---------
1st       $48.00   $40.00     $0.42     $50.00   $47.00     $0.42
2nd        45.00    38.00      0.42      49.00    45.00      0.42
3rd        40.75    37.00      0.42      47.00    40.00      0.42
4th        41.00    34.00      1.02      48.00    36.50      1.02


                                                                              1.

                                 CNB CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 2007 and 2006

                                                                   2007       2006
                                                                 --------   --------
                                                                (In thousands, except
                                                              share and per share data)
ASSETS
Cash and due from banks                                          $  8,844   $  8,444
Federal funds sold                                                  8,428      6,368
                                                                 --------   --------
   Total cash and cash equivalents                                 17,272     14,812
Securities available for sale                                      40,493     51,331
Securities held to maturity                                         8,789      4,543
Other securities                                                    1,008      1,008
Loans held for sale                                                   150         --
Loans, net of allowance for loan losses of $1,670
   in 2007 and $1,498 in 2006                                     172,804    165,730
                                                                 --------   --------
   Total net loans                                                172,954    165,730
Premises and equipment, net                                         6,353      6,626
Other assets                                                        8,324      7,850
                                                                 --------   --------
      Total assets                                               $255,193   $251,900
                                                                 ========   ========
LIABILITIES
Deposits
   Noninterest-bearing                                           $ 37,984   $ 39,620
   Interest-bearing                                               187,042    181,745
                                                                 --------   --------
      Total deposits                                              225,026    221,365
Other liabilities                                                   5,767      5,537
                                                                 --------   --------
      Total liabilities                                           230,793    226,902
SHAREHOLDERS' EQUITY
Common stock - $2.50 par value; 2,000,000 shares
  authorized; 1,213,632 and 1,239,512 shares
  issued and outstanding in 2007 and 2006                           3,034      3,099
Additional paid-in capital                                         19,509     20,482
Retained earnings                                                   2,528      2,235
Accumulated other comprehensive loss, net of tax                     (671)      (818)
                                                                 --------   --------
      Total shareholders' equity                                   24,400     24,998
                                                                 --------   --------
         Total liabilities and shareholders' equity              $255,193   $251,900
                                                                 ========   ========

          See accompanying notes to consolidated financial statements.


                                                                              2.

                                 CNB CORPORATION
                       CONSOLIDATED STATEMENTS OF INCOME
                  Years ended December 31, 2007, 2006 and 2005

                                                        2007      2006      2005
                                                      -------   -------   -------
                                                             (In thousands,
                                                         except per share data)
INTEREST INCOME
   Loans, including fees                              $12,977   $12,149   $10,460
   Securities
      Taxable                                           2,054     1,861     2,073
      Tax exempt                                          489       482       571
   Other interest income                                  660       477       252
                                                      -------   -------   -------
         Total interest income                         16,180    14,969    13,356
INTEREST EXPENSE ON DEPOSITS                            5,858     4,672     3,132
                                                      -------   -------   -------
NET INTEREST INCOME                                    10,322    10,297    10,224
Provision for loan losses                                 275       120       120
                                                      -------   -------   -------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES    10,047    10,177    10,104
                                                      -------   -------   -------
NONINTEREST INCOME
   Service charges and fees                             1,194     1,049       942
   Net realized gains from sales of loans                 154       166       256
   Loan servicing fees, net of amortization               127       119       113
   Gain on life insurance                                  39        --       300
   Gain on the sale of premises and equipment              12       521        --
   Other income                                           178       171       205
                                                      -------   -------   -------
         Total noninterest income                       1,704     2,026     1,816
NONINTEREST EXPENSES
   Salaries and employee benefits                       3,727     3,535     3,303
   Deferred compensation                                  311       317       690
   Pension                                                103       239       260
   Hospitalization                                        567       591       545
   Occupancy                                            1,152     1,053       913
   Supplies                                               220       222       168
   Legal and professional                                 396       329       457
   Marketing                                              191       193       191
   Other expenses                                         914     1,075       865
                                                      -------   -------   -------
         Total noninterest expense                      7,581     7,554     7,392
                                                      -------   -------   -------
INCOME BEFORE INCOME TAXES                              4,170     4,649     4,528
Income tax expense                                      1,082     1,326     1,240
                                                      -------   -------   -------
NET INCOME                                              3,088     3,323     3,288
                                                      =======   =======   =======
Basic earnings per share                              $  2.51   $  2.68   $  2.66
Diluted earnings per share                               2.50      2.68      2.65

          See accompanying notes to consolidated financial statements.


                                                                              3.

                                 CNB CORPORATION
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005


                                                                                                       Accumulated
                                                                                                          Other
                                                                                                      Comprehensive
                                                                          Additional                  Income (Loss),      Total
                                                 Outstanding    Common     Paid-In       Retained          Net         Shareholders'
                                                   Shares        Stock     Capital       Earnings        of Tax          Equity
                                                -------------  ---------- -----------   ------------ ----------------- -------------
                                                                  (Dollars in thousands, except per share data)
Balance January 1, 2005                            1,237,994     $ 3,095    $ 20,475        $ 1,010            $ (424)     $ 24,156

Net income                                                                                    3,288                           3,288
Other comprehensive income (loss):
      Change in unrealized gains (losses) on available
        for sale securities, net of tax of $254                                                                  (492)         (492)
      Change in minimum pension liability, net
        of tax of $162                                                                                            315           315
                                                                                                                       -------------
Total comprehensive income                                                                                                    3,111
Cash dividends - $2.20 per share                                                             (2,722)                         (2,722)
Shares issued under stock option plan                  1,382           4          48                                             52
Purchase and retirement of common stock               (1,958)         (5)        (93)                                           (98)
                                                -------------  ---------- -----------   ------------ ----------------- -------------

Balance December 31, 2005                          1,237,418       3,094      20,430          1,576              (601)       24,499

Adjustment to beginning retained earnings
      pursuant to SAB 108                                                                       159                             159
                                                -------------  ---------- -----------   ------------ ----------------- -------------

Adjusted balance January 1, 2006                   1,237,418       3,094      20,430          1,735              (601)       24,658

Net income                                                                                    3,323                           3,323
Other comprehensive income:
      Change in unrealized gains (losses) on available
        for sale securities, net of tax of $246                                                                   475           475
                                                                                                                       -------------
Total comprehensive income                                                                                                    3,798
Cash dividends - $2.28 per share                                                             (2,823)                         (2,823)
Adjustment to initially apply SFAS No. 158,
      net of tax of $357                                                                                         (692)         (692)
Shares issued under stock option plan                  2,194           5          57                                             62
Purchase and retirement of common stock                 (100)                     (5)                                            (5)
                                                -------------  ---------- -----------   ------------ ----------------- -------------

Balance December 31, 2006                          1,239,512       3,099      20,482          2,235              (818)       24,998

Net income                                                                                    3,088                           3,088
Other comprehensive income:
      Change in unrealized gains (losses) on available
        for sale securities, net of tax of $115                                                                   222           222
      Defined benefit pension plan:
          Net gain/loss during the period, net
            of tax of $36                                                                                         (70)          (70)
          Transition adjustment recognized, net
            of tax of $3                                                                                           (6)           (6)
          Prior service costs recognized                                                                            1             1
                                                                                                                       -------------
Total comprehensive income                                                                                                    3,235
Cash dividends - $2.28 per share                                                             (2,795)                         (2,795)
Purchase and retirement of common stock              (25,880)        (65)       (973)                                        (1,038)
                                                -------------  ---------- -----------   ------------ ----------------- -------------

Balance December 31, 2007                          1,213,632     $ 3,034    $ 19,509        $ 2,528            $ (671)     $ 24,400
                                                =============  ========== ===========   ============ ================= =============


          See accompanying notes to consolidated financial statements.


                                                                              4.

                                 CNB CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 2007, 2006 and 2005

                                                                     2007       2006       2005
                                                                   --------   --------   --------
                                                                           (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net Income                                                      $  3,088   $  3,323   $  3,288
   Adjustments to reconcile net income to net cash
      from operating activities
      Depreciation, amortization and accretion, net                     119        320        458
      Provision for loan losses                                         275        120        120
      Loans originated for sale                                      (9,114)    (7,369)   (11,613)
      Proceeds from sales of loans originated for sale                9,012      7,441     11,739
      Gain on sales of loans                                           (154)      (166)      (256)
      (Gain)loss on premises and equipment                               12       (521)        --
      (Increase) decrease in other assets                               162     (1,643)      (596)
      Increase in other liabilities                                     137        878        732
                                                                   --------   --------   --------
         Total adjustments                                              449       (940)       584
                                                                   --------   --------   --------
            Net cash provided by operating activities                 3,537      2,383      3,872
CASH FLOWS FROM INVESTING ACTIVITIES
      Proceeds from maturities of securities
         available for sale                                          29,106     41,950     22,706
      Purchase of securities available for sale                     (17,465)   (22,992)   (14,458)
      Proceeds from maturities of securities held
         to maturity                                                  2,657      2,845      2,154
      Purchase of securities held to maturity                        (6,903)    (3,271)    (1,650)
      Proceeds from maturities of other securities                       --         45      5,055
      Purchase of other securities                                       --         --        (58)
      Net change in portfolio loans                                  (7,955)   (12,041)   (12,314)
      Premises and equipment expenditures                              (324)    (1,785)    (1,330)
      Proceeds from the sale of premises and equipment                   --        550         --
                                                                   --------   --------   --------
            Net cash (used in) provided by  investing activities       (884)     5,301        105
CASH FLOWS FROM FINANCING ACTIVITIES
      Net increase (decrease) in deposits                             3,661     (2,072)    (1,974)
      Dividends paid                                                 (2,816)    (2,800)    (2,709)
      Net proceeds from exercise of stock options                        --         62         52
      Purchases of common stock                                      (1,038)        (5)       (98)
                                                                   --------   --------   --------
            Net cash used in financing activities                      (193)    (4,815)    (4,729)
                                                                   --------   --------   --------
Net change in cash and cash equivalents                               2,460      2,869       (752)
Cash and cash equivalents at beginning of year                       14,812     11,943     12,695
                                                                   --------   --------   --------
CASH AND CASH EQUIVALENTS AT END OF YEAR                           $ 17,272   $ 14,812   $ 11,943
                                                                   ========   ========   ========
Supplemental disclosure of cash flow information
    Cash paid during the period for:
        Interest                                                   $  5,847   $  4,594   $  3,069
        Income taxes                                                  1,063      1,156      1,214
Non-cash transactions:
   Transfer from loans to other real estate owned                       606      1,053        590

          See accompanying notes to consolidated financial statements.


                                                                              5.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2007, 2006 and 2005

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

Securities: Securities classified as held to maturity are carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in shareholders' equity, net of tax. Declines in the fair value of securities below their cost that are other than temporary are reflected as realized losses. In estimating other-than-temporary losses, management considers: (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the Company's ability and intent to hold the security for a period sufficient to allow for any anticipated recover in fair value.

                                   (Continued)


                                                                              6.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2007, 2006 and 2005

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

                                   (Continued)


                                                                              7.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2007, 2006 and 2005

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the assets' useful lives. For furniture and fixtures the useful life ranges from three to five years while the useful life for buildings is thirty-nine years. These assets are reviewed for impairment when events indicate the carrying amount may not be recoverable. Maintenance and repairs are charged to expense and improvements are capitalized.

Other Real Estate Owned: Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at the lower of the loan carrying amount or fair value at acquisition. Any reduction to fair value from the carrying value of the related loan is accounted for as a loan loss. After acquisition, a valuation allowance reduces the reported amount to the lower of the initial amount or fair value less costs to sell. Expenses, gains and losses on disposition, and changes in the valuation allowance are reported in other expenses. As of December 31, 2007, other assets on the consolidated balance sheet includes $1,446,000 of other real estate owned. As of December 31, 2006 the balance was $1,059,000.

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

Company Owned Life Insurance: The Company has purchased life insurance policies on certain directors and executives. Company owned life insurance is recorded at its cash surrender value, or the amount that can be effectively realized at the balance sheet date. At December 31, 2007 and 2006, the cash surrender value of the underlying policies was $3,231,000 and $3,191,000, which is included in other assets on the balance sheet.

                                   (Continued)


                                                                              8.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2007, 2006 and 2005

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

Stock Compensation: Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standard 123R, Share Based Payment, using the modified prospective method which will require recording compensation cost for the fair value of stock based compensation. No awards were granted or vested in 2006, therefore adoption of this standard had no impact in 2006. The stock option plan created in 1996 ended in May 2006. A new stock option plan has not been adopted and no stock compensation was paid in 2007, therefore this accounting standard had no impact in 2007.

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

                                   (Continued)


                                                                              9.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2007, 2006 and 2005

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Comprehensive Income: Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes the net change in unrealized gains (loss) on securities available for sale, net of tax, and components of the defined benefit pension obligation net yet recognized as components of periodic pension expense, including unrecognized gains or losses, prior service cost, and the transition asset which are also recognized as a separate component of shareholder's equity.

Unrealized gains and losses on securities available for sale recognized in accumulated other comprehensive income totaled $147,000 and ($190,000) at December 31, 2007 and 2006 respectively (see Note 2). Amounts related to the defined benefit pension plan recognized in accumulated other comprehensive income consist of the following at December 31:

                                     2007     2006
                                    ------   ------
                                     (In thousands)
Unrecognized net gains/losses       $1,134   $1,028
Unrecognized transition amount          (4)     (13)
Unrecognized prior service amount       33       34
                                    ------   ------
Net amount recognized               $1,163   $1,049
                                    ======   ======

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

                                   (Continued)


                                                                             10.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2007, 2006 and 2005

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Adoption of New Accounting Standards: Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 123(R), Share-based Payment. See "Stock Compensation" above for further discussion of the effect of adopting this standard.

In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans -- an amendment of FASB Statements No. 87, 88, 106 and 132(R). This Statement requires an employer to recognize the overfunded or underfunded status of a defined benefit retirement plan (other than a multiemployer plan) as an asset or liability in its balance sheet, beginning with year end 2006, and to recognize changes in the funded status in the year in which the changes occur through comprehensive income beginning in 2007. Additionally, defined benefit plan assets and obligations are to be measured as of the date of the employer's fiscal year-end, starting in 2008. Adoption had the following effect on individual line items in the 2006 balance sheet:

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

                                   (Continued)


                                                                             11.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2007, 2006 and 2005

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

                                   (Continued)


                                                                             12.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2007, 2006 and 2005

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Effect of Newly Issued But Not Yet Effective Accounting Standards:

EMERGING ISSUES TASK FORCE ISSUE 06-4 - ACCOUNTING FOR DEFERRED COMPENSATION AND POSTRETIREMENT BENEFIT ASPECTS OF ENDORSEMENT SPLIT-DOLLAR LIFE INSURANCE ARRANGEMENTS - In September 2006, the Emerging Issues Task Force Issue 06-4 (EITF 06-4), Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements was ratified. EITF 06-4 Addresses accounting for separate agreements which split life insurance policy benefits between an employer and employee. The Issue requires the employer to recognize a liability for future benefits payable to the employee under these agreements. The effects of applying EITF 06-4 must be recognized through either a change in accounting principle through an adjustment to equity or through the retrospective application to all prior periods. For calendar year companies, EITF 06-4 was effective beginning January 1, 2007. The adoption of EITF 06-4 did not have an effect on our financial statements.

FASB NO. 157 AND FASB NO. 159 - FAIR VALUE MEASUREMENT AND THE FAIR VALUE OPTION FOR FINANCIAL ASSETS AND FINANCIAL LIABILITIES - SFAS No. 157 clarifies the definition of fair value, establishes a framework for measuring fair value, and expands the disclosures on fair value measurements. It applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS No. 157 and SFAS No. 159 are effective for fiscal years beginning after November 15, 2007. The Corporation did not early adopt and does not anticipate the adoption of these statements to have a significant effect on the consolidated financial statements.

FASB INTERPRETATION NO. 48 - ACCOUNTING FOR UNCERTAINTY IN INCOME TAXES - In July 2006, the Financial Accounting Standards Board (FASB) issued this interpretation to clarify the accounting for uncertainty in tax positions. FIN 48 requires, among other matters, that the Corporation recognizes in its consolidated financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 became effective as of the beginning of the Corporation's 2007 fiscal year with no significant effect on the financial statements.

FASB NO. 141(R) -- BUSINESS COMBINATIONS - In December 2007, the FASB issued Statement No. 141(Revised), Business Combinations. This statement prescribes changes to the method of accounting for acquisitions. All assets and liabilities acquired are to be adjusted to fair value at the acquisition date. Costs are to be expensed rather than capitalized. Restructuring costs that

                                   (Continued)


                                                                             13.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2007, 2006 and 2005

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

the acquirer expects to incur are expensed rather than set up as a liability at the date of acquisition. The standard is effective for fiscal years beginning after December 15, 2008. We have determined that the adoption of FASB 14(R) will not have an effect on our financials, but will result in a difference in the costs if an acquisition were completed after the effective date.

NOTE 2 -- SECURITIES

The year end fair values and related gross unrealized gains and losses recognized in accumulated other comprehensive income/(loss) for securities available for sale, were as follows:

                                                Gross        Gross
                                     Fair    Unrealized   Unrealized
Available for Sale                  Value       Gains       Losses
------------------                 -------   ----------   ----------
                                             (In thousands)
2007
   U.S. Government and agency      $12,304      $ 111       $  (1)
   Mortgage-backed                  10,238         39         (31)
   State and municipal               3,951         31          (2)
   Money market preferred stocks    14,000         --          --
                                   -------      -----       -----
                                   $40,493      $ 181       $ (34)
                                   =======      =====       =====
2006
   U.S. Government and agency      $21,307      $   8       $(125)
   Mortgage-backed                  10,491          4        (107)
   State and municipal               8,549         59         (13)
   Money market preferred stocks    10,984         --         (16)
                                   -------      -----       -----
                                   $51,331      $  71       $(261)
                                   =======      =====       =====

The year end carrying amount, unrecognized gains and losses, and fair value of securities held to maturity were as follows:

                                        Gross         Gross
                         Carrying   Unrecognized   Unrecognized    Fair
Held to Maturity          Amount        Gains         Losses       Value
----------------         --------   ------------   ------------   ------
                                          (In thousands)
2007
   State and municipal    $8,789        $118           $(25)      $8,882
                          ======        ====           ====       ======
2006
   State and municipal    $4,543        $ 54           $(15)      $4,582
                          ======        ====           ====       ======

There were no sales of securities during 2007, 2006 and 2005.

                                   (Continued)


                                                                             14.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2007, 2006 and 2005

NOTE 2 -- SECURITIES (Continued)

Securities with unrealized losses at year end 2007 and 2006, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows (in thousands):

                                Less Than 12 Months    12 Months or More            Total
                                -------------------   -------------------   -------------------
                                 Fair    Unrealized    Fair    Unrealized    Fair    Unrealized
2007                             Value      Loss       Value      Loss       Value      Loss
----                            ------   ----------   ------   ----------   ------   ----------
U.S. Government and agency      $   --      $ --      $  998      $ (1)     $  998      $ (1)
Mortgage-backed                     --        --       3,897       (31)      3,897       (31)
State and municipal              1,270       (15)      1,694       (12)      2,964       (27)
Money market preferred stocks       --        --          --        --          --        --
                                ------      ----      ------      ----      ------      ----
Total temporarily impaired      $1,270      $(15)     $6,589      $(44)     $7,859      $(59)
                                ======      ====      ======      ====      ======      ====

                                 Less Than 12 Months    12 Months or More            Total
                                --------------------  --------------------   --------------------
                                  Fair    Unrealized    Fair    Unrealized     Fair    Unrealized
2006                             Value       Loss      Value       Loss       Value       Loss
----                            -------   ----------  -------   ----------   -------   ----------
U.S. Government and agency      $ 2,724      $ (3)    $17,911     $(122)     $20,635     $(125)
Mortgage-backed                   1,848        (3)      6,546      (104)       8,394      (107)
State and municipal               2,591        (3)      3,306       (25)       5,897       (28)
Money market preferred stocks    10,984       (16)         --        --       10,984       (16)
                                -------      ----     -------     -----      -------     -----
Total temporarily impaired      $18,147      $(25)    $27,763     $(251)     $45,910     $(276)
                                =======      ====     =======     =====      =======     =====

Unrealized losses at year end 2007 and 2006 have not been recognized into income because they are not considered to be other-than-temporary. Management considers the unrealized losses to be market driven, resulting from changes in interest rates, and the Company has the intent and ability to hold the securities until their value recovers.

                                   (Continued)


                                                                             15.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2007, 2006 and 2005

NOTE 2 -- SECURITIES (Continued)

Contractual maturities of debt securities at year end 2007 are shown below (in thousands). Expected maturities may differ from contractual maturity because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

                             Available    Held to Maturity
                              for sale   -----------------
                                Fair     Carrying    Fair
                               Value      Amount     Value
                             ---------   --------   ------
Due in one year or less       $20,839     $2,810    $2,812
Due from one to five years      8,201      2,382     2,448
Due from five to ten years        545      2,757     2,795
Due after ten years               670        840       827
Mortgage-backed                10,238         --        --
                              -------     ------    ------
                              $40,493     $8,789    $8,882
                              =======     ======    ======

There were no securities pledged at December 31, 2007 and securities with a carrying value of $678,000 were pledged at December 31, 2006 to secure public deposits and for other purposes.

The Company held securities exceeding 10% of shareholders' equity from the following states (including its political subdivisions) at December 31:

            2007     2006
           ------   ------
            (In thousands)
Michigan   $9,392   $8,369

NOTE 3 -- LOANS

Year end loans were as follows:

                                        2007       2006
                                      --------   --------
                                         (In thousands)
Residential real estate               $ 83,264   $ 82,842
Consumer                                 8,709      9,444
Commercial real estate                  68,445     61,740
Commercial                              14,234     13,208
                                      --------   --------
                                       174,652    167,234
Deferred loan origination fees, net        (28)        (6)
Allowance for loan loses                (1,670)    (1,498)
                                      --------   --------
                                      $172,954   $165,730
                                      ========   ========

                                   (Continued)


                                                                             16.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2007, 2006 and 2005

NOTE 3 -- LOANS (Continued)

Activity in the allowance for loan losses is summarized as follows:

                             2007     2006     2005
                            ------   ------   ------
                                 (In thousands)
Beginning balance           $1,498   $1,456   $1,350
Provision for loan losses      275      120      120
Charge-offs                   (126)    (104)     (28)
Recoveries                      23       26       14
                            ------   ------   ------
Ending Balance              $1,670   $1,498   $1,456
                            ======   ======   ======

There were eight loans in the real estate mortgage and commercial loan portfolios that were considered impaired as of year end 2007. These loan balances totaled $1.2 million at December 31, 2007. Six of the eight loans considered impaired have a valuation allowance against loss potential. The balance of these six loans at December 31, 2007 totaled $518,000 and the valuation allowance was $83,000. The income recorded on these loans during 2007 while they were considered impaired was $52,000. There were no impaired loans during 2006 or 2005.

Nonperforming loans were as follows:

                                                 2007   2006
                                                 ----   ----
                                               (In thousands)
Loans past due over 90 days still on accrual     $387   $177
Nonaccrual loans                                  831     --

NOTE 4 -- LOAN SERVICING

Mortgage loans serviced for others are not reported as assets. These loans totaled $74,849,000 and $73,102,000 at year end 2007 and 2006. Related escrow deposit balances were $99,000 and $110,000. Capitalized mortgage servicing rights balances were $664,000 and $618,000 at year end 2007 and 2006. There was no valuation allowance at year end 2007 or 2006. The related additions recognized were $106,000, $94,000 and $130,000 and the amortization was $59,000, $62,000 and $62,000 in 2007, 2006 and 2005.

                                  (Continued)


                                                                             17.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2007, 2006 and 2005

NOTE 5 -- PREMISES AND EQUIPMENT

Year end premises and equipment were as follows:

                                  2007      2006
                                -------   -------
                                  (In thousands)
Real estate and buildings       $ 7,156   $ 7,106
Furniture and fixtures            4,447     4,911
                                -------   -------
                                 11,603    12,017
Less accumulated depreciation    (5,250)   (5,391)
                                -------   -------
                                $ 6,353   $ 6,626
                                =======   =======

Depreciation expense amounted to $585,000, $573,000 and $487,000 in 2007, 2006 and 2005.

NOTE 6 -- DEPOSITS

Time deposit accounts individually exceeding $100,000 total $25,503,000 and $26,415,000 at year end 2007 and 2006.

At year end 2007, the scheduled maturities of time deposits are as follows:

       (In thousands)
2008       $51,996
2009        32,429
2010         1,491
2011         2,925
2012         1,505
           -------
           $90,346
           =======

                                  (Continued)


                                                                             18.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2007, 2006 and 2005

NOTE 7 -- EMPLOYEE BENEFITS

Defined Benefit Retirement Plan: The Company has a defined benefit, noncontributory pension plan which provides retirement benefits for essentially all employees. The Company uses a December 31 measurement date for its plan. The following sets forth the plan's funded status and amounts recognized in the financial statements:

                                          2007       2006
                                        -------    -------
                                          (In thousands)
Change in benefit obligation:
   Beginning benefit obligation         $(4,672)   $(4,551)
   Service cost                            (164)      (242)
   Interest cost                           (301)      (293)
   Actuarial loss (gain)                    (71)       169
   Benefits paid                            920        245
                                        -------    -------
   Ending benefit obligation             (4,288)    (4,672)

Change in plan assets, at fair value:
   Beginning plan assets                  4,754      4,185
   Actual return                            206        503
   Employer contribution                    200        311
   Benefits paid                           (920)      (245)
                                        -------    -------
   Ending plan assets                     4,240      4,754
                                        -------    -------
   Funded status                        $   (48)   $    82
                                        =======    =======

Amounts recognized in the balance sheet consist of:

                                          2007   2006
                                          ----   ----
                                        (In thousands)
Other assets                              $ --    $82
Accrued pension costs - other
   liabilities                             (48)    --

                                  (Continued)


                                                                             19.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2007, 2006 and 2005

NOTE 7 -- EMPLOYEE BENEFITS (Continued)

The accumulated benefit obligation for the defined benefit pension plan was $3,145,000 and $3,465,000 at year end 2007 and 2006, respectively.

Components of net periodic benefit cost are as follows:

                                       2007    2006    2005
                                      -----   -----   -----
                                          (In thousands)
Service cost                          $ 164   $ 242   $ 189
Interest cost on benefit obligation     301     293     290
Expected return on plan assets         (385)   (344)   (279)
Net amortization and deferral            23      48      60
                                      -----   -----   -----
   Pension expense                    $ 103   $ 239   $ 260
                                      =====   =====   =====

The estimated net (gain)/loss and prior service costs that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year are $41,000 and $1,000.

The following weighted-average assumptions were used to determine benefit obligations at year end and net cost:

                                           2007   2006   2005
                                           ----   ----   ----
Weighted Average discount rate             6.50%  6.50%  6.50%
Rate of increase in future compensation    3.00%  4.00%  4.00%
Expected long term return on plan assets   8.00%  8.00%  8.00%

                                  (Continued)


                                                                             20.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2007, 2006 and 2005

NOTE 7 -- EMPLOYEE BENEFITS (Continued)

The Company's pension plan asset allocation at year end 2007 and 2006, target allocation for 2008, and expected long-term rate of return by asset category are as follows:

                                       Percentage of Plan
                                             Assets             Weighted-
                            Target         at Year end      Average Expected
                          Allocation   ------------------    Long-Term Rate
Asset Category               2008         2007    2006      of Return - 2007
--------------            ----------     -----   -----      ----------------
Equity securities            70.0%        58.4%   67.5%           9.45%
Fixed Income securities      30.0         31.2    29.4            5.20
Other                          --         10.4     3.1            3.25
                            -----        -----   -----            ----
   Total                    100.0%       100.0%  100.0%           8.00%
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

During 2007, the Company contributed $200,000 into the plan. The Company expects to contribute approximately $220,000 to this pension plan in 2008.

                                  (Continued)


                                                                             21.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2007, 2006 and 2005

NOTE 7 -- EMPLOYEE BENEFITS (Continued)

Estimated Future Payments

The following benefit payments, which reflect expected future service, are anticipated:

Year End            Benefit Payments
--------            ----------------
                     (In thousands)
2008                      $103
2009                        97
2010                        91
2011                       108
2012                       132
Years 2013 - 2018          928

Deferred Compensation Plan: The Company has a deferred compensation plan to provide retirement benefits to certain Directors, at their option, in lieu of annual directors' fees. The present value of future benefits are accrued annually over the period of active service of each participant using a 6.00% discount rate. Total liabilities under the plan are $2,593,000 and $2,476,000 at December 31, 2007 and 2006 and included in other liabilities on the balance sheet. The expense for the plan was $266,000, $280,000 and $656,000 in 2007, 2006 and 2005. During 2005 an additional $315,000 was expensed to the deferred compensation plan to recognize the accelerated benefit amount payable due to the death of a director.

The Company also has a deferred compensation plan that allows executive officers of the Bank, and certain Directors an opportunity to defer a portion of their compensation. On a monthly basis, the account of each participant accrues interest based on the interest rate determined for that year. Total liabilities under the plan are $682,000 and $671,000 at December 31, 2007 and 2006. The expense of the plan was $44,000, $37,000 and $33,000 in 2007, 2006 and 2005.

401(k) Plan: The Company has a 401(k) savings and retirement plan covering substantially all employees. Under the plan, employees may defer up to the lesser of 100% of their eligible compensation or the limitations set by the IRS. The employees may also make "catch-up" contributions to the extent the IRS allows. During 2007, 2006 and 2005, the Board of Directors elected to contribute a matching contribution equal to 100% of the first 2% and 50% of the next 2% of the employee's deferred compensation. Employee contributions and the Company's matching percentages are vested immediately. The Company's matching percentages are determined annually by the Board of Directors and resulted in total contributions of $81,000, $80,000 and $71,000 in 2007, 2006 and 2005.

                                  (Continued)


                                                                             22.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2007, 2006 and 2005

NOTE 8 -- STOCK OPTIONS

Stock Option Plan: The shareholders approved an incentive stock option plan in May 1996 under which up to 67,005 options, as adjusted for stock splits, may be issued at market prices to employees. The right to exercise the options vests over a one-year period. The exercise price of options granted is equivalent to the market value of underlying stock at the grant date. Shares issued when options are exercised come from authorized but unissued shares. All options outstanding are exercisable. Due to the plan end date, there were no options available for grant as of December 31, 2007.

Activity in the option plan for the years ended, and as restated for all stock dividends, is summarized as follows:

                                                                Weighted    Weighted
                                    Number of                    Average     Average     Aggregate
                                   Outstanding     Exercise     Exercise   Contractual   Intrinsic
                                     Options         Price        Price       Term         Value
                                   -----------   ------------   --------   -----------   ---------
Outstanding at January 1, 2007        23,438     $33.62-57.01    $49.00
Exercised                                 --
Forfeitures                               --
                                      ------     ------------    ------
Outstanding at December 31, 2007      23,438     $33.62-57.01    $49.00     2.8 years      $2,000
                                      ======     ============    ======     =========      ======
Exercisable at December 31, 2007      23,438     $33.62-57.01    $49.00     2.8 years      $2,000
                                      ======     ============    ======     =========      ======

No compensation expense was required to be recognized under the plan for 2007, 2006 and 2005. There was no unrecognized compensation expense at December 31, 2007.

Information related to the stock option plan during each year follows:

                                       2007     2006      2005
                                       ----   -------   -------
Intrinsic value of options exercised    --    $36,000   $11,000
Cash received from option exercises     --     62,000    52,000

No tax benefit was realized from exercises in 2007 and 2006. There were no options granted in 2007, 2006 and 2005.

                                   (Continued)


                                                                             23.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2007, 2006 and 2005

NOTE 9 -- INCOME TAXES

Income tax expense consists of:

                              2007     2006     2005
                             ------   ------   ------
                                  (In thousands)
Current                      $1,221   $1,206   $  944
Deferred expense (benefit)     (139)     120      296
                             ------   ------   ------
                             $1,082   $1,326   $1,240
                             ======   ======   ======

Year end deferred tax assets and liabilities consist of:

                                                         2007     2006
                                                        ------   ------
                                                         (In thousands)
Deferred tax assets
   Allowance for loan losses                            $  420   $  362
   Deferred compensation                                 1,114    1,070
   Recognized pension liability                            396      357
   Unrealized losses on securities available for sale       50       65
   Other                                                    24        5
                                                        ------   ------
      Total deferred tax assets                          2,004    1,859
                                                        ------   ------
Deferred tax liabilities
   Pension expense                                         418      385
   Fixed assets                                            373      382
   Mortgage servicing rights                               226      210
   Accretion                                                39       67
   Other                                                    39       69
                                                        ------   ------
      Total deferred tax liability                       1,095    1,113
                                                        ------   ------
         Net deferred tax asset                         $  909   $  746
                                                        ======   ======

                                   (Continued)


                                                                             24.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2007, 2006 and 2005

NOTE 9 -- INCOME TAXES (Continued)

Income tax expense calculated at the statutory rate of 34% differs from actual income tax expense as follows:

                                                 2007     2006     2005
                                                ------   ------   ------
                                                     (In thousands)
Statutory rate applied to income before taxes   $1,418   $1,581   $1,540
Deduct
   Tax-exempt interest income, net                (311)    (188)    (183)
   Life insurance                                  (50)      (6)    (113)
   Other                                            25      (61)      (4)
                                                ------   ------   ------
                                                $1,082   $1,326   $1,240
                                                ======   ======   ======

NOTE 10 -- EARNINGS PER SHARE

A reconciliation of the numerators and denominators of the basic earnings per share and diluted earnings per share computations is presented below:

                                            2007         2006         2005
                                         ----------   ----------   ----------
Basic earnings per share
   Net income available to common
      shareholders (in thousands)        $    3,088   $    3,323   $    3,288
                                         ==========   ==========   ==========
   Weighted average shares outstanding    1,232,211    1,238,354    1,237,217
      Basic earnings per share           $     2.51   $     2.68   $     2.66
                                         ==========   ==========   ==========

                                   (Continued)


                                                                             25.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2007, 2006 and 2005

NOTE 10 -- EARNINGS PER SHARE (Continued)

                                                  2007         2006         2005
                                               ----------   ----------   ----------
Diluted earnings per share
   Net income available to common
      shareholders (in thousands)              $    3,088   $    3,323   $    3,288
                                               ==========   ==========   ==========
   Weighted average shares outstanding
                                                1,232,211    1,238,354    1,237,217
   Add dilutive effects of assumed exercises
      of stock options
                                                      704        1,427        2,603
                                               ----------   ----------   ----------
   Weighted average dilutive
      potential shares outstanding              1,232,915    1,239,781    1,239,820
                                               ==========   ==========   ==========
      Diluted earnings per share               $     2.50   $     2.68   $     2.65
                                               ==========   ==========   ==========

Stock options for 19,407 shares of common stock were not considered in computing diluted earnings per share for 2007 and 2006 because they were antidilutive.

NOTE 11 -- RELATED PARTY TRANSACTIONS

Certain directors and executive officers of the Company and the Bank (including family members, affiliates and companies in which they are principal owners) had loans outstanding with the Bank in the ordinary course of business. A summary of the aggregate loans outstanding to these individuals follows:

                                    2007     2006
                                   ------   ------
                                    (In thousands)
Balance outstanding, January 1     $2,145   $2,186
New loans and rewrites                511      363
Payments and payoffs                 (382)    (403)
Change in persons included             42       (1)
                                   ------   ------
Balance outstanding, December 31   $2,316   $2,145
                                   ======   ======

Related party deposits totaled $3,014,000 and $2,402,000 at year end 2007 and 2006.

                                   (Continued)


                                                                             26.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2007, 2006 and 2005

NOTE 12 -- COMMITMENTS, OFF-BALANCE-SHEET RISK, AND CONTINGENCIES

There are various contingent liabilities that are not reflected in the financial statements, including claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material effect on the financial condition or result of operations of the Company.

At year end 2007 and 2006, reserves of $1,646,000 and $1,770,000 were required as deposits with the Federal Reserve or as cash on hand. These reserves do not earn interest.

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

A summary of the unused contractual amounts of financial instruments with off-balance-sheet risk at year end were as follows:

                                 2007      2006
                               -------   -------
                                 (In thousands)
Commitments to extend credit   $23,893   $19,232
Standby letters of credit          579       501

The fair values of these commitments are not material. Substantially all of these commitments are at variable or uncommitted rates.

                                   (Continued)


                                                                             27.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2007, 2006 and 2005

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

The estimated year end values of financial instruments were:

                                                   2007                    2006
                                          ---------------------   ---------------------
                                           Carrying      Fair      Carrying      Fair
                                            Amount      Value       Amount      Value
                                          ---------   ---------   ---------   ---------
                                                          (In thousands)
Assets
   Cash and cash equivalents              $  17,272   $  17,272   $  14,812   $  14,812
   Securities available for sale             40,493      40,493      51,331      51,331
   Securities held to maturity                8,789       8,882       4,543       4,582
   Other securities                           1,008       1,008       1,008       1,008
   Loans, net                               172,954     173,666     165,730     168,837
   Accrued interest receivable on loans         850         850         823         823
Liabilities
   Deposits
      Noninterest-bearing                 $ (37,984)  $ (37,984)  $ (39,620)  $ (39,620)
      Interest bearing                     (187,042)   (186,860)   (181,745)   (181,613)
   Accrued interest payable on deposits         217         217         206         206

NOTE 14 -- REGULATORY CAPITAL

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

                                   (Continued)


                                                                             28.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2007, 2006 and 2005

NOTE 14 -- REGULATORY CAPITAL (Continued)

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

                           Capital to
                          Risk-Weighted     Tier 1
                             Assets       Capital To
                         --------------     Average
                         Total   Tier 1     Assets
                         -----   ------   ----------
Well Capitalized          10%      6%         5%
Adequately Capitalized     8%      4%         4%
Undercapitalized           6%      3%         3%

The Bank was categorized as well capitalized at year end. There are no conditions or events since year-end that management believes has changed the Bank's category. Actual capital levels (in millions) and minimum required levels were:

                                                                                 Minimum
                                                                                Required
                                                                               To Be Well
                                                                Minimum        Capitalized
                                                               Required       Under Prompt
                                                              For Capital      Corrective
                                                               Adequacy          Action
                                               Actual          Purposes        Regulations
                                           --------------   --------------   --------------
                                           Amount   Ratio   Amount   Ratio   Amount   Ratio
                                           ------   -----   ------   -----   ------   -----
2007
Total capital (to risk weighted assets)
   Bank                                     $26.6   14.4%    $14.8    8.0%    $18.5   10.0%
Tier 1 capital (to risk weighted assets)
   Bank                                      24.9   13.5       7.4    4.0      11.1    6.0
Tier 1 capital (to average assets)
   Bank                                      24.9    9.9      10.1    4.0      12.6    5.0
2006
Total capital (to risk weighted assets)
   Bank                                     $27.1   15.4%    $14.1    8.0%    $17.6   10.0%
Tier 1 capital (to risk weighted assets)
   Bank                                      25.7   14.6       7.0    4.0      10.6    6.0
Tier 1 capital (to average assets)
   Bank                                      25.7   10.1      10.1    4.0      12.7    5.0

                                   (Continued)


                                                                             29.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2007, 2006 and 2005

NOTE 14 -- REGULATORY CAPITAL (Continued)

One of the principal sources of cash for the Company is dividends from the Bank. Regulatory agencies can place dividend restrictions on the Bank based on their evaluation of its financial condition. No restrictions are currently imposed by regulatory agencies on the Bank other than the limitations found in the regulations which govern the payment of dividends to the Company. Under the most restrictive of these regulations, in 2008, the Bank is limited to paying dividends of approximately the 2008 net income, without prior regulatory approval.

NOTE 15 -- PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

Following are condensed parent company financial statements:

                            CONDENSED BALANCE SHEETS
                           December 31, 2007 and 2006

                                                  2007      2006
                                                -------   -------
                                                  (In thousands)
ASSETS
Cash                                            $    32   $    94
Investment in subsidiary                         24,341    24,912
Dividends receivable                              1,266     1,266
Other assets                                         14        --
                                                -------   -------
   Total assets                                 $25,653   $26,272
                                                =======   =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Dividends payable                               $ 1,253   $ 1,274
Shareholders' equity                             24,400    24,998
                                                -------   -------
   Total liabilities and shareholders' equity   $25,653   $26,272
                                                =======   =======

                                   (Continued)


                                                                             30.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2007, 2006 and 2005

NOTE 15 -- PARENT COMPANY CONDENSED FINANCIAL STATEMENTS (Continued)

                         CONDENSED STATEMENTS OF INCOME
                  Years ended December 31, 2007, 2006 and 2005

                                                       2007     2006     2005
                                                      ------   ------   ------
                                                           (In thousands)
Dividends from subsidiary                             $3,832   $2,832   $2,826
Operating expenses                                       (40)     (46)     (44)
                                                      ------   ------   ------
Income before income taxes and equity
   in undistributed income of subsidiary               3,792    2,786    2,782
Income tax benefit                                        14       15       15
Equity in undistributed/(over distributed) income
   of subsidiary                                        (718)     522      491
                                                      ------   ------   ------
NET INCOME                                            $3,088   $3,323   $3,288
                                                      ======   ======   ======

                       CONDENSED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 2007, 2006 and 2005

                                                                       2007      2006      2005
                                                                     -------   -------   -------
                                                                            (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                           $ 3,088   $ 3,323   $ 3,288
Equity in (undistributed)/overdistributed net income of subsidiary       718      (522)     (491)
Change in dividends receivable                                            --       (30)       24
Change in other assets                                                   (14)       --        --
Change in other liabilities                                              (21)       --        --
                                                                     -------   -------   -------
   Net cash from operating activities                                  3,771     2,771     2,821
CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid                                                        (2,795)   (2,800)   (2,709)
Net shares purchased                                                  (1,038)       57       (46)
                                                                     -------   -------   -------
   Net cash from financing activities                                 (3,833)   (2,743)   (2,755)
                                                                     -------   -------   -------
Net change in cash and cash equivalents                                  (62)       28        66
Cash at beginning of year                                                 94        66        --
                                                                     -------   -------   -------
CASH AT END OF YEAR                                                  $    32   $    94   $    66
                                                                     =======   =======   =======

                                   (Continued)


                                                                             31.

                                 CNB CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2007, 2006 and 2005

NOTE 16 -- QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                       Earnings
                                  Net                 Per Share
                    Interest   Interest     Net    ---------------
                     Income     Income    Income   Basic   Diluted
                    --------   --------   ------   -----   -------
                         (In thousands, except per share data)
2007
   First quarter     $3,929     $2,461     $630    $0.51    $0.51
   Second quarter     4,077      2,559      801     0.65     0.65
   Third quarter      4,161      2,662      831     0.67     0.67
   Fourth quarter     4,013      2,640      826     0.68     0.67
2006
   First quarter     $3,507     $2,512     $694    $0.56    $0.56
   Second quarter     3,628      2,497      996     0.80     0.80
   Third quarter      3,886      2,657      794     0.64     0.64
   Fourth quarter     3,948      2,631      839     0.68     0.68

During the second quarter of 2006 the Bank received a gain on the sale of property in the amount of $521,000.

                                   (Continued)


                                                                             32.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2007, 2006 and 2005

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors
Of CNB Corporation
Cheboygan, Michigan

We have audited the accompanying consolidated balance sheet of CNB Corporation as of December 31, 2007, and the related consolidated statement of income, changes in shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CNB Corporation as of December 31, 2007, and the results of its operations and its cash flows for the years ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.


                                        Plante & Moran, PLLC

Grand Rapids, Michigan
March 28, 2008


                                                                             33.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2007, 2006 and 2005

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
CNB Corporation
Cheboygan, Michigan

We have audited the accompanying consolidated balance sheet of CNB Corporation as of December 31, 2006, and the related consolidated statements of income and comprehensive income, changes in shareholders' equity and cash flows for each of the two years in the period ended December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CNB Corporation as of December 31, 2006 and the results of its operations and its cash flows for the years ended December 31, 2006 and 2005, in conformity with accounting principles generally accepted in the United States of America.

As disclosed in Note 1, the Company adopted Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatement when Quantifying Misstatements in Current Year Financial Statements" (SAB 108) and Statement of Financial Accounting Standards No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans -- an amendment of FASB Statement No. 87, 88, 106 and 132(R)" (SFAS No. 158) during 2006. Accordingly liabilities at the beginning of 2006 were adjusted with an offsetting adjustment to the opening balance of retained earnings under SAB 108 and year-end assets were adjusted with an offsetting adjustment to accumulated other comprehensive loss under SFAS No. 158.


                                        Crowe Chizek and Company LLC

Grand Rapids, Michigan
March 30, 2007


                                                                             34.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2007, 2006 and 2005

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

                               FINANCIAL CONDITION

The overall financial condition of the Company was strong for 2007. The Company recognized a 4.4% increase in the loan portfolio. Deposits increased by 1.7% during 2007 while the Company's equity decreased during 2007 due to the stock repurchase program.

CASH AND CASH EQUIVALENTS

The Company's balances of cash and cash equivalents increased $2,460,000 from 2006 to 2007. During the year, $3.5 million of cash was provided from operating activities due primarily to net income, while $884,000 was used in investing activities. The company utilized $193,000 on financing activities. The balances maintained in cash and cash equivalents vary based on daily fluctuations in loan and deposit balances. Sufficient cash is maintained on a daily basis to meet the anticipated liquidity needs of the Company for customer transactions and to clear checks drawn on other financial institutions. The amount of clearings can vary by as much as $3.0 million in one day, causing the Company's cash position to vary.

SECURITIES

The Company maintains securities portfolios that include obligations of federal agencies and government sponsored entities as well as securities issued by states and political subdivisions and money market preferred investments. Security balances decreased $6.6 million during 2007. Securities available for sale represent 80.5% of the portfolio. Currently, the Company primarily maintains a short-term securities portfolio. The Company is looking to extend the average life of the portfolio moving forward to gain some additional interest rate due to the changing rate environment and decreasing short-term rates. As the amount of securities maturing on a regular basis decreases, liquidity will be maintained by adding to the available for sale portfolio. The reason for the decrease in the securities portfolio during 2007 is due to the fact that as the securities matured, the Company did not reinvest as many dollars back into securities as it has in the past. This was due to the increased loan demand. The Company used the dollars from the securities maturities to fund higher yielding loans. It is management's expectation that the Company will continue to change the balance sheet mix in this manner during 2008.


                                                                             35.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2007, 2006 and 2005

The chart below shows the change in each of the categories of the portfolio.

                                   2007      2006       2005
                                 -------   --------   --------
                                         (In thousands)
U.S. Government and agency       $(9,004)  $(27,792)  $ (7,687)
Mortgage-backed                     (252)     2,351      4,991
Tax exempt state and municipal      (407)    (1,609)    (4,149)
Taxable state and municipal           55     (1,492)    (2,624)
Money market preferred stocks      3,016     10,984         --
Other securities                      --        (45)    (4,997)
                                 -------   --------   --------
   Total change in securities    $(6,592)  $(17,603)  $(14,466)
                                 =======   ========   ========

Holdings in U.S. government and agencies decreased due to a change in the focus of our securities portfolio. Upon the availability of a newly approved securities investment option, during the second half of 2006, monies from securities maturities were mainly placed into money market preferred stock investments due to their superior rate and tax favorable treatment. Securities investments as a total decreased during the year primarily due to our increased loan activity funding requirements. The Company maintains a short-term investment portfolio with maturities averaging less than two years. The Company will continue to monitor the rate environment and may extend the maturities of the investment portfolio in the future. The chart below shows the percentage composition of the portfolio as of December 31.

                                  2007     2006
                                 ------   ------
U.S. Government and agency        24.47%   37.46%
Mortgage backed                   20.36%   18.44%
Tax exempt state and municipal    24.31%   22.21%
Taxable state and municipal        1.02%    0.81%
Money market preferred stocks     27.84%   19.31%
Other securities                   2.00%    1.77%
                                 ------   ------
                                 100.00%  100.00%
                                 ======   ======

Securities available for sale are recorded at fair value and securities held to maturity are recorded at amortized cost. The net unrealized gain on securities available for sale at December 31, 2007 was $97,000, net of taxes. The unrealized gains and losses are temporary since they are a result of market changes rather than a reflection of credit quality. Management has no specific intent to sell these securities at the present time.


                                                                             36.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2007, 2006 and 2005

The Company maintains a conservative security portfolio with the majority of the mix of its investments spread amongst U.S. Government and agency securities, issues of governmental units in its service area and money market preferred stocks. The maturities of the investment portfolio have typically been very short, two years or less, providing liquidity in addition to quality to the balance sheet. Investments in mortgage backed securities are not part of the subprime sector.

During 2008, management feels that there will be sufficient liquidity to increase the maturity of the investment portfolio.

LOANS

Total loans increased $7.4 million or 4.4% during 2007, with the primary increase in commercial real estate loans of $6.7 million or 10.9%. As a full service lender, the Company offers a variety of personal and commercial loans. Home mortgages comprise the largest portion of the loan portfolio. The Company generally retains the ownership of adjustable rate loans and short to medium-term fixed-rate loans and originates and sells long-term single family residential fixed-rate mortgage loans to the secondary market. This practice allows the Company to meet the housing credit needs of its service area while maintaining an appropriate interest rate sensitivity and liquidity position. The Company does not practice subprime lending and does not have any loans that it would consider to be subprime mortgage loans. The Company originated $9.1 million in loans for sale in 2007 and $7.4 million in 2006 as compared to $11.6 million in 2005. Although the real estate market in our service area has declined somewhat, it has not been effected by the current economy as much as some areas in the state of Michigan. In fact, management anticipates the volume of mortgage refinancing in 2008 will increase comparable to 2007 due to the decreasing rate environment. In addition to mortgage loans, the Company makes loans for personal and business use, secured and unsecured, to customers in its service area. The Company intends to look for loan opportunities in both the commercial and commercial real estate areas in 2008; however growth is not expected to increase significantly.

Current economic conditions warrant the bank adhering to conservative, strict credit underwriting standards. All loans are domestic. An annual review of loan concentrations at December 31, 2007 indicated the pattern of loans in the portfolio has not changed. There is no individual industry with more than a 10% concentration, except for all tourism-related businesses which, when combined, represent 11.3% of total loans.

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


                                                                             37.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2007, 2006 and 2005

The quality of the Company's loan portfolio compares well with its peer group with non-performing loans at .76% of total loans at December 31, 2007 and 0.11% at December 31, 2006. Net loans charged off were .06% of total loans during 2007 and .05% in 2006. There were no significant changes in the allowance for loan losses in 2007 and 2006 due to stable loan quality and a continued modest identified loss potential for individual loans and groups of loans. A provision expense of $275,000 was recorded in 2007 while $120,000 was recorded during 2006 and 2005 due to net charge-offs and responding to overall loan growth.

CREDIT QUALITY

The Company continues to maintain an acceptable level of asset quality as a result of actively managing delinquencies, nonperforming assets and potential problem loans. The Company performs an ongoing review of all large credits to watch for any deterioration in quality. Nonperforming loans are comprised of:
(1) loans accounted for on a nonaccrual basis; (2) loans contractually past due 90 days or more as to interest or principal payments (but not included in the nonaccrual loans in (1) above); and (3) other loans whose terms have been renegotiated to provide a reduction or deferral of interest or principal because of a deterioration in the financial position of the borrower (exclusive of loans in (1) or (2) above). The aggregate amount of nonperforming loans is shown in the table below.

                                      2007    2006
                                     ------   ----
                                 (Dollars in thousands)
Nonaccrual loans                     $  831   $ --
Loans past due 90 days or more
   still on accural                     387    177
Troubled debt restructurings             --     --
                                     ------   ----
   Total nonperforming               $1,218   $177
                                     ======   ====
Percent of total loans                 0.70%  0.11%
                                     ======   ====

DEPOSITS

Deposits increased $3.7 million or 1.7% during 2007. This was due to several factors including a new deposit product offered to high balance municipal deposits. As the interest rate environment changes the Company will in turn change the rates it offers its customers.

The majority of the Company's deposits are derived from core customers, as a result of long-term personal, business and public relationships. Deposit rates are monitored continually to assure that the Company pays a competitive rate.

As of December 31, 2007, the loan to deposit ratio was 77.6% compared to 75.5% at December 31, 2006. This ratio increased due to a greater increase in the loan portfolio as compared to the increase in the deposit portfolio. Management continues to emphasize loan


                                                                             38.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2007, 2006 and 2005

growth with a targeted loan to deposit ratio at a minimum of 65.0%. A change in asset mix from securities to higher yielding loans provides an increase in the net interest margin.

As of December 31, 2007, long-term debt obligations consist of the Company's time deposits which are presented in Note 6 to the consolidated financial statements.

EQUITY

Total equity for the Company at year end 2007 was $24.4 million compared to $25.0 million in 2006. The Company had a stock repurchase program in place and during 2007 in which it repurchased $1 million under the plan. There is no formal stock repurchase plan in effect at this time. The Company also had a stock repurchase program in place during 2005 in which it repurchased $98,000 worth of stock under the plan before the plan ended. In addition, the Company occasionally repurchases stock at its discretion. During 2006 the Company repurchased $5,000 worth of stock. Accumulated other comprehensive income increased by $147,000 as the market value of the Company's available for sale securities improved. This increase to accumulated other comprehensive income was offset by a $75,000 adjustment to reflect the impact of the change in the pension liability as was implemented in 2006 due to SFAS No. 158.

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

The Company's most readily available sources of liquidity are federal funds sold, securities classified as available for sale and securities classified as held to maturity maturing within one year. These sources of liquidity are supplemented by new deposits and by loan payments received from customers. As of December 31, 2007, the Company held $8.4 million in federal funds sold, $40.5 million in securities available for sale, and $2.8 million in held to maturity securities maturing within one year. These short-term assets represent 22.3% of total deposits as of December 31, 2007. Historically, the Company's security portfolio has been short term in nature, with the average life of the portfolio consistently being less than two years. The Company serves a market which is highly tied to the tourist industry. Consequently, the Company experiences seasonal swings in liquidity. Deposit growth occurs during July, August, and September, then may decline through the fall and winter months. The Company does not anticipate any significant change in its seasonal pattern. In addition to the above readily available sources of liquidity, the Company has lines of credit available from other institutions totaling $14 million. There were no advances outstanding on these lines of credit at December 31, 2007 or 2006.


                                                                             39.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2007, 2006 and 2005

INTEREST RATE SENSITIVITY

The following tables provide information about the Company's financial instruments that are sensitive to changes in interest rates at December 31, 2007 and 2006. For loans receivable, securities, and liabilities with contractual maturities, the tables present principal cash flows and related weighted-average interest rates by contractual maturities, as well as the Company's historical experience relative to the impact of interest rate fluctuations on the prepayment of loans. For core deposits (demand deposits, interest-bearing checking, savings, and money market deposits) that have no contractual maturity, the tables present principal cash flows and, as applicable, related weighted-average interest rates based upon the Company's historical experience, management's judgment, and statistical analysis concerning their most likely withdrawal behaviors. The current historical interest rates for core deposits are assumed to apply for future periods in these tables as the actual interest rates that will need to be paid to maintain these deposits are not currently known. Weighted-average variable rates are based upon contractual rates existing at the reporting date.

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


                                                                             40.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2007, 2006 and 2005

                   MARKET RISK DISCLOSURE AT DECEMBER 31, 2007
                             (Dollars in thousands)

                                                                                                                 Fair Value
                                         2008      2009      2010      2011      2012    Thereafter     Total    12/31/2007
                                       -------   -------   -------   -------   -------   ----------   --------   ----------
RATE-SENSITIVE ASSETS
   Variable interest rate loans        $34,701   $ 1,026   $   557   $    29   $    --    $    --     $ 36,313    $ 36,461
      Average interest rate               7.90%     7.59%     7.81%     7.13%       --%        --%        7.89%
   Fixed interest rate loans            13,476    12,831    17,391    18,087    14,884     61,670      138,339     138,903
      Average interest rate               7.37%     7.31%     7.19%     7.75%     7.79%      6.70%        7.14%
   Variable interest rate securities       515        --        --        --        --        980        1,495       1,495
      Average interest rate               4.78%       --%       --%       --%       --%      5.25%        5.09%
   Fixed interest rate securities       23,134     6,048    10,571     2,989     1,387      4,666       48,795      48,888
      Average interest rate               5.13%     4.75%     5.16%     5.21%     4.68%      4.47%        4.99%
RATE-SENSITIVE LIABILITIES
   Noninterest-bearing deposits         37,984        --        --        --        --         --       37,984      37,984
      Average interest rate                 --%       --%       --%       --%       --%        --%          --%
   Fixed interest rate savings and
      interest-bearing deposits         96,695        --        --        --        --         --       96,695      96,667
      Average interest rate               1.81%       --%       --%       --%       --%        --%        1.81%
   Variable interest rate time
      deposits                          16,626     4,933        --        --        --         --       21,559      21,553
      Average interest rate               3.47%     3.47%       --%       --%       --%        --%        3.47%
   Fixed interest rate time deposits    35,370    27,496     1,715     1,501     2,579         --       68,661      68,641
      Average interest rate               3.81%     4.09%     4.20%     5.10%    4.87%         --%        3.99%

                   MARKET RISK DISCLOSURE AT DECEMBER 31, 2006
                             (Dollars in thousands)

                                                                                                                 Fair Value
                                         2007      2008     2009       2010      2011    Thereafter     Total    12/31/2006
                                       -------   -------   -------   -------   -------   ----------   --------   ----------
RATE-SENSITIVE ASSETS
   Variable interest rate loans        $30,247   $ 1,229   $ 1,141   $    --   $    --    $    --     $ 32,617    $ 33,223
      Average interest rate               8.76%     7.33%     7.72%       --%       --%        --%        8.67%
   Fixed interest rate loans            15,196     6,563    13,842    17,589    20,160     61,267      134,617     137,118
      Average interest rate               7.83%     7.32%     7.24%    7.08%     7.72%      6.58%         7.06%
   Variable interest rate securities       460        --        --        --        --      1,073        1,533       1,533
      Average interest rate               6.40%       --%       --%       --%       --%      5.78%        5.96%
   Fixed interest rate securities       35,709     6,539     5,055     3,515     1,194      3,337       55,349      55,388
      Average interest rate               3.65%     4.16%     4.43%     5.03%     4.58%      4.24%        3.92%
RATE-SENSITIVE LIABILITIES
   Noninterest-bearing deposits         39,620        --        --        --        --         --       39,620      39,620
      Average interest rate                 --%       --%       --%       --%       --%        --%          --%
   Fixed interest rate savings and
      interest-bearing deposits         94,039        --        --        --        --         --       94,039      93,970
      Average interest rate               1.58%       --%       --%       --%       --%        --%        1.58%
   Variable interest rate time
      deposits                          11,399     9,837        --        --        --         --       21,236      21,221
      Average interest rate               5.05%     5.05%       --%       --%       --%        --%        5.05%
   Fixed interest rate time deposits    48,093    12,582     1,715     1,501     2,579         --       66,470      66,422
      Average interest rate               4.42%     4.32%     3.83%    4.14%     5.12%         --%        4.41%


                                                                             41.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2007, 2006 and 2005

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

                              RESULTS OF OPERATIONS

NET INCOME

Consolidated net income was $3.1 million for 2007 and $3.3 million for 2006. Noninterest income decreased during 2007 by $322,000 primarily due to a $521,000 gain recorded on the sale of premises in 2006. Basic earnings per share for 2007 were $2.51 compared to $2.68 for 2006. Diluted earnings per share for 2007 were $2.50 compared to $2.68 for 2006.

Consolidated net income was $3.3 million for 2006 and 2005. Noninterest income increased during 2006 by $210,000 primarily due to a gain on sale as mentioned above. This increase in noninterest income was offset by additional noninterest expense of $162,000 a portion of which is attributable to increased occupancy expense to record additional depreciation due to the purchase of new equipment. Basic earnings per share for 2006 were $2.68 compared to $2.66 for 2005. Diluted earnings per share for 2006 was $2.68 compared to $2.65 for 2005.

NET INTEREST INCOME

Interest income is the total amount earned on funds invested in federal funds sold, securities and loans. Interest expense is the amount of interest paid on interest-bearing checking, money market, savings and time deposits accounts. Net interest income is the difference between interest income and interest expense. The net margin is the net interest income as a percentage of average interest-earning assets. Interest spread is the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities. In 2007, net interest income increased by $25,000, due primarily to the change in the rate on our interest-earning assets and the change in asset mix due to the increase in loan volume and decrease in the securities portfolio. Interest expense paid on the Company's deposit accounts also increased in 2007 due to the increase in deposits and the rate environment.

The $73,000 increase in net interest income from 2005 to 2006 was due primarily for the same reasons as noted above.


                                                                             42.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2007, 2006 and 2005

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

          Yield Analysis of Consolidated Average Assets and Liabilities
                             (Dollars in thousands)

                                         Year Ended                    Year Ended                    Year Ended
                                     December 31, 2007             December 31, 2006             December 31, 2005
                                ---------------------------   ---------------------------   ---------------------------
                                 Average             Yield/    Average             Yield/    Average             Yield/
                                 Balance     Int      Rate     Balance     Int      Rate     Balance     Int      Rate
                                --------   -------   ------   --------   -------   ------   --------   -------   ------
Interest-earning
   assets:
   Other interest-
      earning assets            $ 12,129   $   660    5.44%   $  9,044   $   477    5.27%   $  7,460   $   252    3.38%
   Total securities(1)(2)         55,078     2,774    5.04      66,012     2,572    3.90      85,035     2,921    3.44
   Loans(2)                      172,136    13,070    7.59     163,139    12,218    7.49     149,672    10,473    7.00
                                --------   -------            --------   -------            --------   -------
   Total
      interest-earning
      assets                     239,343    16,504    6.90%    238,195    15,267    6.41%    242,167    13,646    5.63%
   Cash and due from
      banks                        6,635                         6,788                         6,376
   Premises and
      equipment, net               6,495                         5,886                         4,785
   Allowance for loan
      losses                      (1,610)                       (1,488)                       (1,412)
   Other assets                    8,020                         4,196                         5,309
                                --------                      --------                      --------
      Total                     $258,883                      $253,577                      $257,225
                                ========                      ========                      ========
Interest-bearing liabilities:
   Interest-bearing
      demand deposits           $ 23,575   $   529    2.24%   $ 16,227   $   104    0.64%   $ 18,145   $    88    0.48%
   Savings deposits               75,677     1,383    1.83      88,781     1,549    1.74     104,415     1,345    1.29
   Time deposits                  89,984     3,917    4.35      79,320     3,017    3.80      66,300     1,699    2.56
   Fed Funds Purchased                --        --    0.00          47         2    4.26          --        --    0.00
   Other interest-bearing
      liabilities                    259        29   11.20          --        --    0.00          --        --    0.00
                                --------   -------            --------   -------            --------   -------
   Total
      interest-bearing
      liabilities                189,495     5,858    3.09%    184,375     4,672    2.53%    188,860     3,132    1.66%
   Noninterest-bearing
      deposits                    39,790                        40,688                        39,825
   Other liabilities               4,305                         3,128                         3,702
   Shareholders' equity           25,293                        25,386                        24,838
                                --------                      --------                      --------
      Total                     $258,883                      $253,577                      $257,225
                                ========                      ========                      ========
Net interest income
                                           $10,646                       $10,595                       $10,514
                                           =======                       =======                       =======
Net interest spread (FTE)                             3.81%                         3.88%                         3.97%
                                                     =====                          ====                          ====
Net yield on interest-
   earning assets (FTE)                               4.45%                         4.45%                         4.34%
                                                     =====                          ====                          ====
Ratio of interest-earning
   assets to interest-
   bearning liabilities                               1.26x                         1.29x                         1.28x
                                                     =====                          ====                          ====

(1) Yield computed using the average amortized cost for securities available for sale.

(2) Tax exempt income was converted to a fully taxable equivalent basis at a 34% tax rate. The tax equivalent rate for tax exempt loans and tax exempt securities acquired after January 1, 1983 included the TEFRA adjustment applicable to nondeductible interest expenses.


                                                                             43.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2007, 2006 and 2005

The table below shows the effect of volume and rate changes on net interest income on a pre-tax basis.

                                               2007 Compared to 2006     2006 Compared to 2005
                                              ----------------------   ------------------------
                                              Volume   Rate     Net    Volume    Rate      Net
                                              ------   ----   ------   -----    ------   ------
                                                                (In thousands)
Other interest-earning assets                 $ 167    $ 16   $  183   $  62    $  163   $  225
Total Securities                               (456)    658      202    (708)      359     (349)
Loans, net                                      681     171      852     980       765    1,745
                                              -----    ----   ------   -----    ------   ------
   Total interest-earning assets                392     845    1,237     334     1,287    1,621
Interest-bearing demand deposits                 65     360      425     (10)       26       16
Savings deposits                               (237)     71     (166)   (223)      427      204
Time deposits                                   434     467      901     380       938    1,318
Fed Funds Purchased                              (2)     --       (2)      2        --        2
Other interest-bearing liabilities               29      --       29      --        --       --
                                              -----    ----   ------   -----    ------   ------
   Total interest-bearing liabilities           289     898    1,187     149     1,391    1,540
                                              -----    ----   ------   -----    ------   ------
      Net change in net interest income (a)   $ 103    $(53)  $   50   $ 185    $ (104)  $   81
                                              =====    ====   ======   =====    ======   ======

(a) The net change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

NONINTEREST INCOME

Noninterest income includes fees and service charges on deposit accounts, loan servicing fees, gains on sales of loans and other income. Noninterest income decreased $322,000 from 2006 to 2007. This decreases was due to the $521,000 gain on the sale of property recognized in 2006, but was offset by addition deposit fee income of $145,000 due in part to the success of our overdraft privilege program.

Noninterest income increased $210,000 from 2005 to 2006 as a result of the $521,000 gain on the sale of our old South Branch property as previously mentioned. This increase was offset in part by $300,000 due to a gain on life insurance that was recognized in 2005.

NONINTEREST EXPENSE

Noninterest expense increased $27,000 during 2007 compared to 2006. Salary and benefits expense increased $192,000 during 2007 compared to 2006 as the company recognized several retirements throughout the year. These retirees were offered severance packages commensurate to their years of service and contribution to the company. The company changed its hospitalization coverage in 2007. Although the company still funds 100% of the employee hospitalization premium, the company changed to a high deductible plan in 2007. One half of this new deductible was funded by the company into a health savings account for each employee. This change resulted in a decrease in hospitalization expense of $24,000 during 2007 compared to 2006. Pension expense was $103,000 in 2007 as compared to $239,000 in 2006, a decrease of $136,000. This decrease is due to lower services costs on the plan and increased


                                                                             44.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2007, 2006 and 2005

revenue. Other expenses decreased $161,000 for 2007 compared to 2006 due primarily to two reasons. The 2006 other expenses included losses on sales or write-downs of other real estate owned and the company received a deduction in the 2007 Michigan Single Business Tax expense due to the property and real-estate placed in service for the new Alanson Branch previously mention.

Noninterest expense increased $162,000 during 2006 compared to 2005. Salary and benefit expense increased $232,000 during 2006 compared to 2005 as the company increased its number of employees from 78.0 full-time equivalent employees at December 31, 2005 to 80.5 full-time equivalent employees at December 31, 2006. This increase in employees is due to increased branch hours and new branch facilities, both of which required additional staffing. The Company continues to fund 100% of the employee hospitalization premium which was $591,000 for 2006 compared to $545,000 for 2005. The deferred compensation expense for 2006 was $317,000 compared to $690,000 in 2005. The deferred compensation expense for 2005 includes an expense of $315,000 to recognize the accelerated amount payable due to the death of a director. Occupancy expense increased $140,000 primarily due to additional depreciation on the purchase of new operating equipment and a new building for our relocated South Branch location. Other expense increased $210,000 for 2006 compared to 2005 primarily due to $77,000 of expense due to the loss on sale or write-down of other real estate owned.

FEDERAL INCOME TAXES

Income tax expense decreased during 2007 to $1.08 million compared to $1.33 million in 2006. Income before taxes decreased from 2006 which resulted in the decrease in income tax expense.

The effective tax rates for 2006 and 2005 were fairly stable. The decrease in the effective tax rate for 2007 was due to additional investments in tax favorable money market preferred securities. The tax rates are shown in the table below:

                                     2007     2006     2005
                                    ------   ------   ------
Income before tax (In thousands)    $4,170   $4,649   $4,528
Income tax expense (In thousands)    1,082    1,326    1,240
Effective tax rate                    25.9%    28.5%    27.4%

The slightly lower effective tax rate in 2005 was due to the nontaxable income in the form of life insurance proceeds received during the year which has been previously discussed.

                                                                             45.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2007, 2006 and 2005

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

The Company believes that the allowance for loan losses and related provision expense are particularly susceptible to material change in the near term. Due to overall loan growth, a provision expense of $120,000 was recorded during 2006 and 2005. Due to the continued loan growth and a downturn in the overall Michigan economy, a provision expense of $275,000 was recorded during 2007. In future periods the allowance for loan losses may be dramatically impacted due to changes in the local economy, increased commercial loans and individual borrower situations. The Company believes its significant concentration in residential mortgage loans and the importance of the tourism industry to the local economy are particularly important factors that could have a significant impact on the allowance for loan losses and provision for loan losses if these factors significantly change from current conditions. As of December 31, 2007, the Company held $82.7 million of commercial and commercial real estate loans, and the ability of our borrowers to repay such loans may be significantly impacted by changes in the economy or individual borrower conditions. Management continues to take steps to help ensure the asset quality of the loan portfolio; however, the allowance for loan losses and related provision expense could increase significantly in future periods depending on changes in the factors discussed above.

Securities available for sale are carried at fair value, with unrealized holding gains and losses reported separately in accumulated other comprehensive income, net of tax. As a result of changes in the fair market value of the Company's available for sale securities portfolio, total comprehensive income increased by $222,000 and $475,000 for 2007 and 2006 and decreased by $492,000 for 2005.
Additionally, all investment securities are required to be written down to fair value when a decline in fair value is not temporary; therefore, future changes in the fair value of securities could have a significant impact on the Company's operating results.


                                                                             46.

                                 CNB CORPORATION
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                        December 31, 2007, 2006 and 2005

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


                                                                             47.

                                 CNB CORPORATION
                     OFFICERS, COMMUNITY ADVISORS AND STAFF

                       OFFICERS AND COMMUNITY ADVISORS OF
                   CNB CORPORATION AND CITIZENS NATIONAL BANK

CNB CORPORATION OFFICERS

VINCENT J. HILLESHEIM
   CHAIRMAN
SUSAN A. ENO
   PRESIDENT / CHIEF EXECUTIVE OFFICER & SECRETARY
DOUGLAS W. DAMM
   SENIOR VICE PRESIDENT
SHANNA L. HANLEY
   TREASURER

CITIZENS NATIONAL BANK OFFICERS AND COMMUNITY ADVISORS

VINCENT J. HILLESHEIM
   CHAIRMAN
SUSAN A. ENO
   PRESIDENT & CHIEF EXECUTIVE OFFICER
DOUGLAS W. DAMM
   SENIOR VICE PRESIDENT & SENIOR LOAN OFFICER
STEPHEN J. CRUSOE
   VICE PRESIDENT, MORTGAGE LOANS
VICTORIA J. HAND
   VICE PRESIDENT & CASHIER
SHANNA L. HANLEY
   VICE PRESIDENT & SENIOR CONTROLLER
MARIAN L. HARRISON
   VICE PRESIDENT, COMMERCIAL LOANS
KENNETH N. SHELDON
   VICE PRESIDENT, EXAMINATION
SUSAN L. CASWELL
   ASSISTANT VICE PRESIDENT
CYRIL S. DRIER
   ASSISTANT VICE PRESIDENT
SALLY J. LACROSS
   ASSISTANT VICE PRESIDENT
NANCY K. LINDSAY
   ASSISTANT VICE PRESIDENT, MARKETING
RANDY J. MALTBY
   TECHNOLOGY OFFICER
SUSAN J. CLEARY
   LOAN OFFICER
MICHELLE J. OSTWALD
   LOAN OFFICER
JACK ZLOTOW
   LOAN OFFICER
FLORENCE CASWELL
   ASSISTANT LOAN OPERATIONS OFFICER
CHRISTINA E. SWEET
   MANAGER OF INTERNAL AUDIT
GINA L. EUSTICE
   CREDIT MANAGER

ONAWAY

LAURA L. SHACK
   BANKING OFFICER & BRANCH MANAGER

INDIAN RIVER

MATTHEW J. KAVANAUGH
   ASSISTANT VICE PRESIDENT & BRANCH MANAGER
PAUL FISHER
   COMMUNITY ADVISOR
LISA RENAUD-LAPRAIRIE
   COMMUNITY ADVISOR

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

ALANSON

LORA L. CLOUSER
   BANKING OFFICER & BRANCH MANAGER


                                                                             48.

                                 CNB CORPORATION
                     OFFICERS, COMMUNITY ADVISORS AND STAFF

                         STAFF OF CITIZENS NATIONAL BANK

MAIN OFFICE

Eugene Andrzejewski
Taryn Bednarz
Cheryl Blaskowski
Kurt Blaskowski
Maghan J. Brooks
Patricia K. Comps
Arlene Daniel
Trisha M. Dobias
Nicole Drake
Mary E. Greenwood
Debra Grice
Tonya Hiller
Kathy Johnson
Stacy King
Sherri Kosan
Susan Leonardi
Betty J. Lewis
Loretta Merchant
Adam Newman
Penny L. Newman
Kelli M. Reimann
Katherine H. Rhome
Ronald D. Rose
Carla Roznowski
Carolyn A. Scheele
Nancy Scott
Darren Selden
Sandra L. Shawl
Lee Sheets
David Shotwell
Sally A. Spray
M. Teresa Sullivan
Kathy S. Swackhamer
Rebecca Tomaski
Joel VanSlembrouck
Wendelin K. Whippo
Sherry M. Wichlacz

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

PELLSTON

Sheri L. Kindell
Tammy Kirsch

ONAWAY

Pamela A. Kolasa
Sara L. LaLonde
Lynn D. Porter
Kathleen T. Robbins
Kathleen S. Wilson

INDIAN RIVER

Kelly Comps
Julie Davis
Amber Perkins
Michelle Miller
Helen K. Stumpf

ALANSON

Cheri Diot
Jill Hoffman
Amanda Nicholson
Cathy Ward


                                                                             49.

                                 CNB CORPORATION
                         DIRECTORS AND DIRECTORS EMERITI

                         DIRECTORS OF CNB CORPORATION &
                             CITIZENS NATIONAL BANK

                              VINCENT J. HILLESHEIM
                                    Chairman
                           President, Anchor In Marina

                             STEVEN J. BAKER, D.V.M.
                     Retired Indian River Veterinary Clinic

                              JAMES C. CONBOY, JR.
       Retired former President & Chief Executive Officer, CNB Corporation Retired former President & Chief Executive Officer, Citizens National Bank

                                  *Susan A. Eno
              President & Chief Executive Officer, CNB Corporation
           President & Chief Executive Officer, Citizens National Bank

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

                              THOMAS J. ELLENBERGER
                           Vice President & Secretary
                        Albert Ellenberger Lumber Company

                               KATHLEEN A. LIEDER
                           Retired Partner, Bodman LLP
                          Co-Owner, Log Mark Bookstore

                                 JOHN L. ORMSBEE
                               Owner, Jack's Sales

                               R. JEFFERY SWADLING
                      Vice President, Ken's Village Market

                           FRANCIS J. VANANTWERP, JR.
                     Vice President Durocher Marine Division
                       Kokosing Construction Company, Inc.
                    *Director of Citizens National Bank only

                                DIRECTORS EMERITI
                      LYLE MCKINLEY, THOMAS A. ELLENBERGER,
                                  JOHN P. WARD

                             HOW TO ORDER FORM 10-K
Shareholders may obtain, without charge, a copy of Form 10-K or the 2007 Annual Report Summary & Highlights by writing Susan A. Eno, Secretary, CNB Corporation,
                     P.O. Box 10, Cheboygan, Michigan 49721.


                                                                             50.