Form 10-K, Exhibit 13
period 2008-12-31
CNB CORP /MI/
filed 2009-03-31
CIK 779125

Exhibit 13
CNB CORPORATION
ANNUAL REPORT
December 31, 2008, 2007 and 2006

CNB CORPORATION
ANNUAL REPORT
December 31, 2008, 2007 and 2006
CONTENTS

FINANCIAL HIGHLIGHTS	1

CONSOLIDATED BALANCE SHEETS	2

CONSOLIDATED STATEMENTS OF INCOME	3

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY	4

CONSOLIDATED STATEMENTS OF CASH FLOWS	5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	6

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	36

MANAGEMENT’S DISCUSSION AND ANALYSIS	38

OFFICERS, COMMUNITY ADVISORS AND STAFF	52

DIRECTORS AND DIRECTORS EMERITI	54

CNB CORPORATION
FINANCIAL HIGHLIGHTS

2008	2007	2006	2005	2004
(In thousands, except per share data)
Operating Statistics
Interest income	$14,357	$16,180	$14,969	$13,356	$12,466
Interest expense	4,871	5,858	4,672	3,132	2,764
Net interest income	9,486	10,322	10,297	10,224	9,702
Income/(loss) before income taxes	(5,743)	4,170	4,649	4,528	4,131
Net income/(loss)	(5,225)	3,088	3,323	3,288	2,955
Basic earnings/(loss) per share	(4.31)	2.51	2.68	2.66	2.38
Diluted earnings/(loss) per share	(4.31)	2.50	2.68	2.65	2.37
Return/(loss) on average assets (ROA)	(1.99)%	1.19%	1.31%	1.28%	1.14%
Return/(loss) on average shareholders’ equity (ROE)	(21.73)%	12.18%	13.09%	13.23%	11.68%

Balance Sheet Statistics
Securities	$49,329	$50,290	$56,882	$74,485	$88,951
Total loans	161,848	174,652	167,234	156,326	144,619
Deposits	230,543	225,026	221,365	223,437	225,411
Total assets	253,916	255,193	251,900	252,731	254,094

Capital Statistics
Shareholders’ equity	$17,540	$24,400	$24,998	$24,499	$24,156
Book value per share	14.45	20.11	20.17	19.80	19.51
Cash dividends per share	0.72	2.28	2.28	2.20	2.20
Dividend payout ratio	16.71%	90.50%	85.00%	82.79%	92.32%
Average equity to average total assets	9.18%	9.79%	10.01%	9.66%	9.79%

Credit Statistics
Net charge-offs to total loans	0.93%	0.06%	0.05%	0.01%	0.16%
Nonperforming loans to total loans	3.73%	0.70%	0.11%	0.16%	0.47%
Allowance for loan losses to total loans	1.23%	0.96%	0.90%	0.93%	0.93%
Allowance for loan losses to nonperforming loans	0.33	x	1.37	x	8.46	x	5.72	x	2.00	x
Price Range for Common Stock
The following table shows the high and low selling prices of known transactions in common stock of the Company for each quarter of 2008 and 2007. As of December 31, 2008, there is no established public trading market for the Company’s common stock. Beginning in March 2007 the stock is now traded on the over-the-counter bulletin. The Company’s trading symbol is CNBZ. The Company had 1,000 shareholders as of December 31, 2008.

	2008			2007
			Cash			Cash
	Market Price		Dividends	Market Price		Dividends
Quarter	High	Low	Declared	High	Low	Declared
1st	$40.00	$29.00	$0.42	$48.00	$40.00	$0.42
2nd	36.00	32.00	0.30	45.00	38.00	0.42
3rd	35.50	20.00	—	40.75	37.00	0.42
4th	28.49	13.00	—	41.00	34.00	1.02

1.

CNB CORPORATION
CONSOLIDATED BALANCE SHEETS
December 31, 2008 and 2007

	2008	2007
	(In thousands, except share and per share data)
ASSETS
Cash and due from banks	$5,188	$8,844
Federal funds sold	18,098	8,428

Total cash and cash equivalents	23,286	17,272

Time deposits with other financial institutions	5,757	—
Securities available for sale	37,438	40,493
Securities held to maturity	10,883	8,789
Other securities	1,008	1,008

Loans held for sale	201	150
Loans, net of allowance for loan losses of $1,996 in 2008 and $1,670 in 2007	159,569	172,804

Total net loans	159,770	172,954
Premises and equipment, net	6,019	6,353
Other assets	9,755	8,324

Total assets	$253,916	$255,193

LIABILITIES
Deposits
Noninterest-bearing	$37,163	$37,984
Interest-bearing	193,380	187,042

Total deposits	230,543	225,026
Other liabilities	5,833	5,767

Total liabilities	236,376	230,793

SHAREHOLDERS’ EQUITY
Common stock — $2.50 par value; 2,000,000 shares authorized; 1,213,598 and 1,213,632 shares issued and outstanding in 2008 and 2007	3,034	3,034
Additional paid-in capital	19,509	19,509
Retained earnings (deficit)	(3,571)	2,528
Accumulated other comprehensive loss, net of tax	(1,432)	(671)

Total shareholders’ equity	17,540	24,400

Total liabilities and shareholders’ equity	$253,916	$255,193

See accompanying notes to consolidated financial statements.

2.

CNB CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 2008, 2007 and 2006

	2008	2007	2006
	(In thousands, except per share data)
INTEREST INCOME
Loans, including fees	$11,653	$12,977	$12,149
Securities
Taxable	1,718	2,054	1,861
Tax exempt	553	489	482
Other interest income	433	660	477

Total interest income	14,357	16,180	14,969

INTEREST EXPENSE ON DEPOSITS	4,871	5,858	4,672

NET INTEREST INCOME	9,486	10,322	10,297

Provision for loan losses	1,831	275	120

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	7,655	10,047	10,177

NONINTEREST INCOME
Service charges and fees	1,200	1,194	1,049
Net realized gains from sales of loans	128	154	166
Loan servicing fees, net of amortization	117	127	119
Gain on the sale of other real estate owned	304	—	—
Gain on the sale of premises and equipment	—	12	521
Other income	283	217	171

Total noninterest income	2,032	1,704	2,026

NONINTEREST EXPENSES
Salaries and employee benefits	3,608	3,727	3,535
Deferred compensation	344	311	317
Pension	142	103	239
Hospitalization	648	567	591
Occupancy	1,098	1,152	1,053
Supplies	170	220	222
Legal and professional	493	396	329
Marketing	146	191	193
Securities impairment write-down	7,107	—	—
Other expenses	1,674	914	1,075

Total noninterest expense	15,430	7,581	7,554

INCOME (LOSS) BEFORE INCOME TAXES	(5,743)	4,170	4,649

Income tax expense (benefit)	(518)	1,082	1,326

NET INCOME (LOSS)	$(5,225)	$3,088	$3,323

Basic earnings (loss) per share	$(4.31)	$2.51	$2.68
Diluted earnings (loss) per share	(4.31)	2.50	2.68
See accompanying notes to consolidated financial statements.

3.

CNB CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
Years ended December 31, 2008, 2007 and 2006

					Accumulated
					Other
					Comprehensive
			Additional	Retained	Income (Loss),	Total
	Outstanding	Common	Paid-In	Earnings	Net	Shareholders’
	Shares	Stock	Capital	(Deficit)	of Tax	Equity
	(Dollars in thousands, except per share data)
Balance December 31, 2005	1,237,418	$3,094	$20,430	$1,576	$(601)	$24,499

Adjustment to beginning retained earnings pursuant to SAB 108				159		159

Adjusted balance January 1, 2006	1,237,418	3,094	20,430	1,735	(601)	24,658

Net income				3,323		3,323
Other comprehensive income:
Change in unrealized gains (losses) on available for sale securities, net of tax of $246					475	475

Total comprehensive income						3,798
Cash dividends — $2.28 per share				(2,823)		(2,823)
Adjustment to initially apply SFAS No. 158, net of tax of $357					(692)	(692)
Shares issued under stock option plan	2,194	5	57			62
Purchase and retirement of common stock	(100)		(5)			(5)

Balance December 31, 2006	1,239,512	3,099	20,482	2,235	(818)	24,998

Net income				3,088		3,088
Other comprehensive income:
Change in unrealized gains (losses) on available for sale securities, net of tax of $115					222	222
Defined benefit pension plan:
Net gain/loss during the period, net of tax of $36					(70)	(70)
Transition adjustment recognized, net of tax of $3					(6)	(6)
Prior service costs recognized					1	1

Total comprehensive income						3,235
Cash dividends — $2.28 per share				(2,795)		(2,795)
Purchase and retirement of common stock	(25,880)	(65)	(973)			(1,038)

Balance December 31, 2007	1,213,632	3,034	19,509	2,528	(671)	24,400

Net loss				(5,225)		(5,225)
Other comprehensive income:
Change in unrealized gains (losses) on available for sale securities, net of tax of $61					118	118
Defined benefit pension plan:
Net gain/loss during the period, net of tax of $452					(877)	(877)
Transition adjustment recognized, net of tax of $1					(3)	(3)
Prior service costs recognized					1	1

Total comprehensive loss						(5,986)
Cash dividends — $0.72 per share				(874)		(874)
Purchase and retirement of common stock	(34)					—

Balance December 31, 2008	1,213,598	$3,034	$19,509	$(3,571)	$(1,432)	$17,540

See accompanying notes to consolidated financial statements.

4.

CNB CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2008, 2007 and 2006

	2008	2007	2006
	(In thousands)
Cash flows from operating activities
Net Income	$(5,225)	$3,088	$3,323
Adjustments to reconcile net income to net cash from operating activities
Depreciation, amortization and accretion, net	630	119	320
Provision for loan losses	1,831	275	120
Loans originated for sale	(5,880)	(9,114)	(7,369)
Proceeds from sales of loans originated for sale	5,736	9,012	7,441
Gain on sales of loans	(128)	(154)	(166)
Gain on sales of other real estate owned properties	(304)	—	—
Other real estate owned writedowns/losses	316	—	—
(Gain)loss on premises and equipment	—	12	(521)
Net losses on impairment of investment securities	7,107	—	—
Increase (decrease) in deferred tax benefit	1,050	—	—
(Increase) decrease in other assets	(405)	162	(1,643)
Increase in other liabilities	284	137	878

Total adjustments	10,237	449	(940)

Net cash provided by operating activities	5,012	3,537	2,383

Cash flows from investing activities
Proceeds from maturities of securities available for sale	25,207	29,106	41,950
Purchase of securities available for sale	(29,181)	(17,465)	(22,992)
Proceeds from maturities of securities held to maturity	4,483	2,657	2,845
Purchase of securities held to maturity	(6,577)	(6,903)	(3,271)
Proceeds from maturities of other securities	—	—	45
Net change in portfolio loans	9,625	(7,955)	(12,041)
Premises and equipment expenditures	(195)	(324)	(1,785)
Proceeds from the sale of premises and equipment	—	—	550

Net cash provided by (used in) investing activities	3,362	(884)	5,301

Cash flows from financing activities
Net increase (decrease) in deposits	5,517	3,661	(2,072)
Dividends paid	(2,120)	(2,816)	(2,800)
Net proceeds from exercise of stock options	—	—	62
Purchases of common stock	—	(1,038)	(5)

Net cash provided by (used) in financing activities	3,397	(193)	(4,815)

Net change in cash and cash equivalents	11,771	2,460	2,869

Cash and cash equivalents at beginning of year	17,272	14,812	11,943

Cash and cash equivalents at end of year	$29,043	$17,272	$14,812

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$4,941	$5,847	$4,594
Income taxes	342	1,063	1,156
Non-cash transactions:
Transfer from loans to other real estate owned	2,563	606	1,053
See accompanying notes to consolidated financial statements.

5.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation: The consolidated financial statements include CNB Corporation (the Company) and its wholly-owned subsidiary, Citizens National Bank of Cheboygan and the Bank’s wholly-owned subsidiary, CNB Mortgage Corporation (the Bank and the Mortgage Corporation are hereafter collectively referred to as the Bank). All significant intercompany accounts and transactions are eliminated in consolidation.
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
The principal markets for the Bank’s financial services are the Michigan communities in which the Bank is located and the area immediately surrounding these communities. The Bank serves these markets through eight offices located in Cheboygan, Presque Isle and Emmet Counties in northern lower Michigan.
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
Securities: Securities are classified as held to maturity when management has the positive intent and ability to hold them to maturity and carried at amortized cost. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with temporary unrealized holding gains and losses reported in shareholders’ equity, net of tax. Declines in the fair value of securities below their cost that are other than temporary are reflected as realized losses. In estimating other-than-temporary charges, management considers: (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the Company’s ability and intent to hold the security for a period sufficient to allow for any anticipated recover in fair value.
(Continued)

6.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
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
Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of deferred loan fees and costs, and an allowance for loan losses. Loans held for sale are reported at the lower of cost or market on an aggregate basis.
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
Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required considering past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.
(Continued)

7.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors.
A loan is impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage, consumer, and credit card loans, and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral.
Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the assets’ useful lives. For furniture and fixtures the useful life ranges from three to five years while the useful life for buildings is thirty-nine years. These assets are reviewed for impairment when events indicate the carrying amount may not be recoverable. Maintenance and repairs are charged to expense and improvements are capitalized.
Other Real Estate Owned: Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at the lower of the loan carrying amount or fair value at acquisition. Any reduction to fair value from the carrying value of the related loan is accounted for as a loan loss. After acquisition, a valuation allowance reduces the reported amount to the lower of the initial amount or fair value less costs to sell. Expenses, gains and losses on disposition, and changes in the valuation allowance are reported in other expenses. As of December 31, 2008, other assets on the consolidated balance sheet includes $1,762,000 of other real estate owned. As of December 31, 2007 the balance was $1,446,000.
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
Company Owned Life Insurance: The Company has purchased life insurance policies on certain directors and executives. Company owned life insurance is recorded at its cash surrender value, or the amount that can be effectively realized at the balance sheet date. At December 31, 2008 and 2007, the cash surrender value of the underlying policies was $3,360,000 and $3,231,000, which is included in other assets on the balance sheet.
(Continued)

8.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Employee Benefits: A defined benefit pension plan covers substantially all employees, with benefits based on years of service and compensation prior to retirement. Contributions to the plan are based on the maximum amount deductible for income tax purposes. The plan was amended to no longer accept new participants as of December 31, 2008. Current participants will receive benefits as originally outlined in the plan. A 401(k) savings and retirement plan has also been established and covers substantially all employees. Contributions to the 401(k) plan are expensed as made.
Stock Compensation: The Company uses Statement of Financial Accounting Standard 123R, Share Based Payment, to record compensation cost for the fair value of stock based compensation. No awards were granted or vested in 2006. The stock option plan, created in 1996, ended in May 2006. A new stock option plan has not been adopted and no stock compensation was reported in 2007 or 2008.
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
Financial Instruments with Off-Balance-Sheet Risk: The Company, in the normal course of business, makes commitments to extend credit which are not reflected in the consolidated financial statements. A summary of these commitments is disclosed in Note 13.
(Continued)

9.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes the net change in unrealized gains (loss) on securities available for sale, and components of the defined benefit pension obligation net yet recognized as components of periodic pension expense, including unrecognized gains or losses, prior service cost, and the unrecognized transition asset. These items are reported in comprehensive income net of tax.
Accumulated other comprehensive income, a component of stockholders’ equity, includes unrealized gains and losses on securities available for sale and amounts related to the defined benefit pension plan as follows at December 31:

	2008	2007
	(In thousands)
Net unrealized gains on available for sale securities	$326	$147
Pension components:
Unrecognized net gains (losses)	(2,463)	(1,134)
Unrecognized transition asset	—	4
Unrecognized prior service cost	(32)	(33)
Tax effect	737	345

Net accumulated other comprehensive income	$(1,432)	$(671)

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
(Continued)

10.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Adoption of New Accounting Standards:
In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132(R). This Statement requires an employer to recognize the overfunded or underfunded status of a defined benefit retirement plan (other than a multiemployer plan) as an asset or liability in its balance sheet, beginning with year end 2006, and to recognize changes in the funded status in the year in which the changes occur through comprehensive income beginning in 2007. Additionally, defined benefit plan assets and obligations are to be measured as of the date of the employer’s fiscal year-end, starting in 2008.
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
(Continued)

11.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
The cumulative effect adjustment primarily reflects an over accrual of income tax liabilities relating primarily to years prior to 2006. Over a course of years, accrual differences that were considered immaterial to any particular prior year’s statement of operations accumulated to a total of a net credit of $159,000. The impact of the over accrual on the 2006 opening consolidated shareholder’s equity and retained earnings was $159,000. The impact on selected balance sheet accounts as of January 1, 2006 is as follows:

	January 1, 2006
	Previously		Opening
	Reported	Adjustment	Balance
	(In thousands)
Other liabilities	$4,795	$(159)	$4,636
Total liabilities	228,232	(159)	228,073
Retained earnings	1,576	159	1,735
Total shareholder’ equity	24,499	159	24,658
FASB No. 157 and FASB No. 159 — Fair Value Measurement and The Fair Value Option for Financial Assets and Financial Liabilities — SFAS No. 157 clarifies the definition of fair value, establishes a framework for measuring fair value, and expands the disclosures on fair value measurements. It applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS No. 157 and SFAS No. 159 are effective for fiscal years beginning after November 15, 2007. Note 14 includes required disclosures.
(Continued)

12.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
NOTE 2 — SECURITIES
The year end fair values and related gross unrealized gains and losses recognized in accumulated other comprehensive income/(loss) for securities available for sale, were as follows:

		Gross	Gross
	Fair	Unrealized	Unrealized
Available for Sale	Value	Gains	Losses
	(In thousands)
2008
U.S. Government and agency	$17,061	$265	$—
Mortgage-backed	9,629	78	(38)
State and municipal	5,955	77	(56)
Auction rate securities	4,793	—	—

	$37,438	$420	$(94)

2007
U.S. Government and agency	$12,304	$111	$(1)
Mortgage-backed	10,238	39	(31)
State and municipal	3,951	31	(2)
Auction rate securities	14,000	—	—

	$40,493	$181	$(34)

The year end carrying amount, unrecognized gains and losses, and fair value of securities held to maturity were as follows:

		Gross	Gross
	Carrying	Unrecognized	Unrecognized	Fair
Held to Maturity	Amount	Gains	Losses	Value
	(In thousands)
2008
U.S. Government and agency	$2,001	$19	$—	$2,020
State and municipal	8,882	236	(19)	9,099

	$10,883	$255	$(19)	$11,119

2007
State and municipal	$8,789	$118	$(25)	$8,882

There were no sales of securities during 2008, 2007 and 2006.
(Continued)

13.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
NOTE 2 — SECURITIES (Continued)
Securities with unrealized losses at year end 2008 and 2007, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows (in thousands):

	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
2008	Value	Loss	Value	Loss	Value	Loss
U.S. Government and agency	$—	$—	$—	$—	$—	$—
Mortgage-backed	2,895	(37)	1,389	(1)	4,284	(38)
State and municipal	1,476	(69)	999	(6)	2,475	(75)
Auction rate securities	—	—	—	—	—	—

Total temporarily impaired	$4,371	$(106)	$2,388	$(7)	$6,759	$(113)

	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
2007	Value	Loss	Value	Loss	Value	Loss
U.S. Government and agency	$—	$—	$998	$(1)	$998	$(1)
Mortgage-backed	—	—	3,897	(31)	3,897	(31)
State and municipal	1,270	(15)	1,694	(12)	2,964	(27)
Auction rate securities	—	—	—	—	—	—

Total temporarily impaired	$1,270	$(15)	$6,589	$(44)	$7,859	$(59)

These unrealized losses remaining on the balance sheet at year end 2008 and 2007 have not been recognized into income because they are not considered to be other-than-temporary. Management considers the unrealized losses to be market driven, resulting from changes in interest rates, and the Company has the intent and ability to hold the securities until their value recovers.
At December 31, 2008 the Company held six auction rate securities whose value is less than amortized cost. Pricing of auction rate securities has suffered from the absence of a liquid functioning secondary market, uncertainty regarding potential losses of financial companies, collateral deficiencies or other challenges encountered by the issuer. The decline in fair value is not expected to be recovered within a reasonable timeframe based upon available information. For these reasons, during 2008 the Company’s auction rate securities recognized
(Continued)

14.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
NOTE 2 — SECURITIES (Continued)
an other-than-temporary impairment charge of $7.1 million. These investment securities were written down through the income statement and a new cost basis was established. The underlying asset for these investments is preferred stock whose fair values may change.
Contractual maturities of debt securities at year end 2008 are shown below (in thousands). Expected maturities may differ from contractual maturity because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

	Available for sale	Held to Maturity
	Fair	Carrying	Fair
	Value	Amount	Value

Due in one year or less	$13,020	$2,315	$2,317
Due from one to five years	8,385	5,062	5,246
Due from five to ten years	1,016	2,426	2,493
Due after ten years	595	1,080	1,063

	23,016	10,883	11,119

Mortgage-backed	9,629
Auction rate securities	4,793	—	—

	$37,438	$10,883	$11,119

There were no securities pledged at December 31, 2008 or December 31, 2007 to secure public deposits and for other purposes.
The Company held securities exceeding 10% of shareholders’ equity from the following states (including its political subdivisions) at December 31:

	2008	2007
	(In thousands)
Michigan	$9,291	$9,392
(Continued)

15.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
NOTE 3 — LOANS AND LOANS HELD FOR SALE
Year end loans were as follows:

	2008	2007
	(In thousands)
Residential real estate	$77,734	$83,264
Consumer	7,518	8,709
Commercial real estate	67,282	68,445
Commercial	9,314	14,234

	161,848	174,652
Deferred loan origination fees, net	(82)	(28)
Allowance for loan loses	(1,996)	(1,670)

	$159,770	$172,954

Activity in the allowance for loan losses is summarized as follows:

	2008	2007	2006
	(In thousands)
Beginning balance	$1,670	$1,498	$1,456
Provision for loan losses	1,831	275	120
Charge-offs	(1,551)	(126)	(104)
Recoveries	46	23	26

Ending Balance	$1,996	$1,670	$1,498

There were forty loans in the real estate mortgage and commercial loan portfolios that were considered impaired as of year end 2008. Fourteen of the forty loans considered impaired have a valuation allowance against loss potential.

	Impaired Loans			Valuation Allowance
	2008	2007	2006	2008	2007	2006
	(In thousands)
Balances — December 31:
Impaired loans with valuation allowance	$1,403	$518	$—	$446	$83	$—
Impaired loans with no valuation allowance	5,646	707	—	—	—	—

Total impaired loans	$7,049	$1,225	$—	$446	$83	$—

Income recorded on loans while considered impaired	$104	$52	$—

(Continued)

16.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
NOTE 3 — LOANS (Continued)
There were eight loans in the real estate mortgage and commercial loan portfolios that were considered impaired as of year end 2007. These loan balances totaled $1.2 million at December 31, 2007. Six of the eight loans considered impaired have a valuation allowance against loss potential. The balance of these six loans at December 31, 2007 totaled $518,000 and the valuation allowance was $83,000. The income recorded on these loans during 2007 while they were considered impaired was $52,000. There were no impaired loans during 2006.
Nonperforming loans were as follows:

	2008	2007
	(In thousands)
Loans past due over 90 days still on accrual	$276	$387
Nonaccrual loans	5,356	831
NOTE 4 — LOAN SERVICING
For the three years ended December 31, activity for capitalized mortgage servicing rights was as follows:

	2008	2007	2006
	(In thousands)
Mortgage Servicing Rights:
Beginning of year	$664	$618	$586
Additions	72	106	94
Amortization	(69)	(60)	(62)
Impairment valuation allowance	(68)	—	—

End of year	$599	$664	$618

Loans servicing for others that have servicing rights capitalized	$73,009	$74,849	$73,102
Mortgage loans serviced for others are not reported as assets. Related escrow deposit balances were $105,000 and $99,000 at year end 2008 and 2007.
(Continued)

17.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
NOTE 5 — PREMISES AND EQUIPMENT
Year end premises and equipment were as follows:

	2008	2007
	(In thousands)
Real estate and buildings	$7,156	$7,156
Furniture and fixtures	4,168	4,447

	11,324	11,603
Less accumulated depreciation	(5,305)	(5,250)

	$6,019	$6,353

Depreciation expense amounted to $530,000, $585,000 and $573,000 in 2008, 2007 and 2006.
NOTE 6 — OTHER REAL ESTATE OWNED
During 2008 and 2007 we foreclosed on certain loans secured by real estate and transferred these real estate collateral to other real estate in each of those years. At the time of acquisition, amounts were charged-off against the allowance for loan losses to bring the carrying amount of these properties to their estimated fair value, less estimated costs to sell. Gains or losses on the sale of other real estate are included in the non-interest income and non-interest expense, respectively, on the income statement.

	2008	2007
	(In thousands)
Balance at beginning of year	$1,446	$1,059
Transfers from loans	2,563	620
Sales	(1,275)	(233)
Charge-off and write-down adjustments	(494)	—
Proceeds from insurance claims	(478)	—

Balance at end of year	$1,762	$1,446

We periodically review our other real estate owned properties for a valuation allowance on these properties in values have declined since the date of acquisition. The valuation allowance on other real estate owned as of year end 2008 was $192,000. There was no valuation allowance at December 31, 2007.
(Continued)

18.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
NOTE 7 — DEPOSITS
Time deposit accounts individually exceeding $100,000 total $27,496,000 and $25,503,000 at year end 2008 and 2007.
At year end 2008, the scheduled maturities of time deposits are as follows:

(In thousands)
2009	$45,335
2010	35,347
2011	3,619
2012	1,992
2013	5,603

$91,896

NOTE 8 — EMPLOYEE BENEFITS
Defined Benefit Retirement Plan: The Company has a defined benefit, noncontributory pension plan which provides retirement benefits for essentially all employees. The Company uses a December 31 measurement date for its plan. The following sets forth the plan’s funded status and amounts recognized in the financial statements:

	2008	2007
	(In thousands)
Change in benefit obligation:
Beginning benefit obligation	$(4,288)	$(4,672)
Service cost	(170)	(164)
Interest cost	(276)	(301)
Actuarial loss (gain)	66	(71)
Benefits paid	79	920

Ending benefit obligation	(4,589)	(4,288)

Change in plan assets, at fair value:
Beginning plan assets	4,240	4,754
Actual return	(1,088)	206
Employer contribution	220	200
Benefits paid	(79)	(920)

Ending plan assets	3,293	4,240

Funded status	$(1,296)	$(48)

(Continued)

19.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
NOTE 8 — EMPLOYEE BENEFITS (Continued)
Amounts recognized in the balance sheet consist of:

	2008	2007
	(In thousands)
Other assets	$—	$—
Accrued pension cost — other liabilities	(1,296)	(48)
The accumulated benefit obligation for the defined benefit pension plan was $3,467,000 and $3,145,000 at year end 2008 and 2007, respectively.
Components of net periodic benefit cost are as follows:

	2008	2007	2006
	(In thousands)
Service cost	$170	$164	$242
Interest cost on benefit obligation	276	301	293
Expected return on plan assets	(344)	(385)	(344)
Net amortization and deferral	40	23	48

Pension expense	$142	$103	$239

The estimated net (gain)/loss and prior service costs that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year are $43,000 and $32,000.
The following weighted-average assumptions were used to determine benefit obligations at year end and net cost:

	2008	2007	2006
Weighted average discount rate	6.50%	6.50%	6.50%
Rate of increase in future compensation	3.00%	3.00%	4.00%
Expected long term return on plan assets	8.00%	8.00%	8.00%
(Continued)

20.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
NOTE 8 — EMPLOYEE BENEFITS (Continued)
The Company’s pension plan asset allocation at year end 2008 and 2007, target allocation for 2009, and expected long-term rate of return by asset category are as follows:

		Percentage of Plan		Weighted-
	Target	Assets		Average Expected
	Allocation	at Year end		Long-Term Rate
Asset Category	2009	2008	2007	of Return - 2008
Equity securities	70.0%	53.4%	58.4%	9.45%
Fixed Income securities	30.0	38.6	31.2	5.20
Other	—	8.0	10.4	3.25

Total	100.0%	100.0%	100.0%	8.00%

Plan assets are administered by Huntington National Bank as trustee of the plan. Plan assets are invested in diversified mutual funds.
The estimates of weighted average expected long-term rate of return is an estimate based on past performance and actual returns in the future are likely to vary over time.
The overall expected long-term rate of return and risk expectations of the investments in the plan are based on Standard and Poor’s 500 and 5-year Treasury bonds from 1950-2007.
The asset mix of the portfolio will be maintained by periodically re-balancing this account back to the stock and fixed income target allocations stated above.
The investments in the plan are managed for the benefits of the participants. They are structured to meet the cash flow necessary to pay retiring employees. ERISA guidelines for diversification of the investments are followed.
During 2008, the Company contributed $220,000 into the plan. The Company expects to contribute approximately $600,000 to this pension plan in 2009.
(Continued)

21.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
NOTE 8 — EMPLOYEE BENEFITS (Continued)
Estimated Future Payments
The following benefit payments, which reflect expected future service, are anticipated:

Year End	Benefit Payments
(In thousands)
2009	$109
2010	103
2011	119
2012	140
2013	171
Years 2014 - 2019	1,009
Deferred Compensation Plan: The Company has a deferred compensation plan to provide retirement benefits to certain Directors, at their option, in lieu of annual directors’ fees. The present value of future benefits are accrued annually over the period of active service of each participant using a 6.00% discount rate. Total liabilities under the plan are $2,757,000 and $2,593,000 at December 31, 2008 and 2007 and included in other liabilities on the balance sheet. The expense for the plan was $339,000, $266,000 and $280,000 in 2008, 2007 and 2006. Distributions under the plan were $176,000 and $150,000 in 2008 and 2007.
The following benefit payments reflect expected future cash flows as anticipated:

Year End	Benefit Payments
(In thousands)
2009	$204
2010	230
2011	218
2012	212
2013	212
Years 2014 - 2019	5,318
The Company also has a deferred compensation plan that allows executive officers of the Bank, and certain Directors an opportunity to defer a portion of their compensation. On a monthly basis, the account of each participant accrues interest based on the interest rate determined for that year. Total liabilities under the plan are $719,000 and $682,000 at December 31, 2008 and 2007. The expense of the plan was $47,000, $44,000 and $37,000 in 2008, 2007 and 2006.
(Continued)

22.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
NOTE 8 — EMPLOYEE BENEFITS (Continued)
401(k) Plan: The Company has a 401(k) savings and retirement plan covering substantially all employees. Under the plan, employees may defer up to the lesser of 100% of their eligible compensation or the limitations set by the IRS. The employees may also make “catch-up” contributions to the extent the IRS allows. During 2008, 2007 and 2006, the Board of Directors elected to contribute a matching contribution equal to 100% of the first 2% and 50% of the next 2% of the employee’s deferred compensation. Employee contributions and the Company’s matching percentages are vested immediately. The Company’s matching percentages are determined annually by the Board of Directors and resulted in total contributions of $78,000, $81,000 and $80,000 in 2008, 2007 and 2006.
NOTE 9 — STOCK OPTIONS
Stock Option Plan: The shareholders approved an incentive stock option plan in May 1996 under which up to 67,005 options, as adjusted for stock splits, may be issued at market prices to employees. The right to exercise the options vests over a one-year period. The exercise price of options granted is equivalent to the market value of underlying stock at the grant date. Shares issued when options are exercised come from authorized but unissued shares. All options outstanding are exercisable. Due to the plan end date, there were no options available for grant as of December 31, 2008 or 2007.
Activity in the option plan for the years ended, and as restated for all stock dividends, is summarized as follows:

			Weighted	Weighted
	Number of		Average	Average	Aggregate
	Outstanding	Exercise	Exercise	Contractual	Intrinsic
	Options	Price	Price	Term	Value
Outstanding at January 1, 2008	23,438	$33.62-57.01	$49.00

Exercised	—
Forfeitures	(12,892)	$50.00-57.01

Outstanding at December 31, 2008	10,546	$50.00-57.01	$53.96	3.0 years	—

Exercisable at December 31, 2008	10,546	$50.00-57.01	$53.96	3.0 years	—

No compensation expense was required to be recognized under the plan for 2008, 2007 and 2006. There was no unrecognized compensation expense at December 31, 2008.
(Continued)

23.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
NOTE 9 — STOCK OPTIONS (Continued)
Information related to the stock option plan during each year follows:

	2008	2007	2006
Intrinsic value of options exercised	$—	$—	$36,000
Cash received from option exercises	$—	$—	62,000
No tax benefit was realized from exercises in 2008 and 2007. There were no options granted in 2008, 2007 and 2006.
NOTE 10 — INCOME TAXES
Income tax expense consists of:

	2008	2007	2006
	(In thousands)
Current	$345	$1,221	$1,206
Deferred expense (benefit)	(863)	(139)	120

	$(518)	$1,082	$1,326

Year end deferred tax assets and liabilities consist of:

	2008	2007
	(In thousands)
Deferred tax assets
Allowance for loan losses	$531	$420
Deferred compensation	1,182	1,114
Investment writedown	2,416	—
Recognized pension liability	848	432
Other	121	115

Total deferred tax assets	5,098	2,081

Deferred tax liabilities
Pension expense	444	417
Fixed assets	344	373
Mortgage servicing rights	204	226
Unrealized gains on securities available for sale	111	50
Accretion	51	39
Other	59	67

Total deferred tax liability	1,213	1,172

Valuation allowance for capital losses	1,758	—

Net deferred tax asset	$2,127	$909

(Continued)

24.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
NOTE 10 — INCOME TAXES (Continued)
Income tax expense calculated at the statutory rate of 34% differs from actual income tax expense as follows:

	2008	2007	2006
	(In thousands)
Statutory rate applied to income before taxes	$(1,952)	$1,418	$1,581
Deduct
Valuation allowance	1,758	—	—
Tax-exempt interest income, net	(354)	(311)	(188)
Life insurance	(14)	(50)	(6)
Other	44	25	(61)

	$(518)	$1,082	$1,326

(Continued)

25.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
NOTE 11 — EARNINGS PER SHARE
A reconciliation of the numerators and denominators of the basic earnings per share and diluted earnings per share computations is presented below:

	2008	2007	2006
Basic earnings (loss) per share:
Net income (loss) available to common shareholders (in thousands)	$(5,225)	$3,088	$3,323

Weighted average shares outstanding	1,213,618	1,232,211	1,238,354

Basic earnings(loss) per share	$(4.31)	$2.51	$2.68

Diluted earnings (loss) per share:

Net income (loss) available to common shareholders (in thousands)	$(5,225)	$3,088	$3,323

Weighted average shares outstanding	1,213,618	1,232,211	1,238,354

Add dilutive effects of assumed exercises of stock options	—	704	1,427

Weighted average dilutive potential shares outstanding	1,213,618	1,232,915	1,239,781

Diluted earnings (loss) per share	$(4.31)	$2.50	$2.68

Stock options for 10,546 and 19,407 shares of common stock were not considered in computing diluted earnings per share for 2008 and 2007 because they were antidilutive.
NOTE 12 — RELATED PARTY TRANSACTIONS
Certain directors and executive officers of the Company and the Bank (including family members, affiliates and companies in which they are principal owners) had loans outstanding with the Bank in the ordinary course of business. A summary of the aggregate loans outstanding to these individuals follows:

	2008	2007
	(In thousands)
Balance outstanding, January 1	$2,316	$2,145
New loans and rewrites	1,129	511
Payments and payoffs	(1,387)	(382)
Change in persons included	(70)	42

Balance outstanding, December 31	$1,988	$2,316

Related party deposits totaled $3,712,000 and $3,014,000 at year end 2008 and 2007.
(Continued)

26.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
NOTE 13 — COMMITMENTS, OFF-BALANCE-SHEET RISK, AND CONTINGENCIES
There are various contingent liabilities that are not reflected in the financial statements, including claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material effect on the financial condition or result of operations of the Company.
At year end 2008 and 2007, reserves of $1,817,000 and $1,646,000 were required as deposits with the Federal Reserve or as cash on hand. These reserves do not earn interest.
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
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the commitment. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being used, the total commitments do not necessarily represent future cash requirements. Standby letters of credit are conditional commitments to guarantee a customer’s performance to a third party.
A summary of the unused contractual amounts of financial instruments with off-balance-sheet risk at year end were as follows:

	2008	2007
	(In thousands)
Commitments to extend credit	$22,388	$23,893
Standby letters of credit	316	579
The fair values of these commitments are not material. Substantially all of these commitments are at variable or uncommitted rates.
(Continued)

27.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
NOTE 14 – FAIR VALUE MEASUREMENTS
The Company utilizes fair value measurements to record fair value adjustments of certain assets and liabilities and to determine fair value disclosure. The following tables present information about the Company’s assets measured at fair value on a recurring basis at December 31, 2008, and the valuation techniques used by the Company to determine those fair values.
Fair Value Hierarchy

Under SFAS 157, the Company groups assets and liabilities at fair value into three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.
Level 1: In general, fair values determined by Level 1 inputs use quoted prices in active markets for identical assets or liabilities that the company has the ability to access.
Level 2: Fair values determined by Level 2 inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs included quoted prices for similar assets and liabilities in active markets, and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.
Level 3: Inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related assets or liabilities.
In instances where inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirely are categorized based on the lowest level input that is significant to the valuation. The Company’s assessment of the significance of particular inputs to these fair value measurements required judgment and considers factors specific to each asset or liability.
The Company uses the following methods and significant assumptions to estimate fair vaule:
Securities: Where quoted market prices are available in an active market, securities are classified as level 1 of the valuation hierarchy. Level 1 securities include certain auction rate securities. If quoted market prices are not available for the specific security, then Level 2 valuations are estimated by (1) using quoted market prices of securities with similar characteristics and (2) model pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for specific securities but rather by relying on the securities’ relationship to other benchmark quoted prices. These securities classified as level 2 include certain auction rate securities. Level 3 valuations of securities include a discounted cash flow analysis whose significant fair value inputs can generally be verified and typically involve little judgment by management.
(Continued)

28.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
NOTE 14 – FAIR VALUE MEASUREMENTS (Continued)
Disclosures concerning assets measured at fair value are as follows:
Assets and Liabilities Measured at Fair Value on a Recurring Basis at December 31, 2008
(In thousands)

		Significant
	Quoted Prices in	Other	Significant
	Active Markets for	Observable	Unobservable	Balance at
	Identical Assets	Inputs	Inputs (Level	December 31,
	(Level 1)	(Level 2)	3)	2008
Assets
Investment securities:
Available-for-sale	$26,691	$4,793	$5,954	$37,438
Fair value measurement for available-for-sale securities is based upon quoted prices, if available. Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange, U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter markets and money market funds. Level 2 securities include some auction rate securities in illiquid markets. Securities classified as Level 3 include securities in less liquid markets and include certain municipal securities.
The Bank currently has $11.9 million invested in auction rate investment security instruments which are classified as available-for-sale securities and reflected at their estimate fair values. Due to recent events and uncertainty in credit markets, these investments are considered other than temporarily impaired. As such, as of December 31, 2008, the fair value of these investment securities was $4.8 million.
Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis
(In thousands)

Investment
securities-
available-for-
sale
Balance at December 31, 2007	$3,951
Total realized and unrealized gains (losses) included in income	—
Total unrealized gains (losses) included in other comprehensive income	34
Net purchases, sales, calls and maturities	1,969
Net transfers in/out of Level 3	—

Balance at December 31, 2008	$5,954

(Continued)

29.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
NOTE 14 – FAIR VALUE MEASUREMENTS (Continued)
Available-for-sale investment securities categorized as Level 3 assets primarily consist of bonds issued by local municipalities. The Company estimates the fair value of these assets based on the present value of expected future cash flows using management’s best estimate of key assumptions, including forecasted interest yield and payment rates, credit quality and a discount rate commensurate with the current market and other risks involved.
Both observable and unobservable inputs may be used to determine the fair value of positions classified as Level 3 assets and liabilities. As a result, the unrealized gains and losses for these assets and liabilities presented in the tables above may include changes in fair value that were attributable to both observable and unobservable inputs.
Assets Measured at Fair Value on a Nonrecurring Basis at December 31, 2008
(In thousands)

		Prices in
		Active
		Markets	Significant		Total Losses
		for	Other		for the Period
		Identical	Observable	Significant	Ended
	Balance at	Assets	Inputs	Unobservable	December 31,
	December 31, 2008	(Level 1)	(Level 2)	Inputs (Level 3)	2008
Assets
Impaired loans accounted for under FAS 114	$339			$339	$(202)
Other real estate owned	980	—	—	980	(192)
Impaired loans accounted for under FAS 114 categorized as Level 3 assets consist of non-homogeneous loans that are considered impaired. The Company estimates the fair value of the loans based on the present value of expected future cash flows using management’s best estimate of key assumptions. These assumptions include future payments ability, timing of payment streams, and estimated realizable values of available collateral (typically based on outside appraisals). The losses for the period ending December 31, 2008 represents charge-offs of loan balances written down through the allowance for loan losses.
Other assets, including bank-owned life insurance and intangible assets are also subject to periodic impairment assessments under other accounting principles generally accepted in the United States of America. These assets are not considered financial instruments. Effective February 12, 2008, the FASB issued a staff position, FSP FAS 157-2, which delayed the applicability of FAS 157 to non-financial instruments. Accordingly, these assets have been omitted from the above disclosures.
(Continued)

30.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
NOTE 15 — FAIR VALUES OF FINANCIAL INSTRUMENTS
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
The estimated year end values of financial instruments were:

	2008		2007
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
	(In thousands)
Assets
Cash and cash equivalents	$29,043	$29,043	$17,272	$17,272
Securities available for sale	37,438	37,438	40,493	40,493
Securities held to maturity	10,883	11,119	8,789	8,882
Other securities	1,008	1,008	1,008	1,008
Loans, net	159,770	162,770	172,954	173,666
Accrued interest receivable on loans	608	608	850	850

Liabilities
Deposits
Noninterest-bearing	$(37,163)	$(37,163)	$(37,984)	$(37,984)
Interest bearing	(193,380)	(194,258)	(187,042)	(186,860)
Accrued interest payable on deposits	(147)	(147)	(217)	(217)
NOTE 16 — REGULATORY CAPITAL
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
(Continued)

31.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
NOTE 16 — REGULATORY CAPITAL (Continued)
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
The Bank was categorized as well capitalized at year end. There are no conditions or events since year-end that management believes has changed the Bank’s category. Actual capital levels (in millions) and minimum required levels were:

					Minimum Required
					To Be Well
			Minimum Required		Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2008

Total capital (to risk weighted assets) Bank	$20.8	12.2%	$13.7	8.0%	$17.1	10.0%
Tier 1 capital (to risk weighted assets) Bank	18.8	11.0	6.8	4.0	10.3	6.0
Tier 1 capital (to average assets) Bank	18.8	7.3	10.4	4.0	13.0	5.0

2007

Total capital (to risk weighted assets) Bank	$26.6	14.4%	$14.8	8.0%	$18.5	10.0%
Tier 1 capital (to risk weighted assets) Bank	24.9	13.5	7.4	4.0	11.1	6.0
Tier 1 capital (to average assets) Bank	24.9	9.9	10.1	4.0	12.6	5.0
(Continued)

32.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
NOTE 16 – REGULATORY CAPITAL (Continued)
One of the principal sources of cash for the Company is dividends from the Bank. Regulatory agencies can place dividend restrictions on the Bank based on their evaluation of its financial condition. No restrictions are currently imposed by regulatory agencies on the Bank other than the limitations found in the regulations which govern the payment of dividends to the Company. Under the most restrictive of these regulations, in 2009, the Bank is limited to paying dividends of the Company’s net income of 2009 and the retained net income of the prior two calendar years.
NOTE 17 – PARENT COMPANY CONDENSED FINANCIAL STATEMENTS
Following are condensed parent company financial statements:
CONDENSED BALANCE SHEETS
December 31, 2008 and 2007

	2008	2007
	(In thousands)
ASSETS
Cash	$70	$32
Investment in subsidiary	17,476	24,341
Dividends receivable	—	1,266
Other assets	1	14

Total assets	$17,547	$25,653

LIABILITIES AND SHAREHOLDERS’ EQUITY
Dividends payable	$7	$1,253
Other liabilities	—	—
Shareholders’ equity	17,540	24,400

Total liabilities and shareholders’ equity	$17,547	$25,653

(Continued)

33.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
NOTE 17 – PARENT COMPANY CONDENSED FINANCIAL STATEMENTS (Continued)
CONDENSED STATEMENTS OF INCOME
Years ended December 31, 2008, 2007 and 2006

	2008	2007	2006
	(In thousands)
Dividends from subsidiary	$906	$3,832	$2,832
Operating expenses	(40)	(40)	(46)

Income before income taxes and equity in undistributed income of subsidiary	866	3,792	2,786

Income tax benefit	13	14	15

Equity in undistributed/(overdistributed) income of subsidiary	(6,104)	(718)	522

Net income	$(5,225)	$3,088	$3,323

CONDENSED STATEMENTS OF CASH FLOWS
Years ended December 31, 2008, 2007 and 2006

	2008	2007	2006
	(In thousands)
Cash flows from operating activities
Net income	$(5,225)	$3,088	$3,323
Equity in (undistributed)/overdistributed net income of subsidiary	6,104	718	(522)
Change in dividends receivable	1,266	—	(30)
Change in other assets	13	(14)	—
Change in other liabilities	(1,246)	(21)	—

Net cash from operating activities	912	3,771	2,771

Cash flows from financing activities
Dividends paid	(874)	(2,795)	(2,800)
Net shares purchased	—	(1,038)	57

Net cash from financing activities	(874)	(3,833)	(2,743)

Net change in cash and cash equivalents	38	(62)	28

Cash at beginning of year	32	94	66

Cash at end of year	$70	$32	$94

(Continued)

34.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, 2007 and 2006
NOTE 18 – QUARTERLY FINANCIAL DATA (UNAUDITED)

		Net
	Interest	Interest	Net	Earnings Per Share
	Income	Income	Income	Basic	Diluted
		(In thousands, except per share data)
2008
First quarter	$3,888	$2,543	$467	$0.38	$0.38
Second quarter	3,579	2,368	462	0.38	0.38
Third quarter	3,572	2,332	(1,545)	(1.27)	(1.27)
Fourth quarter	3,318	2,243	(4,609)	(3.80)	(3.80)

2007
First quarter	$3,929	$2,461	$630	$0.51	$0.51
Second quarter	4,077	2,559	801	0.65	0.65
Third quarter	4,161	2,662	831	0.67	0.67
Fourth quarter	4,013	2,640	826	0.68	0.67
(Continued)

35.

Plante & Moran, PLLC Suite 400 634 Front Avenue N.W. Grand Rapids, MI 49504 Tel: 616.774.8221 Fax: 616.774.0702 plantemoran.com
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors
Of CNB Corporation
Cheboygan, Michigan
We have audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet of CNB Corporation as of December 31, 2008 and 2007, and the related consolidated statement of income, changes in shareholders’ equity and cash flows for the years then ended appearing in the Annual Report enclosed with the proxy statement for the annual meeting of the shareholders, not appearing herein; and in our audit report dated March 26, 2009, we expressed an unqualified opinion on those consolidated financial statements. The consolidated statements of income, changes in shareholders’ equity and cash flows for the one year ended December 31, 2006, were audited by other auditors whose report, dated March 30, 2007, expressed an unqualified opinion on those statements.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CNB Corporation as of December 31, 2008 and 2007, and the results of its operations and its cash flows for the years ended December 31, 2008 and 2007, in conformity with U.S. generally accepted accounting principles.
Plante & Moran, PLLC
Grand Rapids, Michigan
March 26, 2009

36.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Shareholders
CNB Corporation
Cheboygan, Michigan
We have audited the accompanying consolidated statements of income and comprehensive income, changes in shareholders’ equity and cash flows of CNB Corporation for the year ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of CNB Corporation’s operations and its cash flows for the year ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.
As disclosed in Note 1, the Company adopted Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatement when Quantifying Misstatements in Current Year Financial Statements” (SAB 108) and Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statement No. 87, 88, 106 and 132(R)” (SFAS No. 158) during 2006. Accordingly liabilities at the beginning of 2006 were adjusted with an offsetting adjustment to the opening balance of retained earnings under SAB 108 and year-end assets were adjusted with an offsetting adjustment to accumulated other comprehensive loss under SFAS No. 158.
Crowe Horwath LLP
Grand Rapids, Michigan
March 30, 2007

37.

CNB CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
December 31, 2008, 2007 and 2006
This discussion provides information about the consolidated financial condition and results of operations of CNB Corporation (the Company) and its wholly-owned subsidiary, Citizens National Bank of Cheboygan and the Bank’s wholly-owned subsidiary, CNB Mortgage Corporation (the Bank and the Mortgage Corporation are hereafter collectively referred to as the Bank). This discussion should be read in conjunction with the consolidated financial statements beginning on page 2 and the related footnotes.
Financial Condition
As of December 31, 2008 total assets of the Company were $253.9 million which represents a decrease of $1.3 million or 0.5% from December 31, 2007. The Company recognized a 7.3% decrease in the loan portfolio. Deposits increased by 2.5% during 2008 while the Company’s equity decreased during 2008 due for the most part to the net loss recorded.
Cash and Cash Equivalents
The Company’s balances of cash and cash equivalents increased $11,771,000 from 2007 to 2008. During the year, $5.0 million of cash was provided from operating activities, while $3.4 million was provided by investing activities and $3.4 million was provided by financing activities. The balances maintained in cash and cash equivalents vary based on daily fluctuations in loan and deposit balances. Sufficient cash is maintained on a daily basis to meet the anticipated liquidity needs of the Company for customer transactions and to clear checks drawn on other financial institutions. The amount of clearings can vary by as much as $3.0 million in one day, causing the Company’s cash position to vary.
Securities
The Company maintains securities portfolios that include obligations of federal agencies and government sponsored entities as well as securities issued by states and political subdivisions and auction rate money market preferred investments. Security balances decreased $961,000 during 2008. Securities available for sale represent 75.9% of the portfolio. Currently, the Company primarily maintains a short-term securities portfolio. The Company is looking to moderately extend the average life of the portfolio moving forward to gain some additional interest rate due to the changing rate environment and decreasing short-term rates. As the amount of securities maturing on a regular basis decreases, liquidity will be maintained by adding to the available for sale portfolio. It is management’s expectation that the Company will increase the securities portfolio in 2009 as loan demand is expected to slow due to the current economic environment.

38.

CNB CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
December 31, 2008, 2007 and 2006
The chart below shows the change in each of the categories of the portfolio.

	2008	2007	2006
	(In thousands)
U.S. Government and agency	$6,760	$(9,004)	$(27,792)
Mortgage-backed	(609)	(252)	2,351
Tax exempt state and municipal	455	(407)	(1,609)
Taxable state and municipal	1,640	55	(1,492)
Money market preferrred stocks	(9,207)	3,016	10,984
Other securities	—	—	(45)

Total change in securities	$(961)	$(6,592)	$(17,603)

Holdings in U.S. government and agencies increased due to a change in the focus of our securities portfolio. Due to the uncertainty of the auction rate securities market, the Company attempted to decrease its holdings in the auction rate securities investments at the beginning of 2008. Starting in early 2008, while the Company was attempting to liquidate its holdings in auction rate securities, the market for these types of investments ceased to exist. The collapse of this market had a profound impact on the value of these auction rate investments. Therefore, as of December 31, 2008 the entire portfolio of auction rate securities was deemed to be “other than temporarily impaired” as defined in FAS 115. Included in the auction rate securities balance as of December 31, 2007 was a $2 million investment security backed by Freddie Mac. Due to the U.S. Government placing Freddie Mac into conservatorship on September 7, 2008 the resulting impact was a $1.9 million pre-tax write down of this investment security. Although, the value of these investment securities decreased materially and it is unclear whether it will recover its value, with the exception of the investment security backed by Freddie Mac, these investments continue to be performing assets where interest is received as originally contracted.
Securities investments as a total decreased 1.9% during the year. The Company maintains a short-term investment portfolio with maturities averaging less than two years. The Company will continue to monitor the rate environment and may extend the maturities of the investment portfolio in the future. The chart below shows the percentage composition of the portfolio as of December 31.

39.

CNB CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
December 31, 2008, 2007 and 2006

	2008	2007
U.S. Government and agency	38.65%	24.47%
Mortgage backed	19.52%	20.36%
Tax exempt state and municipal	25.70%	24.31%
Taxable state and municipal	4.37%	1.02%
Money market preferred stocks	9.72%	27.84%
Other securities	2.04%	2.00%

	100.00%	100.00%

Securities available for sale are recorded at fair value and securities held to maturity are recorded at amortized cost. The net unrealized gain on securities available for sale at December 31, 2008 was $215,000, net of taxes. The unrealized gains and losses are temporary since they are a result of market changes rather than a reflection of credit quality. Management has no specific intent to sell these securities at the present time.
Overall, the Company has historically maintained a conservative security portfolio with the majority of the mix of its investments spread amongst U.S. Government and agency securities, issues of governmental units in its service area and auction rate securities. The maturities of the investment portfolio have typically been very short, two years or less, providing liquidity in addition to quality to the balance sheet. Investments in mortgage backed securities are not part of the subprime sector.
During 2009, management feels that there will be sufficient liquidity to increase the maturity of the investment portfolio.
Loans
Total loans decreased $12.8 million or 7.3% during 2008, with the primary decrease in residential real estate loans of $5.5 million or 6.6%. As a full service lender, the Company offers a variety of personal and commercial loans. Home mortgages comprise a large portion of the loan portfolio. The Company generally retains the ownership of adjustable rate loans and short to medium-term fixed-rate loans and originates and sells long-term single family residential fixed-rate mortgage loans to the secondary market. This practice allows the Company to meet the housing credit needs of its service area while maintaining an appropriate interest rate sensitivity and liquidity position. The Company does not practice subprime lending and does not have any loans that it would consider to be subprime mortgage loans. The Company originated $5.9 million in loans for sale in 2008 and $9.1 million in 2007 as compared to $7.4 million in 2006. Although the real estate market in our service area has declined, it has not been affected by the current economy as much as some areas in the state of Michigan. In fact, management anticipates the volume of mortgage refinancing in 2009 will increase comparable to 2008 due to the decreasing rate environment. In addition to mortgage loans, the Company

40.

CNB CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
December 31, 2008, 2007 and 2006
makes loans for personal and business use, secured and unsecured, to customers in its service area. Overall total loan growth is not expected in 2009.
Current economic conditions warrant the bank adhering to conservative, strict credit underwriting standards. All loans are domestic. An annual review of loan concentrations at December 31, 2008 indicated the pattern of loans in the portfolio has not changed. There is no individual industry with more than a 10% concentration, except for all tourism-related businesses which, when combined, represent 13.2% of total loans.
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
The quality of the Company’s loan portfolio is indicative of the current economic conditions with non-performing loans at 3.73% of total loans at December 31, 2008 and 0.70% at December 31, 2007. Net loans charged off were .92% of total loans during 2008 and .06% in 2007. Allowance for loan losses was increased in 2008 due to increased credit quality concerns and an overall unstable economic environment. Net charge-offs increased significantly in 2008 and the Company continues to identified loss potential for individual loans and groups of loans. A provision expense of $1.8 million was recorded in 2008 while $275,000 was recorded during 2007 and $120,000 in 2006 due to net charge-offs and responding to overall loan quality.
Credit Quality
The Company continues to maintain a manageable level of asset quality as a result of actively monitoring delinquencies, nonperforming assets and potential problem loans. The Company performs an ongoing review of all large credits to watch for any deterioration in quality. Nonperforming loans are comprised of: (1) loans accounted for on a nonaccrual basis; (2) loans contractually past due 90 days or more as to interest or principal payments (but not included in the nonaccrual loans in (1) above); and (3) other loans whose terms have been renegotiated to provide a reduction or deferral of interest or principal because of a deterioration in the financial position of the borrower (exclusive of loans in (1) or (2) above). The aggregate amount of nonperforming loans is shown in the table below.

41.

CNB CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
December 31, 2008, 2007 and 2006

	2008	2007
	(Dollars in thousands)
Nonaccrual loans	$5,356	$831
Loans past due 90 days or more still on accrual	295	387
Troubled debt restructurings	393	—

Total nonperforming	$6,044	$1,218

Percent of total loans	3.73%	0.70%

Deposits
Deposits increased $5.5 million or 2.5% during 2008. The majority of the Company’s deposits are derived from core customers, as a result of long-term personal, business and public relationships. Deposit rates are monitored continually to assure that the Company pays a competitive rate. As the interest rate environment changes the Company will in turn change the rates it offers its customers.
As of December 31, 2008, the loan to deposit ratio was 70.1% compared to 77.6% at December 31, 2007. This ratio decreased due to a decrease in Company’s loan portfolio and an increase in the deposit portfolio. Management’s emphasis is on a stable loan portfolio with a targeted loan to deposit ratio at a minimum of 65.0%. Any change in asset mix from securities to higher yielding loans provides an increase in the net interest margin.
As of December 31, 2008, long-term debt obligations consist of the Company’s time deposits which are presented in Note 7 to the consolidated financial statements.
Equity
Total equity for the Company at year end 2008 was $17.5 million compared to $24.4 million in 2007. The Company had a stock repurchase program in place and during 2007 in which it repurchased $1 million under the plan. There is no formal stock repurchase plan in effect at this time. In addition, the Company occasionally repurchases stock at its discretion. During 2008 the Company repurchased less than $1,000 worth of stock. Accumulated other comprehensive income increased by $118,000 related to an improved market value of the Company’s available for sale securities. This increase to accumulated other comprehensive income was offset by a $879,000 adjustment to reflect the impact of the change in the pension liability as was implemented in 2006 due to SFAS No. 158.
In response to the Emergency Economic Stabilization Act passed by the federal government on October 3, 2008 the Company, after evaluating the programs available under the Act, determined that it would not participate in the Capital Purchase Program (CPP). CPP provides for the U.S. Treasury to make preferred stock investments in financial institutions under specific criteria and with specific requirements placed upon participating institutions. The Bank is

42.

CNB CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
December 31, 2008, 2007 and 2006
considered to be well capitalized as it relates to the capital adequacy guidelines administered by federal banking agencies.
Liquidity and Funds Management
Effective liquidity management ensures that the cash flow requirements of the Company’s depositors and borrowers, as well as the operating cash needs of the Company are met. The Company’s primary source of funds is dividends from the Bank. The Company manages its liquidity position to provide cash necessary to pay dividends to shareholders and satisfy other operating requirements.
The Company’s most readily available sources of liquidity are federal funds sold, securities classified as available for sale and securities classified as held to maturity maturing within one year. These sources of liquidity are supplemented by new deposits and by loan payments received from customers. As of December 31, 2008, the Company held $18.1 million in federal funds sold, $37.4 million in securities available for sale, and $2.3 million in held to maturity securities maturing within one year. These short-term assets represent 25.1% of total deposits as of December 31, 2008. Historically, the Company’s security portfolio has been short term in nature, with the average life of the portfolio consistently being less than two years. The Company serves a market which is highly tied to the tourist industry. Consequently, the Company experiences seasonal swings in liquidity. Deposit growth occurs during July, August, and September, and then may decline through the fall and winter months. The Company does not anticipate any significant change in its seasonal pattern. In addition to the above readily available sources of liquidity, the Company has lines of credit available from other institutions totaling $5 million. There were no advances outstanding on these lines of credit at December 31, 2008 or 2007.

43.

CNB CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
December 31, 2008, 2007 and 2006
Interest Rate Sensitivity
The following tables provide information about the Company’s financial instruments that are sensitive to changes in interest rates at December 31, 2008 and 2007. For loans receivable, securities, and liabilities with contractual maturities, the tables present principal cash flows and related weighted-average interest rates by contractual maturities, as well as the Company’s historical experience relative to the impact of interest rate fluctuations on the prepayment of loans. For core deposits (demand deposits, interest-bearing checking, savings, and money market deposits) that have no contractual maturity, the tables present principal cash flows and, as applicable, related weighted-average interest rates based upon the Company’s historical experience, management’s judgment, and statistical analysis concerning their most likely withdrawal behaviors. The current historical interest rates for core deposits are assumed to apply for future periods in these tables as the actual interest rates that will need to be paid to maintain these deposits are not currently known. Weighted-average variable rates are based upon contractual rates existing at the reporting date.
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
All financial institutions assume interest rate risk as an integral part of normal operations. Managing and measuring interest rate risk is a dynamic, multi-faceted process that ranges from assuring sufficient capital and liquidity in support of future balance sheet growth to reducing the exposure of the Company’s net interest margin from swings in interest rates. The Company manages interest rate risk through the Asset/Liability Committee. The Asset/Liability Committee is comprised of Bank officers from various disciplines. The Committee establishes policies and rates which lead to the prudent investment of resources, the effective management of risks associated with changing interest rates, the maintenance of adequate liquidity and the earning of an adequate return on shareholders’ equity.
The following market risk disclosure tables allow management to measure the imbalance between the amount of assets and liabilities repricing in the next five years and thereafter.

44.

CNB CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
December 31, 2008, 2007 and 2006
Market Risk Disclosure at December 31, 2008
(Dollars in thousands)

								Fair Value
	2009	2010	2011	2012	2013	Thereafter	Total	12/31/2008
Rate-sensitive assets
Variable interest rate loans	$20,092	$445	$500	$—	$—	$—	$21,037	$21,427
Average interest rate	4.21%	8.00%	6.32%	—%	—%	—%	4.34%
Fixed interest rate loans	22,573	13,154	16,659	12,054	19,237	57,134	140,811	143,421
Average interest rate	6.17%	6.98%	7.51%	7.43%	6.52%	6.69%	6.77%
Variable interest rate securities	655	—	—	—	—	868	1,523	1,523
Average interest rate	2.30%	—%	—%	—%	—%	2.80%	2.58%
Fixed interest rate securities	15,345	9,605	9,073	1,170	3,613	8,999	47,805	48,041
Average interest rate	3.27%	4.01%	4.28%	4.66%	4.08%	3.84%	3.97%
Rate-sensitive liabilities
Noninterest-bearing deposits	37,163	—	—	—	—	—	37,163	37,163
Average interest rate	—%	—%	—%	—%	—%	—%	—%
Fixed interest rate savings and interest-bearing deposits	101,484	—	—	—	—	—	101,484	101,945
Average interest rate	0.91%	—%	—%	—%	—%	—%	0.91%
Variable interest rate time deposits	4,587	797	—	—	—	—	5,384	5,408
Average interest rate	0.23%	0.23%	—%	—%	—%	—%	0.23%
Fixed interest rate time deposits	40,748	34,550	3,619	1,992	5,603	—	86,512	86,905
Average interest rate	3.77%	2.85%	4.75%	4.62%	4.72%	—%	3.53%
Market Risk Disclosure at December 31, 2007
(Dollars in thousands)

								Fair Value
	2008	2009	2010	2011	2012	Thereafter	Total	12/31/2007
Rate-sensitive assets
Variable interest rate loans	$34,701	$1,026	$557	$29	$—	$—	$36,313	$36,461
Average interest rate	7.90%	7.59%	7.81%	7.13%	—%	—%	7.89%
Fixed interest rate loans	13,476	12,831	17,391	18,087	14,884	61,670	138,339	138,903
Average interest rate	7.37%	7.31%	7.19%	7.75%	7.79%	6.70%	7.14%
Variable interest rate securities	515	—	—	—	—	980	1,495	1,495
Average interest rate	4.78%	—%	—%	—%	—%	5.25%	5.09%
Fixed interest rate securities	23,134	6,048	10,571	2,989	1,387	4,666	48,795	48,888
Average interest rate	5.13%	4.75%	5.16%	5.21%	4.68%	4.47%	4.99%
Rate-sensitive liabilities
Noninterest-bearing deposits	37,984	—	—	—	—	—	37,984	37,984
Average interest rate	—%	—%	—%	—%	—%	—%	—%
Fixed interest rate savings and interest-bearing deposits	96,695	—	—	—	—	—	96,695	96,667
Average interest rate	1.81%	—%	—%	—%	—%	—%	1.81%
Variable interest rate time deposits	16,626	4,933	—	—	—	—	21,559	21,553
Average interest rate	3.47%	3.47%	—%	—%	—%	—%	3.47%
Fixed interest rate time deposits	35,370	27,496	1,715	1,501	2,579	—	68,661	68,641
Average interest rate	3.81%	4.09%	4.20%	5.10%	4.87%	—%	3.99%

45.

CNB CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
December 31, 2008, 2007 and 2006
Capital Resources
The capital ratios of the Bank exceed the regulatory guidelines for well capitalized institutions.
The stock of the Company is generally traded locally, although beginning in 2007 it is available on the over-the-counter market. Additional information concerning capital ratios and shareholder return is included in the Financial Highlights on page 1. The Company maintains a five-year plan and utilizes a formal strategic planning process. Management and the Board continue to monitor long-term goals, which include increasing market share and maintaining long-term earnings sufficient to pay dividends.
Results of Operations
Net Income
Consolidated net income/(loss) was ($5.2 million) for 2008 and $3.1 million for 2007. Basic earnings/(loss) per share for 2008 were ($4.31) compared to $ 2.51 for 2007. Diluted earnings/(loss) per share for 2008 were ($4.31) compared to $2.50 for 2007.
Consolidated net income was $3.1 million for 2007 and $3.3 million for 2006. Basic earnings per share for 2007 were $2.51 compared to $ 2.68 for 2006. Diluted earnings per share for 2007 were $2.50 compared to $2.68 for 2006.
Net Interest Income
Interest income is the total amount earned on funds invested in federal funds sold, securities and loans. Interest expense is the amount of interest paid on interest-bearing checking, money market, savings and time deposits accounts. Net interest income is the difference between interest income and interest expense. The net margin is the net interest income as a percentage of average interest-earning assets. Interest spread is the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities. In 2008, net interest income decreased by $836,000, due to multiple factors including the change in the rate on our interest-earning assets, the change in asset mix due to the decrease in the securities portfolio and increase in the other interest earning assets and asset quality factors including and increased level of nonaccrual loans. Interest expense paid on the Company’s deposit accounts also decreased in 2008 due to the decrease in rates paid on from the decreasing rate environment.
The $25,000 increase in net interest income from 2006 to 2007 was due primarily to the change in asset mix due to the increase in loan volume and decrease in the securities portfolio and due to the change in the rate on our interest-earning assets.

46.

CNB CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
December 31, 2008, 2007 and 2006
The following table shows the daily average consolidated balance sheets, revenue on average interest-earning assets on a tax-equivalent basis, expense on average interest-bearing liabilities and the annualized effective yield or rate. Interest on loans includes loan fees. For the periods ending:
Yield Analysis of Consolidated Average Assets and Liabilities
(Dollars in thousands)

Year Ended	Year Ended	Year Ended
December 31, 2008	December 31, 2007	December 31, 2006
Average	Yield/	Average	Yield/	Average	Yield/
Balance	Int	Rate	Balance	Int	Rate	Balance	Int	Rate
Interest-earning assets:
Other interest- earning assets	$21,892	$423	1.93%	$12,129	$660	5.44%	$9,044	$477	5.27%
Total securities (1) (2)	50,480	2,545	5.04	55,078	2,774	5.04	66,012	2,572	3.90
Loans (2)	170,293	11,706	6.87	172,136	13,070	7.59	163,139	12,218	7.49

Total interest-earning assets	242,665	14,674	6.05%	239,343	16,504	6.90%	238,195	15,267	6.41%
Cash and due from banks	6,094	6,635	6,788
Premises and equipment, net	6,176	6,495	5,886
Allowance for loan losses	(1,720)	(1,610)	(1,488)
Other assets	8,785	8,020	4,196

Total	$262,000	$258,883	$253,577

Interest-bearing liabilities:
Interest-bearing demand deposits	$28,854	$389	1.35%	$23,575	$529	2.24%	$16,227	$104	0.64%
Savings deposits	71,981	1,012	1.41	75,677	1,383	1.83	88,781	1,549	1.74
Time deposits	93,234	3,455	3.71	89,984	3,917	4.35	79,320	3,017	3.80
Fed Funds Purchased	—	—	0.00	—	—	0.00	47	2	4.26
Other interest-bearing liabilities	207	15	7.25	259	29	11.20	—	—	0.00

Total interest-bearing liabilities	194,276	4,871	2.51%	189,495	5,858	3.09%	184,375	4,672	2.53%

Noninterest-bearing deposits	39,264	39,790	40,688
Other liabilities	4,417	4,305	3,128
Shareholders’ equity	24,043	25,293	25,386

Total	$262,000	$258,883	$253,577

Net interest income	$9,803	$10,646	$10,595

Net interest spread (FTE)	3.54%	3.81%	3.88%

Net yield on interest- earning assets (FTE)	4.04%	4.45%	4.45%

Ratio of interest-earning assets to interest- bearning liabilities	1.25	x	1.26	x	1.29	x

(1)	Yield computed using the average amortized cost for securities available for sale.

(2)	Tax exempt income was converted to a fully taxable equivalent basis at a 34% tax rate. The tax equivalent rate for tax exempt loans and tax exempt securities acquired after January 1, 1983 included the TEFRA adjustment applicable to nondeductible interest expenses.

47.

CNB CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
December 31, 2008, 2007 and 2006
The table below shows the effect of volume and rate changes on net interest income on a pre-tax basis.

	2008 Compared to 2007			2007 Compared to 2006
	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)
Other interest-earning assets	$352	$(589)	$(237)	$167	$16	$183
Total Securities	(169)	(60)	(229)	(456)	658	202
Loans, net	(139)	(1,225)	(1,364)	681	171	852

Total interest-earning assets	44	(1,874)	(1,830)	392	845	1,237

Interest-bearing demand deposits	101	(241)	(140)	65	360	425
Savings deposits	(65)	(305)	(370)	(237)	71	(166)
Time deposits	137	(599)	(462)	434	467	901
Fed Funds Purchased	—	—	—	(2)	—	(2)
Other interest-bearing liabilities	(5)	(10)	(15)	29	—	29

Total interest-bearing liabilities	168	(1,155)	(987)	289	898	1,187

Net change in net interest income (a)	$(124)	$(719)	$(843)	$103	$(53)	$50

(a)	The net change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.
Noninterest Income
Noninterest income includes fees and service charges on deposit accounts, loan servicing fees, gains on sales of loans and other income. Non interest income increased during 2008 by $328,000 primarily due to a $304,000 gain on sale of other real estate owned in 2008.
Noninterest income decreased $322,000 from 2006 to 2007. This decrease was due to the $521,000 gain on the sale of property recognized in 2006. This decrease in income was partially offset by addition deposit fee income of $145,000 due in part to the success of our overdraft privilege program.
Noninterest Expense
Noninterest expense increased $7.8 million during 2008 compared to 2007. This increase was due primarily to the write down of investment securities due to an other-than-temporary impairment as previously discussed. Salaries and benefits expense decreased $119,000 during 2008 compared to 2007 due to the departure of a highly compensated officer whose position was not filled. The deferred compensation expense increase $33,000 from 2007 to 2008 due primarily to additional expense due to the accelerated amount payable as a result of the impending retirement of a director. The Company changed its hospitalization coverage in 2007.

48.

CNB CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
December 31, 2008, 2007 and 2006
Although the company still funds 100% of the employee hospitalization premium, the company changed to a high deductible plan in 2007. One half of this new deductible was funded by the company into a health savings account for each employee in 2007. The Company, for the second year, funded one half of the deductible 2008. The increase of $81,000 in hospitalization expense from 2007 to 2008 was due to increased premiums. The Company did not fund any portion of the deductible in 2009. Supplies expense decreased $50,000 and marketing expense decreased $45,000 during 2008 compared to 2007 due to cost cutting measures. Other expenses increased $760,000 in 2008 compared to 2007 results. This increase is the result of increased levels of other real estate owned property and the associated expenses related to those properties. Write-downs and losses on sales totaled $316,000 in 2008 compared to $9,000 in 2007. Other real estate owned also has associated costs of ownership. These expenses totaled $289,000 in 2008 compared to $64,000 in 2007 and are included in the other expenses section of noninterest expenses as well as the write-downs.
Noninterest expense increased $27,000 during 2007 compared to 2006. Salary and benefits expense increased $192,000 during 2007 compared to 2006 as the company recognized several retirements throughout the year. These retirees were offered severance packages commensurate to their years of service and contribution to the company. The hospitalization coverage change mention above resulted in a decrease in hospitalization expense of $24,000 during 2007 compared to 2006. Pension expense was $103,000 in 2007 as compared to $239,000 in 2006, a decrease of $136,000. This decrease is due to lower services costs on the plan and increased revenue. Other expenses decreased $161,000 for 2007 compared to 2006 due primarily to two reasons. The 2006 other expenses included losses on sales or write-downs of other real estate owned and the company received a deduction in the 2007 Michigan Single Business Tax expense due to the property and real-estate placed in service for the new Alanson Branch previously mention.
Federal Income Taxes
The Company had an income tax benefit of $518,000 for the year ended December 31, 2008 compared to an expense of $1.1 million for 2007. Income tax expense decreased during 2007 to $1.1 million compared to $1.3 million in 2006.
The decrease in the effective tax rate for 2007 compared to 2006 was due to additional investments in tax favorable auction rate securities. The tax rates are shown in the table below:

	2008	2007	2006
Income/(loss) before tax (In thousands)	$(5,743)	$4,170	$4,649
Income tax expense/(benefit) (In thousands)	(518)	1,082	1,326
Effective tax rate	(9.0)%	25.9%	28.5%
We assess the need for a valuation allowance against our deferred tax assets periodically. The realization of deferred tax assets is largely dependent upon future taxable income, future

49.

CNB CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
December 31, 2008, 2007 and 2006
reversals of existing taxable temporary differences and ability to carry-back losses to available tax years. In assessing the need for a valuation allowance, we consider all positive and negative evidence, including anticipated operating results, taxable income in carry-back years, scheduled reversals of deferred tax liabilities and tax planning strategies. In 2008, our conclusion that we did not needed a valuation allowance was based on a number of factors including the 2009 budget.
Critical Accounting Policies
Certain of the Company’s accounting policies are important to the portrayal of the Company’s financial condition, since they require management to make difficult, complex or subjective judgments, some of which may relate to matters that are inherently uncertain. Estimates associated with these policies are susceptible to material changes as a result of changes in facts and circumstances. Facts and circumstances which could effect these judgments include, but without limitation, changes in interest rates, in the performance of the economy or in the financial condition of borrowers. Management believes that its critical accounting policies include determining the allowance for loan losses and determining the fair value of securities.
The Company believes that the allowance for loan losses and related provision expense are particularly susceptible to material change in the near term. Due to overall loan growth, a provision expense of $120,000 was recorded during 2006. Due to the continued loan growth and a downturn in the overall Michigan economy, a provision expense of $275,000 was recorded during 2007. Due to additional asset quality concerns and continued downturn in the Michigan and National economy, a provision expense of $1.8 million was recorded in 2008. In future periods the allowance for loan losses may be dramatically impacted due to changes in the local economy, increased commercial loans and individual borrower situations. The Company believes its significant concentration in residential mortgage loans and the importance of the tourism industry to the local economy are particularly important factors that could have a significant impact on the allowance for loan losses and provision for loan losses. As of December 31, 2008, the Company held $76.6 million of commercial and commercial real estate loans, and the ability of our borrowers to repay such loans may be significantly impacted by the current economy or individual borrower conditions. Management continues to take steps to help preserve the asset quality of the loan portfolio; however, the allowance for loan losses and related provision expense could increase significantly in future periods depending on changes in the factors discussed above.
Securities available for sale are carried at fair value, with unrealized holding gains and losses reported separately in accumulated other comprehensive income, net of tax. As a result of changes in the fair market value of the Company’s available for sale securities portfolio, total comprehensive income increased by $118,000, $222,000 and $475,000 for 2008, 2007 and 2006. Additionally, all investment securities are required to be written down to fair value when a decline in fair value is not temporary; therefore, future changes in the fair value of securities could have a significant impact on the Company’s operating results.

50.

CNB CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
December 31, 2008, 2007 and 2006
FORWARD-LOOKING STATEMENTS
When used in this filing and in future filings involving the Company with the Securities and Exchange Commission, in the Company’s press releases or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phases, “anticipate,” “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “project,” or similar expressions are intended to identify, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties, including but not limited to changes in economic conditions in the Company’s market area and competition, all or some of which could cause actual results to differ materially from historical earnings and those presently anticipated or projected.
The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and advises readers that various factors, including regional and national economic conditions, substantial changes in levels of market interest rates, credit and other risks of lending and investing activities, and competitive and regulatory factors, could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from those anticipated or projected.
The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

51.

CNB CORPORATION
OFFICERS, COMMUNITY ADVISORS AND STAFF
OFFICERS AND COMMUNITY ADVISORS OF
CNB CORPORATION AND CITIZENS NATIONAL BANK

CNB	CITIZENS NATIONAL	RANDY J. MALTBY	MACKINAW CITY
CORPORATION	BANK OFFICERS AND	TECHNOLOGY OFFICER
OFFICERS	COMMUNITY ADVISORS	SUSAN J. CLEARY	SUSAN M. BRANDT
		LOAN OFFICER	BANKING OFFICER &
VINCENT J. HILLESHEIM	VINCENT J. HILLESHEIM	MICHELLE J. OSTWALD	BRANCH MANAGER
CHAIRMAN	CHAIRMAN	LOAN OFFICER	DEAN SCHEERENS
SUSAN A. ENO	SUSAN A. ENO	FLORENCE CASWELL	COMMUNITY ADVISOR
PRESIDENT & CHIEF	PRESIDENT & CHIEF	ASSISTANT LOAN	JAMES E. TAMLYN
EXECUTIVE OFFICER	EXECUTIVE OFFICER	OPERATIONS OFFICER	COMMUNITY ADVISOR
DOUGLAS W. DAMM	DOUGLAS W. DAMM	NANCY A. STEMPKY
SENIOR VICE PRESIDENT	SENIOR VICE PRESIDENT &	MANAGER OF INTERNAL
SHANNA L. HANLEY	SENIOR LOAN OFFICER	AUDIT	PELLSTON
TREASURER	STEPHEN J. CRUSOE	GINA L. EUSTICE
REBECCA L. TOMASKI	VICE PRESIDENT,	CREDIT MANAGER	LORA L. CLOUSER
SECRETARY	MORTGAGE LOANS		BANKING OFFICER &
	VICTORIA J. HAND		BRANCH MANAGER
	VICE PRESIDENT &	ONAWAY	KELLEY ATKINS
	CASHIER	LAURA L. SHACK	COMMUNITY ADVISOR
	SHANNA L. HANLEY	BANKING OFFICER &	RICHARD CONRAD
	VICE PRESIDENT &	BRANCH MANAGER	COMMUNITY ADVISOR
SENIOR CONTROLLER
MARIAN L. HARRISON
	VICE PRESIDENT,	INDIAN RIVER	ALANSON
COMMERCIAL LOANS
	SUSAN L. CASWELL	MATTHEW J. KAVANAUGH	LORA L. CLOUSER
	ASSISTANT VICE PRESIDENT	ASSISTANT VICE PRESIDENT	BANKING OFFICER &
	CYRIL S. DRIER	& BRANCH MANAGER	BRANCH MANAGER
	ASSISTANT VICE PRESIDENT	PAUL FISHER
	SALLY J. LACROSS	COMMUNITY ADVISOR
	ASSISTANT VICE PRESIDENT	LISA RENAUD-LAPRAIRIE
	NANCY K. LINDSAY	COMMUNITY ADVISOR
ASSISTANT VICE PRESIDENT,
MARKETING

52.

CNB CORPORATION
OFFICERS, COMMUNITY ADVISORS AND STAFF
STAFF OF CITIZENS NATIONAL BANK

MAIN OFFICE		DOWNTOWN DRIVE-IN	MACKINAW CITY	INDIAN RIVER
Eugene Andrzejewski	Adam Newman	CHEBOYGAN	Deborah L. Closs	Christopher Brazier
Taryn Bednarz	Penny L. Newman		Jennifer M. LaHaie	Kelly Comps
Cheryl Blaskowski	Kelli M. Reimann	Stacy King		Julie Davis
Kurt Blaskowski	Katherine H. Rhome	Carla Jankoviak		Michelle Miller
Maghan J. Brooks	Ronald D. Rose		PELLSTON	Helen K. Stumpf
Patricia K. Comps	Carla Roznowski
Arlene Daniel	Carolyn A. Scheele	SOUTH BRANCH	Sheri L. Kindell
Trisha M. Dobias	Darren Selden	CHEBOYGAN	Tammy Crocker	ALANSON
Nicole Drake	Sandra L. Shawl			Cheri Diot
Mary E. Greenwood	Lee Sheets	Karen Barrette		Jill Hoffman
Debra Grice	David Shotwell	Susan D. Bliss	ONAWAY	Amanda Nicholson
Tonya Hiller	Sally A. Spray	Sharon Coppernoll		Cathy Ward
Deanna Hudson	M. Teresa Sullivan	Diane S. Mushlock	Pamela A. Kolasa
Kathy Johnson	Kathy S. Swackhamer		Sara L. LaLonde
Sherri Kosan	Lori Thornton		Lynn D. Porter
Susan Leonardi	Rebecca Tomaski		Kathleen T. Robbins
Betty J. Lewis	Joel VanSlembrouck		Kathleen S. Wilson
Loretta Merchant	Wendelin K. Whippo
Sherry M. Wichlacz

53.

CNB CORPORATION
DIRECTORS AND DIRECTORS EMERITI

DIRECTORS OF CNB CORPORATION &
CITIZENS NATIONAL BANK
VINCENT J. HILLESHEIM
Chairman
President, Anchor In Marina
STEVEN J. BAKER, D.V.M.
Retired Indian River Veterinary Clinic
JAMES C. CONBOY, JR.
Retired former President & Chief Executive Officer, CNB Corporation
Retired former President & Chief Executive Officer, Citizens National Bank
Susan A. Eno
President & Chief Executive Officer, CNB Corporation
President & Chief Executive Officer, Citizens National Bank
KATHLEEN M. DARROW
President, Darrow Bros. Excavating, Inc.
Retired, formerly Group Sales & Special Events
Coordinator for the Mackinac State Historic Parks
THOMAS J. ELLENBERGER
Vice President & Secretary
Albert Ellenberger Lumber Company
KATHLEEN A. LIEDER
Retired Partner, Bodman LLP
Co-Owner, Log Mark Bookstore
JOHN L. ORMSBEE
Owner, Jack’s Sales
R. JEFFERY SWADLING
Vice President, Ken’s Village Market
FRANCIS J. VANANTWERP, JR.
Vice President Durocher Marine Division
Kokosing Construction Company, Inc.
DIRECTORS EMERITI
LYLE MCKINLEY, THOMAS A. ELLENBERGER,
JOHN P. WARD
HOW TO ORDER FORM 10-K
Shareholders may obtain, without charge, a copy of Form 10-K or the 2008 Annual Report
Summary & Highlights by writing Rebecca L. Tomaski, Secretary, CNB Corporation, P.O. Box 10,
Cheboygan, Michigan 49721.
The reports can also be downloaded from www.cnbismybank.com. Click on the shareholder relations link.