Form 10-K, Exhibit 13
period 2009-12-31
CNB CORP /MI/
filed 2010-03-31
CIK 779125

EXHIBIT 13
CNB CORPORATION
ANNUAL REPORT
December 31, 2009, 2008 and 2007

CNB CORPORATION
ANNUAL REPORT
December 31, 2009, 2008 and 2007
CONTENTS

FINANCIAL HIGHLIGHTS	1

CONSOLIDATED BALANCE SHEETS	2

CONSOLIDATED STATEMENTS OF INCOME	3

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY	4

CONSOLIDATED STATEMENTS OF CASH FLOWS	5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	6

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	36

MANAGEMENT’S DISCUSSION AND ANALYSIS	37

OFFICERS, COMMUNITY ADVISORS AND STAFF	51

DIRECTORS AND DIRECTORS EMERITI	53

CNB CORPORATION
FINANCIAL HIGHLIGHTS

2009	2008	2007	2006	2005
(In thousand,except per share data)
Operating Statistics
Interest income	$12,168	$14,357	$16,180	$14,969	$13,356
Interest expense	3,500	4,871	5,858	4,672	3,132
Net interest income	8,668	9,486	10,322	10,297	10,224
Income/(loss) before income taxes	1,879	(5,743)	4,170	4,649	4,528
Net income/(loss)	2,115	(5,225)	3,088	3,323	3,288
Basic earnings/(loss) per share	1.74	(4.31)	2.51	2.68	2.66
Diluted earnings/(loss) per share	1.74	(4.31)	2.50	2.68	2.65
Return/(loss) on average assets (ROA)	0.82%	(1.99)%	1.19%	1.31%	1.28%
Return/(loss) on average shareholders’ equity (ROE)	11.19%	(21.73)%	12.18%	13.09%	13.23%

Balance Sheet Statistics
Securities	$56,783	$49,329	$50,290	$56,882	$74,485
Total loans	151,207	161,848	174,652	167,234	156,326
Deposits	224,558	230,543	225,026	221,365	223,437
Total assets	249,502	253,916	255,193	251,900	252,731

Capital Statistics
Shareholders’ equity	$20,320	$17,540	$24,400	$24,998	$24,499
Book value per share	16.74	14.45	20.11	20.17	19.80
Cash dividends per share	—	0.72	2.28	2.28	2.20
Dividend payout ratio	—%	16.71%	90.50%	85.00%	82.79%
Average equity to average total assets	7.34%	9.18%	9.79%	10.01%	9.66%

Credit Statistics
Net charge-offs to total loans	0.57%	0.93%	0.06%	0.05%	0.01%
Nonperforming loans to total loans	5.59%	3.73%	0.70%	0.11%	0.16%
Allowance for loan losses to total loans	1.90%	1.23%	0.96%	0.90%	0.93%
Allowance for loan losses to nonperforming loans	0.34	x	0.33	x	1.37	x	8.46	x	5.72	x

CNB CORPORATION
CONSOLIDATED BALANCE SHEETS
December 31, 2009 and 2008

	2009	2008
	(In thousands, except share data)
ASSETS
Cash and due from banks	$4,055	$5,188
Interest-bearing deposits with other financial institutions	13,192	—
Federal funds sold	—	18,098

Total cash and cash equivalents	17,247	23,286

Time deposits with other financial institutions	8,669	5,757

Securities available for sale	45,473	37,438
Securities held to maturity	10,302	10,883
Other securities	1,008	1,008

Loans held for sale	—	201
Loans, net of allowance for loan losses of $2,863 in 2009 and $1,996 in 2008	148,171	159,569

Premises and equipment, net	5,921	6,019
Other assets	12,711	9,755

Total assets	$249,502	$253,916

LIABILITIES
Deposits:
Noninterest-bearing	$40,016	$37,163
Interest-bearing	184,542	193,380

Total deposits	224,558	230,543
Other liabilities	4,624	5,833

Total liabilities	229,182	236,376

SHAREHOLDERS’ EQUITY
Common stock — $2.50 par value; 2,000,000 shares authorized; 1,213,598 shares issued and outstanding in 2009 and 2008	3,034	3,034
Additional paid-in capital	19,509	19,509
Retained earnings (deficit)	(1,456)	(3,571)
Accumulated other comprehensive loss, net of tax	(767)	(1,432)

Total shareholders’ equity	20,320	17,540

Total liabilities and shareholders’ equity	$249,502	$253,916

See accompanying notes to consolidated financial statements.

CNB CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 2009, 2008 and 2007

	2009	2008	2007
	(In thousands, except per share data)
INTEREST INCOME
Loans, including fees	$10,097	$11,653	$12,977
Securities:
Taxable	1,295	1,718	2,054
Tax exempt	541	553	489
Other interest income	235	433	660

Total interest income	12,168	14,357	16,180

INTEREST EXPENSE ON DEPOSITS	3,500	4,871	5,858

NET INTEREST INCOME	8,668	9,486	10,322

Provision for loan losses	1,725	1,831	275

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	6,943	7,655	10,047

NONINTEREST INCOME
Service charges and fees	1,118	1,200	1,194
Net realized gains from sales of loans	429	128	154
Loan servicing fees, net of amortization	(31)	117	127
Gain on the sale of other real estate owned	3	304	—
Gain (loss) on the sale of premises and equipment	(2)	—	(12)
Gains on the sale of securities	1,799	—	—
Other income	355	283	241

Total noninterest income	3,671	2,032	1,704

NONINTEREST EXPENSES
Salaries and employee benefits	3,251	3,608	3,727
Deferred compensation	321	344	311
Pension	303	142	103
Hospitalization	576	648	567
Occupancy	1,053	1,098	1,152
Legal and professional	605	493	396
FDIC Premiums	623	149	26
ORE losses and carrying costs	739	605	73
Securities impairment write-down	37	7,107	—
Other expenses	1,227	1,236	1,226

Total noninterest expense	8,735	15,430	7,581

INCOME (LOSS) BEFORE INCOME TAXES	1,879	(5,743)	4,170

Income tax expense (benefit)	(236)	(518)	1,082

NET INCOME (LOSS)	$2,115	$(5,225)	$3,088

Basic earnings (loss) per share	$1.74	$(4.31)	$2.51
Diluted earnings (loss) per share	1.74	(4.31)	2.50
See accompanying notes to consolidated financial statements.

CNB CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
Years ended December 31, 2009, 2008 and 2007

					Accumulated
					Other
					Comprehensive
			Additional	Retained	Income (Loss),	Total
	Outstanding	Common	Paid-In	Earnings	Net	Shareholders’
	Shares	Stock	Capital	(Deficit)	of Tax	Equity
		(Dollars in thousands, except share data)
Balance January 1, 2007	1,239,512	$3,099	$20,482	$2,235	$(818)	$24,998

Net income				3,088		3,088
Other comprehensive income (loss):
Change in unrealized gains (losses) on available for sale securities, net of tax of $115					222	222
Defined benefit pension plan:
Net gain/loss during the period, net of tax of $36					(70)	(70)
Transition adjustment recognized, net of tax of $3					(6)	(6)
Prior service costs recognized					1	1

Total comprehensive income						3,235
Cash dividends — $2.28 per share				(2,795)		(2,795)
Purchase and retirement of common stock	(25,880)	(65)	(973)			(1,038)

Balance December 31, 2007	1,213,632	3,034	19,509	2,528	(671)	24,400

Net loss				(5,225)		(5,225)
Other comprehensive income (loss):
Change in unrealized gains (losses) on available for sale securities, net of tax of $61					118	118
Defined benefit pension plan:
Net gain/loss during the period, net of tax of $452					(877)	(877)
Transition adjustment recognized, net of tax of $1					(3)	(3)
Prior service costs recognized					1	1

Total comprehensive loss						(5,986)
Cash dividends — $0.72 per share				(874)		(874)
Purchase and retirement of common stock	(34)					—

Balance December 31, 2008	1,213,598	3,034	19,509	(3,571)	(1,432)	17,540

Net income				2,115		2,115
Other comprehensive income (loss):
Change in unrealized gains (losses) on available for sale securities, net of tax of $103					196	196
Defined benefit pension plan:
Net gain/loss during the period, net of tax of $241					467	467
Prior service costs recognized					2	2

Total comprehensive income						2,780

Balance December 31, 2009	1,213,598	$3,034	$19,509	$(1,456)	$(767)	$20,320

See accompanying notes to consolidated financial statements.

CNB CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2009, 2008 and 2007

	2009	2008	2007
	(In thousands)
Cash flows from operating activities
Net income (loss)	$2,115	$(5,225)	$3,088
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation, amortization and accretion, net	602	630	119
Provision for loan losses	1,725	1,831	275
Loans originated for sale	(23,116)	(5,880)	(9,114)
Proceeds from sales of loans originated for sale	23,375	5,736	9,012
Gain on sales of investment securities	(1,799)	—	—
Gain on sales of loans	(429)	(128)	(154)
Gain on sales of other real estate owned properties	(3)	(304)	—
Other real estate owned writedowns/losses	430	316	—
Loss on premises and equipment	2	—	12
Net losses on impairment of investment securities	37	7,107	—
Increase (decrease) in deferred tax benefit	157	1,050	—
(Increase) decrease in other assets	(2,087)	(405)	162
Increase(decrease) in other liabilities	(498)	284	137

Total adjustments	(1,604)	10,237	449

Net cash provided by operating activities	511	5,012	3,537

Cash flows from investing activities
Proceeds from sales of securities available for sale	5,534	—	—
Proceeds from maturities of securities available for sale	35,356	25,207	29,106
Purchase of securities available for sale	(45,935)	(29,181)	(17,465)
Proceeds from maturities of securities held to maturity	3,659	4,483	2,657
Purchase of securities held to maturity	(4,087)	(6,577)	(6,903)
Proceeds from maturities of time deposits	3,492	496	—
Purchase of time deposits	(6,404)	(6,253)	—
Net change in portfolio loans	8,246	9,625	(7,955)
Premises and equipment expenditures	(431)	(195)	(324)
Proceeds from the sale of premises and equipment	5	—	—

Net cash used in investing activities	(565)	(2,395)	(884)

Cash flows from financing activities
Net increase (decrease) in deposits	(5,985)	5,517	3,661
Dividends paid	—	(2,120)	(2,816)
Purchases of common stock	—	—	(1,038)

Net cash provided by (used) in financing activities	(5,985)	3,397	(193)

Net change in cash and cash equivalents	(6,039)	6,014	2,460

Cash and cash equivalents at beginning of year	23,286	17,272	14,812

Cash and cash equivalents at end of year	$17,247	$23,286	$17,272

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$3,560	$4,941	$5,847
Income taxes	286	342	1,063
Non-cash transactions:
Transfer from loans to other real estate owned	2,077	2,563	606
See accompanying notes to consolidated financial statements.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation: The consolidated financial statements for 2008 and 2007 include CNB Corporation (the Company) and its wholly-owned subsidiary, Citizens National Bank of Cheboygan and the Bank’s wholly-owned subsidiary, CNB Mortgage Corporation (the Bank and the Mortgage Corporation are hereafter collectively referred to as the Bank). All significant intercompany accounts and transactions are eliminated in consolidation. In November 2009, Citizens National Bank of Cheboygan and CNB Mortgage Corporation merged leaving Citizens National Bank of Cheboygan as the survivor. The consolidated financial statements for 2009 include CNB Corporation and its wholly-owned subsidiary, Citizens National Bank of Cheboygan.
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
The principal markets for the Bank’s financial services are the Michigan communities in which the Bank is located and the area immediately surrounding these communities. The Bank serves these markets through seven offices located in Cheboygan, Presque Isle and Emmet Counties in northern lower Michigan.
Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses, pension obligation, the value of mortgage servicing rights, other real estate owned properties and fair values of financial instruments are particularly subject to change in the near term.
Cash Flow Reporting: Cash and cash equivalents include cash and due from banks, interest-bearing deposits with other financial institutions and federal funds sold. Net cash flows are reported for customer loan and deposit transactions.
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
(Continued)

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
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
Other securities, which include Federal Reserve Bank stock and Federal Home Loan Bank stock are carried at cost.
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
(Continued)

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
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
Company Owned Life Insurance: The Company has purchased life insurance policies on certain directors and executives. Company owned life insurance is recorded at its cash surrender value, or the amount that can be effectively realized at the balance sheet date. At December 31, 2009 and 2008, the cash surrender value of the underlying policies was $3,500,000 and $3,360,000, which is included in other assets on the balance sheet.
(Continued)

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
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
Stock Compensation: The Company records compensation costs for the fair value of stock based compensation. The stock option plan, created in 1996, ended in May 2006. A new stock option plan has not been adopted and no stock compensation was reported in 2007, 2008 or 2009.
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
(Continued)

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes the net change in unrealized gains (loss) on securities available for sale, and components of the defined benefit pension obligation not yet recognized as components of periodic pension expense, including unrecognized gains or losses, prior service cost, and the unrecognized transition asset. These items are reported in comprehensive income net of tax.
Accumulated other comprehensive income, a component of stockholders’ equity, includes unrealized gains and losses on securities available for sale and amounts related to the defined benefit pension plan as follows at December 31:

	2009	2008
	(In thousands)
Net unrealized gains on available for sale securities	$625	$326
Pension components:
Unrecognized net gains (losses)	(1,755)	(2,463)
Unrecognized transition asset	—	—
Unrecognized prior service cost	(30)	(32)
Tax effects	393	737

Comprehensive income	$(767)	$(1,432)

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
(Continued)

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Adoption of New Accounting Standards:
On June 29, 2009, the Financial Accounting Standards Board (FASB) issued an accounting pronouncement establishing the FASB Accounting Standards Codification (ASC) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities. Other than resolving certain minor inconsistencies in current U.S. generally accepted accounting principles (GAAP), the ASC is not intended to change GAAP, but rather to make it easier to review and research GAAP applicable to a particular transaction or specific accounting issue.
ASC Topic 820, Fair Value Measurement and Disclosure. In April 2009, an amendment to the accounting and reporting standards of fair value measurements and disclosures was issued. The amendment provides additional guidance for estimating fair value when the volume and level of activity for the asset or liability have significantly decreased. This amendment also provides guidance on identifying circumstances that indicate a transaction is not orderly. The adoption of this standard did not have an effect on the Corporation’s financial statements.
ASC Topic 855, Subsequent Events. On May 28, 2009, the FASB issued an accounting pronouncement establishing general standards of accounting for and disclosure of subsequent events, which are events occurring after the balance sheet date but before the date the financial statements are issued or available to be issued. In particular, the pronouncement requires entities to recognize in the financial statements the effect of all subsequent events that provide additional evidence of conditions that existed at the balance sheet date, including the estimates inherent in the financial preparation process. Entities may not recognize the impact of subsequent events that provide evidence about conditions that did not exist at the balance sheet date but arose after that date.
(Continued)

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
NOTE 2 — SECURITIES
The year end fair values and related gross unrealized gains and losses recognized in accumulated other comprehensive loss for securities available for sale, were as follows:

		Gross	Gross
	Fair	Unrealized	Unrealized
Available for Sale	Value	Gains	Losses
		(In thousands)
2009
U.S. Government and agency	$26,312	$179	$—
Mortgage-backed	9,259	136	—
State and municipal	7,836	285	(21)
Corporate Obligations	1,020	22	—
Auction rate securities	1,000	—	—
Preferred shares	46	24	—

	$45,473	$646	$(21)

2008
U.S. Government and agency	$17,061	$265	$—
Mortgage-backed	9,629	78	(38)
State and municipal	5,955	77	(56)
Auction rate securities	4,793	—	—

	$37,438	$420	$(94)

The year end carrying amount, unrecognized gains and losses, and fair value of securities held to maturity were as follows:

		Gross	Gross
	Carrying	Unrecognized	Unrecognized	Fair
Held to Maturity	Amount	Gains	Losses	Value
		(In thousands)
2009
State and municipal	$10,302	$556	$(21)	$10,837

2008
U.S. Government and agency	$2,001	$19	$—	$2,020
State and municipal	8,882	236	(19)	9,099

	$10,883	$255	$(19)	$11,119

At December 31, 2008 the Company held six investments in its auction rate securities investment category. The fair value of these securities was less than amortized cost. Pricing of auction rate securities had suffered from the absence of a liquid functioning secondary market, uncertainty regarding potential losses of financial companies, collateral deficiencies or other challenges encountered by the issuer. At the time, the decline in fair value was not expected to
(Continued)

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
NOTE 2 — SECURITIES (Continued)
be recovered within a reasonable timeframe based upon available information. For these reasons, during 2008 the Company’s auction rate securities recognized an other-than-temporary impairment charge of $7.1 million. These investment securities were written down through the income statement and a new cost basis was established. The underlying asset for these investments was preferred stock whose fair values continued to be susceptible to change.
During 2009, the Company received the underlying asset of preferred stock from its auction rate security investment in the Federal Home Loan Mortgage Corporation (“Freddie Mac”). The Company is now holding this investment as preferred shares with a fair value of $46,000. This investment had an original cost of $2.0 million. The loss in value of this investment occurred on September 7, 2008 when the U.S. Treasury Department announced a plan to place Freddie Mac into conservatorship. The Company intends to hold this investment for an undetermined amount of time.
During 2009, the Company sold four of its holdings in auction rate securities. Proceeds from the sales totaled $5.5 million. These sales resulted in gains of $1.8 million over the recorded book value.
The Company continues to hold one investment security in the auction rate securities category.
There were no sales of securities during 2008 or 2007.
(Continued)

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
NOTE 2 — SECURITIES (Continued)
Securities with unrealized losses at year end 2009 and 2008, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows (in thousands):

	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
2009	Value	Loss	Value	Loss	Value	Loss
State and municipal	$2,198	$(42)	$—	$—	$2,198	$(42)

	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
2008	Value	Loss	Value	Loss	Value	Loss
Mortgage-backed	$2,895	$(37)	$1,389	$(1)	$4,284	$(38)
State and municipal	1,476	(69)	999	(6)	2,475	(75)

Total temporarily impaired	$4,371	$(106)	$2,388	$(7)	$6,759	$(113)

These unrealized losses remaining on the balance sheet at year end 2009 and 2008 have not been recognized into income because they are not considered to be other-than-temporary. Management considers the unrealized losses to be market driven, resulting from changes in interest rates, and the Company has the intent and ability to hold the securities until their value recovers.
(Continued)

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
NOTE 2 — SECURITIES (Continued)
Contractual maturities of debt securities at year end 2009 are shown below (in thousands). Expected maturities may differ from contractual maturity because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

	Available for sale	Held to Maturity
	Fair	Carrying	Fair
	Value	Amount	Value
Due in one year or less	$13,460	$3,380	$3,412
Due from one to five years	19,083	4,079	4,456
Due from five to ten years	1,905	2,123	2,165
Due after ten years	720	720	804

	35,168	10,302	10,837

Mortgage-backed	9,259	—	—
Auction rate securities	1,000	—	—
Preferred shares	46	—	—

	$45,473	$10,302	$10,837

Securities pledged at December 31, 2009 totaled $10.1 million to secure public deposits and for other purposes. There were no securities pledged at December 31, 2008 to secure public deposits and for other purposes.
The Company held securities exceeding 10% of shareholders’ equity from the following states (including its political subdivisions) at December 31:

	2009	2008
	(In thousands)
Michigan	$13,626	$9,291
(Continued)

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
NOTE 3 — LOANS
Year end loans were as follows:

	2009	2008
	(In thousands)
Residential real estate	$77,152	$77,533
Consumer	7,002	7,518
Commercial real estate	60,150	67,282
Commercial	6,903	9,314

	151,207	161,647
Deferred loan origination fees, net	(173)	(82)
Allowance for loan losses	(2,863)	(1,996)

	$148,171	$159,569

Activity in the allowance for loan losses is summarized as follows:

	2009	2008	2007
		(In thousands)
Beginning balance	$1,996	$1,670	$1,498
Provision for loan losses	1,725	1,831	275
Charge-offs	(958)	(1,551)	(126)
Recoveries	100	46	23

Ending Balance	$2,863	$1,996	$1,670

There were thirty loans in the real estate mortgage and commercial loan portfolios that were considered impaired as of year end 2009. Ten of the thirty loans considered impaired have a valuation allowance against probable losses.

	Impaired Loans			Valuation Allowance
	2009	2008	2007	2009	2008	2007
		(In thousands)
Balances — December 31:
Impaired loans with valuation allowance	$5,114	$1,403	$518	$1,880	$446	$83
Impaired loans with no valuation allowance	4,011	5,646	707	—	—	—

Total impaired loans	$9,125	$7,049	$1,225	$1,880	$446	$83

Income recorded on loans while considered impaired	$63	$104	$52

(Continued)

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
NOTE 3 — LOANS (Continued)
Nonperforming loans were as follows:

	2009	2008
	(In thousands)
Loans past due over 90 days still on accrual	$83	$295
Nonaccrual loans	8,095	5,356
Troubled debt restructurings	260	393

Total nonperforming loans	$8,438	$6,044

NOTE 4 — LOAN SERVICING
For the three years ended December 31, activity for capitalized mortgage servicing rights was as follows:

	2009	2008	2007
	(In thousands)
Mortgage Servicing Rights:
Beginning of year	$599	$664	$618
Additions	170	72	106
Amortization	(210)	(69)	(60)
Impairment valuation allowance	62	(68)	—

End of year	$621	$599	$664

Loans servicing for others that have servicing rights capitalized	$73,142	$73,009	$74,849
The fair value of mortgage servicing rights is estimated by calculating the present value of estimated future net servicing cash flows, taking into consideration the expected prepayment rates and other economic factors that are based on current market conditions. Increases in mortgage loan prepayments reduce estimated future net servicing cash flows because the life of the underlying loan is reduced. The fair value calculation is performed by a third-party model. At December 31, 2008 the mortgage servicing rights had a valuation impairment of $68,000. At December 21, 2009 $62,000 of the impairment had been recovered. There was no recorded impairment allowance during 2007.
Mortgage loans serviced for others are not reported as assets. Related escrow deposit balances were $114,000 and $105,000 at year end 2009 and 2008.
(Continued)

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
NOTE 5 — PREMISES AND EQUIPMENT
Year end premises and equipment were as follows:

	2008	2008
	(In thousands)
Real estate and buildings	$7,244	$7,156
Furniture and fixtures	4,032	4,168

	11,276	11,324
Less accumulated depreciation	(5,355)	(5,305)

	$5,921	$6,019

Depreciation expense amounted to $522,000, $530,000 and $585,000 in 2009, 2008 and 2007.
NOTE 6 — OTHER REAL ESTATE OWNED
During 2009 and 2008 the Bank foreclosed on certain loans secured by real estate and transferred this real estate collateral to other real estate in each of those years. At the time of acquisition, amounts were charged-off against the allowance for loan losses to bring the carrying amount of these properties to their estimated fair value, less estimated costs to sell. Gains or losses on the sale of other real estate are included in the non-interest income and non-interest expense, respectively, on the income statement.

	2009	2008
	(In thousands)
Balance at beginning of year	$1,762	$1,446
Transfers from loans	2,077	2,563
Sales	(750)	(1,275)
Charge-off and write-down adjustments	(419)	(494)
Donations	(10)	—
Proceeds from insurance claims	—	(478)

Balance at end of year	$2,660	$1,762

Management periodically reviews the other real estate owned properties for a valuation allowance to determine if the values of these properties have declined since the date of acquisition.
(Continued)

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
NOTE 7 — DEPOSITS
Time deposit accounts individually exceeding $100,000 total $25,148,000 and $27,496,000 at year end 2009 and 2008.
At year end 2009, the scheduled maturities of time deposits are as follows:

(In thousands)
2010	$50,022
2011	20,945
2012	3,267
2013	5,801
2014	611

$80,646

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

	2009	2008
	(In thousands)
Change in benefit obligation:
Beginning benefit obligation	$(4,589)	$(4,288)
Service cost	(178)	(170)
Interest cost	(296)	(276)
Actuarial loss (gain)	241	66
Benefits paid	619	79

Ending benefit obligation	(4,203)	(4,589)

Change in plan assets, at fair value:
Beginning plan assets	3,293	4,240
Actual return	638	(1,088)
Employer contribution	600	220
Benefits paid	(619)	(79)

Ending plan assets	3,912	3,293

Funded status	$(291)	$(1,296)

(Continued)

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
NOTE 8 — EMPLOYEE BENEFITS (Continued)
Amounts recognized in the balance sheet consist of:

	2009	2008
	(In thousands)
Other assets	$—	$—
Accrued pension costs — other liabilities	(291)	(1,296)
The accumulated benefit obligation for the defined benefit pension plan was $3,283,000 and $3,467,000 at year end 2009 and 2008, respectively.
Components of net periodic benefit cost are as follows:

	2009	2008	2007
	(In thousands)
Service cost	$178	$170	$164
Interest cost on benefit obligation	296	276	301
Expected return on plan assets	(284)	(344)	(385)
Net amortization and deferral	113	40	23

Pension expense	$303	$142	$103

The estimated net (gain)/loss and prior service costs that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year are $111,000 and $3,000.
The following weighted-average assumptions were used to determine benefit obligations at year end and net cost:

	2009	2008	2007
Weighted Average discount rate	6.50%	6.50%	6.50%
Rate of increase in future compensation	3.00%	3.00%	3.00%
Expected long term return on plan assets	8.00%	8.00%	8.00%
(Continued)

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
NOTE 8 — EMPLOYEE BENEFITS (Continued)
The Company’s pension plan asset allocation at year end 2009 and 2008, target allocation for 2010, and expected long-term rate of return by asset category are as follows:

		Percentage of Plan		Weighted-
	Target	Assets		Average Expected
	Allocation	at Year end		Long-Term Rate
Asset Category	2010	2009	2008	of Return - 2009
Equity securities	70.0%	65.1%	53.4%	9.45%
Fixed Income securities	30.0	32.3	38.6	5.20
Other	—	2.6	8.0	3.25

Total	100.0%	100.0%	100.0%	8.00%

Plan assets are administered by Huntington National Bank as trustee of the plan. Plan assets are invested in diversified mutual funds.
The estimates of weighted average expected long-term rate of return is an estimate based on past performance and actual returns in the future are likely to vary over time.
The overall expected long-term rate of return and risk expectations of the investments in the plan are based on Standard and Poor’s 500 and 5-year Treasury bonds from 1950-2009.
The asset mix of the portfolio will be maintained by periodically re-balancing this account back to the stock and fixed income target allocations stated above.
The investments in the plan are managed for the benefits of the participants. They are structured to meet the cash flow necessary to pay retiring employees. ERISA guidelines for diversification of the investments are followed.
During 2009, the Company contributed $600,000 into the plan. The Company expects to contribute approximately $500,000 to this pension plan in 2010.
(Continued)

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
NOTE 8 — EMPLOYEE BENEFITS (Continued)
Estimated Future Payments
The following benefit payments, which reflect expected future service, are anticipated:

Year End	Benefit Payments
(In thousands)
2010	$90
2011	128
2012	121
2013	133
2014	141
Years 2015 - 2020	951
Deferred Compensation Plan: The Company has a deferred compensation plan to provide retirement benefits to certain Directors, at their option, in lieu of annual directors’ fees. The plan was amended as of December 31, 2009 and participants are no longer able to defer compensation in accordance with this plan and no additional benefits will accrue under this plan. The present value of future benefits was accrued annually over the period of active service of each participant using a 6.00% discount rate. Total liabilities under the plan are $2,829,000 and $2,757,000 at December 31, 2009 and 2008 and are included in other liabilities on the balance sheet. The expense for the plan was $278,000, $339,000 and $266,000 in 2009, 2008 and 2007. Distributions under the plan were $206,000, $176,000 and $150,000 in 2009, 2008 and 2007.
The following benefit payments reflect expected future cash flows as anticipated:

Year End	Benefit Payments
(In thousands)
2010	$230
2011	218
2012	231
2013	328
2014	326
Years 2015 - 2020	3,276
The Company also has a deferred compensation plan that allows executive officers of the Bank, and certain Directors an opportunity to defer a portion of their compensation. On a monthly basis, the account of each participant accrues interest based on the interest rate determined for that year. Total liabilities under the plan are $738,000 and $719,000 at December 31, 2009 and 2008. The expense of the plan was $43,000, $47,000 and $44,000 in 2009, 2008 and 2007.
(Continued)

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
NOTE 8 — EMPLOYEE BENEFITS (Continued)
401(k) Plan: The Company has a 401(k) savings and retirement plan covering substantially all employees. Under the plan, employees may defer up to the lesser of 100% of their eligible compensation or the limitations set by the IRS. The employees may also make “catch-up” contributions to the extent the IRS allows. During 2009, 2008 and 2007, the Board of Directors elected to contribute a matching contribution equal to 100% of the first 2% and 50% of the next 2% of the employee’s deferred compensation. The Board of Directors elected to change the matching contribution for 2010 to 100% of the first 1%. Employee contributions and the Company’s matching percentages are vested immediately. The Company’s matching percentages are determined annually by the Board of Directors and resulted in total contributions of $82,000, $78,000 and $81,000 in 2009, 2008 and 2007.
NOTE 9 — STOCK OPTIONS
Stock Option Plan: The shareholders approved an incentive stock option plan in May 1996 under which up to 67,005 options, as adjusted for stock splits, may be issued at market prices to employees. The right to exercise the options vests over a one-year period. The exercise price of options granted is equivalent to the market value of underlying stock at the grant date. Shares issued when options are exercised come from authorized but unissued shares. All options outstanding are exercisable. Due to the plan end date, there were no options available for grant as of December 31, 2009 or 2008.
Activity in the option plan for the years ended is summarized as follows:

			Weighted	Weighted
	Number of		Average	Average	Aggregate
	Outstanding	Exercise	Exercise	Contractual	Intrinsic
	Options	Price	Price	Term	Value
Outstanding at January 1, 2008	23,438	$33.62-57.01	$49.00
Exercised	—
Expired	(7,676)	$33.62-49.38
Forfeitures	(5,216)	$51.00-57.01

Outstanding at December 31, 2008	10,546	$50.00-57.01	$53.96
Exercised	—
Expired	(5,244)	$57.01
Forfeitures	(840)	$50.00-51.00

Outstanding at December 31, 2009	4,462	$50.00	$50.00	4.0 years	—

Exercisable at December 31, 2009	4,462	$50.00	$50.00	4.0 years	—

(Continued)

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
NOTE 9 — STOCK OPTIONS (Continued)
No compensation expense was required to be recognized under the plan for 2009, 2008 and 2007. There was no unrecognized compensation expense at December 31, 2009.
There were no options granted or exercised in 2009, 2008 and 2007.
NOTE 10 — INCOME TAXES
Income tax expense consists of:

	2009	2008	2007
	(In thousands)
Current expense (benefit)	$(393)	$345	$1,221
Deferred expense (benefit)	157	(863)	(139)

	$(236)	$(518)	$1,082

Year end deferred tax assets and liabilities consist of:

	2009	2008
	(In thousands)
Deferred tax assets
Allowance for loan losses	$730	$531
Deferred compensation	1,213	1,182
Investment writedown	—	2,416
Capital loss carryforward	1,145	—
Pension liability	642	848
Other	473	121

Total deferred tax assets	4,203	5,098

Deferred tax liabilities
Pension	545	444
Fixed assets	311	344
Mortgage servicing rights	211	204
Unrealized gains on securities available for sale	213	111
Accretion	56	51
Other	60	59

Total deferred tax liabilities	1,396	1,213

Net valuation allowance for capital losses	1,145	1,758

Net deferred tax asset	$1,662	$2,127

(Continued)

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
NOTE 10 — INCOME TAXES (Continued)
Income tax expense (benefit) calculated at the statutory rate of 34% differs from actual income tax expense (benefit) as follows:

	2009	2008	2007
	(In thousands)
Statutory rate applied to income before taxes	$639	$(1,952)	$1,418
Deduct
Change in valuation allowance	(613)	1,758	—
Tax-exempt interest income, net	(262)	(354)	(311)
Life insurance	(48)	(44)	(50)
Other	48	74	25

	$(236)	$(518)	$1,082

NOTE 11 — EARNINGS PER SHARE
A reconciliation of the numerators and denominators of the basic earnings per share and diluted earnings per share computations is presented below:

	2009	2008	2007
Basic earnings (loss) per share:
Net income (loss) available to common shareholders (in thousands)	$2,115	$(5,225)	$3,088

Weighted average shares outstanding	1,213,598	1,213,618	1,232,211
Basic earnings(loss) per share	$1.74	$(4.31)	$2.51

	2009	2008	2007
Diluted earnings (loss) per share:
Net income (loss) available to common shareholders (in thousands)	$2,115	$(5,225)	$3,088

Weighted average shares outstanding	1,213,598	1,213,618	1,232,211
Add dilutive effects of assumed exercises of stock options	—	—	704

Weighted average dilutive potential shares outstanding	1,213,598	1,213,618	1,232,915

Diluted earnings (loss) per share	$1.74	$(4.31)	$2.50

(Continued)

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
NOTE 11 — EARNINGS PER SHARE (Continued)
Stock options for 4,462, 10,546 and 19,407 shares of common stock were not considered in computing diluted earnings per share for 2009, 2008 and 2007 because they were antidilutive.
NOTE 12 — RELATED PARTY TRANSACTIONS
Certain directors and executive officers of the Company and the Bank (including family members, affiliates and companies in which they are principal owners) had loans outstanding with the Bank in the ordinary course of business. A summary of the aggregate loans outstanding to these individuals follows:

	2009	2008
	(In thousands)
Balance outstanding, January 1	$1,988	$2,316
New loans and rewrites	1,044	1,129
Payments and payoffs	(1,332)	(1,387)
Change in persons included	(5)	(70)

Balance outstanding, December 31	$1,695	$1,988

Related party deposits totaled $3,317,000 and $3,712,000 at year end 2009 and 2008.
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
At year end 2009 and 2008, reserves of $2,551,000 and $1,817,000 were required as deposits with the Federal Reserve or as cash on hand. These reserves do not earn interest.
Some financial instruments are used in the normal course of business to meet the financing needs of customers and to reduce exposure to interest rate changes. These financial instruments include commitments to extend credit and standby letters of credit. These involve, to a varying degree, credit and interest-rate risk in excess of the amount reported in the financial statements.
(Continued)

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
NOTE 13 — COMMITMENTS, OFF-BALANCE-SHEET RISK, AND CONTINGENCIES (Continued)
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
A summary of the unused contractual amounts of financial instruments with off-balance-sheet risk at year end were as follows:

	2009	2008
	(In thousands)
Commitments to extend credit	$20,317	$22,388
Standby letters of credit	532	316
The fair values of these commitments are not material. Substantially all of these commitments are at variable or uncommitted rates.
NOTE 14 — FAIR VALUE MEASUREMENTS
The Company utilizes fair value measurements to record fair value adjustments of certain assets and liabilities and to determine fair value disclosure. The following presents information about the Company’s assets measured at fair value on a recurring basis at December 31, 2009 and the valuation techniques used by the Company to determine those fair values.
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
(Continued)

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
NOTE 14 — FAIR VALUE MEASUREMENTS (Continued)
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
(Continued)

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
NOTE 14 — FAIR VALUE MEASUREMENTS (Continued)
Disclosures concerning assets measured at fair value are as follows:
Assets and Liabilities Measured at Fair Value on a Recurring Basis
(In thousands)

	Quoted Prices in
	Active Markets for	Significant Other	Significant
	Identical Assets	Observable Inputs	Unobservable Inputs	Balance at December
	(Level 1)	(Level 2)	(Level 3)	31,
Assets
2009
Investment securities:
Available-for-sale	$36,637	$—	$8,836	$45,473
2008
Investment securities:
Available-for-sale	$26,691	$3,792	$6,955	$37,438
Fair value measurement for available-for-sale securities is based upon quoted prices, if available. Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange, U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter markets and money market funds. The Company did not have any securities classified as Level 2 as of December 31, 2009.
Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis
(In thousands)

Investment
securities-available-for-sale
Balance at December 31, 2008	$6,955
Total realized and unrealized gains (losses) included in income	—
Total unrealized gains (losses) included in other comprehensive income	218
Net purchases, sales, calls and maturities	1,663
Net transfers in/out of Level 3	—

Balance at December 31, 2009	$8,836

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
(Continued)

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
NOTE 14 — FAIR VALUE MEASUREMENTS (Continued)
Both observable and unobservable inputs may be used to determine the fair value of positions classified as Level 3 assets and liabilities. As a result, the unrealized gains and losses for these assets presented in the tables above may include changes in fair value that were attributable to both observable and unobservable inputs.
Assets Measured at Fair Value on a Nonrecurring Basis at December 31,
(In thousands)

		Prices in Active
		Markets for	Significant Other	Significant	Total Losses for
	Balance at December	Identical Assets	Observable Inputs	Unobservable Inputs	the Period Ended
	31	(Level 1)	(Level 2)	(Level 3)	December 31
Assets
2009
Impaired loans accounted for under FAS 114	$248	—	—	$248	$(211)
Other real estate owned	1,336	—	—	1,336	(343)
2008
Impaired loans accounted for under FAS 114	$339			$339	$(202)
Other real estate owned	980	—	—	980	(192)
Impaired loans accounted for under FAS 114 categorized as Level 3 assets consist of non-homogeneous loans that are considered impaired. The Company estimates the fair value of the loans based on the present value of expected future cash flows using management’s best estimate of key assumptions. These assumptions include future payments ability, timing of payment streams, and estimated realizable values of available collateral (typically based on outside appraisals). The losses for the period ending December 31, 2009 represents charge-offs of loan balances written down through the allowance for loan losses.
The Company’s other real estate owned is held at an estimated realizable value and that value changes periodically with the real estate market. Losses for the period associated with other real estate owned represent valuation adjustments and are write downs through the income statement.
(Continued)

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
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
The estimated year end values of financial instruments were:

	2009		2008
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
		(In thousands)
Assets
Cash and cash equivalents	$17,247	$17,247	$23,286	$23,286
Time deposits with other financial institutions	8,669	8,669	5,757	5,757
Securities available for sale	45,473	45,473	37,438	37,438
Securities held to maturity	10,302	10,837	10,883	11,119
Other securities	1,008	1,008	1,008	1,008
Loans held for sale	—	—	201	204
Loans, net	148,171	148,376	159,569	162,566
Accrued interest receivable on loans	544	544	608	608

Liabilities
Deposits
Noninterest-bearing	$(40,016)	$(40,016)	$(37,163)	$(37,163)
Interest bearing	(184,542)	(185,023)	(193,380)	(194,258)
Accrued interest payable on deposits	(87)	(87)	(147)	(147)
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
(Continued)

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
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
The Bank was categorized as well capitalized at year end. There are no conditions or events since year-end that management believes has changed the Bank’s category. Actual capital levels (in millions) and minimum required levels were:

					Minimum Required
					To Be Well
			Minimum Required		Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2009

Total capital (to risk weighted assets) Bank	$22.9	14.9%	$12.3	8.0%	$15.4	10.0%
Tier 1 capital (to risk weighted assets) Bank	21.0	13.6	6.1	4.0	9.2	6.0
Tier 1 capital (to average assets) Bank	21.0	8.4	10.0	4.0	12.5	5.0

2008

Total capital (to risk weighted assets) Bank	$20.8	12.2%	$13.7	8.0%	$17.1	10.0%
Tier 1 capital (to risk weighted assets) Bank	18.8	11.0	6.8	4.0	10.3	6.0
Tier 1 capital (to average assets) Bank	18.8	7.3	10.4	4.0	13.0	5.0
(Continued)

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
NOTE 16 — REGULATORY CAPITAL (Continued)
One of the principal sources of cash for the Company is dividends from the Bank. Regulatory agencies can place dividend restrictions on the Bank based on their evaluation of its financial condition. No restrictions are currently imposed by regulatory agencies on the Bank other than the limitations found in the regulations which govern the payment of dividends to the Company. Under the most restrictive of these regulations, in 2010, the Bank is limited to paying dividends of the Company’s net income of 2010 and the retained net income of the prior two calendar years.
NOTE 17 — PARENT COMPANY CONDENSED FINANCIAL STATEMENTS
Following are condensed parent company financial statements:
CONDENSED BALANCE SHEETS
December 31, 2009 and 2008

	2009	2008
	(In thousands)
ASSETS
Cash	$52	$70
Investment in subsidiary	20,271	17,476
Other Assets	1	1

Total assets	$20,324	$17,547

LIABILITIES AND SHAREHOLDERS’ EQUITY
Other liabilities	$4	$7
Shareholders’ equity	20,320	17,540

Total liabilities and shareholders’ equity	$20,324	$17,547

(Continued)

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
NOTE 17 — PARENT COMPANY CONDENSED FINANCIAL STATEMENTS (Continued)
CONDENSED STATEMENTS OF INCOME
Years ended December 31, 2009, 2008 and 2007

	2009	2008	2007
	(In thousands)
Dividends from subsidiary	$—	$906	$3,832
Operating expenses	(23)	(40)	(40)

Income before income taxes and equity in undistributed income of subsidiary	(23)	866	3,792

Income tax benefit	8	13	14

Equity in undistributed (overdistributed) income of subsidiary	2,130	(6,104)	(718)

Net income (loss)	$2,115	$(5,225)	$3,088

	2009	2008	2007
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$2,115	$(5,225)	$3,088
Equity in (undistributed) overdistributed net income of subsidiary	(2,130)	6,104	718
Change in dividends receivable	—	1,266	—
Change in other assets	—	13	(14)
Change in other liabilities	(3)	(1,246)	(21)

Net cash from operating activities	(18)	912	3,771

Cash flows from financing activities:
Dividends paid	—	(874)	(2,795)
Net shares purchased	—	—	(1,038)

Net cash from financing activities	—	(874)	(3,833)

Net change in cash and cash equivalents	(18)	38	(62)

Cash at beginning of year	70	32	94

Cash at end of year	$52	$70	$32

(Continued)

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
NOTE 18 — QUARTERLY FINANCIAL DATA (UNAUDITED)

		Net
	Interest	Interest	Net	Earnings Per Share
	Income	Income	Income	Basic	Diluted
	(In thousands, except per share data)
2009
First quarter	$3,207	$2,218	$322	$0.27	$0.27
Second quarter	3,151	2,219	805	0.66	0.66
Third quarter	2,918	2,050	(382)	(0.31)	(0.31)
Fourth quarter	2,892	2,181	1,370	1.12	1.12

2008
First quarter	$3,888	$2,543	$467	$0.38	$0.38
Second quarter	3,579	2,368	462	0.38	0.38
Third quarter	3,572	2,332	(1,545)	(1.27)	(1.27)
Fourth quarter	3,318	2,243	(4,609)	(3.80)	(3.80)
(Continued)

Plante & Moran, PLLC
Suite 400
634 Front Avenue N.W.
Grand Rapids, MI 49504
Tel: 616.774.8221
Fax: 616.774.0702
plantemoran.com
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors
Of CNB Corporation
Cheboygan, Michigan
We have audited the consolidated balance sheet of CNB Corporation as of December 31, 2009 and 2008, and the related consolidated statement of income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CNB Corporation as of December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

Plante & Moran, PLLC

Grand Rapids, Michigan
March 25, 2010

CNB CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
December 31, 2009, 2008 and 2007
This discussion provides information about the consolidated financial condition and results of operations of CNB Corporation (the Company) and its wholly-owned subsidiary, Citizens National Bank of Cheboygan (the Bank). During 2008 and 2007 the Bank owned a subsidiary, CNB Mortgage Corporation, collectively referred to as the Bank during those years. In November 2009, Citizens National Bank of Cheboygan and CNB Mortgage Corporation merged leaving Citizens National Bank of Cheboygan as the survivor. The consolidated financial statements for 2009 include CNB Corporation and its wholly-owned subsidiary, Citizens National Bank of Cheboygan. This discussion should be read in conjunction with the consolidated financial statements beginning on page 2 and the related footnotes.
Financial Condition
As of December 31, 2009 total assets of the Company were $249.5 million which represents a decrease of $4.4 million or 1.7% from December 31, 2008. The Company recognized a 6.6% decrease in the loan portfolio. Deposits decreased by 2.6% during 2009 while the Company’s equity increased $2.8 million during 2009.
Cash and Cash Equivalents
The Company’s balances of cash and cash equivalents decreased $6.0 million from 2008 to 2009. During the year, $910,000 of cash was provided by operating activities, while $964,000 was used in investing activities and $6.0 million was used in financing activities. The balances maintained in cash and cash equivalents vary based on daily fluctuations in loan and deposit balances. Sufficient cash is maintained on a daily basis to meet the anticipated liquidity needs of the Company for customer transactions and to clear checks drawn on other financial institutions. The amount of clearings can vary by as much as $3.0 million in one day, causing the Company’s cash position to vary.
Securities
The Company maintains securities portfolios that include obligations of federal agencies and government sponsored entities as well as securities issued by states and political subdivisions, auction rate money market preferred investments and preferred stocks. Security balances increased $7.5 million during 2009. Securities available for sale represent 80.1% of the portfolio. Currently, the Company primarily maintains a short-term securities portfolio. The Company will continue to monitor the rate environment and may extend the maturities of the investment portfolio in the future. It is management’s expectation that the Company will moderately increase the securities portfolio in 2010 as loan demand continues to be slow due to the current economic environment.

CNB CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
December 31, 2009, 2008 and 2007
The chart below shows the change in each of the categories of the portfolio.

	2009	2008	2007
	(In thousands)
U.S. Government and agency	$7,250	$6,760	$(9,004)
Mortgage-backed	(370)	(609)	(252)
Tax exempt state and municipal	2,431	455	(407)
Taxable state and municipal	870	1,640	55
Corporate obligations	1,020	—	—
Auction rate securities	(3,793)	(9,207)	3,016
Preferred shares	46	—	—
Other securities	—	—	—

Total change in securities	$7,454	$(961)	$(6,592)

Holdings in U.S. government and agencies increased due to additional volume in the securities portfolio. Due to the uncertainty of the auction rate securities market, the Company attempted to decrease its holdings in the auction rate securities investments at the beginning of 2008. Starting in early 2008, while the Company was attempting to liquidate its holdings in auction rate securities, the market for these types of investments ceased to exist. The collapse of this market had a profound impact on the value of these auction rate investments. Therefore, as of December 31, 2008 the entire portfolio of auction rate securities was deemed to be “other than temporarily impaired” as defined in FAS 115.
Securities investments as a total increased 15.1% during the year. The Company maintains a short-term investment portfolio with maturities averaging less than two years. The Company will continue to monitor the rate environment and may extend the maturities of the investment portfolio in the future. The chart below shows the percentage composition of the portfolio as of December 31.

	2009	2008
U.S. Government and agency	46.34%	38.65%
Mortgage backed	16.31%	19.52%
Tax exempt state and municipal	26.61%	25.70%
Taxable state and municipal	5.33%	4.37%
Corporate obligations	1.80%	—
Auction rate securities	1.76%	9.72%
Preferred shares	0.08%	—
Other securities	1.77%	2.04%

	100.00%	100.00%

CNB CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
December 31, 2009, 2008 and 2007
Securities available for sale are recorded at fair value and securities held to maturity are recorded at amortized cost. The net unrealized gain on securities available for sale at December 31, 2009 was $412,000, net of taxes. The unrealized gains and losses are temporary since they are a result of market changes rather than a reflection of credit quality. Management has no specific intent to sell these securities at the present time.
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
During 2010, management feels that there will be sufficient liquidity to increase the maturity of the investment portfolio.
Loans
Total loans decreased $10.6 million or 6.7% during 2009, with the primary decrease in commercial real estate loans of $7.1 million or 4.4%. As a full service lender, the Company offers a variety of personal and commercial loans.
Home mortgages comprise a large portion of the loan portfolio. The Company generally retains the ownership of adjustable rate loans and short to medium-term fixed-rate loans and originates and sells long-term single family residential fixed-rate mortgage loans to the secondary market. This practice allows the Company to meet the housing credit needs of its service area while maintaining an appropriate interest rate sensitivity and liquidity position. The Company does not engage in subprime lending and does not have any loans that it would consider to be subprime mortgage loans. The Company originated $23.1 million in loans for sale in 2009 and $5.9 million in 2008 as compared to $9.1 million in 2007. For the most part, activity in 2009 included mainly refinances as borrowers took advantage of the continued low rate environment. Although the real estate market in our service area has declined, it has not been affected by the current economy as much as some areas in the state of Michigan. Management anticipates the volume of mortgage refinancing in 2010 will decrease comparable to 2009 as most borrowers have already taken advantage of the decreasing rate environment. In addition to mortgage loans, the Company makes loans for personal and business use, secured and unsecured, to customers in its service area. Overall total loan growth is not expected in 2010.
Current economic conditions warrant the bank adhering to conservative, strict credit underwriting standards. All loans are domestic. An annual review of loan concentrations at December 31, 2009 indicated the pattern of loans in the portfolio has not changed. There is no individual industry with more than a 10% concentration, except for all tourism-related businesses which, when combined, represent 12.7% of total loans.

CNB CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
December 31, 2009, 2008 and 2007
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
The quality of the Company’s loan portfolio is indicative of the current economic conditions with non-performing loans at 5.59% of total loans at December 31, 2009 and 3.73% at December 31, 2008. Net loans charged off decreased to .57% of total loans during 2009 and .92% in 2008. Allowance for loan losses was increased in 2009 due to increased credit quality concerns and a continued overall unstable economic environment. The Company continues to identify loss potential for individual loans and groups of loans. A provision expense of $1.7 million was recorded in 2009 while $1.8 million was recorded during 2008 and $275,000 in 2007 due to net charge-offs and responding to overall loan quality.
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

	2009	2008
	(Dollars in thousands)
Nonaccrual loans	$8,095	$5,356
Loans past due 90 days or more still on accrual	83	295
Troubled debt restructurings	260	393

Total nonperforming	$8,438	$6,044

Percent of total loans	5.59%	3.73%

CNB CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
December 31, 2009, 2008 and 2007
Deposits
Deposits decreased $6.0 million or 2.6% during 2009. The majority of the Company’s deposits are derived from core customers, as a result of long-term personal, business and public relationships. Deposit rates are monitored continually to assure that the Company pays a competitive rate. As the interest rate environment changes the Company will in turn change the rates it offers its customers.
As of December 31, 2009, the loan to deposit ratio was 67.3% compared to 70.2% at December 31, 2008. This ratio decreased due to a decrease in the Company’s loan portfolio. Management’s emphasis is on a stable loan portfolio with a targeted loan to deposit ratio at a minimum of 65.0%. Any change in asset mix from securities to higher yielding loans provides an increase in the net interest margin.
As of December 31, 2009, long-term debt obligations consist of the Company’s time deposits which are presented in Note 7 to the consolidated financial statements.
Equity
Total equity for the Company at year end 2009 was $20.3 million compared to $17.5 million in 2008. There is no formal stock repurchase plan in effect at this time although; the Company occasionally repurchases stock at its discretion. During 2009 the Company did not repurchase any stock and less than $1,000 worth of stock was repurchased during 2008. Accumulated other comprehensive income increased by $196,000 related to an improved market value of the Company’s available for sale securities and by $469,000 related to the adjustment to reflect the impact of the change in the pension liability as was implemented in 2006 due to SFAS No. 158.
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
The Bank is considered to be well capitalized as it relates to the capital adequacy guidelines administered by federal banking agencies.

CNB CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
December 31, 2009, 2008 and 2007
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
The Company’s most readily available sources of liquidity are interest bearing deposits with other financial institutions, federal funds sold, securities classified as available for sale and securities classified as held to maturity maturing within one year. These sources of liquidity are supplemented by new deposits and by loan payments received from customers. As of December 31, 2009, the Company held $13.2 million in interest bearing deposits with other financial institutions, no federal funds sold, $45.5 million in securities available for sale, and $3.4 million in held to maturity securities maturing within one year. These short-term assets represent 27.6% of total deposits as of December 31, 2009. Historically, the Company’s security portfolio has been short term in nature, with the average life of the portfolio consistently being less than two years. The Company serves a market which is highly tied to the tourist industry. Consequently, the Company experiences seasonal swings in liquidity. Deposit growth occurs during July, August, and September, and then may decline through the fall and winter months. The Company does not anticipate any significant change in its seasonal pattern. In addition to the above readily available sources of liquidity, the Company has an available borrowing capacity at the Federal Reserve Discount Window and Federal Home Loan Bank of Indianapolis. There were no advances outstanding on these borrowing capacities at December 31, 2009 or 2008.

CNB CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
December 31, 2009, 2008 and 2007
Interest Rate Sensitivity
The following tables provide information about the Company’s financial instruments that are sensitive to changes in interest rates at December 31, 2009 and 2008. For loans receivable, securities, and liabilities with contractual maturities, the tables present principal cash flows and related weighted-average interest rates by contractual maturities. For core deposits (demand deposits, interest-bearing checking, savings, and money market deposits) that have no contractual maturity, the tables present principal balances and, as applicable, related weighted-average interest rates.
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

CNB CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
December 31, 2009, 2008 and 2007
Market Risk Disclosure at December 31, 2009
(Dollars in thousands)

								Fair Value
	2010	2011	2012	2013	2014	Thereafter	Total	12/31/2009
Rate-sensitive assets
Variable interest rate loans	$11,852	$446	$726	$—	$—	$—	$13,024	$13,042
Average interest rate	4.00%	5.52%	5.91%	—%	—%	—%	4.16%
Fixed interest rate loans	22,371	16,936	10,614	15,893	12,478	59,891	138,183	138,370
Average interest rate	5.71%	5.57%	7.30%	6.54%	6.40%	6.06%	6.15%
Variable interest rate securities	710	—	—	—	—	753	1,463	1,463
Average interest rate	4.07%	—%	—%	—%	—%	2.28%	3.15%
Fixed interest rate securities	17,470	15,729	5,020	3,316	1,749	12,036	55,320	55,855
Average interest rate	1.92%	2.32%	2.17%	4.69%	4.05%	3.60%	3.97%
Rate-sensitive liabilities
Noninterest-bearing deposits	40,016	—	—	—	—	—	40,016	40,016
Average interest rate	—%	—%	—%	—%	—%	—%	—%
Fixed interest rate savings and interest-bearing deposits	103,896	—	—	—	—	—	103,896	104,167
Average interest rate	0.43%	—%	—%	—%	—%	—%	0.91%
Variable interest rate time deposits	1,337	500	—	—	—	—	1,837	1,842
Average interest rate	0.22%	0.22%	—%	—%	—%	—%	0.22%
Fixed interest rate time deposits	48,685	20,445	3,267	5,801	611	—	78,809	79,014
Average interest rate	2.68%	1.97%	4.19%	4.66%	2.86%	—%	2.70%
Market Risk Disclosure at December 31, 2008
(Dollars in thousands)

								Fair Value
	2009	2010	2011	2012	2013	Thereafter	Total	12/31/2008
Rate-sensitive assets
Variable interest rate loans	$20,092	$445	$500	$—	$—	$—	$21,037	$21,427
Average interest rate	4.21%	8.00%	6.32%	—%	—%	—%	4.34%
Fixed interest rate loans	22,573	13,154	16,659	12,054	19,237	57,134	140,811	143,421
Average interest rate	6.17%	6.98%	7.51%	7.43%	6.52%	6.69%	6.77%
Variable interest rate securities	655	—	—	—	—	868	1,523	1,523
Average interest rate	2.30%	—%	—%	—%	—%	2.80%	2.58%
Fixed interest rate securities	15,345	9,605	9,073	1,170	3,613	8,999	47,805	48,041
Average interest rate	3.27%	4.01%	4.28%	4.66%	4.08%	3.84%	3.97%
Rate-sensitive liabilities
Noninterest-bearing deposits	37,163	—	—	—	—	—	37,163	37,163
Average interest rate	—%	—%	—%	—%	—%	—%	—%
Fixed interest rate savings and interest-bearing deposits	101,484	—	—	—	—	—	101,484	101,945
Average interest rate	0.91%	—%	—%	—%	—%	—%	0.91%
Variable interest rate time deposits	4,587	797	—	—	—	—	5,384	5,408
Average interest rate	0.23%	0.23%	—%	—%	—%	—%	0.23%
Fixed interest rate time deposits	40,748	34,550	3,619	1,992	5,603	—	86,512	86,905
Average interest rate	3.77%	2.85%	4.75%	4.62%	4.72%	—%	3.53%

CNB CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
December 31, 2009, 2008 and 2007
Capital Resources
The capital ratios of the Bank exceed the regulatory guidelines for well capitalized institutions.
The stock of the Company is generally traded locally, although beginning in 2007 it became readily available on the over-the-counter market. Additional information concerning capital ratios and shareholder return is included in the Financial Highlights on page 1. The Company maintains a five-year plan and utilizes a formal strategic planning process. Management and the Board continue to monitor long-term goals, which include increasing market share and maintaining long-term earnings sufficient to pay dividends.
Results of Operations
Net Income
Consolidated net income/(loss) was $2.1 million for 2009 and ($5.2 million) for 2008. Basic and diluted earnings/(loss) per share for 2009 were $1.74 compared to ($4.31) for 2008.
Consolidated net income was $3.1 million for 2007. Basic earnings per share for 2007 were $2.51 while diluted earnings per share for 2007 were $2.50.
Net Interest Income
Interest income is the total amount earned on interest bearing deposits at financial institutions, funds invested in federal funds sold, securities and loans. Interest expense is the amount of interest paid on interest-bearing checking, money market, savings and time deposits accounts. Net interest income is the difference between interest income and interest expense. The net margin is the net interest income as a percentage of average interest-earning assets. Interest spread is the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities. In 2009, net interest income decreased by $818,000, due to multiple factors including the change in the rates on our interest-earning assets, the change in asset mix due to the increase in the securities portfolio and decreases in total loans. Also contributing to the decreased net interest income were asset quality factors including an increased level of nonaccrual loans over 2008.
In 2008, net interest income decreased by $836,000, due to similar factors as noted above for 2009. These factors include the change in the rate on our interest-earning assets, the change in asset mix due to the decrease in the securities portfolio in 2008 and increases in other interest earning assets. Asset quality factors were also an issue in 2008 due to an increased level of nonaccrual loans. Offsetting these decreases in interest income in 2008 was decreases in rates paid on the Company’s deposit accounts due to the decreasing rate environment.

CNB CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
December 31, 2009, 2008 and 2007
The following table shows the daily average consolidated balance sheets, revenue on average interest-earning assets on a tax-equivalent basis, expense on average interest-bearing liabilities and the annualized effective yield or rate. Interest on loans includes loan fees. For the periods ending:
Yield Analysis of Consolidated Average Assets and Liabilities
(Dollars in thousands)

Year Ended	Year Ended	Year Ended
December 31, 2009	December 31, 2008	December 31, 2007
Average	Yield/	Average	Yield/	Average	Yield/
Balance	Int	Rate	Balance	Int	Rate	Balance	Int	Rate
Interest-earning assets:
Other interest- earning assets	$18,342	$235	1.28%	$21,892	$423	1.93%	$12,129	$660	5.44%
Total securities (1) (2)	55,889	2,133	3.82	50,480	2,545	5.04	55,078	2,774	5.04
Loans (2)	161,256	10,130	6.28	170,293	11,706	6.87	172,136	13,070	7.59

Total interest-earning assets	235,487	12,498	5.31%	242,665	14,674	6.05%	239,343	16,504	6.90%
Cash and due from banks	8,607	6,094	6,635
Premises and equipment, net	6,011	6,176	6,495
Allowance for loan losses	(2,466)	(1,720)	(1,610)
Other assets	9,840	8,785	8,020

Total	$257,479	$262,000	$258,883

Interest-bearing liabilities:
Interest-bearing demand deposits	$29,924	$103	0.34%	$28,854	$389	1.35%	$23,575	$529	2.24%
Savings deposits	76,012	435	0.57	71,981	1,012	1.41	75,677	1,383	1.83
Time deposits	88,437	2,952	3.34	93,234	3,455	3.71	89,984	3,917	4.35
Fed Funds Purchased	—	—	0.00	—	—	0.00	—	—	0.00
Other interest-bearing liabilities	148	10	6.76	207	15	7.25	259	29	11.20

Total interest-bearing liabilities	194,521	3,500	1.80%	194,276	4,871	2.51%	189,495	5,858	3.09%

Noninterest-bearing deposits	38,939	39,264	39,790
Other liabilities	5,116	4,417	4,305
Shareholders’ equity	18,903	24,043	25,293

Total	$257,479	$262,000	$258,883

Net interest income	$8,998	$9,803	$10,646

Net interest spread (FTE)	3.51%	3.54%	3.81%

Net yield on interest- earning assets (FTE)	3.82%	4.04%	4.45%

Ratio of interest-earning assets to interest- bearning liabilities	1.21	x	1.25	x	1.26	x

(1)	Yield computed using the average amortized cost for securities available for sale.

(2)	Tax exempt income was converted to a fully taxable equivalent basis at a 34% tax rate. The tax equivalent rate for tax exempt loans and tax exempt securities acquired after January 1, 1983 included the TEFRA adjustment applicable to nondeductible interest expenses.

CNB CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
December 31, 2009, 2008 and 2007
The table below shows the effect of volume and rate changes on net interest income on a pre-tax basis.

	2009 Compared to 2008			2008 Compared to 2007
	Volume	Rate	Net	Volume	Rate	Net
			(In thousands)
Other interest-earning assets	$55	$(243)	$(188)	$352	$(589)	$(237)
Total Securities	178	(590)	(412)	(169)	(60)	(229)
Loans, net	(601)	(975)	(1,576)	(139)	(1,225)	(1,364)

Total interest-earning assets	(368)	(1,808)	(2,176)	44	(1,874)	(1,830)

Interest-bearing demand deposits	14	(300)	(286)	101	(241)	(140)
Savings deposits	54	(631)	(577)	(65)	(305)	(370)
Time deposits	(172)	(331)	(503)	137	(599)	(462)
Other interest-bearing liabilities	(5)	—	(5)	(5)	(10)	(15)

Total interest-bearing liabilities	(109)	(1,262)	(1,371)	168	(1,155)	(987)

Net change in net interest income (a)	$(259)	$(546)	$(805)	$(124)	$(719)	$(843)

(a)	The net change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.
Noninterest Income
Noninterest income includes fees and service charges on deposit accounts, loan servicing fees, gains on sales of loans and other income. Non interest income increased during 2009 by $1.6 million. This increase can be attributed for the most part to the gains on the sales of auction rate investment securities as previously in Note 2 of the financial statements. The increase in net realized gains from the sales of loans added to the increased noninterest income for 2009. This increase was offset by a year over year decrease in the gains on sales of other real estate owned. The Company recorded $304,000 of gains on the sale of other real estate owned in 2008 while gains in 2009 were only $3,000.
Noninterest income increased from 2007 to 2008 by $328,000 primarily due to the $304,000 gain on sale of other real estate owned in 2008 as mentioned above.
Noninterest Expense
Noninterest expense decreased $6.7 million during 2009 compared to 2008. Non interest expenses in 2008 included a write down on investment securities due to an other-than-temporary impairment. Results for 2009 included a securities write down of $37,000. This single difference between the two years is the primary reason for the change in total noninterest expense. Other contributing factors included an increase in FDIC Premiums from $149,000 in

CNB CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
December 31, 2009, 2008 and 2007
2008 to $623,000 in 2009 and increases in other real estate owned losses and carrying costs in the amount of $134,000 compared to the prior year. These increases were offset by decreases in salaries and employee benefits including decreased expense for hospitalization. Salaries and benefits decreased $357,000 from 2008 to 2009 and the number of employee’s decreased from 84 at December 31, 2008 to 78 at December 31, 2009. The Company changed its hospitalization coverage in 2007. Although the company still funds 100% of the employee hospitalization premium, the Company changed to a high deductible plan in 2007. For the first two years of the new plan, one half of the deductible was funded by the Company to assist employees as they transitioned to the new type of coverage. The decreased hospital expense of $72,000 from 2008 to 2009 is due in most part to the fact that the Company did not fund any part of the hospitalization deductible in 2009 and due to the decreased number of employees as stated above.
Noninterest expense increased $7.8 million during 2008 compared to 2007. This increase was due primarily to the write down of investment securities due to an other-than-temporary impairment as previously discussed. Salaries and benefits expense decreased $119,000 during 2008 compared to 2007 due to the departure of a highly compensated officer whose position was not filled. The deferred compensation expense increase $33,000 from 2007 to 2008 due primarily to additional expense due to the accelerated amount payable as a result of the impending retirement of a director. The increase of $81,000 in hospitalization expense from 2007 to 2008 was due to increased premiums. Supplies expense decreased $50,000 and marketing expense decreased $45,000 during 2008 compared to 2007 due to cost cutting measures. ORE Losses and carrying costs increased $632,000 in 2008 compared to 2007 results. This increase is the result of increased levels of other real estate owned property and the associated expenses related to those properties. Write-downs and losses on ORE sales totaled $316,000 in 2008 compared to $9,000 in 2007. Other real estate owned also has associated costs of ownership. These carrying costs totaled $289,000 in 2008 compared to $64,000 in 2007.
Federal Income Taxes
The Company had an income tax benefit of $236,000 for the year ended December 31, 2009 compared to a tax benefit of $518,000 for 2008 and an expense of $1.1 million for 2007.
Income/(loss) before tax for 2009 and 2008 included gains and losses, respectively, which were not tax effected for income reporting purposes, thus dramatically effecting the effective tax rate for those years. The difference between the effective tax rate and the federal corporate tax rate of 34% is also due to tax-exempt interest earned on investments and loans and other tax-related items. The tax rates are shown in the table below:

	2009	2008	2007
Income/(loss) before tax (In thousands)	$1,879	$(5,743)	$4,170
Income tax expense/(benefit) (In thousands)	(236)	(518)	1,082
Effective tax rate	(12.6)%	(9.0)%	25.9%

CNB CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
December 31, 2009, 2008 and 2007
We assess the need for a valuation allowance against our deferred tax assets periodically. The realization of deferred tax assets is largely dependent upon future taxable income, future reversals of existing taxable temporary differences and ability to carry-back losses to available tax years. In assessing the need for a valuation allowance, all positive and negative evidence was considered, including anticipated operating results, taxable income in carry-back years, scheduled reversals of deferred tax liabilities and tax planning strategies. In 2009, the conclusion that a valuation allowance was not required was based on a number of factors including the 2010 budget.
Critical Accounting Policies
Certain of the Company’s accounting policies are important to the portrayal of the Company’s financial condition, since they require management to make difficult, complex or subjective judgments, some of which may relate to matters that are inherently uncertain. Estimates associated with these policies are susceptible to material changes as a result of changes in facts and circumstances. Facts and circumstances which could effect these judgments include, but without limitation, changes in interest rates, in the performance of the economy or in the financial condition of borrowers. Management believes that its critical accounting policies include determining the allowance for loan losses, determining the fair value of securities and other financial instruments, the valuation of mortgage servicing rights and deferred tax and tax provision estimates.
The Company believes that the allowance for loan losses and related provision expense are particularly susceptible to material change in the near term. Due to overall loan growth, a provision expense of $275,000 was recorded during 2007. Due to the continued loan growth and a downturn in the overall Michigan economy, a provision expense of $1.8 million was recorded during 2008. Due to additional asset quality concerns and continued downturn in the Michigan and National economy, a provision expense of $1.7 million was recorded in 2009. In future periods the allowance for loan losses may be impacted due to changes in the local economy, commercial loans asset quality and individual borrower situations. The Company believes its significant concentration in residential mortgage loans and the importance of the tourism industry to the local economy are particularly important factors that could have a significant impact on the allowance for loan losses and provision for loan losses. As of December 31, 2009, the Company held $67.1 million of commercial and commercial real estate loans, and the ability of our borrowers to repay such loans may be significantly impacted by the current economy or individual borrower conditions. Management continues to take steps to help preserve the asset quality of the loan portfolio; however, the allowance for loan losses and related provision expense could increase in future periods depending on changes in the factors discussed above.
Securities available for sale are carried at fair value, with unrealized holding gains and losses reported separately in accumulated other comprehensive income, net of tax. As a result of changes in the fair market value of the Company’s available for sale securities portfolio, total comprehensive income increased by $196,000, $118,000 and $222,000 for 2009, 2008 and 2007. Additionally, all investment securities are required to be written down to fair value when a

CNB CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
December 31, 2009, 2008 and 2007
decline in fair value is not temporary; therefore, future changes in the fair value of securities could have a significant impact on the Company’s operating results.
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
SHANNA L. HANLEY
TREASURER
REBECCA L. TOMASKI
SECRETARY

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
SUSAN J. CLEARY
LOAN OFFICER
MICHELLE J. OSTWALD
LOAN OFFICER
NICOLE M. DRAKE
BANKING OFFICER- COMMERCIAL LOANS
DARREN M. SELDEN
BANKING OFFICER- COLLECTIONS
FLORENCE CASWELL
ASSISTANT LOAN OPERATIONS OFFICER
NANCY A. STEMPKY
MANAGER OF INTERNAL AUDIT
GINA L. EUSTICE
CREDIT MANAGER

ONAWAY

LAURA L. SHACK
BANKING OFFICER & BRANCH MANAGER

INDIAN RIVER

MATTHEW J. KAVANAUGH
ASSISTANT VICE PRESIDENT & BRANCH MANAGER
PAUL FISHER
COMMUNITY ADVISOR
LISA RENAUD-LAPRAIRIE
COMMUNITY ADVISOR

MACKINAW CITY

SUSAN M. BRANDT
BANKING OFFICER & BRANCH MANAGER
DEAN SCHEERENS
COMMUNITY ADVISOR
JAMES E. TAMLYN
COMMUNITY ADVISOR

PELLSTON

LORA L. CLOUSER
BANKING OFFICER & BRANCH MANAGER
KELLEY ATKINS
COMMUNITY ADVISOR
RICHARD CONRAD
COMMUNITY ADVISOR

ALANSON

LORA L. CLOUSER
BANKING OFFICER & BRANCH MANAGER

CNB CORPORATION
OFFICERS, COMMUNITY ADVISORS AND STAFF

STAFF OF CITIZENS NATIONAL BANK

MAIN OFFICE

Taryn Bednarz
Cheryl Blaskowski
Kurt Blaskowski
Maghan J. Brooks
Patricia K. Comps
Arlene Daniel
Trisha M. Dobias
Katherine H. Eldridge
Mary E. Greenwood
Debra Grice
Tonya Hiller
Deanna Hudson
Kathy Johnson
Sherri Kosan
Susan Leonardi
Betty J. Lewis
Loretta Merchant
Adam Newman
Penny L. Reynolds
Ronald D. Rose
Carla Roznowski
Carolyn A. Scheele
Lee Sheets
David Shotwell
Sally A. Spray
Helen K. Stumpf
M. Teresa Sullivan
Kathy S. Swackhamer
Lori Thornton
David Tomaski
Rebecca Tomaski
Joel VanSlembrouck
Wendelin K. Whippo
Sherry M. Wichlacz

DOWNTOWN DRIVE-IN CHEBOYGAN

Carla Jankoviak

SOUTH BRANCH CHEBOYGAN

Karen Barrette
Susan D. Bliss
Sharon Coppernoll
Diane S. Mushlock

MACKINAW CITY

Deborah L. Closs
Jennifer M. LaHaie

PELLSTON

Sheri L. Kindell
Tammy Crocker

ONAWAY

Pamela A. Kolasa
Sara L. LaLonde
Lynn D. Porter
Kathleen T. Robbins
Kathleen S. Wilson

INDIAN RIVER

Christopher Brazier
Cheri Diot
Kelly Saker
Julie Davis
Michelle Miller

ALANSON

Jill Hoffman
Amanda Nicholson
Cathy Ward

CNB CORPORATION
DIRECTORS AND DIRECTORS EMERITI

DIRECTORS OF CNB CORPORATION &
CITIZENS NATIONAL BANK
VINCENT J. HILLESHEIM
Chairman
President, Anchor In Marina
STEVEN J. BAKER, D.V.M.
Retired, Indian River Veterinary Clinic
JAMES C. CONBOY, JR.
Retired, former President & Chief Executive Officer, CNB Corporation
Retired, former President & Chief Executive Officer, Citizens National Bank
SUSAN A. ENO
President & Chief Executive Officer, CNB Corporation
President & Chief Executive Officer, Citizens National Bank
KATHLEEN M. DARROW
President, Darrow Bros. Excavating, Inc.
Retired, formerly Group Sales & Special Events
Coordinator for the Mackinac State Historic Parks
THOMAS J. ELLENBERGER
Vice President & Secretary
Albert Ellenberger Lumber Company
KATHLEEN A. LIEDER
Retired, Partner, Bodman LLP
Co-Owner, Log Mark Bookstore
R. JEFFERY SWADLING
Vice President, Ken’s Village Market
FRANCIS J. VANANTWERP, JR.
Vice President Durocher Marine Division
Kokosing Construction Company, Inc.
DIRECTORS EMERITI
LYLE MCKINLEY, THOMAS A. ELLENBERGER,
JOHN P. WARD, JOHN L. ORMSBEE

CNB CORPORATION COMMON STOCK
CNB Corporation common stock is listed on the Over the Counter Bulletin Board and is traded under the symbol “CNBZ”. The Company had 987 shareholders as of December 31, 2009.
SHAREHOLDER RELATIONS AND FORM 10-K AVAILABLE
Shareholders may obtain, without charge, a copy of Form 10-K or the 2009 Annual Report by writing
Shareholder Relations
CNB Corporation
303 N. Main St. P.O. Box 10,
Cheboygan, Michigan 49721.
The reports can also be downloaded from www.cnbismybank.com. Click on the shareholder relations link.
WEBSITE INFORMATION
The most current news releases and CNB Corporation financial reports and product information are available at our website, www.cnbismybank.com
ANNUAL MEETING
The Annual Meeting of Shareholders will be held on Tuesday, May 18, 2010 at the Knights of Columbus Hall, 9840 N. Straits Highway, Cheboygan, Michigan, 49721 at 7:00 p.m.
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
Plante & Moran, PLLC
Grand Rapids, Michigan
STOCK SALES & MARKET MAKERS
Stock sales will be handled by stockbrokers serving as market makers. You may work with a broker of your choice and other firms familiar with CNB Corporation are identified on the Over the Counter (OTC) Bulletin Board website at www.otcbb.com.
TRANSFER AGENT
The transfer agent for CNB Corporation continues to be Citizens National Bank. Inquiries regarding a change of name, address or ownership of stock, as well as information on shareholder records, lost or stolen certificates should be directed to shareholder relations.
The following table shows the high and low selling prices of known transactions in common stock of the Company for each quarter of 2009 and 2008.

	2009		Cash	2008		Cash
	Market Price		Dividends	Market Price		Dividends
Quarter	High	Low	Declared	High	Low	Declared
1st	$20.00	$8.05	$—	$40.00	$29.00	$0.42
2nd	12.50	8.05	—	36.00	32.00	0.30
3rd	11.00	6.38	—	35.50	20.00	—
4th	10.50	9.70	—	28.49	13.00	—