Form 10-K, Exhibit 13
period 2010-12-31
CNB CORP /MI/
filed 2011-03-31
CIK 779125

EXHIBIT 13
CNB CORPORATION
ANNUAL REPORT
December 31, 2010, 2009 and 2008

CNB CORPORATION
ANNUAL REPORT
December 31, 2010, 2009 and 2008
CONTENTS

FINANCIAL HIGHLIGHTS	1

CONSOLIDATED BALANCE SHEETS	2

CONSOLIDATED STATEMENTS OF OPERATIONS	3

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY	4

CONSOLIDATED STATEMENTS OF CASH FLOWS	5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	6

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	44

MANAGEMENT’S DISCUSSION AND ANALYSIS	45

OFFICERS AND STAFF	59

DIRECTORS AND DIRECTORS EMERITI	61

CNB CORPORATION
FINANCIAL HIGHLIGHTS

2010	2009	2008	2007	2006
(In thousands, except per share data)
Operating Statistics
Interest income	$10,337	$12,168	$14,357	$16,180	$14,969
Interest expense	2,092	3,500	4,871	5,858	4,672
Net interest income	8,245	8,668	9,486	10,322	10,297
Income/(loss) before income taxes	56	1,879	(5,743)	4,170	4,649
Net income/(loss)	319	2,115	(5,225)	3,088	3,323
Basic earnings/(loss) per share	0.26	1.74	(4.31)	2.51	2.68
Diluted earnings/(loss) per share	0.26	1.74	(4.31)	2.50	2.68
Return/(loss) on average assets (ROA)	0.13%	0.82%	(1.99)%	1.19%	1.31%
Return/(loss) on average shareholders’ equity (ROE)	1.52%	11.19%	(21.73)%	12.18%	13.09%

Balance Sheet Statistics
Securities	$76,029	$56,783	$49,329	$50,290	$56,882
Total loans	131,740	151,207	161,848	174,652	167,234
Deposits	230,166	224,558	230,543	225,026	221,365
Total assets	255,098	249,502	253,916	255,193	251,900

Capital Statistics
Shareholders’ equity	$20,641	$20,320	$17,540	$24,400	$24,998
Book value per share	17.03	16.74	14.45	20.11	20.17
Cash dividends per share	—	—	0.72	2.28	2.28
Dividend payout ratio	—%	—%	16.71%	90.50%	85.00%
Average equity to average total assets	8.32%	7.34%	9.18%	9.79%	10.01%

Credit Statistics
Net charge-offs to total loans	1.73%	0.57%	0.93%	0.06%	0.05%
Nonperforming loans to total loans	5.48%	5.59%	3.73%	0.70%	0.11%
Allowance for loan losses to total loans	1.79%	1.90%	1.23%	0.96%	0.90%
Allowance for loan losses to nonperforming loans	0.33	x	0.34	x	0.33	x	1.37	x	8.46	x

1.

CNB CORPORATION
CONSOLIDATED BALANCE SHEETS
December 31, 2010 and 2009

	2010	2009
	(In thousands, except share data)
ASSETS
Cash and due from banks	$3,958	$4,055
Interest-bearing deposits with other financial institutions	18,595	13,192

Total cash and cash equivalents	22,553	17,247

Time deposits with other financial institutions	9,626	8,669

Securities available for sale	66,588	45,473
Securities held to maturity	8,442	10,302
Other securities	999	1,008

Loans held for sale	386	—
Loans, net of allowance for loan losses of $2,354 in 2010 and $2,863 in 2009	128,776	148,171

Premises and equipment, net	5,499	5,921
Other assets	12,229	12,711

Total assets	$255,098	$249,502

LIABILITIES
Deposits:
Noninterest-bearing	$42,106	$40,016
Interest-bearing	188,060	184,542

Total deposits	230,166	224,558
Other liabilities	4,291	4,624

Total liabilities	234,457	229,182

SHAREHOLDERS’ EQUITY
Common stock — $2.50 par value; 2,000,000 shares authorized; 1,212,098 shares issued and outstanding in 2010 and 1,213,598 shares in 2009	3,030	3,034
Additional paid-in capital	19,499	19,509
Retained earnings (deficit)	(1,137)	(1,456)
Accumulated other comprehensive loss, net of tax	(751)	(767)

Total shareholders’ equity	20,641	20,320

Total liabilities and shareholders’ equity	$255,098	$249,502

See accompanying notes to consolidated financial statements.

2.

CNB CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Years ended December 31, 2010, 2009 and 2008

	2010	2009	2008
	(In thousands, except per share data)
INTEREST INCOME
Loans, including fees	$8,630	$10,097	$11,653
Securities:
Taxable	939	1,295	1,718
Tax exempt	524	541	553
Other interest income	244	235	433

Total interest income	10,337	12,168	14,357

INTEREST EXPENSE ON DEPOSITS	2,092	3,500	4,871

NET INTEREST INCOME	8,245	8,668	9,486

Provision for loan losses	1,767	1,725	1,831

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	6,478	6,943	7,655

NONINTEREST INCOME
Service charges and fees	1,067	1,118	1,200
Net realized gains from sales of loans	411	429	128
Loan servicing fees, net of amortization	32	(31)	117
Gain on the sale of other real estate owned	10	3	304
Gains on the sale of securities	5	1,799	—
Gain on life insurance	187	—	—
Other income	397	353	283

Total noninterest income	2,109	3,671	2,032

NONINTEREST EXPENSES
Salaries and employee benefits	3,178	3,251	3,608
Deferred compensation	241	321	386
Pension	183	303	142
Hospitalization	620	576	648
Occupancy	976	1,053	1,098
Legal and professional	722	605	493
FDIC Premiums	540	623	149
ORE losses and carrying costs	1,112	739	605
Securities impairment write-down	—	37	7,107
Other expenses	959	1,227	1,194

Total noninterest expense	8,531	8,735	15,430

INCOME (LOSS) BEFORE INCOME TAXES	56	1,879	(5,743)

Income tax expense (benefit)	(263)	(236)	(518)

NET INCOME (LOSS)	$319	$2,115	$(5,225)

Basic earnings (loss) per share	$0.26	$1.74	$(4.31)
Diluted earnings (loss) per share	0.26	1.74	(4.31)
See accompanying notes to consolidated financial statements.

3.

CNB CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
Years ended December 31, 2010, 2009 and 2008

					Accumulated
					Other
					Comprehensive
			Additional	Retained	Income (Loss),	Total
	Outstanding	Common	Paid-In	Earnings	Net	Shareholders'
	Shares	Stock	Capital	(Deficit)	of Tax	Equity
		(Dollars in thousands, except share data)
Balance January 31, 2008	1,213,632	$3,034	$19,509	$2,528	$(671)	$24,400

Net loss				(5,225)		(5,225)
Other comprehensive income (loss):
Change in unrealized gains (losses) on available for sale securities, net of tax of $61					118	118
Defined benefit pension plan:
Net gain/loss during the period, net of tax of $452					(877)	(877)
Transition adjustment recognized, net of tax of $1					(3)	(3)
Prior service costs recognized					1	1

Total comprehensive loss						(5,986)
Cash dividends — $0.72 per share				(874)		(874)
Purchase and retirement of common stock	(34)					—

Balance December 31, 2008	1,213,598	3,034	19,509	(3,571)	(1,432)	17,540

Net income				2,115		2,115
Other comprehensive income (loss):
Change in unrealized gains (losses) on available for sale securities, net of tax of $103					196	196
Defined benefit pension plan:
Net gain/loss during the period, net of tax of $241					467	467
Prior service costs recognized					2	2

Total comprehensive income						2,780

Balance December 31, 2009	1,213,598	3,034	19,509	(1,456)	(767)	20,320

Net income				319		319
Other comprehensive income (loss):
Change in unrealized gains (losses) on available for sale securities, net of tax of ($94)					(184)	(184)
Defined benefit pension plan:
Net gain/loss during the period, net of tax of $102					198	198
Prior service costs recognized					2	2

Total comprehensive income						335
Purchase and retirement of common stock	(1,500)	(4)	(10)			(14)

Balance December 31, 2010	1,212,098	$3,030	$19,499	$(1,137)	$(751)	$20,641

See accompanying notes to consolidated financial statements.

4.

CNB CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2010, 2009 and 2008

	2010	2009	2008
		(In thousands)
Cash flows from operating activities
Net income (loss)	$319	$2,115	$(5,225)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation, amortization and accretion, net	651	602	630
Provision for loan losses	1,767	1,725	1,831
Loans originated for sale	(19,575)	(23,116)	(5,880)
Proceeds from sales of loans originated for sale	19,456	23,375	5,736
Gain on sales of investment securities	(5)	(1,799)	—
Gain on sales of loans	(411)	(429)	(128)
Gain on sales of other real estate owned properties	(10)	(3)	(304)
Other real estate owned writedowns/losses	638	430	316
Loss on premises and equipment	—	2	—
Net losses on impairment of investment securities	—	37	7,107
Increase in deferred tax benefit	195	157	1,050
(Increase) decrease in other assets	786	(2,087)	(405)
Increase(decrease) in other liabilities	(31)	(498)	284

Total adjustments	3,461	(1,604)	10,237

Net cash provided by operating activities	3,780	511	5,012

Cash flows from investing activities
Proceeds from sales of securities available for sale	425	5,534	—
Proceeds from maturities of securities available for sale	32,708	35,356	25,207
Purchase of securities available for sale	(54,656)	(45,935)	(29,181)
Proceeds from maturities of securities held to maturity	4,230	3,659	4,483
Purchase of securities held to maturity	(2,370)	(4,087)	(6,577)
Proceeds from redemption of other securities	9	—	—
Proceeds from maturities of time deposits	2,052	3,492	496
Purchase of time deposits	(3,009)	(6,404)	(6,253)
Net change in portfolio loans	16,636	8,246	9,625
Premises and equipment expenditures	(93)	(431)	(195)
Proceeds from the sale of premises and equipment	—	5	—

Net cash used in investing activities	(4,068)	(565)	(2,395)

Cash flows from financing activities
Net increase (decrease) in deposits	5,608	(5,985)	5,517
Dividends paid	—	—	(2,120)
Purchases of common stock	(14)	—	—

Net cash provided by (used) in financing activities	5,594	(5,985)	3,397

Net change in cash and cash equivalents	5,306	(6,039)	6,014

Cash and cash equivalents at beginning of year	17,247	23,286	17,272

Cash and cash equivalents at end of year	$22,553	$17,247	$23,286

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$2,120	$3,560	$4,941
Income taxes	—	286	342
Non-cash transactions:
Transfer from loans to other real estate owned	1,691	2,077	2,563
See accompanying notes to consolidated financial statements.

5.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010, 2009 and 2008
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation: The consolidated financial statements for 2008 include CNB Corporation (the Company) and its wholly-owned subsidiary, Citizens National Bank of Cheboygan and the Bank’s wholly-owned subsidiary, CNB Mortgage Corporation (the Bank and the Mortgage Corporation are hereafter collectively referred to as the Bank). All significant intercompany accounts and transactions are eliminated in consolidation. In November 2009, Citizens National Bank of Cheboygan and CNB Mortgage Corporation merged leaving Citizens National Bank of Cheboygan as the survivor. The consolidated financial statements for 2010 and 2009 include CNB Corporation and its wholly-owned subsidiary, Citizens National Bank of Cheboygan.
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
(Continued)

6.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010, 2009 and 2008
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
December 31, 2010, 2009 and 2008
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors.
A loan is impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance homogenous loans of similar nature such as residential mortgage, consumer, and credit card loans, and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral.
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
Other Real Estate Owned: Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at the lower of the loan carrying amount or fair value at acquisition. Any reduction to fair value from the carrying value of the related loan is accounted for as a loan loss. After acquisition, a valuation allowance reduces the reported amount to the lower of the initial amount or fair value less costs to sell. Expenses, gains and losses on disposition, and changes in the valuation allowance are reported as expenses on the statement of operations.
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
Company Owned Life Insurance: The Company has purchased life insurance policies on certain directors and executives. Company owned life insurance is recorded at its cash surrender value, or the amount that can be effectively realized at the balance sheet date. At December 31, 2010 and 2009, the cash surrender value of the underlying policies was $3,237,000 and $3,500,000, which is included in other assets on the balance sheet.
(Continued)

8.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010, 2009 and 2008
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
Stock Compensation: The Company records compensation costs for the fair value of stock based compensation. The stock option plan, created in 1996, ended in May 2006. A new stock option plan has not been adopted and no stock compensation expense was reported in 2008, 2009 or 2010.
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
Earnings Per Share: Basic earnings per share is based on net income divided by the weighted average number of shares outstanding during the period. Diluted earnings per share demonstrates the dilutive effect of additional potential shares issuable under stock options.
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
(Continued)

9.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010, 2009 and 2008
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Accumulated other comprehensive income, a component of stockholders’ equity, includes unrealized gains and losses on securities available for sale and amounts related to the defined benefit pension plan as follows at December 31:

	2010	2009
	(In thousands)
Net unrealized gains on available for sale securities	$347	$625
Pension components:
Unrecognized net gains (losses)	(1,455)	(1,755)
Unrecognized prior service cost	(28)	(30)
Tax effects	385	393

Net accumulated other comprehensive income	$(751)	$(767)

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
December 31, 2010, 2009 and 2008
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Adoption of New Accounting Standards:
In January 2010, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2010-06 “Fair Value Measurements and Disclosures (Topic 820) — Improving Disclosures about Fair Value Measurements.” ASU 2010-06 amends the fair value disclosure guidance. The amendments include new disclosures and changes to clarify existing disclosure requirements. ASU 2010-06 was effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements of Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The impact of ASU 2010-06 on our disclosures is reflected in Note 14 of the consolidated financial statements.
In July 2010, the FASB issued ASU No. 2010-20 “Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses”. The standard requires expansion of the disclosure about the credit quality of our loans and the related reserves against them. The additional disclosures will include details on past due loans and credit quality indicators. For public entities, ASU 2010-20 disclosures of period-end balances are effective for interim and annual reporting periods ending on or after December 15, 2010 and are included in
Note 3 of the consolidated financial statements.
(Continued)

11.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010, 2009 and 2008
NOTE 2 — SECURITIES
The year-end fair values and related gross unrealized gains and losses recognized in accumulated other comprehensive loss for securities available for sale, were as follows:

		Gross	Gross
	Fair	Unrealized	Unrealized
Available for Sale	Value	Gains	Losses
	(In thousands)
2010
U.S. Government and agency	$38,100	$133	$(123)
Mortgage-backed	15,902	139	(24)
State and municipal	10,527	216	(32)
Corporate obligations	1,023	24	—
Auction rate securities	1,000	—	—
Preferred shares	36	14	—

	$66,588	$526	$(179)

2009
U.S. Government and agency	$26,312	$179	$—
Mortgage-backed	9,259	136	—
State and municipal	7,836	285	(21)
Corporate obligations	1,020	22	—
Auction rate securities	1,000	—	—
Preferred shares	46	24	—

	$45,473	$646	$(21)

The year-end carrying amount, unrecognized gains and losses, and fair value of securities held to maturity were as follows:

		Gross	Gross
	Carrying	Unrecognized	Unrecognized	Fair
Held to Maturity	Amount	Gains	Losses	Value
	(In thousands)
2010
State and municipal	$8,442	$285	$—	$8,727
2009
State and municipal	$10,302	$556	$(21)	$10,837
(Continued)

12.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010, 2009 and 2008
NOTE 2 — SECURITIES (Continued)
At December 31, 2008 the Company held six investments in its auction rate securities investment category. The fair value of these securities was less than amortized cost. Pricing of auction rate securities had suffered from the absence of a liquid functioning secondary market, uncertainty regarding potential losses of financial companies, collateral deficiencies or other challenges encountered by the issuer. At the time, the decline in fair value was not expected to be recovered within a reasonable timeframe based upon available information. For these reasons, during 2008 the Company’s auction rate securities recognized an other-than-temporary impairment charge of $7.1 million. These investment securities were written down through the statement of operations and a new cost basis was established. The underlying asset for these investments was preferred stock whose fair values continued to be susceptible to change.
During 2009, the Company received the underlying asset of preferred stock from its auction rate security investment in the Federal Home Loan Mortgage Corporation (“Freddie Mac”). The Company is now holding this investment as preferred shares with a fair value of $36,000. This investment had an original cost of $2.0 million. The loss in value of this investment occurred on September 7, 2008 when the U.S. Treasury Department announced a plan to place Freddie Mac into conservatorship. The Company intends to hold this investment for an undetermined amount of time.
During 2009, the Company sold four of its holdings in auction rate securities. Proceeds from the sales totaled $5.5 million. These sales resulted in gains of $1.8 million over the recorded book value.
During 2010, the Company sold one municipal investment. Proceeds from the sale were $425,000 and a gain of $5,000 was recorded from the sale.
The Company continues to hold one investment security in the auction rate securities category.
There were no sales of securities during 2008.
(Continued)

13.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010, 2009 and 2008
NOTE 2 — SECURITIES (Continued)
Securities with unrealized losses at year end 2010 and 2009, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows (in thousands):

	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
2010	Value	Loss	Value	Loss	Value	Loss
U.S. Government and agency	$12,865	$(123)	$—	$—	$12,865	$(123)
Mortgage-backed	6,066	(24)	—	—	6,066	(24)
State and municipal	2,982	(23)	626	(9)	3,608	(32)

Total temporarily impaired	$21,913	$(170)	$626	$(9)	$22,539	$(179)

	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
2009	Value	Loss	Value	Loss	Value	Loss
State and municipal	$2,198	$(42)	$—	$—	$2,198	$(42)
In 2010, there were 16 securities with unrealized losses and in 2009 there were six securities. These unrealized losses remaining on the balance sheet at year end 2010 and 2009 have not been recognized into income because they are not considered to be other-than-temporary. Management considers the unrealized losses to be market driven, resulting from changes in interest rates, and the Company has the intent and ability to hold the securities until their value recovers.
(Continued)

14.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010, 2009 and 2008
NOTE 2 — SECURITIES (Continued)
Contractual maturities of debt securities at year end 2010 are presented below (in thousands). Expected maturities may differ from contractual maturity because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date, primarily mortgage-backed securities, are presented separately.

	Available for sale	Held to Maturity
	Fair	Carrying	Fair
	Value	Amount	Value
Due in one year or less	$9,703	$1,143	$1,155
Due from one to five years	36,976	3,782	3,885
Due from five to ten years	2,401	2,857	2,973
Due after ten years	570	660	714

	49,650	8,442	8,727

Mortgage-backed	15,902	—	—
Auction rate securities	1,000	—	—
Preferred shares	36	—	—

	$66,588	$8,442	$8,727

Securities pledged at December 31, 2010 totaled $856,000 to secure borrowing capabilities with the Federal Reserve. Securities pledged at December 31, 2009 totaled $10.1 million to secure public deposits and for public fund deposits. The Company did not have any borrowings from the Federal Reserve as of December 31, 2010 or 2009 and due to the excess liquidity position, the Company significantly reduced securities pledged for borrowing capabilities during 2010. The Company did not have any securities pledged for public fund deposits as of December 31, 2010.
The Company held securities exceeding 10% of shareholders’ equity from the following states (including its political subdivisions) at December 31:

	2010	2009
	(In thousands)
Michigan	$13,686	$13,626
(Continued)

15.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010, 2009 and 2008
NOTE 3 — LOANS AND ALLOWANCE FOR LOAN LOSSES
Year end loans were as follows:

	2010	2009
	(In thousands)
Residential real estate	$67,309	$77,152
Consumer	6,016	7,002
Commercial real estate	52,654	60,150
Commercial	5,375	6,903

	131,354	151,207
Deferred loan origination fees, net	(224)	(173)
Allowance for loan losses	(2,354)	(2,863)

	$128,776	$148,171

The Company uses a seven grade risk rating system to monitor the ongoing credit quality of its commercial loan portfolio. These loan ratings rank the credit quality of a borrower by measuring liquidity, debt capacity, and payment behavior as shown in the borrower’s financial statements. The loan ratings also measure the quality of the borrower’s management and the repayment support offered by any guarantors. A summary of the Company’s loan ratings (or, characteristics of the loans within each rating) follows:
Credit Quality Indicators
Risk Ratings 1-3 (Pass) — All loans in risk ratings 1— 3 are considered to be acceptable credit risks by the Company and are grouped for purposes of allowance for loan loss considerations and financial reporting. The three ratings essentially represent a ranking of loans that are all viewed to be of acceptable credit quality, taking into consideration the various factors mentioned above, but with varying degrees of financial strength, debt coverage, management and factors that could impact credit quality.
Risk Rating 4 (Special Mention) — A special mention business credit has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects or in the Company’s credit position at some future date. Special mention business credits are not adversely ranked and do not expose the Company to sufficient risk to warrant adverse ranking.
Risk Rating 5 (Substandard) — A substandard business credit is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Business credit classified as substandard must have a well-defined weakness, or weaknesses, that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected. If the likelihood of full collection of interest and principal may be in doubt; such loans are placed on nonaccrual status.
(Continued)

16.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010, 2009 and 2008
NOTE 3 — LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)
Risk Rating 6 (Doubtful) — A business credit rated as doubtful has all the weaknesses inherent in substandard as risk rating 5 with the added characteristic that the weaknesses make collection or liquidation in full, on the basis or currently existing fact, conditions, and values, highly questionable and improbable. Due to the high probability of loss, nonaccrual treatment is required for doubtful rated loans.
Risk Rating 7 (Loss) — A business credit rated as loss is considered uncollectible and of such little value that it’s continuance as a collectable loan is not warranted. This rating does not necessarily result in absolutely no recovery or salvage value, but rather it is not practical or desirable to defer charging off even if partial recovery may be a consideration in the future.
The following table presents the recorded investment of loans in the commercial loan portfolio by risk rating categories at December 31:

	Commercial		Commercial Real Estate
	2010	2009	2010	2009
		(In thousands)
1	$18	$179	$148	$130
2	1,334	1,387	5,166	4,951
3	3,318	4,414	28,903	32,006
4	35	197	4,582	5,427
5	670	726	13,855	17,636
6	—	—	—	—
7	—	—	—	—

Total	$5,375	$6,903	$52,654	$60,150

(Continued)

17.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010, 2009 and 2008
NOTE 3 — LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)
The Company evaluates the credit quality of loans in the residential loan portfolio based primarily on the aging status of the loan and payment activity. The following schedule presents the recorded investment of loans in the residential loan portfolio based on the credit risk profile of loans in a pass, special mention and substandard rating at December 31:

	Residential
	2010	2009
	(In thousands)
Grade:
Pass	$66,884	$75,937
Special mention	—	—
Substandard	425	1,215

Total	$67,309	$77,152

The Company evaluates the credit quality of loans in the consumer loan portfolio, based primarily on the aging status of the loan. Accordingly loans past due as to principal or interest 90 days or more are considered in a nonperforming status for purposes of credit quality evaluation. The following schedule presents the recorded investment of loans in the consumer loan portfolio based on the credit risk profile of loans in a performing status and loans in a nonperforming status at December 31:

	Consumer
	2010	2009
	(In thousands)
Performing	$6,008	$6,986
Nonperforming	8	16

Total	$6,016	$7,002

(Continued)

18.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010, 2009 and 2008
NOTE 3 — LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)
Nonperforming Loans
Nonperforming loans include nonaccrual loans, accruing loans past due 90 days or more as to interest or principal payments and loans modified under troubled debt restructurings of the originated portfolio.
Nonperforming loans were as follows:

	2010	2009
	(In thousands)
Loans past due over 90 days still on accrual	$99	$83
Nonaccrual loans	6,892	8,095
Troubled debt restructurings	233	260

Total nonperforming loans	$7,224	$8,438

Detail of the loans on nonaccrual status by loan type as of December 31 is presented in the table below:

	2010	2009
	(In thousands)
Commercial	$503	$165
Commercial real estate	6,363	7,231
Consumer	—	—
Residential	26	699

Total	$6,892	$8,095

(Continued)

19.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010, 2009 and 2008
NOTE 3 — LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)
The following schedule represents the aging analysis of past due loans by loan type at December 31 reported (in thousands):

						Accruing Loans 90
	30-89 Days					Days or More Days
	Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loan	Past Due
2010
Commercial	$39	$402	$441	$4,934	$5,375	$—
Commercial Real Estate	404	2,689	3,093	49,561	52,654	—
Consumer	31	8	39	5,977	6,016	8
Residential	824	91	915	66,394	67,309	91

Total	$1,298	$3,190	$4,488	$126,866	$131,354	$99

2009
Commercial	$88	$—	$88	$6,815	$6,903	$—
Commercial Real Estate	296	4,601	4,897	55,253	60,150	11
Consumer	257	16	273	6,729	7,002	16
Residential	1,395	660	2,055	75,097	77,152	56

Total	$2,036	$5,277	$7,313	$143,894	$151,207	$83

(Continued)

20.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010, 2009 and 2008
NOTE 3 — LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)
Impaired Loans
As described in Note 1, a loan is impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance homogenous loans of similar nature such as residential mortgage, consumer, and credit card loans, and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral.
There were twenty-two loans in the real estate mortgage and commercial loan portfolios that were considered impaired as of year end 2010. Eight of the twenty-two loans considered impaired have a valuation allowance against probable losses. There were thirty loans that were considered impaired as of year end 2009. Ten of the thirty loans considered impaired had a valuation allowance against probable losses. Impaired loans as of December 31 are presented in the table below (in thousands):

	Unpaid Contractual Principal Balance	Loans With No Allowance	Loans With Allowance	Total Impaired Loans	Related Allowance	Average Impaired Loan Balance	Interest Income Recognized
2010
Commercial	$514	$417	$—	$417	$—	$410	$—
Commercial Real Estate	7,323	2,113	4,320	6,433	965	5,679	5
Consumer	10	10	—	10	—	17	1
Residential	76	26	34	60	15	278	2

Total	$7,923	$2,566	$4,354	$6,920	$980	$6,383	$8

2009
Commercial	$263	$57	$109	$166	$85	$391	$—
Commercial Real Estate	8,164	3,569	4,502	8,071	1,768	4,339	14
Consumer	280	188	87	275	6	91	16
Residential	619	532	71	603	21	276	—

Total	$9,326	$4,346	$4,769	$9,115	$1,880	$5,097	$30

(Continued)

21.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010, 2009 and 2008
NOTE 3 — LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)
Allowance for Loan Losses
The allowance for loan losses (allowance) provides for probable losses in the originated loan portfolio that have been identified with specific customer relationships and for probable losses believed to be inherent in the remainder of the originated loan portfolio but that have not been specifically identified. The allowance is comprised of specific allowances (assessed for originated loans that have known credit weaknesses), pooled allowances based on assigned risk ratings and historical loan loss experience for each loan type, and an unallocated allowance for imprecision in the subjective nature of the specific and pooled allowance methodology. Management evaluates the allowance on a quarterly basis in an effort to ensure the level is adequate to absorb probable losses inherent in the loan portfolio.
Activity in the allowance the year ended December 31 is summarized as follows:

	2010	2009	2008
	(In thousands)
Beginning balance	$2,863	$1,996	$1,670
Provision for loan losses	1,767	1,725	1,831
Charge-offs	(2,450)	(958)	(1,551)
Recoveries	174	100	46

Ending Balance	$2,354	$2,863	$1,996

(Continued)

22.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010, 2009 and 2008
NOTE 3 — LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)
The following schedule presents, by loan type, the changes in the allowance for the year ended December 31 and details regarding the balance in the allowance and the recorded investment in loans at December 31 by impairment evaluation method (in thousands).

		Commercial Real
	Commercial	Estate	Consumer	Residential	Unallocated	Total
2010
Allowance for credit losses:

Beginning balance	$116	$2,277	$107	$343	$20	$2,863
Charge-offs	(20)	(2,216)	(111)	(98)	(5)	$(2,450)
Recoveries	13	92	28	41	—	$174
Provision	(66)	1,847	83	(100)	3	1,767

Ending Balance	$43	$2,000	$107	$186	$18	$2,354

Ending balance: individually evaluated for impairment	$—	$965	$—	$15	$—	$980

Ending balance: collectively evaluated for impairment	$43	$1,035	$107	$171	$18	$1,374

2009
Allowance for credit losses:

Beginning balance	$379	$1,295	$52	$185	$85	$1,996
Charge-offs	(124)	(442)	(82)	(310)	—	$(958)
Recoveries	10	53	23	14	—	$100
Provision	(149)	1,371	114	454	(65)	$1,725

Ending Balance	$116	$2,277	$107	$343	$20	$2,863

Ending balance: individually evaluated for impairment	$85	$1,768	$6	$21	$—	$1,880

Ending balance: collectively evaluated for impairment	$31	$509	$101	$322	$20	$983

(Continued)

23.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010, 2009 and 2008
NOTE 4 — LOAN SERVICING
Mortgage servicing rights are included in other assets on the balance sheet. For the three years ended December 31, activity for capitalized mortgage servicing rights was as follows:

	2010	2009	2008
		(In thousands)
Mortgage Servicing Rights:
Beginning of year	$621	$599	$664
Additions	144	170	72
Amortization	(152)	(210)	(69)
Impairment valuation allowance	(1)	62	(68)

End of year	$612	$621	$599

Loans servicing for others that have servicing rights capitalized	$75,313	$73,142	$73,009
The fair value of mortgage servicing rights is estimated by calculating the present value of estimated future net servicing cash flows, taking into consideration the expected prepayment rates and other economic factors that are based on current market conditions. Increases in mortgage loan prepayments reduce estimated future net servicing cash flows because the life of the underlying loan is reduced. The fair value calculation is performed by a third-party model. Assumptions used in the 2010 model include, an average prepayment rate of 17.63% and an average discount rate of 8.04%. Assumptions used in the 2009 model include, an average prepayment rate of 16.97% and an average discount rate of 8.21%. The fair value of the mortgage servicing rights was last calculated as of November 30, 2010 and had a fair value of $713,000. At November 30, 2009 the fair value of the mortgage servicing rights was $701,000. At December 31, 2008 the mortgage servicing rights had a valuation impairment of $68,000. As of December 31, 2010 $61,000 of the impairment had been recovered. An impairment of $7,000 remains as of December 31, 2010.
Mortgage loans serviced for others are not reported as assets. Related escrow deposit balances were $162,000 and $114,000 at year end 2010 and 2009.
(Continued)

24.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010, 2009 and 2008
NOTE 5 — PREMISES AND EQUIPMENT
Year end premises and equipment were as follows:

	2010	2009
	(In thousands)
Real estate and buildings	$7,237	$7,244
Furniture and fixtures	4,040	4,032

	11,277	11,276
Less accumulated depreciation	(5,778)	(5,355)

	$5,499	$5,921

Depreciation expense amounted to $515,000, $522,000 and $530,000 in 2010, 2009 and 2008.
NOTE 6 — OTHER REAL ESTATE OWNED
During 2010 and 2009 the Bank foreclosed on certain loans secured by real estate and transferred this real estate collateral to other real estate in each of those years. At the time of acquisition, amounts were charged-off against the allowance for loan losses to bring the carrying amount of these properties to their estimated fair value, less estimated costs to sell. Gains or losses on the sale of other real estate are included in the non-interest income and non-interest expense, respectively, on the statement of operations.

	2010	2009
	(In thousands)
Balance at beginning of year	$2,660	$1,762
Transfers from loans net of charge-offs	1,691	2,077
Sales	(1,541)	(750)
Write-down adjustments	(638)	(419)
Capitalized improvements	8	—
Donations	—	(10)

Balance at end of year	$2,180	$2,660

Management periodically reviews the other real estate owned properties for a valuation allowance to determine if the values of these properties have declined since the date of acquisition.
(Continued)

25.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010, 2009 and 2008
NOTE 7 — DEPOSITS
Time deposit accounts individually exceeding $100,000 total $25,167,000 and $25,148,000 at year end 2010 and 2009.
At year-end 2010, the scheduled maturities of time deposits are as follows:

(In thousands)
2011	$35,292
2012	21,071
2013	17,308
2014	799
2015	1,461

$75,931

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

	2010	2009
	(In thousands)
Change in benefit obligation:
Beginning benefit obligation	$(4,203)	$(4,589)
Service cost	(164)	(178)
Interest cost	(270)	(296)
Actuarial loss (gain)	48	241
Benefits paid	319	619

Ending benefit obligation	(4,270)	(4,203)

Change in plan assets, at fair value:
Beginning plan assets	3,912	3,293
Actual return	505	638
Employer contribution	500	600
Benefits paid	(319)	(619)

Ending plan assets	4,598	3,912

Funded status	$328	$(291)

(Continued)

26.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010, 2009 and 2008
NOTE 8 — EMPLOYEE BENEFITS (Continued)
Amounts recognized in the balance sheet consist of:

	2010	2009
	(In thousands)
Other assets	$—	$—
Accrued pension cost — other liabilities	328	(291)
The accumulated benefit obligation for the defined benefit pension plan was $3,495,000 and $3,283,000 at year end 2010 and 2009, respectively.
Components of net periodic benefit cost are as follows:

	2010	2009	2008
	(In thousands)
Service cost	$164	$178	$170
Interest cost on benefit obligation	270	296	276
Expected return on plan assets	(329)	(284)	(344)
Net amortization and deferral	78	113	40

Pension expense	$183	$303	$142

The estimated net (gain)/loss and prior service costs that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year are $86,000 and $3,000, respectively.
The following weighted-average assumptions were used to determine benefit obligations at year end and net cost:

	2010	2009	2008
Weighted average discount rate	6.50%	6.50%	6.50%
Rate of increase in future compensation	3.00%	3.00%	3.00%
Expected long term return on plan assets	8.00%	8.00%	8.00%
(Continued)

27.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010, 2009 and 2008
NOTE 8 — EMPLOYEE BENEFITS (Continued)
The Company’s pension plan asset allocation at year end 2010 and 2009, target allocation for 2011, and expected long-term rate of return by asset category are as follows:

		Percentage of Plan		Weighted-
	Target	Assets		Average Expected
	Allocation	at Year end		Long-Term Rate
Asset Category	2011	2010	2009	of Return - 2010
Equity securities	70.0%	67.8%	65.1%	10.00%
Fixed Income securities	30.0	31.2	32.3	4.00
Other	—	1.0	2.6	1.00

Total	100.0%	100.0%	100.0%	8.00%

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
During 2010, the Company contributed $500,000 into the plan. The Company expects to contribute approximately $500,000 to this pension plan in 2011.
(Continued)

28.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010, 2009 and 2008
NOTE 8 — EMPLOYEE BENEFITS (Continued)
Estimated Future Payments
The following benefit payments, which reflect expected future service, are anticipated:

Year End	Benefit Payments
(In thousands)
2011	$91
2012	173
2013	208
2014	208
2015	234
Years 2016 - 2021	927
Deferred Compensation Plan: The Company has a deferred compensation plan to provide retirement benefits to certain Directors, at their option, in lieu of annual directors’ fees. The plan was amended as of December 31, 2009 and participants are no longer able to defer compensation in accordance with this plan and no additional benefits will accrue under this plan. The present value of future benefits was accrued annually over the period of active service of each participant using a 6.00% discount rate. Total liabilities under the plan are $2,811,000 and $2,829,000 at December 31, 2010 and 2009 and are included in other liabilities on the balance sheet. The expense for the plan was $202,000, $278,000 and $339,000 in 2010, 2009 and 2008. Distributions under the plan were $219,000, $206,000 and $176,000 in 2010, 2009 and 2008.
The following benefit payments reflect expected future cash flows as anticipated:

Year End	Benefit Payments
(In thousands)
2011	$212
2012	231
2013	328
2014	327
2015	351
Years 2016 - 2026	2,947
The Company also has a deferred compensation plan that allows executive officers of the Bank, and certain Directors an opportunity to defer a portion of their compensation. On a monthly basis, the account of each participant accrues interest based on the interest rate determined for that year. Total liabilities under the plan are $775,000 and $738,000 at December 31, 2010 and 2009. The expense of the plan was $39,000, $43,000 and $47,000 in 2010, 2009 and 2008.
(Continued)

29.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010, 2009 and 2008
NOTE 8 — EMPLOYEE BENEFITS (Continued)
401(k) Plan: The Company has a 401(k) savings and retirement plan covering substantially all employees. Under the plan, employees may defer up to the lesser of 100% of their eligible compensation or the limitations set by the IRS. The employees may also make “catch-up” contributions to the extent the IRS allows. During 2009 and 2008, the Board of Directors elected to contribute a matching contribution equal to 100% of the first 2% and 50% of the next 2% of the employee’s deferred compensation. The Board of Directors elected to change the matching contribution for 2010 to 100% of the first 1% and have continued this match for 2011. Employee contributions and the Company’s matching percentages are vested immediately. The Company’s matching percentages are determined annually by the Board of Directors and resulted in total contributions of $27,000, $82,000 and $78,000 in 2010, 2009 and 2008.
NOTE 9 — STOCK OPTIONS
Stock Option Plan: The shareholders approved an incentive stock option plan in May 1996 under which up to 67,005 options, as adjusted for stock splits, may be issued at market prices to employees over a 10 year period. The right to exercise the options vests over a one-year period. The exercise price of options granted is equivalent to the market value of underlying stock at the grant date. Shares issued when options are exercised come from authorized but unissued shares. All options outstanding are exercisable. Due to the plan end date, there were no options available for grant as of December 31, 2010 or 2009.
Activity in the option plan for the years ended is summarized as follows:

			Weighted	Weighted
	Number of		Average	Average	Aggregate
	Outstanding	Exercise	Exercise	Contractual	Intrinsic
	Options	Price	Price	Term	Value
Outstanding at January 1, 2009	10,546	$48.57-57.01	$53.96
Exercised	—
Expired	(5,244)	$57.01
Forfeitures	(840)	$48.57-51.00

Outstanding at December 31, 2009	4,462	$48.57	$48.57
Exercised	—
Expired	—
Forfeitures	—

Outstanding at December 31, 2010	4,462	$48.57	$48.57	3.0 years	—

Exercisable at December 31, 2010	4,462	$48.57	$48.57	3.0 years	—

(Continued)

30.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010, 2009 and 2008
NOTE 9 — STOCK OPTIONS (Continued)
No compensation expense was required to be recognized under the plan for 2010, 2009 and 2008. There was no unrecognized compensation expense at December 31, 2010.
There were no options granted or exercised in 2010, 2009 and 2008.
NOTE 10 — INCOME TAXES
Income tax expense consists of:

	2010	2009	2008
	(In thousands)
Current expense (benefit)	$(673)	$(393)	$345
Deferred expense (benefit)	410	157	(863)

	$(263)	$(236)	$(518)

Year end deferred tax assets and liabilities consist of:

	2010	2009
	(In thousands)
Deferred tax assets
Allowance for loan losses	$331	$730
Deferred compensation	1,376	1,379
Investment writedown	673	673
Capital loss carryforward	1,145	1,145
Pension liability	503	606
Other	308	246

Total deferred tax assets	4,336	4,779

Deferred tax liabilities
Pension	653	545
Fixed assets	276	311
Mortgage servicing rights	208	211
Unrealized gains on securities available for sale	118	212
Accretion	56	56
Other	60	60

Total deferred tax liability	1,371	1,395

Net valuation allowance for capital losses	1,145	1,145

Net deferred tax asset	$1,820	$2,239

(Continued)

31.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010, 2009 and 2008
NOTE 10 — INCOME TAXES (Continued)
Income tax expense (benefit) calculated at the statutory rate of 34% differs from actual income tax expense (benefit) as follows:

	2010	2009	2008
	(In thousands)
Statutory rate applied to income before taxes	$19	$639	$(1,952)
Deduct
Change in valuation allowance	—	(613)	1,758
Tax-exempt interest income, net	(186)	(262)	(354)
Life insurance	(94)	(48)	(44)
Other	(2)	48	74

	$(263)	$(236)	$(518)

NOTE 11 — EARNINGS PER SHARE
A reconciliation of the numerators and denominators of the basic earnings per share and diluted earnings per share computations is presented below:

	2010	2009	2008
Basic earnings (loss) per share:
Net income (loss) available to common shareholders (in thousands)	$319	$2,115	$(5,225)

Weighted average shares outstanding	1,212,698	1,213,598	1,213,618

Basic earnings (loss) per share	$0.26	$1.74	$(4.31)

	2010	2009	2008
Diluted earnings (loss) per share:
Net income (loss) available to common shareholders (in thousands)	$319	$2,115	$(5,225)

Weighted average shares outstanding	1,212,698	1,213,598	1,213,618

Add dilutive effects of assumed exercises of stock options	—	—	—

Weighted average dilutive potential shares outstanding	1,212,698	1,213,598	1,213,618

Diluted earnings (loss) per share	$0.26	$1.74	$(4.31)

(Continued)

32.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010, 2009 and 2008
NOTE 11 — EARNINGS PER SHARE (Continued)
Stock options for 4,462 shares of common stock for 2010 and 2009 and 10,546 shares of common stock for 2008 were not considered in computing diluted earnings per share for the reason they were antidilutive.
NOTE 12 — RELATED PARTY TRANSACTIONS
Certain directors and executive officers of the Company and the Bank (including family members, affiliates and companies in which they are principal owners) had loans outstanding with the Bank in the ordinary course of business. A summary of the aggregate loans outstanding to these individuals follows:

	2010	2009
	(In thousands)
Balance outstanding, January 1	$1,695	$1,988
New loans and rewrites	326	1,044
Payments and payoffs	(724)	(1,332)
Change in persons included	—	(5)

Balance outstanding, December 31	$1,297	$1,695

Related party deposits totaled $3,923,000 and $3,317,000 at year end 2010 and 2009.
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
At year end 2010 and 2009, reserves of $1,998,000 and $2,551,000 were required as deposits with the Federal Reserve or as cash on hand. These reserves do not earn interest.
Some financial instruments are used in the normal course of business to meet the financing needs of customers and to reduce exposure to interest rate changes. These financial instruments include commitments to extend credit and standby letters of credit. These involve, to a varying degree, credit and interest-rate risk in excess of the amount reported in the financial statements.
(Continued)

33.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010, 2009 and 2008
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
A summary of the unused contractual amounts of financial instruments with off-balance-sheet risk at year end were as follows:

	2010	2009
	(In thousands)
Commitments to extend credit	$17,642	$20,317
Standby letters of credit	510	532
The fair values of these commitments are not material. Substantially all of these commitments are at variable or uncommitted rates.
NOTE 14 — FAIR VALUE MEASUREMENTS
The Company utilizes fair value measurements to record fair value adjustments of certain assets and liabilities and to determine fair value disclosure. The following presents information about the Company’s assets measured at fair value on a recurring basis at December 31, 2010 and the valuation techniques used by the Company to determine those fair values.
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
(Continued)

34.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010, 2009 and 2008
NOTE 14 – FAIR VALUE MEASUREMENTS (Continued)
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
The Company uses the following methods and significant assumptions to estimate fair value.
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
(Continued)

35.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010, 2009 and 2008
NOTE 14 – FAIR VALUE MEASUREMENTS (Continued)
Disclosures concerning assets measured at fair value are as follows:
Assets and Liabilities Measured at Fair Value on a Recurring Basis at December 31,
(In thousands)

		Significant
	Quoted Prices in	Other
	Active Markets	Observable	Significant
	for Identical	Inputs	Unobservable	Balance at
	Assets (Level 1)	(Level 2)	Inputs (Level 3)	December 31,
Assets
2010
Investment securities available-for-sale:
U.S. Government and agency	$38,100	$—	$—	$38,100
Mortgage-backed	15,902	—	—	15,902
State and municipal	—	—	10,527	10,527
Corporate obligations	1,023	—	—	1,023
Auction rate securities	—	—	1,000	1,000
Preferred shares	36	—	—	36

	$55,061	$—	$11,527	$66,588

2009
Investment securities available-for-sale:
U.S. Government and agency	$26,312	$—	$—	$26,312
Mortgage-backed	9,259	—	—	9,259
State and municpal	—	—	7,836	7,836
Corporate obligations	1,020	—	—	1,020
Auction rate securities	—	—	1,000	1,000
Preferred shares	46	—	—	46

	$36,637	$—	$8,836	$45,473

Fair value measurement for available-for-sale securities is based upon quoted prices, if available. Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange, U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter markets and money market funds. The Company did not have any securities classified as Level 2 as of December 31, 2010 and 2009.
(Continued)

36.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010, 2009 and 2008
NOTE 14 – FAIR VALUE MEASUREMENTS (Continued)
Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis
(In thousands)

	Investment securities available-for-sale:
	2010	2009
Balance at January 1,	$8,836	$6,955
Total realized and unrealized gains (losses) included in income	—	—
Total unrealized gains (losses) included in other comprehensive income	(80)	218
Net purchases, sales, calls and maturities	2,771	1,663
Net transfers in/out of Level 3	—	—

Balance at December 31,	$11,527	$8,836

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
Assets Measured at Fair Value on a Nonrecurring Basis at December 31,
(In thousands)

		Prices in
		Active
		Markets	Significant
		For	Other
		Identical	Observable	Significant	Total Losses for
	Balance at	Assets	Inputs	Unobservable	the Period Ended
	December 31	(Level 1)	(Level 2)	Inputs (Level 3)	December 31
Assets
2010
Impaired loans	$2,343	—	—	$2,343	$(890)
Other real estate owned	978	—	—	978	(346)
2009
Impaired loans	$248			$248	$(211)
Other real estate owned	1,336	—	—	1,336	(343)
(Continued)

37.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010, 2009 and 2008
NOTE 14 – FAIR VALUE MEASUREMENTS (Continued)
Impaired loans categorized as Level 3 assets consist of non-homogeneous loans that are considered impaired and had write-downs to fair value during the period. The Company estimates the fair value of the loans based on the present value of expected future cash flows using management’s best estimate of key assumptions. These assumptions include future payments ability, timing of payment streams, and estimated realizable values of available collateral (typically based on outside appraisals). The losses for the period ending December 31, 2009 and 2010 represents charge-offs of loan balances written down through the allowance for loan losses.
The Company’s other real estate owned is held at an estimated realizable value and that value changes periodically with the real estate market. Losses for the period associated with other real estate owned represent valuation adjustments and are write downs through the income statement.
NOTE 15 — FAIR VALUES OF FINANCIAL INSTRUMENTS
The following methods and assumptions were used to estimate fair values for financial instruments. The carrying amount is considered to approximate fair value for cash and variable rate loans or deposits that reprice frequently and fully. Securities fair values are based on quoted market prices or, if no quotes are available, on the rate and term of the security and on information about the issuer. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, the fair value is estimated by discounted cash flow analysis or underlying collateral values, where applicable. The fair value of off-balance-sheet items approximates cost and is not considered significant to this presentation.
(Continued)

38.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010, 2009 and 2008
NOTE 15 — FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)
The estimated year end values of financial instruments were:

	2010		2009
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
		(In thousands)
Assets
Cash and cash equivalents	$22,553	$22,553	$17,247	$17,247
Time deposits with other financial institutions	9,626	9,626	8,669	8,669
Securities available for sale	66,588	66,588	45,473	45,473
Securities held to maturity	8,442	8,727	10,302	10,837
Other securities	999	999	1,008	1,008
Loans held for sale	386	392	—	—
Loans, net	128,776	130,286	148,171	148,376
Accrued interest receivable on loans	433	433	544	544

Liabilities
Deposits
Noninterest-bearing	$(42,106)	$(42,106)	$(40,016)	$(40,016)
Interest bearing	(188,060)	(188,329)	(184,542)	(185,023)
Accrued interest payable on deposits	(59)	(59)	(87)	(87)
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
(Continued)

39.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010, 2009 and 2008
NOTE 16 — REGULATORY CAPITAL (Continued)
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
The Bank was categorized as well capitalized at year end. There are no conditions or events since year-end that management believes has changed the Bank’s category. Actual capital levels (in millions) and minimum required levels were:

					Minimum Required
					To Be Well
			Minimum Required		Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2010
Total capital (to risk weighted assets)
Bank	$23.0	16.9%	$10.9	8.0%	$13.6	10.0%
Tier 1 capital (to risk weighted assets)
Bank	21.3	15.7	5.4	4.0	8.2	6.0
Tier 1 capital (to average assets)
Bank	21.3	8.3	10.3	4.0	12.8	5.0

2009
Total capital (to risk weighted assets)
Bank	$22.9	14.9%	$12.3	8.0%	$15.4	10.0%
Tier 1 capital (to risk weighted assets)
Bank	21.0	13.6	6.1	4.0	9.2	6.0
Tier 1 capital (to average assets)
Bank	21.0	8.4	10.0	4.0	12.5	5.0
One of the principal sources of cash for the Company is dividends from the Bank. Regulatory agencies can place dividend restrictions on the Bank based on their evaluation of its financial condition. No restrictions are currently imposed by regulatory agencies on the Bank other than the limitations found in the regulations which govern the payment of dividends to the Company. Under the most restrictive of these regulations, in 2011, the Bank is limited to paying dividends of the Company’s net income of 2011 and the retained net income of the prior two calendar years.
(Continued)

40.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010, 2009 and 2008
NOTE 17 – PARENT COMPANY CONDENSED FINANCIAL STATEMENTS
Following are condensed parent company financial statements:
CONDENSED BALANCE SHEETS
December 31, 2010 and 2009

	2010	2009
	(In thousands)
ASSETS
Cash	$15	$52
Investment in subsidiary	20,620	20,271
Other Assets	8	1

Total assets	$20,643	$20,324

LIABILITIES AND SHAREHOLDERS’ EQUITY
Other liabilities	$2	$4
Shareholders’ equity	20,641	20,320

Total liabilities and shareholders’ equity	$20,643	$20,324

(Continued)

41.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010, 2009 and 2008
NOTE 17 – PARENT COMPANY CONDENSED FINANCIAL STATEMENTS (Continued)
CONDENSED STATEMENTS OF OPERATIONS
Years ended December 31, 2010, 2009 and 2008

	2010	2009	2008
	(In thousands)
Dividends from subsidiary	$—	$—	$906
Operating expenses	(21)	(23)	(40)

Income before income taxes and equity in undistributed income of subsidiary	(21)	(23)	866

Income tax benefit	7	8	13

Equity in undistributed (overdistributed) income of subsidiary	333	2,130	(6,104)

Net income (loss)	$319	$2,115	$(5,225)

CONDENSED STATEMENTS OF CASH FLOWS
Years ended December 31, 2010, 2009 and 2008

	2010	2009	2008
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$319	$2,115	$(5,225)
Equity in (undistributed) overdistributed net income of subsidiary	(333)	(2,130)	6,104
Change in dividends receivable	—	—	1,266
Change in other assets	(7)	—	13
Change in other liabilities	(2)	(3)	—

Net cash from operating activities	(23)	(18)	2,158

Cash flows from financing activities:
Dividends paid	—	—	(2,120)
Net shares purchased	(14)	—	—

Net cash from financing activities	(14)	—	(2,120)

Net change in cash and cash equivalents	(37)	(18)	38
Cash at beginning of year	52	70	32

Cash at end of year	$15	$52	$70

(Continued)

42.

CNB CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010, 2009 and 2008
NOTE 18 – QUARTERLY FINANCIAL DATA (UNAUDITED)

		Net
	Interest	Interest	Net	Earnings (Loss) Per Share
	Income	Income	Income (Loss)	Basic	Diluted
		(In thousands, except per share data)
2010
First quarter	$2,653	$2,066	$225	$0.19	$0.19
Second quarter	2,682	2,140	547	0.45	0.45
Third quarter	2,517	2,006	87	0.07	0.07
Fourth quarter	2,485	2,033	(540)	(0.45)	(0.45)

2009
First quarter	$3,207	$2,218	$322	$0.27	$0.27
Second quarter	3,151	2,219	805	0.66	0.66
Third quarter	2,918	2,050	(382)	(0.31)	(0.31)
Fourth quarter	2,892	2,181	1,370	1.12	1.12

43.

          REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors
Of CNB Corporation
Cheboygan, Michigan
We have audited the consolidated balance sheet of CNB Corporation as of December 31, 2010 and 2009, and the related consolidated statement of income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CNB Corporation as of December 31, 2010 and 2009, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

Plante & Moran, PLLC

Grand Rapids, Michigan
March 30, 2011

44.

CNB CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
December 31, 2010, 2009 and 2008
This discussion provides information about the consolidated financial condition and results of operations of CNB Corporation (the Company) and its wholly-owned subsidiary, Citizens National Bank of Cheboygan (the Bank). During 2008 the Bank owned a subsidiary, CNB Mortgage Corporation, collectively referred to as the Bank during those years. In November 2009, Citizens National Bank of Cheboygan and CNB Mortgage Corporation merged leaving Citizens National Bank of Cheboygan as the survivor. The consolidated financial statements for 2010 and 2009 include CNB Corporation and its wholly-owned subsidiary, Citizens National Bank of Cheboygan. This discussion should be read in conjunction with the consolidated financial statements beginning on page 2 and the related footnotes.
Financial Condition
As of December 31, 2010 total assets of the Company were $255.1 million which represents an increase of $5.6 million or 2.2% from December 31, 2009. The Company recognized a 13.1% decrease in the net loan portfolio. Deposits increased by 2.5% during 2010 while the Company’s equity increased marginally at $321,000 during 2010.
Cash and Cash Equivalents
The Company’s balances of cash and cash equivalents increased $5.3 million from 2009 to 2010. During the year, $3.8 million of cash was provided by operating activities, while $4.1 million was used in investing activities and $5.6 million was used in financing activities. The balances maintained in cash and cash equivalents vary based on daily fluctuations in loan and deposit balances. Sufficient cash is maintained on a daily basis to meet the anticipated liquidity needs of the Company for customer transactions and to clear checks drawn on other financial institutions. The amount of clearings can vary by as much as $3.0 million in one day, causing the Company’s cash position to vary.
Securities
The Company maintains securities portfolios that include obligations of federal agencies and government sponsored entities as well as securities issued by states and political subdivisions, auction rate money market preferred investments and preferred stocks. Security balances increased $19.2 million during 2010. Securities available for sale represent 87.6% of the portfolio. Currently, the Company primarily maintains a short-term securities portfolio. The Company will continue to monitor the rate environment and may extend the maturities of the investment portfolio in the future. It is management’s expectation that the Company will moderately increase the securities portfolio in 2011 as loan demand continues to be slow due to the current economic environment.

45.

CNB CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
December 31, 2010, 2009 and 2008
The chart below presents the change in each of the categories of the portfolio.

	2010	2009	2008
	(In thousands)
U.S. Government and agency	$11,788	$7,250	$6,760
Mortgage-backed	6,643	(370)	(609)
Tax exempt state and municipal	(463)	2,431	455
Taxable state and municipal	1,294	870	1,640
Corporate obligations	3	1,020	—
Auction rate securities	(10)	(3,793)	(9,207)
Preferred shares	—	46	—
Other securities	(9)	—	—

Total change in securities	$19,246	$7,454	$(961)

Securities investments as a total increased 33.9% over the prior year balance. Holdings in U.S. government and agencies increased due to additional volume in the securities portfolio. Due to the uncertainty of the auction rate securities market, the Company attempted to decrease its holdings in the auction rate securities investments at the beginning of 2008. Starting in early 2008, while the Company was attempting to liquidate its holdings in auction rate securities, the market for these types of investments ceased to exist. The collapse of this market had a profound impact on the value of these auction rate investments. Therefore, as of December 31, 2008 the entire portfolio of auction rate securities was deemed to be “other than temporarily impaired” as defined in FAS 115.
The Company maintains a short-term investment portfolio with maturities averaging less than two years. The Company will continue to monitor the rate environment and may extend the maturities of the investment portfolio in the future. The chart below presents the percentage composition of the portfolio as of December 31.

	2010	2009
U.S. Government and agency	50.11%	46.34%
Mortgage backed	20.92%	16.31%
Tax exempt state and municipal	19.27%	26.61%
Taxable state and municipal	5.68%	5.33%
Corporate obligations	1.35%	1.80%
Auction rate securities	1.30%	1.76%
Preferred shares	0.06%	0.08%
Other securities	1.31%	1.77%

	100.00%	100.00%

46.

CNB CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
December 31, 2010, 2009 and 2008
Securities available for sale are recorded at fair value and securities held to maturity are recorded at amortized cost. The net unrealized gain on securities available for sale at December 31, 2010 was $229,000, net of taxes. The unrealized gains and losses are temporary since they are a result of market changes rather than a reflection of credit quality. Management has no specific intent to sell these securities at the present time.
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
During 2011, management feels that there will be sufficient liquidity to increase the maturity of the investment portfolio.
Loans
Total loans decreased $19.5 million or 12.9% during 2010, with the primary decrease in residential real estate loans of $9.5 million or 12.3%. As a full service lender, the Company offers a variety of personal and commercial loans.
Home mortgages comprise a large portion of the loan portfolio. The Company generally retains the ownership of adjustable rate loans and short to medium-term fixed-rate loans and originates and sells long-term single family residential fixed-rate mortgage loans to the secondary market. This practice allows the Company to meet the housing credit needs of its service area while maintaining an appropriate interest rate sensitivity and liquidity position. The Company does not engage in subprime lending and does not have any loans that it would consider to be subprime mortgage loans. The Company originated $19.6 million in loans for sale in 2010 and $23.1 million in 2009 as compared to $5.9 million in 2008. For the most part, activity in 2010 included mainly refinances as borrowers took advantage of the continued low rate environment. Although the real estate market in our service area has declined, it has not been affected by the current economy as much as some areas in the state of Michigan. Management anticipates the volume of mortgage refinancing in 2011 will decrease comparable to 2010 as most borrowers have already taken advantage of the decreasing rate environment. In addition to mortgage loans, the Company makes loans for personal and business use, secured and unsecured, to customers in its service area. Overall total loan growth is not expected in 2011.
Current economic conditions warrant the bank adhering to conservative, strict credit underwriting standards. All loans are domestic. An annual review of loan concentrations at December 31, 2010 indicated the pattern of loans in the portfolio has not changed. There is no individual industry with more than a 10% concentration, except for all tourism-related businesses which, when combined, represent 13.9% of total loans.

47.

CNB CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
December 31, 2010, 2009 and 2008
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
The quality of the Company’s loan portfolio is indicative of the current economic conditions with non-performing loans at 5.48% of total loans at December 31, 2010 and 5.59% at December 31, 2009. Net loans charged off increased to 1.73% of total loans during 2010 compared to .57% in 2009. The allowance for loan losses decreased in 2010 due to increased charge-offs and a decreased level of nonperforming loans. The Company continues to identify loss potential for individual loans and groups of loans. A provision expense of $1.8 million was recorded in 2010 while $1.7 million was recorded during 2009 and $1.8 million in 2008 due to net charge-offs and responding to overall loan quality.
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

	2010	2009
	(Dollars in thousands)
Nonaccrual loans	$6,892	$8,095
Loans past due 90 days or more still on accrual	99	83
Troubled debt restructurings	233	260

Total nonperforming	$7,224	$8,438

Percent of total loans	5.48%	5.59%

48.

CNB CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
December 31, 2010, 2009 and 2008
Deposits
Deposits increased $5.6 million or 2.5% during 2010. The majority of the Company’s deposits are derived from core customers, as a result of long-term personal, business and public relationships. Deposit rates are monitored continually to assure that the Company pays a competitive rate. As the interest rate environment changes the Company will in turn change the rates it offers its customers.
As of December 31, 2010, the loan to deposit ratio was 57.0% compared to 67.3% at December 31, 2009. This ratio decreased due to a decrease in the Company’s loan portfolio in addition to an increase in deposits. Management’s emphasis is on a stable loan portfolio with a targeted loan to deposit ratio at a minimum of 65.0%. Any change in asset mix from securities to higher yielding loans provides an increase in the net interest margin.
As of December 31, 2010, long-term debt obligations consist of the Company’s time deposits which are presented in Note 7 to the consolidated financial statements.
Equity
Total equity for the Company at year end 2010 was $20.6 million compared to $20.3 million in 2009. There is no formal stock repurchase plan in effect at this time although; the Company occasionally repurchases stock at its discretion. During 2010 the Company repurchased 1,500 shares of common stock. During 2009 the Company did not repurchase any stock. Accumulated other comprehensive income decreased by $184,000 related to a decline in market value of the Company’s available for sale securities and increased by $200,000 related to the adjustment to reflect the impact of the change in the pension liability.
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

49.

CNB CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
December 31, 2010, 2009 and 2008
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
The Company’s most readily available sources of liquidity are interest bearing deposits with other financial institutions, federal funds sold, securities classified as available for sale and securities classified as held to maturity maturing within one year. These sources of liquidity are supplemented by new deposits and by loan payments received from customers. As of December 31, 2010, the Company held $18.6 million in interest bearing deposits with other financial institutions, no federal funds sold, $66.6 million in securities available for sale, and $1.1 million in held to maturity securities maturing within one year. These short-term assets represent 37.5% of total deposits as of December 31, 2010. Historically, the Company’s security portfolio has been short term in nature, with the average life of the portfolio consistently being less than two years. The Company serves a market which is highly tied to the tourist industry. Consequently, the Company experiences seasonal swings in liquidity. Deposit growth occurs during July, August, and September, and then may decline through the fall and winter months. The Company does not anticipate any significant change in its seasonal pattern. In addition to the above readily available sources of liquidity, the Company has an available borrowing capacity at the Federal Reserve Discount Window and Federal Home Loan Bank of Indianapolis. There were no advances outstanding on these borrowing capacities at December 31, 2010 or 2009.

50.

CNB CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
December 31, 2010, 2009 and 2008
Interest Rate Sensitivity
The following tables provide information about the Company’s financial instruments that are sensitive to changes in interest rates at December 31, 2010 and 2009. For loans receivable, securities, and liabilities with contractual maturities, the tables present principal cash flows and related weighted-average interest rates by contractual maturities. For core deposits (demand deposits, interest-bearing checking, savings, and money market deposits) that have no contractual maturity, the tables present principal balances and, as applicable, related weighted-average interest rates.
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

51.

CNB CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
December 31, 2010, 2009 and 2008
Market Risk Disclosure at December 31, 2010
(Dollars in thousands)

								Fair Value
	2011	2012	2013	2014	2015	Thereafter	Total	12/31/2010
Rate-sensitive assets
Variable interest rate loan	$9,352	$680	$313	$—	$—	$—	$10,345	$10,446
Average interest rate	2.90%	5.88%	6.15%	—%	—%	—%	3.19%
Fixed interest rate loans	18,264	9,732	19,131	11,144	11,627	51,497	121,395	122,586
Average interest rate	5.65%	6.98%	6.34%	6.46%	6.45%	6.01%	6.17%
Variable interest rate securities	—	—	—	—	—	636	636	636
Average interest rate	—%	—%	—%	—%	—%	2.28%	2.28%
Fixed interest rate securities	11,651	16,947	17,221	4,661	2,623	22,290	75,393	75,678
Average interest rate	2.00%	1.18%	2.00%	2.40%	2.84%	3.18%	2.21%
Rate-sensitive liabilities
Noninterest-bearing deposits	42,106	—	—	—	—	—	42,106	42,106
Average interest rate	—%	—%	—%	—%	—%	—%	—%
Fixed interest rate savings and interest-bearing deposits	112,129	—	—	—	—	—	112,129	112,289
Average interest rate	0.29%	—%	—%	—%	—%	—%	0.29%
Variable interest rate time deposits	718	483	—	—	—	—	1,201	1,203
Average interest rate	0.34%	0.34%	—%	—%	—%	—%	0.34%
Fixed interest rate time deposits	34,574	20,588	17,308	799	1,461	—	74,730	74,837
Average interest rate	1.67%	1.61%	2.23%	2.59%	2.36%	—%	1.80%
Market Risk Disclosure at December 31, 2009
(Dollars in thousands)

								Fair Value
	2010	2011	2012	2013	2014	Thereafter	Total	12/31/2009
Rate-sensitive assets
Variable interest rate loan	$11,852	$446	$726	$—	$—	$—	$13,024	$13,027
Average interest rate	4.00%	5.52%	5.91%	—%	—%	—%	4.16%
Fixed interest rate loans	22,371	16,936	10,614	15,893	12,478	59,891	138,183	138,212
Average interest rate	5.71%	5.57%	7.30%	6.54%	6.40%	6.06%	6.15%
Variable interest rate securities	710	—	—		—	753	1,463	1,463
Average interest rate	4.07%	—%	—	—%	—%	2.28%	3.15%
Fixed interest rate securities	17,470	15,729	5,020	3,316	1,749	12,036	55,320	55,855
Average interest rate	1.92%	2.32%	2.17%	4.69%	4.05%	3.60%	3.97%
Rate-sensitive liabilities
Noninterest-bearing deposits	40,016	—	—		—	—	40,016	40,016
Average interest rate	—%	—%	—%	—%	—%	—%	—%
Fixed interest rate savings and interest-bearing deposits	103,896	—	—		—	—	103,896	104,167
Average interest rate	0.43%	—%	—%	—%	—%	—%	0.91%
Variable interest rate time deposits	1,337	500	—		—	—	1,837	1,842
Average interest rate	0.22%	0.22%	—%	—%	—%	—%	0.22%
Fixed interest rate time deposits	48,685	20,445	3,267	5,801	611	—	78,809	79,014
Average interest rate	2.68%	1.97%	4.19%	4.66%	2.86%	—%	2.70%

52.

CNB CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
December 31, 2010, 2009 and 2008
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
Results of Operations
Net Income
Consolidated net income was $319,000 for 2010 and $2.1 million for 2009. Basic and diluted earnings per share for 2010 were $0.26 compared to $1.74 for 2009.
Consolidated net loss was $5.2 million for 2008. Basic and diluted loss per share for 2008 was $4.31.
Net Interest Income
Interest income is the total amount earned on interest bearing deposits at financial institutions, funds invested in federal funds sold, securities and loans. Interest expense is the amount of interest paid on interest-bearing checking, money market, savings and time deposits accounts. Net interest income is the difference between interest income and interest expense. The net margin is the net interest income as a percentage of average interest-earning assets. Interest spread is the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities. In 2010, net interest income decreased by $423,000 due to multiple factors including the change in the rates on interest-earning assets and the change in asset mix due to decreases in total loans and the increase in the lower yielding securities portfolio.
In 2009, net interest income decreased by $818,000, due to similar factors as noted above for 2010. Also contributing to the decreased net interest income during 2009 were asset quality factors including an increased level of nonaccrual loans over 2008. Offsetting these decreases in interest income in 2009 was decreases in rates paid on the Company’s deposit accounts due to the decreasing rate environment.

53.

CNB CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
December 31, 2010, 2009 and 2008
The following table presents the daily average consolidated balance sheets, revenue on average interest-earning assets on a tax-equivalent basis, expense on average interest-bearing liabilities and the annualized effective yield or rate. Interest on loans includes loan fees. For the periods ending:
Yield Analysis of Consolidated Average Assets and Liabilities
(Dollars in thousands)

	Year Ended			Year Ended			Year Ended
	December 31, 2010			December 31, 2009			December 31, 2008
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Int	Rate	Balance	Int	Rate	Balance	Int	Rate
Interest-earning assets:
Other interest- earning assets	$29,230	$244	0.83%	$18,342	$235	1.28%	$21,892	$423	1.93%
Total securities (1) (2)	59,770	1,724	2.88	55,889	2,133	3.82	50,480	2,545	5.04
Loans (2)	142,404	8,652	6.08	161,256	10,130	6.28	170,293	11,706	6.87

Total interest-earning assets	231,404	10,620	4.59%	235,487	12,498	5.31%	242,665	14,674	6.05%
Cash and due from banks	4,277			8,607			6,094
Premises and equipment, net	5,706			6,011			6,176
Allowance for loan losses	(2,058)			(2,466)			(1,720)
Other assets	12,672			9,840			8,785

Total	$252,001			$257,479			$262,000

Interest-bearing liabilities:
Interest-bearing demand deposits	$30,544	$75	0.25%	$29,924	$103	0.34%	$28,854	$389	1.35%
Savings deposits	78,943	333	0.42	76,012	435	0.57	71,981	1,012	1.41
Time deposits	75,976	1,679	2.21	88,437	2,952	3.34	93,234	3,455	3.71
Other interest-bearing liabilities	85	5	5.88	148	10	6.76	207	15	7.25

Total interest-bearing liabilities	185,548	2,092	1.13%	194,521	3,500	1.80%	194,276	4,871	2.51%

Noninterest-bearing deposits	41,820			38,939			39,264
Other liabilities	3,663			5,116			4,417
Shareholders’ equity	20,970			18,903			24,043

Total	$252,001			$257,479			$262,000

Net interest income		$8,528			$8,998			$9,803

Net interest spread (FTE)			3.46%			3.51%			3.54%

Net yield on interest- earning assets (FTE)			3.69%			3.82%			4.04%

Ratio of interest-earning assets to interest-bearning liabilities			1.25x			1.21x			1.25x

     Yield computed using the average amortized cost for securities available for sale.

(1)	Tax exempt income was converted to a fully taxable equivalent basis at a 34% tax rate. The tax equivalent rate for tax exempt loans and tax exempt securities acquired after January 1, 1983 included the TEFRA adjustment applicable to nondeductible interest expenses.

54.

CNB CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
December 31, 2010, 2009 and 2008
The table below presents the effect of volume and rate changes on net interest income on a pre-tax basis.

	2010 Compared to 2009			2009 Compared to 2008
	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)
Other interest-earning assets	$86	$(67)	$19	$55	$(243)	$(188)
Total Securities	131	(506)	(375)	178	(590)	(412)
Loans, net	(1,154)	(324)	(1,478)	(601)	(975)	(1,576)

Total interest-earning assets	(937)	(897)	(1,834)	(368)	(1,808)	(2,176)

Interest-bearing demand deposits	2	(30)	(28)	14	(300)	(286)
Savings deposits	16	(117)	(101)	54	(631)	(577)
Time deposits	(375)	(898)	(1,273)	(172)	(331)	(503)
Other interest-bearing liabilities	(5)	—	(5)	(5)	—	(5)

Total interest-bearing liabilities	(362)	(1,045)	(1,407)	(109)	(1,262)	(1,371)

Net change in net interest income (a)	$(575)	$148	$(427)	$(259)	$(546)	$(805)

(a)	The net change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.
Noninterest Income
Noninterest income includes fees and service charges on deposit accounts, loan servicing fees, gains on sales of loans and other income. Non interest income decreased during 2010 by $1.6 million. This decrease can be attributed for the most part to the gains on the sales of auction rate investment securities recorded during 2009 as previously in Note 2 of the financial statements. The decrease was offset by a gain recorded on the proceeds of a life insurance claim.
Noninterest income increased from 2008 to 2009 by $1.6 million primarily due to the securities gains on sales in 2009 as mentioned above. The increase in net realized gains from the sales of loans during 2009 added to the increased noninterest income. This increase was offset by a year over year decrease in the gains on sales of other real estate owned. The Company recorded $304,000 of gains on the sale of other real estate owned in 2008 while gains in 2009 were only $3,000.
Noninterest Expense
Noninterest expense decreased $204,000 during 2010 compared to 2009. Factors contributing to the difference are decreases in salaries and employee benefits, deferred compensation expenses, pension costs, occupancy expense and FDIC premiums. These decreases were offset by increases in hospitalization premiums, legal and professional expenses and ORE losses and

55.

CNB CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
December 31, 2010, 2009 and 2008
carrying costs. Salaries and employee benefits decreased $73,000 from 2010 to 2009. Legal and professional expenses increased $117,000 over the prior year. Legal expenses related to the CNB vs. Heber Fuger Wendin Inc. and Mark Williams continued in 2010. The Bank entered into a confidential settlement agreement dated as of August 1, 2010 on mutually acceptable terms, and this matter is now resolved. Elevated legal expenses related to foreclosures and nonperforming loans also continued into 2010.
Noninterest expense decreased $6.7 million during 2009 compared to 2008. Non interest expenses in 2008 included a write down on investment securities due to an other-than-temporary impairment. Results for 2009 included a securities write down of $37,000. This single difference between the two years is the primary reason for the change in total noninterest expense. Other contributing factors included an increase in FDIC Premiums from $149,000 in 2008 to $623,000 in 2009 and increases in other real estate owned losses and carrying costs in the amount of $134,000 compared to the prior year. These increases were offset by decreases in salaries and employee benefits including decreased expense for hospitalization. Salaries and benefits decreased $357,000 from 2008 to 2009 and the number of employee’s decreased from 84 at December 31, 2008 to 78 at December 31, 2009. The Company changed its hospitalization coverage in 2007. Although the company still funds 100% of the employee hospitalization premium, the Company changed to a high deductible plan in 2007. For the first two years of the new plan, one half of the deductible was funded by the Company to assist employees as they transitioned to the new type of coverage. The decreased hospital expense of $72,000 from 2008 to 2009 is due in most part to the fact that the Company did not fund any part of the hospitalization deductible in 2009 and due to the decreased number of employees as stated above.
Federal Income Taxes
The Company had an income tax benefit of $263,000, $236,000 and $518,000 for the years ended December 31, 2010, 2009 and 2008 respectively. The tax benefit for each year is due to an effective taxable loss rather than income before income taxes. Certain income transactions are considered exempt for income tax purposes therefore creating a tax benefit. Gains on life insurance proceeds of $187,000 in 2010 are considered tax exempt income. Income/(loss) before tax for 2009 and 2008 included securities gains and losses, respectively, which were not tax effected for income reporting purposes, thus dramatically effecting the effective tax rate for those years. Operating losses for 2008 included securities impairment write-downs of $7.1 million. Losses from securities impairments are considered capital losses and therefore require offsetting capital gains to recognize the tax effective benefit from the loss. As of December 31, 2008, the Company did not anticipate future capital gains to offset the capital losses and therefore did not record a tax benefit from the losses in 2008. During 2009 the Company recognized gains on the sale of the impaired securities. The capital gains recorded in 2009 from the securities sales offset the losses from the prior year. Since the Company did not record the tax benefit from the losses reported in 2008 the gains on the securities sales were not a taxable event and no income tax expense for the gains was recorded in 2009.
The net operating losses for income tax purposes can be carried back to generate tax refunds. The difference between the effective tax rate and the federal corporate tax rate of 34% is also due to tax-exempt interest earned on investments and loans and other tax-related items. The tax rates are shown in the table below:

	2010	2009	2008
Income/(loss) before tax (In thousands)	$56	$1,879	$(5,743)
Income tax expense/(benefit) (In thousands)	(263)	(236)	(518)
Effective tax rate	(469.6)%	(12.6)%	(9.0)%

56.

CNB CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
December 31, 2010, 2009 and 2008
Management assesses the need for a valuation allowance against the deferred tax assets periodically. The realization of deferred tax assets is largely dependent upon future taxable income, future reversals of existing taxable temporary differences and ability to carry-back losses to available tax years. In assessing the need for a valuation allowance, all positive and negative evidence was considered, including anticipated operating results, taxable income in carry-back years, scheduled reversals of deferred tax liabilities and tax planning strategies. In 2010, the conclusion that a valuation allowance was not required was based on a number of factors including the 2011 budget.
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
The Company believes that the allowance for loan losses and related provision expense are particularly susceptible to material change in the near term. Due to overall loan growth and a downturn in the national economy, a provision expense of $1.8 million was recorded during 2008. Due to additional asset quality concerns and continued downturn in the Michigan and national economy, a provision expense of $1.7 million was recorded in 2009. A provision expense of $1.8 million was recorded in 2010 due to continued asset quality issues. In future periods the allowance for loan losses may be impacted due to changes in the local economy, commercial loans asset quality and individual borrower situations. The Company believes its significant concentration in residential mortgage loans and the importance of the tourism industry to the local economy are particularly important factors that could have a significant impact on the allowance for loan losses and provision for loan losses. As of December 31, 2010, the Company held $58.0 million of commercial and commercial real estate loans, and the ability of our borrowers to repay such loans may be significantly impacted by the current economy or individual borrower conditions. Management continues to take steps to help preserve the asset quality of the loan portfolio; however, the allowance for loan losses and related provision expense could increase in future periods depending on changes in the factors discussed above.
Securities available for sale are carried at fair value, with unrealized holding gains and losses reported separately in accumulated other comprehensive income, net of tax. As a result of changes in the fair market value of the Company’s available for sale securities portfolio, total comprehensive income decreased by $183,000 for 2010 and increased by $196,000 and $118,000 for 2009 and 2008. Additionally, all investment securities are required to be written down to fair

57.

CNB CORPORATION
MANAGEMENT’S DISCUSSION AND ANALYSIS
December 31, 2010, 2009 and 2008
value when a decline in fair value is not temporary; therefore, future changes in the fair value of securities could have a significant impact on the Company’s operating results.
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

58.

CNB CORPORATION
OFFICERS AND STAFF
OFFICERS OF CNB CORPORATION
AND CITIZENS NATIONAL BANK

CNB	CITIZENS NATIONAL	ONAWAY
CORPORATION	BANK OFFICERS AND	LAURA L. SHACK
OFFICERS	COMMUNITY ADVISORS	BANKING OFFICER &
BRANCH MANAGER
VINCENT J. HILLESHEIM	VINCENT J. HILLESHEIM
CHAIRMAN	CHAIRMAN
SUSAN A. ENO	SUSAN A. ENO
PRESIDENT & CHIEF	PRESIDENT & CHIEF	INDIAN RIVER
EXECUTIVE OFFICER	EXECUTIVE OFFICER
DOUGLAS W. DAMM	DOUGLAS W. DAMM	MATTHEW J. KAVANAUGH
SENIOR VICE PRESIDENT	EXECUTIVE VICE PRESIDENT	ASSISTANT VICE PRESIDENT
SHANNA L. HANLEY	SHANNA L. HANLEY	& BRANCH MANAGER
TREASURER	SENIOR VICE PRESIDENT &
REBECCA L. TOMASKI	CHIEF FINANCIAL OFFICER
SECRETARY	MARIAN L. HARRISON
	SENIOR VICE PRESIDENT,	MACKINAW CITY
COMMERCIAL LOANS
	STEPHEN J. CRUSOE	SUSAN M. BRANDT
	VICE PRESIDENT,	BANKING OFFICER &
	MORTGAGE LOANS	BRANCH MANAGER
CYRIL S. DRIER
VICE PRESIDENT,
COMMERCIAL LOANS
	VICTORIA J. HAND	PELLSTON
VICE PRESIDENT & CASHIER
	SUSAN L. CASWELL	LORA L. CLOUSER
	ASSISTANT VICE PRESIDENT	BANKING OFFICER &
	SALLY J. LACROSS	BRANCH MANAGER
ASSISTANT VICE PRESIDENT
NANCY K. LINDSAY
ASSISTANT VICE PRESIDENT,
	MARKETING	ALANSON
RANDY J. MALTBY
	TECHNOLOGY OFFICER	LORA L. CLOUSER
	SUSAN J. CLEARY	BANKING OFFICER &
	LOAN OFFICER	BRANCH MANAGER
MICHELLE J. OSTWALD
LOAN OFFICER
NICOLE M. DRAKE
BANKING OFFICER-
COMMERCIAL LOANS
DARREN M. SELDEN
BANKING OFFICER-
COLLECTIONS
FLORENCE CASWELL
ASSISTANT LOAN
OPERATIONS OFFICER
NANCY A. STEMPKY
MANAGER OF INTERNAL
AUDIT
GINA L. EUSTICE
CREDIT MANAGER

59.

CNB CORPORATION
OFFICERS AND STAFF

STAFF OF CITIZENS NATIONAL BANK

MAIN OFFICE	DOWNTOWN	MACKINAW CITY	INDIAN RIVER
DRIVE-IN
Taryn Bednarz	CHEBOYGAN	Deborah L. Closs	Cheri Diot
Cheryl Blaskowski		Jennifer M. LaHaie	Kelly Saker
Kurt Blaskowski	Carla Jankoviak		Julie Davis
Maghan J. Brooks			Michelle Miller
Kevin Chapman		PELLSTON
Patricia K. Comps
Arlene Daniel	SOUTH BRANCH	Sheri L. Kindell
Trisha M. Dobias	CHEBOYGAN	Cathy Ward	ALANSON
Katherine H. Eldridge
Amy S. Gauden	Karen Barrette		V’Lyndi Fisher
Mary E. Greenwood	Susan D. Bliss	ONAWAY	Jill Hoffman
Debra Grice	Sharon Coppernoll		Amanda Nicholson
Tonya Hiller	Diane S. Mushlock	Pamela A. Kolasa
Deanna Hudson		Sara L. LaLonde
Kathy Johnson		Lynn D. Porter
Sherri Kosan		Kathleen T. Robbins
Susan Leonardi		Kathleen S. Wilson
Betty J. Lewis
Loretta Merchant
Colin Murphy
Adam Newman
Penny L. Reynolds
Ronald D. Rose
Carolyn A. Scheele
Lee Sheets
David Shotwell
Sally A. Spray
M. Teresa Sullivan
Kathy S. Swackhamer
Lori Thornton
David Tomaski
Rebecca Tomaski
Joel VanSlembrouck
Wendelin K. Whippo
Sherry M. Wichlacz

60.

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
Vice President & Secretary
Albert Ellenberger Lumber Company
KATHLEEN A. LIEDER
Retired, Partner, Bodman LLP
Co-Owner, Log Mark Bookstore
R. JEFFERY SWADLING
Vice President, Ken’s Village Market
FRANCIS J. VANANTWERP, JR.
Vice President Durocher Marine Division
Kokosing Construction Company, Inc.
DIRECTORS EMERITI
LYLE MCKINLEY
THOMAS A. ELLENBERGER
JOHN P. WARD

61.

CNB CORPORATION COMMON STOCK
CNB Corporation common stock is listed on the Over the Counter Bulletin Board and is traded under the symbol “CNBZ”. The Company had 987 shareholders as of December 31, 2010.
SHAREHOLDER RELATIONS AND FORM 10-K AVAILABLE
Shareholders may obtain, without charge, a copy of Form 10-K or the 2010 Annual Report by writing
Shareholder Relations
CNB Corporation
303 N. Main St. P.O. Box 10,
Cheboygan, Michigan 49721.
The reports can also be downloaded from www.cnbismybank.com. Click on the shareholder relations link.
WEBSITE INFORMATION
The most current news releases and CNB Corporation financial reports and product information are available at our website, www.cnbismybank.com
ANNUAL MEETING
The Annual Meeting of Shareholders will be held on Tuesday, May 17, 2011 at the Knights of Columbus Hall, 9840 N. Straits Highway, Cheboygan, Michigan, 49721 at 7:00 p.m.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
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
The following table presents the high and low selling prices of known transactions in common stock of the Company for each quarter of 2010 and 2009.

	2010			2009
			Cash			Cash
	Market Price		Dividends	Market Price		Dividends
Quarter	High	Low	Declared	High	Low	Declared
1st	$10.25	$8.00	$—	$20.00	$8.05	$—
2nd	10.50	8.80	—	12.50	8.05	—
3rd	11.00	9.00	—	11.00	6.38	—
4th	10.00	10.00	—	10.50	9.70	—

62.